As filed with the Securities and Exchange Commission on August 16, 2010
Registration No. 333-166671

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIBERTY MUTUAL AGENCY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	6331	51-0290450
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Liberty Mutual Agency Corporation
10 St. James Avenue
Boston, Massachusetts 02116
Telephone: (617) 654-3600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Michael J. Fallon
Chief Financial Officer
Liberty Mutual Agency Corporation
10 St. James Avenue
Boston, Massachusetts 02116
Telephone: (617) 654-3600
(Name, address, including zip code and telephone number, including area code, of agent for service)

COPIES TO:

Susan J. Sutherland, Esq. Robert J. Sullivan, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000 (212) 735-2000 (facsimile)	Richard P. Quinlan, Esq. Senior Vice President & Deputy General Counsel Liberty Mutual Group 175 Berkeley Street Boston, Massachusetts 02116 (617) 357-9500 (617) 574-5830 (facsimile)	Richard J. Sandler, Esq. Ethan T. James, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000 (212) 701-5800 (facsimile)

Approximate date of commencement of proposed sale to public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 16, 2010

PRELIMINARY PROSPECTUS
           Shares

Class A Common Stock
$      per share

This is the initial public offering of           shares of Class A common stock of Liberty Mutual Agency Corporation. We currently expect the initial public offering price to be between $      and $      per share of Class A common stock.

We have two classes of authorized common stock, Class A common stock, shares of which are offered hereby, and Class B common stock, all shares of which are owned by an indirect subsidiary of Liberty Mutual Holding Company Inc. Holders of Class A common stock will be entitled to one vote per share while holders of our Class B common stock will generally be entitled to ten votes per share. Other primary differences between the rights of holders of Class B common stock and our Class A common stock relate to the election and removal of directors, conversion of shares of Class B common stock into shares of Class A common stock, and certain actions that require the consent of holders of Class B common stock as described in this prospectus. Holders of our Class A common stock and our Class B common stock have identical rights with regard to any dividends that may be declared by our board of directors and the liquidation, dissolution or winding up of Liberty Mutual Agency Corporation. Following completion of this offering, Liberty Mutual will beneficially hold all of our outstanding Class B common stock and none of our Class A common stock, representing     % of the combined voting power of our outstanding common stock and     % of our total equity ownership.

Prior to this offering, there was no public market for our Class A common stock. We have applied to have our Class A common stock listed on the NASDAQ Global Select Market under the symbol “LMAC.”

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities or insurance commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Net proceeds to us (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to an additional           shares of our Class A common stock to cover over-allotments.

The underwriters expect to deliver the shares to purchasers on or about          , 2010 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Citi	BofA Merrill Lynch

Joint Lead Managers

J.P. Morgan	Mitsubishi UFJ Securities	Wells Fargo Securities

Co-Managers

Barclays Capital	Deutsche Bank Securities	HSBC	Morgan Stanley

BNP PARIBAS	BNY Mellon Capital Markets, LLC	Dowling & Partners Securities LLC	Keefe, Bruyette & Woods	Lloyds TSB Corporate Markets

Macquarie Capital	Piper Jaffray	Ramirez & Co., Inc.	RBS	Sandler O’Neill + Partners, L.P.	The Williams Capital Group, L.P.

The date of this prospectus is          , 2010

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of Liberty Mutual Agency Corporation, any of its affiliates or the underwriters is making an offer to sell these securities in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

The states in which our insurance subsidiaries are domiciled have laws that require regulatory approval for the acquisition of “control” of insurance companies. Under these laws, there exists a presumption of “control” when an acquiring party acquires 10% or more of the voting securities of an insurance company or of a company that controls an insurance company. Therefore, any person acquiring 10% or more of voting control over our common stock would need prior approval of the state insurance regulators of these states, or a determination from such regulators that “control” has not been acquired.

In this prospectus, unless the context requires otherwise: (a) references to the “Company” or “our company,” “we,” “us” or “our” refer to Liberty Mutual Agency Corporation, a Delaware corporation, and its consolidated subsidiaries; (b) references to “Liberty Mutual Group” refer to Liberty Mutual Holding Company Inc., a Massachusetts mutual insurance holding company, and its consolidated operations; (c) references to “Liberty Mutual” refer to Liberty Mutual Holding Company Inc. and its consolidated operations, other than the Company; (d) references to “Safeco” refer to Safeco Corporation, previously a publicly-traded insurance holding company, and its subsidiaries, which we acquired on September 22, 2008; (e) references to “Ohio Casualty” refer to Ohio Casualty Corporation, previously a publicly-traded insurance holding company, and its subsidiaries, which we acquired on August 24, 2007; and (f) references to our “insurance subsidiaries” refer to insurance entities directly or indirectly controlled by us.

i

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you need to consider in making an investment decision. You should read this entire prospectus carefully, including the information under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” and our historical consolidated and pro forma financial statements and the related notes thereto included elsewhere in this prospectus.

Our Company

We are the second largest writer of property and casualty insurance distributed through independent agencies in the United States, and the tenth largest writer of all property and casualty insurance in the United States, in each case based on 2009 net written premiums according to data from A.M. Best Company, Inc., which we refer to in this prospectus as “A.M. Best.” We offer a balanced mix of commercial and personal property and casualty insurance coverage to small and mid-size businesses and individuals throughout the United States. We also provide contract and commercial surety bonds on a national basis. We combine a national infrastructure with a regional focus, which enables us to develop and maintain strong relationships with independent agencies and policyholders. In 2009, we produced $10.1 billion of net written premiums through approximately 12,000 independent agencies. These premiums include $4.6 billion and $4.7 billion generated by our Commercial and Personal segments, respectively.

We are currently part of Liberty Mutual Group, the fifth largest property and casualty insurer in the United States, based on 2009 net written premiums, according to A.M. Best data. We have grown significantly both organically and through acquisitions, including the acquisition of Safeco in September 2008 and Ohio Casualty in August 2007. Safeco wrote $5.6 billion of net written premiums in 2007, and Ohio Casualty wrote $1.4 billion of net written premiums in 2006.

After giving pro forma effect to this offering and the transactions for which we have made pro forma adjustments as described under “Pro Forma Consolidated Financial Statements,” we would have had $      billion of total assets and $      billion of stockholders’ equity as of June 30, 2010, $      billion and $      billion of revenues and $      million and $      million of net income for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively. We have entered, or intend to enter, into several agreements with Liberty Mutual prior to or substantially concurrently with the consummation of this offering, including an aggregate stop loss reinsurance agreement entered into on June 30, 2010 providing for indemnification by Liberty Mutual of up to $500 million of any adverse development that occurs subsequent to June 30, 2010 related to our run-off reserves in our Corporate and Other segment.

Segments

We provide property and casualty insurance products through our three operating segments: Commercial, Personal and Surety. Each operating segment is led by an experienced management team with a high degree of autonomy to make decisions on key operating matters within established parameters. We believe this decentralized operating philosophy combined with our regional focus allows us to more effectively reach and serve our agents and policyholders. Our national infrastructure creates economies of scale and provides our regional operations with centralized functions, including pricing and underwriting tools, product development and claims management. We believe our regional focus results in better agency and policyholder relationships and, when combined with our national infrastructure, produces superior product design, service, underwriting and claims processing. The managers of our operating segments are eligible to receive incentive-based compensation based on the operating performance of their segments and the overall performance of our company, thereby encouraging cooperation across the entire organization.

The following is a description of our three operating segments:

•	Commercial: We are the fifth largest writer of commercial lines property and casualty insurance distributed through independent agencies in the United States, based on 2009 net written premiums, according to A.M. Best data. We offer insurance coverage for commercial multiple peril, commercial automobile, workers compensation, general liability and other commercial risks to small and mid-size businesses (generally fewer than 150 employees and annual insurance premiums under $150,000). Approximately 95% of our commercial lines accounts have annual premiums of less than $15,000. We have minimal exposure to the highly competitive commercial insurance market segment consisting of accounts with annual insurance premiums in excess of $150,000. Our Commercial segment markets products through eight regional operating units, each with a distinct brand, except for excess casualty products, which are marketed under a national brand. Our Commercial segment generated $4.6 billion, or 45%, of our total net written premiums in 2009.

•	Personal: We are the third largest writer of personal lines property and casualty insurance distributed through independent agencies in the United States, based on 2009 net written premiums, according to A.M. Best data. Using the Safeco Insurance brand, we offer insurance coverage to individuals on a national basis for private passenger automobile, homeowners and other personal property and liability risks. We market our personal lines products through eight regions covering geographic territories that are identical to those of our Commercial segment. Our Personal segment generated $4.7 billion, or 46%, of our total net written premiums in 2009.

•	Surety: We are the second largest writer of surety business in the United States, based on 2009 net written premiums, according to A.M. Best data. We utilize the Liberty Mutual Surety brand for large national accounts and the Liberty SuretyFirst brand for regional and individual accounts. Our Surety segment generated $707 million, or 7%, of our total net written premiums in 2009.

In addition to our three operating segments, we also have a fourth segment, Corporate and Other, which reflects the results of external reinsurance, inter-segment reinsurance arrangements, run-off operations, net realized investment gains (losses), unallocated investment income, and interest and other expenses. Our Corporate and Other segment generated $167 million, or 2%, of our total net written premiums in 2009.

We market our products using a co-branding strategy under which each of our operating segment brands is identified as a member of the Liberty Mutual Group. As part of this co-branding strategy, under a trademark license agreement with Liberty Mutual, we have the right to use certain marks containing the words “Liberty Mutual” and the Statue of Liberty design. We believe this co-branding approach leverages the national awareness of the Liberty Mutual brand, while differentiating our products within our target markets.

Distribution

Property and casualty insurance companies generally market their products through one of three distribution systems: independent agents and brokers, exclusive agents or direct to the policyholder. Independent insurance agencies accounted for approximately 50% of property and casualty net written premiums in the United States in 2008, according to A.M. Best. According to the 2008 Future One Agency Universe Study by the Independent Insurance Agents and Brokers of America, Inc., which we refer to in this prospectus as “IIABA,” there were approximately 37,500 independent insurance agencies in the United States in 2008.

We distribute substantially all of our insurance products and services through approximately 12,000 independent agencies. These independent agencies are located in approximately 23,000 offices across all 50 states. We believe that our focus on independent agencies eliminates potential channel conflict and enables us to capture a broad base of profitable policyholder relationships over the long-term. To protect the integrity of our franchise we are selective in appointing our agencies. In selecting new independent agencies to distribute our products, we consider each agency’s profitability, financial stability, staff experience and strategic fit with our operating and marketing plans. No single agency produced more than approximately 1.5% of our net written premiums in 2009.

We seek to develop strong partnerships with independent agencies by being a critical part of their success and profitability. We achieve this by, among other things, providing competitive products to meet the needs of agencies and policyholders, displaying a strong service orientation, delivering technology solutions that enable ease of doing business, utilizing profit sharing arrangements that reward agents for profitable underwriting growth and providing consistency in the marketplace. In turn, agencies endeavor to grow profitably with us by distributing our products to those customers who best meet our underwriting criteria. We have established agency advisory councils to solicit input from our agencies on, among other topics, product design and policyholder issues. At December 31, 2009, we believe we ranked as one of the top three carriers in terms of premiums in approximately 50% of our commercial lines agencies and in approximately 30% of our personal lines agencies. We believe this degree of penetration in an agency enables our company to have the best opportunities to write the highest quality business. According to the 2008 Future One Agency Universe Study by the IIABA, the top three insurers represented by an independent agency accounted for approximately 90% of the total premiums produced by that agency in 2008.

Competitive Strengths

We believe the following are our key competitive strengths:

•	Strong Agency Relationships Resulting in High Quality Business: As many of our insurance subsidiaries have been in business for over 80 years, we have a deep understanding of our agents’ and policyholders’ needs. Our local reach through our 111 offices in the United States provides our agents with direct access to our regional executives and enables us to work closely with those agents by providing planning, support and training services. Our franchise has been built over many years through these relationships, particularly with our top performing agents. Given our deep and long-standing agency relationships, we believe we have the opportunity to write the highest quality business and the value of our franchise cannot be easily or quickly replicated.

•	Localized Knowledge from Multiple Regional Operations with a Highly Efficient National Infrastructure: We are able to combine the high quality service and responsiveness of a regional carrier with the sophisticated underwriting, product development, claims management capability and capital base of a national carrier. This unique combination enables us to develop and maintain deep, long-lasting relationships with independent agencies and policyholders.

•	Well-Diversified and Balanced Business Mix: Our business is highly diversified and balanced by product, geographic region, agency relationship and customer account. Our Commercial and Personal segments contributed approximately 45% and 46%, respectively, of our 2009 net written premiums. We believe that this diversification enables us to effectively manage through property and casualty pricing cycles and reduces the capital and earnings impact of any single catastrophic event.

•	Sophisticated Pricing, Underwriting and Risk Management: Our pricing, underwriting and risk management strategy emphasizes profitable growth and optimization of our risk-adjusted returns in each of our operating segments, product lines and product offerings. We use proprietary models in conjunction with rigorous analytical review to make pricing and underwriting decisions and to manage risk exposures across geographies, product lines, product offerings and customer segments. Our objective is to achieve (i) underwriting profitability, (ii) disciplined, opportunistic growth and (iii) attractive risk-adjusted returns.

•	Superior Financial Strength: Our capitalization and financial strength create a competitive advantage in retaining and attracting new business. After giving pro forma effect to this offering and the transactions for which we have made pro forma adjustments as described under “Pro Forma Consolidated Financial Statements,” at June 30, 2010 we would have had total assets and stockholders’ equity of $ billion and $ billion, respectively. Furthermore, we believe our reserve position is strong and is bolstered by an aggregate stop loss reinsurance agreement, which we refer to in this prospectus as the “Run-Off Reinsurance Agreement,” between us and Liberty Mutual, which provides for indemnification by Liberty Mutual of up to $500 million of any adverse development that occurs subsequent to June 30, 2010 related to our run-off reserves in our Corporate and Other segment. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Run-Off Reinsurance Agreement.” We believe our strong balance sheet and the Run-Off Reinsurance Agreement will afford us continued future financial flexibility, enabling us to write more desirable business.

•	Disciplined Acquisition Strategy and Proven Integration Experience: We have proven experience in acquiring and successfully integrating property and casualty businesses, including Safeco and Ohio Casualty. We are a disciplined acquirer and have a demonstrated ability to realize significant transaction synergies and accelerate earnings growth.

•	Experienced Management Team with a Successful Track Record: We have a talented and experienced management team led by our Chief Executive Officer and President, Gary Gregg, who has 21 years of service in the property and casualty insurance industry. Our senior management team has worked in the property and casualty insurance industry for an average of 27 years and has an extensive track record of profitably underwriting, growing and acquiring commercial and personal lines businesses.

Strategies

We intend to manage our business by pursuing the following strategies:

•	Pursue Profitable Growth While Maintaining Pricing and Underwriting Discipline: We expect to grow each of our businesses and achieve attractive risk-adjusted returns, while maintaining our underwriting discipline, well-diversified business mix and broad geographic presence. We believe that the key to success across our businesses lies in our disciplined pricing and underwriting and a culture that focuses on management accountability for the profitability of their respective businesses. We historically have been, and will continue to be, a highly disciplined growth organization.

•	Attract High Quality Independent Agencies and Strengthen Existing Relationships: A critical competitive advantage in the property and casualty insurance industry is a loyal, high quality and well managed distribution network that matches the insurer’s products and services with the needs of its policyholders. We believe that our strong agency relationships are the key to success across all of our businesses. It is our objective to be one of the top three insurers within the agencies that distribute our products. We intend to continue strengthening our relationships and building our franchise with top performing agents by providing them with planning, support, training and competitive compensation that supports profitable growth. We also intend to grow our business with our agents by increasing cross-selling efforts, providing comprehensive risk management and insurance solutions for the policyholders served by those agents and delivering a broad array of innovative products and services.

•	Focus on Small and Mid-Size Commercial Segment and Personal Lines Customers with Multi-Faceted Insurance Needs: We seek to leverage our strong independent agency network by targeting small and mid-size commercial accounts and individuals with multi-faceted insurance needs. We believe that many customers prefer to purchase insurance products from trusted independent agents with a presence in their communities. Our unique combination of local expertise and decision-making authority, coupled with the strength of our national platform and strong brands, positions us well to offer agencies the products and services that address policyholders’ needs at competitive prices. We believe this focus provides us with relatively consistent and predictable risk-adjusted returns and enables us to selectively pursue business with favorable underwriting characteristics.

•	Leverage Scale, Technical Expertise and State-of-the-Art Underwriting Platforms to Provide Competitive Insurance Products and High Quality Services: We are the third largest writer of personal lines and the fifth largest writer of commercial lines property and casualty insurance distributed through independent agencies in the United States, and the second largest writer of surety business in the United States, in each case based on 2009 net written premiums. We intend to continue to build on our scale and technical expertise to provide competitive insurance products and high quality services. As a result of our two most recent acquisitions, we are in the process of unifying our existing underwriting platforms in both our Commercial and Personal segments. The implementation of our unified underwriting platforms will allow us to retire our other underwriting platforms and, once fully implemented, we believe it will result in a decrease in our expense ratio. Our organization has the resources and financial flexibility to continue to devote significant efforts toward technology-based innovations and scale-based efficiencies, both of which are key factors for furthering our competitive advantage in the marketplace.

•	Capitalize on Fragmentation in the Property and Casualty Insurance Market: We believe we are well positioned to capitalize on the fragmentation in the property and casualty insurance market by capturing market share. Based on A.M. Best data, in commercial lines, we believe approximately $72 billion, or 60%, of the industry’s total 2009 net written premiums were written by approximately 520 insurers, excluding the top ten insurers, while the top ten insurers wrote the remaining approximately $49 billion, or 40%. In personal lines, we believe approximately $29 billion, or 46%, of the industry’s total 2009 net written premiums were written by approximately 400 insurers, excluding the top ten insurers, while the top ten insurers wrote the remaining approximately $34 billion, or 54%. We believe our national infrastructure will provide us with a competitive advantage over regional carriers in capturing market share, while our regional focus will provide us with a competitive advantage over larger national carriers.

•	Maintain a Strong Balance Sheet: We focus on maintaining levels of capital adequacy, liquidity and leverage that allow us to pursue attractive growth opportunities. We are committed to disciplined underwriting, earnings growth, effective investment management and capital generation to maintain our claims-paying ratings.

•	Pursue Accretive Strategic Acquisitions: We have successfully acquired and integrated businesses to accelerate the growth of our company. We intend to continue our strategy of pursuing economically attractive business combinations and acquisitions. Our market presence and strong balance sheet and cash flow, together with management’s demonstrated acquisition integration experience, create an effective platform for our continued growth through strategic acquisitions. We will selectively pursue accretive strategic acquisitions with a focus on maximizing value for our stockholders.

Claims-Paying Ratings

Our insurance subsidiaries have the following claims-paying ratings: “A−” with a stable outlook from Standard & Poor’s Rating Service (“S&P”) (“Strong”, the seventh highest of 21 ratings), “A” with a negative outlook from A.M. Best (“Excellent”, the third highest of 15 ratings), and “A2” with a negative outlook from Moody’s Investor Service Inc. (“Moody’s”) (“Good”, the sixth highest of 21 ratings). On April 23, 2008, following the announcement of the agreement to acquire Safeco, S&P and Moody’s each revised its outlook of Liberty Mutual Group and its subsidiaries to negative. On September 25, 2008, following the close of the Safeco acquisition, S&P downgraded the claims-paying ratings of the insurance companies that constitute the Liberty Mutual Insurance Group to “A−” from “A,” and returned its outlook to stable. S&P cited diminished financial flexibility, below-rating-level earnings, and an aggressive pricing and growth strategy as reasons for the downgrade. On March 9, 2009, Moody’s affirmed the claims-paying ratings of Liberty Mutual and its subsidiaries and maintained a negative outlook. Moody’s cited strain on financial flexibility and capital adequacy measures as rationale for the continuation of the negative outlook. On April 9, 2009, A.M. Best affirmed the claims-paying ratings of the Liberty Mutual Insurance Companies and revised its claims-paying ratings outlook to negative from stable. Subsequently, on June 11, 2010, A.M. Best reaffirmed its ratings and maintained a negative outlook, citing as rationale modest deterioration in operating results and a modest level of capitalization. All of our and Liberty Mutual’s rated insurance subsidiaries share the same claims-paying ratings. Financial strength ratings, which we refer to in this prospectus as “claims-paying ratings,” are used by policyholders and independent agents as an important means of assessing the suitability of insurers as business counterparties and have become an increasingly important factor in establishing the competitive position of insurance companies. These claims-paying ratings do not refer to our ability to meet non-insurance obligations, and are not a recommendation to purchase or discontinue any policy issued by us or to buy, hold or sell our securities.

Transactions with Liberty Mutual

We have effected several significant transactions through June 30, 2010 and intend to effect several additional significant transactions prior to consummation of this offering. These transactions, which we collectively refer to in this prospectus as the “Transactions,” involve several significant dividends to Liberty Mutual in the form of debt, a portion of which will be repaid through the transfer of cash and investments prior to or immediately following the consummation of this offering. The consummation of the Transactions and this offering will result in a capital structure, comprised of equity and debt, that we believe is consistent with our insurance subsidiaries’ mix of business, risk of tolerance and desired financial flexibility. As a result of the Transactions, we will have higher levels of debt and interest expense and lower levels of stockholders’ equity and investment income in future periods.

We also have entered, or intend to enter, into several agreements with Liberty Mutual prior to or substantially concurrently with the consummation of this offering, including the following:

•	Run-Off Reinsurance Agreement. On June 30, 2010, we entered into the Run-Off Reinsurance Agreement with Liberty Mutual. We paid Liberty Mutual a one-time payment of $125 million in July 2010 and Liberty Mutual will indemnify us for up to $500 million of any adverse development that occurs subsequent to June 30, 2010 related to our run-off reserves in our Corporate and Other segment.

•	Services Agreement. Liberty Mutual currently provides all of our employees and executives to us under various services agreements. Liberty Mutual will provide interim services to us prior to the transfer to us of the employees and executives dedicated to our business, which is expected to occur on January 1, 2011. In addition, Liberty Mutual will continue to provide important administrative services to us under these agreements and will administer a portion of our run-off liabilities following the offering.

•	Intercompany Agreement. We will enter into an agreement with Liberty Mutual which will provide for, among other things, mutual indemnification of obligations relating to the business and operations of the other party, information rights, restrictive covenants that will prohibit actions by us without Liberty Mutual’s consent, equity purchase rights, rights to participate in share repurchases, rights of first offer on property and casualty coverage, intellectual property licenses and other matters governing our ongoing relationship with Liberty Mutual.

For additional information about the Transactions and our ongoing agreements with Liberty Mutual, see “Certain Relationships and Related Party Transactions — The Transactions,” “Pro Forma Consolidated Financial Statements” and “Risk Factors — Risks Relating to Our Relationship with Liberty Mutual.”

Ownership by Liberty Mutual

Liberty Mutual Agency Corporation, the issuer of the Class A common stock offered hereby, is currently an indirect, wholly-owned subsidiary of Liberty Mutual Holding Company Inc., a non-public mutual insurance holding company. The initial public offering of our Class A common stock represents an opportunity for Liberty Mutual to enhance its overall financial flexibility by enabling one of its significant business units to access the equity capital markets. Following this offering, Liberty Mutual will indirectly own all of our outstanding Class B common stock, representing      % of the combined voting power of our outstanding common stock and      % of our total equity ownership. Liberty Mutual will not own any of our outstanding Class A common stock. We intend to sell no more than a 20% equity interest in our company in this offering. Liberty Mutual has advised us that it expects to maintain a controlling interest in our company going forward. See “Description of Capital Stock,” “Ownership of Common Stock” and “Risk Factors — Risks Relating to Our Relationship with Liberty Mutual.” The following diagram shows the organizational relationship between

Liberty Mutual and Liberty Mutual Agency Corporation and the economic ownership structure of the Company immediately following the offering:

There is minimal overlap between our business and the other business units of Liberty Mutual. Our Commercial segment predominantly targets small and mid-size commercial customers, while Liberty Mutual’s commercial lines business unit targets larger commercial customers. Our Personal segment distributes only through independent agencies, while Liberty Mutual’s personal lines business unit utilizes entirely different distribution channels. Liberty Mutual does not participate in the surety segment of the United States property and casualty insurance market. Finally, we do not conduct business outside the United States, while Liberty Mutual distributes its products globally.

Risk Factors

Investing in shares of our Class A common stock involves substantial risk. The maintenance of our competitive strengths, the execution of our strategies and our future results of operations and financial condition are subject to a number of risks and uncertainties. The factors that could adversely affect our results of operations, financial condition and liquidity, as well as the successful execution of our strategies, are discussed more fully in the section entitled “Risk Factors” following this prospectus summary. These risks include:

Risks relating to our business, such as:

•	Unpredictable Catastrophic Events. Our insurance operations expose us to claims arising out of unpredictable natural and other catastrophic events, including man-made disasters such as acts of terrorism. Catastrophe losses could have a material adverse effect on our results of operations and may materially harm our financial condition, which could in turn adversely affect our claims-paying ratings and could impair our ability to raise capital.

•	Uncertainty in Estimating Reserves. Our reserves for unpaid claims and claim adjustment expenses are established based on estimates leveraging actuarial methodologies and assumptions and the knowledge and judgments of our management. Establishing an appropriate level of reserves is an inherently uncertain process. Our estimates regarding liabilities for unpaid claims and claim adjustment expenses, including our liabilities for asbestos and environmental exposures, which we refer to in this prospectus as “A&E,” and for other run-off liabilities may prove to be materially deficient and our reserves at any given time could prove inadequate.

•	Disruptions to our Agency Relationships. Our products are marketed solely through independent agencies, which also sell our competitors’ products. A number of factors, including aggressive pricing and compensation structures by our competitors, could negatively affect our ability to maintain a strong network of independent agencies, which in turn could have a material adverse effect on our future business volume and results of operations.

•	Potential Inability to Alleviate Risk Through Reinsurance Arrangements. We attempt to limit our risk of loss through reinsurance arrangements. Our existing reinsurance arrangements may be inadequate to cover our liabilities. In addition, we remain liable to our policyholders if a reinsurer is unable or unwilling to pay amounts owed to us. Our potential inability to mitigate risk through reinsurance arrangements could have a material adverse effect on our results of operations, financial condition or liquidity.

•	Potential Losses in our Investment Portfolio. Returns on our investment portfolio are an important part of our overall profitability. A major economic downturn could cause the value of state and municipal bonds, which constitute a substantial portion of our investment portfolio, to decline. In addition, during or following an economic downturn or period of financial market disruption, our investment portfolio could be subject to higher risk. A decrease in the value of our investment portfolio, a reduction in our investment income or the incurrence of realized investment losses could have a material adverse effect on our results of operations, financial condition or liquidity.

•	Potential for Downgrades of Claims-Paying Ratings. Claims-paying ratings are used by policyholders and independent agents as a means of assessing the suitability of insurers as counterparties and are an important factor in establishing our competitive position. A downgrade or withdrawal of our claimspaying ratings could prevent our insurance subsidiaries from writing new business, which could have a material adverse effect on our results of operations, financial condition or liquidity.

•	Potential for High Severity Losses in our Surety Segment. Claims arising out of our Surety segment expose us to potentially high severity losses, which could have a material adverse effect on our results of operations, financial condition or liquidity.

•	Constraints Related to Our Holding Company Structure. As a holding company, Liberty Mutual Agency Corporation has no direct operations. Dividends and other permitted distributions from our insurance subsidiaries are expected to be Liberty Mutual Agency Corporation’s sole source of funds to meet ongoing cash requirements. These payments are limited by regulations in the jurisdictions in which our insurance subsidiaries operate. If our insurance subsidiaries are unable to pay dividends, we may have difficulty paying dividends on our common stock and meeting holding company expenses. Our insurance subsidiaries have exhausted their ability to pay any dividends to us without prior approval by regulatory authorities, at least for the twelve months following the date their most recent dividends were paid.

Risks relating to our relationship to Liberty Mutual, such as:

•	We are Dependent on Liberty Mutual for Services. Until January 1, 2011, we will have no employees. We currently rely on Liberty Mutual for necessary services for our business and operations. Following January 1, 2011, when certain employees dedicated to our business and operations will be transferred to one of our subsidiaries, we will remain reliant on Liberty Mutual to provide us with critical services. If we are unable to successfully operate our business under such arrangements, it may have a material adverse impact on our results of operations, financial condition or liquidity.

•	We Rely on Liberty Mutual to Manage our Investment Portfolio. We are highly dependent on Liberty Mutual in connection with the management of our investment portfolio. If we lose our investment relationship with Liberty Mutual, we may not be able to secure an investment manager who will produce returns on investments similar to those provided by Liberty Mutual in the past or any positive returns at all.

•	Limited Influence of Holders of Class A Common Stock. Holders of our Class A common stock will be entitled to one vote per share while holders of our Class B common stock will generally be entitled to ten votes per share. Liberty Mutual, as holder of our Class B common stock, will also be entitled to elect 80% of the members of our board of directors and remove such directors and will also have other significant rights including the conversion of shares of Class B common stock into shares of Class A common stock and the right to consent to certain actions before they are taken by our company. As a result, holders of Class A common stock will have limited ability to influence any matters requiring stockholder approval as long as we are controlled by Liberty Mutual.

•	Liberty Mutual’s Control of Us and Conflicts of Interest with Liberty Mutual. Liberty Mutual, as holder of our Class B common stock, will hold % of the combined voting power of our outstanding common stock immediately following this offering. As a result, holders of our Class A common stock will have very limited influence over our company. In addition, certain of our directors are also directors and officers of Liberty Mutual, which may cause conflicts of interest.

Corporate Information

Liberty Mutual Agency Corporation is incorporated under the laws of Delaware. We maintain our principal executive office at 10 St. James Avenue, Boston, Massachusetts 02116. Our telephone number is (617) 654-3600.

The Offering

Class A common stock offered by us	shares

Common stock to be outstanding after this offering	shares of Class A common stock

shares of Class B common stock

Common stock to be beneficially owned by Liberty Mutual after this offering	No shares of Class A common stock

shares of Class B common stock

Over-allotment option	We have granted the underwriters a 30-day option to purchase up to an additional shares of our Class A common stock to cover over-allotments.

Dividend policy	We intend to pay quarterly cash dividends on all classes of our common stock at an initial rate of $ per share of common stock, commencing in the first quarter of 2011, subject to financial results, declaration by our board of directors and other factors. See “Dividend Policy.”

Use of proceeds	We intend to use the net proceeds of this offering to repay a portion of indebtedness that we owe or will owe to Liberty Mutual. See “Use of Proceeds.”

Voting rights

Class A common stock	One vote per share

Class B common stock	Ten votes per share

Proposed Nasdaq Global Select Market trading symbol	We have applied to have our Class A common stock listed on the Nasdaq Global Select Market under the symbol “LMAC.”

After completion of this offering, Liberty Mutual will beneficially own all of our outstanding Class B common stock and no shares of our Class A common stock, representing      % of the combined voting power of our outstanding common stock and      % of our total equity ownership.

Unless otherwise indicated, all references to the number and percentages of shares of common stock outstanding following this offering:

•	assume we have effected a recapitalization, whereby the 1,000 then outstanding shares of our common stock, all of which were owned by Liberty Mutual, will be exchanged for shares of Class B common stock and we will create a new class of Class A common stock;

•	assume the underwriters’ over-allotment option will not be exercised; and

•	exclude: (i) shares of our Class A common stock that will be reserved for issuance under our benefit plans, and (ii) shares of Class A common stock underlying equity awards to be granted in connection with this offering to certain of our officers and others who provide services to us.

Summary Consolidated Financial Data

The following tables set forth our summary historical consolidated financial data as of the dates and for the periods indicated. The summary historical consolidated financial data presented below are derived from our audited historical consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008, which have been audited by Ernst & Young LLP, an independent registered public accounting firm, as well as our unaudited consolidated financial statements for the six months ended June 30, 2010 and 2009 and as of June 30, 2010, which in each case have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and are included elsewhere in this prospectus. These historical results are not necessarily indicative of results in any future period. In our opinion, the unaudited financial statements provided herein have been prepared on substantially the same basis as the audited historical consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for the periods presented. Operating results for the six months ended June 30, 2010 are not necessarily indicative of those to be expected for the full fiscal year.

Our results of operations for the years ended December 31, 2009, 2008 and 2007 are not directly comparable. We acquired Safeco on September 22, 2008 and Ohio Casualty on August 24, 2007. Each of these acquisitions significantly increased the size of our existing business and expanded the scope of our operations. The financial results of each of these acquired businesses are only included in our consolidated results from and after the respective dates of acquisition. Non-recurring items related to these acquisitions and the Transactions also affect the comparability of our financial results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Factors Affecting Comparability of Financial Information.”

The following tables also include summary pro forma financial data, which give pro forma effect to this offering and the Transactions for which we have made pro forma adjustments as described under “Pro Forma Consolidated Financial Statements.” The pro forma financial data have been derived from our historical consolidated financial statements and include all adjustments that, in our opinion, are necessary to present fairly the pro forma consolidated financial statements. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The pro forma financial data are included for informational purposes only and do not purport to represent what our results of operations or financial condition would have been had the offering and the Transactions actually occurred on the dates indicated, nor do they purport to project the results of our operations or financial condition for any future period or as of any future date.

You should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Data,” “Pro Forma Consolidated Financial Statements” and our historical consolidated financial statements and related notes included elsewhere in this prospectus, as well as the historical financial statements of Safeco and Ohio Casualty that are filed as exhibits to the registration statement of which this prospectus forms a part.

	Historical										Pro Forma
	Six Months										Six Months	Year Ended
	Ended June 30,				Year Ended December 31,						Ended June 30,	December 31,
	2010		2009		2009		2008		2007		2010	2009
	(Dollars in millions, except share data)

Statement of Operations Data
Net written premiums		$5,180		$4,975		$10,148		$6,704		$4,407	$	$
Net premiums earned		5,113		5,080		9,983		6,913		4,325
Net investment income		463		439		910		719		405
Fee and other revenues		50		49		97		50		33
Net realized investment gains (losses)		227		(53)		(53)		(407)		(5)

Total revenues		5,853		5,515		10,937		7,275		4,758
Claims and claim adjustment expenses		3,636		3,291		6,157		4,326		2,601
General and administrative expenses		638		494		1,005		777		551
Goodwill impairment (1)		—		—		—		973		—
Amortization of deferred policy acquisition costs		1,186		1,209		2,392		1,664		1,056
Interest expense		10		2		4		21		6

Total claims and expenses		5,470		4,996		9,558		7,761		4,214
Income (loss) before income tax expense		383		519		1,379		(486)		544
Income tax expense		94		142		377		78		167

Net income (loss)		$289		$377		$1,002		$(564)		$377	$	$

Less: Preferred stock dividends		18		32		63		—		—

Income (loss) available to common stockholders		$271		$345		$939		$(564)		$377

Share Data
Net income (loss) available to common stockholders per common share:
Basic	$		$		$		$		$		$	$
Diluted	$		$		$		$		$		$	$
Weighted average common shares outstanding:
Basic (2)
Diluted (2)
Non-GAAP Financial Measure (3)
Pre-tax operating income		$421		$588		$1,455		$934		$599	$	$
Reconciliation to net income (loss):
Net income (loss)		289		377		1,002		(564)		377
Less: Net realized investment gains (losses)		227		(53)		(53)		(407)		(5)
Add: Income tax expense		94		142		377		78		167
Add: Goodwill impairment (1)		—		—		—		973		—
Add: Integration and other acquisition related costs		(2)		16		23		40		50
Add: Run-off reserves (Run-Off Reinsurance Agreement) (4)		267		—		—		—		—

Pre-tax operating income		$421		$588		$1,455		$934		$599	$	$

Combined Ratio
Claims and claim adjustment expense ratio (5)		62.2%		64.6%		63.7%		64.7%		65.4%
Underwriting expense ratio (6)		31.2		31.4		31.7		33.0		35.0

Subtotal		93.4		96.0		95.4		97.7		100.4
Catastrophes (7)		8.0		5.6		4.4		5.1		2.1
Net incurred losses attributable to prior years		0.9		(5.4)		(6.2)		(7.2)		(7.4)

Combined ratio (8)		102.3%		96.2%		93.6%		95.6%		95.1%

Segment Data
Net written premiums:
Commercial		$2,257		$2,328		$4,585		$3,975		$3,039
Personal		2,495		2,231		4,689		2,122		948
Surety		363		337		707		479		312
Corporate and Other		65		79		167		128		108
Pre-tax operating income:
Commercial		$84		$197		$521		$613		$500
Personal		139		200		429		86		71
Surety		145		93		252		156		96
Corporate and Other		53		98		253		79		(68)
Segment combined ratios:
Commercial		105.6%		100.6%		97.9%		94.1%		92.8%
Personal		98.8		95.5		94.8		101.1		97.1
Surety		67.2		80.8		72.3		74.7		75.7

	Historical				Pro Forma
	As of June 30,	As of December 31,			As of June 30,
	2010	2009	2008	2007	2010
	(Dollars in millions)

Balance Sheet Data
Cash and investments	$19,732	$22,504	$20,062	$11,313	$
Premium and other receivables, net	2,491	2,405	2,567	1,438
Goodwill	3,054	3,054	3,054	1,345
Other assets	4,172	4,423	5,187	2,543

Total assets	29,449	32,386	30,870	16,639
Unpaid claims and claim adjustment expenses	12,222	12,053	12,651	7,307
Unearned premiums	4,749	4,658	4,837	2,519
Debt	1,958	78	82	216
Other liabilities	2,018	3,400	2,999	1,132

Total liabilities	20,947	20,189	20,569	11,174
Stockholders’ equity	8,502	12,197	10,301	5,465

(1)	Our goodwill asset as of June 30, 2010 was $3.054 billion, which remained unchanged from December 31, 2009 and 2008, and largely consists of purchase price in excess of net assets relating to the Ohio Casualty and Safeco acquisitions. These acquisitions resulted in significant cost synergies and other benefits throughout Liberty Mutual Group. Liberty Mutual Group performed an impairment analysis in the third quarter of 2009 using an income-based approach. Based on that analysis, the fair market value of Liberty Mutual Group’s Agency Markets business unit exceeded its carrying value and thus no impairment was necessary. However, because the legal entities that gave rise to this goodwill are part of our company, when we prepared our carve-out financial statements we were required under GAAP to record the full amount of the historical goodwill on our balance sheet and to test that goodwill for our financial statements at each of our reporting units (i.e., segments), only taking into account the synergies and benefits realized by each of our segments, without regard to synergies and benefits realized elsewhere in the Liberty Mutual Group. We conducted an impairment analysis on each of our segments on this required basis in the fourth quarter of 2008, and determined that the carrying value of the goodwill for our Personal segment exceeded its fair value, and recognized an impairment charge in our Personal segment of $973 million in 2008. However, the carrying value of goodwill recorded in the consolidated financial statements of Liberty Mutual Group was unaffected.

(2)	Shares used in the historical earnings per share calculation represent the shares of Class B common stock outstanding subsequent to the , 2010 share recapitalization that increased the common shares outstanding from 1,000 to Class B shares. The shares used in the pro forma earnings per share calculation represent the sum of the shares of Class B common stock as well as the shares of Class A common stock expected to be outstanding subsequent to this offering. There is no difference between basic and diluted earnings per share because there were no outstanding options to purchase shares of our common stock or other potentially dilutive securities outstanding.

(3)	We consider pre-tax operating income to be a useful supplement to net income (loss), its most comparable GAAP measure, in evaluating our financial performance. We believe that the presentation of pre-tax operating income is valuable because it assists an investor in determining the degree to which our insurance-related revenues, composed primarily of net premiums earned, net investment income and fee and other revenues, have generated operating earnings after meeting our insurance-related obligations, composed primarily of claims and claim adjustment expenses and other operating costs.

(4)	Represents unfavorable incurred losses attributable to prior years of $142 million related to run-off reserves in our Corporate and Other segment and a one-time charge of $125 million associated with the Run-Off Reinsurance Agreement. On June 30, 2010 we entered into the Run-Off Reinsurance Agreement providing for indemnification by Liberty Mutual of up to $500 million of any adverse development that occurs subsequent to June 30, 2010 related to our run-off reserves in our Corporate and Other segment.

(5)	Calculated by dividing claims and claim adjustment expenses by net premiums earned (net of premiums earned attributable to prior years). Catastrophes and net incurred losses attributable to prior years are excluded from claims and claim adjustment expenses.

(6)	Calculated by dividing the sum of general and administrative expenses and amortization of deferred policy acquisition costs less fee revenues by net premiums earned (net of premiums earned attributable to prior years). Integration and other acquisition related costs associated with the Ohio Casualty and Safeco acquisitions, intangible amortization, and bad debt expenses have been excluded from the combined ratio. These costs are reflected within general and administrative expenses.

(7)	Calculated by dividing catastrophes by net premiums earned. Catastrophes include all current and prior year catastrophe losses.

(8)	Calculated by adding the claims and claim adjustment expense ratio, the underwriting expense ratio, the catastrophes ratio, and net incurred losses attributable to prior years’ combined ratio.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information set forth in this prospectus before deciding to invest in our common stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. Accordingly, the trading price of our Class A common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Unpredictable catastrophic events could adversely affect our results of operations, financial condition or liquidity.

Our insurance operations expose us to claims arising out of catastrophes. Catastrophes can be caused by various natural events, including, but not limited to, hurricanes, windstorms, earthquakes, hail, severe winter weather, wildfires and volcanic eruptions. Catastrophes can also be man-made, such as terrorist acts (including, but not limited to, those involving nuclear, biological, chemical or radiological events), riots, oil spills, utility outages, or consequences of war or political instability. The geographic distribution of our business subjects us to catastrophe exposures, including, but not limited to, hurricanes from Maine through Texas; tornadoes throughout the Central States and Southeast; earthquakes in California, the New Madrid region and the Pacific Northwest; and wildfires, particularly in California and the Southwest. Over the last three years we have experienced significant losses related to Hurricanes Ike and Gustav, wind and hail storms with a high concentration in the Midwest, Southeastern tornadoes, and snow and ice storms in the Northeast and Northwest regions. Catastrophe losses were $445 million, $350 million and $90 million in the years ended December 31, 2009, 2008 and 2007, respectively, and $410 million in the six months ended June 30, 2010. See “Business — Commercial — Underwriting and Pricing” and “Business — Personal — Underwriting and Pricing” for tables identifying the states that account for 55% of the direct written premium for our Commercial and Personal segments, respectively.

The incidence and severity of catastrophes are inherently unpredictable. Some scientists believe that in recent years, changing climate conditions have added to the unpredictability and frequency of natural disasters (including, but not limited to, hurricanes, tornadoes, hail, other storms and fires) in certain parts of the world and created additional uncertainty as to future trends and exposures. It is possible that the frequency and severity of natural and man-made catastrophic events could increase. The catastrophe modeling tools that we use to help manage certain of our catastrophe exposures are based on assumptions, judgments and data entry that are subject to error and may produce estimates that are materially different from actual results. Changing climate conditions could cause our catastrophe models to be even less predictive, thus limiting our ability to effectively manage those exposures. See “— We cannot predict the impact that changing climate conditions, including, but not limited to, legal, regulatory and social responses thereto, may have on our business.”

The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Where we have geographic concentrations of policyholders, a single catastrophe or destructive weather trend affecting a region may significantly impact our financial condition and results of operations. States have from time to time passed legislation, and regulators have taken action, that has the effect of limiting the ability of insurers to manage catastrophe risk, such as legislation prohibiting insurers from reducing exposures or withdrawing from catastrophe-prone areas or mandating that insurers participate in residual market mechanisms. Participation in residual market mechanisms has resulted in, and may continue to result in, significant claims or assessments to insurers, including us, and, in certain states, those claims or assessments may not be commensurate with our catastrophe exposure in those states. If our competitors leave those states having residual market mechanisms, remaining insurers, including us, may be subject to significant increases in claims or assessments following a catastrophe. In addition, following catastrophes, there are sometimes legislative initiatives and court decisions which seek to expand insurance coverage for catastrophe claims beyond the original intent of the policies. Also, our ability to increase pricing to the extent necessary to offset rising costs of catastrophes, particularly in our Personal segment, requires approval of the regulatory authorities of certain states. Our ability or our willingness to manage our catastrophe exposure by raising prices, modifying underwriting terms or reducing exposure to certain geographies may be limited due to considerations of public policy, the evolving political environment and changes in the general economic climate. We also may choose for strategic purposes, such as improving our access to other underwriting opportunities, to write business in catastrophe-prone areas that we might not otherwise write.

There are also risks that affect the estimation of ultimate costs for catastrophes. For example, the estimation of reserves related to hurricanes can be affected by the inability to access portions of the affected areas, the complexity of factors contributing to the losses, legal and regulatory uncertainties and the nature of the information available to establish the reserves. Complex factors include: determining whether damage was caused by flooding versus wind; evaluating general liability and pollution exposures; estimating additional living expenses; estimating the impact of demand surge; infrastructure disruption; fraud; the effect of mold damage; business interruption costs; and reinsurance collectibility. The timing of a catastrophe’s occurrence, such as at or near the end of a reporting period, can also affect the information available to us in estimating reserves for that reporting period. The estimates related to catastrophes are adjusted as actual claims emerge and additional information becomes available.

Catastrophe losses could have a material adverse effect on our results of operations for any fiscal quarter or year and may materially harm our financial position, which in turn could adversely affect our claims paying ratings and could impair our ability to raise capital on acceptable terms or at all. Also, as a result of our exposure to catastrophe losses or following a catastrophe, rating agencies may further increase their capital requirements, which may require us to raise capital to maintain our ratings or adversely affect our ratings. A ratings downgrade could hurt our ability to compete effectively or attract new business. In addition, catastrophic events could cause us to exhaust our available reinsurance limits and could adversely affect the cost and availability of reinsurance. Such events can also affect the credit of our reinsurers. For a discussion of our catastrophe reinsurance coverage, see “Business — Reinsurance Protection and Catastrophe Management.” Catastrophic events could also adversely affect the credit of the issuers of securities, such as states or municipalities, in which we have invested, which could have a material adverse effect on our results of operations, financial position or liquidity.

In addition to catastrophe losses, the accumulation and development of losses from smaller weather-related events in any fiscal quarter or year could have a material adverse effect on our results of operations, financial condition or liquidity in those periods.

Because of the risks set forth above, catastrophes and the accumulation of losses from smaller weather-related events could have a material adverse effect on our results of operations, financial condition or liquidity.

Our claims and claim adjustment expense reserves may be inadequate to cover our ultimate liability for unpaid claims and claim adjustment expenses, and as a result any inadequacy could have a material adverse effect on our results of operations, financial condition or liquidity.

Our success depends in part on our ability to accurately assess the risks associated with the businesses and individuals that we insure. We are required to maintain adequate reserves to cover our estimated ultimate liabilities for unpaid claims and claim adjustment expenses, which we refer to in this prospectus as “loss reserves” or “unpaid claims and claim adjustment expenses.” Reserves for these liabilities are typically composed of (1) case reserves for claims reported and (2) reserves for losses that have occurred but for which claims have not yet been reported, referred to as incurred but not reported, which we refer to in this prospectus as “IBNR reserves.” Loss reserves do not represent an exact calculation of liability. Case reserves represent reserves established for reported claims. IBNR includes a reserve for unreported claims, future claims payments in excess of case reserves on recorded open claims, additional claims payments on closed claims, claims that have been reported but not recorded and the cost of claims that have been incurred but have not yet been reported to us to arrive at management’s best estimate. IBNR reserves represent management estimates, generally utilizing actuarial expertise and projection techniques, at a given accounting date. In arriving at management’s best estimate, management utilizes actuarial indications in conjunction with their knowledge and judgment about operational and environmental conditions. Consideration is given to any limitations in the actuarial methodologies and assumptions that may not be completely reflective of future loss emergence as well as to historical development on immature years, and the historical movement of unpaid claims and claim adjustment expense estimates as these years typically mature. Loss reserve estimates are refined periodically as experience develops and claims are reported and settled. Establishing an appropriate level of loss reserves is an inherently uncertain process. Because of this uncertainty, it is possible that our loss reserves at any given time could prove inadequate. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates — Claims and Claim Adjustment Expenses Reserves” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates — Risk Factors Inherent in the Estimation of Unpaid Claims and Claim Expenses.”

We had established gross unpaid claims and claim adjustment expense reserves of $12.222 billion and $12.615 billion as of June 30, 2010 and 2009, respectively, as well as $12.053 billion, $12.651 billion and $7.307 billion as of December 31, 2009, 2008 and 2007, respectively. If in the future we determine that our loss reserves are insufficient to cover our actual unpaid claims and claim adjustment expenses, we would have to add to our loss reserves, which could have a material adverse effect on our results of operations, financial condition or liquidity.

We may not be able to successfully alleviate risk through reinsurance arrangements. Additionally, we may be unable to collect all amounts due from our reinsurers under our reinsurance arrangements.

We attempt to limit our risk of loss through reinsurance arrangements such as our excess of loss and catastrophe coverage. For a discussion of our reinsurance program, see “Management’s Discussion and Analysis — Reinsurance Protection and Catastrophe Management.” The availability and cost of reinsurance protection is subject to market conditions, which are outside of our control. In addition, the coverage under our existing and future reinsurance contracts may be inadequate to cover our liabilities. As a result, we may not be able to successfully alleviate risk through these arrangements, which could have a material adverse effect on our results of operations, financial condition or liquidity. In particular, the hardening of the reinsurance market in past years has led to increased prices or less favorable terms during the renewal of some of our reinsurance programs.

We are not relieved of our obligation to our policyholders by purchasing reinsurance. Accordingly, we are subject to credit risk with respect to our reinsurance if a reinsurer is unable to pay amounts owed to us as a result of a deterioration in its financial condition or if it simply is unwilling to pay due to a dispute or other factors beyond our control. In the past, certain reinsurers have ceased writing business and entered into run-off. Some of our reinsurance claims may be disputed by the reinsurers, and we may ultimately receive partial or no payment. This is a particular risk in the case of claims that relate to insurance policies written many years ago, including, but not limited to, those relating to A&E claims. The ability of reinsurers to transfer their risks to other, less creditworthy reinsurers may adversely affect our ability to collect amounts due to us.

Included in reinsurance recoverables are certain amounts related to structured settlements. Structured settlements comprise annuities purchased from various life insurance companies to settle certain personal physical injury claims, of which workers compensation claims constitute a significant portion. In cases where we did not receive a release from the claimant, the structured settlement is included in reinsurance recoverables as we retain the contingent liability to the claimant. If the life insurance company fails to make the required annuity payments, we would be required to make such payments.

Many reinsurance companies and life insurance companies have been negatively affected by deteriorating financial and economic conditions, including the unprecedented financial market disruption in 2008 and 2009. A number of these companies, including some with which we conduct business, have been downgraded or have been placed on negative outlook by various rating agencies.

Because of the risks set forth above, we may not be able to collect all amounts due to us from reinsurers, and reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all. In addition, life insurance companies may fail to make required annuity payments. As a result, it could have a material adverse effect on our results of operations, financial condition or liquidity.

Our Surety segment exposes us to potentially high severity losses.

We provide surety products through our Surety segment. The majority of our surety obligations are performance based guarantees. This business exposes us to infrequent, but potentially high severity, losses. As of June 30, 2010, we had approximately 160 customers that each had total bonded exposure in excess of $100 million. The deterioration of one or more of these large customers could have a material adverse effect on our results of operations, financial condition or liquidity. For a description of our surety reinsurance arrangements with Liberty Mutual, see “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Restated Surety Reinsurance Agreement.”

Disruptions to our relationships with our independent agencies could materially adversely affect us.

We market our insurance products through approximately 12,000 independent agencies. Independent agents may sell our competitors’ products and may stop selling our products altogether. According to the 2008 Future One Agency Universe Study by the IIABA, the total number of independent agencies in the U.S. decreased from approximately 44,000 in 1996 to approximately 37,500 in 2006 and remained at this level in 2008. Mergers and acquisitions are cited for the decrease. Many insurers offer products similar to ours. In choosing an insurance carrier, our agents may consider ease of doing business, reputation, price of product, customer service, claims handling and the insurer’s compensation structure. We may be unable to compete with insurers that adopt more aggressive pricing policies or more generous compensation structures, offer a broader array of products, or have extensive promotional and advertising campaigns. Loss of the business provided through independent agencies could have a material adverse effect on our future business volume and results of operations.

The persistence of the recent financial crisis or recurrence of a similar crisis could have a material adverse effect on our results of operations, financial condition or liquidity.

Worldwide financial markets recently experienced unprecedented volatility and disruption including, dislocation in the mortgage and asset-backed securities markets, deleveraging and decreased liquidity generally, widening of credit spreads, bankruptcies and government intervention in a number of large financial institutions. These events resulted in extraordinary responses by governments worldwide, including in the U.S. the enactment of the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act in 2009 and the Dodd-Frank Wall Street Reform and Consumer Protection Act in July of 2010. Certain of the risk factors discussed in this prospectus identify risks that result from, or are exacerbated by, a prolonged economic slowdown or financial disruption. These include risks related to our investment portfolio, financing sources, reinsurance arrangements, other credit exposures, our estimates of claims and claim adjustment expense reserves, emerging claim and coverage issues, the competitive environment, regulatory developments and the impact of rating agency actions. While financial markets have stabilized, there continues to be significant uncertainty regarding the timeline for economic recovery. As such, evolving market conditions may continue to adversely affect our results of operations, financial position or liquidity. In the event that a similar market disruption recurs, it could result in a prolonged economic downturn or recession and have a material adverse effect on our results of operations, financial position or liquidity, and our premiums may be adversely affected by negative exposure changes at renewal, lower payrolls or sales of our policyholders, mid-term cancellations and fewer policy endorsements.

Our investment portfolio may suffer reduced returns or material losses.

Investment returns are an important part of our overall profitability and investment values can materially impact stockholders’ equity.

Our investment portfolio may be adversely affected by changes in interest rates. See — “Interest rates may rise resulting in a decrease in the carrying value of our investments or a reduction in our liquidity”. If the market value of our fixed maturity portfolio decreases, we may realize losses if we deem the value of our fixed income portfolio to be other-than-temporarily-impaired. In 2008, we recorded net realized investment losses of $209 million as a result of impairment losses on fixed maturity and equity investments related to securities deemed to be other-than-temporarily-impaired due to market conditions.

Our investment grade bond portfolio is invested, in substantial part, in obligations of states, municipalities, and political subdivisions (collectively referred to as the municipal bond portfolio). Notwithstanding the relatively low historical rates of default on many of these obligations, the occurrence of a major economic downturn, widening credit spreads, budgetary deficits, or other events that adversely affect the issuers or guarantors of these securities could cause the value of our fixed maturity securities portfolio and our net income to decline and the default rate of our fixed maturity securities portfolio to increase.

Supplementing our broadly based portfolio of investment grade bonds, we invest in additional asset types with the objective of further enhancing the portfolio’s diversification and expected returns. These additional asset types include commercial mortgages and other real estate financing investments, non-investment grade bonds, and common and preferred stock.

During or following an economic downturn or period of financial market disruption, our investment portfolio could be subject to higher risk. The value of our investment portfolio is subject to the risk that certain investments may default or become impaired due to a deterioration in the financial condition of one or more issuers of the securities held in our portfolio. Such defaults and impairments could reduce our net investment income and result in realized investment losses. In 2008 and 2009, worldwide financial markets experienced significant disruptions and the United States and many other economies experienced a prolonged economic downturn, resulting in heightened credit risk, reduced valuation of investments and decreased economic activity. The financial market volatility and the resulting negative economic impact could continue and it is possible that it may be prolonged, which could adversely affect our current investment portfolio, make it difficult to determine the value of certain assets in our portfolio and/or make it difficult for us to purchase suitable investments that meet our risk and return criteria. These factors could cause us to realize lower than expected returns on invested assets, sell investments for a loss or write off or write down investments, any of which could have a material adverse effect on our results of operations or financial condition.

With economic uncertainty, the credit quality and ratings of securities in our portfolio could be adversely affected. The National Association of Insurance Commissioners, which we refer to in this prospectus as the “NAIC,” could potentially apply a lower class code on a security than was originally assigned which could adversely affect statutory surplus because securities with NAIC class codes 3 through 6 are required to be carried at lower of cost or fair market value for statutory accounting purposes as compared to securities with NAIC class codes of 1 or 2 that are carried at amortized cost.

Because of the risks set forth above, the value of our investment portfolio could decrease, we could experience reduced net investment income, and we could incur realized investment losses, which could have a material adverse effect on our results of operations, financial condition or liquidity.

Interest rates may rise resulting in a decrease in the carrying value of our investments or a reduction in our liquidity.

Interest rates are currently at historically low levels. Changes in interest rates (inclusive of credit spreads) affect the carrying value of our investment grade bonds and returns on our investment grade bonds and short-term investments. A decline in interest rates reduces the returns available on new investments, thereby negatively impacting our net investment income. Conversely, rising interest rates reduce the market value of existing investments in investment grade bonds. During periods of declining market interest rates, we would be forced to reinvest the cash we receive as interest or return of principal on our investments in lower-yielding high-grade instruments or in lower-credit instruments to maintain comparable returns. Issuers of fixed income securities could also decide to prepay their obligations in order to borrow at lower market rates, which would increase the percentage of our portfolio that we would have to reinvest in lower-yielding investments of comparable credit quality or in lower quality investments offering similar yields. If interest rates increase, the market value of our fixed rate bond portfolio generally decreases. In the event we incur debt on which interest is tied to a floating interest rate, a rise in interest rates could increase our interest expense associated with such debt, resulting in a reduction to our liquidity.

The valuation of our investments includes methodologies, estimations and assumptions which are subject to differing interpretations and could result in changes to investment valuations that may have a material adverse effect on our results of operations, financial condition or liquidity.

Fixed maturity, equity, and short-term investments, which are reported at fair value on the balance sheet, represent the majority of our total cash and invested assets. As required under accounting rules, we have categorized these securities into a three-level hierarchy, based on the priority of the inputs to the respective valuation technique. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1), the next priority to quoted prices in markets that are not active or inputs that are observable either directly or indirectly, including, but not limited to, (i) quoted prices (a) for similar assets or liabilities other than quoted prices in Level 1 or (b) in markets that are not active or (ii) other inputs that can be derived principally from, or corroborated by, observable market data for substantially the full term of the assets or liabilities (Level 2) and the lowest priority to unobservable inputs supported by little or no market activity that reflect the reporting entity’s estimates of the exit price, including, but not limited to, assumptions that market participants would use in pricing the asset or liability (Level 3). An asset’s or liability’s classification within the fair value hierarchy is based on the lowest level of input that is significant to its fair value measurement. We use independent pricing services and broker quotes to price our investment securities. At June 30, 2010, approximately 3.6%, 94.6% and 1.8% of these securities represented Level 1, Level 2 and Level 3, respectively. However, the availability of observable inputs can vary from financial instrument to financial instrument and is affected by a wide variety of factors, including, for example, the type of financial instrument, whether the financial instrument is new and not yet established in the marketplace, and other characteristics particular to the financial instrument. Prices provided by independent pricing services and independent broker quotes can therefore vary widely even for the same security. To the extent that we are incorrect in our determination of fair value of our investment securities, or our determination that a decline in their value is other-than-temporary, we may realize losses that never actually materialize or may fail to recognize losses within the appropriate period. Rapidly changing and unprecedented credit and equity market conditions could increase the difficulty in valuing certain of our securities and materially impact the valuation of securities as reported within our financial statements and the period-to-period changes in value could vary significantly. Decreases in value may result in an increase in non-cash other-than-temporary impairment charges, and may have a material adverse effect on our results of operations, financial condition or liquidity.

The determination of the amount of impairments taken on our investments has a degree of subjectivity and could have a material adverse effect on our results of operations, financial condition or liquidity.

The determination of the amount of impairments taken on our investments is based on our periodic evaluation and assessment of our investments and known and inherent risks associated with the various asset classes. Such evaluations and assessments are revised as conditions change and new information becomes available. Management updates its evaluations regularly and reflects changes in impairments as such evaluations are revised. There can be no assurance that our management has accurately assessed the level of impairments reflected in our financial statements. Furthermore, additional impairments may need to be taken in the future. Historical trends may not be indicative of future impairments. For a discussion of our investment impairments, see the “Net Realized Investment Gains (Losses)” table and the “Impairment by Issuer” table in “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Investment Portfolio — Net Realized Investment Gains (Losses).”

We review fixed maturity, public equity securities and private equity securities for impairment on a quarterly basis. Securities are reviewed for both quantitative and qualitative considerations including: (a) the extent of the decline in fair value below book value, (b) the duration of the decline, (c) significant adverse changes in the financial condition or near term prospects for the investment or issuer, (d) significant changes in the business climate or credit ratings of the issuer, (e) general market conditions and volatility, (f) industry factors, and (g) the past impairment of the security holding or the issuer. For fixed maturity securities that we do not intend to sell or for which it is more likely than not that we would not be required to sell before an anticipated recovery in value, we separate impairments into credit loss and non-credit loss components. The determination of the credit loss component of the impairment charge is based on management’s best estimate of the present value of the cash flows to be collected from the debt security compared to its amortized cost, and it is reported as part of net realized investment gains (losses). The non-credit component, the residual difference between the credit impairment component and the fair value, is recognized in other comprehensive income. The factors considered in making an evaluation for credit versus non-credit other-than-temporary impairment include the following: (a) failure of the issuer of the security to make scheduled interest or principal payments (including the payment structure of the debt security and the likelihood the issuer will be able to make payments that increase in the future), (b) performance indicators of the underlying assets in the security (including default and delinquency rates), (c) vintage (generally the year when the mortgage or asset-backed security was originated), (d) geographic concentration, (e) industry analyst reports and sector credit ratings and (f) volatility of the security’s fair value. For non-fixed maturity investments and fixed maturity investments which we intend to sell or for which it is more likely than not that we will be required to sell before an anticipated recovery in value, the full amount (fair value less amortized cost) of the impairment is included in net realized investment gains (losses). Realized losses or impairments may have a material adverse effect on our results of operations, financial condition or liquidity.

Our business could be harmed because our potential exposure for A&E claims and related litigation is unique and very difficult to predict, and our ultimate liability may exceed our currently recorded loss reserves and amounts available under the Run-Off Reinsurance Agreement.

We have exposure to A&E claims that emanate principally from general liability policies written prior to the mid-1980s. Asbestos claims relate primarily to injuries asserted by those who allegedly came in contact with asbestos or products containing asbestos. Environmental claims relate primarily to pollution and related clean-up cost obligations, particularly as mandated by federal and state environmental protection agencies. The process of establishing loss reserves for A&E claims is subject to greater uncertainty than the establishment of loss reserves for liabilities relating to other types of insurance claims. If we have not established adequate loss reserves to cover current and future A&E claims, it could have a material adverse effect on our results of operations, financial condition or liquidity.

We estimate our net A&E loss reserves based upon numerous factors, including, but not limited to, the facts surrounding reported cases and exposures to claims, such as policy limits and deductibles, current law, past and projected claim activity and past settlement values for similar claims, reinsurance coverage as well as analysis of industry studies and events, such as recent settlements and asbestos-related bankruptcies. Several factors make it difficult to determine future A&E claims activity, including, but not limited to: (i) the lack of available and reliable historical claims data as an indicator of future loss development; (ii) the long waiting periods between exposure and manifestation of bodily injury or property damage; (iii) the difficulty in identifying the source of A&E contamination; (iv) the difficulty in properly allocating liability for asbestos or environmental damage; (v) the uncertainty as to the number and identity of insureds with potential exposure; (vi) the cost to resolve claims; and (vii) the collectability of reinsurance.

The uncertainties associated with establishing loss reserves for A&E claims and claim adjustment expenses are compounded by the differing, and at times inconsistent, court rulings on A&E coverage issues, including, but not limited to: (i) differing interpretations of various insurance policy provisions and whether A&E losses are, or were ever intended to be, covered; (ii) when the loss occurred and what policies provide coverage; (iii) whether there is an insured obligation to defend; (iv) whether a compensable loss or injury has occurred; (v) how policy limits are determined; (vi) how policy exclusions are applied and interpreted; (vii) the impact of entities seeking bankruptcy protection as a result of asbestos-related liabilities; (viii) whether clean-up costs are covered as insured property damage; and (ix) applicable coverage defenses or determinations, if any, including, but not limited to, the determination as to whether or not an asbestos claim is a products or completed operation claim subject to an aggregate limit and the available coverage, if any, for that claim.

Furthermore, medical criteria legislation passed in 2004 and 2005 in several key states, which has generally reduced the number of asbestos claim filings, is now being challenged, either through new legislation or through the courts. If such challenges are wholly or partially successful, the number of asbestos claim filings could increase in the future, with an attendant increase in indemnification and defense costs for our insureds. Over the past several years, governmental agencies have not pursued remediation of environmental pollution as vigorously as in the past. If this trend should be reversed, we would expect an acceleration in pollution claim related costs.

As a result of the significant uncertainty inherent in determining our A&E liabilities, the amount of reserves required to adequately fund our A&E claims cannot be accurately estimated using conventional reserving methodologies based upon historical data and trends and, as a result, the use of conventional reserving methodologies frequently has to be supplemented by subjective considerations, including management judgment. Thus, the ultimate amount of our A&E exposures may vary materially from the reserves currently recorded and could exceed the currently recorded reserves. This could have a material adverse effect on our results of operations, financial condition or liquidity. For more information about A&E claims, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates — Unpaid Claims and Claim Adjustment Expense Reserves — Corporate and Other — Run-Off Operations — Asbestos and Environmental Reserves.”

Because the level of uncertainty is high and in order to strengthen our ability and flexibility to advance our strategic goals following our initial public offering, we have entered into a Run-Off Reinsurance Agreement with Liberty Mutual. Under the Run-Off Reinsurance Agreement, Liberty Mutual will indemnify us for up to $500 million of any adverse development that occurs subsequent to June 30, 2010 related to our run-off reserves in our Corporate and Other segment. However, given the high level of uncertainty in estimating our run-off operations, the ultimate liabilities may exceed this $500 million cap. Further, the reinsurance provided under the Run-Off Reinsurance Agreement is subject to Liberty Mutual’s ability to fulfill its obligations under the agreement. Any adverse development of our net A&E and other indemnified liabilities in excess of the $500 million cap, as well as any bankruptcy or insolvency of, or refusal or inability to make payments under the Run-Off Reinsurance Agreement by, Liberty Mutual, could have a material adverse effect on our results of operations, financial condition or liquidity. The Run-Off Reinsurance Agreement is described in more detail in “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Run-Off Reinsurance Agreement.” For additional information relating to how we estimate our reserves for unpaid claims and claim adjustment expenses for our run-off liabilities, including our A&E reserves, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates — Claims and Claim Adjustment Expense Reserves — Corporate and Other — Run-Off Operations.”

We may suffer losses from unfavorable outcomes from litigation and other legal proceedings, which may have a material adverse effect on our results of operations, financial condition or liquidity and the effects of emerging claim and coverage issues on our business are uncertain.

In the ordinary course of business, we are subject to litigation and other legal proceedings as part of the claims process, the outcomes of which are uncertain. We maintain reserves for these legal proceedings as part of our reserves for unpaid claims and claim adjustment expenses. We also maintain separate reserves for legal proceedings that are not related to the claims process. In the event of an unfavorable outcome in one or more legal matters, our ultimate liability may be in excess of amounts we have currently reserved for and such additional amounts may have a material adverse effect on our results of operations, financial condition or liquidity. For a description of our material legal proceedings, see “Business — Legal Proceedings.”

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. Examples of emerging claims and coverage issues include:

•	claims relating to alleged abuse by clergy;

•	judicial expansion of policy coverage and the impact of new theories of liability;

•	plaintiffs targeting property and casualty insurers, including us, in purported class action litigation relating to claims-handling and other practices;

•	claims relating to construction defects, which often present complex coverage and damage valuation questions;

•	the assertion of “public nuisance” theories of liability, pursuant to which plaintiffs seek to recover money spent to administer public health care programs or to abate hazards to public health and safety;

•	claims relating to Chinese drywall, which may involve drywall manufacturers, distributors, installers, contractors, homeowners and others; and

•	our use of medical bill review vendors.

In some instances, these emerging issues may not become apparent for some time after we have issued the affected insurance policies. As a result, the full extent of liability under our insurance policies may not be known for many years after the policies are issued.

In addition, the potential passage of new legislation designed to expand the right to sue, to remove limitations on recovery, to extend the statutes of limitations or otherwise to repeal or weaken tort reforms could have an adverse impact on our business. In particular, recent shifts in the political landscape could increase the likelihood of the passing of such legislation in a number of states.

The effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict and could harm our business and have a material adverse effect on our results of operations, financial condition or liquidity.

Industry investigations by governmental authorities may adversely affect our business.

Beginning in 2004, a number of Liberty Mutual affiliated entities engaged in the insurance business received subpoenas and other requests from various state attorneys general and insurance regulators for information regarding broker compensation practices, contingent commissions and improper quotations. While none of our insurance subsidiaries received subpoenas, some of our insurance subsidiaries received requests for information regarding broker compensation practices, contingent commissions and improper quotations from various state insurance regulators. In 2006, as affiliates of Liberty Mutual, five of our current insurance subsidiaries, specifically Excelsior Insurance Company, The Midwestern Indemnity Company, The Netherlands Insurance Company, Peerless Indemnity Insurance Company and Peerless Insurance Company, were named in a civil action filed by the Connecticut Attorney General — State of Connecticut v. Liberty Mutual Holding Company, Inc., et al., UWY-CV-06-402472-S. The Attorneys General for the States of Illinois and New York filed similar actions against several Liberty Mutual affiliates but neither we nor any of our insurance subsidiaries were named in those actions. The Connecticut complaint contains allegations concerning insurance broker sales practices, contingent commissions and improper quotations. The complaint alleges claims for breach of the Connecticut antitrust act and unfair trade practices act. Two individuals employed by Liberty Mutual and working in completely separate and distinct business units appear to have violated policy by serving their own personal interests by providing Marsh Inc.’s Global Broking Excess Casualty unit with a small number of false quotes. Both are no longer employees of Liberty Mutual. We have never employed the individuals nor did they ever act on behalf of our company. We cooperated with the investigation into these matters and engaged in a dialogue to resolve the claims. We have concluded that Connecticut’s settlement demand was excessive and unreasonable. We continue to pursue dismissal of these cases. Discovery has not yet begun in any of the cases. We cannot predict the impact, if any, that these matters may have on our business, results of operations, financial condition or liquidity.

We are exposed to credit risk in certain of our business operations.

In addition to exposure to credit risk related to our investment portfolio, reinsurance recoverables and surety insurance operations discussed elsewhere in this prospectus, we are exposed to credit risk in several other areas of our business operations, including credit risk relating to policyholders and independent agencies.

Our surety operations involve guaranteeing to a third party that our customer will satisfy certain performance obligations (for example, a construction contract) or certain financial obligations and therefore expose us to credit risk. In accordance with industry practice, when customers purchase surety bonds from us through independent agencies, the premiums relating to those bonds are often paid to the agencies for payment to us. In most jurisdictions, the premiums will be deemed to have been paid to us whether or not they are actually received by us. Consequently, we assume a degree of credit risk associated with amounts due from independent agencies. Also, if our customer defaults, we may suffer losses and be unable to be reimbursed by our customer.

To a large degree, the credit risk we face is a function of the economy. Accordingly, we face a greater risk in an economic downturn. While we attempt to manage the risks discussed above through underwriting and investment guidelines, collateral requirements and other oversight mechanisms, our efforts may not be successful. For example, collateral obtained may subsequently have little or no value. As a result, our exposure to the above credit risks could have a material adverse effect on our results of operations, financial condition or liquidity.

Terrorist acts could have a material adverse effect on our business, results of operations, financial condition or liquidity, and our ability to reinsure or manage such risk is limited.

The Terrorism Risk Insurance Program, which we refer to in this prospectus as the “Program,” established under the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Extension Act of 2005 and the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“Reauthorization Act”), collectively referred to in this prospectus as the “Terrorism Acts,” generally requires all commercial property and casualty insurers writing business in the U.S. to make terrorism coverage available to commercial policyholders and provides a Federal backstop for certified terrorist acts, which result in losses above individual insurance company deductible amounts. The Terrorism Acts directly apply to our U.S. property and casualty insurance business. In 2010, on eligible lines of business, participating insurers will receive reimbursement from the Federal government for 85% of paid losses in excess of the insurer’s deductible, provided the aggregate industry losses exceed $100 million to a maximum industry loss of $100 billion. The deductible for any calendar year is equal to 20% of an insurer’s and its affiliates’ direct premiums earned for covered lines for the preceding calendar year. We estimate that the amount that we (together with the insurance subsidiaries of Liberty Mutual) will collectively have to pay in the context of a covered loss before the Federal backstop becomes available is $1.757 billion for 2010. Certain lines of business that we write, including, but not limited to, commercial automobile, professional liability (excluding directors and officers), surety, burglary and theft, and farmowners multiple peril, are exempted from coverage under the Terrorism Acts. In the case of a war declared by Congress, only workers compensation losses are covered by the Terrorism Acts. Under the Terrorism Acts, we must include the direct premiums earned of all of our insurance company affiliates, whether or not directly or indirectly owned or controlled by us, in calculating our deductible. This includes the insurance company subsidiaries of Liberty Mutual. Under the terms of the Intercompany Agreement, we and Liberty Mutual will agree that any recovery from the Federal government under the Program to any Liberty Mutual Group affiliated insurers will be allocated to each insurer in the proportion its insured losses (net of collectible reinsurance) bear to its and its affiliates’ aggregate insured losses (net of collectible reinsurance) under the Program. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement — Allocation of Coverage under the Terrorism Acts.” As of the effective date of the Reauthorization Act, December 26, 2007, the U.S. government may “certify,” and the Program will cover, losses caused by any individual, foreign or domestic. Damage outside the U.S. is not covered except in limited circumstances. The Program will remain in effect until December 31, 2014. There can be no assurance that it will be extended beyond that date. In the event that the Program is not extended beyond December 31, 2014 and in the absence of a private reinsurance market for terrorism reinsurance, we may be required to accept financial responsibility for losses that we would not otherwise insure unless state insurance departments allow for the non-renewal of business with significant terrorism risk exposure or the exclusion of coverage for terrorism risks under policy renewals. Because the Terrorism Acts are relatively new and their interpretation is untested, there is substantial uncertainty as to how they will be applied to specific circumstances. It is also possible that future legislative action could change the Terrorism Acts. Further, given the unpredictable frequency and severity of terrorism losses, as well as the limited terrorism coverage in our own reinsurance program, future losses from acts of terrorism, particularly “unconventional” acts of terrorism involving nuclear, biological, chemical or radiological events, could have a material adverse effect on our results of operations, financial condition or liquidity in future periods. See “Regulation — Terrorism.”

Independent of limitations on coverage under the Program, the occurrence of one or more terrorist attacks in the geographic areas we serve could result in substantially higher claims under our insurance policies than we have anticipated. Private sector catastrophe reinsurance is extremely limited and generally unavailable for terrorism losses caused by attacks with nuclear, biological, chemical or radiological weapons. Accordingly, the effects of a terrorist attack in the geographic areas we serve may result in claims and related losses for which we do not have adequate reinsurance. This would likely cause us to increase our loss reserves. Further, the continued threat of terrorism and the occurrence of terrorist attacks, as well as heightened security measures and military action in response to these threats and attacks, may cause significant volatility in global financial markets, disruptions to commerce and reduced economic activity. These consequences could have an adverse effect on the value of the assets in our investment portfolio. The continued threat of terrorism also could result in increased reinsurance prices and potentially cause us to retain more risk than we otherwise would retain if we were able to obtain reinsurance at lower prices. Terrorist attacks also could disrupt our operation centers and business capabilities generally. As a result, it is possible that any, or a combination of all, of these factors may have a material adverse effect on our results of operations, financial condition or liquidity.

The property and casualty insurance industry is highly competitive and we may not be able to compete effectively in the future.

The property and casualty insurance industry is highly competitive and has, from time to time, experienced severe price competition. We compete with numerous regional insurance companies, including, but not limited to, Acuity, Auto-Owners Insurance Group, Cincinnati Financial Corporation, Erie Insurance Group, Hanover Insurance Group, Harleysville Group, Selective Insurance Group, Unitrin, Inc. and W.R. Berkley Corporation, as well as national insurance companies, including, but not limited to, The Chubb Corporation, CNA Financial Corporation, Hartford Financial Services Group, Inc., The Travelers Companies, Inc. and Zurich Financial Services Group. Some of these competitors may have greater financial, marketing or management resources than we do and have established long-term and continuing business relationships throughout the insurance industry, which can be a significant competitive advantage for them. In addition, several property and casualty insurers writing commercial lines of business now offer products for alternative forms of risk protection, including, but not limited to, large deductible programs and various forms of self-insurance that utilize captive insurance companies and risk retention groups. Continued growth in alternative forms of risk protection could reduce our premium volume. Following the terrorist attack on September 11, 2001, a number of new insurers and reinsurers were formed to compete in our industry, and a number of existing market participants have raised new capital which may enhance their ability to compete.

A number of our competitors may offer products at prices and on terms that are not consistent with our economic standards in an effort to maintain their business or write new business. In particular, the competitive environment has adversely impacted commercial lines rates and retention over the past few years, which have reduced our underwriting margins. If rates and retention in commercial lines continue to decline, it could have a material adverse effect on our results of operations, financial condition or liquidity. Our competitive position is based not only on our ability to profitably price our business, but also on product features and quality, scale, customer service, claims paying ratings, e-business capabilities, name recognition, and agent compensation. We may have difficulty in continuing to compete successfully on any of these bases in the future.

In addition, in our Personal segment, the agencies upon whom we rely compete with direct writers of insurance, who are often able to offer substantial discounts in pricing as compared to our insurance products. If our agents experience increased competition from direct writers of insurance, we in turn could be adversely affected if they are unable to maintain a competitive position in their respective markets. If we are unable to maintain our competitive position, our results of operations, financial condition or liquidity may be adversely affected.

Our underwriting results are dependent on our ability to match rate to risk. If our pricing models fail to price risks accurately, our profitability may be adversely affected.

The profitability of our property and casualty business substantially depends on the extent to which our actual claims experience is consistent with the assumptions we use in pricing our policies. We use automated underwriting tools for the preponderance of our property and casualty products, as well as tiered pricing structures to match our premium rates to the risks we insure. As we expand our appetite into different markets and products, we will write more policies in markets and geographical areas where we have less data specific to these new markets, and accordingly may be more susceptible to error in our models or claims adjustment. If we fail to appropriately price the risks we insure, change our pricing model to reflect our current experience, or our claims experience is more frequent or severe than our underlying risk assumptions, our profit margins may be negatively affected. To the extent we have overpriced risks, new-business growth and retention of our existing business may be adversely affected.

Our businesses are heavily regulated and changes in regulation may reduce our profitability and limit our growth.

We are extensively regulated and supervised in the jurisdictions in which we conduct business. This regulatory system is generally designed to protect the interests of policyholders, and not necessarily the interests of insurers, their stockholders and other investors. This system addresses, among other things:

•	licensing companies and agents to transact business, and authorizing lines of business;

•	calculating the value of assets to determine compliance with statutory requirements;

•	mandating certain insurance benefits;

•	regulating certain premium rates;

•	reviewing and approving policy forms;

•	regulating unfair trade and claims practices, including through the imposition of restrictions on marketing and sales practices, distribution arrangements and payment of inducements;

•	establishing statutory capital and surplus requirements;

•	approving changes in control of insurance companies;

•	restricting the payment of dividends and other transactions, including loans, advances and transfers of property and assets, between affiliates;

•	establishing assessments and surcharges for guaranty funds, second-injury funds and other mandatory pooling arrangements;

•	requiring insurers to dividend to policyholders any excess profits;

•	regulating the types, amounts and valuation of investments; and

•	regulating a variety of other financial and non-financial components of an insurer’s business.

In recent years, the state insurance regulatory framework has come under increased federal scrutiny, and some state legislatures have considered or enacted laws and state insurance departments have adopted regulations that may alter or increase state authority to regulate insurance companies and insurance holding companies, including the adoption of the NAIC’s Annual Financial Reporting Model Regulation, also known as the Model Audit Rule, or a similar regulation, or modifications or updates thereto in each state of domicile of our insurance subsidiaries. The purpose of the Model Audit Rule is to improve state insurance departments’ surveillance of the financial condition of insurers. Further, the NAIC and state insurance regulators continually reexamine existing laws and regulations, specifically focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws and regulations.

Traditionally, the U.S. federal government did not directly regulate the business of insurance. However, federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. These areas include financial services regulation, securities regulation, privacy, tort reform legislation and taxation. In view of recent events involving certain financial institutions and the financial markets, Congress has recently passed the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to in this prospectus as the “Dodd-Frank Act,” which provides for the regulation of financial institutions, including insurance companies, and financial activities that represent a systemic risk to financial stability or the U.S. economy. The Dodd-Frank Act, which was signed by the President on July 21, 2010, provides for, among other things, the creation of the Financial Stability Oversight Council and the Federal Insurance Office. The stated purposes of the Financial Stability Oversight Council are to identify risks to the financial stability of the U.S., promote market discipline and respond to emerging risks to the U.S. financial system. The Financial Stability Oversight Council has the authority to designate a nonbank financial company (defined by the Dodd-Frank Act as a company that predominantly engages in financial activities) to be regulated by the Board of Governors of the U.S. Federal Reserve, which we refer to in this prospectus as the “Board of Governors,” if such company’s financial distress or its nature, size, scale, concentration, interconnectedness or mix of activities would pose a threat to the financial stability of the U.S., which we refer to in this prospectus as a “Supervised Company.” Under the Dodd-Frank Act, in the event that an insurance company or an insurance holding company is designated as a Supervised Company by the Financial Stability Oversight Council, its insurance holding company system would become subject to prudential regulation (including capital requirements, leverage limits, liquidity requirements and examinations) by the Board of Governors. Therefore, if we or Liberty Mutual are designated as a Supervised Company by the Financial Stability Oversight Council, we could become subject to supervision by the Board of Governors under the Dodd-Frank Act. The activities of a Supervised Company may, in addition to prudential regulation, be further restricted in the event that the Board of Governors determines that such Supervised Company poses a grave threat to the financial stability of the U.S. Upon such a determination, the Board of Governors may limit the ability of such Supervised Company to enter into merger transactions, restrict its ability to offer financial products, require it to terminate one or more activities, or impose conditions on the manner in which it conducts activities. In addition, Supervised Companies may be subject to assessments by the Federal Depository Insurance Corporation under the Dodd-Frank Act to fund the liquidation or restructuring of troubled financial companies whose failure would pose a significant risk to the financial stability of the U.S.

Under the Dodd-Frank Act, the Federal Insurance Office will be established within the U.S. Treasury Department to monitor all aspects of the insurance industry and its authority would likely extend to all lines of insurance that our insurance subsidiaries write. The director of the Federal Insurance Office will serve in an advisory capacity to the Financial Stability Oversight Council and have the ability to recommend that an insurance company or an insurance holding company be subject to heightened prudential standards. The Dodd-Frank Act also provides for the preemption of state laws in certain instances involving the regulation of reinsurance and other limited insurance matters. At this time, we cannot assess whether any other proposed legislation or regulatory changes will be adopted, or what impact, if any, the Dodd-Frank Act or any other such legislation or changes could have on our results of operations, financial condition or liquidity.

Further, in a time of financial uncertainty or a prolonged economic downturn, regulators may choose to adopt more restrictive insurance laws and regulations. For example, insurance regulators may choose to restrict the ability of insurance subsidiaries to make payments to their parent companies or reject rate increases due to the economic environment.

Our ability to change our rates in response to competition or to increased costs depends, in part, on whether the applicable state insurance rate regulation laws requires the prior approval of a rate increase by or notification to the applicable insurance regulators either before or after a rate increase is imposed. See “Regulation — Rate and Form Approvals.”

Compliance with applicable laws and regulations is time consuming and personnel-intensive, and changes in these laws and regulations may materially increase our direct and indirect compliance and other expenses of doing business, thus having a material adverse effect on our financial condition and results of operations. If there were to be changes to statutory or regulatory requirements, we may be unable to fully comply with or maintain all required insurance licenses and approvals. Regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals. If we do not have all requisite licenses and approvals, or do not comply with applicable statutory and regulatory requirements, the regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our insurance activities or monetarily penalize us, which could have a material adverse effect on our results of operations, financial condition or liquidity. We cannot predict with certainty the effect any proposed or future legislation or regulatory initiatives may have on the conduct of our business. See “Regulation.”

Insurance laws or regulations that are adopted or amended, in addition to changes in federal statutes, including, but not limited to, the Gramm-Leach-Bliley Act and the McCarran-Ferguson Act, financial services regulations and federal taxation, may be more restrictive than current laws or regulations and may result in lower revenues or higher costs of compliance and thus could have a material adverse effect on our results of operations and limit our growth.

The amount of statutory capital that we have and must hold to maintain our claims paying ratings and meet other requirements can vary significantly from time to time and is sensitive to a number of factors outside of our control.

Accounting standards and statutory capital and reserve requirements for our insurance subsidiaries are prescribed by the applicable insurance regulators and the NAIC. Insurance regulators have established regulations that provide minimum capitalization requirements based on risk-based capital, which we refer to in this prospectus as “RBC,” formulas for insurance companies. The RBC formula for property and casualty companies adjusts statutory surplus levels for certain underwriting, asset, credit and off-balance sheet risks.

In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors — the amount of statutory income or losses generated by our insurance subsidiaries (which itself is sensitive to equity market and credit market conditions), the amount of additional capital our insurance subsidiaries must hold to support business growth, changes in equity market levels, the value of certain fixed-income and equity securities in our investment portfolio, the value of certain derivative instruments, changes in interest rates and foreign currency exchange rates, as well as changes to the NAIC RBC formulas. Most of these factors are outside of our control. Our claims paying ratings are significantly influenced by our insurance subsidiaries’ statutory surplus amounts and RBC ratios. Due to all of these factors, projecting statutory capital and the related RBC ratios is complex.

Changes to methods of marketing and underwriting in certain areas are subject to state-imposed restrictions.

Our ability to change our methods of marketing and underwriting in certain areas, such as in California and in the coastal areas of Florida and New York, is subject to state-imposed restrictions. These restrictions include, but are not limited to, restrictions on the use of named storm deductibles, restrictions on the use of underwriting guidelines that use an insured’s geographic area as a factor, restrictions on exiting certain lines of business based on geographic or other considerations without notice to or approval by the state insurance department and restrictions on the ability to write private passenger automobile insurance unless an insurer also writes homeowners coverage in the state. As a result, it may be more difficult for us to significantly reduce our exposure in these areas.

Mandated market mechanisms may require us to underwrite policies with a higher risk of loss and assessments and other surcharges for guaranty funds and second-injury funds may reduce our profitability.

We are often required to participate directly or indirectly in mandatory shared market mechanisms as a condition of our licenses to do business in certain states. These markets, which are commonly referred to as “residual markets” or “involuntary markets,” generally consist of risks considered to be undesirable from a standard or routine underwriting perspective. In 2009, approximately 1% of our net written premiums related to our participation in mandatory shared market mechanisms. Underwriting performance related to assigned risk plans, a form of mandated market mechanism, is typically adverse and, as a result, we are required to underwrite some policies with a higher risk of loss than we would normally accept.

Each state dictates the level of insurance coverage that is mandatorily assigned to participating insurers within these markets. Typically, the amount of involuntary policies we are obligated to write in a given year is based on our historical market share of all voluntary policies written within that state for particular lines of business. Liabilities for guaranty fund and other insurance-related assessments are accrued when an assessment is probable, when it can be reasonably estimated, and when the event obligating the entity to pay an imposed or probable assessment has occurred (based on future premiums for property and casualty insurance lines of business). As of June 30, 2010 and December 31, 2009 and 2008, included in other assets were $2 million, $4 million and $2 million, respectively, of related assets for premium tax offsets or policy surcharges. The related asset is limited to the amount that is determined based on future premium collections or policy surcharges from policies in force. Current assessments are expected to be paid out over the next five years, while premium tax offsets are expected to be realized within one year.

In addition, virtually all states require insurers licensed to do business in their state to bear a portion of the loss suffered by some insureds as the result of impaired or insolvent insurance companies. These guaranty funds are funded by assessments. The liability balance was $28 million as of June 30, 2010 and $31 million as of both December 31, 2009 and 2008. The effect of these assessments or changes in them could reduce our profitability in any given period or limit our ability to grow our business. We cannot predict the impact, if any, that these matters may have on our financial condition, results of operations or liquidity or on the property and casualty insurance industry.

We may not maintain favorable claims-paying ratings, which could adversely affect our ability to conduct business.

We may not maintain favorable claims-paying ratings, which could adversely affect our ability to conduct business. Third party rating agencies assess and rate the financial strength and claims-paying ability of insurers and reinsurers. These claims-paying ratings are based upon criteria established by the rating agencies and are subject to revision at any time at the sole discretion of the agencies. Some of the criteria relate to general economic conditions and other circumstances outside the rated company’s control. These claims-paying ratings are used by policyholders and independent agents as an important means of assessing the suitability of insurers as business counterparties and have become an increasingly important factor in establishing the competitive position of insurance companies. These claims-paying ratings do not refer to our ability to meet non-insurance obligations, and are not a recommendation to purchase or discontinue any policy issued by us or to buy, hold or sell our securities. Our insurance subsidiaries’ and controlled affiliates’ current claims-paying ratings are “A−” (“Strong,” the seventh highest of 21 ratings) (stable outlook) from S&P, “A” (“Excellent,” the third highest of 15 ratings) (negative outlook) from A.M. Best and “A2” (“Good”, the sixth highest of 21 ratings) (negative outlook) from Moody’s. Periodically, the rating agencies evaluate us to confirm that we continue to meet the criteria of the claims-paying ratings previously assigned to us. A downgrade or withdrawal of our claims-paying ratings could limit or prevent our insurance subsidiaries from writing new insurance policies or renewing existing insurance policies, which would have a material adverse effect on our results of operations, financial condition or liquidity.

Our insurance subsidiaries are also participants in an intercompany reinsurance pooling agreement that allows them to obtain a uniform rating from A.M. Best. If one or a few of the insurance subsidiaries experience a deterioration in its financial condition, the uniform rating of the entire pool could suffer a downgrade.

We anticipate that our claims-paying ratings have been and will continue to be coupled with the claims paying ratings of Liberty Mutual. See “— Risks Relating to our Relationship with Liberty Mutual — Our claims-paying ratings will be dependent upon the claims-paying ratings of Liberty Mutual and could be adversely affected in the event that Liberty Mutual’s financial condition deteriorates.”

On April 23, 2008, following the announcement of the agreement to acquire Safeco, S&P and Moody’s each revised its outlook of Liberty Mutual Group and its subsidiaries to negative. On September 25, 2008, following the close of the acquisition of Safeco, S&P downgraded the claims-paying ratings of the insurance companies that constitute the Liberty Mutual Insurance Group and returned its outlook to stable. On March 9, 2009, Moody’s affirmed the claims-paying ratings of Liberty Mutual and its subsidiaries and maintained a negative outlook. On April 9, 2009, A.M. Best reaffirmed the claims-paying ratings of the Liberty Mutual

Insurance Companies and revised its ratings outlook to negative from stable. Subsequently, on June 11, 2010, A.M. Best reaffirmed its claims-paying ratings and maintained a negative outlook.

In view of the difficulties experienced recently by many financial institutions, including our competitors in the insurance industry, it is possible that the external rating agencies: (1) will heighten the level of scrutiny that they apply to such institutions; (2) will increase the frequency and scope of their reviews; and (3) may adjust upward the capital and other requirements employed in their models for maintenance of certain rating levels.

We cannot predict what actions rating agencies may take, or what actions we may take in response to the actions of rating agencies, which could adversely affect our business. As with other companies in the financial services industry, our ratings could be downgraded at any time and without any notices by any rating agency which could have a material adverse effect on our results of operations, financial condition or liquidity.

We are a holding company with no direct operations, and our insurance subsidiaries’ ability to pay dividends to us is restricted by law.

As a holding company with no direct operations and whose only significant assets are the capital stock of our subsidiaries, we rely on dividends and other permitted payments from our subsidiaries to pay our expenses. Our subsidiaries may not be able to generate cash flow sufficient to pay a dividend or distribute funds to us. In addition, applicable state laws that regulate the payment of dividends by our insurance subsidiaries could prohibit such dividends or distributions. Under the insurance laws of the jurisdictions in which our insurance subsidiaries are domiciled or commercially domiciled, an insurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by regulatory authorities. Generally, our insurance subsidiaries have the ability to pay dividends during any 12-month period, without having to obtain the prior approval of regulatory authorities, in an amount equal to the greater of statutory net income for the preceding year or 10% of statutory surplus as of the end of the preceding year, subject to the availability of unassigned funds. During the six months ended June 30, 2010, our insurance subsidiaries declared and paid dividends to Liberty Mutual Agency Corporation totaling $2.471 billion. As a result of these dividends, our insurance subsidiaries’ capacity to pay us any dividends without prior approval by regulatory authorities, at least for the twelve months following the date their most recent dividends were paid, was exhausted. We have obtained regulatory approval for our top-tier insurance subsidiaries to pay additional dividends to us in the aggregate amount of $721 million. Such dividends were paid in August of 2010. We believe that our cash balances, cash flows from operations and cash flows from investments are adequate to meet expected cash requirements for the foreseeable future on both a holding company and operating subsidiary level. However, if our insurance subsidiaries cannot pay dividends in future periods, beginning in 2010, we may have difficulty paying dividends on our common stock and meeting our holding company expenses. For additional information relating to insurance regulations governing our operations, see “Regulation.”

Inflation, including, but not limited to, repair cost and medical inflation, could have a material adverse effect on our results.

Historically, massive government spending aimed at spurring the economy has been followed by increased inflation. The effects of inflation could cause the severity of claims from catastrophes or other events to rise in the future. Our reserves for claims and claim adjustment expenses includes assumptions about future payments for settlement of claims and claims handling expenses, such as repair cost, medical expenses and litigation costs. To the extent that actual inflation increases significantly more than such assumptions, we may be required to increase our loss reserves with a corresponding reduction in our net income in the period in which the deficiency is identified.

Cyclicality of the property and casualty insurance industry may cause fluctuations in our results of operations, financial condition or liquidity.

The property and casualty insurance business is cyclical in nature and has historically been characterized by periods of intense price competition, which could have an adverse effect on our results of operations and financial condition. Periods of intense price competition historically have alternated with periods when shortages of underwriting capacity have permitted attractive premium levels. Any significant decrease in the premium rates we can charge for property and casualty insurance would adversely affect our results.

Our Personal and Commercial segments are particularly affected by the cyclicality of loss cost trends. Factors that affect loss cost trends in automobile underwriting include inflation in the cost of automobile repairs, medical care, litigation of liability claims, improved automobile safety features, legislative changes and general economic conditions. Factors that affect loss costs trends in property underwriting include inflation in the cost of building materials and labor costs and demand caused by weather-related catastrophes. Factors that affect loss cost trends in workers compensation underwriting include inflation in the cost of medical care, litigation of liability claims and general economic conditions. Property and casualty insurers, including us, are often unable to increase premium rates until some time after the costs associated with the coverage have increased, primarily as a result of state insurance regulation and laws. Therefore, in a period of increasing loss costs, profit margins decline.

We expect to continue to experience the effects of this cyclicality which, during down periods, could have a material adverse effect on our results of operations, financial condition or liquidity.

Loss of or significant restriction on the use of credit scoring, education and occupation data in the pricing and underwriting of our products could reduce our future profitability.

We use credit scoring, education and occupation data as factors in pricing decisions where permitted under state law. Some consumer groups and regulators have questioned whether the use of credit scoring, education and occupation data unfairly discriminates against lower-income, minority and elderly consumers and are calling for the prohibition of or restriction on the use of such factors in underwriting and pricing. Enactment in a large number of states of laws or regulations that significantly curtail the use of credit scoring, education or occupation data in the underwriting process could reduce our future profitability.

We could be adversely affected if our controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective.

Our business is highly dependent on our ability to engage on a daily basis in a large number of insurance underwriting, claim processing and investment activities, many of which are highly complex. These activities often are subject to internal guidelines and policies, as well as legal and regulatory standards. A control system, no matter how well designed and operated, can provide only reasonable assurance that the control system’s objectives will be met. If our controls are not effective, it could lead to financial loss, unanticipated risk exposure (including, but not limited to, underwriting, credit and investment risk) or damage to our reputation.

Potential changes in federal or state tax laws could adversely affect our business, results of operations, financial condition or liquidity.

Our investment portfolio has benefited from tax exemptions and certain other tax laws, including, but not limited to, those governing dividends-received deductions and tax credits. Due in large part to the recent financial crisis that has affected the federal and many state governments, there may be a risk that federal and/or state tax legislation could be enacted that would result in higher taxes on insurance companies and/or their policyholders. Whether in connection with crisis management, deficit reduction, or various types of fundamental tax reform, federal or state tax legislation could be enacted that would lessen or eliminate some or all of the tax advantages currently benefiting us and could adversely affect the value of our investment portfolio. Such changes could also result in lapses of policies currently held and/or our incurrence of materially higher corporate taxes.

Our participation in a securities lending program subjects us to potential liquidity and other risks.

We have engaged in securities lending activities from which we generate net investment income from the lending of certain of our fixed maturity and short-term investments to other institutions. Our securities lending program is managed by Liberty Mutual, which is responsible for borrower identification and screening, lending activities and collateral management. We generally obtain cash or securities collateral from borrowers of these securities in an amount equal to at least 102% of the fair value of the loaned securities plus accrued interest, which is obtained at the inception of a loan and maintained at a level greater than or equal to 102% for the duration of the loan. At December 31, 2009, we had no loans outstanding where we had accepted at the inception of the loan collateral less than 102% of the fair value of such loaned securities. This collateral is held by a third-party custodian, and we have the right to access the collateral only in the event that the institution borrowing our securities is in default under the lending agreement. The loaned securities remain our recorded asset. Our collateral reinvestment guidelines encourage a risk adverse investment allocation of cash received as collateral for loans. We accept cash as collateral for securities on loan and restrict the manner in which that cash is subsequently invested. We do not recognize the receipt of securities collateral held by the third-party custodian or the obligation to return the securities collateral; however, we do recognize the receipt of cash collateral and the corresponding obligation to return the cash collateral.

Returns of loaned securities by the third parties would require us to return any collateral associated with such loaned securities. In some cases, the maturity of the securities held as invested collateral (i.e., securities that we have purchased with cash received from the third parties) may exceed the term of the related securities on loan and the estimated fair value may fall below the amount of cash received as collateral and invested. If we are required to return significant amounts of cash collateral on short notice and we are forced to sell securities to meet the return obligation, we may have difficulty selling such collateral that is invested in securities in a timely manner, be forced to sell securities in a volatile or illiquid market for less than we otherwise would have been able to realize under normal market conditions, or both. In addition, under stressful capital market and economic conditions, such as those conditions we experienced during 2008 and 2009, liquidity broadly deteriorates, which may further restrict our ability to loan securities. If we decrease the amount of our securities lending activities over time, the amount of investment income generated by these activities will also likely decline.

Our business success and profitability depend, in part, on effective utilization of information technology systems and our implementation of technology innovations.

We depend on information technology systems for conducting business and processing insurance claims. Access to these technology systems, along with the development and support of them, are provided by Liberty Mutual pursuant to the Intercompany Agreement and a services agreement that we will enter into with Liberty Mutual in connection with this offering, which we refer to in this prospectus as the “Services Agreement.” Critical elements of our business operations are dependent on the continued maintenance and availability of these existing technology systems. Our continued long-term success requires that we remain innovative and select strategic technology initiatives, in a cost and resource efficient manner, to drive down overall expenses and improve the value to the business.

As a subsidiary of Liberty Mutual, we have access to a variety of technology system development projects, such as the current creation of a unified underwriting platform by Liberty Mutual. These types of strategic initiatives are long-term in nature and may be affected by a variety of unknown business and technology related factors. As a result, the potential associated chargeback expenses relating to these projects from Liberty Mutual may adversely impact our expense ratios if they exceed our current estimates. Further, the technology system development process may not deliver the benefits and efficiencies that we expected during the initial stages of the projects.

We rely on a variety of software license agreements with third party vendors that are held by Liberty Mutual. Following this offering, we expect to continue to rely on Liberty Mutual and its affiliates and their agreements with such third party vendors for the provision of necessary software and information technology services pursuant to the Intercompany Agreement and the Services Agreement.

In addition, we do not own any of our operating systems or underwriting platforms. Liberty Mutual licenses these systems to us pursuant to the terms of the Intercompany Agreement. See “Certain Relationships

and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement.”

Liberty Mutual’s agreements with third party vendors pursuant to which we receive certain of our software and technology may not allow us to continue to receive the benefits of such agreements once we are no longer a wholly-owned subsidiary of Liberty Mutual. There is no assurance that we will be able to replace the third party software in a timely manner or on terms and conditions, including, but not limited to, cost, as favorable to those we received through Liberty Mutual. Additionally, in the event Liberty Mutual ceases to own more than 50% of the combined voting power of our outstanding common stock, Liberty Mutual also may terminate our operating system and underwriting platform licenses. See “Certain Relationships and Related party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement.” Although we have the right to enter into a transition services agreement with Liberty Mutual for a period of at least 18, but not more than 36, months following termination of these licenses, we will be responsible for any license or other costs associated with continued access to software provided by third party vendors. At the termination of the transition services agreement, Liberty Mutual has agreed to license us the software for our core claims, underwriting, financial reporting and billing systems, including ECLPS. However, Liberty Mutual may terminate these licenses in the event we undergo a change in control or a material change in our business occurs. Even though we will have licenses for these systems and platforms, there is no assurance that these systems and platforms will be able to be maintained at the same levels or at the same costs as they were when we were receiving information technology services directly from Liberty Mutual.

Our ability to provide competitive services to agencies and new and existing policyholders in a cost effective manner and our ability to implement strategic initiatives could be adversely affected by either an increase in costs for these projects or our inability to obtain them from Liberty Mutual. We may not be able to meet our information technology requirements in a manner or on terms and conditions, including, but not limited to, costs, as favorable as those we have previously received from Liberty Mutual, which could have a material adverse effect on our operations, financial condition, or liquidity.

If we experience difficulties with technology or data security, our ability to conduct our business could be negatively affected.

Liberty Mutual provides us with technology and data security services under the Services Agreement. While technology can streamline many business processes and ultimately reduce the cost of operations, technology initiatives present certain risks. We use computer systems, including, but not limited to, our automated underwriting platforms, to store, retrieve, evaluate and utilize customer and company data and information. Our information technology and telecommunications systems, in turn, interface with and rely upon third-party information networks and systems. Our business is highly dependent on the availability, speed and reliability of these networks and systems to perform necessary business functions, such as providing new-business quotes, processing new and renewal business, making changes to existing policies, filing and paying claims, and providing customer support.

We rely on internet applications to receive submissions from our agents, and we may increasingly rely on internet applications. In some instances, our agents are required to access separate business platforms to execute the sale of our personal insurance or commercial insurance products. If internet disruptions or agent frustration with our business platforms or distribution initiatives result in a loss of business, this could have a material adverse effect on our results of operations, financial condition or liquidity.

Our information technology systems and the networks on which we rely may be vulnerable to physical or electronic intrusions, viruses or other attacks, programming errors and similar disruptions. A shut-down of, or inability to, access one or more of our facilities, a power outage or a disruption of one or more of these information technology, telecommunications or other systems or networks could significantly impair our ability to perform those functions on a timely basis, which could hurt our business and our relationships with our agents and policyholders. Computer viruses, hackers and other external hazards could expose our data systems to security breaches. These increased risks, and expanding regulatory requirements regarding data security, could expose us to data loss, monetary and reputational damage and significant increases in compliance costs. As a result, our ability to conduct our business might be adversely affected.

In the event of a disaster, our business continuity plan may not be sufficient, which could have a material adverse effect on our results of operations, financial condition or liquidity.

Liberty Mutual provides us with business continuity services through the Services Agreement. Our infrastructure supports a combination of local and remote recovery solutions for business resumption in the event of a disaster. In the event of either the destruction of any of our office buildings or the inability to access any of those buildings, our business recovery plan provides for our employees to perform their work functions via a dedicated business recovery site located approximately 50 miles from our main office, by remote access from an employee’s home or by relocation of employees to our other offices. However, in the event of a full scale local or regional disaster, our business recovery plan may be inadequate, and our employees and sales representatives may be unable to carry out their work, which could have a material adverse effect on our results of operations, financial condition or liquidity.

Acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences.

We will selectively investigate and pursue acquisition opportunities if we believe that such opportunity is consistent with our long-term objectives and that the potential rewards of the acquisition exceed the risks. The process of integrating an acquired company or business can be complex and costly, however, and may create unforeseen operating difficulties and expenditures. For example, acquisitions may present significant risks, including, but not limited to:

•	the potential disruption of our ongoing business;

•	the reduction in cash available for operations and other uses and the potential dilutive issuance of equity securities or the incurrence of debt;

•	the ineffective integration of underwriting, claims handling and actuarial practices and systems;

•	the increase in the inherent uncertainty of reserve estimates for a period of time, until stable trends re-establish themselves within the combined organization, as past trends (that were a function of past products, past claims handling procedures, past claims departments and past legal and other experts) may not repeat themselves;

•	the diversion of management time and resources to acquisition integration challenges;

•	the loss of key employees; and

•	the cultural challenges associated with integrating employees.

There is no guarantee that any businesses acquired in the future will be successfully integrated, and the ineffective integration of our businesses and processes may result in substantial costs or delays and adversely affect our ability to compete. Also, the acquired business may not perform as projected, and any cost savings and other synergies anticipated from the acquisition may not materialize.

We are subject to a variety of modeling risks which could have a material adverse impact on our business results; in the absence of an industry standard for catastrophe modeling, our estimates may not be comparable to other insurance companies.

Property and casualty business is exposed to many risks. These risks are a function of the environments within which we operate. Certain exposures can be correlated with other exposures, and an event or a series of events can impact multiple areas of our company simultaneously and have a material effect on our results of operations, financial position and liquidity. These exposures require an entity-wide view of risk and an understanding of the potential impact on all areas of our company.

We rely on complex financial models, including, but not limited to, computer models and modeling techniques, which have been developed internally or by third parties to provide information on items such as historical loss costs and pricing, trends in claims severity and frequency, the effects of catastrophe losses, investment performance and portfolio risk. For example, we estimate a probable maximum loss, which we refer to in this prospectus as “PML,” for various catastrophe exposures using models, such as AIR Worldwide® Clasic/2tm and Risk Management Solutions RiskLink®, and other tools that require assumptions around several variables to model the event and its potential impact. Inadequacies in the models and modeling techniques that we use and/or faulty assumptions or granularity of data could lead to actual losses being materially higher than we anticipated based on our analysis of the modeled scenarios. As a result, we could experience unexpectedly high losses through concentrated risk in certain geographic areas, we could make ineffective or inefficient reinsurance purchases, and/or suffer unnecessary investment losses. While the models and modeling techniques that we use are relatively sophisticated, the value of the quantitative market risk information they generate is limited by the limitations of the modeling process. We believe that financial and computer modeling techniques alone do not provide a reliable method of monitoring and controlling market risk. Therefore, such modeling techniques do not substitute for the experience or judgment of our senior management.

There is no industry standard for the modeling of catastrophe risk. As a result, our estimates may not be comparable to those of other insurance companies.

We cannot predict the impact that changing climate conditions, including, but not limited to, legal, regulatory and social responses thereto, may have on our business.

Various scientists, environmentalists, international organizations, regulators and other commentators believe that global climate change has added, and will continue to add, to the unpredictability, frequency and severity of natural disasters (including, but not limited to, hurricanes, tornadoes, freezes, other storms and fires) in certain parts of the world. In response to this belief, a number of legal and regulatory measures as well as social initiatives have been introduced in an effort to reduce greenhouse gas and other carbon emissions which some believe may be chief contributors to global climate change. We cannot predict the impact that changing climate conditions, if any, will have on our results of operations or our financial condition. Moreover, we cannot predict how legal, regulatory and social responses to concerns about global climate change will impact our business.

We will incur increased costs as a result of being a public company.

As a public company, we will incur legal, accounting and other expenses that we did not incur as an indirect wholly-owned subsidiary of Liberty Mutual. The Sarbanes-Oxley Act of 2002, as amended, which we refer to in this prospectus as “Sarbanes-Oxley,” particularly Section 404, and related rules of the United States Securities and Exchange Commission, which we refer to in this prospectus as the “SEC,” and the Nasdaq Global Select Market, which we refer to in this prospectus as “Nasdaq,” regulate corporate governance practices of public companies. We expect that compliance with these public company requirements will increase our costs and make some activities more time-consuming than they have been in the past when we were wholly-owned by Liberty Mutual. While we have spent considerable time and resources assisting Liberty Mutual in its voluntary efforts to comply in substance with certain requirements similar to those imposed on publicly-traded companies by Sarbanes-Oxley, we will incur all expenses of complying with Sarbanes-Oxley and other federal securities laws ourselves going forward.

Risks Relating to Our Relationship with Liberty Mutual

We have no experience operating as a stand-alone company and immediately following this offering we will not have our own employees or executives until January 1, 2011 and will be solely dependent on the management, personnel and facilities of Liberty Mutual, and will thereafter remain significantly dependent on Liberty Mutual.

Prior to this offering, we were a wholly-owned subsidiary of Liberty Mutual Group. As a wholly-owned subsidiary, we had no employees or executives and relied solely on Liberty Mutual for necessary services, including for expertise in all areas of our business and operations. Immediately following this offering, personnel whose employment is dedicated to our business and operations, including our executive officers, will remain the employees of Liberty Mutual, subject to a planned transfer of certain of those employees and officers to us by January 1, 2011, whom we refer to in this prospectus as “Agency Corporation Dedicated Employees.” Agency Corporation Dedicated Employees provide risk underwriting, claims processing, claims adjustments, policyholder services, contract management and administration, accounting, actuarial, risk management, financial, human resources, marketing and strategic support, policy administration and production, legal, regulatory compliance, reinsurance, general administration and other services necessary to our and our subsidiaries’ day-to-day business operations. Liberty Mutual provides us with additional corporate services through employees that service us and other affiliates of Liberty Mutual. Until Liberty Mutual transfers the Agency Corporation Dedicated Employees to us or we directly hire employees to work for us, we will remain solely dependent upon Liberty Mutual to provide all necessary services for our businesses. Following the transfer, Liberty Mutual employees will continue to provide us with certain accounting, actuarial, risk management, financial, investment management, cash management, tax, auditing, purchasing, payroll processing, human resources and employee relations and/or benefits, marketing, strategic support, information technology, software support, business continuity, policy administration and production, real estate management, legal, regulatory compliance, complex and emerging risks claims, administration of our run-off operations, reinsurance, general administration and other services. See “Certain Relationships and Related Party Transactions.” If we are not successful at operating our business under these arrangements or if either we or Liberty Mutual are unable to retain or hire personnel necessary for our business under such arrangements, then our results of operations, financial condition or liquidity may be materially adversely affected.

We currently have, and after this offering will continue to have, contractual arrangements which require us to obtain the necessary services above from Liberty Mutual rather than providing those services ourselves or contracting with a third party. We cannot assure you that, after the completion of this offering, these services and arrangements will be sustained at the same level as when we were wholly-owned by Liberty Mutual or that we will obtain the same benefits. Under the Intercompany Agreement, Liberty Mutual has agreed not to terminate these arrangements, without cause, prior to December 31, 2010. Otherwise, Liberty Mutual generally has the right to terminate certain of these arrangements on 90 days notice or at any time after Liberty Mutual no longer owns or controls us. After the termination or expiration of these arrangements, we may not be able to replace these services and arrangements in a timely manner, on terms and conditions, including, but not limited to, cost, as favorable as those we have received from Liberty Mutual or that are economically acceptable. See “Certain Relationships and Related Party Transactions.”

In addition, we have benefited from being a subsidiary of a well-financed company and a part of an insurance holding company system led by Liberty Mutual. Following this offering, while we will continue to be a subsidiary of Liberty Mutual, we may gradually lose some benefits of being part of Liberty Mutual. While Liberty Mutual does not currently intend to sell down its position in our common stock following this offering, Liberty Mutual may elect to do so in the future. Accordingly, customers, agents, rating agencies and investors will assess our strengths and weaknesses independently, and this may have a negative effect upon our ability to attract new business and raise additional capital.

Service agreements and other arrangements with Liberty Mutual may not be on arm’s length terms.

Prior to and in connection with the initial public offering, we will have entered into numerous important contractual arrangements with Liberty Mutual. Because these agreements were made in the context of a parent-subsidiary relationship, we cannot confirm that such terms, such as the price we pay for such services, the standard of care owed by Liberty Mutual and any dispute resolution mechanisms, are as favorable to us as they might have been had we contracted with independent parties. These agreements include services agreements pursuant to which Liberty Mutual provides us with personnel and services necessary for the operation of our businesses, investment management and cash management agreements pursuant to which affiliates of Liberty Mutual manage our investment portfolio, revolving loan agreements pursuant to which Liberty Mutual provides a line of credit to our subsidiaries, a tax sharing agreement, a surety reinsurance agreement pursuant to which we reinsure surety business written by Liberty Mutual on our behalf, a registration rights agreement, real estate license agreements relating to office space occupied by us or Liberty

Mutual, the Run-Off Reinsurance Agreement, a trademark license agreement and the Intercompany Agreement. See “Certain Relationships and Related Party Transactions.”

We are highly dependent on Liberty Mutual for investment management services.

We are highly dependent on Liberty Mutual in connection with the management of our investment portfolio. Our investment portfolios are managed pursuant to investment management agreements and cash management agreements, all on a discretionary basis by Liberty Mutual. If we lose our investment relationship with Liberty Mutual, we may not be able to secure an investment manager or managers who will produce returns on our investments similar to those produced by Liberty Mutual in the past, or any positive returns at all. See “Certain Relationships and Related Party Transactions — Investment Management Agreements” and “Certain Relationships and Related Party Transactions — Cash Management Agreement.”

Following this offering, Liberty Mutual will also manage the investment portfolios of other subsidiaries of Liberty Mutual. Liberty Mutual is free, in its sole discretion, to make recommendations to others, or effect transactions on behalf of itself or others which may be the same as or different from those effected on our behalf. In addition, Liberty Mutual may, from time to time, for itself or its client cause, direct or recommend the purchase or sale of securities of the same or different class of the same issuer as securities that Liberty Mutual recommends to us. Liberty Mutual has no affirmative obligation to offer any investment to us, or to inform us of any investment opportunity, before offering such investment or opportunity to other funds or accounts that Liberty Mutual manages or advises or taking advantage of such investment opportunities for its own proprietary accounts. Liberty Mutual may recommend to other clients or for its own account, activities that would compete with or otherwise adversely affect us. Liberty Mutual is under no obligation to make consistent recommendations to, or effect similar transactions for, all or any of its clients. In the event that a determination is made that we and another client of Liberty Mutual should trade in the same investments on the same day, such investments will be allocated between us and other accounts in a manner that Liberty Mutual determines in accordance with its allocation procedures. Circumstances may occur in which an allocation could have adverse effects on us or the other client with respect to the price or size of securities positions obtainable or saleable. For a summary of our investment guidelines, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investment Portfolio.” There can be no assurance that we will receive investment opportunities of the same quality as those we might receive from an independent investment manager. Because the kinds of investment we can make are already limited to some extent by state insurance regulations, our investment options may therefore be further limited.

Our ability to compete effectively with respect to certain surety products is dependent on our underwriting limitation.

Our Surety segment currently offers surety products through our own insurance subsidiaries as well as through Liberty Mutual. Surety business written by Liberty Mutual on our behalf is ceded to us through an assumed reinsurance agreement with Liberty Mutual, which will be amended and restated in connection with this offering. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Restated Surety Reinsurance Agreement.”

Our Surety segment’s ability to attract large contract business depends on our underwriting limitations. The federal Miller Act requires a contractor awarded a federal construction contract to supply a surety bond issued by a company holding a U.S. Treasury Department Certificate of Authority. Upon review of each company’s financial information, the Treasury Department determines the underwriting limitation for each company. The underwriting limitation represents 10% of the company’s paid-in capital and surplus less certain deductions. Pursuant to Treasury Department regulations, a company may not issue a single bond that exceeds its underwriting limitation absent co-insurance or reinsurance for the amount in excess of its underwriting limitation. A surety carrier that writes business through a company with a high underwriting limitation has a competitive advantage in the surety marketplace. A company with a high underwriting limitation can write large surety bonds on its own financial strength without the need for reinsurance or co-insurance. Agents and surety bond customers view a high underwriting limitation as a sign of financial strength and stability when assessing a potential surety relationship. As of December 31, 2009, Liberty Mutual had an underwriting limitation of over $663 million. Peerless Insurance Company, which we refer to in this prospectus as “PIC,” is our subsidiary with the highest underwriting limitation, $157 million as of December 31, 2009.

Holders of our Class A common stock will have limited ability to influence matters requiring stockholder approval so long as we are controlled by Liberty Mutual and due to the relationship to Liberty Mutual of some of our directors and officers.

Following the completion of this offering, Liberty Mutual will beneficially own 100% of our Class B common stock and none of our Class A common stock, representing     % of the combined voting power of our outstanding common stock and     % of our total equity ownership. Holders of our Class A common stock will be entitled to one vote per share while holders of our Class B common stock will generally be entitled to ten votes per share. Liberty Mutual, as holder of our Class B common stock, will be entitled to additional rights that holders of Class A common stock will not have, such as the right to elect and remove certain directors, the ability to convert their shares of Class B common stock into shares of Class A common stock, and the right to consent to certain actions before they are taken by our company, as described in “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement” and “Description of Capital Stock — Approval Rights of Holders of Class B Common Stock. Until such a time as Liberty Mutual, or its successor, beneficially owns shares of our common stock representing less than a majority of the votes entitled to be cast by the holders of outstanding voting stock, Liberty Mutual will have the ability to take stockholder action without the vote of any other stockholder and without having to call a stockholder meeting and elect at least 80% of our directors, and investors in this offering will not be able to affect the outcome of any stockholder vote during this period. As a result, Liberty Mutual may, through our board of directors, influence matters affecting us, including:

•	any determination with respect to our business plans and policies;

•	any determination with respect to mergers, acquisitions and other business combinations;

•	our acquisition or disposition of assets;

•	our financing activities;

•	certain changes to our certificate of incorporation;

•	changes to agreements providing for our transition to becoming a public company; and

•	determinations with respect to enforcement of rights we may have against third parties.

Under the provisions of our certificate of incorporation and the Intercompany Agreement, the prior affirmative vote or written consent of the holders of a majority of the outstanding shares of the Class B common stock will be required in connection with various corporate actions by us until such time as Liberty Mutual ceases to beneficially own at least 20% of the shares of our outstanding common stock. The corporate actions requiring such prior consent include, subject to certain exceptions:

•	the adoption or implementation of any stockholder rights plan;

•	any consolidation or merger of us with any person, or entry into any other transaction or series of transactions that would otherwise result in a change of control;

•	any acquisition by us or any sale, lease, exchange or other disposition, or any series of related acquisitions or dispositions, involving consideration in excess of $25 million;

•	the issuance by us or one of our subsidiaries of any stock or stock equivalents;

•	the incurrence, issuance, assumption, guarantee or otherwise becoming liable for any debt, other than up to $200 million of debt in connection with our current revolving credit facility;

•	our dissolution, liquidation or winding up;

•	the election, designation, appointment or removal of any of our executive officers;

•	the declaration of dividends on any class or series of our capital stock other than preferred stock;

•	any change in our authorized capital stock or our creation of any class or series of capital stock;

•	any change in the number of directors on our board of directors, or filling any newly created seats or vacancies on our board of directors; or

•	the amendment of various provisions of our certificate of incorporation and bylaws.

In addition, for as long as Liberty Mutual beneficially owns at least 20% of our outstanding common stock, we will be required to receive Liberty Mutual’s prior consent for any action in regards to our enterprise risk profile that is inconsistent with the joint management of our enterprise risk with Liberty Mutual on a consolidated basis as directed by Liberty Mutual.

Under the Intercompany Agreement, Liberty Mutual will generally be entitled to purchase its pro rata economic share of any additional equity securities that we may issue and will receive Class B common stock if such equity securities are in the form of common stock. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement — Equity Purchase Rights.” As a result, Liberty Mutual will have the ability to increase its voting power in our common stock in the event we issue additional shares of common stock. See “— The voting power of Class A common stock may be diluted in the future if we issue additional equity securities.”

If Liberty Mutual does not provide any requisite consent allowing us to take such actions when requested, we will not be able to take such actions and, as a result, our results of operations, financial condition or liquidity may be harmed.

Liberty Mutual’s voting control and its additional rights described above may discourage transactions involving a change of control of us, including, but not limited to, transactions in which you as a holder of our Class A common stock might otherwise receive a premium for your shares over the then-current market price. While Liberty Mutual currently has no intent to do so, Liberty Mutual is not prohibited from selling a controlling interest in us to a third party and may do so without your approval and without providing a purchase of your shares of Class A common stock. Accordingly, your shares of Class A common stock may be worth less than they would be if Liberty Mutual did not maintain voting control over us or have the additional rights described above.

Our ability to undertake new risks may be restricted as a result of Liberty Mutual’s approval rights over changes in our enterprise risk management profile.

We assess our risk taking with the goal to be within our risk appetite in order to maintain value for all of the areas of our company. This approach to company-wide risk management is commonly referred to as enterprise risk management, which we refer to in this prospectus as “ERM.” Our philosophy and framework goes beyond the quantification, aggregation and identification of risks (and the correlations) inherent in the business and operations of the enterprise. This philosophy also provides our management with a framework for evaluating the assumption of risk in the context of expected profit potential and capital and rating implications based on the most up-to-date market intelligence and within the confines of prescribed underwriting and risk tolerance guidelines. Our ERM incorporates operational risk, tail events, reputational and other risks.

Our certificate of incorporation and the Intercompany Agreement will provide that for as long as Liberty Mutual beneficially owns at least 20% of our outstanding common stock, we are required to jointly manage our enterprise risk with Liberty Mutual (including, but not limited to, exposure to underwriting risks related to natural and other catastrophes, credit risk in our investment portfolios, insurance operations and otherwise and other risks that are of a nature subject to the oversight of Liberty Mutual’s enterprise risk management committee) on a consolidated basis with and as determined by Liberty Mutual. Our certificate of incorporation further provides that, to the fullest extent permitted by law, we renounce any interest or expectancy in, and waive any claim with respect to, any business opportunity that may otherwise be available to us were enterprise risk management not so managed. As a result, our ability to undertake new risks outside the risk appetite of Liberty Mutual, including, but not limited to, writing new lines of business and writing risks in certain geographic areas, may be restricted. See “— Risks Relating to Our Relationship with Liberty Mutual — Control of us by Liberty Mutual and the relationship to Liberty Mutual of some of our directors and officers may limit your ability to influence matters requiring stockholder approval,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Enterprise Risk Management,” “Certain

Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering” and “Description of Capital Stock-Approval Rights of Holders of Class B Common Stock.”

Control of us by Liberty Mutual and the relationship to Liberty Mutual of some of our directors and officers may result in conflicts of interest.

Because Liberty Mutual’s interests may differ from ours, actions that Liberty Mutual, as our controlling stockholder, may take with respect to us may not be favorable to us. As a result, conflicts of interest may arise between us and Liberty Mutual in a number of areas relating to our past and ongoing relationships. It is expected that certain of our directors will also be directors or executive officers of Liberty Mutual or its other affiliates. These relationships could create, or appear to create, potential conflicts of interest when these individuals are faced with decisions that could have different implications for us and Liberty Mutual. These potential conflicts could arise, for example, over matters such as the desirability of an acquisition opportunity, employee retention or recruiting, or our dividend policy. To address corporate opportunities that are presented to our directors or officers that are also directors or officers of Liberty Mutual or its other affiliates and other potential conflicts of interest, we will adopt a corporate opportunity policy which will be incorporated into our certificate of incorporation. See “Description of Capital Stock — Certificate of Incorporation Provisions Relating to Corporate Opportunities and Interested Directors.” We cannot assure you that the provisions in our certificate of incorporation will adequately address potential conflicts of interest or that potential conflicts of interest will be resolved in our favor or that we will be able to take advantage of corporate opportunities presented to individuals who are officers or directors of both us and Liberty Mutual or its other affiliates. As a result, we may be precluded from pursuing certain growth initiatives.

Our certificate of incorporation will provide that Liberty Mutual and its directors will have limited liability to us for engaging in certain competitive activities.

Our certificate of incorporation will provide that, subject to any contractual provision to the contrary, Liberty Mutual will not have an obligation to refrain from:

•	engaging in the same or similar business activities or lines of business as we do;

•	doing business with any of our clients or customers; or

•	employing or otherwise engaging any of our officers or employees.

Under our certificate of incorporation, neither Liberty Mutual nor any officer or director of Liberty Mutual, except as provided in our certificate of incorporation, will be liable to us or to our stockholders for breach of any fiduciary duty by reason of any of these activities. See “Description of Capital Stock — Certificate of Incorporation Provisions Relating to Corporate Opportunities and Interested Directors.”

We are prohibited from taking certain actions that could affect Liberty Mutual.

Our certificate of incorporation will provide that, without the consent of Liberty Mutual, we may not engage in any activity which would require Liberty Mutual to obtain any approval, consent or authorization of or under any law or with any regulatory agency or cause any of our directors who is also a director or officer of Liberty Mutual or its affiliates to be ineligible to serve, or prohibited from serving, as a director of Liberty Mutual or its other affiliates. As a result, if Liberty Mutual does not provide any requisite consent allowing us to take such actions when requested, we will not be able to take such actions and, as a result, our results of operations, financial condition or liquidity may be harmed. See “Description of Capital Stock — Provisions Relating to Regulatory Status.”

Our inability to resolve favorably any disputes that arise between us and Liberty Mutual with respect to our past and ongoing relationships may result in a significant reduction of our revenue.

Disputes may arise between Liberty Mutual and us in a number of areas relating to our ongoing relationships, including:

•	labor, tax, employee benefit, indemnification and other matters arising from our separation from Liberty Mutual;

•	services to be provided to us by Liberty Mutual;

•	employee retention and recruiting;

•	business combinations involving us;

•	sales or dispositions by Liberty Mutual of all or any portion of its beneficial ownership interest in us;

•	the nature, quality and pricing of services Liberty Mutual has agreed to provide us;

•	investment opportunities that may be attractive to both Liberty Mutual and us;

•	issues arising under the tax sharing agreement;

•	the Run-Off Reinsurance Agreement; and

•	business opportunities that may be attractive to both Liberty Mutual and us.

We have agreed to a dispute resolution mechanism with Liberty Mutual in several of our agreements, whereby we will attempt in good faith to negotiate a resolution of disputes arising between Liberty Mutual and our company without resorting to arbitration. If these efforts are not successful, the dispute will be submitted to binding arbitration. See “Certain Relationships and Related Party Transactions.” However, disputes may still arise and may not be resolved favorably for us.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.

The agreements we will enter into with Liberty Mutual may be amended upon agreement between the parties. While we are controlled by Liberty Mutual, we may not have the leverage to negotiate amendments to these agreements on terms as favorable to us as those we would negotiate with an unaffiliated third party.

Liberty Mutual may engage in the same type of business as us and thereby hamper our ability to successfully operate and expand our business.

Liberty Mutual is not exiting the property casualty insurance business as part of the initial public offering of our company. Because Liberty Mutual may currently or in the future engage in the same activities in which we engage, there is a risk that we may be in direct competition with Liberty Mutual. While Liberty Mutual has indicated to us that their current expectation is to manage their activities such that opportunities to acquire U.S. commercial lines property and casualty businesses focused on small and mid-size businesses, personal lines businesses and surety businesses distributed through independent agents will be pursued through our company, Liberty Mutual is not legally obligated to do so and could in the future manage their activities in a different way. Moreover, Liberty Mutual is not legally obligated to refrain from soliciting or hiring any of the Agency Corporation Dedicated Employees (which include our executives) following the transfer of employees and executives to us on January 1, 2011.

Due to the resources of Liberty Mutual, including, but not limited to, financial resources, name recognition and knowledge of our strengths, weaknesses and business practices, Liberty Mutual could have a significant competitive advantage over us should they decide to engage in the type of business we conduct, which may have a material adverse effect on our operations and financial condition. Liberty Mutual could additionally assert control over us in a way that could impede our growth or our ability to enter new markets or otherwise adversely affect our business.

Our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a stand-alone company and may not be a reliable indicator of our future results.

The historical and pro forma financial information included in this prospectus does not reflect the financial condition, results of operations or cash flows we would have achieved as a stand-alone company during the periods presented or those we will achieve in the future. This is primarily a result of the following factors:

•	Significant changes in our cost structure, financing and business operations have occurred as a result of the Transactions. As a result, the costs reflected in our historical consolidated and pro forma financial statements may not represent our costs in future periods including, but not limited to, the legal, accounting, compliance and other costs associated with being a public company with listed equity; see “— We have no experience operating as a stand-alone company and immediately following this offering we will not have our own employees or executives until January 1, 2011 and will be solely dependent on the management, personnel and facilities of Liberty Mutual, and will thereafter remain significantly dependent on Liberty Mutual”; and

•	Under some of our agreements with third parties, our separation from Liberty Mutual allows the other party to the agreement to terminate the agreement pursuant to a change of control provision, which may be triggered when Liberty Mutual’s ownership of our company decreases to less than 50%. If the other party to any of these agreements does not wish to continue the agreement, we may be required to terminate or modify our existing agreement or seek alternative arrangements, which could result in reduced sales, increased costs or other disruptions to our business.

We will be a “controlled company” within the meaning of the Nasdaq rules, and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

After the completion of this offering, Liberty Mutual will beneficially own more than 50% of the combined voting power of our outstanding common stock and we will be a “controlled company” under the corporate governance standards of Nasdaq. As a controlled company, certain exemptions under           standards free us from the obligation to comply with certain Nasdaq corporate governance requirements, including the following requirements:

•	that a majority of our board of directors consist of independent directors;

•	that we have a nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	for an annual performance evaluation of the nominating and governance committee and compensation committee.

As a result of our use of the “controlled company” exemptions, you will not have the same protection afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Third parties may seek to hold us responsible for liabilities of Liberty Mutual.

Third parties may seek to hold us responsible for Liberty Mutual liabilities. Under our Intercompany Agreement with Liberty Mutual, Liberty Mutual will indemnify us for claims and losses relating to liabilities related to the business of Liberty Mutual and its affiliates and not related to our business. However, if those liabilities are significant and we are ultimately held liable for them, we cannot assure you that we will be able to recover the full amount of our losses from Liberty Mutual.

We are party to a tax sharing agreement with Liberty Mutual and will be party to the Intercompany Agreement, which further addresses tax issues. Under these agreements our tax liabilities generally are determined as if we were not part of any consolidated, combined or unitary tax group of Liberty Mutual. We nonetheless could be held liable for the tax liabilities of other members of these groups for any taxable period during which we filed consolidated, combined or unitary tax returns with such members.

We have historically been included in Liberty Mutual’s consolidated group for U.S. federal income tax purposes, as well as in certain consolidated, combined or unitary groups that include Liberty Mutual and/or certain of its subsidiaries for state and local income tax purposes. We are party to a tax sharing agreement with Liberty Mutual. After this offering, we will also be party to the Intercompany Agreement, which applies the principles of the tax sharing agreement for purposes of other combined and unitary returns. Pursuant to these agreements, we and Liberty Mutual generally make or will make payments to each other such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries were or are included in Liberty Mutual’s consolidated group for U.S. federal income tax purposes or any other consolidated, combined or unitary group of Liberty Mutual and/or its subsidiaries, the amount of taxes to be paid by us is determined, subject to certain adjustments, as if we and each of our subsidiaries included in such consolidated, combined or unitary group had filed tax returns separate from Liberty Mutual. If we generate a loss that is used by Liberty Mutual, Liberty Mutual will compensate us for that loss when it could have been carried back by us to produce a refund or carried forward by us to reduce our taxable income.

We have been included in the Liberty Mutual consolidated group for U.S. federal income tax purposes for periods in which Liberty Mutual owned at least 80% of each of the total voting power and value of our outstanding stock and expect to be included in such consolidated group following this offering. Each member of a consolidated group during any part of a consolidated return year is severally liable for tax on the consolidated return of such year and for any subsequently determined deficiency thereon. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, for any period in which we are included in the Liberty Mutual consolidated group for U.S. federal income tax purposes or any other consolidated, combined or unitary group of Liberty Mutual and/or its subsidiaries, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of any such group. Under the tax sharing agreement and the Intercompany Agreement, Liberty Mutual indemnifies us for any income tax liability of Liberty Mutual for which we are held liable. In addition, by virtue of its controlling ownership and the existing tax sharing agreement, Liberty Mutual controls substantially all of our tax decisions and has sole authority to respond to and conduct tax proceedings, including tax audits relating to Liberty Mutual’s consolidated or combined income tax returns in which we are included.

We could be held liable for underfunded pension liabilities of Liberty Mutual.

We could also be held liable for underfunded liabilities under the Liberty Mutual pension plan. Liberty Mutual sponsors a tax-qualified defined benefit pension plan governed by the Employee Retirement Income Security Act of 1974, as amended, which we refer to in this prospectus as “ERISA.” This pension plan covers over 35,000 active and 38,000 terminated vested and retired employees of Liberty Mutual Group, and approximately 11,000 of these active participants will be employed by us, after 2010. Under ERISA, each member of a controlled group of corporations can be jointly and severally liable under certain circumstances for these pension liabilities as well as a termination premium of $1,250 per participant for up to a three-year period following an involuntary termination by the PBGC or a distress termination by Liberty Mutual of this pension plan. Under the Intercompany Agreement, Liberty Mutual will indemnify us for any of these pension liabilities for which we might be held liable. See “Certain Relationships and Related Party Agreements — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement.” However, if those liabilities are significant and we are ultimately held liable for them, we cannot assure that we will be able to recover the full amount of our losses from Liberty Mutual. As of the date of this prospectus, Liberty Mutual’s pension plan is in compliance with ERISA’s minimum funding standards and we are not aware of any current facts that would be reasonably likely to trigger any liability under ERISA to us with respect to underfunded amounts under Liberty Mutual’s pension plan. As of January 1, 2010, the fair market value of assets was $3.614 billion and the estimated funding target liability of this pension plan was $3.656 billion. Note that the funding target is not intended to represent the liabilities of the Liberty Mutual pension plan in the event of a plan termination. As of the date of this prospectus, $200 million has been contributed this year to the Liberty Mutual pension plan with respect to the 2009 tax year as permitted under the Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the “Code,” and this amount has been included in the fair market value shown above. We will separately establish a new defined benefit pension plan for future service provided by our employees effective as of January 1, 2011.

Our claims-paying ratings will be dependent upon the claims-paying ratings of Liberty Mutual and could be adversely affected in the event that Liberty Mutual’s financial condition deteriorates.

Given Liberty Mutual’s significant ownership and control, we anticipate and believe that our claims-paying ratings will be coupled with the claims-paying ratings of Liberty Mutual. As a result, any deterioration in the financial condition of Liberty Mutual, or any other event which the rating agencies deem to negatively impact the claims-paying of Liberty Mutual, could also negatively impact our claims-paying ratings. We do not know the circumstances under which the rating agencies would no longer couple our claims-paying ratings with Liberty Mutual’s.

We may not use the Liberty Mutual name under certain circumstances.

We market our insurance products using a co-branding strategy under which each of our operating segment brands is identified as a member of the Liberty Mutual Group. We have the right to use certain marks containing the words “Liberty Mutual” and the Statue of Liberty design under a Trademark License Agreement with Liberty Mutual. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Trademark License Agreement.” Liberty Mutual may terminate the Trademark License Agreement in the event it no longer beneficially owns more than 50% of the combined voting power of our common stock. Our inability to use the Liberty Mutual trademarks could adversely affect our go-to-market strategy because the strength of the Liberty Mutual trademarks cannot easily be replicated.

Risks Relating to This Offering and Ownership of Our Class A Common Stock

An active trading market for our Class A common stock may not develop, and you may not be able to sell your Class A common stock at or above the initial public offering price.

Prior to this offering, there has been no public market for our Class A common stock. An active trading market for shares of our Class A common stock may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of Class A common stock at an attractive price, or at all. The price for our Class A common stock in this offering will be determined by negotiations with Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters, and it may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your Class A common stock at or above the initial public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our Class A common stock, and it may impair our ability to motivate our management and employees through equity incentive awards and our ability to raise capital or acquire other companies by using our Class A common stock as consideration.

Because there has not been any public market for our Class A common stock, the market price and trading volume of our Class A common stock may be volatile.

You should consider an investment in our Class A common stock to be risky and you should invest in our Class A common stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. The price of our Class A common stock after the closing of this offering may fluctuate widely, depending upon many factors, including, but not limited to:

•	the perceived prospects for the insurance industry in general or for our company or Liberty Mutual;

•	differences between our actual financial and operating results and those expected by investors;

•	changes in the share price of public companies with which we compete;

•	news about our industry and our competitors;

•	changes in our relationship with Liberty Mutual;

•	news about our new products or services, enhancements, significant contracts, acquisitions or strategic investments;

•	changes in our capital structure, such as future issuances of securities, repurchases of our common stock or our incurrence of debt;

•	changes in general economic or market conditions;

•	broad market fluctuations;

•	regulatory actions or changes in applicable laws, rules or regulations;

•	unfavorable or lack of published research by securities or industry analysts; and

•	departures of key personnel.

Our Class A common stock may trade at prices significantly below the initial public offering price. In addition, when the market price of a company’s common equity drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

The price of our Class A common stock may decline due to the large number of outstanding shares eligible for future sale to the public.

Sales in the future of substantial amounts of our common stock that are currently beneficially owned by Liberty Mutual, or the possibility of these sales, may adversely affect the price of our common stock and may make it more difficult for us to raise capital through the issuance of equity securities. See “Certain Relationships and Related Party Transactions.”

After the completion of this offering, there will be           shares of our common stock outstanding. Of these shares, Liberty Mutual will beneficially own all of our outstanding Class B common stock, representing     % of the combined voting power of our outstanding common stock. Liberty Mutual may convert any shares of Class B common stock that they own into shares of Class A common stock at any time. Also, in connection with this offering, we have granted Liberty Mutual certain registration rights to sell their remaining common stock under the Securities Act of 1933, as amended (the “Securities Act”). Registration of these shares under the Securities Act would result in these shares, other than shares purchased by us or our affiliates, becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to their Offering — Registration Rights Agreement.” Shares of Class B common stock automatically convert into shares of Class A common stock upon a sale or transfer by Liberty Mutual. Liberty Mutual may elect to convert shares of Class B common stock that it beneficially owns into shares of Class A common stock and use such shares of Class A common stock as consideration to pay for future acquisitions by Liberty Mutual. The holding of such a large number of common stock by a single entity, and future sales of those shares (subject to the 180-day lockup that Liberty Mutual has agreed to in connection with this offering), could create an overhang effect that may depress the trading price of our Class A common stock.

The number of shares of Class A common stock that we are able to repurchase in the future may be limited by Liberty Mutual’s option to have us repurchase up to its pro rata share of our common stock whenever we repurchase Class A common stock.

Under the Intercompany Agreement, any time that we undertake a repurchase of shares of our Class A common stock held by stockholders other than Liberty Mutual, Liberty Mutual has the right to require us to repurchase up to its pro rata share of our common stock. Liberty Mutual must exercise its option to require us to repurchase its shares of our common stock prior to the beginning of any fiscal quarter in which we undertake a repurchase of shares of Class A common stock. The per share price that Liberty Mutual will receive for shares of our common stock that we repurchase from Liberty Mutual will be the weighted average price per share paid by us for Class A common stock repurchased from stockholders other than Liberty Mutual during such fiscal quarter. This option may limit our ability to repurchase shares of Class A common stock held by stockholders other than Liberty Mutual to the extent we are required to use funds available for stock repurchases to satisfy any repurchase obligation to Liberty Mutual. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement.”

The voting power of Class A common stock may be diluted in the future if we issue additional equity securities.

Under the Intercompany Agreement, Liberty Mutual has a preemptive right to purchase its pro rata share of any additional equity securities that we issue to persons other than Liberty Mutual until such time as Liberty Mutual ceases to beneficially own at least 20% of the shares of our outstanding common stock. In the event that the equity securities that we issue are for common stock, are convertible into or exchangeable for shares of our common stock or are options, warrants or rights to acquire shares of our common stock, Liberty Mutual is entitled to purchase its pro rata share of such equity securities in the form of shares of our Class B common stock or securities that are convertible into or exchangeable for shares of Class B common stock or options, warrants or rights to acquire shares of Class B common stock, as the case may be. Since shares of Class B common stock are generally entitled to ten votes per share, Liberty Mutual will have the ability to increase its voting power in our common stock in the event that we issue additional equity securities. The exercise by Liberty Mutual of this preemptive right would further dilute your ability to influence matters requiring stockholder approval. As a consequence of this preemptive right, Liberty Mutual’s ability to increase its voting power is disproportionate to that of holders of our Class A common stock. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement — Equity Purchase Rights.”

You may be prevented from recognizing a change of control premium on the sale of Class A common stock.

Liberty Mutual currently beneficially owns all of our outstanding common stock. After completion of this offering, Liberty Mutual will beneficially own 100% of our outstanding Class B common stock, representing     % of the combined voting power of our outstanding common stock. For as long as Liberty Mutual owns a majority of our voting securities, a takeover of our company will require Liberty Mutual’s approval. Because the Class B common stock has greater aggregate voting power than the Class A common stock, the accumulation of a significant block of Class B common stock after completion of this offering could result in a change of control without the affirmative vote of holders of Class A common stock.

In addition, provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or other change of control that a stockholder may consider favorable.

We plan to issue equity awards to our directors, executive officers and employees using our Class A common stock that could dilute your interest in us.

We will reserve           shares of our Class A common stock for issuance as equity awards to our executive officers, employees and directors and others that provide services to us. Available forms of equity award include stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards and other equity-based awards. Class A common stock that is issued and vested under these equity awards will result in dilution of your interest in us. See “Management — Compensation Discussion and Analysis” for further details regarding the Liberty Mutual Agency Corporation 2010 Executive Long-Term Incentive Plan and the equity awards that will be made in connection with this offering.

The anti-takeover provisions of our certificate of incorporation, bylaws and the Intercompany Agreement could delay or prevent an acquisition of us, which could decrease the trading price of our common stock.

Our certificate of incorporation and bylaws will contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions will include:

•	a board of directors that is divided into three classes with staggered terms;

•	after Liberty Mutual ceases to beneficially own a majority of the voting power of our common stock, elimination of the right of our stockholders to act by written consent;

•	rules regarding how our stockholders may present proposals or nominate directors for election at stockholder meetings;

•	following a distribution of Class B common stock by Liberty Mutual intended to qualify as a tax-free spin-off, the restriction that a beneficial owner of 10% or more of our Class B common stock may not vote in any election of directors unless such person or group also owns at least an equivalent percentage of Class A common stock or obtains approval of our board of directors either prior to acquiring beneficial ownership of at least 5% of our Class B common stock or, where such person acquires beneficial ownership of at least 5% of our Class B common stock solely as a result of such a distribution, prior to acquiring one additional share of our Class B common stock;

•	the prohibition of cumulative voting in the election of directors or any other matters;

•	the right of our board of directors to issue preferred stock without stockholder approval; and

•	limitations on the right of stockholders to remove directors.

We believe that these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in our best interests and that of our stockholders. See “Description of Capital Stock — Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws and the Intercompany Agreement.”

In addition, under the Intercompany Agreement, Liberty Mutual is generally entitled to purchase its pro rata economic share of any additional equity securities that we issue and will receive Class B common stock if such equity securities are in the form of common stock. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement — Equity Purchase Rights.” As a result, Liberty Mutual will have the ability to increase its voting power in our common stock in the event we issue additional shares of common stock.

Applicable insurance laws may make it difficult to effect a change of control of our company.

Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Generally, state statutes provide that “control” over a domestic insurer is presumed to exist where any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting stock of the domestic insurer, unless the applicable state insurance commissioner, upon application, determines otherwise. Prior to granting approval of an application to acquire control of a domestic insurer, a state insurance commissioner will typically consider such factors as the financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the applicant’s plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of our common stock may be deemed to have acquired such control, if the applicable state insurance commissioner, determines that such persons, directly or indirectly, exercise a controlling influence over our management or policies.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus may contain “forward-looking statements.” All statements, other than statements of historical facts, included or referenced in this prospectus that address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words “will,” “may,” “should,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to our:

•	business strategy;

•	reinsurance coverage;

•	catastrophic losses;

•	investment performance;

•	financial and operating targets or plans;

•	investment, economic and underwriting market conditions;

•	incurred unpaid claims and claim adjustment expenses and the adequacy of our claims and claim adjustment expense reserves and related reinsurance;

•	projections of revenues (including, but not limited to, premium rates (either for new or renewal business) and premium volume), income (or loss), earnings (or loss) per share, combined ratio, dividends, market share or other financial forecasts;

•	expansion and growth of our business and operations; and

•	liquidity and future capital expenditures.

These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform with its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including, but not limited to, the risks discussed in this prospectus under “Risk Factors.”

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET AND INDUSTRY DATA

This prospectus includes market and industry data and forecasts that we have developed from publicly available information, various industry publications, including reports by A.M. Best, other published industry sources, which include the 2008 Future One Agency Universe Study, prepared by the IIABA, Council of Insurance Agents & Brokers and our internal data and estimates. Industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Our internal data, estimates and forecasts are based upon information obtained from our customers, partners, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions.

The rankings of our company and our competitors reflected in this prospectus are derived from net written premiums for the year ended December 31, 2009. We obtained the net written premium information for our competitors through A.M. Best’s subscription-only online data system. A.M. Best aggregates information, such as net written premiums, from the statutory filings that we and our competitors file with state insurance departments. Our list of competitors consists of those companies listed on A.M. Best’s standard “AMB Financial Groups” list and who inform A.M. Best that they utilize independent agency distribution.

For purposes of the rankings of our three operating segments against our competitors, we compared our competitors’ net written premiums by line of business for the year ended December 31, 2009 against the net written premiums for the lines of business written by each of our three operating segments: Commercial, Personal and Surety. For the commercial lines rankings in this prospectus, we used our competitors’ total net written premiums reflected in A.M. Best’s data system and subtracted the net written premiums for (1) the lines of business discussed below for the surety and personal lines rankings and (2) the following seven lines of business that we do not write: mortgage guaranty, ocean marine, medical malpractice occurrence, group accident and health, aircraft, fidelity and credit, which aligns our competitors’ business mix with our own. For the personal lines rankings in this prospectus, we used our competitors’ net written premiums for homeowners, private passenger automobile physical damage and private passenger automobile liability lines of business. For the surety rankings in this prospectus, we used the net written premiums for our competitors’ surety line of business.

We also adjusted the net written premiums reported by certain of our competitors to reflect only business written through independent insurance agencies. For two of our competitors, Progressive Corporation and Zurich Financial Services (including Farmers Insurance Group), we only included the net written premiums of their respective insurance subsidiaries that distribute through independent agencies. With one of our competitors, Hartford Financial Services Group, Inc., we excluded personal lines business that Hartford Financial Services Group, Inc. identified in its Form 10-K for the year ended December 31, 2009 as having been written through an affinity channel. Lastly, we have excluded American International Group as one of our competitors because of the sale of its independent insurance agency business, as reported in its Form 10-K for the year ended December 31, 2009.

Based on the adjusted information derived from A.M. Best’s data system, we then used our net written premiums discussed in this prospectus under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” for the year ended December 31, 2009 to rank our company (and our operating segments) against our competitors. Our total net written premiums for the year ended December 31, 2009 also included $167 million of premium reported under our Corporate and Other segment. The addition of this premium does not impact the rankings reflected in this prospectus.

USE OF PROCEEDS

Our net proceeds from this offering are estimated to be $      million, or $      million if the underwriters’ over-allotment option as described under “Underwriting” is exercised in full, assuming an initial public offering price of $      per share (the midpoint of the range set forth on the cover of this prospectus) and after deducting an assumed underwriting discount and estimated offering expenses payable by us. All of the net proceeds of this offering (assuming no exercise of the over-allotment option) will be used by us to make the following payments to Liberty Mutual:

•	an estimated $ million to repay a portion of the $ million principal amount that remains outstanding under our note payable that we issued to Liberty Mutual in the original principal amount of $4 billion in February 2010 (the “February 2010 Note”), which note matures on February 29, 2012 and bears interest at an annual rate of 0.72%; and

•	an estimated $ million to repay a portion of a note payable that we will issue to Liberty Mutual prior to the closing of this offering, to complete the transfer of Ohio Casualty (the “Ohio Casualty Note”) to us. The principal amount of the Ohio Casualty Note will be equal to the net proceeds of this offering plus $ , and such note will mature on and will bear interest at an annual rate of %.

We did not and will not receive any cash proceeds from the issuance of the February 2010 Note or the Ohio Casualty Note. Both the Ohio Casualty Note and the February 2010 Note may be prepaid by us in full or in part without penalty at any time prior to maturity.

After application of the net proceeds described above (assuming no exercise of the underwriters’ over-allotment option) and after giving effect to cash on hand at Liberty Mutual Agency Corporation, we expect to retain approximately $      million at Liberty Mutual Agency Corporation for working capital, payments of dividends and debt service, and other general corporate purposes. To the extent the underwriters’ over-allotment option is exercised, we expect to use the net proceeds from such exercise for general corporate purposes.

DIVIDEND POLICY

Our board of directors currently intends to authorize the payment of a dividend of $      per Class A common share and Class B common share per quarter to our stockholders of record, beginning in the first quarter of 2011. Any determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our subsidiaries’ payment of dividends and/or other statutorily permissible payments to us, our results of operations and cash flows, our financial position and capital requirements, general business conditions, any legal, tax, regulatory and contractual restrictions on the payment of dividends, including, but not limited to, consent rights of Liberty Mutual as holder of our Class B common stock, and any other factors our board of directors deems relevant.

We are a holding company and have no direct operations. While our non-insurance subsidiaries are not subject to restrictions limiting their ability to declare and pay dividends other than those imposed by corporate law, our insurance subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. Our ability to pay dividends depends primarily on the ability of our insurance subsidiaries to pay dividends to us.

During the six months ended June 30, 2010, our insurance subsidiaries declared and paid ordinary and extraordinary dividends to Liberty Mutual Agency Corporation totaling approximately $2.471 billion. As a result of these dividends, our insurance subsidiaries’ capacity to pay us any dividends without prior approval by regulatory authorities, at least for the twelve months following the date these dividends were paid, was exhausted. We obtained regulatory approval for our top-tier insurance subsidiaries to pay additional dividends to us subsequent to June 30, 2010 in an aggregate amount of $721 million. Such dividends were paid to us in August of 2010. For the six months ended June 30, 2010 and 2009 we declared and paid dividends to Liberty Mutual of $4.047 billion and $32 million, respectively. During the years ended December 31, 2009, 2008 and 2007, we declared and paid dividends to Liberty Mutual of $84 million, $979 million and $0, respectively.

For more information regarding restrictions on the payment of dividends by us and our insurance subsidiaries, see “Regulation,” “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement — Restrictive Covenants” and “Description of Capital Stock — Approval Rights of Holders of Class B Common Stock.”

CAPITALIZATION

The table below sets forth, as of June 30, 2010:

•	our actual cash and short-term investments and capitalization; and

•	our pro forma cash and short-term investments and capitalization after giving effect to this offering (assuming no exercise of the underwriters’ over-allotment option) and the Transactions for which we have made pro forma adjustments as if they had occurred on June 30, 2010.

For more information about the Transactions, see “Pro Forma Consolidated Financial Statements.”

You should read the following information in conjunction with the information provided under the captions “Selected Historical Consolidated Financial Data,” “Pro Forma Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes which are included elsewhere in this prospectus, as well as the historical financial statements of Safeco and Ohio Casualty that are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated by reference herein.

	As of June 30, 2010
	Actual	Adjustments			Pro Forma
	(Dollars in millions)

Cash and short-term investments	$1,415	$		(A)	$

Debt
February 2010 Note payable	1,901			(B)		—
Ohio Casualty Note payable	—			(C)		—
Other long-term debt	57					—

Total long-term debt	1,958
Stockholders’ equity
Common Stock:
Class A (par value $ ; actual: shares issued and outstanding; pro forma: shares issued and outstanding)	—		—	(D)		—
Class B (par value $ ; actual: shares issued and outstanding; pro forma: shares issued and outstanding)	—		—			—
Additional paid-in capital	7,786			(D)
Retained earnings	167
Accumulated other comprehensive income	549

Total stockholders’ equity	8,502

Total capitalization	$10,460	$			$

(A)	Reflects the cash portion of the transfers made in August 2010 to Liberty Mutual to reduce the balance of the February 2010 Note.

(B)	Reflects the transfer of cash and investments in August 2010 and the transfer of a portion of the estimated net proceeds of this offering to Liberty Mutual to reduce the balance of the February 2010 Note.

(C)	Reflects the issuance of the Ohio Casualty Note in a principal amount equal to the net proceeds of this offering plus $ , less the transfer of a portion of the net offering proceeds to Liberty Mutual to reduce the balance of the Ohio Casualty Note.

(D)	Reflects a decrease for the dividend issued in the form of the Ohio Casualty Note (see Note (C)) and an increase for the estimated net proceeds of this offering. In the event that the underwriters’ over-allotment option is exercised, stockholders’ equity will increase and we will use the additional net proceeds for general corporate purposes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected historical consolidated financial data as of the dates and for the periods indicated. The selected historical consolidated financial data presented below are derived from our audited historical consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008, which have been audited by Ernst & Young LLP, an independent registered public accounting firm, as well as our unaudited consolidated financial statements for the six months ended June 30, 2010 and 2009 and as of June 30, 2010, which in each case have been prepared in accordance with GAAP and are included elsewhere in this prospectus. The selected historical consolidated financial data presented below for the years ended December 31, 2006 and 2005 and as of December 31, 2007, 2006 and 2005 are derived from our unaudited historical consolidated financial statements that are not included in this prospectus. These historical results are not necessarily indicative of results to be expected in any future period. In our opinion, the unaudited financial statements provided herein have been prepared on substantially the same basis as the audited historical consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for the periods presented. Operating results for the six months ended June 30, 2010 are not necessarily indicative of those to be expected for the full fiscal year.

Our results of operations for the years ended December 31, 2009, 2008 and 2007 are not directly comparable. We acquired Safeco on September 22, 2008 and Ohio Casualty on August 24, 2007. Each of these acquisitions significantly increased the size of our existing business and expanded the scope of our operations. The financial results of each of these acquired businesses are only included in our consolidated results from and after the respective dates of acquisition. Non-recurring items related to these acquisitions and the Transactions also affect the comparability of our financial results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Factors Affecting Comparability of Financial Information.”

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes included elsewhere in this prospectus, as well as the historical financial statements of Safeco and Ohio Casualty that are filed as exhibits to the registration statement of which this prospectus forms a part.

	Six Months
	Ended
	June 30,				Year Ended December 31,
	2010		2009		2009		2008		2007		2006		2005
	(Dollars in millions, except share data)

Statement of Operations Data
Net written premiums		$5,180		$4,975		$10,148		$6,704		$4,407		$3,748		3,530
Net premiums earned		5,113		5,080		9,983		6,913		4,325		3,636		3,474
Net investment income		463		439		910		719		405		308		272
Fee and other revenues		50		49		97		50		33		31		33
Net realized investment gains (losses)		227		(53)		(53)		(407)		(5)		—		45

Total revenues		5,853		5,515		10,937		7,275		4,758		3,975		3,824
Claims and claim adjustment expenses		3,636		3,291		6,157		4,326		2,601		2,342		2,205
General and administrative expenses		638		494		1,005		777		551		401		413
Goodwill impairment (1)		—		—		—		973		—		—		—
Amortization of deferred policy acquisition costs		1,186		1,209		2,392		1,664		1,056		866		808
Interest expense		10		2		4		21		6		1		1

Total claims and expenses		5,470		4,996		9,558		7,761		4,214		3,610		3,427
Income (loss) before income tax expense		383		519		1,379		(486)		544		365		397
Income tax expense		94		142		377		78		167		113		150

Net income (loss)		$289		$377		$1,002		$(564)		$377		$252		247

Less: Preferred stock dividends		18		32		63		—		—		—		—

Income (loss) available to common stockholders		$271		$345		$939		$(564)		$377		$252		$247

Share Data
Net income (loss) available to common stockholders per common share:
Basic	$		$		$		$		$		$		$
Diluted	$		$		$		$		$		$		$
Weighted average common shares outstanding:
Basic (2)
Diluted (2)
Non-GAAP Financial Measure (3)
Pre-tax operating income		$421		$588		$1,455		$934		$599		365		352
Reconciliation to net income (loss):
Net income (loss)		289		377		1,002		(564)		377		252		247
Less: Net realized investment gains (losses)		227		(53)		(53)		(407)		(5)		—		45
Add: Income tax expense		94		142		377		78		167		113		150
Add: Goodwill impairment (1)		—		—		—		973		—		—		—
Add: Integration and other acquisition related costs		(2)		16		23		40		50		—		—
Add: Run-off reserves (Run-Off Reinsurance Agreement) (4)		267		—		—		—		—		—		—

Pre-tax operating income		$421		$588		$1,455		$934		$599		$365		$352

	Six Months
	Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in millions, except share data)

Combined Ratio
Claims and claim adjustment expense ratio (5)	62.2%	64.6%	63.7%	64.7%	65.4%	62.2%	58.7%
Underwriting expense ratio (6)	31.2	31.4	31.7	33.0	35.0	34.3	34.0

Subtotal	93.4	96.0	95.4	97.7	100.4	96.5	92.7
Catastrophes (7)	8.0	5.6	4.4	5.1	2.1	4.0	3.1
Net incurred losses attributable to prior years	0.9	(5.4)	(6.2)	(7.2)	(7.4)	(1.8)	1.7

Combined ratio (8)	102.3%	96.2%	93.6%	95.6%	95.1%	98.7%	97.5%

	As of June 30,	As of December 31,
	2010	2009	2008	2007	2006	2005

Balance Sheet Data
Cash and investments	$19,732	$22,504	$20,062	$11,313	$6,694	$6,140
Premium and other receivables, net	2,491	2,405	2,567	1,438	1,090	1,012
Goodwill	3,054	3,054	3,054	1,345	290	290
Other assets	4,172	4,423	5,187	2,543	1,570	1,557

Total assets	29,449	32,386	30,870	16,639	9,644	8,999
Unpaid claims and claim adjustment expenses	12,222	12,053	12,651	7,307	4,327	3,944
Unearned premiums	4,749	4,658	4,837	2,519	1,741	1,644
Debt	1,958	78	82	216	10	28
Other liabilities	2,018	3,400	2,999	1,132	1,006	837

Total liabilities	20,947	20,189	20,569	11,174	7,084	6,453
Stockholders’ equity (9)	8,502	12,197	10,301	5,465	2,560	2,546

(1)	Our goodwill asset as of June 30, 2010 was $3.054 billion, which remained unchanged from December 31, 2009 and 2008 and largely consists of purchase price in excess of net assets relating to the Ohio Casualty and Safeco acquisitions. These acquisitions resulted in significant cost synergies and other benefits throughout Liberty Mutual Group. Liberty Mutual Group performed an impairment analysis in the third quarter of 2009 using an income-based approach. Based on that analysis, the fair market value of Liberty Mutual Group’s Agency Markets business unit exceeded its carrying value and thus no impairment was necessary. However, because the legal entities that gave rise to this goodwill are part of our company, when we prepared our carve-out financial statements we were required under GAAP to record the full amount of the historical goodwill on our balance sheet and to test that goodwill for our financial statements at each of our reporting units (i.e., segments), only taking into account the synergies and benefits realized by each of our segments, without regard to synergies and benefits realized elsewhere in the Liberty Mutual Group. We conducted an impairment analysis on each of our segments on this required basis in the fourth quarter of 2008, and determined that the carrying value of the goodwill for our Personal segment exceeded its fair value, and recognized an impairment charge in our Personal segment of $973 million in 2008. However the carrying value of goodwill recorded in the consolidated financial statements of Liberty Mutual Group was unaffected.

(2)	Shares used in the historical earnings per share calculation represent shares of the Class B common stock outstanding subsequent to the , 2010 share recapitalization that increased the common shares outstanding from 1,000 to Class B shares. There is no difference between basic and diluted earnings per share because there were no outstanding options to purchase shares of our common stock or other potentially dilutive securities outstanding.

(3)	We consider pre-tax operating income to be a useful supplement to net income (loss), its most comparable GAAP measure, in evaluating our financial performance. We believe that the presentation of pre-tax operating income is valuable because it assists an investor in determining the degree to which our insurance-related revenues, composed primarily of net premiums earned, net investment income and fee and other revenues, have generated operating earnings after meeting our insurance-related obligations, composed primarily of claims and claim adjustment expenses and other operating costs.

(4)	Represents unfavorable incurred losses attributable to prior years of $142 million related to run-off reserves in our Corporate and Other segment and a one-time charge of $125 million associated with the Run-Off Reinsurance Agreement. On June 30, 2010 we entered into the Run-Off Reinsurance Agreement providing for indemnification by Liberty Mutual of up to $500 million of any adverse development that occurs subsequent to June 30, 2010 related to our run-off reserves in our Corporate and Other segment.

(5)	Calculated by dividing claims and claim adjustment expenses by net premiums earned (net of premiums earned attributable to prior years). Catastrophes and net incurred losses attributable to prior years are excluded from claims and claim adjustment expenses.

(6)	Calculated by dividing the sum of general and administrative expenses and amortization of deferred policy acquisition costs less fee revenues by net premiums earned (net of premiums earned attributable to prior years). Integration and other acquisition related costs associated with the Ohio Casualty and Safeco acquisitions, intangible amortization, and bad debt expenses have been excluded from the combined ratio. These costs are reflected within general and administrative expenses.

(7)	Calculated by dividing catastrophes by net premiums earned. Catastrophes include all current and prior year catastrophe losses.

(8)	Calculated by adding the claims and claim adjustment expense ratio, the underwriting expense ratio, the catastrophes ratio, and net incurred losses attributable to prior years’ combined ratio.

(9)	For the purposes of presenting the Selected Historical Consolidated Financial Data, the cumulative effect of the change in the method of accounting that resulted in an increase in the opening balance of retained earnings as of January 1, 2007 in the consolidated statement of changes in stockholders’ equity has been recognized in 2005.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following pro forma consolidated statements of operations for the six months ended June 30, 2010 and the year ended December 31, 2009 and the consolidated balance sheet as of June 30, 2010 have been derived by application of pro forma adjustments to our historical consolidated financial statements. The pro forma consolidated statements of operations give pro forma effect to this offering and the Transactions as if they had been completed on the first day of the periods presented and the pro forma consolidated balance sheet gives pro forma effect to this offering and the Transactions as if they had been completed as of June 30, 2010. The Transactions are described in more detail under “Summary — Transactions with Liberty Mutual” and “Certain Relationships and Related Party Transactions — The Transactions.” The pro forma consolidated financial data should also be read in conjunction with the information contained in “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The pro forma consolidated financial statements are prepared assuming that each share of Class A common stock offered hereby is sold at a price equal to the midpoint of the offering price range as set forth on the cover page of this prospectus and that the underwriters’ over-allotment option is not exercised.

The Transactions

The following are the Transactions for which we are giving pro forma effect:

•	February 2010 Note. On February 3, 2010, we declared and paid a dividend to Liberty Mutual in the form of a note payable in the aggregate principal amount of $4 billion due February 29, 2012, bearing interest at an annual rate of 0.72%. In April 2010, we repaid $2.099 billion of this note through a transfer to Liberty Mutual of investments and cash. In August 2010, we repaid an additional $811 million of this note through a transfer to Liberty Mutual of investments and cash.

•	Ohio Casualty Transfer. Prior to the closing of this offering, Liberty Mutual will cause Ohio Casualty to be transferred to us through a combination of a sale of Ohio Casualty common stock in exchange for the Ohio Casualty Note, payable by us to Liberty Mutual, and the contribution of the remaining Ohio Casualty common stock not already owned by us. At the time of the transfer, we will recognize the principal amount of the Ohio Casualty Note as a liability and reflect a dividend in an equal amount as a reduction to our stockholders’ equity. The contribution of shares will have no impact on our balance sheet because the results of Ohio Casualty have been included in our historical results for all periods presented through the application of carve-out accounting. The Ohio Casualty Note will mature on , and will bear interest at an annual rate of %. The actual aggregate principal amount of the Ohio Casualty Note will not be determinable until the pricing of this offering, but will equal the net proceeds of this offering plus $ . Regardless of the amount of the net proceeds of the offering, our pro forma stockholders’ equity and pro forma total long-term debt as of June 30, 2010 will remain constant at approximately $ million and approximately $ million, respectively, while the principal amount of the Ohio Casualty Note will fluctuate with the proceeds. See Note (F) of the accompanying notes to the pro forma financial statements.

•	Offering Proceeds. We expect to repay approximately $ million of the February 2010 Note and approximately $ million of the Ohio Casualty Note with net proceeds of this offering, which amounts assume that each share of Class A common stock offered hereby is sold at a price equal to the midpoint of the offering price range as set forth on the cover page of this prospectus. See “Use of Proceeds”. If the over-allotment option is exercised in full, our pro forma stockholders’ equity as of June 30, 2010 will increase to approximately $ million.

The principal changes to our historical consolidated financial statements resulting from the pro forma adjustments related to the Transactions, including this offering, are as follows:

Consolidated Statement of Operations

•	Investment Income. Investment income will decrease on a pro forma basis due to transfers of cash and investments to Liberty Mutual in partial satisfaction of the February 2010 Note; and

•	Interest Expense. Interest expense will increase on a pro forma basis due to higher average levels of outstanding debt following this offering.

Consolidated Balance Sheet

•	Cash and Investments. Cash and investments will decrease by approximately $811 million on a pro forma basis due to the transfer of cash and investments to Liberty Mutual in partial satisfaction of the February 2010 Note;

•	Debt. Debt will decrease by approximately $ million on a pro forma basis due to the transfer of cash and investments to Liberty Mutual in partial satisfaction of the February 2010 Note, the issuance of the Ohio Casualty Note to Liberty Mutual prior to the closing of this offering, and transfers to Liberty Mutual from the net proceeds of this offering in partial satisfaction of the February 2010 Note and the Ohio Casualty Note; and

•	Stockholders’ Equity. Stockholders’ equity will decrease by approximately $ million on a pro forma basis due to the dividend to Liberty Mutual associated with the Ohio Casualty Note issuance, partially offset by an increase in stockholders’ equity from the issuance and sale of Class A common stock in this offering.

The assumptions underlying the pro forma adjustments are described in the accompanying notes which should be read in conjunction with these pro forma consolidated financial statements.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The pro forma consolidated financial statements are included for informational purposes only and do not purport to represent what our results of operations or financial condition would have been had the offering and the Transactions actually occurred on the dates indicated, nor do they purport to project the results of our operations or financial condition for any future period or as of any future date.

Other Considerations

The following items are not reflected in the pro forma consolidated financial statements adjustments:

•	preferred stock dividends relating to the preferred stock cancelled on April 14, 2010. These dividends decreased the income (loss) available to common stockholders and will not be recurring; and

•	incremental ongoing costs or charges associated with being a publicly-traded company.

Our results for the first six months of 2010 were adversely impacted by a number of factors, primarily: (i) a one-time charge to general and administrative expenses of $125 million related to the Run-Off Reinsurance Agreement entered into on June 30, 2010 and described in “Summary — Transactions with Liberty Mutual” and (ii) $142 million in unfavorable incurred losses attributable to prior years related to the run-off reserves in our Corporate and Other segment (for which any adverse development that occurs subsequent to June 30, 2010 will be ceded to Liberty Mutual up to $500 million under the Run-Off Reinsurance Agreement).

Pro Forma Consolidated Statement of Operations

Six Months Ended June 30, 2010
(in millions, except per share amounts)

	Actual		Adjustments		Pro forma

Net premiums earned		$5,113	$		$
Net investment income		463		(A)
Fee and other revenues		50
Net realized investment gains		227

Total revenues		5,853
Claims and claim adjustment expenses		3,636
General and administrative expenses		638
Amortization of deferred policy acquisition costs		1,186
Interest expense		10		(B)

Total claims and expenses		5,470
Income before income tax expense		383
Income tax expense		94		(C)

Net income		$289	$		$
Less: Preferred stock dividends		18

Income available to common stockholders		$271	$		$

Income available to common stockholders per common share:
Basic	$		$		$
Diluted	$		$		$
Weighted average common shares outstanding(D)
Basic
Diluted

See notes to pro forma consolidated financial statements.

Pro Forma Consolidated Statement of Operations

Year Ended December 31, 2009
(in millions, except per share amounts)

	Actual		Adjustments		Pro forma

Net premiums earned		$9,983	$		$
Net investment income		910		(A)
Fee and other revenues		97
Net realized investment losses		(53)

Total revenues		10,937
Claims and claim adjustment expenses		6,157
General and administrative expenses		1,005
Amortization of deferred policy acquisition costs		2,392
Interest expense		4		(B)

Total claims and expenses		9,558

Income before income tax expense		1,379
Income tax expense		377		(C)

Net income		$1,002	$		$
Less: Preferred stock dividends		63

Income available to common stockholders		$939	$		$

Income available to common stockholders per common share:
Basic	$		$		$
Diluted	$		$		$
Weighted average common shares outstanding(D)
Basic
Diluted

See notes to pro forma consolidated financial statements.

Pro Forma Consolidated Balance Sheet

As of June 30, 2010
(in millions, except per share amounts)

	Actual	Adjustments		Pro forma

Cash and investments	$19,732	$	(E)	$
Premium and other receivables, net	2,491
Goodwill	3,054
Other assets	4,172

Total assets	$29,449	$		$

Unpaid claims and claim adjustment expenses	$12,222	$		$
Unearned premiums	4,749
Long-term debt	1,958		(F)
Other liabilities	2,018

Total liabilities	$20,947	$		$
Stockholders’ equity
Common stock:
Class A (par value $ ; actual: shares issued and outstanding; pro forma: shares issued and outstanding)			(G)

Class B (par value $ ; actual and pro forma: shares issued and outstanding)

Additional paid-in capital	7,786		(G)
Retained earnings	167
Accumulated other comprehensive income	549

Total stockholders’ equity	8,502		(G)

Total liabilities and stockholders’ equity	$29,449	$		$

See notes to the pro forma consolidated financial statements

Notes to the Pro Forma Consolidated Financial Statements

(A) Reflects a reduction of net investment income of approximately $      million and approximately $      million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively, based on the reduction of cash and investments related to the $2.099 billion transferred to Liberty Mutual in April 2010 (as reflected in the June 30, 2010 historical balance sheet) and the $811 million transferred to Liberty Mutual in August 2010 (as adjusted, see Note E below), in each case in partial satisfaction of the February 2010 Note. The reduction in net investment income represents the balance of the actual cash and investments transferred to Liberty Mutual broken out by asset category multiplied by the yield for the respective period associated with that asset category.

(B) This adjustment reflects the interest expense on the following indebtedness expected to be outstanding subsequent to this offering:

•	% on the estimated $ million outstanding principal amount of the Ohio Casualty Note (see Note F below); and

•	0.72% on the estimated $ million outstanding principal amount of the February 2010 Note.

This adjustment assumes the notes were outstanding from the first day of each of the periods presented. The June 30, 2010 adjustment was reduced by the interest expense of $10 million incurred during the period with respect to the February 2010 Note.

(C) Reflects the income tax expense of the adjustments in our statement of operations described in Notes (A) and (B) above at an assumed Federal statutory tax rate of 35%.

(D) Shares used in the historical earnings per share calculation represent the Class B shares outstanding subsequent to the          , 2010 share recapitalization that increased the common shares outstanding from 1,000 shares of common stock to      shares of Class B common stock. The shares used in the pro forma earnings per share calculation represent the sum of the shares of Class B common stock as well as the shares of Class A common stock expected to be outstanding subsequent to the offering. There is no difference between basic and diluted earnings per share because there were no outstanding options to purchase shares of our common stock or other potentially dilutive securities outstanding.

(E) Reflects transfers made in August 2010 to Liberty Mutual of $811 million of cash and investments to reduce the balance of the February 2010 Note.

(F) The lower long-term debt balance is a result of (i) a decrease in debt of approximately $811 million due to transfers of cash and investments to Liberty Mutual in partial satisfaction of the February 2010 Note (as described in Note E above), (ii) an increase in debt of approximately $      million due to the issuance of the Ohio Casualty Note prior to the closing of this offering, and (iii) a decrease in debt of approximately $      million from the application of the $      million estimated net proceeds of this offering (assuming the shares of Class A common stock are offered at $      per share, the midpoint of the offering price range set forth on the cover page of this prospectus) against the outstanding long-term debt balances.

The principal amount of the Ohio Casualty Note will be determined subsequent to the pricing of this offering and will equal the net offering proceeds plus $     . The remaining fair value of Ohio Casualty will be contributed by Liberty Mutual to the Company as a share contribution. See “The Transactions — Ohio Casualty Transfer.” The contribution of shares will have no impact on our balance sheet because the results of Ohio Casualty have been included in our historical results for all periods presented through the application of carve-out accounting. The pro forma adjustment related to the Ohio Casualty Note was determined based on the midpoint of the offering price range set forth on the cover of this prospectus. Regardless of the actual amount of net proceeds of the offering, our pro forma stockholders’ equity as of June 30, 2010 will be approximately $      million and our pro forma long-term debt as of such date will be approximately $      million. As illustrated below, to the extent that the actual net proceeds from the offering are higher or lower than such midpoint, pro forma long-term debt and pro forma stockholders’ equity will remain constant and the principal amount of the Ohio Casualty Note will fluctuate with the proceeds as shown below:

	Estimated Net	Principal Amount of	Total
Public offering price	Proceeds	Ohio Casualty Note	Long-term Debt	Stockholders’ Equity

Low	$	$	$	$
Mid	$	$	$	$
High	$	$	$	$

(G) Comprised of a decrease in stockholders’ equity of approximately $      million due to the dividend issued in the form of the Ohio Casualty Note (as described in Note F above), partially offset by the net proceeds from the issuance and sale of shares of Class A common stock in this offering, assuming that each share of Class A common stock offered hereby is sold at a price equal to the midpoint of the offering price range as set forth on the cover of this prospectus. As shown in the table to Note F, the principal amount of the Ohio Casualty Note will change based on the actual net proceeds of this offering. If the underwriters’ over-allotment option is exercised in full, pro forma stockholders’ equity as of June 30, 2010 will increase to approximately $      million and we will use the additional net proceeds for general corporate purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the historical consolidated financial statements included elsewhere in this prospectus or which have been filed as an exhibit to the registration statement of which this prospectus forms a part and are incorporated by reference in this prospectus. For an understanding of pro forma financial information taking into account the Transactions, please see the section entitled “Pro Forma Consolidated Financial Statements.” This discussion contains forward-looking statements that constitute our plans, estimates and beliefs. These forward-looking statements involve numerous risks and uncertainties, including, but not limited to, those discussed below and elsewhere in this prospectus in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” Actual results may differ materially from those contained in any forward-looking statements.

Overview

Business

We are the second largest writer of property and casualty insurance distributed through independent agencies in the United States, and the tenth largest writer of all property and casualty insurance in the United States, in each case based on 2009 net written premiums. We offer a balanced mix of commercial and personal property and casualty insurance coverage to small and mid-size businesses and individuals throughout the United States. We also provide contract and commercial surety bonds on a national basis. We conduct our business through three operating segments and a corporate segment. The following is a description of our three operating segments:

•	Commercial: Our Commercial segment uses our eight regional brands to offer insurance coverage for commercial multiple peril, commercial automobile, workers compensation, general liability and other commercial risks to small and mid-size businesses (generally fewer than 150 employees and annual insurance premiums under $150,000) and a national brand for excess casualty products.

•	Personal: Our Personal segment uses the Safeco Insurance brand to offer insurance coverage on a national basis for private passenger automobile, homeowners and other personal property and liability risks to individuals.

•	Surety: Our Surety segment offers contract and commercial surety bonds utilizing the Liberty Mutual Surety brand for large national accounts and the Liberty SuretyFirst brand for regional and individual accounts.

In addition to our three operating segments, we have a fourth segment, Corporate and Other, which reflects the results of external reinsurance, inter-segment reinsurance arrangements, run-off operations (see “— Critical Accounting Estimates — Claims and Claim Adjustment Expense Reserves — Corporate and Other — Run-Off Operations”), net realized investment gains (losses), unallocated investment income, and interest and other expenses. For a description of inter-segment reinsurance arrangements, see “— Overview — Inter-Segment Revenue and Expenses.”

Business Trends and Conditions

General Economic Conditions.  Excluding the discontinuation of the Homeowners Quota Share Treaty (see “— Consolidated Overview — Six Months Ended June 30, 2010 as Compared to Six Months Ended June 30, 2009 — Net Written Premiums”) and the impact of the Safeco acquisition, our net written premiums through the six months ended June 30, 2010 and for the year ended December 31, 2009 declined from the comparable periods in 2009 and 2008, respectively. The decline, in part, was attributable to adverse economic conditions. Commercial premiums are influenced by changing payroll levels, which are tied to employment. Personal premiums are influenced by various factors, including rates of home purchases and other homeownership trends and rates of new automobile purchases. Surety contract bond premiums are influenced by state and federal government budgets, which impact government sponsored construction and public works projects.

Competitive Environment.  The property and casualty insurance industry remains a largely fragmented industry with a few large carriers and many smaller insurers. Property and casualty insurance market conditions in our Commercial business continued to be competitive through the six months ended June 30, 2010, particularly for new business premiums. This competitive environment adversely impacted commercial lines rates, which has reduced underwriting margins, according to a fourth quarter 2009 Council of Insurance Agents & Brokers Commercial Market Survey. However, our Personal business generally continued to achieve rate increases for its products during 2009 and the first six months of 2010.

Loss Cost Trends.  Factors that affect loss cost trends in commercial and private passenger automobile underwriting include inflation in the cost of automobile repairs, medical care and litigation of liability claims, improved automobile safety features, legislative changes and general economic conditions. Factors that affect loss costs trends in property underwriting include inflation in the cost of building materials and labor costs and demand caused by weather-related and other catastrophes. Factors that affect loss cost trends in workers compensation underwriting include inflation in the cost of medical care, litigation of liability claims and general economic conditions. Medical treatments are also at risk from changes in state-mandated fee schedules. Personal lines frequency continues to be favorable, while the increase in severity is moderate, but within our overall expectations. Commercial lines severity has remained flat, in line with recent years, while frequency has come in lower than our expectations.

Cyclicality of the Property and Casualty Insurance Industry.  The property and casualty insurance business is cyclical in nature and has historically been characterized by periods of intense price competition, which could have an adverse effect on our results of operations and financial condition. Periods of intense price competition historically have alternated with periods when shortages of underwriting capacity have permitted more attractive premium levels. Any significant decrease in the premium rates we can charge for property and casualty insurance would adversely affect our results.

Factors Affecting Comparability of Financial Information

We have effected several significant transactions since December 31, 2009 and intend to effect several additional significant transactions prior to consummation of this offering. As a result of the Transactions, in future periods we expect to have higher levels of debt and interest expense and lower levels of stockholders’ equity and investment income resulting from dividends and transfers of cash and investments to Liberty Mutual prior to and concurrently with this offering. For additional information about the Transactions and the impact they would have had on our historical financial results and financial position, see “Pro Forma Consolidated Financial Statements” and “Certain Relationships and Related Party Transactions.”

The financial information included in this discussion for any particular fiscal period may not be directly comparable to the information presented for other fiscal periods and may not be representative of results in future fiscal periods. Key items that affect the comparability of our financial information are as follows:

Six Months Ended June 30, 2010 and 2009

Net income for the six months ended June 30, 2010 was $289 million, a decrease of $88 million, or 23.3%, from the six months ended June 30, 2009. The results of the first six months of 2010 were adversely impacted by a number of factors, primarily: (i) a one-time charge to general and administrative expenses of $125 million related to the Run-Off Reinsurance Agreement entered into on June 30, 2010, (ii) $142 million in unfavorable incurred losses attributable to prior years related to run-off reserves in our Corporate and Other segment (for which Liberty Mutual will indemnify us under the Run-Off Reinsurance Agreement for up to $500 million of any adverse development that occurs subsequent to June 30, 2010) and (iii) catastrophe losses of $410 million, which represented an increase of $125 million, or 43.9%, from the six months ended June 30, 2009, due to significant hail and other storms in Montana and across several states in the Midwest region. The aggregate impact of these factors reduced our pre-tax income in the six months ended June 30, 2010 by $392 million.

Years Ended December 31, 2009, 2008 and 2007

Acquisitions.  We acquired Safeco on September 22, 2008 and Ohio Casualty on August 24, 2007. Safeco was a publicly-traded insurance holding company that sold personal, commercial and surety products primarily through independent agents in the United States, with approximately $5.6 billion of net written premiums in 2007. Ohio Casualty was a publicly-traded insurance holding company that sold personal, commercial and specialty insurance products primarily through independent agents in the United States, with approximately $1.4 billion of net written premiums in 2006. Because the financial results of each of these acquired businesses are only included in our consolidated results from and after the date of acquisition, the results of operations for each of the fiscal periods presented below are not comparable. Historical financial information of Ohio Casualty and Safeco for periods prior to the date of acquisition have been filed as an exhibit to the registration statement of which this prospectus forms a part and are incorporated by reference in this prospectus. See “Incorporation of Financial Statements by Reference.”

Goodwill.  Our goodwill asset at June 30, 2010 was $3.054 billion, which was unchanged from December 31, 2009 and 2008 and largely consists of purchase price in excess of net assets relating to the Ohio Casualty and Safeco acquisitions. These acquisitions resulted in significant cost synergies and other benefits throughout Liberty Mutual Group. Liberty Mutual Group performed an impairment analysis in the third quarter of 2009 using an income-based approach. Based on that analysis, the fair market value of Liberty Mutual Group’s Agency Markets business unit exceeded its carrying value and thus no impairment was necessary. However, because the legal entities that gave rise to this goodwill are part of our company, when we prepared our carve-out financial statements we were required under GAAP to record the full amount of the historical goodwill on our balance sheet and to test that goodwill for our financial statements at each of our reporting units (i.e., segments), only taking into account the synergies and benefits realized by each of our segments, without regard to synergies and benefits realized elsewhere in the Liberty Mutual Group. We conducted an impairment analysis on each of our segments on this required basis in the fourth quarter of 2008, and determined that the carrying value of the goodwill for our Personal segment exceeded its fair value, and recognized an impairment charge in our Personal segment of $973 million in 2008. However, the carrying value of goodwill recorded in the consolidated financial statements of Liberty Mutual Group was unaffected.

Revenues and Expenses

The major components of our revenues are net premiums earned, net investment income, fee and other revenues and net realized investment gains (losses).

Net Premiums Earned.  Premiums earned on insurance policies are generally reported as earned income on a pro-rata basis over the terms of the respective policies as coverage is provided. For insurance policies with variable premiums, premium estimates are reviewed and updated periodically, with resulting adjustments reflected in current operating results.

Net Investment Income.  Net investment income includes interest, dividends and other earnings derived from our cash and invested assets minus the expenses associated with these investments.

Fee and Other Revenues.  Fee and other revenues are primarily comprised of premium installment fees and other miscellaneous revenues from involuntary assigned risk pools that are earned on a pro-rata basis over the term of the related policies.

Net Realized Investment Gains (Losses).  Net realized investment gains (losses) include gains and losses on sales of investments recognized in income using the specific identification method. Included in net realized investment gains (losses) are other-than-temporary impairment losses on our invested assets. Net realized investment gains (losses) exclude losses on investments accounted for using the equity method.

The major components of operating expenses are claims and claim adjustment expenses, general and administrative expenses, amortization of deferred policy acquisition costs, and interest expense.

Claims and Claim Adjustment Expenses.  Claims and claim adjustment expenses represent the total loss sustained by us, whether paid or unpaid. Unpaid claims and claim adjustment expense reserves represent management’s best estimate of the ultimate cost of unpaid claims and claim adjustment expenses for claims that have been reported but not yet paid and the cost of claims not yet reported. Also included are the estimated expenses of settling claims, including legal and other fees.

General and Administrative Expenses.  We include the following expenses, net of any portion associated with claims, within general and administrative expenses: expenses associated with the various services agreements with Liberty Mutual and its affiliates, intangible amortization, bad debt expenses, as well as other expenses associated with our insurance operations.

Amortization of Deferred Policy Acquisition Costs.  Costs that vary with and are primarily related to the acquisition of new insurance policies are deferred and amortized over the respective policy terms to the extent recoverable. Deferred policy acquisition costs include commissions, underwriting expenses and premium taxes and are amortized in proportion to the recognition of earned premiums.

Interest Expense.  Interest expense represents interest associated with our outstanding debt.

Inter-Segment Revenue and Expenses

Allocation of Investment Income.  We allocate a notional investment account and the related net investment income to our business segments. The notional investment account is equal to the beginning of year insurance liabilities for the segments plus capital allocated to the segments. Cash flow from operations during the year adds to the balance. We develop a benchmark investment yield that reflects the average planned total return on our investment portfolio and apply the benchmark investment yields to each business segment’s notional investment account as of the beginning of each year plus current year operating cash flows to produce total investment income by business segment. The difference between our actual net investment income and the allocated business segment investment income is reported in our Corporate and Other business segment along with all realized investment gains and losses.

Inter-Segment Reinsurance Arrangements.  We reinsure risks with external reinsurers on a company-wide basis through our Corporate and Other segment, which permits us to leverage our scale and diversification to maximize the efficiency of our external reinsurance purchases, and obtain more favorable terms than could any individual segment. We use inter-segment reinsurance arrangements as a tool to provide our Commercial and Personal segments the flexibility to retain the risks and benefits they believe are appropriate given the size and scope of their segment operations. The terms of our inter-segment reinsurance arrangements are finalized during our annual planning process in advance of their effective date and are reflected in the operating results of our segments on a basis that is consistent with external reinsurance. We believe that the pricing of our inter-segment reinsurance arrangements reflected in our results is consistent with market pricing. The use of inter-segment reinsurance arrangements has no effect on our consolidated results of operations or on our statutory financial statements.

Use of Non-GAAP Financial Measure

Certain tables and related disclosures in this prospectus refer to pre-tax operating income as a non-GAAP financial measure. We believe this measure provides useful information to investors in evaluating our financial performance. In addition, our management and board of directors use this measure to gauge the performance of our operations and for business planning purposes. In the following paragraphs, we provide a definition of this non-GAAP measure and explain our use of the measure and why we believe investors will find it useful.

Pre-Tax Operating Income.  Pre-tax operating income is a non-GAAP measure of our performance. We define pre-tax operating income as income (loss) before income tax expense excluding net realized investment gains (losses) and items that our management believes are not directly connected to the management of the insurance and underwriting aspects of our business. We consider pre-tax operating income to be an appropriate indicator of underwriting and operating results and a significant metric we utilize internally to evaluate performance. For a reconciliation of pre-tax operating income to net income (loss), see our consolidated results of operations for the six months ended June 30, 2010 as compared to the six months ended June 30, 2009, for the year ended December 31, 2009 as compared to the year ended December 31, 2008 and for the year ended December 31, 2008 as compared to December 31, 2007.

Net income (loss) is the most directly comparable GAAP measure to pre-tax operating income. Net income (loss) for any period presents the results of our insurance operations, as well as our net realized investment gains (losses), integration and other acquisition related costs, unfavorable incurred losses attributable to prior years related to run-off reserves in our Corporate and Other segment, a one-time charge associated with the Run-Off Reinsurance Agreement, and the adjustment to our goodwill asset that occurred in 2008.

We believe investors will find it useful to review the results of our insurance operations as reflected in our pre-tax operating income because it will assist an investor in determining whether our insurance-related revenues, comprised primarily of net premiums earned, net investment income and fee and other revenues, have generated operating earnings after meeting our insurance-related obligations, comprised primarily of claims and claim adjustment expenses, other operating expenses and interest expense.

Pre-tax operating income is not a substitute for net income determined in accordance with GAAP. The adjustments made to derive pre-tax operating income are important to understand our overall results from operations. Net realized investment gains (losses) and integration and other acquisition related costs occur in the periods presented. We believe the adjustments are appropriate because net realized investment gains (losses) are significantly impacted by both discretionary and economic factors which may not be indicative of future performance and the timing and amount of integration and other acquisition related costs are not connected to our management of the insurance and underwriting aspects of our business.

Consolidated Overview — Six Months Ended June 30, 2010 as Compared to Six Months Ended June 30, 2009

Net Written Premiums

The table below sets forth net written premiums by segment:

	Six Months Ended
	June 30,		Change
	2010	2009	$	%
	(Dollars in millions)

Commercial	$2,257	$2,328	$(71)	(3.0)%
Personal	2,495	2,231	264	11.8
Surety	363	337	26	7.7
Corporate and Other	65	79	(14)	(17.7)

Total net written premiums	$5,180	$4,975	$205	4.1%

Net written premiums increased $205 million, or 4.1%, over the six months ended June 30, 2009. The increase was primarily driven by additional retained premium of $216 million in the first six months of 2010 due to the discontinuation of a quota share reinsurance treaty, effective from December 31, 2008 to December 31, 2009 that covered our homeowners policies’ property and liability coverage, which we refer to in this prospectus as the “Homeowners Quota Share Treaty”. Excluding the effects of the Homeowners Quota Share Treaty, consolidated net written premiums decreased $11 million, or 0.2%, compared to 2009 due to a decline in commercial lines and private passenger automobile premium. These items were partially offset by an increase in homeowners premium and higher contract and commercial surety bond premium.

For a description of the Homeowners Quota Share Treaty, see “— Reinsurance Protection and Catastrophe Management.” Pursuant to the terms of the Homeowners Quota Share Treaty we ceded to unaffiliated reinsurers 31.7% of the net premiums earned on our homeowners line, subject to certain exclusions contained in the treaty. In turn, the reinsurers accepted 31.7% of our net liability for losses occurring during the effective period of the treaty, subject to certain loss occurrence and aggregate limits contained in the treaty. Any recoveries under the treaty are allocated between Liberty Mutual, which also ceded a quota share of its homeowners business, and us in the same ratio that each party’s losses bear to the total losses ceded under the treaty.

Results of Operations

The table below sets forth consolidated results of operations:

	Six Months Ended
	June 30,		Change
	2010	2009	$	%
	(Dollars in millions)

Revenues
Net premiums earned	$5,113	$5,080	$33	0.6%
Net investment income	463	439	24	5.5
Fee and other revenues	50	49	1	2.0
Net realized investment gains (losses)	227	(53)	280	*

Total revenues	5,853	5,515	338	6.1
Claims and expenses
Claims and claim adjustment expenses	3,636	3,291	345	10.5
General and administrative expenses	638	494	144	29.1
Amortization of deferred policy acquisition costs	1,186	1,209	(23)	(1.9)
Interest expense	10	2	8	*

Total claims and expenses	5,470	4,996	474	9.5
Income before income tax expense	383	519	(136)	(26.2)
Income tax expense	94	142	(48)	(33.8)

Net income	$289	$377	$(88)	(23.3)%

Reconciliation of net income
Net income	$289	$377	$(88)	(23.3)%
Less: Net realized investment gains (losses)	227	(53)	280	*
Add: Income tax expense	94	142	(48)	(33.8)
Add: Integration and other acquisition related (benefits) costs	(2)	16	(18)	(112.5)
Add: Run-off reserves (Run-off Reinsurance Agreement)	267	—	267	*

Pre-tax operating income	$421	$588	$(167)	(28.4)%

*	Not meaningful.

Revenues

Revenues increased $338 million, or 6.1%, over the six months ended June 30, 2009, primarily driven by net realized investment gains in 2010 compared to net realized investment losses generated in 2009 as well as higher earned premium and increased net investment income.

Net Premiums Earned.  Net premiums earned increased $33 million, or 0.6%, over the six months ended June 30, 2009. The increase reflected $214 million of additional retained earned premium in the first six months of 2010 due to the discontinuation of our Homeowners Quota Share Treaty, partially offset by the effects of declining net written premiums in the latter half of 2009 and the changes in 2010 net written premiums previously discussed.

Net Investment Income.  Net investment income increased $24 million, or 5.5%, over the six months ended June 30, 2009. The increase was primarily due to higher fixed maturity income of $17 million from higher average asset balances and a $30 million improvement in equity earnings on limited partnerships and limited liability companies (referred to as “LLCs” in this prospectus) from the prior year. These items were partially offset by a $15 million decrease in dividend income from equity securities as well as a $9 million decrease in income from cash and cash equivalents.

Fee and Other Revenues.  Fee and other revenues increased $1 million, or 2%, over the six months ended June 30, 2009. This was primarily the result of an increase in personal lines fee revenues due to the implementation of premium payment option programs in additional states, partially offset by a reduction in commercial lines installment fee revenues and lower revenues from involuntary market service carrier operations due to lower involuntary market premium volume.

Net Realized Investment Gains (Losses).  Net realized investment gains for the six months ended June 30, 2010 were $227 million as compared to net realized investment losses for the six months ended June 30, 2009 of $53 million, an increase of $280 million. The increase was primarily due to higher realized investment gains on sales of fixed maturities and equity securities of $226 million and $6 million, respectively, due to the strategic realignment of our investment portfolio, as well as a decrease in impairment losses of $48 million due to improved market conditions.

Claims and expenses

Claims and Claim Adjustment Expenses.  Claims and claim adjustment expenses increased $345 million, or 10.5%, over the six months ended June 30, 2009. The increase was primarily driven by unfavorable incurred losses attributable to prior years of $47 million in the first six months of 2010 compared to $272 million of favorable incurred losses in 2009 driving an increase in losses of $319 million, higher catastrophe losses of $125 million, additional retained losses of $103 million (excluding catastrophes) in 2010 related to the discontinuation of our Homeowners Quota Share Treaty, and unfavorable current year loss experience in our commercial multiple peril liability and workers compensation lines of business. These items were partially offset by favorable current year loss cost trends in our commercial and personal property product lines as well as the private passenger automobile liability product line and a decline in losses consistent with the changes in net premiums earned previously discussed (excluding the impact of the Homeowners Quota Share Treaty).

Catastrophe losses included in claims and claim adjustment expenses totaled $410 million for the six months ended June 30, 2010 compared to $285 million for the six months ended June 30, 2009, an increase of $125 million, or 43.9%. The increase in the 2010 period was due to significant hail and other storms in Montana that primarily impacted our Personal segment, increased losses in our Commercial segment associated with severe winter storms in the New England and Mid-Atlantic regions, and hail and other severe weather events across several states in the Midwest region driving material losses in both our Commercial and Personal segments. The increase was further impacted by additional retained losses of $46 million in 2010 related to the discontinuation of our Homeowners Quota Share Treaty. These items were partially offset by prior year catastrophe losses of $42 million that emerged in 2009 largely related to Hurricane Ike and two Pacific Northwest winter storms that occurred in the fourth quarter of 2008.

Unfavorable incurred losses attributable to prior years totaled $47 million through the first six months of 2010. Our Corporate and Other segment experienced $165 million of unfavorable incurred losses attributable to prior years which were primarily related to the run-off reserves in the general liability line of business acquired as part of the 2008 Safeco acquisition. Under the Run-Off Reinsurance Agreement, Liberty Mutual will indemnify us for up to $500 million of any adverse development that occurs subsequent to June 30, 2010 related to our run-off reserves in our Corporate and Other segment. The unfavorable incurred losses through the first six months of 2010 were partially offset by favorable incurred losses attributable to prior years of $53 million for our Surety segment in the first six months of 2010 reflecting better than expected paid and reported loss emergence in the more recent accident years. During the first six months of 2010 our Commercial segment experienced $39 million of favorable incurred losses attributable to prior years principally driven by 2009 fourth quarter property losses emerging at lower levels than expected due to benign severity trends. Additionally, favorable emergence of $26 million for our Personal segment in the first six months of 2010 was largely due to favorable trends in the private passenger automobile liability line due to moderate severity and favorable frequency trends across multiple accident years.

General and Administrative Expenses.  General and administrative expenses increased $144 million, or 29.1%, over the six months ended June 30, 2009. The increase was driven by a one-time charge of $125 million related to the Run-Off Reinsurance Agreement entered into on June 30, 2010, which provides for indemnification by Liberty Mutual of up to $500 million of any adverse development that occurs subsequent to June 30, 2010 related to our run-off reserves in our Corporate and Other segment, higher costs associated with increased quote activity, particularly in our Personal segment, and general cost increases. These items were partially offset by lower variable expenses consistent with the changes in net premiums earned previously discussed (excluding the impact of the Homeowners Quota Share Treaty), efficiencies gained from the integration of Safeco operations, and an $18 million decrease in integration and other acquisition related costs compared with the six months ended June 30, 2009.

Amortization of Deferred Policy Acquisition Costs.  The amortization of deferred policy acquisition costs decreased $23 million, or 1.9%, from the six months ended June 30, 2009. The decrease was driven, in part, by lower capitalized expenses in 2009 resulting from lower written premium.

Interest Expense.  Interest expense increased $8 million over the six months ended June 30, 2009. The increase reflected a higher average level of debt outstanding during 2010, which is described in more detail in the “— Liquidity and Capital Resources” section herein.

Income Tax Expense.  Federal and state income tax expense decreased $48 million, or 33.8%, from the six months ended June 30, 2009. Our effective tax rate for the six months ended June 30, 2010 was 24.5% compared to 27.4% in the same period in 2009. Our effective tax rate differed from the Federal statutory rate of 35% due, in part, to investment preference items. The change in the effective rate compared to the 2009 period was due to the level of tax exempt interest relative to overall earnings.

Net income

Net income decreased $88 million, or 23.3%, from the six months ended June 30, 2009. The decrease primarily reflected the charge of $125 million associated with the Run-Off Reinsurance Agreement, adverse prior year development related to our run-off reserves and the unfavorable catastrophe results discussed above, partially offset by net realized investment gains in 2010.

Pre-tax operating income

Pre-tax operating income decreased $167 million, or 28.4%, from the six months ended June 30, 2009. The decrease was primarily driven by a decrease in the amount of favorable incurred losses attributable to prior years in 2010 compared to 2009, higher catastrophe losses, unfavorable current year loss experience in our commercial multiple peril liability and workers compensation lines of business, and higher costs associated with increased quote activity, particularly in our Personal segment. These items were partially offset by favorable current year loss cost trends in our commercial and personal property product lines as well as the private passenger automobile liability line and efficiencies gained from the integration of Safeco operations.

Combined Ratio

The following table sets forth our consolidated combined ratios:

	Six Months Ended		Change in
	June 30,		Percentage
	2010	2009	Points

Claims and claim adjustment expense ratio (1)	62.2%	64.6%	(2.4)
Underwriting expense ratio (2)	31.2	31.4	(0.2)

Subtotal	93.4	96.0	(2.6)
Catastrophes (3)	8.0	5.6	2.4
Net incurred losses attributable to prior years	0.9	(5.4)	6.3

Combined ratio (4)	102.3%	96.2%	6.1

(1)	Calculated by dividing claims and claim adjustment expenses by net premiums earned (net of premiums earned attributable to prior years). Catastrophes and net incurred losses attributable to prior years are excluded from claims and claim adjustment expenses.

(2)	The underwriting expense ratio is calculated by dividing the sum of general and administrative expenses and amortization of deferred policy acquisition costs less fee revenues by net premiums earned (net of premiums earned attributable to prior years). Integration and other acquisition related costs associated with the Safeco acquisition, intangible amortization, and bad debt expenses have been excluded from the combined ratio. These costs are reflected within general and administrative expenses.

(3)	Calculated by dividing catastrophes by net premiums earned. Catastrophes include all current and prior year catastrophe losses.

(4)	Calculated by adding the claims and claim adjustment expense ratio, the underwriting expense ratio, catastrophes ratio, and net incurred losses attributable to prior years ratio.

Our combined ratio before catastrophes and net incurred losses attributable to prior years decreased 2.6 points from the six months ended June 30, 2009. The decrease in the claims and claim adjustment expense ratio was driven by favorable loss cost trends in our commercial and personal property product lines as well as the private passenger automobile liability product line, partially offset by unfavorable loss experience within our commercial multiple peril liability and workers compensation lines of business. The decrease in the underwriting expense ratio was due to efficiencies gained from the integration of Safeco operations, partially offset by higher costs associated with increased quote activity, particularly in our Personal segment.

Including the impact of catastrophes and net incurred losses attributable to prior years, the combined ratio increased 6.1 points over the six months ended June 30, 2009. The increase was driven by unfavorable incurred losses attributable to prior years primarily associated with the run-off reserves of our Corporate and Other segment (for which Liberty Mutual will indemnify us under the Run-Off Reinsurance Agreement for up to $500 million of any adverse development that occurs subsequent to June 30, 2010) versus favorable incurred losses in 2009 and higher catastrophe losses within our Commercial and Personal segments. These items were partially offset by the changes in the combined ratio discussed above.

Commercial

Net Written Premiums

The following table sets forth net written premiums by product line for our Commercial segment:

	Six Months Ended
	June 30,		Change
	2010	2009	$	%
	(Dollars in millions)

Commercial multiple peril	$879	$913	$(34)	(3.7)%
Commercial automobile	555	578	(23)	(4.0)
Workers compensation	440	443	(3)	(0.7)
General liability	242	248	(6)	(2.4)
Other (1)	141	146	(5)	(3.4)

Total net written premiums	$2,257	$2,328	$(71)	(3.0)%

(1)	Other net written premiums consist primarily of inland marine, farmowners multiple peril, allied lines, and fire.

Commercial Multiple Peril.  Commercial multiple peril net written premiums decreased $34 million, or 3.7%, from the six months ended June 30, 2009. The decrease was primarily driven by a decline in renewal premium in 2010 due to reduced insured exposures and the impact of negative audit premiums (premium increases or decreases associated with variations in the underlying insured exposure (such as payroll or sales)), reflecting the continuing effects of adverse economic conditions. This was partially offset by modest rate and retention increases and favorable new business levels.

Commercial Automobile.  Commercial automobile net written premiums decreased $23 million, or 4.0%, from the six months ended June 30, 2009. The decrease was primarily driven by lower retention and reduced insured exposures on renewal business due to the continuing effects of adverse economic conditions. These items were partially offset by favorable new business levels.

Workers Compensation.  Workers compensation net written premiums decreased $3 million, or 0.7%, from the six months ended June 30, 2009. The decrease was primarily driven by a decline in renewal premium in the 2010 period due to reduced insured exposures and the impact of negative audit premiums, both reflecting the continuing effects of adverse economic conditions. This was partially offset by a modest increase in retention and favorable new business levels.

General Liability.  General liability net written premiums decreased $6 million, or 2.4%, from the six months ended June 30, 2009. The decrease was primarily driven by a decline in renewal premium due to reduced insured exposures and the impact of negative audit premiums, both reflecting the continuing effects of adverse economic conditions. This was partially offset by modest rate and retention increases and favorable new business levels.

Other.  Other net written premiums decreased $5 million, or 3.4%, from the six months ended June 30, 2009. The decrease was driven by lower renewal premium, partially offset by modest premium rate increases and favorable new business levels.

Results of Operations

The following table sets forth results of operations for our Commercial segment:

	Six Months
	Ended
	June 30,		Change
	2010	2009	$	%
	(Dollars in millions)

Revenues
Net premiums earned	$2,272	$2,384	$(112)	(4.7)%
Net investment income	233	228	5	2.2
Fee and other revenues	17	20	(3)	(15.0)

Total revenues	2,522	2,632	(110)	(4.2)
Total claims and expenses (1)	2,438	2,435	3	0.1

Pre-tax operating income	$84	$197	$(113)	(57.4)%

(1)	Integration and other acquisition related costs associated with the Safeco acquisition of $6 million in the six months ended June 30, 2009 have been excluded from total claims and expenses.

Revenues

Revenues for our Commercial segment decreased $110 million, or 4.2%, from the six months ended June 30, 2009.

Net Premiums Earned.  Net premiums earned decreased $112 million, or 4.7%, from the six months ended June 30, 2009. The decrease reflected declining net written premiums in the latter half of 2009 and the changes in 2010 net written premiums previously discussed.

Net Investment Income.  Net investment income increased $5 million, or 2.2%, over the six months ended June 30, 2009. The increase reflected a higher invested asset base due to the continued investment of cash flow from operations and higher benchmark investment yields.

Fee and Other Revenues.  Fee and other revenues decreased $3 million, or 15.0%, from the six months ended June 30, 2009. The decrease was primarily driven by lower installment fee revenues due to the decline in net written premiums previously discussed and a mix shift towards premium payment plans that require lower fees. The remaining variance was attributable to lower fee revenues from involuntary market servicing carrier operations due to lower involuntary market premium volume.

Claims and expenses

Claims and expenses for our Commercial segment increased $3 million, or 0.1%, over the six months ended June 30, 2009. The change was driven by a decrease of $113 million in the amount of favorable incurred losses attributable to prior years compared to 2009, higher catastrophe losses of $11 million, unfavorable current year loss experience within the commercial multiple peril liability and workers compensation product lines, and general cost increases. These items were partially offset by a decline in losses and variable expenses of approximately $91 million consistent with the changes in net premiums earned previously discussed, favorable current year loss trends within the commercial multiple peril property product line and efficiencies gained from the integration of Safeco operations.

Catastrophe losses included in claims and claim adjustment expenses totaled $146 million for the six months ended June 30, 2010 compared to $135 million for the six months ended June 30, 2009, an increase of $11 million, or 8.1%. The increase in the 2010 period was driven by hail and other severe weather events across several states in the Midwest region as well as severe winter storms largely concentrated in the New England and Mid-Atlantic regions. These items were partially offset by prior year catastrophe losses of

$30 million that emerged in first six months of 2009, mainly related to Hurricane Ike and two Pacific Northwest winter storms that occurred in the fourth quarter of 2008.

Favorable incurred losses attributable to prior years totaled $39 million through the first six months of 2010, $30 million of which was driven by 2009 fourth quarter property losses emerging at lower levels than expected due to benign severity trends. The remaining $9 million resulted from favorable emergence within liability lines of business.

Pre-tax operating income

Pre-tax operating income for our Commercial segment decreased $113 million, or 57.4%, from the six months ended June 30, 2009. The decrease was driven by lower favorable incurred losses attributable to prior years compared to 2009, higher catastrophe losses, and unfavorable current year loss experience within the commercial multiple peril liability and workers compensation lines. These items were partially offset by favorable current year loss cost trends within the commercial multiple peril property product line and efficiencies gained from the integration of Safeco operations.

Combined Ratio

The following table sets forth the combined ratio for our Commercial segment:

	Six Months Ended		Change in
	June 30,		Percentage
	2010	2009	Points

Claims and claim adjustment expense ratio	66.9%	66.9%	—
Underwriting expense ratio	34.0	34.4	(0.4)

Subtotal	100.9	101.3	(0.4)
Catastrophes	6.4	5.7	0.7
Net incurred losses attributable to prior years	(1.7)	(6.4)	4.7

Combined ratio	105.6%	100.6%	5.0

The Commercial segment combined ratio before catastrophes and net incurred losses attributable to prior years decreased 0.4 points compared to the six months ended June 30, 2009. The claims and claim adjustment expense ratio remained flat as unfavorable loss experience within our commercial multiple peril liability and workers compensation product lines was offset by favorable loss cost trends within the commercial multiple peril property line of business. The decline in the underwriting expense ratio reflected efficiencies gained from the integration of Safeco operations, partially offset by the impact of lower earned premium versus the prior year.

Including the impact of catastrophes and net incurred losses attributable to prior years, the combined ratio increased 5.0 points over the six months ended June 30, 2009. The increase reflected higher catastrophe losses and a decrease in the amount of favorable incurred losses attributable to prior years relative to 2009, partially offset by the changes in the combined ratio previously discussed.

Personal

Net Written Premiums

The following table sets forth net written premiums by product line for our Personal segment:

	Six Months Ended
	June 30,		Change
	2010	2009	$	%
	(Dollars in millions)

Private passenger automobile	$1,566	$1,592	$(26)	(1.6)%
Homeowners	718	445	273	61.3
Other (1)	211	194	17	8.8

Total net written premiums	$2,495	$2,231	$264	11.8%

(1)	Other net written premiums consist primarily of fire, allied lines, general liability and inland marine.

Private Passenger Automobile.  Private passenger automobile net written premiums decreased $26 million, or 1.6%, from the six months ended June 30, 2009. Despite an increase in retention in the first six months of 2010, renewal premium was negatively impacted by declining retention over the last six months of 2009. Additional drivers of the decline were a shift towards writing higher quality risks (resulting in lower average premium per policy) and lower new business levels compared with the same period in 2009. These items were partially offset by an increase in net written premiums associated with the introduction of an annual automobile product in additional states and rate increases.

Homeowners.  Homeowners net written premiums increased $273 million, or 61.3%, over the six months ended June 30, 2009. The increase primarily reflected the impact of discontinuing the Homeowners Quota Share Treaty, which resulted in $216 million of additional retained premium in 2010. Excluding the effects of the quota share treaty, homeowners net written premiums increased $57 million, or 8.6% over the six months ended June 30, 2009. The increase was driven by rate increases and favorable new business levels in 2010.

Other.  Other net written premiums increased $17 million, or 8.8%, over the six months ended June 30, 2009. The increase was primarily driven by rate increases and an overall increase in policies-in-force.

Results of Operations

The following table sets forth results of operations for our Personal segment:

	Six Months Ended
	June 30,		Change
	2010	2009	$	%
	(Dollars in millions)

Revenues
Net premiums earned	$2,422	$2,243	179	8.0%
Net investment income	136	122	14	11.5
Fee and other revenues	33	29	4	13.8

Total revenues	2,591	2,394	197	8.2
Total claims and expenses (1)	2,452	2,194	258	11.8

Pre-tax operating income	$139	$200	(61)	(30.5)%

(1)	Integration and other acquisition related costs associated with the Safeco acquisition of $5 million in 2009 have been excluded from total claims and expenses.

Revenues

Revenues for our Personal segment increased $197 million, or 8.2%, over the six months ended June 30, 2009.

Net Premiums Earned.  Net premiums earned increased $179 million, or 8.0%, over the six months ended June 30, 2009. The increase was driven by additional retained earned premium of $214 million in 2010 related to the discontinuation of our Homeowners Quota Share Treaty and the changes in 2010 net written premiums previously discussed, partially offset by declining net written premiums in the latter half of 2009.

Net Investment Income.  Net investment income increased $14 million, or 11.5%, over the six months ended June 30, 2009. The increase reflected a larger invested asset base due to the continued investment of cash flow from operations and higher benchmark investment yields.

Fee and Other Revenues.  Fee and other revenues increased $4 million, or 13.8%, over the six months ended June 30, 2009. The increase was primarily due to the implementation of premium payment option programs in additional states.

Claims and expenses

Claims and expenses for our Personal segment increased $258 million, or 11.8%, over the six months ended June 30, 2009. The increase was driven by additional retained losses and expenses of $168 million (excluding catastrophes) in 2010 related to the discontinuation of our Homeowners Quota Share Treaty, higher catastrophe losses of $115 million, a decrease of $85 million in the amount of favorable incurred losses attributable to prior years compared to 2009, higher costs associated with increased quote activity, and general cost increases. These items were partially offset by a decline in losses and variable expenses consistent with the changes in net premiums earned discussed above (excluding the impact of the Homeowners Quota Share Treaty), favorable current year loss trends across the property and private passenger automobile liability product lines, and efficiencies gained from the integration of Safeco operations.

Catastrophe losses included in claims and claim adjustment expenses totaled $262 million for the six months ended June 30, 2010 compared to $147 million for the six months ended June 30, 2009, an increase of $115 million, or 78.2%, over the six months ended June 30, 2009. The increase in the 2010 period was driven by significant hail and other storms in Montana and other severe weather events across several states in the Midwest region. The increase was further impacted by additional retained losses of $46 million in 2010 related to the discontinuation of our Homeowners Quota Share Treaty.

Favorable incurred losses attributable to prior years totaled $26 million through the first six months of 2010, primarily driven by favorable trends in private passenger automobile bodily injury claims. The improved estimates were driven, in large part, by moderate severity and favorable frequency trends across multiple accident years.

Pre-tax operating income

Pre-tax operating income for our Personal segment decreased $61 million, or 30.5%, from the six months ended June 30, 2009. The decrease was driven by higher catastrophe losses, a decrease in the amount of favorable incurred losses attributable to prior years and higher costs associated with increased quote activity. These items were partially offset by favorable current year loss cost trends across the property and private passenger automobile liability product lines and efficiencies gained from the integration of Safeco operations.

Combined Ratio

The following table sets forth the combined ratio for our Personal segment:

	Six Months Ended		Change in
	June 30,		Percentage
	2010	2009	Points

Claims and claim adjustment expense ratio	62.2%	67.1%	(4.9)
Underwriting expense ratio	26.8	26.7	0.1

Subtotal	89.0	93.8	(4.8)
Catastrophes	10.9	6.6	4.3
Net incurred losses attributable to prior years	(1.1)	(4.9)	3.8

Combined ratio	98.8%	95.5%	3.3

The Personal segment combined ratio before catastrophes and net incurred losses attributable to prior years decreased 4.8 points from the six months ended June 30, 2009. The decrease in the claims and claim adjustment expense ratio was driven by favorable loss trends across the property and private passenger automobile liability product lines. The increase in the underwriting expense ratio was due to the higher costs associated with increased quote activity, partially offset by efficiencies gained from the integration of Safeco operations.

Including the impact of catastrophes and net incurred losses attributable to prior years, the combined ratio increased 3.3 points over the six months ended June 30, 2009. The increase was driven by higher catastrophe losses and a decrease in the amount of favorable incurred losses attributable to prior years, partially offset by the changes in the combined ratio previously discussed.

Surety

Net Written Premiums

The following table sets forth net written premiums by product line for our Surety segment:

	Six Months Ended
	June 30,		Change
	2010	2009	$	%
	(Dollars in millions)

Contract bond	$226	$204	$22	10.8%
Commercial bond	65	56	9	16.1
Small bond (1)	72	77	(5)	(6.5)

Total net written premiums	$363	$337	$26	7.7%

(1)	Small bond net written premiums consist of contract and commercial bonds covering small and mid-size businesses and individuals distributed through our network of independent property and casualty insurance agencies.

Contract Bond.  Contract bond net written premiums increased $22 million, or 10.8%, over the six months ended June 30, 2009. The increase reflected increased bidding activity, an increase in bond issuance, and an overall increase in average bond size compared with the same period in 2009.

Commercial Bond.  Commercial bond net written premiums increased $9 million, or 16.1%, over the six months ended June 30, 2009, driven by increased bond issuance and an overall increase in bond size compared with the same period in 2009.

Small Bond.  Small bond net written premiums decreased $5 million, or 6.5%, from the six months ended June 30, 2009, driven by a lower amount of new business writings due to strong competition.

Results of Operations

The following table sets forth the results of operations for the Surety segment:

	Six Months Ended
	June 30,		Change
	2010	2009	$	%
	(Dollars in millions)

Revenues
Net premiums earned	$357	$375	$(18)	(4.8)%
Net investment income	30	22	8	36.4

Total revenues	387	397	(10)	(2.5)
Total claims and expenses (1)	242	304	(62)	(20.4)

Pre-tax operating income	$145	$93	$52	55.9%

(1)	Integration and other acquisition related costs associated with the Safeco acquisition of $3 million in the six months ended June 30, 2009 have been excluded from total claims and expenses.

Revenues

Revenues for our Surety segment decreased $10 million, or 2.5%, from the six months ended June 30, 2009.

Net Premiums Earned.  Net premiums earned decreased $18 million, or 4.8%, from the six months ended June 30, 2009. The decrease was driven by declining net written premiums throughout 2009 which reflected a decline in bond program utilization due to adverse economic conditions. This was partially offset by the increase in net written premiums in 2010 previously discussed.

Net Investment Income.  Net investment income increased $8 million, or 36.4%, over the six months ended June 30, 2009. The increase reflected a higher invested asset base due to the continued investment of cash flow from operations and higher benchmark investment yields.

Claims and expenses

Claims and expenses for our Surety segment decreased $62 million, or 20.4%, from the six months ended June 30, 2009. The change was driven by $53 million of favorable incurred losses attributable to prior years compared with 2009, a decline in losses and variable expenses consistent with the changes in net premiums earned previously discussed, and efficiencies gained from the integration of Safeco operations.

Favorable incurred losses attributable to prior years totaled $53 million through the first six months of 2010, reflecting better than expected paid and reported claim emergence in the more recent accident years.

Pre-tax operating income

Pre-tax operating income for our Surety segment increased $52 million, or 55.9%, over the six months ended June 30, 2009. The increase was driven by an increase in the amount of favorable incurred losses attributable to prior years compared with the six months ended June 30, 2009 and efficiencies gained from the integration of Safeco operations. These items were partially offset by decreased net premiums earned and unfavorable current year loss experience related to adverse economic conditions.

Combined Ratio

The following table sets forth the combined ratio for our Surety segment:

	Six Months Ended		Change in
	June 30,		Percentage
	2010	2009	Points

Claims and claim adjustment expense ratio	36.2%	35.1%	1.1
Underwriting expense ratio	45.9	45.7	0.2

Subtotal	82.1	80.8	1.3
Net incurred losses attributable to prior years	(14.9)	—	(14.9)

Combined ratio	67.2%	80.8%	(13.6)

The Surety segment combined ratio before catastrophes and net incurred losses attributable to prior years increased 1.3 points over the six months ended June 30, 2009. The increase in the claims and claim adjustment expense ratio reflected unfavorable current year loss experience related to adverse economic conditions. The increase in the underwriting expense ratio was primarily due to the decline in net premiums earned discussed above as underlying expenses were relatively stable compared with the same period in 2009, partially offset by efficiencies gained from the integration of Safeco operations.

Including the impact of net incurred losses attributable to prior years, the combined ratio decreased 13.6 points from the six months ended June 30, 2009. The decrease was due to favorable incurred losses attributable to prior years in the first six months of 2010, partially offset by the changes in the combined ratio discussed above.

Corporate and Other

Net Written Premiums

The following table sets forth the net written premiums for our Corporate and Other segment:

	Six Months Ended
	June 30,		Change
	2010	2009	$	%
	(Dollars in millions)

Assumed inter-segment reinsurance arrangements	$107	$119	$(12)	(10.1)%
External ceded reinsurance	(42)	(40)	(2)	5.0

Total net written premiums	$65	$79	$(14)	(17.7)%

Net written premiums for our Corporate and Other segment decreased $14 million, or 17.7%, from the six months ended June 30, 2009. The change was primarily driven by a decrease in assumed premium related to our inter-segment reinsurance arrangements due to a decline in exposures and increased segment retention levels, which were largely associated with property catastrophe coverage.

Inter-Segment Reinsurance Arrangements

We use inter-segment reinsurance arrangements as a tool to provide our Commercial and Personal operating segments the flexibility to retain the risks and benefits they believe are appropriate given the size and scope of their segment operations. The table below reflects written premiums assumed (ceded) under the inter-segment reinsurance arrangements:

	Six Months Ended
	June 30,		Change
	2010	2009	$	%
	(Dollars in millions)

Commercial	$(84)	$(87)	$3	(3.4)%
Personal	(23)	(32)	9	(28.1)
Corporate and Other	107	119	(12)	(10.1)

Total net written premiums	$—	$—	$—	—%

Results of Operations

The following table sets forth the results of operations for our Corporate and Other segment:

	Six Months Ended
	June 30,		Change
	2010	2009	$	%
	(Dollars in millions)

Revenues
Net premiums earned	$62	$78	$(16)	(20.5)%
Net investment income (1)	64	67	(3)	(4.5)
Net realized investment gains (losses)	227	(53)	280	*

Total revenues	353	92	261	*
Total claims and expenses	328	47	281	*
Interest expense	10	2	8	*

Income before income tax expense	15	43	(28)	(65.1)
Pre-tax operating income (2)	$53	$98	$(45)	(45.9)%

(1)	The difference between our actual net investment income and the allocated business segment investment income is reported in Corporate and Other.

(2)	Pre-tax operating income excludes net realized investment gains (losses), unfavorable incurred losses attributable to prior years of $142 million related to run-off reserves in our Corporate and Other segment, a one-time charge of $125 million associated with the Run-Off Reinsurance Agreement in the six months ended June 30, 2010, and integration and other acquisition related (benefits) costs associated with the Safeco acquisition of $(2) million and $2 million for the six months ended June 30, 2010 and 2009, respectively.

*	Not meaningful.

Revenues

Revenues for our Corporate and Other segment increased $261 million over the six months ended June 30, 2009.

Net Premiums Earned.  Net premiums earned decreased $16 million, or 20.5%, from the six months ended June 30, 2009. The decrease was primarily driven by the changes in net written premiums previously discussed.

Net Investment Income.  Net investment income decreased $3 million, or 4.5%, from the six months ended June 30, 2009. The decrease reflected a decrease in the difference between actual net investment income and allocated net investment compared to 2009. Additionally, 2010 net investment income reflected higher fixed maturity income of $17 million from higher average asset balances and a $30 million improvement in equity earnings on limited partnerships and LLCs from the prior year. These items were partially offset by a $15 million decrease in dividend income from equity securities as well as a $9 million decrease in income from cash and cash equivalents.

Net Realized Investment Gains (Losses).  Net realized investment gains for the six months ended June 30, 2010 were $227 million as compared to net realized investment losses of $53 million for the six months ended June 30, 2009, an increase of $280 million. The increase was primarily due to higher realized investment gains on sales of fixed maturities and equity securities of $226 million and $6 million, respectively, due to the strategic realignment of our investment portfolio, as well as a decrease in impairment losses of $48 million due to improved market conditions.

Claims and expenses

Claims and expenses for our Corporate and Other segment increased $281 million over the six months ended June 30, 2009. The increase was primarily driven by unfavorable incurred losses attributable to prior years of $165 million in 2010 primarily related to the run-off reserves in the general liability line of business acquired as part of the 2008 Safeco acquisition versus favorable incurred losses attributable to prior years of $10 million in 2009, and a one-time charge of $125 million related to the Run-Off Reinsurance Agreement entered into on June 30, 2010 that provides for indemnification by Liberty Mutual of up to $500 million of any adverse development that occurs subsequent to June 30, 2010 related to our run-off reserves in our Corporate and Other segment.

Interest expense

Interest expense increased $8 million over the six months ended June 30, 2009. The increase reflected a higher average level of debt outstanding during 2010, which is described in more detail in the “— Liquidity and Capital Resources” section herein.

Pre-tax operating income

Pre-tax operating income for our Corporate and Other segment decreased $45 million, or 45.9%, from the six months ended June 30, 2009. The decrease was driven by unfavorable losses incurred attributable to prior years of $23 million in 2010 versus favorable incurred losses attributable to prior years of $10 million in 2009, lower premiums earned, higher interest expense, and decline in net investment income. These items were partially offset by favorable loss experience related to our inter-segment reinsurance arrangements due to large loss activity in 2009 and efficiencies gained from the integration of Safeco operations.

Consolidated Overview — Year Ended December 31, 2009 as Compared to Year Ended December 31, 2008

Net Written Premiums

The table below sets forth net written premiums by segment:

	Year Ended
	December 31,		Change
	2009	2008	$	%
	(Dollars in millions)

Commercial	$4,585	$3,975	$610	15.3%
Personal	4,689	2,122	2,567	121.0
Surety	707	479	228	47.6
Corporate and Other	167	128	39	30.5

Total net written premiums	$10,148	$6,704	$3,444	51.4%

Net written premiums for the year ended December 31, 2009 were $10.148 billion, an increase of $3.444 billion, or 51.4%, over the year ended December 31, 2008. The increase reflected $3.640 billion of net written premiums acquired through Safeco and modest premium rate increases. Excluding the effects of the Safeco acquisition in 2008, consolidated net written premiums in 2009 decreased $196 million, or 3.6%, from 2008. The decline was primarily driven by lower retention of policyholders compared to 2008 due to a more competitive environment and reduced exposures due to economic conditions.

Results of Operations

The table below sets forth consolidated results of operations:

	Year Ended
	December 31,		Change
	2009	2008	$	%
	(Dollars in millions)

Revenues
Net premiums earned	$9,983	$6,913	$3,070	44.4%
Net investment income	910	719	191	26.6
Fee and other revenues	97	50	47	94.0
Net realized investment losses	(53)	(407)	354	(87.0)

Total revenues	10,937	7,275	3,662	50.3
Claims and expenses
Claims and claim adjustment expenses	6,157	4,326	1,831	42.3
General and administrative expenses	1,005	777	228	29.3
Goodwill impairment	—	973	(973)	(100.0)
Amortization of deferred policy acquisition costs	2,392	1,664	728	43.8
Interest expense	4	21	(17)	(81.0)

Total claims and expenses	9,558	7,761	1,797	23.2
Income (loss) before income tax expense	1,379	(486)	1,865	*
Income tax expense	377	78	299	*

Net income (loss)	$1,002	$(564)	$1,566	*

Reconciliation of Net Income (Loss)
Net income (loss)	$1,002	$(564)	$1,566	*
Less: Net realized investment losses	(53)	(407)	354	(87.0)
Add: Income tax expense	377	78	299	*
Add: Goodwill impairment	—	973	(973)	(100.0)
Add: Integration and other acquisition related costs	23	40	(17)	(42.5)

Pre-tax operating income	$1,455	$934	$521	55.8%

*	Not meaningful.

Revenues

Revenues for the year ended December 31, 2009 were $10.937 billion, an increase of $3.662 billion, or 50.3%, over the year ended December 31, 2008 driven by increased net premiums earned, increased net investment income, increased fee and other revenues, and lower net realized investment losses.

Net Premiums Earned.  Net premiums earned for the year ended December 31, 2009 were $9.983 billion, an increase of $3.070 billion, or 44.4%, over the year ended December 31, 2008. The increase in 2009 reflected $3.739 billion of premium related to the Safeco acquisition, which was partially offset by a decrease in audit premium in commercial lines and the decrease in our net written premiums excluding the effects of the Safeco acquisition previously discussed. See “— Commercial – Results of Operations – Revenues — Net Premiums Earned.”

Net premiums earned in 2009 were further reduced by a $450 million increase of ceded premium related to our Homeowners Quota Share Treaty, which was effective December 31, 2008 to December 31, 2009.

Net Investment Income.  Net investment income for the year ended December 31, 2009 was $910 million, an increase of $191 million, or 26.6%, over the year ended December 31, 2008. The increase in net investment income in 2009 reflected higher fixed maturities income of $281 million due to the increase in fixed maturity securities relating to the Safeco acquisition, the sale of equity securities during 2008 that were reinvested in fixed maturities, and the continued investment of cash flows from operations. Partially offsetting these items were a decrease in limited partnership income of $28 million reflecting reduced market valuations, a decrease in dividend income of $17 million due to the reduction in our equity portfolio in light of our decision to reduce exposure to the equity markets, and higher investment expenses of $34 million due to the Safeco acquisition, additional management fees, and variable compensation costs. Our average investment yield adjusted for net realized investment gains and losses and net income attributable to limited partnerships and LLCs was 4.93% for the year ended December 31, 2009 compared to 5.01% for the year ended December 31, 2008. See “— Investment Portfolio — Investment Returns.”

Fee and Other Revenues.  Fee and other revenues for the year ended December 31, 2009 were $97 million, an increase of $47 million, or 94.0%, over the year ended December 31, 2008 driven primarily by the additional fee revenues generated by the acquired Safeco personal lines business, partially offset by a decline in fee revenues from the Commercial segment’s servicing of policyholders in state mandated pools due to lower premium volume.

Net Realized Investment Losses.  Net realized investment losses for the year ended December 31, 2009 were $53 million, a decrease of $354 million, or 87.0%, from the year ended December 31, 2008. The decrease was primarily the result of a $243 million increase in investment gains on sales of our fixed maturities and equity securities and a $107 million decline in impairment losses compared to 2008. In the fourth quarter of 2008, we reduced our exposure to the equity markets (with a large portion of the sales in 2008 relating to the acquired Safeco equity securities), which contributed to the overall decline in the average preferred and common stock investment balances compared to 2008. See “— Investment Portfolio” for details regarding other-than-temporary impairments.

Claims and expenses

Claims and Claim Adjustment Expenses.  Claims and claim adjustment expenses for the year ended December 31, 2009 were $6.157 billion, an increase of $1.831 billion, or 42.3%, over the year ended December 31, 2008. The increase in 2009 primarily reflected the impact of the Safeco acquisition net of efficiencies achieved through integration, a $95 million increase in the amount of catastrophe losses, partially offset by an increase of $121 million in the amount of favorable prior year loss development, which we refer to in this prospectus as “incurred losses attributable to prior years,” in 2009 compared to 2008. In addition, 2009 benefited from favorable frequency and severity trends across many of our property product lines (excluding catastrophes) and favorable loss trends within personal automobile liability as compared to the prior year.

Catastrophe losses in 2009 totaled $445 million compared to $350 million in 2008. The increase of $95 million reflected an increase in covered exposures as a result of the Safeco acquisition. Catastrophe losses in 2009 were concentrated in our Commercial and Personal segments driven, in large part, by several wind and hail storms in the Midwest and winter storms in the Northwest and Northeast regions of the United States. Additionally, catastrophe losses included $50 million of prior year catastrophe losses that emerged in 2009 primarily driven by Hurricane Ike in September 2008 and two Pacific Northwest winter storms that occurred in the fourth quarter of 2008.

Each of our segments experienced favorable incurred losses attributable to prior years in 2009 totaling $618 million, with 85% of the favorable emergence concentrated in our Commercial and Personal segments.

Our Commercial segment experienced $314 million in favorable incurred losses attributable to prior years which were driven by actual losses emerging at levels lower than expected and lower than expected severity trends within the commercial multiple peril and commercial automobile product lines. Our Commercial segment also reflected significant favorable incurred losses attributable to prior years in the general liability product line, driven by several factors, including moderate severity and favorable frequency trends. Favorable emergence of $211 million for our Personal segment in 2009 was primarily due to favorable trends in private passenger automobile bodily injury claims, with improved estimates driven, in large part, by moderate severity and favorable frequency trends across multiple accident years.

General and Administrative Expenses.  General and administrative expenses for the year ended December 31, 2009 were $1.005 billion, an increase of $228 million, or 29.3%, over the year ended December 31, 2008. The increase was primarily driven by growth in business volume related to the Safeco acquisition net of efficiencies achieved through integration, additional intangible asset amortization of $28 million and additional management fees, partially offset by a $17 million decrease in integration and other acquisition related costs associated with the Ohio Casualty and Safeco acquisitions.

Goodwill Impairment.  In the fourth quarter of 2008, we recognized an impairment charge of $973 million in our Personal segment as previously discussed. See — “Overview — Factors Affecting Comparability of Financial Information — Goodwill.”

Amortization of Deferred Policy Acquisition Costs.  The amortization of deferred policy acquisition costs for the year ended December 31, 2009 was $2.392 billion, an increase of $728 million, or 43.8%, over the year ended December 31, 2008. The growth in amortization of deferred policy acquisition costs in 2009 was primarily due to growth in business volume related to the Safeco acquisition, consistent with the increase in net premiums earned.

Interest Expense.  Interest expense for the year ended December 31, 2009 was $4 million, a decrease of $17 million, or 81.0%, from the year ended December 31, 2008. The decrease primarily reflected a higher average level of debt outstanding during 2008 related to the Ohio Casualty and Safeco acquisitions, which is described in more detail in the “— Liquidity and Capital Resources” section herein.

Income Tax Expense.  Federal and state income tax expense for the year ended December 31, 2009 was $377 million, an increase of $299 million over the year ended December 31, 2008. Our effective tax rate for 2009 was 27.3% compared to (16.0%) for 2008. Our effective tax rate for each of the years differed from the Federal statutory rate of 35% due in part to investment items such as tax exempt investment income on municipal bonds, and dividend received deductions for dividends from domestic stocks. The 2008 effective tax rate was further impacted by revisions to estimates and the goodwill impairment described above, which was not deductible for tax purposes.

Net income (loss)

Net income for the year ended December 31, 2009 was $1.002 billion as compared with a net loss of $564 million from the year ended December 31, 2008, an increase of $1.566 billion. Net loss in 2008 was adversely impacted by the impairment to our goodwill asset of $973 million and $407 million of realized investment losses. The increase in 2009 was impacted by favorable underwriting results discussed in more detail above.

Pre-tax operating income

Pre-tax operating income for the year ended December 31, 2009 was $1.455 billion, an increase of $521 million, or 55.8%, over the year ended December 31, 2008. The increase in pre-tax operating income was attributable to operating earnings and cost efficiencies associated with the Safeco acquisition, underwriting results driven by favorable frequency and severity trends across most property lines (both catastrophe and non-catastrophe) as well as the private passenger automobile liability product line.

Combined Ratio

The following table sets forth our consolidated combined ratios:

	Year Ended		Change in
	December 31,		Percentage
	2009	2008	Points

Claims and claim adjustment expense ratio (1)	63.7%	64.7%	(1.0)
Underwriting expense ratio (2)	31.7	33.0	(1.3)

Subtotal	95.4	97.7	(2.3)
Catastrophes (3)	4.4	5.1	(0.7)
Net incurred losses attributable to prior years	(6.2)	(7.2)	1.0

Combined ratio (4)	93.6%	95.6%	(2.0)

(1)	Calculated by dividing claims and claim adjustment expenses by net premiums earned (net of premiums earned attributable to prior years). Catastrophes and net incurred losses attributable to prior years are excluded from claims and claim adjustment expenses.

(2)	The underwriting expense ratio is calculated by dividing the sum of general and administrative expenses and amortization of deferred policy acquisition costs less fee revenues by net premiums earned (net of premiums earned attributable to prior years). Integration and other acquisition related costs associated with the Ohio Casualty and Safeco acquisitions, intangible amortization, and bad debt expenses have been excluded from the combined ratio. These costs are reflected within general and administrative expenses.

(3)	Calculated by dividing catastrophes by net premiums earned. Catastrophes include all current and prior year catastrophe losses.

(4)	Calculated by adding the claims and claim adjustment expense ratio, the underwriting expense ratio, the catastrophes ratio, and net incurred losses attributable to prior years ratio.

Our combined ratio before catastrophes and net incurred losses attributable to prior years for the year ended December 31, 2009 was 95.4%, a decrease of 2.3 points from the year ended December 31, 2008. The decrease in the claims and claim adjustment expense ratio was primarily driven by favorable loss cost trends across both the personal property and liability product lines, as well as favorable commercial property results. The decrease in the underwriting expense ratio reflected the impact of writing more personal lines business, which typically has a lower expense ratio and increased efficiencies resulting from the Safeco acquisition, partially offset by additional management fees.

Including the impact of catastrophes and net incurred losses attributable to prior years, the combined ratio for the year ended December 31, 2009 was 93.6%, a decrease of 2.0 points from the year ended December 31, 2008. The decrease reflected the changes in the combined ratio previously discussed and lower catastrophe losses due to favorable frequency and severity, partially offset by a decrease in the amount of favorable incurred loss attributable to prior years in 2009 as compared to 2008.

Commercial

Net Written Premiums

The following table sets forth net written premiums by product line for our Commercial segment:

	Year Ended
	December 31,		Change
	2009	2008	$	%
	(Dollars in millions)

Commercial multiple peril	$1,825	$1,531	$294	19.2%
Commercial automobile	1,118	923	195	21.1
Workers compensation	880	886	(6)	(0.7)
General liability	474	380	94	24.7
Other (1)	288	255	33	12.9

Total net written premiums	$4,585	$3,975	$610	15.3%

(1)	Other net written premiums consist primarily of inland marine, farmowners multiple peril, allied lines, and fire.

Commercial Multiple Peril.  Commercial multiple peril net written premiums for the year ended December 31, 2009 increased $294 million, or 19.2%, over the year ended December 31, 2008. The increase primarily reflected $372 million of premium related to the Safeco acquisition (i.e., the amount by which Safeco’s contribution to our net written premiums in 2009 exceeded its contribution in 2008). Excluding the effects of the acquisition, commercial multiple peril net written premiums decreased $78 million, or 5.6%, reflecting lower retention due to competitive market conditions and adverse economic conditions. This was partially offset by modest premium rate increases and favorable new business levels in 2009.

Commercial Automobile.  Commercial automobile net written premiums for the year ended December 31, 2009 increased $195 million, or 21.1%, over the year ended December 31, 2008. The increase primarily reflected $200 million of premium related to the Safeco acquisition. Excluding the effects of the acquisition, commercial automobile net written premiums decreased $5 million, or 0.6%, due to lower retention due to competitive market conditions, partially offset by favorable new business levels.

Workers Compensation.  Workers compensation net written premiums for the year ended December 31, 2009 decreased $6 million, or 0.7%, from the year ended December 31, 2008, with the Safeco acquisition adding $54 million of premium to our results in 2009. Excluding the effects of the acquisition, workers compensation net written premiums declined $60 million, or 7.0%, due to lower retention rates, decline in new business levels due to the competitive environment, our discontinuance of writing workers compensation business on a direct basis in our Commercial segment’s Liberty Northwest geographic region, and reduced exposures due to adverse economic conditions.

General Liability.  General liability net written premiums for the year ended December 31, 2009 increased $94 million, or 24.7%, over the year ended December 31, 2008. The increase primarily reflected an increase of $128 million of premium related to the Safeco acquisition. Excluding the effects of the acquisition, general liability net written premiums decreased by $34 million, or 9.7%, reflecting a reduction in retention due to competitive market conditions, partially offset by modest premium rate increases.

Other.  Other net written premiums for the year ended December 31, 2009 increased $33 million, or 12.9%, over the year ended December 31, 2008. The increase primarily reflected an increase of $50 million of premium related to the Safeco acquisition. Excluding the effects of the acquisition, other net written premiums decreased $17 million, or 7.9%, reflecting a reduction in new business levels and retention due to competitive market conditions.

Results of Operations

The following table sets forth the results of operations for our Commercial segment:

	Year Ended
	December 31,		Change
	2009	2008	$	%
	(Dollars in millions)

Net premiums earned	$4,606	$4,024	$582	14.5%
Net investment income	458	402	56	13.9
Fee and other revenues	34	30	4	13.3

Total revenues	5,098	4,456	642	14.4
Total claims and expenses (1)	4,577	3,843	734	19.1

Pre-tax operating income	$521	$613	$(92)	(15.0)%

(1)	Integration and other acquisition related costs associated with the Ohio Casualty and Safeco acquisitions of $11 million in 2009 and $19 million in 2008 have been excluded from total claims and expenses.

Revenues

Revenues for our Commercial segment for the year ended December 31, 2009 were $5.098 billion, an increase of $642 million, or 14.4%, over the year ended December 31, 2008.

Net Premiums Earned.  Net premiums earned for the year ended December 31, 2009 were $4.606 billion, an increase of $582 million, or 14.5%, over the year ended December 31, 2008. The increase in 2009 reflected $881 million of premiums related to the Safeco acquisition, partially offset by negative audit premiums and lower net premiums earned associated with the changes in net written premiums previously discussed. Some of our policies provide for premium adjustments based on our audit of our policyholders’ books and records after the policy coverage period. When premium determined after the audit is complete is less than our estimate, it results in a negative audit premium.

Net Investment Income.  Net investment income for the year ended December 31, 2009 was $458 million, an increase of $56 million, or 13.9%, over the year ended December 31, 2008. The increase in 2009 reflected additional invested assets assumed as a result of the Safeco acquisition and continued investment of cash flow from operations, partially offset by lower benchmark investment yields.

Fee and Other Revenues.  Fee and other revenues for the year ended December 31, 2009 were $34 million, an increase of $4 million, or 13.3%, over the year ended December 31, 2008. The increase in 2009 was primarily driven by the additional installment fee revenues generated through the addition of the Safeco business, partially offset by a decline in revenues from involuntary market servicing carrier operations due to lower involuntary market premium volume.

Claims and expenses

Claims and expenses for our Commercial segment during the year ended December 31, 2009 were $4.577 billion, an increase of $734 million, or 19.1%, over the year ended December 31, 2008. The increase primarily reflected the impact of the Safeco acquisition net of efficiencies achieved through integration, a $136 million decrease in the amount of favorable incurred losses attributable to prior years in 2009 compared to 2008, higher catastrophe losses of $38 million and additional management fees. These items were partially offset by favorable property frequency across our commercial multiple peril and commercial automobile product lines and lower costs of $34 million associated with third-party claims adjusters driven by higher usage in 2008, primarily related to Hurricanes Ike and Gustav.

Catastrophe losses included in claims and claim adjustment expenses in 2009 totaled $208 million compared to $170 million in 2008. The increase of $38 million reflected several wind and hail storms in the Midwest and winter storms in the Northwest and Northeast regions of the United States. Additionally, 2009 catastrophe losses included $36 million of prior year catastrophe losses that emerged in 2009, primarily driven by Hurricane Ike and two Pacific Northwest winter storms that occurred in the fourth quarter of 2008.

Favorable incurred losses attributable to prior years of $314 million in 2009 were primarily driven by actual losses emerging at levels lower than expected and moderate severity trends within the commercial multiple peril and commercial automobile product lines. Additionally, favorable incurred losses attributable to prior years in the general liability product line were driven by several factors, including moderate severity and favorable frequency trends.

Pre-tax operating income

Pre-tax operating income for our Commercial segment for the year ended December 31, 2009 was $521 million, a decrease of $92 million, or 15.0%, from the year ended December 31, 2008 primarily driven by a $136 million decrease in the amount of favorable incurred losses attributable to prior years in 2009 as compared to 2008, higher catastrophe losses of $38 million and additional management fees. These items were partially offset by favorable frequency across most property lines and operating earnings and efficiencies gained from the Safeco acquisition.

Combined Ratio

The following table sets forth the combined ratio for our Commercial segment:

	Year Ended		Change in
	December 31,		Percentage
	2009	2008	Points

Claims and claim adjustment expense ratio	65.4%	66.3%	(0.9)
Underwriting expense ratio	34.8	34.8	—

Subtotal	100.2	101.1	(0.9)
Catastrophes	4.5	4.2	0.3
Net incurred losses attributable to prior years	(6.8)	(11.2)	4.4

Combined ratio	97.9%	94.1%	3.8

The Commercial segment combined ratio before catastrophes and net incurred losses attributable to prior years for the year ended December 31, 2009 was 100.2%, a decrease of 0.9 points from the year ended December 31, 2008. The decrease in the claims and claim adjustment expense ratio was primarily due to favorable frequency across most property lines (as compared to the prior year) and lower costs associated with third-party claims adjusters. The underwriting expense ratio remained unchanged from the year ended December 31, 2008. The lower costs associated with acquired Safeco business and efficiencies gained from the Safeco acquisition were offset by additional management fees. Additionally, both the claims and claim adjustment expense ratio and the underwriting expense ratio benefited modestly from premium rate increases.

Including the impact of catastrophes and net incurred losses attributable to prior years, the combined ratio for the year ended December 31, 2009 was 97.9%, an increase of 3.8 points over the year ended December 31, 2008. The increase in the year primarily reflected a decrease in the amount of favorable incurred losses attributable to prior years in 2009 as compared to 2008, partially offset by the changes in the combined ratio previously discussed.

Personal

Net Written Premiums

The following table sets forth net written premiums by product line for our Personal segment:

	Year Ended
	December 31,		Change
	2009	2008	$	%
	(Dollars in millions)

Private passenger automobile	$3,134	$1,500	$1,634	108.9%
Homeowners	1,164	472	692	146.6
Other (1)	391	150	241	160.7

Total net written premiums	$4,689	$2,122	$2,567	121.0%

(1)	Other net written premiums consist primarily of fire, allied lines, general liability and inland marine.

Private Passenger Automobile.  Private passenger automobile net written premiums for the year ended December 31, 2009 increased $1.634 billion, or 108.9%, over the year ended December 31, 2008. The increase primarily reflected an increase of $1.591 billion of premium related to the Safeco acquisition. Excluding the effects of the acquisition, private passenger automobile net written premiums increased $43 million, or 5.0%, primarily due to rate increases in 2009. This was partially offset by a decline in new business levels and lower retention due to competitive market conditions.

Homeowners.  Homeowners net written premiums for the year ended December 31, 2009 increased $692 million, or 146.6%, over the year ended December 31, 2008. The increase primarily reflected an increase of $650 million of premium related to the Safeco acquisition. Excluding the effects of the acquisition, homeowners net written premiums increased $42 million in 2009, or 10.7%, primarily due to rate increases.

Other.  Other net written premiums for the year ended December 31, 2009 increased $241 million, or 160.7%, over the year ended December 31, 2008. The increase primarily reflected an increase of $250 million of premium related to the Safeco acquisition. Excluding the effects of the acquisition, other net written premiums decreased by $9 million, or 10.2%, due to lower policy renewal rates in 2009.

Results of Operations

The following table sets forth results of operations for our Personal segment for the year ended December 31, 2009 as compared to the year ended December 31, 2008:

	Year Ended
	December 31,		Change
	2009	2008	$	%
	(Dollars in millions)

Net premiums earned	$4,458	$2,277	$2,181	95.8%
Net investment income	246	131	115	87.8
Fee and other revenues	62	20	42	*

Total revenues	4,766	2,428	2,338	96.3
Total claims and expenses (1)	4,337	2,342	1,995	85.2

Pre-tax operating income	$429	$86	$343	*

(1)	Integration and other acquisition related costs associated with the Ohio Casualty and Safeco acquisitions of $9 million in 2009 and $29 million in 2008 have been excluded from total claims and expenses. The goodwill impairment of $973 million realized in our Personal segment in 2008 has been excluded from total claims and expenses.

*	Not meaningful.

Revenues

Revenues for our Personal segment for the year ended December 31, 2009 were $4.766 billion, an increase of $2.338 billion, or 96.3%, over the year ended December 31, 2008.

Net Premiums Earned.  Net premiums earned for the year ended December 31, 2009 were $4.458 billion, an increase of $2.181 billion, or 95.8%, over the year ended December 31, 2008. The increase in 2009 reflected $2.469 billion related to the Safeco acquisition and the net premiums earned associated with the changes in net written premiums previously discussed. The net premiums earned in 2009 were also impacted by the cession of $450 million of premiums associated with the Homeowners Quota Share Treaty.

Net Investment Income.  Net investment income for the year ended December 31, 2009 was $246 million, an increase of $115 million, or 87.8%, over the year ended December 31, 2008. The increase in 2009 reflected earnings from a larger average invested asset base as a result of the Safeco acquisition and continued investment of cash flow from operations, partially offset by lower benchmark investment yields.

Fee and Other Revenues.  Fee and other revenues for the year ended December 31, 2009 were $62 million, an increase of $42 million over the year ended December 31, 2008. The increase in 2009 primarily reflected additional installment fees generated by the acquired Safeco business.

Claims and expenses

Claims and expenses for our Personal segment during the year ended December 31, 2009 were $4.337 billion, an increase of $1.995 billion, or 85.2%, over the year ended December 31, 2008. The increase in 2009 primarily reflected the impact of the Safeco acquisition net of efficiencies achieved through integration, higher catastrophe losses of $113 million, additional intangible asset amortization of $23 million and additional management fees, partially offset by an increase of $168 million in the amount of favorable incurred losses attributable to prior years in 2009 compared to 2008. Claims and expenses in 2009 benefited further from improved current year loss trends across most property lines and the private passenger automobile liability line, lower costs of $60 million associated with third-party claims adjusters driven by higher usage in 2008 primarily related to Hurricanes Ike and Gustav and ceded losses and expenses of $416 million in connection with the Homeowners Quota Share Treaty.

Catastrophe losses included in claims and claim adjustment expenses in 2009 totaled $236 million compared to $123 million in 2008. The increase of $113 million reflected an increase in covered exposures as a result of the Safeco acquisition. Catastrophe losses in 2009 were driven by several wind and hail storms in the Midwest and winter storms in the Northwest and Northeast regions of the United States. Additionally, 2009 catastrophe losses included $14 million of prior year catastrophe losses that emerged in 2009, primarily driven by Hurricane Ike in September 2008 and two Pacific Northwest winter storms that occurred in the fourth quarter of 2008.

Favorable incurred losses attributable to prior years of $211 million in 2009 were primarily driven by favorable trends in personal automobile bodily injury claims. The improved estimates were driven, in large part, by moderate severity and favorable frequency trends across multiple accident years.

Pre-tax operating income

Pre-tax operating income for our Personal segment for the year ended December 31, 2009 was $429 million, an increase of $343 million over the year ended December 31, 2008. The increase in 2009 reflected operating earnings and efficiencies gained from the Safeco acquisition, improved current year loss trends within the private passenger automobile and homeowners product lines as compared to the prior year, an increase of $168 million in the amount of favorable incurred losses attributable to prior years in 2009 compared to 2008 in the private passenger automobile liability line of business, and lower costs of $60 million associated with third-party claim adjusters due to higher usage in 2008 related to Hurricanes Ike and Gustav.

Combined Ratio

The following table sets forth the combined ratio for our Personal segment:

	Year Ended		Change in
	December 31,		Percentage
	2009	2008	Points

Claims and claim adjustment expense ratio	67.1%	68.9%	(1.8)
Underwriting expense ratio	27.1	28.7	(1.6)

Subtotal	94.2	97.6	(3.4)
Catastrophes	5.3	5.4	(0.1)
Net incurred losses attributable to prior years	(4.7)	(1.9)	(2.8)

Combined ratio	94.8%	101.1%	(6.3)

The Personal segment combined ratio before catastrophes and net incurred losses attributable to prior years for the year ended December 31, 2009 was 94.2%, a decrease of 3.4 points from the year ended December 31, 2008. The decrease in the claims and claim adjustment expense ratio reflected favorable loss trends across most property lines and the private passenger automobile liability line compared to the prior year, as well as lower costs associated with third-party claims adjusters. The decrease in the underwriting expense ratio was primarily due to lower costs and scale benefits associated with the acquired Safeco business, which made up a higher portion of the overall book in 2009 relative to 2008, partially offset by additional management fees. Additionally, both the claims and claim adjustment expense ratio and underwriting expense ratio were favorably impacted by rate increases.

Including the impact of catastrophes and net incurred losses attributable to prior years, the combined ratio for the year ended December 31, 2009 was 94.8%, a decrease of 6.3 points from the year ended December 31, 2008. The decrease primarily reflected the changes in the combined ratio previously discussed and favorable incurred losses attributable to prior years in the private passenger automobile liability line due to better than expected loss trends.

Surety

Net Written Premiums

The following table sets forth net written premiums by product line for our Surety segment:

	Year Ended
	December 31,		Change
	2009	2008	$	%
	(Dollars in millions)

Contract bond	$434	$298	$136	45.6%
Commercial bond	118	66	52	78.8
Small bond (1)	155	115	40	34.8

Total net written premiums	$707	$479	$228	47.6%

(1)	Small bond net written premiums consist of contract and commercial bonds covering small and mid-size businesses and individuals distributed through our network of independent property and casualty insurance agencies.

Contract Bond.  Contract bond net written premiums for the year ended December 31, 2009 increased $136 million, or 45.6%, over the year ended December 31, 2008. The increase primarily reflected an increase of $168 million of premium related to the Safeco acquisition. Excluding the effects of the acquisition, contract bond net written premiums decreased by $32 million, or 14.1%, reflecting a decline in exposures due to adverse economic conditions.

Commercial Bond.  Commercial bond net written premiums for the year ended December 31, 2009 increased $52 million, or 78.8%, over the year ended December 31, 2008. The increase primarily reflected an increase of $50 million of premium related to the Safeco acquisition. Excluding the effects of the acquisition, commercial bond net written premiums increased $2 million, or 4.9%.

Small Bond.  Small bond net written premiums for the year ended December 31, 2009 increased $40 million, or 34.8%, over the year ended December 31, 2008. The increase primarily reflected an increase of $40 million of premium related to the Safeco acquisition. Excluding the effects of the acquisition, small bond net written premiums remained flat.

Results of Operations

The following table sets forth the results of operations for the Surety segment:

	Year Ended
	December 31,		Change
	2009	2008	$	%
	(Dollars in millions)

Net premiums earned	$753	$478	$275	57.5%
Net investment income	47	37	10	27.0
Fee and other revenues	1	—	1	*

Total revenues	801	515	286	55.5
Total claims and expenses (1)	549	359	190	52.9

Pre-tax operating income	$252	$156	$96	61.5%

(1)	Integration and other acquisition related costs associated with the Ohio Casualty and Safeco acquisitions of $4 million in 2009 and $3 million in 2008 have been excluded from total claims and expenses.

Revenues

Revenues for our Surety segment for the year ended December 31, 2009 were $801 million, an increase of $286 million, or 55.5%, over the year ended December 31, 2008.

Net Premiums Earned.  Net premiums earned for the year ended December 31, 2009 were $753 million, an increase of $275 million, or 57.5%, over the year ended December 31, 2008. The increase in 2009 largely reflected $301 million of premium related to the Safeco acquisition as well as the net premiums earned associated with the changes in net written premiums previously discussed.

Net Investment Income.  Net investment income for the year ended December 31, 2009 was $47 million, an increase of $10 million, or 27.0%, over the year ended December 31, 2008. The increase in 2009 reflected additional invested assets assumed as a result of the Safeco acquisition and continued investment of operating cash flow from operations, partially offset by lower benchmark investment yields.

Claims and expenses

Claims and expenses for our Surety segment during the year ended December 31, 2009 were $549 million, an increase of $190 million, or 52.9%, over the year ended December 31, 2008. The increase primarily reflected the impact of the Safeco acquisition net of efficiencies gained through integration and increased third-party claims adjuster costs of $9 million related to outside consulting. These items were partially offset by an increase of $32 million in the amount of favorable incurred losses attributable to prior years in 2009 compared to 2008.

Pre-tax operating income

Pre-tax operating income for our Surety segment for the year ended December 31, 2009 was $252 million, an increase of $96 million, or 61.5%, over the year ended December 31, 2008. The increase was primarily driven by operating earnings and efficiencies gained from the Safeco acquisition and an increase of $32 million in the amount of favorable incurred losses attributable to prior years in 2009 compared to 2008. These items were partially offset by increased third-party claims adjuster costs of $9 million related to outside consulting.

Combined Ratio

The following table sets forth the combined ratio for our Surety segment:

	Year Ended		Change in
	December 31,		Percentage
	2009	2008	Points

Claims and claim adjustment expense ratio	33.7%	32.3%	1.4
Underwriting expense ratio	45.2	46.2	(1.0)

Subtotal	78.9	78.5	0.4
Catastrophes	—	—	—
Net incurred losses attributable to prior years	(6.6)	(3.8)	(2.8)

Combined ratio	72.3%	74.7%	(2.4)

The Surety segment combined ratio before catastrophes and net incurred losses attributable to prior years for the year ended December 31, 2009 was 78.9%, an increase of 0.4 points over the year ended December 31, 2008. The claims and claim adjustment expense ratio increased 1.4 points reflecting adverse economic conditions, while the underwriting expense ratio declined 1.0 points from 2008, primarily due to efficiencies gained from the Safeco acquisition.

Including the impact of net incurred losses attributable to prior years, the combined ratio for the year ended December 31, 2009 was 72.3%, a decrease of 2.4 points from the year ended December 31, 2008. The decrease was primarily due to favorable incurred losses attributable to prior years, partially offset by the changes in the combined ratio previously discussed.

Corporate and Other

Net Written Premiums

The following table sets forth the net written premiums for our Corporate and Other segment:

	Year Ended
	December 31,		Change
	2009	2008	$	%
	(Dollars in millions)

Assumed inter-segment reinsurance arrangements	$236	$207	$29	14.0%
External ceded reinsurance	(69)	(79)	10	(12.7)

Total net written premiums	$167	$128	$39	30.5%

Net written premiums for our Corporate and Other segment for the years ended December 31, 2009 and 2008 were $167 million and $128 million, respectively, representing an increase of $39 million, or 30.5%. The increase reflected additional premium relating to our inter-segment reinsurance arrangements of $29 million driven in large part by increased exposures associated with the Safeco acquisition, partially offset by increased segment retention levels. The remaining increase was attributable to a reduction of external reinsurance premium ceded of $10 million due to higher retentions, largely associated with property catastrophe coverage provided by Liberty Mutual.

Inter-Segment Reinsurance Arrangements

We use inter-segment reinsurance arrangements as a tool to provide our Commercial and Personal operating segments the flexibility to retain the risks and benefits they believe are appropriate given the size and scope of their segment operations. The table below reflects written premiums assumed (ceded) under the inter-segment reinsurance arrangements:

	Year Ended
	December 31,		Change
	2009	2008	$	%
	(Dollars in millions)

Commercial	$(173)	$(163)	$(10)	6.1%
Personal	(63)	(44)	(19)	43.2
Corporate and Other	236	207	29	14.0

Total net written premiums	$—	$—	$—	—%

Results of Operations

The following table sets forth the results of operations for our Corporate and Other segment:

	Year Ended
	December 31,		Change
	2009	2008	$	%
	(Dollars in millions)

Net premiums earned	$166	$134	$32	23.9%
Net investment income (1)	159	149	10	6.7
Net realized investment losses	(53)	(407)	354	(87.0)

Total revenues	272	(124)	396	*
Total claims and expenses	67	172	(105)	(61.0)
Interest expense	4	21	(17)	(81.0)

Income (loss) before income tax expense	201	(317)	518	*
Pre-tax operating income (2)	$253	$79	$174	*

(1)	The difference between our actual net investment income and the allocated business segment investment income is reported in Corporate and Other.

(2)	For Corporate and Other, pre-tax operating income excludes net realized investment losses and integration and other acquisition related benefits associated with the Ohio Casualty and Safeco acquisitions of $1 million in 2009 and $11 million in 2008.

*	Not meaningful.

Revenues

Revenues for our Corporate and Other segment for the year ended December 31, 2009 were $272 million, an increase of $396 million over the year ended December 31, 2008.

Net Premiums Earned.  Net premiums earned for the year ended December 31, 2009 were $166 million, an increase of $32 million, or 23.9% over the year ended December 31, 2008. The increase in 2009 was primarily driven by the net premiums earned associated with the changes in net written premiums previously discussed.

Net Investment Income.  Net investment income for the year ended December 31, 2009 was $159 million, an increase of $10 million, or 6.7%, over the year ended December 31, 2008. The increase in 2009 was primarily related to a higher invested asset base associated with an increased block of run-off reserves acquired through the Safeco acquisition, partially offset by a reduction in the difference between actual net investment income and allocated net investment income in 2009 compared to 2008.

Net Realized Investment Losses.  Net realized investment losses for the year ended December 31, 2009 were $53 million, a decrease of $354 million, or 87.0%, from the year ended December 31, 2008. The decrease was primarily the result of a $243 million increase in investment gains on sales of our fixed maturities and equity securities and a $107 million decline in impairment losses compared to 2008. In the fourth quarter of 2008, we reduced our exposure to the equity markets (with a large portion of the sales in 2008 relating to the acquired Safeco equity securities), which contributed to the overall decline in the average preferred and common stock investment balances compared to 2008. See “— Investment Portfolio” for details regarding other-than-temporary impairments.

Claims and expenses

Claims and expenses for our Corporate and Other segment during the year ended December 31, 2009 were $67 million, a decrease of $105 million, or 61.0%, from the year ended December 31, 2008. The decrease in 2009 primarily reflected favorable loss experience associated with our inter-segment reinsurance arrangements, largely due to significant catastrophe activity that occurred in 2008 (including Hurricanes Ike and Gustav). An additional driver of the decrease was an increase of $57 million in the amount of favorable incurred losses attributable to prior years in 2009 compared to 2008 in both our run-off operations and external reinsurance programs. For a description of our run-off operations, see “— Critical Accounting Estimates — Claims and Claims Adjustment Expense Reserves — Unpaid Claims and Claim Adjustment Expenses — Corporate and Other — Run-Off Operations.” These items were partially offset by a decrease in the amount of loss recoveries relating to our property catastrophe reinsurance coverage provided by Liberty Mutual, due to the relative absence of severe catastrophe losses in 2009.

Interest expense

Interest expense for the year ended December 31, 2009 was $4 million, a decrease of $17 million, or 81.0%, from the year ended December 31, 2008. The decrease primarily reflected a higher average level of debt outstanding during 2008 related to the Ohio Casualty and Safeco acquisitions, which is described in more detail in “— Liquidity and Capital Resources.”

Pre-tax operating income

Pre-tax operating income for our Corporate and Other segment for the year ended December 31, 2009 was $253 million, an increase of $174 million over the year ended December 31, 2008. The increase was primarily due to favorable loss experience associated with our inter-segment reinsurance arrangements, largely due to significant catastrophe activity that occurred in 2008 (including Hurricanes Ike and Gustav), an increase in the amount of favorable incurred losses attributable to prior years in 2009 compared to 2008 in both our run-off operations and external reinsurance programs, an increase in net premiums earned consistent with the changes in net written premiums previously discussed, and lower interest expense. These items were partially offset by a decrease in the amount of loss recoveries relating to our property catastrophe reinsurance coverage provided by Liberty Mutual, due to the relative absence of severe catastrophe losses in 2009.

Consolidated Overview — Year Ended December 31, 2008 as Compared to Year Ended December 31, 2007

Net Written Premiums

The table below sets forth net written premiums by segment:

	Year Ended
	December 31,		Change
	2008	2007	$	%
	(Dollars in millions)

Commercial	$3,975	$3,039	$936	30.8%
Personal	2,122	948	1,174	123.8
Surety	479	312	167	53.5
Corporate and Other	128	108	20	18.5

Total net written premiums	$6,704	$4,407	$2,297	52.1%

Net written premiums for the year ended December 31, 2008 were $6.704 billion, an increase of $2.297 billion, or 52.1%, over the year ended December 31, 2007. The increase reflected the Ohio Casualty and Safeco acquisitions, $925 million and $1.254 billion, respectively. Excluding the effects of these acquisitions consolidated net written premiums in 2008 increased $118 million, or 3.0%, over 2007. The increase over 2007 was primarily attributable to increased levels of new business, predominantly in our Personal segment, partially offset by $224 million of premiums ceded related to the Homeowners Quota Share Treaty and modest decreases in retention for both personal and commercial product lines.

Results of Operations

The table below sets forth consolidated results of operations:

	Year Ended
	December 31,		Change
	2008	2007	$	%
	(Dollars in millions)

Revenues
Net premiums earned	$6,913	$4,325	$2,588	59.8%
Net investment income	719	405	314	77.5
Fee and other revenues	50	33	17	51.5
Net realized investment losses	(407)	(5)	(402)	*

Total revenues	$7,275	4,758	2,517	52.9
Claims and expenses
Claims and claim adjustment expenses	4,326	2,601	1,725	66.3
General and administrative expenses	777	551	226	41.0
Goodwill impairment	973	—	973	*
Amortization of deferred policy acquisition costs	1,664	1,056	608	57.6
Interest expense	21	6	15	*

Total claims and expenses	$7,761	4,214	3,547	84.2
Income (loss) before income tax expense	(486)	544	(1,030)	(189.3)
Income tax expense	78	167	(89)	(53.3)

Net income (loss)	$(564)	$377	$(941)	*

	Year Ended
	December 31,		Change
	2008	2007	$	%
	(Dollars in millions)

Reconciliation of Net Income (Loss)
Net income	$(564)	$377	$(941)	*
Less: Net realized investment losses	(407)	(5)	(402)	*
Add: Income tax expense	78	167	(89)	(53.3)
Add: Goodwill impairment	973	—	973	*
Add: Integration and other acquisition related costs	40	50	(10)	(20.0)

Pre-tax operating income	$934	$599	$335	55.9%

*	Not meaningful

Revenues

Revenues for the year ended December 31, 2008 were $7.275 billion, an increase of $2.517 billion, or 52.9%, over the year ended December 31, 2007, driven by increased net premiums earned and net investment income, partially offset by higher net realized investment losses.

Net Premiums Earned.  Net premiums earned for the year ended December 31, 2008 were $6.913 billion, an increase of $2.588 billion, or 59.8%, over the year ended December 31, 2007. The increase in 2008 reflected $888 million of premium related to the Ohio Casualty acquisition, $1.206 billion of premium related to the Safeco acquisition and the net premiums earned associated with the changes in net written premiums previously discussed.

Net Investment Income.  Net investment income for the year ended December 31, 2008 was $719 million, an increase of $314 million, or 77.5%, over the year ended December 31, 2007. The increase in net investment income in 2008 reflected an increase in fixed maturities income of $295 million due to the increase in fixed maturity securities relating to the Ohio Casualty and Safeco acquisitions and the continued investment of cash flow from operations. Additionally, the increase in dividend income of $15 million on equity securities was mainly attributable to the additional equity securities acquired with Safeco. These increases were partially offset by a decrease in limited partnership income due to reduced valuations. Our average investment yield adjusted for net realized investment gains and losses and net income attributable to limited partnerships and LLCs was 5.01% for the year ended December 31, 2008 compared to 4.80% for the year ended December 31, 2007. See “— Investment Portfolio.”

Fee and Other Revenues.  Fee and other revenues for the year ended December 31, 2008 were $50 million, an increase of $17 million, or 51.5%, over the year ended December 31, 2007 driven primarily by the additional premium installment fees generated by the acquired Safeco business.

Net Realized Investment Losses.  Net realized investment losses for the year ended December 31, 2008 were $407 million, an increase of $402 million over the year ended December 31, 2007. The increase was primarily the result of a $206 million increase in impairment losses and a $161 million increase in investment losses on sales of equity securities compared to 2007. The equity security sales and impairment losses contributed to the overall decline in the average preferred and common stock investment balances compared to 2007.

Claims and expenses

Claims and Claim Adjustment Expenses.  Claims and claim adjustment expenses for the year ended December 31, 2008 were $4.326 billion, an increase of $1.725 billion, or 66.3%, over the year ended December 31, 2007. The increase in 2008 primarily reflected the impact of the Ohio Casualty and Safeco acquisitions net of efficiencies achieved through integration, and higher catastrophe losses of $260 million. The increase in 2008 also reflected unfavorable frequency trends across the commercial multiple peril, automobile physical damage (commercial and private passenger), and homeowners product lines, partially offset by an increase of $179 million in the amount of favorable incurred losses attributable to prior years in 2008 compared to 2007 primarily in commercial liability lines.

Catastrophe losses included in claims and claim adjustment expenses in 2008 totaled $350 million compared to $90 million in 2007, an increase of $260 million. Catastrophe losses in 2008 were spread across our segments: $170 million in our Commercial segment, $123 million in our Personal segment and $57 million in our Corporate and Other segment. The Commercial and Personal segment catastrophes related primarily to tornado losses (primarily in Tennessee), wind and hail storms that impacted several regions throughout the United States (with high concentration in the Midwest) and the September 2008 Hurricanes Ike and Gustav. The $57 million of catastrophe losses in our Corporate and Other segment was driven by internal property catastrophe reinsurance losses, in part, associated with Hurricanes Ike and Gustav.

Favorable incurred losses attributable to prior years in 2008 totaled $497 million. Our Commercial segment accounted for $450 million, primarily driven by actual losses emerging at levels lower than expected and moderate severity trends within the commercial multiple peril and commercial automobile product lines. Additionally, the Commercial segment experienced better than expected loss development in the general liability product line primarily driven by moderate severity and favorable frequency trends.

General and Administrative Expenses.  General and administrative expenses for the year ended December 31, 2008 were $777 million, an increase of $226 million, or 41.0%, over the year ended December 31, 2007. The increase primarily reflected the impact of the Ohio Casualty and Safeco acquisitions, including increased restructuring and integration costs of $25 million and additional intangible asset amortization of $16 million, partially offset by the extinguishment of pension and postretirement liabilities relating to the transfer of these plans to Liberty Mutual Group of $35 million.

Goodwill Impairment.  In the fourth quarter of 2008, we recognized an impairment charge of $973 million in our Personal segment as previously discussed. See “— Overview — Factors Affecting Comparability of Financial Information — Goodwill.”

Amortization of Deferred Policy Acquisition Costs.  The amortization of deferred policy acquisition costs for the year ended December 31, 2008 were $1.664 billion, an increase of $608 million, or 57.6% over the year ended December 31, 2007. The growth in amortization costs in 2008 was primarily due to growth in business volume related to the Ohio Casualty and Safeco acquisitions, consistent with the increase in net premiums earned.

Interest Expense.  Interest expense for the year ended December 31, 2008 was $21 million, an increase of $15 million over the year ended December 31, 2007. The increase primarily reflected the impact of the Safeco acquisition.

Income Tax Expense.  Federal, state, and foreign income tax expense for the year ended December 31, 2008 was $78 million, a decrease of $89 million from the year ended December 31, 2007. Our effective tax rate for the year ended December 31, 2008 was (16.0%) compared to 30.7% for December 31, 2007.

Net income (loss)

Net loss for the year ended December 31, 2008 was $564 million versus net income of $377 million for the year ended December 31, 2007. Net loss in 2008 was adversely impacted by the $973 million impairment to our goodwill asset and $407 million of net realized investment losses, partially offset by favorable operating results discussed in more detail above.

Pre-tax operating income

Pre-tax operating income for the year ended December 31, 2008 was $934 million, an increase of $335 million, or 55.9%, over the year ended December 31, 2007. The increase was primarily attributable to additional earnings and investment income generated by the Ohio Casualty and Safeco acquisitions and an increase of $179 million in the amount of favorable incurred losses attributable to prior years in 2008 compared to 2007. These items were partially offset by higher catastrophe losses of $260 million and an increase in non-catastrophe property losses, primarily driven by unfavorable frequency in the commercial multiple peril, automobile physical damage (commercial and private passenger) and homeowners product lines.

Combined ratio

The following table sets forth the consolidated combined ratio:

	Year Ended		Change in
	December 31,		Percentage
	2008	2007	Points

Claims and claim adjustment expense ratio (1)	64.7%	65.4%	(0.7)
Underwriting expense ratio (2)	33.0	35.0	(2.0)

Subtotal	97.7	100.4	(2.7)
Catastrophes (3)	5.1	2.1	3.0
Net incurred losses attributable to prior years	(7.2)	(7.4)	0.2

Combined ratio (4)	95.6%	95.1%	0.5

(1)	Calculated by dividing claims and claim adjustment expenses by net premiums earned (net of premiums earned attributable to prior years). Catastrophes and net incurred losses attributable to prior years are excluded from claims and claim adjustment expenses.

(2)	The underwriting expense ratio is calculated by dividing the sum of general and administrative expenses and amortization of deferred policy acquisition costs less fee revenues by net premiums earned (net of premiums earned attributable to prior years). Integration and other acquisition related costs associated with the Ohio Casualty and Safeco acquisitions, intangible amortization, and bad debt expenses have been excluded from the combined ratio. These costs are reflected within general and administrative expenses.

(3)	Calculated by dividing catastrophes by net premiums earned. Catastrophes include all current and prior year catastrophe losses.

(4)	Calculated by adding the claims and claim adjustment expense ratio, the underwriting expense ratio, the catastrophes ratio, and net incurred losses attributable to prior years ratio.

Our combined ratio before catastrophes and net incurred losses attributable to prior years for the year ended December 31, 2008 was 97.7%, a decrease of 2.7 points versus the year ended December 31, 2007. The decrease in the claims and claim adjustment expense ratio reflected favorable Surety losses due to both lower reported and paid claims activity, partially offset by unfavorable frequency in our commercial multiple peril, automobile physical damage (commercial and private passenger), and homeowners product lines as compared to the prior year. The decrease in the underwriting expense ratio reflected the impact of writing more personal lines business, which typically has a lower expense ratio, and increased efficiencies resulting from the Ohio Casualty and Safeco acquisitions.

Including the impact of catastrophes and net incurred losses attributable to prior years, the combined ratio for the year ended December 31, 2008 was 95.6%, an increase of 0.5 points over the year ended December 31, 2007. The increase in 2008 primarily reflected higher catastrophe losses, partially offset by the changes in the combined ratio previously discussed.

Commercial

Net Written Premiums

The following table sets forth net written premiums by product line for our Commercial segment:

	Year Ended
	December 31,		Change
	2008	2007	$	%
	(Dollars in millions)

Commercial multiple peril	$1,531	$1,193	$338	28.3%
Commercial automobile	923	662	261	39.4
Workers compensation	886	748	138	18.4
General liability	380	228	152	66.7
Other (1)	255	208	47	22.6

Total net written premiums	$3,975	$3,039	$936	30.8%

(1)	Other net written premiums consist primarily of inland marine, farmowners multiple peril, allied lines and fire.

Commercial Multiple Peril.  Commercial multiple peril net written premiums for the year ended December 31, 2008, increased $338 million, or 28.3%, over the year ended December 31, 2007. The increase primarily reflected an increase in premiums related to the Ohio Casualty and Safeco acquisitions, $221 million and $150 million, respectively (i.e., with respect to Ohio Casualty, the amount by which its contribution to our net written premiums in 2008 exceeded its contribution in 2007; and with respect to Safeco, its contribution to our net written premiums in 2008). Excluding the effects of the acquisitions, commercial multiple peril net written premiums decreased $33 million, or 3.0%, reflecting lower retention and modest declines in rate due to competitive market conditions, partially offset by increased new business levels in 2008.

Commercial Automobile.  Commercial automobile net written premiums for the year ended December 31, 2008 increased $261 million, or 39.4%, over the year ended December 31, 2007. The increase primarily reflected an increase in premiums related to the Ohio Casualty and Safeco acquisitions, $166 million and $115 million, respectively. Excluding the effects of the acquisitions, commercial automobile net written premiums decreased $20 million, or 3.4%, reflecting lower retention and rate decreases due to competitive market conditions, partially offset by increased new business levels in 2008.

Workers Compensation.  Workers compensation net written premiums for the year ended December 31, 2008, increased $138 million, or 18.4%, over the year ended December 31, 2007. The increase primarily reflected an increase in premiums related to the Ohio Casualty and Safeco acquisitions, $79 million and $29 million, respectively. Excluding the effects of the acquisitions, workers compensation net written premiums increased $30 million, or 4.2%, due to increased new business levels, partially offset by modest declines in retention and rate.

General Liability.  General liability net written premiums for the year ended December 31, 2008, increased $152 million, or 66.7%, over the year ended December 31, 2007. The increase primarily reflected an increase in premiums related to the Ohio Casualty and Safeco acquisitions, $117 million and $30 million, respectively. Excluding the effects of the acquisitions, general liability net written premiums increased $5 million, or 2.8%. The increase was driven by increased new business, partially offset by decreases in premium rates and lower levels of retention.

Other.  Other net written premiums for the year ended December 31, 2008, increased $47 million, or 22.6%, over the year ended December 31, 2007. The increase primarily reflected an increase in premiums related to the Ohio Casualty and Safeco acquisitions, $19 million and $40 million, respectively. Excluding the effects of the acquisitions, other net written premiums decreased $12 million, or 6.0%. The decrease was driven by a reduction in rate and retention levels due to a competitive market environment.

Results of operations

The following table sets forth results of operations for the Commercial segment:

	Year Ended
	December 31,		Change
	2008	2007	$	%
	(Dollars in millions)

Net premiums earned	$4,024	$3,025	$999	33.0%
Net investment income	402	287	115	40.1
Fee and other revenues	30	23	7	30.4

Total revenues	4,456	3,335	1,121	33.6
Total claims and expenses (1)	3,843	2,835	1,008	35.6

Pre-tax operating income	$613	$500	$113	22.6%

(1)	Integration and other acquisition related costs associated with the Ohio Casualty and Safeco acquisitions of $19 million in 2008 and $26 million in 2007 have been excluded from total claims and expenses.

Revenues

Revenues for our Commercial segment for the year ended December 31, 2008 were $4.456 billion, an increase of $1.121 billion, or 33.6%, over the year ended December 31, 2007.

Net Premiums Earned.  Net premiums earned for the year ended December 31, 2008 were $4.024 billion, an increase of $999 million, or 33.0%, over the year ended December 31, 2007. The increase in 2008 reflected an increase of $578 million of premium related to the Ohio Casualty acquisition, $424 million of premium related to the Safeco acquisition, and the net premiums earned associated with the changes in net written premiums previously discussed.

Net Investment Income.  Net investment income for the year ended December 31, 2008 was $402 million, an increase of $115 million, or 40.1%, over the year ended December 31, 2007. The increase in 2008 reflected earnings from the additional invested assets assumed from the Ohio Casualty and Safeco acquisitions and continued investment of cash flow from operations.

Fee and Other Revenues.  Fee and other revenues for the year ended December 31, 2008 were $30 million, an increase of $7 million, or 30.4%, over the year ended December 31, 2007 largely due to the additional fee revenues generated by the acquisitions of Ohio Casualty and Safeco.

Claims and expenses

Claims and expenses for our Commercial segment for the year ended December 31, 2008 were $3.843 billion, an increase of $1.008 billion, or 35.6%, over the year ended December 31, 2007. The increase primarily reflected the impact of the Ohio Casualty and Safeco acquisitions (including additional intangible asset amortization of $11 million) net of efficiencies achieved through integration, higher catastrophe losses of $115 million, higher costs of $47 million associated with third-party claims adjusters driven by higher usage in 2008 related to Hurricanes Ike and Gustav, and unfavorable property frequency across our commercial multiple peril and commercial automobile product lines. These items were partially offset by an increase of $119 million in the amount of favorable incurred losses attributable to prior years in 2008 compared to 2007 and favorable commercial liability loss experience.

Catastrophe losses included in claims and claim adjustment expenses in 2008 totaled $170 million compared to $55 million in 2007, an increase of $115 million. Catastrophe losses in 2008 were primarily driven by tornado losses (primarily in Tennessee), wind and hail storms that impacted several regions throughout the United States (with high concentration in the Midwest) and the September 2008 Hurricanes Ike and Gustav.

Favorable incurred losses attributable to prior years of $450 million in 2008 were primarily driven by actual losses emerging at levels lower than expected and moderate severity trends within the commercial multiple peril product line. Additionally, favorable incurred losses attributable to prior years in the general liability product line were primarily driven by moderate severity and favorable frequency trends.

Pre-tax operating income

Pre-tax operating income for our Commercial segment for the year ended December 31, 2008 was $613 million, an increase of $113 million, or 22.6%, over the year ended December 31, 2007, primarily resulting from the additional earnings and investment income generated by the Ohio Casualty and Safeco acquisitions and an increase of $119 million in the amount of favorable incurred losses attributable to prior years in 2008 compared to 2007. These items were partially offset by higher catastrophe losses of $115 million, increased costs of $47 million associated with third-party claims adjusters mainly related to Hurricanes Ike and Gustav, unfavorable frequency across most property lines, mainly within the commercial multiple peril and commercial automobile product lines.

Combined Ratio

The following table sets forth the combined ratio for our Commercial segment:

	Year Ended		Change in
	December 31,		Percentage
	2008	2007	Points

Claims and claim adjustment expense ratio	66.3%	66.4%	(0.1)
Underwriting expense ratio	34.8	35.5	(0.7)

Subtotal	101.1	101.9	(0.8)
Catastrophes	4.2	1.8	2.4
Net incurred losses attributable to prior years	(11.2)	(10.9)	(0.3)

Combined ratio	94.1%	92.8%	1.3

The Commercial segment combined ratio before catastrophes and net incurred losses attributable to prior years for the year ended December 31, 2008 was 101.1%, a decrease of 0.8 points from the year ended December 31, 2007. The slight decrease in the claims and claim adjustment expense ratio was attributable to favorable commercial liability loss experience, offset by adverse non-catastrophe weather experience driving unfavorable frequency across most property lines and an increase in costs associated with third-party claims adjusters. The underwriting expense ratio decreased year over year due to efficiencies gained from the Ohio Casualty acquisition and lower agency profit share expenses consistent with catastrophe activity.

Including the impact of catastrophes and net incurred losses attributable to prior years, the combined ratio for the year ended December 31, 2008 was 94.1%, an increase of 1.3 points over the year ended December 31, 2007. The increase primarily reflected higher catastrophe losses including tornado losses (primarily in Tennessee), wind and hail storms that impacted several regions throughout the United States (with high concentration in the Midwest) and the September 2008 Hurricanes Ike and Gustav, partially offset by decreases in the combined ratio previously discussed.

Personal

Net Written Premiums

The following table sets forth net written premiums by product line for our Personal segment:

	Year Ended
	December 31,		Change
	2008	2007	$	%
	(Dollars in millions)

Private passenger automobile	$1,500	$572	$928	162.2%
Homeowners	472	321	151	47.0
Other (1)	150	55	95	172.7

Total net written premiums	$2,122	$948	$1,174	123.8%

(1)	Other net written premiums consist primarily of fire, allied lines, general liability, and inland marine

Private Passenger Automobile.  Private passenger automobile net written premiums for the year ended December 31, 2008 increased $928 million, or 162.2%, over the year ended December 31, 2007. The increase primarily reflected an increase in premiums related to the Ohio Casualty and Safeco acquisitions, $163 million and $640 million, respectively. Excluding the effects of the acquisitions, private passenger automobile net written premiums increased $125 million, or 25.4%, reflecting increased new business driven primarily by territory expansion.

Homeowners.  Homeowners net written premiums for the year ended December 31, 2008 increased $151 million, or 47.0%, over the year ended December 31, 2007. The increase primarily reflected an increase in premiums related to the Ohio Casualty and Safeco acquisitions of $92 million and $80 million, respectively. Excluding the effects of the acquisitions, homeowners net written premiums decreased by $21 million, or 7.7%, primarily due to increased ceded premium related to the Homeowners Quota Share Treaty ($224 million). Further adjusting for the impact of the Homeowners Quota Share Treaty, net written premiums increased 23.1% primarily due to increased new business due to territory expansion.

Other.  Other net written premiums for the year ended December 31, 2008 increased $95 million, or 172.7%, over the year ended December 31, 2007. The increase primarily reflected the impact of the Ohio Casualty and Safeco acquisitions, $26 million and $62 million, respectively. Excluding the effects of the acquisitions, other net written premiums increased by $7 million, or 17.1%, reflecting increased new business.

Results of Operations

The following table sets forth results of operations for our Personal segment:

	Year Ended
	December 31,		Change
	2008	2007	$	%
	(Dollars in millions)
Net premiums earned	$2,277	$894	$1,383	154.7%
Net investment income	131	47	84	178.7
Fee and other revenues	20	7	13	185.7

Total revenues	2,428	948	1,480	156.1
Total claims and expenses (1)	2,342	877	1,465	167.0

Pre-tax operating income	$86	$71	$15	21.1%

(1)	Integration and other acquisition related costs associated with the Ohio Casualty and Safeco acquisitions of $29 million in 2008 and $3 million in 2007 have been excluded from total claims and expenses. The goodwill impairment of $973 million in our Personal segment in 2008 has been excluded from total claims and expenses.

Revenues

Revenues for our Personal segment for the year ended December 31, 2008 were $2.428 billion, an increase of $1.480 billion, or 156.1%, over the year ended December 31, 2007.

Net Premiums Earned.  Net premiums earned for the year ended December 31, 2008 were $2.277 billion, an increase of $1.383 billion, or 154.7%, over the year ended December 31, 2007. The increase in 2008 reflected $273 million and $665 million of additional premium from the Ohio Casualty and Safeco acquisitions, respectively, and the net premiums earned associated with the changes in net written premiums previously discussed.

Net Investment Income.  Net investment income for the year ended December 31, 2008 was $131 million, an increase of $84 million, or 178.7%, over the year ended December 31, 2007. The increase in 2008 reflected earnings from the additional invested assets assumed as a result of the Ohio Casualty and Safeco acquisitions and continued investment of cash flow from operations.

Fee and Other Revenues.  Fee and other revenues for the year ended December 31, 2008 were $20 million, an increase of $13 million over the year ended December 31, 2007. The increase in 2008 primarily reflected the additional premium installment fees generated by the addition of the Safeco business.

Claims and expenses

Claims and expenses for our Personal segment during the year ended December 31, 2008 were $2.342 billion, an increase of $1.465 billion, or 167.0% over the year ended December 31, 2007. The increase in 2008 primarily reflected the impact of the Ohio Casualty and Safeco acquisitions net of efficiencies gained through integration, higher catastrophe losses of $95 million, increased costs of $94 million primarily due to higher utilization of third-party claims adjusters related to Hurricanes Ike and Gustav, and adverse non-catastrophe weather experience driving unfavorable frequency in the private passenger automobile physical damage and homeowner product lines.

Catastrophe losses included in claims and claim adjustment expenses in 2008 totaled $123 million compared to $28 million in 2007, an increase of $95 million. Catastrophe losses in 2008 were driven by tornado losses (primarily in Tennessee), several wind and hail storms throughout the United States and the September 2008 Hurricanes Ike and Gustav.

Favorable incurred losses attributable to prior years of $43 million in 2008 were primarily driven by the private passenger automobile liability line due to better than expected loss trends.

Pre-tax operating income

Pre-tax operating income for our Personal segment for the year ended December 31, 2008 was $86 million, an increase of $15 million, or 21.1%, over the year ended December 31, 2007, primarily resulting from additional operating earnings and efficiencies generated by the acquisitions of Ohio Casualty and Safeco, partially offset by higher catastrophe losses of $95 million, increased costs of $94 million associated with third-party claims adjusters mainly related to Hurricanes Ike and Gustav, and adverse non-catastrophe weather experience in the private passenger automobile and homeowner product lines.

Combined Ratio

The following table sets forth the combined ratio for our Personal segment:

	Year Ended		Change in
	December 31,		Percentage
	2008	2007	Points

Claims and claim adjustment expense ratio	68.9%	66.0%	2.9
Underwriting expense ratio	28.7	33.1	(4.4)

Subtotal	97.6	99.1	(1.5)
Catastrophes	5.4	3.1	2.3
Net incurred losses attributable to prior years	(1.9)	(5.1)	3.2

Combined ratio	101.1%	97.1%	4.0

The Personal segment combined ratio before catastrophes and net incurred losses attributable to prior years for the year ended December 31, 2008 was 97.6%, a decrease of 1.5 points from the year ended December 31, 2007. The increase in the claims and claim adjustment expense ratio reflected unfavorable frequency in the private passenger automobile and homeowner product lines due to adverse non-catastrophe weather experience and increased costs associated with third-party claims adjusters. The decrease in the underwriting expense ratio was primarily due to lower costs associated with the acquired Safeco business, scale benefits immediately recognized from the Safeco acquisition, and lower agency profit share expenses consistent with catastrophe activity and overall underwriting results.

Including the impact of catastrophes and net incurred losses attributable to prior years, the combined ratio for the year ended December 31, 2008 was 101.1%, an increase of 4.0 points over the year ended December 31, 2007. The increase primarily reflected higher catastrophe losses related to Hurricanes Ike & Gustav, tornadoes, and Midwest storm activity, and a decrease in the amount of favorable incurred losses attributable to prior years in 2008 as compared to 2007, partially offset by the changes in the combined ratio previously discussed.

Surety

Net Written Premiums

The following table sets forth net written premiums by product line for our Surety segment:

	Year Ended
	December 31,		Change
	2008	2007	$	%
	(Dollars in millions)

Contract bond	$298	$213	$85	39.9%
Commercial bond	66	43	23	53.5
Small bond (1)	115	56	59	105.4

Total net written premiums	$479	$312	$167	53.5%

(1)	Small bond net written premiums consist of contract and commercial bonds covering small- and mid-size businesses and individuals distributed through our network of independent property and casualty insurance agencies.

Contract Bond.  Contract bond net written premiums for the year ended December 31, 2008 increased $85 million, or 39.9%, over the year ended December 31, 2007. The increase primarily reflected an increase of $71 million in premiums related to the Safeco acquisition. Excluding the effects of the acquisition, contract bond net written premiums increased $14 million, or 6.6%, reflecting an increase in contract writings.

Commercial Bond.  Commercial bond net written premiums for the year ended December 31, 2008 increased $23 million, or 53.5%, over the year ended December 31, 2007. The increase primarily reflected an increase of $25 million in premiums related to the Safeco acquisition. Excluding the effects of the acquisition, commercial bond net written premiums decreased $2 million, or 4.7%.

Small Bond.  Small bond net written premiums for the year ended December 31, 2008 increased $59 million, or 105.4%, over the year ended December 31, 2007. The increase primarily reflected an increase in premiums related to the Ohio Casualty and Safeco acquisitions, $42 million and $10 million, respectively. Excluding the effects of the acquisitions, Small bond net written premiums increased $7 million, or 19.4%, due to growth in writings.

Results of Operations

The following table sets forth the results of operations for our Surety segment:

	Year Ended
	December 31,		Change
	2008	2007	$	%
	(Dollars in millions)

Net premiums earned	$478	$289	$189	65.4%
Net investment income	37	25	12	48.0
Fee and other revenues	—	3	(3)	(100.0)

Total revenues	515	317	198	62.5
Total claims and expenses (1)	359	221	138	62.4

Pre-tax operating income	$156	$96	$60	62.5%

(1)	Integration and other acquisition related costs, associated with the Ohio Casualty and Safeco acquisitions, of $3 million in 2008 and $1 million in 2007 have been excluded from total claims and expenses.

Revenues

Revenues for our Surety segment for the year ended December 31, 2008 were $515 million, an increase of $198 million, or 62.5%, over the year ended December 31, 2007.

Net Premiums Earned.  Net premiums earned for the year ended December 31, 2008 were $478 million, an increase of $189 million, or 65.4%, over the year ended December 31, 2007. The increase in 2008 reflected $38 million of premium related to the Ohio Casualty acquisition, $117 million of premium related to the Safeco acquisition and the net premiums earned associated with the changes in net written premiums previously discussed.

Net Investment Income.  Net investment income for the year ended December 31, 2008 was $37 million, an increase of $12 million, or 48.0%, over the year ended December 31, 2007. The increase in 2008 reflected earnings from the additional invested assets assumed as a result of the Ohio Casualty and Safeco acquisitions and continued investment of cash flow from operations.

Claims and expenses

Claims and expenses for our Surety segment during the year ended December 31, 2008 were $359 million, an increase of $138 million, or 62.4%, over the year ended December 31, 2007. The increase in 2008 primarily reflected the impact of the Ohio Casualty and Safeco acquisitions and a decrease of $4 million in the amount of favorable incurred losses attributable to prior years as compared to 2007, partially offset by lower reported and paid claims activity as compared to the prior year.

Pre-tax operating income

Pre-tax operating income for our Surety segment for the year ended December 31, 2008 was $156 million, an increase of $60 million, or 62.5%, over the year ended December 31, 2007, driven by additional earnings from the Ohio Casualty and Safeco acquisitions and lower reported and paid claims activity. These items were partially offset by a decrease of $4 million in the amount of favorable incurred losses attributable to prior years as compared to 2007.

Combined Ratio

The following table sets forth the combined ratio for our Surety segment:

	Year Ended		Change in
	December 31,		Percentage
	2008	2007	Points

Claims and claim expense ratio	32.3%	36.7%	(4.4)
Underwriting expense ratio	46.2	46.6	(0.4)

Subtotal	78.5	83.3	(4.8)
Catastrophes	—	—	—
Net incurred losses attributable to prior years	(3.8)	(7.6)	3.8

Combined ratio	74.7%	75.7%	(1.0)

The Surety segment combined ratio before catastrophes and net incurred losses attributable to prior years for the year ended December 31, 2008 was 78.5%, a decrease of 4.8 points from the year ended December 31, 2007. The decrease in the claims and claim adjustment expense ratio reflected both lower reported and paid claims activity as compared to the prior year.

Including the impact of net incurred losses attributable to prior years, the combined ratio for the year ended December 31, 2008 was 74.7%, a decrease of 1.0 points from the year ended December 31, 2007. The decrease of 1.0 points was primarily attributable to the changes in the combined ratio previously discussed, partially offset by a decrease in the amount of favorable incurred losses attributable to prior years in 2008 compared to 2007.

Corporate and Other

Net Written Premiums

The following table sets forth the net written premiums for our Corporate and Other segment:

	Year Ended
	December 31,		Change
	2008	2007	$	%
	(Dollars in millions)

Assumed inter-segment reinsurance arrangements	$207	$141	$66	46.8%
External ceded reinsurance	(79)	(33)	(46)	139.4

Total net written premiums	$128	$108	$20	18.5%

Net written premiums for our Corporate and Other segment for the years ended December 31, 2008 and 2007 were $128 million and $108 million, respectively, representing an increase of $20 million, or 18.5%. The increase reflected additional premium relating to our inter-segment reinsurance arrangements of $66 million driven in large part by increased exposures associated with the Ohio Casualty acquisition, offset by additional external reinsurance premium ceded of $46 million due to increased exposures requiring reinsurance protection due to the Ohio Casualty acquisition.

Inter-Segment Reinsurance Arrangements

We use inter-segment reinsurance arrangements as a tool to provide our Commercial and Personal operating segments the flexibility to retain the risks and benefits they believe are appropriate given the size and scope of their segment operations. The table below reflects written premiums assumed (ceded) under the inter-segment reinsurance arrangements:

	Year Ended
	December 31,		Change
	2008	2007	$	%
	(Dollars in millions)

Commercial	$(163)	$(109)	$(54)	49.5%
Personal	(44)	(32)	(12)	37.5
Corporate and Other	207	141	66	46.8

Total net written premiums	$—	$—	$—	—%

Results of Operations

The following table sets forth the results of operations for our Corporate and Other segment:

	Year Ended
	December 31,		Change
	2008	2007	$	%
	(Dollars in millions)

Net premiums earned	$134	$117	$17	14.5%
Net investment income (1)	149	46	103	*
Net realized investment losses	(407)	(5)	(402)	*
Fee and other revenues	—	—	—	—

Total revenues	(124)	158	(282)	(178.5)
Total claims and expenses	172	245	(73)	(29.8)
Interest expense	21	6	15	*

Loss before income tax expense	(317)	(93)	(224)	*
Pre-tax operating income (loss) (2)	$79	$(68)	$147	*

(1)	The difference between our actual net investment income and the allocated business segment investment income is reported in Corporate and Other.

(2)	For Corporate and Other, pre-tax operating income excludes net realized investment losses and integration and other acquisition related (benefits) costs associated with the Ohio Casualty and Safeco acquisitions of $(11) million in 2008 and $20 million in 2007.

*	Not meaningful.

Revenues

Revenues for our Corporate and Other segment for the year ended December 31, 2008 were $(124) million, a decrease of $282 million, or 178.5%, from the year ended December 31, 2007.

Net Premiums Earned.  Net premiums earned for the year ended December 31, 2008 were $134 million, an increase of $17 million, or 14.5%, over the year ended December 31, 2007. The increase in 2008 was primarily driven by the net written premiums earned associated with the changes in net written premiums previously discussed.

Net Investment Income.  Net investment income for the year ended December 31, 2008 was $149 million, an increase of $103 million over the year ended December 31, 2007. The increase in 2008 was primarily driven by an increase in the difference between actual net investment income and allocated net investment income in 2008 compared to the year ended December 31, 2007. Additionally, the increase in 2008 was related to higher invested asset base associated with the increased block of run-off reserves acquired through the Safeco acquisition.

Net Realized Investment Losses.  Net realized investment losses for the year ended December 31, 2008 were $407 million, an increase of $402 million over the year ended December 31, 2007. The increase was primarily the result of a $206 million increase in impairment losses and a $161 million increase in investment losses on sales of our equity securities compared to 2007. The equity security sales and impairment losses contributed to the overall decline in the average preferred and common stock investment balances compared to 2007. See “— Investment Portfolio.”

Claims and expenses

Claims and expenses for our Corporate and Other segment during the year ended December 31, 2008 were $172 million, a decrease of $73 million, or 29.8% from the year ended December 31, 2007. The decrease primarily reflected an increase in the amount of loss recoveries relating to our property catastrophe reinsurance coverage from Liberty Mutual consistent with the significant catastrophe activity in 2008 (largely Hurricanes Ike and Gustav), unfavorable losses attributable to prior years in 2007 within both our run-off (mainly A&E claims) and reinsurance operations, and lower litigation expenses. These items were partially offset by unfavorable loss experience associated with our inter-segment reinsurance arrangements, largely due to the aforementioned 2008 catastrophe activity.

Interest expense

Interest expense for our Corporate and Other segment for the year ended December 31, 2008 was $21 million, an increase of $15 million over the year ended December 31, 2007. The increase primarily reflects the impact of the Safeco acquisition.

Pre-tax operating income

Pre-tax operating income for Corporate and Other segment for the year ended December 31, 2008 was $79 million, an increase of $147 million over the year ended December 31, 2007. The increase was primarily driven by higher net investment income of $103 million and an increase in the amount of loss recoveries relating to our property catastrophe reinsurance coverage with Liberty Mutual consistent with the significant catastrophe activity in 2008 (largely Hurricanes Ike and Gustav). Third-party catastrophe reinsurance recoveries are recorded in our Corporate and Other segment. The related direct losses are recorded in our operating segments and our Corporate and Other segment records the associated assumed losses to the extent covered by inter-segment reinsurance arrangements. Further impacting the increase in pre-tax operating income in 2008 were unfavorable losses attributable to prior years in 2007 within both our run-off operations (mainly A&E claims) and reinsurance operations, an increase in net premiums earned consistent with the changes in net written premiums previously discussed, and lower litigation expenses. These items were partially offset by unfavorable loss experience associated with our inter-segment reinsurance arrangements, largely due to the aforementioned 2008 catastrophe activity, and higher interest expense.

Investment Portfolio

Insurance company investments must comply with applicable laws and regulations which prescribe the kind, quality and concentration of investments. In general, these laws and regulations permit investments, within specified limits and subject to some qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common equity securities, mortgage loans, real estate and some other investments.

Investment Strategy

Our investment strategy seeks long-term returns through disciplined security selection, portfolio diversity and an integrated approach to risk management. We select and monitor investments to balance the goals of safety, stability, liquidity, growth and after-tax total return with the need to comply with regulatory investment requirements. Asset liability management is accomplished by setting an asset target duration range that is influenced by the following factors: (i) the estimated reserve payout pattern, (ii) the inclusion of our tactical capital market views into the investment decision making process and (iii) our overall risk tolerance. We aim to achieve a relatively safe and stable income stream by maintaining a broad-based portfolio of investment grade bonds. These holdings are supplemented by investments in additional asset types with the objective of further enhancing the portfolio’s diversification and expected returns. These additional asset types include commercial mortgages and other real estate financing investments, non-investment grade bonds, and common and preferred stock. We manage our investment risks through consideration of duration of liabilities, diversification, credit limits, careful analytic review of each investment decision, and comprehensive risk assessments of the overall portfolio.

Our investment policy and strategy are reviewed and approved by the board of directors of each of our insurance subsidiaries, which meet on a regular basis to review and consider investment activities, tactics and new investment classes. Pursuant to the terms of investment management agreements, and with the oversight of the board of directors of each of our insurance subsidiaries and our Chief Financial Officer, Liberty Mutual manages our insurance subsidiaries’ investment portfolios with an experienced team of investment personnel. See “Certain Relationships and Related Party Transactions — Investment Management Agreements.”

We continue to manage our investment risks through asset-liability management, diversification, credit limits, careful analytic review of each investment decision, and comprehensive risk assessments of the overall portfolio. We aim to achieve a relatively safe and stable income stream by maintaining a broad-based portfolio of investment grade bonds supplemented by investments in asset types such as commercial mortgages and other real estate financing investments, non-investment grade bonds, and common and preferred stock. As a result, during the first six months of 2010 we took the following actions:

•	Reduced our U.S. state and municipal bond exposure by 29.6%, or $2.461 billion, of amortized cost primarily through targeted dispositions, calls, scheduled maturities, the use of investments to settle an affiliate payable outstanding as a result of the termination of reinsurance agreements, the use of investments to pay down a portion of the outstanding principal amount of the February 2010 Note to Liberty Mutual, as well as strategic changes to our investment portfolio;

•	Decreased our residential mortgage backed securities by 22.2%, or $1.048 billion, of amortized cost primarily through the use of investments to settle an affiliate payable outstanding as a result of the termination of reinsurance agreements, the use of investments to pay down a portion of the outstanding principal amount of the February 2010 Note to Liberty Mutual, as well as strategic changes to our investment portfolio; and

•	Increased our exposure to corporate and other securities by 24.2%, or $993 million, of amortized cost primarily due to the strategic realignment of our investment portfolio.

Investment Returns

A summary of our investment results is as follows:

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Dollars in millions)

Net investment income	$463	$439	$910	$719	$405
Net realized investment gains/(losses)	227	(53)	(53)	(407)	(5)

Total investment results	$690	$386	$857	$312	$400

Average invested assets (1)	$19,015	$18,835	$19,501	$14,769	$8,416
Average adjusted investment yield (2)	4.96%	5.07%	4.93%	5.01%	4.80%
Average investment yield on fixed maturities (3)	5.14	5.16	5.06	4.77	4.59

(1)	Amortized cost is used to calculate the average invested balance for fixed maturities. Cost is used for equity securities. Carrying value is used for short-term investments, mortgage loans and other investments.

(2)	Excludes net realized investment gains and losses, net unrealized investment gains and losses and net investment income attributable to limited partnerships and LLCs.

(3)	Excludes net realized investment gains and losses and net unrealized investment gains and losses.

Net Investment Income

The following table summarizes our net investment income:

	Six Months Ended
	June 30,		Year Ended December 31,
Net Investment Income	2010	2009	2009	2008	2007
	(Dollars in millions)

Fixed maturities	$470	$453	$932	$651	$356
Equity securities	5	20	28	45	30
Limited partnerships and LLCs	(5)	(35)	(43)	(15)	3
Mortgage loans	10	6	14	7	1
Cash and cash equivalent interest	1	10	12	27	18
Other investment income	2	4	5	8	3

Gross investment income	483	458	948	723	411
Investment expenses	(20)	(19)	(38)	(4)	(6)

Net investment income	$463	$439	$910	$719	$405

Net investment income for the six months ended June 30, 2010 increased by $24 million, or 5.5%, over the six months ended June 30, 2009. The increase was primarily due to higher fixed maturity income of $17 million from higher average asset balances and a $30 million improvement in equity earnings on limited partnerships and LLCs from the prior year. These increases were partially offset by a $15 million decrease in dividend income from equity securities as well as a $9 million decrease in interest income from cash and cash equivalents.

Net investment income for the year ended December 31, 2009 was $910 million, an increase of $191 million over the year ended December 31, 2008. The increase in net investment income in 2009 reflected a higher average invested asset base due to $8.6 billion of investments acquired with the Safeco acquisition as well as the continued reinvestment of cash flows from operations. The increase was partially offset by a decrease in limited partnership income of $28 million reflecting reduced market valuations, a decrease in dividend income due to the reduction in the equity portfolio and higher investment expenses due to the Safeco acquisition, additional management fees, and variable compensation costs. The higher asset base contributed $281 million in investment income from fixed maturities in the year ended December 31, 2009 compared with the prior year. The $15 million reduction in investment income from cash and cash equivalent investments was primarily the result of lower yields compared with the prior year. Investment income on mortgage loans increased by $7 million in 2009 from the prior year driven by an increase in the asset base and is consistent with our diversification strategy.

Net investment income for the year ended December 31, 2008 was $719 million, an increase of $314 million over the year ended December 31, 2007. The increase in net investment income in 2008 reflected an increase in the average invested asset base from the Safeco and Ohio Casualty acquisitions and the continued reinvestment of cash flow from operations. The $295 million increase in fixed maturities income was primarily the result of a $172 million increase in taxable bonds and a $123 million increase in tax-exempt bonds over the same period in 2007. The $18 million decrease in limited partnership income from the same period in 2007 was driven by reduced market valuations during the last quarter of 2008 and a lack of exit opportunities as a result of the economic environment during that time.

Current Investment Portfolio

Our investment portfolio mix consists in large part of high quality, fixed maturity securities and short-term investments with a smaller allocation to common and preferred equity securities and other investments, such as mortgage loans, private equity and private real estate investments. Many of these private equity and private real estate investments are held in limited partnerships and LLCs. We believe that prudent levels of investments in common equity securities and other investments within our investment portfolio are likely to enhance long term after-tax total returns without significantly increasing the risk profile of the portfolio. We regularly review our entire portfolio in the context of macroeconomic and capital market conditions.

As of June 30, 2010 and December 31, 2009, the weighted average effective duration of our rate sensitive portfolio (fixed maturities, preferred stock and commercial mortgage loans) was 3.42 years and 4.22 years, respectively.

The following table summarizes our fixed maturity portfolio distributions by credit quality and asset category as of June 30, 2010, December 31, 2009 and 2008:

	Fixed Maturities Portfolio as of
	June 30,	December 31,	December 31,
Type of Investment	2010	2009	2008

Security credit quality
Investment grade	91.5%	95.4%	97.4%
Non-investment grade	8.5	4.6	2.6
Asset category
Municipal bonds	34.9	43.4	49.1
Corporate and other	30.2	21.3	20.7
Mortgage and asset-backed securities	30.7	31.4	26.2
Other	4.2	3.9	4.0

Total fixed maturities portfolio	100.0%	100.0%	100.0%

Our holdings of non-investment grade securities consist of an actively managed diversified portfolio of fixed rate high yield securities and floating rate loans. As of June 30, 2010, we increased our holdings in non-investment grade securities to 8.5% of fixed maturity securities.

As of June 30, 2010, we increased our holdings in corporate and other securities and decreased our holdings in municipal bonds to 30.2% and 34.9% of fixed maturity securities, respectively. The reallocation of corporate and other securities and municipal bonds is consistent with our risk management strategy of reducing the duration of rate sensitive assets without materially impacting pre-tax investment income.

Our equity investment strategy is to maximize long-term absolute total return through a diversified portfolio of equity and equity-related investments, including preferred stock holdings. As of June 30, 2010, we increased our holdings in common stock to 0.5% of invested assets and plan to continue to increase opportunistically. The majority of the equity portfolio will be invested in U.S. public equities with the largest portion of the portfolio being indexed to the S&P 500. From time to time, we may hire outside managers to actively manage portions of the equity portfolio targeting specific strategies that may include: international, small cap, mid-cap or other active strategies.

The commercial mortgage loan portfolio has been modestly increased to 1.5% of invested assets as of June 30, 2010.

Invested Assets (including cash and cash equivalents)

The following table summarizes our invested assets by asset category:

	As of June 30,		As of December 31,		As of December 31,
	2010		2009		2008
	Carrying	% of	Carrying	% of	Carrying	% of
Type of Investment	Value	Total	Value	Total	Value	Total
	(Dollars in millions)

Fixed maturities, available for sale, at fair value	$17,755	90.0%	$20,125	89.4%	$16,820	83.9%
Equity securities, available for sale, at fair value	221	1.1	301	1.3	501	2.5
Short-term investments	100	0.5	109	0.5	382	1.9
Mortgage loans	304	1.5	271	1.2	201	1.0
Other investments	37	0.2	150	0.7	190	0.9
Cash and cash equivalents	1,315	6.7	1,548	6.9	1,968	9.8

Total invested assets	$19,732	100.0%	$22,504	100.0%	$20,062	100.0%

Total invested assets as of June 30, 2010 were $19.732 billion, a decrease of $2.772 billion, or 12.3% from December 31, 2009. The decrease was due to the use of cash and investments to make a $2.099 billion debt repayment on the February 2010 Note issued to Liberty Mutual as a dividend in the first quarter of 2010 as well as the use of cash and investments to settle approximately $1.007 billion of the affiliate payable outstanding as a result of the termination of reinsurance agreements, offset by increased unrealized investment gains and investment of operating cash flows. Total invested assets as of December 31, 2009 were $22.504 billion, an increase of $2.442 billion, or 12.2%, over December 31, 2008. The increase reflects investment of cash flows from operations and an increase in unrealized gains primarily due to decreases in credit spreads. Partially offsetting the increase was a decline in the equity investment holdings as we reduced our exposure to common equities.

Fixed maturities as of June 30, 2010 were $17.755 billion, a decrease of $2.370 billion, or 11.8%, from December 31, 2009. The decrease was due to the payments discussed above, as well as the strategic realignment of our investment portfolio. Fixed maturities as of December 31, 2009 were $20.125 billion, an increase of $3.305 billion, or 19.6%, over December 31, 2008. The increase reflected market value increases and additional purchases of fixed income securities.

Equity securities as of June 30, 2010 were $221 million, a decrease of $80 million, or 26.6%, from December 31, 2009. The decrease reflected the reduction of our preferred stock holdings in connection with our portfolio realignment. Equity securities as of December 31, 2009 were $301 million, a decrease of $200 million, or 39.9%, from December 31, 2008. The decrease in equity securities primarily reflected the sale of common equities partially offset by market appreciation.

Short-term investments as of June 30, 2010 were $100 million, a decrease of $9 million, or 8.3%, from December 31, 2009. Short-term investments as of December 31, 2009 decreased $273 million, or 71.5%, from December 31, 2008. This decrease was the result of a decline in short-term assets held as collateral in connection with our securities lending program and redeployment into the fixed maturities portfolio.

Mortgage loans as of June 30, 2010 were $304 million, an increase of $33 million, or 12.2%, from December 31, 2009. The increase was due to the funding of new mortgage loans as part of the strategic realignment of our investment portfolio. Mortgage loans as of December 31, 2009 were $271 million, an increase of $70 million, or 34.8%, over December 31, 2008. The increase reflected $77 million of new capital loaned, and $7 million in principal repayments. The entire mortgage loan portfolio was U.S. based. As of December 31, 2009, the average total loan size was $1.5 million and the average loan participation size was $0.1 million. At December 31, 2009, approximately 91% of the loans were full or partial recourse to borrowers.

Other investments include limited partnerships and LLCs, which were $37 million as of June 30, 2010, a decrease of $113 million, or 75.3%, from December 31, 2009. The decrease was primarily due to the strategic realignment of our investment portfolio. As of December 31, 2009, other investments were $150 million, a decrease of $40 million, or 21.1%, from December 31, 2008. These investments consist of traditional private equity partnerships of $37 million, other partnerships of $39 million, and real estate partnerships of $74 million.

Cash and cash equivalents as of June 30, 2010 were $1.315 billion, a decrease of $233 million, or 15.1% from December 31, 2009. The decrease was due to the payments discussed above, as well as a decline in assets held as collateral in connection with our securities lending program. Cash and cash equivalents as of December 31, 2009 were $1.548 billion, a decrease of $420 million, or 21.3%, from December 31, 2008. This decrease reflected the purchase of long-term securities partially offset by cash generated from operations and the previously mentioned equity security sales. In general, we expect cash and cash equivalent assets to range between 2% to 5% of total invested assets.

	As of June 30, 2010
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in millions)

U.S. government and agency securities	$669	$34	$—	$703
Mortgage and asset-backed securities:
Residential	3,682	184	(21)	3,845
Commercial	758	22	(2)	778
Other mortgage and asset-backed securities	787	50	(11)	826
U.S. state and municipal	5,858	371	(29)	6,200
Corporate and other	5,104	291	(38)	5,357
Foreign government securities	17	1	—	18
Redeemable preferred stock	26	2	—	28

Total fixed maturities	16,901	955	(101)	17,755
Common stock	68	30	(3)	95
Preferred stock	131	15	(20)	126

Total equity securities	199	45	(23)	221

Total fixed and equity securities available for sale	$17,100	$1,000	$(124)	$17,976

	As of December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in millions)

U.S. government and agency securities	$706	$20	$(1)	$725
Mortgage and asset-backed securities:
Residential	4,730	132	(36)	4,826
Commercial	558	8	(14)	552
Other mortgage and asset-backed securities	920	36	(18)	938
U.S. state and municipal	8,319	464	(41)	8,742
Corporate and other	4,111	221	(36)	4,296
Foreign government securities	18	—	(1)	17
Redeemable preferred stock	26	3	—	29

Total fixed maturities	19,388	884	(147)	20,125
Common stock	53	32	—	85
Preferred stock	205	26	(15)	216

Total equity securities	258	58	(15)	301

Total fixed and equity securities available for sale	$19,646	$942	$(162)	$20,426

	As of December 31, 2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in millions)

U.S. government and agency securities	$604	$46	$(1)	$649
Mortgage and asset-backed securities:
Residential	3,162	73	(80)	3,155
Commercial	551	—	(66)	485
Other mortgage and asset-backed securities	792	11	(37)	766
U.S. state and municipal	8,568	93	(405)	8,256
Corporate and other	3,746	38	(295)	3,489
Foreign government securities	18	2	—	20

Total fixed maturities	17,441	263	(884)	16,820
Common stock	282	—	(67)	215
Preferred stock	329	21	(64)	286

Total equity securities	611	21	(131)	501

Total fixed and equity securities available for sale	$18,052	$284	$(1,015)	$17,321

The following table summarizes our allocation of fixed maturities by credit quality:

	June 30, 2010		December 31, 2009		December 31, 2008
	Fair	% of	Fair	% of	Fair	% of
Fixed Maturities by Credit Quality (1)	Value	Total	Value	Total	Value	Total
	(Dollars in Millions)

AAA	$8,092	45.5%	$9,863	49.0%	$8,071	48.0%
AA+, AA, AA−	2,852	16.1	4,193	20.8	4,223	25.1
A+, A, A−	2,939	16.6	3,191	15.9	2,599	15.4
BBB+, BBB, BBB−	2,365	13.3	1,943	9.7	1,506	8.9

Total investment grade	16,248	91.5	19,190	95.4	16,399	97.4

BB+, BB, BB−	685	3.9	472	2.3	213	1.3
B+, B, B−	682	3.8	382	1.9	196	1.2
CCC or lower	140	0.8	81	0.4	12	0.1

Total below investment grade	1,507	8.5	935	4.6	421	2.6

Total fixed maturities	$17,755	100.0%	$20,125	100.0%	$16,820	100.0%

(1)	For purposes of this disclosure, credit quality is primarily based upon Standard & Poor’s (referred to as “S&P’’ in this prospectus) ratings.

Our allocation of investment grade securities decreased to 91.5% at June 30, 2010 from 95.4% at December 31, 2009. We had 8.5% of our fixed maturity securities invested in higher yielding non-investment grade securities at June 30, 2010, an increase of 3.9% primarily due to the strategic realignment of our portfolio into below investment grade securities. At June 30, 2010, the overall average credit quality rating of our portfolio was AA−. Our holdings of below investment grade securities primarily consist of an actively managed diversified portfolio of fixed rate high yield securities and floating rate loans.

The following tables summarize our mortgage and asset-backed fixed maturity portfolio by credit quality as of December 31, 2009 and 2008:

	As of December 31, 2009
Mortgage and Asset-Backed Fixed						B or		% of
Maturities by Credit Quality	AAA	AA	A	BBB	BB	Lower	Total	Total
	(Dollars in millions)

SBA (1) loans	$727	$—	$—	$—	$—	$—	$727	11.5%
GNMA (2) residential mortgage	2,384	—	—	—	—	—	2,384	37.8
FNMA (3) residential mortgage	935	—	—	—	—	—	935	14.8
FHLMC (4) residential mortgage	1,208	—	—	—	—	—	1,208	19.1
Prime residential mortgage	133	—	6	15	6	37	197	3.1
Alt-A residential mortgage	38	—	1	1	—	24	64	1.0
Sub-prime residential mortgage	7	5	11	3	—	12	38	0.6
Commercial mortgage backed securities	439	33	39	41	—	—	552	8.8
Non-mortgage asset backed securities	121	22	28	19	18	3	211	3.3

Total	$5,992	$60	$85	$79	$24	$76	$6,316	100.0%

% of Total	94.9%	0.9%	1.3%	1.3%	0.4%	1.2%	100.0%

(1)	SBA is the Small Business Administration.

(2)	GNMA is the Government National Mortgage Association.

(3)	FNMA is the Federal National Mortgage Association.

(4)	FMLMC is the Federal Home Loan Mortgage Corporation.

	As of December 31, 2008
Mortgage and Asset-Backed Fixed						B or		% of
Maturities by Credit Quality	AAA	AA	A	BBB	BB	Lower	Total	Total
	(Dollars in millions)

SBA loans	$496	$—	$—	$—	$—	$—	$496	11.3%
GNMA residential mortgage	143	—	—	—	—	—	143	3.2
FNMA residential mortgage	1,162	—	—	—	—	—	1,162	26.4
FHLMC residential mortgage	1,444	—	—	—	—	—	1,444	32.8
Prime residential mortgage	265	9	3	5	—	—	282	6.4
Alt-A residential mortgage	55	—	—	6	—	—	61	1.4
Sub-prime residential mortgage	47	8	5	1	—	2	63	1.4
Commercial mortgage backed securities	452	27	4	2	—	—	485	11.0
Non-mortgage asset backed securities	165	28	46	27	3	1	270	6.1

Total	$4,229	$72	$58	$41	$3	$3	$4,406	100.0%

% of Total	96.0%	1.6%	1.3%	0.9%	0.1%	0.1%	100.0%

The following table summarizes the fair value of our fixed maturity securities by contractual maturity:

			As of December 31,
	As of June 30, 2010		2009		2008
	Fair	% of	Fair	% of	Fair	% of
Fixed Maturities by Maturity Date	Value	Total	Value	Total	Value	Total
	(Dollars in millions)

1 year or less	$677	3.8%	$565	2.8%	$352	2.1%
Over 1 year through 5 years	3,759	21.2	3,494	17.4	2,975	17.7
Over 5 years through 10 years	4,045	22.8	3,241	16.1	2,706	16.1
Over 10 years	3,825	21.5	6,509	32.3	6,381	37.9
Mortgage and asset-backed securities	5,449	30.7	6,316	31.4	4,406	26.2

Total fixed maturities	$17,755	100.0%	$20,125	100.0%	$16,820	100.0%

During the period ended June 30, 2010, after taking into consideration changes in investment opportunities, our view of the current and prospective business and economic environment, and the strategic portfolio realignment, we continued to shorten the duration of our investment portfolio.

Included in our fixed maturity portfolio at December 31, 2009 was $4.296 billion of corporate and other fixed maturities. These credit exposures are diversified across a number of industries. The following table shows the industry credit sectors for those exposures. At December 31, 2009, the corporate and other portfolio was approximately 21% of our fixed maturity portfolio.

	As of December 31, 2009
	Carrying	Average Credit
Credit Sector	Value	Rating (1)
	(Dollars in millions)

Corporate and other fixed maturities:
Financial:
Banks	$398	A
Diversified Financial Services	281	A−
Other	252	A−

Total Financial	931	A−
Communications:
Telecommunications	445	BBB+
Media	221	BBB
Advertising	10	B+

Total Communications	676	BBB+
Consumer non-cyclical:
Beverages	222	A−
Other	404	BBB

Total Consumer non-cyclical	626	BBB+
Industrials	508	BBB
Utilities	408	BBB+
Other	1,147	BBB

Total Corporate and other fixed maturities	$4,296	BBB+

(1)	For purposes of this disclosure, credit quality is primarily based upon S&P ratings.

Net Realized Investment Gains (Losses)

We recorded net realized investment gains (losses), including other-than-temporary impairments, in the statement of operations as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Dollars in millions)

Gross gains on sales	$249	$17	$72	$34	$23
Gross losses on sales	(12)	(12)	(23)	(232)	(25)
Net OTTI losses recognized in earnings	(10)	(58)	(102)	(209)	(3)

Total net realized investment gains (losses)	$227	$(53)	$(53)	$(407)	$(5)

Net realized investment gains for the six months ended June 30, 2010 were $227 million as compared to losses of $53 million for the six months ended June 30, 2009. The change is primarily due to higher realized investment gains on sales of fixed maturities and equity securities of approximately $226 million and $6 million, respectively, due to the strategic realignment of our investment portfolio, as well as a decrease in impairment losses of $48 million due to improved market conditions.

Net realized investment losses for the years ended December 31, 2009, 2008 and 2007, were $53 million, $407 million and $5 million, respectively. The decrease in 2009 and increase in 2008 reflected impairment losses recorded in 2008 on fixed maturity and equity investments related to securities deemed to be other-than-temporarily impaired due to market conditions.

Effective January 1, 2009, we adopted FASB Accounting Codification (“ASC”) 320, Investments — Debt and Equity Securities. See Note 1 — “Nature of Operations and Summary of Significant Accounting Policies” to our historical consolidated financial statements appearing elsewhere in this prospectus for details. In the first quarter of 2009, we recorded a cumulative effect adjustment, net of income taxes, in the amount of $3 million. The adjustment was an increase to retained earnings and a corresponding decrease to accumulated other comprehensive income.

The following tables summarize our significant impairments by issuer for the years ended December 31, 2009, 2008 and 2007:

	Year Ended December 31, 2009
	Fixed	Preferred	Common		Total by
Impairments by Issuer	Maturities	Stock	Stock	Other	Issuer
	(Dollars in millions)

LMIA High Yield Fund	$—	$—	$(28)	$—	$(28)
Bank of America	(5)	(9)	—	—	(14)
Commonwealth of Puerto Rico	(9)	—	—	—	(9)
Citigroup Inc.	—	(9)	—	—	(9)
AIG	(4)	(4)	—	—	(8)
Other	(26)	(3)	—	(5)	(34)

Total by security type	$(44)	$(25)	$(28)	$(5)	$(102)

	Year Ended December 31, 2008
	Fixed	Preferred	Common	Total by
Impairments by Issuer	Maturities	Stock	Stock	Issuer
	(Dollars in millions)

Freddie Mac	$—	$(44)	$—	$(44)
Fannie Mae	—	(32)	(8)	(40)
Lehman Brothers	(13)	—	—	(13)
General Electric	—	—	(10)	(10)
Wells Fargo Company	—	(9)	—	(9)
Other	(48)	(9)	(36)	(93)

Total by security type	$(61)	$(94)	$(54)	$(209)

	Year Ended December 31, 2007
	Fixed	Preferred	Common	Total by
Impairments by Issuer	Maturities	Stock	Stock	Issuer
	(Dollars in millions)

Fannie Mae	$(1)	$—	$—	$(1)
Other	(2)	—	—	(2)

Total by security type	$(3)	$—	$—	$(3)

If we believe a decline in the value of a particular investment is temporary, the decline is recorded as an unrealized loss in stockholders’ equity. If we believe the decline is other-than-temporary, and we believe that we will not be able to collect all cash flows due on our fixed income securities, then the carrying value of the investment is written down to the expected cash flow amount and a realized loss is recorded as a credit impairment. A non-credit impairment loss is recognized in other comprehensive income, net of applicable taxes as the difference between expected cash flow and fair value. As a result of our quarterly other-than-

temporary impairment review, investment impairment losses for the six months ended June 30, 2010 and June 30, 2009, were $10 million and $58 million, respectively. For the years ended December 31, 2009, 2008 and 2007, we recorded impairment losses on our investments of $102 million, $209 million and $3 million, respectively.

For the year ended December 31, 2009, we recorded impairment losses on our available for sale fixed maturities of $44 million compared to $61 million and $3 million in the same periods in 2008 and 2007, respectively. Included within the $44 million of impairment losses for the year ended December 31, 2009 were $5 million of charges recognized as non-credit impairments. We concluded that the remaining gross unrealized losses of our available for sale fixed maturities as of December 31, 2009 and 2008 were temporary.

The gross unrealized losses recorded on equity securities at December 31, 2009 and December 31, 2008 resulted primarily from decreases in quoted market values from the dates that certain investment securities were acquired as opposed to fundamental changes in the issuer’s financial performance and near-term financial prospects. For the year ended December 31, 2009, we recorded impairment losses on our available for sale equity securities of $53 million compared to $148 million and $0 in the same periods in 2008 and 2007, respectively. We concluded that the remaining gross unrealized losses of our available for sale equity securities as of December 31, 2009 and 2008 were temporary.

The following tables provide information about fixed maturities and equity securities that are in an unrealized loss position:

	As of June 30, 2010
	Less than 12 Months		12 Months or longer
Unrealized Losses and Fair Value by	Unrealized		Unrealized
Security Type	Losses	Fair Value	Losses	Fair Value
		(Dollars in millions)

U.S. government and agency securities	$—	$—	$—	$11
Mortgage and asset-backed securities:
Residential	(2)	29	(19)	127
Commercial	(1)	27	(1)	25
Other mortgage and ABS securities	(3)	7	(8)	34
U.S. state and municipal	(2)	154	(27)	216
Corporate and other	(20)	675	(18)	153

Total fixed maturities	(28)	892	(73)	566
Common stock	(3)	8	—	—
Preferred stock	(2)	23	(18)	60

Total equity securities	(5)	31	(18)	60

Total securities available for sale	$(33)	$923	$(91)	$626

	As of December 31, 2009
	Less than 12 Months		12 Months or longer
Unrealized Losses and Fair Value by	Unrealized		Unrealized
Security Type	Losses	Fair Value	Losses	Fair Value
	(Dollars in millions)

U.S. government and agency securities	$(1)	$156	$—	$—
Mortgage and asset-backed securities:
Residential	(6)	545	(30)	188
Commercial	—	38	(14)	206
Other mortgage and ABS securities	(5)	126	(13)	42
U.S. state and municipal	(11)	404	(30)	253
Corporate and other	(7)	314	(29)	278
Foreign government securities	(1)	13	—	—

Total fixed maturities	(31)	1,596	(116)	967
Preferred stock	—	—	(15)	94

Total equity securities	—	—	(15)	94

Total securities available for sale	$(31)	$1,596	$(131)	$1,061

	As of December 31, 2008
	Less than 12 Months		12 Months or longer
Unrealized Losses and Fair Value by	Unrealized		Unrealized
Security Type	Losses	Fair Value	Losses	Fair Value
		(Dollars in millions)

U.S. government and agency securities	$(1)	$14	$—	$—
Mortgage and asset-backed securities:
Residential	(68)	306	(12)	62
Commercial	(56)	391	(10)	81
Other mortgage and ABS securities	(34)	239	(3)	17
U.S. state and municipal	(330)	4,403	(75)	373
Corporate and other	(192)	2,217	(103)	305

Total fixed maturities	(681)	7,570	(203)	838
Common stock	(10)	52	(57)	160
Preferred stock	(24)	137	(40)	63

Total equity securities	(34)	189	(97)	223

Total securities available for sale	$(715)	$7,759	$(300)	$1,061

We do not believe that the securities that were in an unrealized loss position as of June 30, 2010 represented an other-than-temporary impairment. As of June 30, 2010, there were 210 securities that were in an unrealized loss position for 12 months or longer. We believe total gross unrealized losses were primarily attributable to changes in credit spreads, market interest rates relative to when the investment securities were purchased, and/or general economic conditions. Management does not intend to sell the securities that were in an unrealized loss position and it is not more likely than not that we will be required to sell the securities before recovery.

Unrealized losses decreased from $1.015 billion as of December 31, 2008 to $162 million as of December 31, 2009 primarily due to a decrease in credit spreads. Individual securities that have been in a continuous, unrealized loss position for less than 12 months decreased from $715 million as of December 31, 2008 to $31 million as of December 31, 2009 and accounted for $684 million, or 80.2%, of the overall decrease in unrealized losses. Securities in an unrealized loss position for 12 months or longer decreased from

$300 million to $131 million at December 31, 2009, a decrease of $169 million. We monitor the difference between the amortized cost and estimated fair value of debt securities to ascertain whether declines in value are temporary in nature. The acquisition of Safeco assets in the third quarter of 2008 had a minimal impact on unrealized gains and losses as of December 31, 2008, as these assets were valued at fair value on September 22, 2008, the date of acquisition.

Securities Lending

We participate in a securities lending program to generate additional income, whereby certain of the domestic fixed maturity securities are loaned for a short period of time from our portfolio to qualifying third parties via lending agents. Terms of the agreement are for borrowers of these securities to provide collateral of at least 102% of the fair value of the loaned securities. Acceptable collateral may be in the form of cash or permitted securities as outlined in the securities lending agreement. The fair value of the loaned securities is monitored and additional collateral is obtained if the fair value of the collateral falls below 102% of the fair value of the loaned securities. Under the terms of the securities lending program, the lending agent indemnifies us against borrower defaults. The loaned securities remain a recorded asset of our company; however, we record a liability for the amount of cash collateral held, representing our obligation to return the collateral related to the loaned securities. Our collateral reinvestment guidelines encourage a risk-averse investment allocation of cash received as collateral for loans. At June 30, 2010, December 31, 2009 and 2008, the fair values of fixed maturities loaned under our securities lending program were approximately $63 million, $544 million and $263 million, respectively.

Enterprise Risk Management

As a property and casualty insurer, we are exposed to many risks. These risks are a function of the environment in which we operate. Risks can be correlated, so an event or a series of events can impact multiple areas of our business simultaneously and have a material effect on our results of operations, financial position or liquidity. These exposures require an entity-wide view of risk and an understanding of the potential impact on all areas of our business. In addition, we evaluate whether our overall risks are within our risk appetite in order to maintain value for all areas of our business.

Risk management is at the core of the operational execution of our strategic plan. Our ERM incorporates operational risk, tail events, reputational and other risks. Our philosophy and framework go beyond the quantification, aggregation and identification of risks (and the correlations) inherent in the business and operations of the enterprise. This philosophy and framework permeates all aspects and levels of the organization, stressing regular communication within and among the business units, functional disciplines and other standing committees. It also provides management with a framework for evaluating the assumption of risk in the context of expected profit potential, capital and rating implications based on the most up-to-date market intelligence and within the confines of prescribed underwriting and risk tolerance guidelines.

We maintain an ERM committee chaired by our Chief Executive Officer and coordinated by our Chief Financial Officer. This committee includes all members of our management committee. In addition to the ERM committee, we also maintain several other risk management functions including the surety credit committee, the corporate compliance committee, the reserve committee, the reinsurance credit committee, the accounting policy and internal auditing functions provided by Liberty Mutual and day-to-day ERM functions and controls within our business units. The risk committee of our board of directors provides oversight of our ERM activities and reviews the strategies and implementation of our ERM programs. Our certificate of incorporation and the Intercompany Agreement (see “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement”) will provide that for as long as Liberty Mutual beneficially owns at least 20% of our outstanding common stock, we are required to jointly manage our enterprise risk with Liberty Mutual (including, but not limited to, exposure to underwriting risks related to natural and other catastrophes, credit risk in our investment portfolios, insurance operations and otherwise and other risks that are of a nature subject to the oversight of Liberty Mutual’s enterprise risk management committee) on a consolidated basis with and as determined by Liberty Mutual. Our certificate of incorporation further provides that, to the fullest extent permitted by law, we renounce any interest or expectancy in, and waive any claim with respect to, any business opportunity that may otherwise be available to us were enterprise risk management not so managed.

As a result, our ability to undertake new risks outside of the enterprise risk appetite of Liberty Mutual, including, but not limited to, writing new product lines and in certain geographic areas, may be restricted.

Reinsurance Protection and Catastrophe Management

Reinsurance Protection

In the ordinary course of our business, we purchase reinsurance from high-quality, highly rated reinsurers, including Liberty Mutual. We purchase reinsurance to control our exposure to losses and protect our capital resources. Reinsurance purchased from Liberty Mutual is provided at market rates and substantially on the same terms and conditions offered by third party reinsurers.

Reinsurance involves credit risk and is generally subject to aggregate loss limits. Although the reinsurer is liable to us to the extent of the reinsurance ceded, we remain liable as the direct insurer on all risks reinsured. Reinsurance recoverables are reported after allowances for uncollectible amounts. We also hold collateral, including escrow funds and letters of credit, under reinsurance agreements. We monitor the financial condition of our reinsurers on an ongoing basis. Reinsurers are selected based on their financial condition, business practices and appropriate pricing of their product offerings.

For additional information concerning reinsurance, see Note 7 — “Reinsurance” to our historical consolidated financial statements included elsewhere in this prospectus.

We utilize a variety of reinsurance agreements to control our exposure to large property and casualty losses. These reinsurance agreements provide for one of two types of reinsurance:

•	treaty reinsurance (including catastrophe reinsurance), in which reinsurance is provided for a specified type or category of risks; and

•	facultative reinsurance, in which reinsurance is provided for all or a portion of the insurance provided by a single policy or policies for the same insured and each policy reinsured is separately negotiated.

We utilize reinsurance agreements to limit our catastrophe exposure. Our property catastrophe treaty reinsurance program with Liberty Mutual covers 90% of losses between $500 million and $1.325 billion. In the event of a catastrophe, our property catastrophe reinsurance program can be reinstated for the remainder of the original contract term by paying a reinstatement premium that is based on a percentage of the coverage reinstated and the original property catastrophe coverage premium. Our property catastrophe reinsurance program does not cover personal or commercial property losses resulting from certified acts of terrorism as defined by the Terrorism Acts. However, the program does cover personal and commercial property losses resulting from non-certified acts of terrorism occurring within the United States and carried out by United States citizens, provided the losses were not caused by radioactive, nuclear, biological or chemical attacks. We also purchase property per risk excess of loss reinsurance, as well as, where we deem it appropriate, individual risk facultative reinsurance, which we will use to cover losses in excess of our retention up to as much as $500 million, depending upon the risk. For a description of our current property catastrophe reinsurance treaty, see “Certain Relationships and Related Party Transactions — Reinsurance Agreements — Current Reinsurance Program.”

We did not write homeowners insurance in California prior to our acquisition of Safeco. During 2008, our insurance subsidiaries became participating insurers of the California Earthquake Authority, which we refer to in this prospectus as “CEA.” The CEA is a publicly-managed, privately-funded organization that provides residential earthquake insurance in California. California requires insurers selling homeowners insurance in the state to offer earthquake insurance, either through coverage provided under the insurer’s policy or through participation in the CEA. Our exposure to potential losses from California earthquakes is limited through participation in the CEA. Although we are subject to future assessments by the CEA, we believe that our participation in the CEA has significantly reduced our exposure to earthquake losses in California. We do not believe that any future CEA assessment or risk capital surcharge would be material to our financial position.

In order to help protect ourselves from the impact of severe property losses, we entered into a Homeowners Quota Share Treaty covering the period from December 31, 2008 through December 31, 2009. The treaty covered our homeowners policies’ property and liability coverages, including earthquake coverage provided by endorsement to those policies. Pursuant to the terms of the treaty, we ceded to unaffiliated reinsurers 31.7% of the net premium earned on our homeowners policies during the effective period of the treaty, subject to certain exclusions contained in the treaty. In turn, the reinsurers accepted 31.7% of our net liability for losses occurring during the effective period of the treaty, subject to their quota share of the following limits: (1) $2.3 billion as respects any one loss occurrence for all perils except earthquake; (2) $900 million as respects any one loss occurrence for earthquake; (3) $2.3 billion in the aggregate as respects all loss occurrences arising out of non-excluded acts of terrorism; and (4) $20 million in property loss for any one insured location and $1 million per policy in liability loss (exclusive of allocated loss adjustment expense payable in addition to these limits). Any recoveries under the treaty are allocated between Liberty Mutual, which also ceded a quota share of its homeowners business, and us in the same ratio that each party’s losses bear to the total ceded losses under the treaty. We chose not to renew the Homeowners Quota Share Treaty as of January 1, 2010.

For multiple workers compensation losses arising from a single occurrence, we have entered into a catastrophe reinsurance program with Liberty Mutual to cover 55% of workers compensation losses between $100 million and $300 million. The program covers losses that arise out of natural disasters and certified acts of terrorism under the Terrorism Acts, unless the losses result from nuclear, biological or chemical attacks. In the event of a catastrophe, our workers compensation catastrophe reinsurance program can be reinstated for the remainder of the original contract term by paying a reinstatement premium that is based on a percentage of the coverage reinstated and the original workers compensation catastrophe coverage premium. For a description of our current workers compensation catastrophe reinsurance treaty, see “Certain Relationships and Related Party Transactions — Reinsurance Agreements — Current Reinsurance Program.”

Because we believe that underwriting equipment breakdown coverage and adjusting equipment breakdown claims requires specialized knowledge, we have entered into equipment breakdown reinsurance agreements with both Liberty Mutual and unaffiliated reinsurers to cover 100% of our commercial equipment breakdown coverage liability, up to a maximum limit of $100 million for any one policy and any one accident. Subject to their limits of liability, these agreements cover our liability for damage to boilers and vessels caused by mechanical breakdown, electrical breakdown, rupture or explosions.

We have entered into additional excess of loss reinsurance agreements with a number of participating reinsurers to further control our exposure to losses and protect our capital resources. Effective January 1, 2010, we purchased umbrella, lead excess and excess liability excess of loss reinsurance that covers commercial lines umbrella liability risks. We buy reinsurance for umbrella coverage on an excess of loss basis. We retain the first $5 million of any umbrella liability loss and then are entitled to recover 80% of the next $20 million. Excess liability reinsurance is provided on a quota share basis. We retain 40% and have protection for 60% of all loss and loss adjustment expenses on policies with a maximum limit of $25 million. The participating reinsurers include Allied World Assurance Holdings Group, Berkshire Hathaway Insurance Group, HDI Haftpflichtverband Deutschen Industrie, Munich Re Group, Fairfax Financial (USA) Group, Swiss Re Group and Transatlantic Holdings, Inc. Group.

Effective January 1, 2010, we purchased property per risk excess of loss reinsurance coverage from a number of participating reinsurers that provide reinsurance protection for commercial lines property risks. Coverage is provided on an excess of loss basis in two layers. We retain the first $25 million of loss for any one risk and then recover 100% of the next $25 million in the first layer. The second layer attaches at $50 million and then we recover 100% of the next $50 million. Terrorism losses are limited to one full layer in an annual period. The participating reinsurers include Amlin Bermuda Ltd., HDI Haftpflichtverband Deutschen Industrie, Munich Re Group, Fairfax Financial (USA) Group, Swiss Re Group and a number of Lloyd’s syndicates.

On June 30, 2010, we entered into the Run-Off Reinsurance Agreement with Liberty Mutual to indemnify us for up to $500 million of any adverse development that occurs subsequent to June 30, 2010 related to our run-off reserves in our Corporate and Other segment. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Run-Off Reinsurance Agreement.”

The following table sets forth the A.M. Best ratings of these reinsurers.

Reinsurer	A.M. Best Rating

Amlin Bermuda Ltd.	A
Allied World Assurance Holdings Group	A
Berkshire Hathaway Insurance Group	A++
HDI Haftpflichtverband Deutschen Industrie	A
Munich Re Group	A+
Liberty Mutual Group	A
Fairfax Financial (USA) Group	A
Swiss Re Group	A
Transatlantic Holdings, Inc. Group	A

Catastrophe Management

The timing and size of catastrophe losses are unpredictable and the level of losses experienced in any year could be material to our operating results and financial position. We purchase reinsurance to mitigate exposure to catastrophic events. Catastrophe losses include not only natural events such as earthquakes, wildfires, hurricanes and other types of storms, but also man-made events such as terrorist acts. The extent of losses caused by a given catastrophe is a function of both the amount and type of insured exposure in the area affected by the event and the severity of the event. We monitor not only the PML associated with the exposures and events but also the average amount of loss given that the loss exceeds a threshold value, otherwise referred to as the conditional tail expectation. We recognize that some events potentially expose us to both a property and liability loss.

Catastrophe Modeling

We use third party computer models such as AIR Worldwide® Clasic/2tm and Risk Management Solutions RiskLink®, relying more heavily on AIR Clasic/2tm for hurricane and tornado/hail perils, for earthquake/fire following and terrorism perils to estimate losses our exposures would generate under various scenarios as well as the probability of those losses occurring. We use these models in conjunction with internal data to manage our exposure to catastrophe losses through individual risk selection and by monitoring our concentration of insurance written not only in catastrophe-prone areas, such as coastal regions, but also in a quarter mile concentric area. Natural catastrophe exposure is also managed through underwriting guidelines, pricing, use of sublimits, deductibles, and exclusions.

We use PML information and other related information based on catastrophe modeling to evaluate and manage risk. We use this information and methods to make underwriting and reinsurance decisions designed to manage our exposure to catastrophic events.

In making underwriting and reinsurance decisions for hurricane and earthquake exposures, we use third-party proprietary computer modeling in an attempt to estimate the likelihood that the loss from a single event occurring in a one-year timeframe will equal or exceed a particular amount. The table below sets forth the estimated probabilities that the loss from a single event occurring in a one-year timeframe will equal or exceed the indicated loss amounts (expressed in dollars and as a percentage of our common equity). For example, on the basis described below in the tables, we estimate that there is a one percent chance that our loss from a single U.S. hurricane occurring in a one-year timeframe would equal or exceed $354 million.

	Single	Single
Likelihood of Exceedance (1)	Hurricane	Earthquake
	(Dollars in millions)

2.0% (1-in-50)	$335	$142
1.0% (1-in-100)	354	272
0.4% (1-in-250)	524	347
0.1% (1-in-1,000)	1,150	910

(1)	An event that has, for example, a 2% likelihood of exceedance is sometimes described as a “1-in-50 year event.” As noted above, however, the probabilities in the table represent the likelihood of losses from a single event equaling or exceeding the indicated threshold loss amount in a one-year timeframe, not over a multi-year timeframe. Also, because the probabilities relate to a single event, the probabilities do not address the likelihood of more than one event occurring in a particular period, and therefore the amounts do not address potential aggregate catastrophe losses occurring in a one-year timeframe.

The threshold loss amounts in the tables above are net of third party reinsurance, after-tax and claim adjustment expenses, which historically through December 31, 2009 has been less than 3.3% of loss estimates. The above threshold loss amounts reflect the most recent version of the modeling software. The amounts for both hurricanes and earthquakes reflect U.S. property exposures. We do not believe the inclusion of hurricane or earthquake losses arising from other geographical areas or other exposures would materially change the estimated threshold loss amounts. This information in the tables is based on our in-force portfolio and catastrophic reinsurance program as of October 1, 2009 and the catastrophic reinsurance program as of January 1, 2010.

Catastrophe modeling requires a significant amount of judgment and a number of assumptions, and relies upon inputs based on experience, science, engineering and history. As a result, such models may fail to account for risks that are outside the range of normal probability or that are otherwise unforeseeable. Catastrophe modeling assumptions include, among others, the portion of purchased reinsurance that is collectible after a catastrophic event, which may prove to be materially incorrect. Consequently, catastrophe modeling estimates are subject to significant uncertainty. In the tables above, the uncertainty associated with the estimated threshold loss amounts increases significantly as the likelihood of exceedance decreases. In other words, in the case of a relatively more remote event (e.g., 1-in-1,000), the estimated threshold loss amount is relatively less reliable. Actual losses from an event could materially exceed the indicated threshold loss amount. In addition, more than one such event could occur in any period.

Moreover, we are exposed to the risk of material losses from other than property coverage arising out of hurricanes and earthquakes, and we are exposed to catastrophe losses from perils other than hurricanes and earthquakes, for example, floods, tornadoes and acts of terrorism.

There are no industry-standard methodologies or assumptions for projecting catastrophe exposure. Accordingly, catastrophe estimates provided by different insurers may not be comparable.

Changing Climate Conditions and Emerging Issues

The severe weather conditions over the last several years have underscored the unpredictability of future claims and trends and created uncertainty regarding insurers’ exposure to financial loss as a result of catastrophe and other weather related events. Some scientists believe that, in recent years, changing climate conditions have added to the unpredictability, frequency and severity of natural disasters. Accordingly, if climate conditions change in the future, the catastrophe models that we employ may be less reliable.

We discuss how potentially changing climate conditions may present other issues for our business in this prospectus under “Risk Factors.” For example, among other things:

•	Increasingly unpredictable and severe weather conditions could result in unfavorable frequency and severity of claims under policies we issue. See “Risk Factors — Risks Relating to Our Business — Unpredictable catastrophic events could adversely affect our results of operations, financial condition or liquidity.”

•	A number of legal and regulatory measures as well as social initiatives have been introduced in response to changing climate conditions. We cannot predict how these will impact our business. See “Risk Factors — Risks Relating to Our Business — We cannot predict the impact that changing climate conditions, including, but not limited to, legal, regulatory and social responses thereto, may have on our business.”

Climate change regulation also could increase our policyholders’ cost of doing business. For example, policyholders faced with carbon management regulatory requirements may have less available capital for investment in loss prevention and safety features which may, over time, increase loss exposures. Also, increased regulation may result in reduced economic activity, which would decrease the amount of insurable assets and business. We regularly review emerging issues, such as changing climate conditions, to consider potential changes to our modeling and the use of such modeling, as well as to help determine the need for new underwriting strategies, coverage modification or new products. There can be no assurance that these efforts will be successful.

Involuntary Pools and Associations

We are also a member of various involuntary pools and associations and serve as a servicing carrier for residual market organizations. We receive revenue related to acting as a servicing carrier and that revenue is included in our fee and other revenues. For the six months ended June 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007 the amounts included were $3 million, $3 million, $6 million, $9 million and $12 million, respectively.

Reinsurance Recoverables

All assets and liabilities related to ceded reinsurance contracts are reported on a gross basis in the consolidated balance sheets and net of an allowance for estimated uncollectible reinsurance recoverables. Reinsurance premiums and claims and claim adjustment expenses are accounted for on a basis consistent with the terms of the reinsurance contracts and with GAAP. The consolidated statements of operations reflect premiums, benefits, and settlement expenses net of reinsurance ceded.

Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liabilities associated with the reinsured business. We evaluate reinsurance collectability and monitor the financial condition of our reinsurers and a provision for uncollectible reinsurance is recorded. Amounts that are determined to be uncollectible are written off against the allowance for estimated uncollectible reinsurance recoverables. Any subsequent collections are reported as part of claims and claim adjustment expenses.

In the ordinary course of business, we assume reinsurance and also cede reinsurance to other insurers to reduce overall risk, including exposure to large losses and catastrophic events. We are also a member of various involuntary pools and associations and serve as a servicing carrier for residual market organizations.

The following table summarizes our reinsurance recoverables as of June 30, 2010:

	Reinsurance	Collateral	Net
	Recoverables	Held	Recoverables
	(Dollars in millions)

A.M. Best Rated Reinsurers	$1,013	$147	$866
Involuntary pools	253	—	253
Voluntary pools	6	—	6
Other (1)	117	17	100

Gross recoverables	1,389	164	1,225
Less: allowance	75	—	75

Net recoverables	$1,314	$164	$1,150

(1)	Includes $89 million of net recoverables from non-rated reinsurers and $11 million of net recoverables from captive and program business.

We have significant reinsurance recoverable concentrations as of June 30, 2010, net of offsetting collateral under the contracts, as follows:

	A.M. Best	Gross		Net
Reinsurer	Rating	Recoverable	Collateral	Recoverable
	(Dollars in millions)

Swiss Reinsurance Group	A	$313	$76	$237
Liberty Mutual Group	A	163	—	163
Berkshire Hathaway Insurance Group	A++	142	1	141
Munich Re Group	A+	88	—	88
Equitas Insurance Limited	Not rated	42	—	42
Lincoln Financial Group	A+	40	—	40
PartnerRe Group	A+	49	17	32
American International Group, Inc.	A	21	—	21
White Mountains Insurance Group	A-	31	11	20
Chubb Group Insurance Companies	A++	17	—	17

Total significant reinsurers		$906	$105	$801

The reinsurance recoverables from state-mandated involuntary pools and associations represent our servicing carrier business. As a servicing carrier, we retain no direct underwriting risk but instead cede 100% of the involuntary market premium and losses back to the pool. Payment of losses is shared by the pool participants in proportion to their pool participation, jointly and severally. Reinsurer credit risk with respect to any such involuntary pool or association is a function of the creditworthiness of all of the pool participants.

We are party to an assumed retroactive reinsurance arrangement. At June 30, 2010 and 2009, cumulative incurred losses related to these reinsurance arrangements were $82 million and $65 million, respectively, and are included in other liabilities within the consolidated balance sheets. There are no reinsurance recoverables related to these transactions.

For the six months ended June 30, 2010 and 2009, we collected $145 million and $104 million, respectively, related to reinsurance recoveries.

Liquidity and Capital Resources

General

Liquidity is a measure of our company’s ability to generate sufficient cash flows to meet the short and long-term cash requirements of our business operations and other obligations. The liquidity requirements of our business segments are met primarily by funds generated from operations, asset maturities and income received on investments. Cash provided from these sources is used primarily for claims, claim adjustment expenses and operating expenses. Both internal and external forces influence our financial condition, results of operations and cash flows. Claims settlements, premium levels and investment returns may be impacted by changing rates of inflation and other economic conditions. There are certain cash outflows such as catastrophe-related claims payments that are unpredictable in nature and could create increased liquidity needs. In addition, in many cases, significant periods of time, ranging up to several years or more, may lapse between the occurrence of an insured loss, the reporting of the loss to us and the settlement of the liability for that loss. The exact timing of the payment of claims and benefits cannot be predicted with certainty. Our insurance subsidiaries maintain portfolios of invested assets with varying maturities, a substantial amount of short-term investments, and external liquidity facilities that we believe provide adequate liquidity for the payment of claims.

Management believes that our cash balances, cash flows from operations and cash flows from investments are adequate to meet expected cash requirements for the foreseeable future on both a holding company and operating subsidiary level.

Holding Company Liquidity and Capital Resources

We conduct substantially all of our operations, other than our Surety segment, through our insurance subsidiaries, and therefore we are primarily dependent on dividends and statutorily permissible distributions, loans, tax payments and other payments of funds from these entities to meet our current and future obligations. However, our insurance subsidiaries are separate and distinct legal entities that have no obligation to make funds available to us, whether in the form of loans, dividends or other distributions. The principal uses of liquidity for Liberty Mutual Agency Corporation are expected to be for dividend payments to holders of shares of our common stock, interest and principal payments on our debt obligations, capital investments in our subsidiaries, and holding company operating expenses. See “Dividend Policy” for a description of the dividend policy that we will recommend to our board of directors.

A source of cash for the payment of dividends is dividends from subsidiaries. Our insurance subsidiaries’ ability to pay dividends is restricted under applicable insurance laws and regulations. Under the insurance laws of the jurisdictions in which our insurance subsidiaries are domiciled or commercially domiciled, an insurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by regulatory authorities. Our top-tier insurance subsidiaries are domiciled in Indiana, New Hampshire, Ohio and Washington. The insurance holding company laws applicable to our top-tier insurance subsidiaries domiciled in Indiana, Ohio and Washington require notice to, and approval by, the state insurance commissioner for the declaration or payment of any dividend that, together with other dividends made within the preceding twelve months, exceeds the greater of 10% of the insurer’s surplus as of the preceding December 31, or the insurer’s net income for the twelve-month period ending the preceding December 31, in each case determined in accordance with statutory accounting principles. In addition, and in conjunction with regulatory approval for our acquisition of Safeco, our insurance subsidiaries domiciled in Washington are required to provide notice to, and obtain approval by, the state insurance commissioner for the declaration or payment of any dividend until September 22, 2010. In Illinois, Indiana, Ohio and Washington, dividend payments are further limited in that dividends can only be paid out of unassigned surplus, as determined in accordance with statutory accounting principles. Some of our insurance subsidiaries are commercially domiciled in California and as a result are subject to similar restrictions on the payment of dividends. The insurance holding company laws applicable to our top-tier insurance subsidiary domiciled in New Hampshire require notice to, and approval by, the state insurance commissioner for the declaration or payment of any dividend that, together with other dividends made within the preceding twelve months, exceeds 10% of the insurer’s surplus as of the preceding December 31. For the first six months of 2010, our insurance subsidiaries declared and paid ordinary and extraordinary dividends to Liberty Mutual Agency Corporation totaling $2.471 billion. As a result of these dividends, our insurance subsidiaries’ capacity to pay us any dividends without prior approval by regulatory authorities, at least for the 12 months following the date these dividends were paid, was exhausted. The statutory surplus of our insurance subsidiaries’ as of June 30, 2010 was $4.097 billion. We obtained regulatory approval for our top-tier insurance subsidiaries to pay additional dividends to us subsequent to June 30, 2010 in an aggregate amount of $721 million. Such dividends were paid in August of 2010.

Neither Liberty Mutual Agency Corporation nor any of our subsidiaries provides any guarantees or other commitments (express or implied) of financial support to any of our subsidiaries or affiliates, except for such guarantees or commitments that are in writing. However, our Safeco and Ohio Casualty subsidiaries are guarantors of senior notes issued by a subsidiary of Liberty Mutual in exchange for senior notes of Safeco and Ohio Casualty, respectively. See “— Operating Subsidiary Liquidity and Capital Resources — Debt Transactions.” See “— Debt and Debt Transactions” for a description of the debt payments we have made to Liberty Mutual since January 1, 2010 and through the date of this prospectus.

Operating Subsidiary Liquidity and Capital Resources

One of the principal responsibilities of our insurance subsidiaries to their policyholders is to ensure that such insurance companies have ready access to funds to settle claims, including large unforeseen claims. We generally expect that positive cash flow from operations (underwriting activities, asset maturities and investment income) will be sufficient to cover cash outflows under most scenarios. However, there is a possibility that our liquidity needs may change due to unexpected events. Such events include, among other things, one or more large catastrophic events occurring in a relatively short period of time resulting in material incurred losses that may cause a liquidity strain for us. In addition, a liquidity strain could also occur in an illiquid investment market, such as that which was experienced in 2008 and which continued into 2009. Investments that may be used to meet liquidity needs in the event of a liquidity strain may not be liquid, given inactive markets, or may have to be sold at a significant loss as a result of depressed prices.

Historically, cash receipts generated from operations, consisting of insurance premiums, collections, net investment income, and proceeds from sales and maturities of investments, generally have provided sufficient funds to pay losses as well as operating expenses of our insurance subsidiaries, including debt service payments on the long-term debt described below. Historically, our insurance subsidiaries have not routinely used cash receipts generated from operations to fund ordinary dividends to Liberty Mutual Agency Corporation. Our insurance subsidiaries provide liquidity in that premiums are generally received months or even years before losses are paid under the policies related to such premiums. Premiums and acquisition expenses are settled based on terms of trade as stipulated by an underwriting contract, and generally are received within the first year of inception of a policy when the premium is written. Operating expenses are generally paid within a year of being incurred. Claims, especially for casualty business, may take much longer before they are reported and ultimately settled. Therefore, the amount of claims paid in any one year is not necessarily related to the amount of net losses incurred, as reported in our combined statements of operations.

Cash provided from these sources is used primarily for claims payments, policy acquisition costs, claim adjustment expenses, payments of interest on debt obligations, purchase of investments, dividends, tax payments made to the parent and operating expenses (including corporate benefit costs). We generally maintain a certain amount in cash and short-term investments to meet unpredictable cash obligations. We monitor the duration of these investments, and purchases and sales are executed with the objective of having adequate cash available to satisfy our maturing liabilities. As our investment strategy focuses on overall asset and liability durations, and not specific cash flows, asset sales may be required to satisfy obligations or rebalance asset portfolios. Our aggregate invested assets as of June 30, 2010 and December 31, 2009 and 2008 (including cash and cash equivalents) totaled $19.732 billion, $22.504 billion and $20.062 billion, respectively.

If paid losses accelerate beyond our ability to fund such paid losses from current operating cash flows or events lead to negative cash flows, we might need to either liquidate a portion of our investment portfolio or arrange for financing in addition to our existing borrowing facilities. In times of extreme market volatility, credit markets could tighten leading to liquidity constraints. For example, throughout 2008, our investment portfolio was significantly impacted by the financial and credit crises and unprecedented market volatility, resulting in significant increases in both unrealized and realized losses. Such extreme volatility negatively impacted market liquidity and as a result, many of our assets, including certain fixed income and structured credit assets, remained illiquid. However, to ensure the sufficiency of funds to settle claims, we hold a certain amount of invested assets in cash and short-term investments and maintain available credit facilities. The balance of cash and cash equivalents and short-term investments was $1.415 billion, $1.657 billion and $2.350 billion, respectively, at June 30, 2010 and December 31, 2009 and 2008. In addition, for certain insurance contracts that tend to have relatively large and reasonably predictable cash outflows, we attempt to establish dedicated portfolios of assets that are duration-matched with the related liabilities.

Debt and Debt Transactions

As of June 30, 2010 and December 31, 2009 and 2008, we had short term debt of $0, $19 million and $0, respectively. The $19 million related to the Safeco 4.875% Senior Notes that matured in February 2010.

Long-term debt outstanding as of June 30, 2010 and December 31, 2009 and 2008 was as follows:

	June 30,		December 31,	December 31,
	2010		2009	2008
	(Dollars in millions)

4.875% Notes, due 2010	$—		$—	$19
0.72% Notes, due 2012 (the February 2010 Note)	1,901	(A)	—	—
7.25% Notes, due 2012	17		17	17
7.30% Notes, due 2014	20		20	20
Capital lease	19		21	25

Subtotal	1,957		58	81
Unamortized fair value adjustments	1		1	1

Total long-term debt excluding current maturities	$1,958		$59	$82

(A)	At the date of this prospectus, the outstanding principal amount of the February 2010 Note is $1.090 billion.

On December 29, 2008, the following transactions occurred:

•	Liberty Mutual Group Inc. (“LMGI”), a subsidiary of Liberty Mutual, exchanged $281 million of the outstanding $300 million Safeco 4.875% Senior Notes due 2010 for a like principal amount of newly issued LMGI 4.875% Senior Notes due 2010;

•	LMGI exchanged $187 million of the outstanding $204 million Safeco 7.25% Senior Notes due 2012 for a like principal amount of newly issued LMGI 7.25% Senior Notes due 2012; and

•	LMGI exchanged $180 million of the outstanding $200 million Ohio Casualty 7.30% Senior Notes due 2014 for a like principal amount of newly issued LMGI 7.30% Senior Notes due 2014.

Safeco and Ohio Casualty received and accepted the requisite consents to enable each to execute a supplemental indenture governing the Safeco and Ohio Casualty senior notes that remain outstanding. The supplemental indenture eliminated substantially all restrictive covenants and eliminated or modified certain events of default. Safeco and Ohio Casualty are named as guarantors of the newly issued LMGI Senior Notes that replace their respective debt. Liberty Mutual and one of its subsidiaries, LMHC Massachusetts Holdings Inc., are also named as guarantors on each of the newly issued LMGI Senior Notes. As a result of these exchange transactions, $648 million of debt that was previously a liability for our subsidiaries was extinguished and no gain or loss was recognized as carrying value approximated fair value. In conjunction with these exchange transactions, Safeco and Ohio Casualty issued preferred stock to PIC, one of our subsidiaries, and Liberty Mutual. This preferred stock was retired in April of 2010. For further discussion of the preferred stock issuance, see Note 12 — “Stockholders’ Equity and Dividend Availability” to our historical consolidated financial statements appearing elsewhere in this prospectus.

On February 3, 2010, Liberty Mutual Agency Corporation declared and paid a dividend to Liberty Mutual in the form of the February 2010 Note in the aggregate principal amount of $4 billion due February 29, 2012, bearing interest at an annual rate of 0.72%. The February 2010 Note may be prepaid at any time on or after March 5, 2010 in whole or in part without penalty or premium. Events of default under the February 2010

Note include: (a) uncured failure to pay principal or interest, (b) Liberty Mutual Holding Company Inc. or its affiliates ceasing at any time to own, directly or indirectly, 51% of the voting power of our common stock, (c) Liberty Mutual Holding Company Inc. or its affiliates ceasing at any time or for any reason to have the voting power to elect a majority of our board of directors, (d) Liberty Mutual Agency Corporation defaulting in the performance of its obligations under any indebtedness in excess of $100 million in the aggregate or (e) bankruptcy or insolvency related actions affecting Liberty Mutual Agency Corporation. On April 14, 2010, we repaid $1.864 billion of the $4 billion February 2010 Note to Liberty Mutual in the form of investment portfolio securities. On April 20, 2010, we repaid an additional $235 million of the outstanding principal amount of the February 2010 Note in the form of cash leaving $1.901 billion of the February 2010 Note outstanding as of June 30, 2010. On August 12, 2010, we repaid an additional $811 million of the outstanding principal amount of the February 2010 Note, $52 million in the form of cash and $759 million in the form of investments, leaving $1.090 billion principal amount of the February 2010 Note outstanding as of the date of this prospectus. To date, no interest payments have been made. We expect to use a portion of the net proceeds of this offering to repay a portion of this note. See “Use of Proceeds.”

Prior to the consummation of this offering, we will issue the Ohio Casualty Note to Liberty Mutual. The Ohio Casualty Note will mature on          ,      and will bear interest at an annual rate of     %. The actual aggregate principal amount of the Ohio Casualty Note will not be determinable until the pricing of this offering, but will equal the net proceeds of this offering plus $          . We expect to use a portion of the net proceeds of this offering to repay a portion of this note. See “Use of Proceeds.”

Interest

We paid $2 million and $2 million of interest in the six months ended June 30, 2010 and 2009, respectively. We paid $4 million, $25 million and $7 million of interest in 2009, 2008 and 2007, respectively.

Capital Lease

In 2008, we entered into an arrangement to sell and leaseback certain furniture and equipment. The weighted average interest rate on the lease is 5.23%. The transactions are accounted for as capital leases. As of December 31, 2009, our amortization of the lease obligation under the sale lease back arrangement through maturity is $5 million for 2010, $5 million for 2011, $5 million for 2012, $5 million for 2013 and $1 million for 2014.

Credit Facilities

We have various revolving loan agreements with Liberty Mutual in the amount of $500 million that expire on May 22, 2011 and $130 million that expire on November 8, 2012. To date, no funds have been borrowed under the agreements.

On May 12, 2010, Liberty Mutual Agency Corporation entered into a $200 million unsecured revolving credit facility for general corporate purposes with a syndicate of lenders led by Bank of America, N.A. that terminates three years following the date the facility first becomes available to us. We can increase the $200 million limit by up to an additional $100 million, upon the agreement of any existing or new lender to lend such additional amount, without the consent of the other existing lenders. We have the ability to trigger the availability of the facility and establish the specific terms of the facility’s consolidated tangible net worth financial covenant based on our then-current financials (after giving effect to certain reorganization transactions) at any time before December 31, 2010. Accordingly, we do not intend to trigger the availability of the facility until certain reorganization steps are complete, including the dividend of Summit Holdings Southeast, Inc. from us to Liberty Mutual and the transfer of 100% of the stock of Ohio Casualty Corporation to us. We have completed the transfer of Summit to Liberty Mutual and expect the remaining reorganization steps will be completed prior to the closing of this offering. Loans under this facility will bear interest at varying rates depending on the financial strength ratings of our significant insurance subsidiaries. This facility requires us to maintain specified financial ratios and includes other customary affirmative and restrictive covenants such as limitations on indebtedness, consolidation, merger or transfer of properties and assets to an affiliate or third party. Events of default by us under the facility include, among other things, breaches of representations and warranties, default in the payment of interest or principal, failure to maintain specified financial ratios, default in the performance of covenants, bankruptcy or insolvency related actions, failure to pay when due $30 million or more of any indebtedness or contingent obligations and such default continuing beyond any applicable grace period, or breach of any instrument evidencing or governing such indebtedness or contingent obligations if the effect is to cause the same to come due prior to its stated maturity, and the entry of any judgment which has not been vacated or stayed within 60 days thereof and which involves a liability of $50 million in the case of a single judgment or $200 million or more in the aggregate in the case of multiple judgments. Events of default under the facility also include Liberty Mutual Holding Company Inc. and Liberty Mutual Group Inc. ceasing to own or control, directly or indirectly, 51% of the outstanding shares of our capital stock. The facility is not yet available to us, as we have not yet triggered its availability as discussed above, and we have not borrowed any funds under the facility.

On May 11, 2010, PIC became a member of the Federal Home Loan Bank of Boston, which we refer to in this prospectus as the “FHLBB.” Membership in the FHLBB requires that PIC purchase FHLBB stock based on levels of certain assets (membership stock) and a percentage of the dollar amount of advances outstanding (activity-based stock). PIC has acquired approximately $4.18 million of FHLBB membership stock, and as a condition to participating in the FHLBB’s collateralized borrowing program will be required to purchase additional shares of FHLBB activity-based stock in an amount equal to a percentage of PIC’s borrowings. This membership makes PIC eligible to access secured asset-based borrowing with loan maturities up to 20 years for which we would be required to pledge qualified mortgage-backed assets and government securities as collateral. Events of default by PIC under FHLBB agreements include, among other things, bankruptcy or insolvency related actions. PIC has authorized up to $1.2 billion in borrowings from the FHLBB. As of the date of this prospectus, PIC has not borrowed any funds from the FHLBB.

On March 26, 2010, PIC entered into a $250 million three-year committed repurchase agreement for general corporate purposes with Mitsubishi UFJ Securities (USA), Inc. The repurchase agreement is guaranteed by Liberty Mutual Insurance Company. Securities available to us for sale and repurchase under the repurchase agreement include certain U.S. government, U.S. agency and mortgage backed securities with margin requirements up to 110% of the transaction value. Transactions under the repurchase agreement involve varying financing rates depending on Liberty Mutual Insurance Company’s long term debt ratings. This repurchase agreement includes customary affirmative covenants and restrictive covenants on us and Liberty Mutual limiting consolidation, merger or transfer of properties and assets to an affiliate or third party. Events of default by us and Liberty Mutual under the repurchase agreement include, among other things, failure of Liberty Mutual to maintain specified financial ratios, breaches of representations and warranties, default in the obligation to repurchase securities, default in the performance of covenants, bankruptcy or insolvency related actions, any default by Liberty Mutual Group Inc. under its December 2009 revolving credit agreement, failure to pay when due $40 million or more of any indebtedness or contingent obligations and such default continuing beyond any applicable grace period, or breach of any instrument evidencing or governing such indebtedness or contingent obligations if the effect is to cause the same to come due prior to its stated maturity, the entry of any judgment which has not been vacated or stayed within 60 days thereof and which involves a liability of $50 million in the case of a single judgment or $200 million or more in the aggregate in the case of multiple judgments, and an event of default under Liberty Mutual’s repurchase or credit facilities. As of the date of this prospectus, PIC has not used the repurchase agreement.

Operating Activities

Net cash provided by operating activities for the six months ended June 30, 2010 was $416 million, an increase of $179 million, or 75.5%, over the six months ended June 30, 2009. The increase was driven by a lower catastrophe loss payments driven by the timing of catastrophe events, a decline in underwriting expenses, and a lower level of reinsurance outflows in 2010 related to our Homeowners Quota Share Treaty, which was not renewed in 2010. In 2009, our reinsurance outflows related to the Homeowners Quota Share Treaty totaled $79 million. These items in the six months ended June 30, 2010 were partially offset by a decline in premium collections and a payment of $49 million in 2010 compared to a $111 million receipt of collateral in 2009 related to a surety bond.

Net cash provided by operating activities for the year ended December 31, 2009 was $748 million, an increase of $264 million over the year ended December 31, 2008. Results in 2009 reflected higher reinsurance outflows of $145 million primarily related to the Homeowners Quota Share Treaty, offset by $73 million receipt of collateral related to a surety bond. Excluding these transactions, net cash provided by operating activities increased $336 million over 2008 primarily driven by a higher level of net investment income and premium collections compared with 2008.

Net cash provided by operating activities for the year ended December 31, 2008 were $484 million, a decrease of $278 million from the year ended December 31, 2007. The decrease in 2008 was primarily driven by increased non-catastrophe losses and higher catastrophe losses, which included claims payments related to Hurricanes Ike and Gustav. These items were partially offset by a higher level of premium collections and net investment income compared to 2007.

Investing Activities

Net cash provided by investing activities for the six months ended June 30, 2010 was $9 million, a decrease of $60 million, or 87.0%, from the six months ended June 30, 2009. The trading activity for fixed maturities in 2010 was driven by the strategic realignment of our investment portfolio.

Net cash used in investing activities for the year ended December 31, 2009 was $1.345 billion, a decrease of $2.794 billion from the year ended December 31, 2008. The decrease in 2009 was primarily driven by the acquisition of Safeco in 2008, which resulted in $5.273 billion of net cash outflow. This was partially offset by net cash used for the purchase of securities, net of sales, which totaled $1.512 billion in 2009 versus net cash provided by the sale of securities, net of purchases in 2008 totaling $1.250 billion. The purchase and sale of fixed maturities accounted for a $2.020 billion outflow in 2009 versus a $435 million inflow in 2008. The purchase and sale of equities resulted in cash inflows of $308 million and $759 million in 2009 and 2008, respectively.

Net cash used in investing activities for the year ended December 31, 2008 was $4.139 billion, an increase of $3.559 billion over the year ended December 31, 2007. The increase was primarily driven by the acquisition of Safeco in 2008, which resulted in $5.273 billion of net cash outflow. This was partially offset by net cash provided by the sale of securities, net of purchases, which totaled $1.250 billion in 2008 versus net cash used for the purchase of securities, net of sales of $423 million in 2007. The purchase and sale of fixed maturities accounted for a $435 million inflow in 2008 and a $480 million outflow in 2007. The purchase and sale of equities resulted in cash inflows of $759 million and $45 million in 2008 and 2007, respectively.

Financing Activities

Net cash used in financing activities was $658 million for the six months ended June 30, 2010 compared to net cash provided by financing activities of $30 million for the six months ended June 30, 2009, an increase of $688 million. The increase was primarily driven by a securities lending recall in March 2010 and a debt repayment related to the February 2010 Note. The securities lending and debt financing activities accounted for $450 million and $254 million of the increase in cash used in financing activities, respectively.

Net cash provided by financing activities for the year ended December 31, 2009 was $177 million, a decrease of $4.860 billion for the year ended December 31, 2008. The decrease in 2009 primarily resulted from a number of financing activities that occurred in 2008. The 2008 cash provided by financing activity reflected capital contributions of $6.607 billion, the proceeds of which were used for the Safeco acquisition, partially offset by the aforementioned debt financing activity and dividends paid. Dividends paid to stockholders totaled $63 million and $862 million in 2009 and 2008, respectively. Further impacting the change in cash flows from financing activities in 2009 was the impact of net securities lending activity. Cash from net securities lending activity and other financing activities was $244 million in 2009, an increase of $530 million over 2008 due to an increase in lending activity as credit markets stabilized.

Net cash provided by financing activities for the year ended December 31, 2008 was $5.037 billion, an increase of $5.255 billion over the year ended December 31, 2007. The increase primarily resulted from a number of financing activities that occurred in 2008. The 2008 cash provided by financing activity reflected capital contributions of $6.607 billion, the proceeds of which were used for the Safeco acquisition, partially offset by the aforementioned debt financing activity and dividends paid. Dividends paid to our stockholders totaled $862 million and $0 in 2008 and 2007, respectively.

Contractual Obligations

The table below summarizes our future payments under contractual obligations and estimated claims and claim adjustment expense related payments. The table does not include any short-term obligations, other than those relating to long term liabilities, and includes only liabilities at December 31, 2009 that are expected to be settled in cash.

The amount and estimated future payment schedules of claims and claims related expenses in the table below represent our best estimates utilizing actuarial modeling as of December 31, 2009. The process of estimating ultimate unpaid claims and claim adjustment expenses involves considerable uncertainty. This uncertainty is due, in large part, to certain risk factors inherent in both the insurance business and in the estimation process itself. These risk factors can vary by line of business, coverage or business segment. Some risk factors are explicit assumptions of a model, while others are implied by the model or estimation process. For example, future medical inflation might be estimated and explicitly factored into a model, while projected payments might implicitly assume that historical payments are a good predictor or that the legal environment will remain unchanged. For each of the assumptions, explicit or implicit, actual results are likely to vary from expectations, which will cause actual claim payments to vary from those being estimated. Another factor is the time between the occurrence of the claim and the time it is actually reported to us, which may result in a time reporting lag. The cash flow impact related to the items discussed below required estimation of total dollar impact and timing of all payments.

The contractual obligations related to long-term debt, operating leases, purchase obligations, unpaid claims and claim adjustment expenses (gross of the estimated reinsurance recoveries) and other applicable liabilities related to unrecognized tax benefits at December 31, 2009 were as follows:

		Payments Due by Period
		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
		(Dollars in millions)

Debt	$37	$—	$17	$20	$—
Capital lease	21	5	10	6	—
Interest on debt	12	4	6	2	—

Total long-term debt obligations (1)	70	9	33	28	—
Operating leases (2)	267	41	84	60	82
Estimated claims and claims related payments
Claims and claim adjustment expenses (3)	12,053	4,578	4,272	1,707	1,496
Payout from ceded funds withheld (4)	70	18	29	11	12

Subtotal	12,123	4,596	4,301	1,718	1,508
Loss based assessments and guaranty funds	31	14	11	3	3
Liabilities related to unrecognized tax benefits (5)	6	—	—	—	—

Total (6)	$12,497	$4,660	$4,429	$1,809	$1,593

(1)	See Note 8 — “Debt Outstanding” to our historical consolidated financial statements.

(2)	Represents all agreements related to lease office space, equipment and furniture.

(3)	Represents the estimated timing of future payments for both reported and unreported claims incurred and related claim adjustment expenses, gross of reinsurance recoverable.

(4)	Represents estimated payments for losses and return of funds held related to certain reinsurance arrangements whereby we hold a portion of the premium due to the reinsurer and are allowed to pay claims from the amounts held.

(5)	Our gross current and deferred liabilities related to unrecognized tax benefits were $6 million at December 31, 2009.

(6)	Purchase obligations are not included in the disclosure. Our purchase obligations are held with Liberty Mutual and the costs associated are passed through to us by a management fee.

As of December 31, 2009 the estimated future cash flows from our reinsurance contracts were as follows:

		Less			More
		than 1	1-3	3-5	than 5
	Total	Year	Years	Years	Years
(Dollars in millions)

Reinsurance recoverables	$1,366	$341	$461	$259	$305

We manage our business and evaluate our liabilities for claims and claim adjustment expense on a net of reinsurance basis. As of December 31, 2009 the estimated cash flows on a net of reinsurance basis were as follows:

		Less			More
		than 1		3-5	than 5
	Total	Year	1-3 Years	Years	Years
(Dollars in millions)

Claims and claim adjustment expenses	$10,757	$4,255	$3,840	$1,459	$1,203

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Our principal estimates include those applied to claims and claim adjustment expense reserves, reinsurance recoverables, investment valuations, and valuation of goodwill and intangible assets. Some of the estimates result from judgments that can be subjective and complex and, consequently, actual results in future periods might differ from these estimates.

Claims and Claim Adjustment Expense Reserves

We are directly liable for claims and claim adjustment expenses under the terms of insurance policies our insurance subsidiaries underwrite. Significant periods of time can elapse between the occurrence of an insured loss, the reporting of the loss to the insurer and the insurer’s payment of that loss. Our loss reserves are reflected in our consolidated balance sheets under the line item caption “unpaid claims and claim adjustment expenses.” As of June 30, 2010, our reserves for unpaid claims and claim adjustment expenses, gross and net of reinsurance, were $12.222 billion and $10.959 billion, respectively. As of December 31, 2009, our reserves for unpaid claims and claim adjustment expenses, gross and net of reinsurance, were $12.053 billion and $10.687 billion, respectively.

Our reserves for unpaid claims and claim adjustment expenses, “loss reserves,” represent management’s best estimate of the ultimate cost of unpaid claims and claim adjustment expenses for claims that have been reported (which we refer to in this prospectus as our “case reserves”) and IBNR. IBNR is based on an actuarial estimate of future claim payments beyond those considered in the case reserve estimates, relating to claims arising from accidents that occurred during a particular time period on or prior to the balance sheet date. Thus, IBNR is the compilation of the estimated ultimate losses for each accident year less amounts that have been paid and case reserves. IBNR reserves, unlike case reserves, do not apply to a specific claim, but rather apply to the entire body of claims arising from a specific time period. IBNR primarily provides for costs due to:

1) future claim payments in excess of case reserves on recorded open claims;

2) additional claim payments on closed claims;

3) claims that have been reported but not recorded; and

4) the cost of claims that have been incurred but have not yet been reported to us.

Loss reserves do not represent an exact calculation of liability, but instead represent management’s best estimate, generally utilizing actuarial expertise and projection techniques, at a given accounting date. In arriving at management’s best estimate, management utilizes actuarial indications in conjunction with their knowledge and judgment about operational and environmental conditions. Management also considers any limitations in the actuarial methodologies and assumptions that may not completely reflect future loss emergence, historical development on immature years, and the historical movement of unpaid claims and claim adjustment expense estimates as these years typically mature. Thus, management’s best estimate gives consideration to the actuarial indications, including facts and circumstances then known, review of historical settlement patterns, estimates of trends in claims severity and frequency, expected interpretations of legal theories of liability, current known trends and specifics about our underlying insured exposures (size, geography, legal climate), as well as the possible uncertainty not adequately reflected in the actuarial indications. In establishing loss reserves, we also take into account estimated reinsurance recoveries and salvage and subrogation.

The process of estimating unpaid claims and claim adjustment expense involves a high degree of judgment and is subject to a number of variables. These variables can be affected by both internal and external events, primarily changes in claims handling procedures, changes in individuals involved in the reserve estimation process, changes in our underlying insurance exposures as a result of acquisitions, inflation, legal trends and legislative changes. The impact of many of these events on our ultimate cost for claims and claim adjustment expenses is difficult to estimate. Ultimate claims and claim adjustment expense estimation difficulties also differ significantly by product line and business segment due to differences in claim complexity, the volume of claims, the potential severity of individual claims, and the determination of occurrence dates for claims, as well as reporting lags (the time between the occurrence of the policyholder insured event and when it is actually reported to us).

Our loss reserves are generally reviewed on a quarterly basis by qualified actuaries employed by Liberty Mutual and assigned to our company under services agreements with us. These actuaries will be transferred to us on January 1, 2011 as part of the transfer of the Agency Corporation Dedicated Employees. We use informed judgment throughout the process, derived from individual experiences and expertise applied to multiple sets of data and analysis. Subsequent to each quarterly review, our actuaries make recommendations to refine management’s best estimate for the prospective quarter end. These recommendations in a regular ongoing process each quarter as historical loss experience develops and additional claims are reported and settled. We consider all significant facts and circumstances known at the time loss reserves are established and new facts and circumstances become known. Due to the inherent uncertainty underlying loss reserve estimates including, but not limited to, the future settlement environment, final resolution of our estimated liability for claims and claim adjustment expenses will likely be higher or lower than the related loss reserves at the reporting date. Therefore, actual paid losses, as claims are settled in the future, may be materially different in amount from our current loss reserves. The amount by which estimated losses measured subsequently by reference to payments and additional estimates, differ from those previously estimated for a specific time period is known as “reserve development.” Reserve development is unfavorable when payments for losses are made for more than the levels at which they were reserved or when subsequent estimates indicate an increase in established reserves. In this case, the previously-estimated loss reserves are considered “deficient.” Reserve development is favorable when payments for losses are less than the level at which they were previously reserved or when subsequent estimates of ultimate losses indicate a decrease in established reserves. In this case, the previously-estimated loss reserves are considered “redundant.” Reserve development, whether due to an increase or decrease in the aggregate estimated losses, is reflected in our results of operations through an adjustment to incurred claims and claim adjustment expenses during the accounting period in which the development is recognized. As used in this “— Critical Accounting Estimates — Claims and Claim Adjustment Expense Reserves” section, unless the context otherwise requires, changes in loss reserve estimates that are expressed as negative percentages or numbers refer to favorable changes in reserves (reflecting reserve redundancies) and changes in loss reserve estimates that are expressed as positive percentages or numbers refer to unfavorable changes in reserves (reflecting reserve deficiencies).

A portion of our claims and claim adjustment expense reserves are for A&E claims and related litigation, which totaled, gross and net of reinsurance, $458 million and $388 million, respectively, at June 30, 2010. While our ongoing review of A&E claims and associated liabilities considers the inconsistencies of court decisions as to coverage, plaintiffs’ expanded theories of liability, and the risks inherent in complex litigation and other uncertainties, our management believes that it is possible that the significant uncertainties regarding these claims could result in liability in future periods that differs from current reserves by an amount that could be material to our future operating results. See “— Critical Accounting Estimates — Claims and Claim Adjustment Expense Reserves — Corporate and Other — Run-Off Operations — Asbestos and Environmental Reserves.”

We, like other insurance companies, categorize and track our loss reserves by product line. We also regularly review the appropriateness of our loss reserves at each of our four segments: Commercial, Personal, Surety and Corporate and Other. At June 30, 2010, Commercial consisted mainly of ongoing commercial lines exposure and made up approximately 61% of the entire claims and claim adjustment expense reserves at that date. Personal accounted for approximately 22% of such reserves at that date, approximately 14% of such reserves were attributable to Corporate and Other segment, and Surety reserves accounted for the remaining 3%.

Our gross claims and claim adjustment expense reserves by business segment and product line at June 30, 2010, December 31, 2009 and December 31, 2008 were as follows:

	At June 30, 2010			At December 31, 2009			At December 31, 2008
	Case	IBNR	Total	Case	IBNR	Total	Case	IBNR	Total
	(Dollars in millions)

Commercial
Commercial multiple peril	$1,009	$1,280	$2,289	$986	$1,212	$2,198	$1,072	$1,246	$2,318
Commercial automobile	595	540	1,135	605	538	1,143	685	514	1,199
Workers compensation	1,958	1,028	2,986	1,886	1,093	2,979	1,819	1,196	3,015
General liability	286	602	888	332	581	913	328	721	1,049
Other	53	30	83	58	28	86	77	32	109

Subtotal	3,901	3,480	7,381	3,867	3,452	7,319	3,981	3,709	7,690
Personal
Private passenger automobile	1,419	537	1,956	1,457	564	2,021	1,430	637	2,067
Homeowners	264	254	518	202	153	355	269	162	431
Other	95	141	236	98	113	211	110	108	218

Subtotal	1,778	932	2,710	1,757	830	2,587	1,809	907	2,716
Surety	(62)	429	367	(42)	432	390	(6)	342	336
Corporate and Other	947	817	1,764	1,049	708	1,757	1,191	718	1,909

Total	$6,564	$5,658	$12,222	$6,631	$5,422	$12,053	$6,975	$5,676	$12,651

The $169 million increase in total gross claims and claim adjustment expense reserves at June 30, 2010 compared to December 31, 2009 primarily reflected adverse prior year reserve development in our Corporate and Other segment related to the run-off reserves in the general liability line of business acquired as part of the 2008 Safeco acquisition.

The $598 million decline in total gross claims and claim adjustment expense reserves at December 31, 2009 compared to December 31, 2008 primarily reflected favorable prior year reserve development during 2009. The main drivers of this favorable prior year development were favorable frequency and benign severity trends that were better than anticipated in the following product lines: commercial general liability, private passenger automobile, commercial multiple peril, and workers compensation.

Included in our claims and claim adjustment expense reserves are certain reserves discounted to the present value of estimated future payments. In 2009, we changed our method of accounting for the discounting of the long-term indemnity portion of workers compensation claims from tabular discount rates based on insurance regulations as approved by the respective jurisdictions to risk-free discount rates determined by reference to interest rates determined by reference to the U.S. Treasury yield curve. The liabilities for losses for most long-term disability payments arising from our workers compensation product line were discounted at risk-free rates in effect when the losses were incurred. Those rates were 3.7%, 4.0% and 4.8% for the years ended December 31, 2009, 2008 and 2007, respectively. The average weighted discount rate for the entire reserve portfolio was 5.9% at December 31, 2009. We applied this change in method by retrospective application to the prior years’ financial statements. We believe that the use of a risk-free discount rate is more reflective of market rates being earned on the assets supporting the respective liabilities and is therefore preferable to use rather than the imposed regulatory discount rates.

The cumulative effect of the change in the method of accounting resulted in an increase in the opening balance of retained earnings as of January 1, 2007 of $20 million, net of tax. As of and for the year ended December 31, 2009, the accounting change resulted in decreases in reinsurance recoverables, deferred income tax liability, and unpaid claims and claim adjustment expenses of $8 million, $14 million and $48 million, respectively, and an increase in retained earnings of $26 million and no impact to claims and claim adjustment expenses, income tax expenses and net loss. As of and for the year ended December 31, 2008, the accounting change resulted in the following changes to previous balances: decreases in reinsurance recoverables, deferred income tax liability and unpaid claims and claim adjustment expenses of $9 million, $14 million, and $49 million, respectively, and increases in retained earnings, claims and claim adjustment expenses, income tax expense and net income of $26 million, $6 million, $2 million and $4 million, respectively. For the year ended December 31, 2007, the accounting change resulted in the following changes to previously reported balances: decreases in claims and claim adjustment expense, income tax expense and net income of $3 million, $1 million and $2 million, respectively. See Note 1— “Nature of Operations and Summary of Significant Accounting Policies — Unpaid Claims and Claim Adjustment Expenses” to our historical consolidated financial statements included elsewhere in this prospectus. For the years ended December 31, 2009 and 2008, the amount of the discount was $175 million and $177 million, respectively. See “— Unpaid Claims and Claim Adjustment Expenses — Commercial — Workers Compensation” for a further discussion of our reserving for our workers compensation product line. For the six months ended June 30, 2010 and the year ended December 31, 2009, the amount of the discount was $178 million and $175 million, respectively. See “— Unpaid Claims and Claim Adjustment Expenses — Commercial — Workers Compensation” for a further discussion of our reserving for our workers compensation product line.

The following table presents the overall prior year development in our loss reserves for the six months ended June 30, 2010 and 2009 by accident year:

	(Favorable) Unfavorable Development
	Six Months Ended
	June 30,
Accident Year	2010	2009
	(Dollars in millions)

2009	$(7)	$—
2008	(43)	(106)
2007	(20)	(130)
2006	—	(40)
2005	(3)	(21)
2004	(2)	(20)
2003	(2)	(5)
2002	3	9
2001	1	13
2000 and prior	113	71

All Years	$40	$(229)

For the six months ended June 30, 2010, we recorded unfavorable incurred losses attributable to prior years of $40 million. The unfavorable incurred losses attributable to prior years were driven by unfavorable development of $165 million in our Corporate and Other segment primarily related to the run-off reserves in the general liability line of business acquired as part of the 2008 Safeco acquisition. Liberty Mutual will indemnify us under the Run-Off Reinsurance Agreement for up to $500 million of any adverse development that occurs subsequent to June 30, 2010 related to our run-off reserves in our Corporate and Other segment. This was partially offset by favorable development of $53 million in our Surety segment reflecting better than expected paid and reported loss emergence in the more recent accident years. Our Commercial segment experienced $46 million of favorable incurred losses attributable to prior years principally driven by 2009 fourth quarter property losses emerging at lower levels than expected due to benign severity trends. Additionally, favorable development of $26 million in our Personal segment was largely due to favorable trends in the private passenger automobile liability line due to moderate severity and favorable frequency trends across multiple accident years.

For the six months ended June 30, 2009, we recorded favorable incurred losses attributable to prior years of $229 million. The favorable incurred losses attributable to prior years was primarily driven by actual losses emerging at levels lower than expected and lower than expected severity trends within our Commercial segment, specifically in the commercial multiple peril product line. Our Commercial segment also experienced better than expected loss development in the general liability product line, driven by several factors, including moderate severity and favorable frequency trends. Additionally, we experienced favorable emergence in our Personal segment in 2009 driven primarily by favorable trends in private passenger automobile bodily injury claims, with improved estimates driven, in large part, by moderate severity and favorable frequency trends across multiple accident years.

The following table presents the overall prior year development by accident year in our loss reserves for the three years ended December 31:

	(Favorable) Unfavorable Development
Accident Year	2009	2008	2007
	(Dollars in millions)

2009
2008	$(326)
2007	(399)	$(141)
2006	(122)	(126)	$(65)
2005	(63)	(28)	(159)
2004	(60)	(26)	(134)
2003	(15)	(32)	19
2002	27	(28)	(23)
2001	40	(40)	14
2000 and prior	216	(71)	36

All Years	$(702)	$(492)	$(312)

The net favorable development in our loss reserves of $702 million in 2009 was related to multiple factors. The most significant of these were:

•	We experienced favorable development of about $305 million in our commercial general liability line in 2009. This determination was primarily attributable to a detailed review we conducted in 2009 of this line of business by product type. In particular we reviewed umbrella coverages separate from non-umbrella general liability coverages to reflect the distinct patterns in reporting and settlement of these claims. Losses in this line continued to emerge more favorably than expected in accident years 2003 through 2008.

•	We experienced favorable development in our private passenger automobile liability line of $160 million in 2009. This improvement was driven by results in 2007 and 2008, and was primarily attributable to frequency of losses in this line continuing to be lower than previously expected, coupled with moderate severity trends. We also have seen loss emergence well below expected levels due in part to economic and other environmental conditions that impacted driver behavior during late 2007 and through 2008.

•	We experienced favorable development in our commercial multiple peril line of $121 million during 2009. Much of this development was attributable to paid and reported claims on the commercial liability coverages emerging below expected amounts. The favorable development was most evident in accident years 2006 through 2008.

•	We experienced favorable development in our surety business of $58 million during 2009. Given the inherent volatility in this line, we continue to rely on long-term averages to project and plan losses. Loss emergence in the 2009 year was materially better than expected, resulting in this improvement primarily on 2007 and 2008 accident years.

•	We experienced favorable development in our commercial automobile liability line of $41 million in 2009. Losses on this line continue to emerge more favorably than expectations on the most recent accident years. This favorable emergence was primarily driven by development in the 2008 accident year as a result of frequency and severity trends emerging better than expected.

The net favorable loss development in our loss reserves of $492 million in 2008 was related to multiple factors. The most significant of these were:

•	We experienced favorable development of $194 million in our commercial general liability line for 2008. This result was primarily driven by umbrella coverage where, given the volatile nature of the line, long-term history helps inform the more recent year projections. Losses emerged on this line in 2008 at levels below the long-term average, and below expected levels resulting in favorable development primarily in accident years 2005 through 2007.

•	We experienced favorable development of $165 million in our commercial multiple peril line for 2008. This development emerged across accident years 2000 through 2008, and was driven by both paid and incurred losses emerging well below expected amounts due to better than expected frequency trends.

•	We experienced favorable development of $64 million for 2008 in our commercial automobile liability line across multiple accident years, but primarily driven by improvement in the 2006 and 2007 accident years due to better than expected emergence of frequency and severity trends.

•	We experienced favorable development of $43 million in our private passenger automobile liability line in 2008. This emergency was evident across multiple accident years and was attributable to continued favorable frequency and moderate severity trends.

•	We experienced $18 million of favorable development in our surety business in 2008. Given the inherent volatility of this line, we continue to rely on long-term averages to project and plan losses. Loss emergence in 2008 was better than the long-term average across multiple accident years.

The net favorable development in our loss reserves of $312 million in 2007 was related to multiple factors. The most significant of these were:

•	We experienced favorable development in our commercial automobile line of $85 million in 2007. This development emerged across multiple accident years, primarily driven by 2002 through 2006, and was attributable to better than expected frequency trends.

•	We experienced favorable development of $119 million in our commercial multiple peril line in 2007. This development was most pronounced on accident years 2004 and 2005, driven by better than expected frequency and severity trends.

•	We experienced favorable development of $46 million in our workers compensation line in 2007. Workers compensation development was primarily attributable to medical severity trends on paid claims emerging at more favorable levels than planned. In estimating losses in this product line, we consider a long-term view of medical severity and medical inflation. These trends emerged favorably in 2007 on the accident years prior to 2007.

•	We experienced favorable development of $9 million in our homeowners line in 2007. This emergence was driven by better than expected loss emergence on property coverage for the 2006 accident year, emerging during the first quarter of 2007.

The loss development detailed above demonstrates the uncertainty inherent in the estimation of unpaid claims and claim adjustment expenses. The reserve development shown in the ten year calendar period in “Business — Claims and Claim Adjustment Expense Reserves — Reserves Held” also demonstrates this variability. It is important to note that the trends and emergence seen in past years will not necessarily persist into the future. Reserves are set at management’s best estimate of the ultimate liabilities, and it is not appropriate to project or extrapolate past reserve development into future calendar periods.

General discussion

Our process for estimating reserves for claims and claim adjustment expenses begins with the collection and analysis of claim data. Data on individual reported claims, both current and historical, including paid amounts and individual claims adjuster estimates, are grouped by common characteristics and evaluated by our actuaries in their analyses of ultimate claim liabilities by category. These categories are typically grouped by product line or coverage and by business segment. Such data is occasionally supplemented with external data as available and appropriate. The process of analyzing reserves for a given component is undertaken on a regular basis, generally quarterly, in light of continually updated information.

We use multiple estimation methods in our analysis of ultimate claim liabilities. Each estimation method has its own set of assumption variables and its own advantages and disadvantages, with no single estimation method being better than the others in all situations and no one set of assumption variables being meaningful for all reserve lines. The relative strengths and weaknesses of the particular estimation methods when applied to a particular group of claims can also change over time. Therefore, the actual choice of estimation method(s) can change with each evaluation. The estimation method(s) chosen are those that we believe produce the most reliable indication at that particular evaluation date for the claim liabilities being evaluated. In the case of most of our product lines and business segments, we utilize multiple methods for each analysis.

Property casualty insurance policies are written either on a claims-made or on an occurrence basis. Claims-made policies generally cover, subject to requirements in individual policies, claims reported during the policy period. Policies written on an occurrence basis require that the insured demonstrate that a loss occurred in the policy period, even if the insured reports the loss many years later.

Most general liability policies are written on an occurrence basis. These policies are subject to substantial loss development over time as facts and circumstances change in the years following the policy issuance. The occurrence form, which accounts for much of our reserve development in A&E exposures, is also used to provide coverage for construction general liability, including construction defect. Occurrence-based forms of insurance for general liability exposures require substantial projection of various trends, including future inflation and judicial interpretations, among others.

A basic premise in most actuarial analyses is that historical data and past patterns demonstrated in the historical data form a reasonable basis upon which to project future outcomes, absent a material change in the associated risk factors discussed below. To the extent a material change affecting the ultimate claim liability is known, such change is quantified to the extent possible through an analysis of internal company data and, if available and when appropriate, external data. Such a measurement is specific to the facts and circumstances of the particular claim portfolio and the known change being evaluated. Significant structural changes to the available data, product mix or organization can materially impact the reserve estimation process.

Throughout the process of estimating unpaid claim liabilities, our management relies on the informed judgment of our actuaries performing the analysis as well as other professionals within our organization. It is typical for our actuaries to meet with underwriting and product teams during the analysis to better understand issues in the marketplace such as competition and price pressures, changes in terms and conditions and changes in the mix of business. It is also typical for our actuaries to meet with members of our claims management to better understand claims trends, coverage issues, actions being taken within the claims function, and any other issues which may potentially affect claim payments or data. During times of significant change within our organization, such as an acquisition, consistent application of informed judgment becomes even more critical to the process, and at the same time becomes more complicated or difficult to apply.

The variables noted below in this general discussion have different impacts on the amount of uncertainty in the estimation of claims and claim adjustment expenses. This uncertainty can be impacted by the estimation uncertainty for specific product lines, how long the claim stays open, the reporting lag, the impact of individual claims and the complexity of the claim process for a given product line.

Product lines are generally classifiable as either long tail or short tail, based on the average length of time between the event that triggers claims under a policy and the final resolution of those claims. Short tail claims are reported and settled quickly, resulting in less estimation uncertainty. The longer the time before final claim resolution, the greater the exposure to estimation risks and hence the greater the estimation uncertainty.

A major component of the claim uncertainty is the reporting lag. A long reporting lag, which is the time between the event that triggers a claim and the reporting of the claim to the insurer, makes estimating IBNR inherently more uncertain. In addition, the greater the reporting lag, the greater the proportion of IBNR to the total claim liability for the product line. The most extreme example of claim liabilities with long reporting lags are asbestos claims.

For some product lines, such as surety or commercial umbrella, the impact of large individual claims can be material to the analysis. These lines are generally referred to as being “low frequency/high severity,” while product lines without this “large claim” characteristic are referred to as “high frequency/low severity.” Estimates of claim liabilities for low frequency/high severity lines can be sensitive to the impact of a small number of potentially large claims. As a result, the range of reasonable reserve estimates tends to be wider and the role of judgment is much greater for these reserve estimates. In contrast, for high frequency/low severity lines, the impact of individual claims is relatively minor in the analysis and the range of reasonable reserve estimates tends to be narrower and more stable.

Claim complexity can also greatly affect the estimation process by impacting the number of assumptions needed to produce the estimate, the potential stability of the underlying data and claim process, and the ability to gain an understanding of the data. Product lines with greater claim complexity, such as certain surety and construction exposures, have inherently greater estimation uncertainty.

Actuaries have to exercise a considerable degree of judgment in the evaluation of all these factors in their analysis of reserves. The application of actuarial judgment is unavoidable when faced with material uncertainty. Different actuaries may choose different assumptions when faced with such uncertainty, based on their individual backgrounds, professional experiences and the context in which they are reviewing the reserves. Hence, the estimates selected by different actuaries may differ materially from each other.

Lastly, significant changes in the organizational structure of a company can have a material impact on the availability and reliability of data. Other significant changes, such as acquisitions, changes in underwriting or claims technology and changes in product mix, all impact our company to some degree. Our internal actuarial function includes systems and business people dedicated to creating uniform and consistent historical data sets across multiple systems. However, significant structural changes increase the inherent uncertainty of reserving for claims and claim adjustment expenses until stable trends re-establish themselves.

Risk Factors Inherent in the Estimation of Unpaid Claims and Claim Expenses

The process of estimating loss reserves involves considerable uncertainty. This uncertainty is due, in large part, to certain risk factors inherent in both the insurance business and in the estimation process itself. These risk factors can vary by product line, coverage type or business segment. Some risk factors are explicit assumptions of an estimation model, while others are implied by the model or estimation process. For example, future medical inflation might be estimated and explicitly factored into a model, while projected payments might implicitly assume that historical payments are a good predictor or that the legal environment will remain unchanged. For each of the assumptions, explicit or implicit, actual results are likely to vary from expectations which will cause actual claim payments to vary from those being estimated. Actual results will likely vary from expectations, for each of these assumptions, causing actual paid losses, as claims are settled in the future, to differ in amount from the reserves being established currently.

Some risk factors will affect more than one product line or business segment. Examples include changes in practices of our claims organization, changes in settlement patterns, regulatory and legislative actions, court actions, timeliness of claim reporting, location of claimants and degree of claimant fraud. The extent of the impact of a risk factor will also vary by components within a line. Individual risk factors are also subject to interactions with other risk factors within product lines or business segments. The effect of a particular risk on estimates of reserves for claims and claim adjustment expenses cannot be isolated in most cases.

The estimation process also involves analysis of large sets of historical data which can be subject to distortion from environmental events or internal structural shifts. It is not always possible to understand the impact of these shifts on the data or analysis at the time when they occur. For example, a new training program for claims adjusters can impact the relative level at which claims are reserved or even settled, making historical data less predictive. Another example is when a state reforms its laws pertaining to workers compensation medical benefits, but the ultimate effect of that change on payments may not be fully understood for several years.

Sudden changes generally cause a one-time shift in claim liability estimates, although there may be some lag in reliable quantification of their impact. Evolutionary changes generally cause a series of shifts in claim liability estimates, as each component of the evolutionary change becomes evident and estimable.

Actuarial Methods for Analyzing and Estimating Claims and Claim Adjustment Expense Reserves

We estimate ultimate unpaid claims and claim adjustment expenses (which we refer to in this section as the “ultimate”) by product line and by accident year. For purposes of analyzing claim payment and emergence patterns and trends over time, we compile and aggregate our claims data by grouping the claims according to the year or quarter in which the claim occurred (“accident year” or “accident quarter”), since each such group of claims is at a different stage of progression toward the ultimate resolution and payment of those claims. We subtract the current case reserve incurred amounts from the ultimate to produce our estimate of the IBNR reserves. The IBNR reserve provides for unreported claims, development on reported claims, and reopened claims.

We typically use at least four methods in our estimate of ultimate unpaid claims and claim adjustment expenses. An ultimate is selected from the methods for the accident year in each segment. The final selected ultimate for each segment is based on particular methods. The relative degree to which one method is relied on over another is a matter of judgment and the particular line under review.

The following is a description of the principal actuarial estimation methods that we use:

1. Paid Loss Development Method.  The paid loss development method uses historical, cumulative paid losses by accident year and develops those actual losses to estimated ultimate losses based upon the assumption that each accident year will develop to estimated ultimate cost in a manner that is analogous to prior years, adjusted as deemed appropriate for the expected effects of known changes in the claims environment and to the extent necessary supplemented by analyses of the development of broader industry data.

2. Reported Loss Development Method.  The reported loss development method uses historical, cumulative reported loss dollars by accident year and develops those actual losses to estimated ultimate losses based upon the assumption that each accident year will develop to estimated ultimate cost in a manner that is analogous to prior years, adjusted as deemed appropriate for the expected effects of known changes in the claims environment and to the extent necessary supplemented by analyses of the development of broader industry data.

3. Bornhuetter-Ferguson Paid Method.  The Bornhuetter-Ferguson paid method assigns partial weight to initial expected losses for each accident year and partial weight to observed paid losses. The weights assigned to the initial expected losses decrease as the accident year matures.

4. Bornhuetter-Ferguson Reported Method.  The Bornhuetter-Ferguson reported method assigns partial weight to the initial expected losses and partial weight to observed reported loss dollars (paid losses plus case reserves). The weights assigned to the initial expected losses decrease as the accident year matures.

While these are the principal actuarial estimation methods that we use, our actuaries evaluating a particular component of the loss reserves for a product line have available to them the full range of methods developed within the property casualty actuarial profession. Our actuaries are also continually monitoring developments for advances in existing techniques or the creation of new techniques that might improve current and future estimates, including the application of stochastic models.

The results of such methodologies are subjected to various reasonability and diagnostic tests, including paid-to-incurred loss ratios, implied incurred-loss-to-net premiums earned ratios, indicated IBNR to net premiums earned, and implied claim severity trends. An actual versus expected analysis is also performed comparing actual loss development to expected development based on the prior review. Calendar year trends are also examined to determine if there have been changes to the relative level of case reserve adequacy. Additional analyses may be performed based on the results of these diagnostics, including the investigation of other actuarial methods.

The methods described above rely on historical data. For the current accident year that data is not initially available. Initial estimates typically rely on projected loss ratios applied to current net premiums earned. Projected ratios are derived through a loss ratio roll forward methodology. This methodology utilizes historical loss ratios, and trends them forward to the current year using frequency, severity, exposure, and price trend assumptions. We also consider large loss trends and catastrophes, as well as change to underwriting practices, mix of business, and any other items that might reasonably have an effect on prospective losses. As data becomes available as the current year matures, that data is reviewed in conjunction with the projected loss ratios to derive our estimates.

Quarterly Reserve Review Process

Our actuarial group prepares an analysis each quarter of our estimates of unpaid claims and claim adjustment expense liabilities. As part of this analysis, our reserving group meets with our underwriting, claims and field actuarial staff to discuss data, losses and loss trends, and any operational issues that could potentially affect ultimate claims or data used to estimate ultimate unpaid claims and claim adjustment expenses. The reserving group also meets with our management team and the management of our three operating segments as part of the process to review preliminary indications and to discuss indicated trends.

Consolidated final results are then presented to our reserve committee. This committee is made up of our president and chief executive officer, chief financial officer, head of claims, and the head of each of our three operating segments, as well as our chief actuary and reserving actuaries. These meetings focus on loss trends and material changes in the quarter. Each member of our reserve committee brings his or her own perspective of the operations to this discussion, which allows the group to understand changes and trends in context. Based on these discussions, we may also determine that certain issues warrant further review and analysis based on feedback from the group.

An important end product of the analysis of unpaid claims and claim adjustment expenses is the derivation of measures of uncertainty in the estimation of ultimate unpaid claims and claim adjustment expenses. This uncertainty is presented in terms of ranges, both ranges of reserve estimates, and ranges of outcomes. Ranges of insurance outcomes are generally based on skewed distributions since the given probable outcomes can generally vary more on the high side than on the low side. All of this information and analysis helps management to ultimately determine their prospective best estimate for reserves.

In constructing ranges of reasonably possible outcomes, we consider variations among methods used to estimate unpaid claims and claim adjustment expenses, the variability of these methods across multiple evaluations as well as uncertainty in the underlying data. This is done for the entire reserve portfolio in aggregate to capture correlations across accident years, segments and lines of business. No one method is used, but rather multiple methods are applied and an aggregate distribution of outcomes is defined using the results of these methods and management’s best judgment. At year end 2009, management believed the low end of the range for estimated unpaid claims and claim adjustment expenses to be $10.106 billion, and the high end to be $13.195 billion, compared to a held reserve of $12.053 billion.

At the conclusion of each reserve committee meeting, recommendations are made to determine management’s best estimate for the prospective quarter-end. Any changes to overall reserves, once agreed to, are reviewed again just prior to quarter end to determine if any subsequent events would change the final recommendations. The final reserves recorded by management in a reporting period reflect the detailed analysis of past data, management’s judgment about trends, and considerations of inherent variability in the reserve estimate. Management also takes into account items that may not be reflected in the data discussed above, as well as data and information made available subsequent to the review but prior to the end of the prospective financial period.

Discussion of Reserve Considerations by Operating Segments and Product Lines

The following section details reserving considerations and common risk factors by operating segment and product line. There are many additional risk factors that may impact ultimate claim costs. Each risk factor presented will have a different impact on required reserves. Also, risk factors can have offsetting or compounding effects on required reserves. For example, in workers compensation, the use of expensive medical procedures that result in medical cost inflation may enable workers to return to work faster, thereby lowering indemnity costs. Thus, in almost all cases, it is impossible to discretely measure the effect of a single risk factor and construct a meaningful sensitivity expectation.

In order to provide information on possible reserving changes by product line, the historical changes in year-end loss reserves over a ten-year period are reviewed and are provided for our product lines. This information is provided for both us and the property casualty industry for the ten most recent years, and is based on the most recent publicly available data for the reported line(s) that most closely match the individual line being discussed. These changes were calculated, net of reinsurance, from statutory annual statement data found in Schedule P of those statements and represent the reported reserve development on the beginning-of-the-year claim liabilities divided by the beginning claim liabilities, all accident years combined, and excluding non-defense related claim adjustment expense. This treatment is required by the statutory reporting instructions promulgated by state regulatory authorities for Schedule P of the statutory annual statement for each of our insurance subsidiaries.

Unpaid Claims and Claim Adjustment Expenses — Commercial

The main product lines within our Commercial segment are commercial multiple peril (excluding A&E), commercial automobile, workers compensation, general liability, and “other”. “Other” consists primarily of inland marine, farmowners multiple peril, allied lines, and fire product lines.

Commercial Multiple Peril (excluding A&E)

Commercial multiple peril provides a combination of property and liability coverage typical for small businesses and therefore includes both short and long tail coverages. For property coverage, it generally takes a relatively short period of time to close claims, while for liability coverages it takes a longer period of time to close claims. Because of the different characteristics of the components, reserve analysis is typically done for these coverages separately.

The reserving risk for this line is dominated by the liability coverage portion of this product, except occasionally in the event of catastrophic or large single losses. The reserving risk for this line differs from that of the general liability product line and the property product line due to the nature of the policyholder. Commercial multiple peril is generally sold to smaller accounts, while the policyholder profile for general liability and property coverages generally includes larger policyholders.

See “— General Liability (excluding A&E) — General liability external risk factors,” “— General Liability (excluding A&E) — General liability operational risk factors,” “— Commercial — Other risk factors affecting other product lines” and “— Commercial — Other — Other operational risk factors,” in each case discussed below, with regard to reserving risk for the commercial multiple peril product line. Commercial multiple peril combines general liability and property coverages and it has been impacted in the past by many of the same events as those two lines.

Management has reviewed the historical variation in paid loss development patterns and believes it is likely for paid losses to vary from our current expectations. Management believes that a reasonably likely range of variation in paid losses for the commercial multiple peril product line (excluding A&E) is -1.8% to 1.8%. If these variations occur the resulting impact on our estimated unpaid claims and claim adjustment reserves would be $(48) million and $49 million, respectively. A 1.8% change in paid loss development patterns is within our historical variation range.

The one-year change in the reserve estimate for the commercial multiple peril product line over the period of 2000 through 2009 has varied from 9.8% to -10.3% (averaging -0.4%) for us, and from 5.0% to -5.0% (averaging 0.7%) for the property casualty industry overall. Our year-to-year changes are driven by, and are based on, observed events during the year. Commercial multiple peril reserves represented approximately 18.7% and 18.2% of our total loss reserves at June 30, 2010 and December 31, 2009, respectively.

Our change in reserve estimate for the commercial multiple peril product line was -5.5% for 2009, -10.3% for 2008 and -7.1% for 2007. The favorable result in 2009 was attributable to a number of factors including actual losses emerging at levels lower than expected, moderate severity, and actual emerged trends developing more favorably than initial estimates. The favorable development was driven by changes in estimates across multiple accident years. Changes in prior year estimates can often have a leveraged effect on more current estimates which may be based on prior year estimates.

Commercial Automobile

The commercial automobile product line is a mix of property and liability coverages and therefore includes both short and long tail coverages. The payments that are made quickly typically pertain to automobile physical damage (property) claims and property damage (liability) claims. The payments that take longer to finalize and are more difficult to estimate relate to bodily injury claims. In general, claim reporting lags are minor, claim complexity is not significant, and the line is viewed as high frequency, with low to moderate severity.

Commercial automobile reserves are typically analyzed in components: commercial automobile liability, which includes bodily injury liability and property damage liability, as well as medical costs; and commercial automobile property, which includes collision claims and comprehensive claims. These last two components present minimal reserve risk given their shorttail nature and, accordingly, separate risk factors are not presented below.

We utilize the traditional actuarial methods mentioned in the discussion above under “— Claims and Claim Adjustment Expense Reserves— Actuarial Methods for Analyzing and Estimating Claims and Claim Adjustment Expense Reserves” in estimating loss reserves for this line. This is supplemented with detailed custom analyses where needed.

Examples of common risk factors, or perceptions thereof that could change and thus affect our commercial automobile loss reserves (beyond those included in the general discussion section above) include:

Commercial Automobile liability external risk factors

•	Trends in jury awards

•	Changes in case law

•	Litigation trends

•	Frequency of claims with payment capped by policy limits

•	Change in average severity of accidents or proportion of severe accidents

•	Changes in vehicle safety technology

•	Subrogation opportunities

•	Changes in claim handling philosophies

•	Frequency of visits to health providers

•	Number of medical procedures given during visits to health providers

•	Types of health providers used

•	Types of medical treatments received

•	Changes in cost of medical treatments

•	Degree of patient responsiveness to treatment

Commercial Automobile operational risk factors

•	Changes in policy provisions (e.g., deductibles, policy limits, endorsements, etc.)

•	Changes in mix of insured vehicles (e.g., long haul trucks versus local and smaller vehicles, fleet risks versus non-fleets)

•	Changes in underwriting standards

Management has reviewed the historical variation in paid loss development patterns and believes it is likely for paid losses to vary from our current expectations. Management believes that a reasonably likely range of variation in paid losses for the commercial automobile product line is -1.5% to 1.5%. If these variations occur the resulting impact on our estimated unpaid claims and claim adjustment reserves would be $(21) million and $21 million, respectively. A 1.5% change in paid loss development patterns is within our historical variation range.

The one-year change in the reserve estimate for the commercial automobile product line over the period of 2000 through 2009, has varied from 24.3% to -17.5% (averaging 0.6%) for us, and from 8.4% to -2.9% (averaging 1.5%) for the industry overall. Our year-to-year changes are driven by, and are based on, observed events during the year. Commercial automobile loss reserves represented approximately 9.3% and 9.5% of our total loss reserves at June 30, 2010 and December 31, 2009, respectively.

Our change in reserve estimate for the commercial automobile product line was -3.9% for 2009, -9.8% for 2008 and -17.5% for 2007. The favorable result for 2009 was attributable to a number of factors, including actual losses emerging at levels lower than expected, moderate long-term severity on paid claims, and frequency trends at or near zero.

Workers Compensation

Workers compensation insurance coverage is generally considered a long tail coverage, as it takes a relatively long period of time to finalize claims from a given accident year. While certain payments such as initial medical treatment or temporary wage replacement for the injured worker are made quickly, some other payments are made over the course of several years, such as awards for permanent partial injuries. In addition, some payments can run as long as the injured worker’s life, such as permanent disability benefits and on-going medical care. Despite the possibility of long payment tails, the reporting lags are generally short, settlements are generally not complex, and most of the liability can be considered high frequency with moderate severity. The largest reserve risk generally comes from the low frequency, high severity claims providing lifetime coverage for medical expense arising from a worker’s injury. Overall, the claim liabilities for this line create a somewhat greater than moderate estimation risk.

Workers compensation loss reserves are typically analyzed in three components: indemnity losses, medical losses and claim adjustment expenses. Where jurisdictional issues such as benefit levels and regulations around settlement of claims are relevant, we review these factors by jurisdiction or groups of jurisdictions.

Examples of common risk factors, or perceptions thereof, that could change and, thus affect our workers compensation loss reserves (beyond those included in the general discussion section above) include:

Indemnity risk factors

•	Time required to recover from the injury

•	Degree of available transitional jobs

•	Degree of legal involvement

•	Changes in the interpretations and processes of state workers compensation commissions’ oversight of claims (these are administrative bodies that evaluate whether or not a given claim for workers compensation benefits is valid)

•	Future wage inflation for states that index benefits

•	Changes in the administrative policies of second injury funds

Medical risk factors

•	Changes in the cost of medical treatments (including prescription drugs) and underlying fee schedules (“medical inflation”)

•	Changes in need for attendant care

•	Frequency of visits to health providers

•	Number of medical procedures given during visits to health providers

•	Types of health providers used

•	Type of medical treatments received

•	Use of preferred provider networks and other medical cost containment practices

•	Availability of new medical processes, equipment and drugs

•	Changes in the use of pharmaceutical drugs

•	Degree of patient responsiveness to treatment

General workers compensation risk factors

•	Frequency of claim reopening on claims previously closed

•	Mortality trends of injured workers with lifetime benefits and medical treatment

•	Degree of cost shifting between workers compensation and private/group health insurance

Workers compensation operational risk factors

•	Product mix

•	Injury type mix

•	Changes in underwriting standards

Management has reviewed the historical variation in paid loss development patterns and believes it is likely for paid losses to vary from our current expectations. Management believes that a reasonably likely range of variation in paid losses for the workers compensation product line is -3.4% to 3.5%. If these variations occur the resulting impact on our estimated unpaid claims and claim adjustment reserves would be $(122) million and $127 million, respectively. The change in paid loss development patterns discussed above is within our historical variation range.

The one-year change in the reserve estimate for the workers compensation product line over the period of 2000 through 2009, has varied from 19.3% to -6.0% (averaging 2.7%) for us, and from 4.2% to -2.0% (averaging 1.1%) for the property casualty industry overall. Our year-to-year changes are driven by, and are based on, observed events during the year. Workers compensation reserves represented approximately 24.4% and 24.7% of our total loss reserves at June 30, 2010 and December 31, 2009, respectively.

Our change in reserve estimate for this product line was -0.5% for 2009, 1.9% for 2008 and -3.9% for 2007. The favorable change for 2009 was primarily driven by prior year losses emerging at levels below expectations. For workers compensation, key drivers of lower estimates have included: impact of state reforms on medical costs, and continued favorable frequency trends on claims.

The liabilities for losses for most long-term disability payments under workers compensation insurance were discounted at risk free rates in effect when the losses were incurred. See Note 1 — “Nature of Operations and Summary of Significant Accounting Policies — Unpaid Claims and Claim Adjustment Expenses” to our historical consolidated financial statements, included elsewhere in this prospectus.

General Liability (excluding A&E)

Commercial general liability is generally considered a long tail line, as it takes a relatively long period of time to finalize and settle claims from a given accident year. The speed of claim reporting and claim settlement is a function of the specific coverage provided, the jurisdiction and specific policy provisions such as self-insured retentions. There are numerous components underlying the general liability product line. Some of these have relatively moderate payment patterns (with most of the claims for a given accident year closed within 5 to 7 years), while others can have extreme lags in both reporting and payment of claims (e.g., a reporting lag of a decade or more for “construction defect” claims).

While the majority of general liability coverages are written on an “occurrence” basis, certain general liability coverages (such as those covering directors and officers or professional liability) are typically insured on a “claims-made” basis. These are not material to the overall reserves.

General liability reserves are generally analyzed as two components, one for primary or general liability excluding umbrella, and another for excess/umbrella.

Defense costs are also a part of the insured costs covered by liability policies and can be significant, sometimes greater than the cost of the actual paid claims. For some policies this risk is mitigated by language such that the insured portion of defense costs erodes the amount of policy limits available to pay the claim. Such “defense within the limits” policies are most common for “claims-made” products. When defense costs are outside of the limits, amounts paid for defense costs do not erode the policy limits.

The general liability product line is typically one of our largest source of reserve estimate uncertainties. Major contributors to this reserve estimate uncertainty include the reporting lag, the number of parties involved in the underlying tort action, whether the “event” that triggers coverage is confined to only one time period or is spread over multiple time periods, the potential dollars involved (in the individual claim actions), whether such claims were reasonably foreseeable and intended to be covered at the time the contracts were written (i.e., coverage dispute potential), and the potential for mass claim actions. Claims with longer reporting lags result in greater inherent risk. This is especially true for alleged claims with a latency feature, particularly where courts have ruled that coverage is spread over multiple policy years, hence involving multiple defendants (and their insurers and reinsurers) and multiple policies (thereby increasing the potential dollars involved and the underlying settlement complexity). Claims with long latencies also increase the potential recognition lag (i.e., the lag between writing a type of policy in a certain market and the recognition that such policies have potential mass tort and/or latent claim exposure).

The amount of reserve estimate uncertainty also varies significantly by component for the general liability product line. Components that include latency, reporting lag and/or complexity issues include construction defect and other mass tort actions. Many components of general liability are not subject to material latency or claim complexity risks and hence have materially less uncertainty than the previously mentioned components. In general, policies providing coverage with shorter reporting lags, fewer parties involved in settlement negotiations, only one policy potentially triggered per claim, fewer potential settlement dollars, reasonably foreseeable (and stable) potential hazards/claims and no mass tort potential result in much less reserve estimate uncertainty than policies without those characteristics.

In addition to the traditional actuarial methods mentioned in the general discussion section above, we utilize various report year development and other methods for the construction defect components of this product line. For components with greater lags in claim reporting, such as excess and umbrella components of this product line, we rely more heavily on the Bornhuetter-Ferguson methods than on the paid loss and reported loss development methods.

Examples of common risk factors, or perceptions thereof, that could change and thus affect our general liability reserves (beyond those included in the general discussion section above) include:

General liability external risk factors

•	Changes in claim handling philosophies

•	Changes in policy provisions or court interpretation of such provisions

•	New theories of liability

•	Trends in jury awards

•	Changes in the propensity to sue, in general with specificity to particular issues

•	Changes in statutes of limitations

•	Changes in the underlying court system

•	Distortions from losses resulting from large single accounts or single issues

•	Changes in tort law

•	Shifts in law suit mix between federal and state courts

•	Changes in claims adjuster office structure (causing distortions in the data)

•	Changes in settlement patterns (e.g., medical malpractice)

General liability operational risk factors

•	Changes in policy provisions (e.g., deductibles, policy limits, endorsements)

•	Changes in underwriting standards

•	Product mix (e.g., size of account, industries insured, jurisdiction mix)

Management has reviewed the historical variation in paid loss development patterns and believes it is likely for paid losses to vary from our current expectations. Management believes that a reasonably likely range of variation in paid losses for the general liability product line (excluding A&E) is -5.7% to 6.0%. If these variations occur the resulting impact on our estimated unpaid claims and claim adjustment reserves would be $(77) million and $85 million, respectively.

The one-year change in the reserve estimate for the general liability product line, over the period of 2000 through 2009, has varied from 2.9% to -25.7% (averaging -12.3%) for us and from 11.9% to -1.1% (averaging 3.9%) for the property casualty industry overall. Our year-to-year changes are driven by, and are based on, observed events during the year. General liability reserves represented approximately 7.3% and 7.6% of our total loss reserves at June 30, 2010 and December 31, 2009, respectively.

Our change in reserve estimate for this product line, excluding estimated A&E amounts, was -25.7% for 2009, -23.3% for 2008 and -7.2% for 2007. The 2009 change primarily reflected significant favorable prior year reserve development, driven by several factors, including moderate severity and favorable frequency trends.

Commercial — Other

As mentioned above, Commercial-other primarily consists of property-related coverages, such as inland marine, farmowners multiple peril, allied lines, and fire product lines. These lines are generally considered short tail with a simpler and faster claim reporting and adjustment process than liability coverages, and less uncertainty in the reserve setting process (except for more complex business interruption claims). They are viewed as a moderate frequency, low to moderate severity line, except for catastrophes and coverage related to large properties. The claim reporting and settlement process for other lines coverage claim reserves is generally restricted to the insured and the insurer. Overall, the claim liabilities for this line create a low estimation risk.

Our other product lines reserves are typically analyzed in two components, one for catastrophic or other large single events, and another for all other events. Examples of common risk factors, or perceptions thereof, that could change and, thus, affect our other product lines reserves (beyond those included in the general discussion section above) include:

Risk factors affecting other product lines

•	Physical concentration of policyholders

•	Availability and cost of local contractors

•	For the more severe catastrophic events, “demand surge” inflation, which refers to significant short-term increases in building material and labor costs due to a sharp increase in demand for those materials and services

•	Local building codes

•	Amount of time to return property to full usage (for business interruption claims)

•	Court interpretation of policy provisions (e.g., occurrence definition, wind versus flooding)

•	Lags in reporting claims (e.g., winter damage to summer homes, hidden damage after an earthquake)

•	Court or legislative changes to the statute of limitations

Other operational risk factors

•	Policy provisions mix (e.g., deductibles, policy limits, endorsements)

•	Changes in underwriting standards

Management has reviewed the historical variation in paid loss development patterns and believes it is likely for paid losses to vary from our current expectations. Management believes that a reasonably likely range of variation in paid losses for our other product lines is -3.6% to 3.7%. If these variations occur the resulting impact on our estimated unpaid claims and claim adjustment reserves would be $(3) million and $3 million, respectively. The change in paid loss development patterns discussed above is within our historical variation range.

The one-year change in the reserve estimate for our other product lines over the period of 2000 through 2009, has varied from 28.1% to -138.1% (averaging -13.9%) for us, and from 4.8% to -11.9% (averaging -4.5%) for the property casualty industry overall. Our year-to-year changes are driven by, and are based on, observed events during the year. Reserves for our other product lines represented an immaterial amount of our total loss reserves at June 30, 2010 and December 31, 2009.

While the other product lines are generally considered short tail, the one year change for these lines can be more volatile than that for the longer tail product lines. This is due to the fact that the majority of the reserve for the other product lines relates to the most recent accident year, which is subject to the most uncertainty for all product lines. This recent accident year uncertainty is relevant to the other product lines because weather related events concentrated in the second half of the year generally are not completely resolved until the following year. Reserve estimates associated with major catastrophes may take even longer to resolve. The reserve estimates for these product lines are also potentially subject to material changes due to uncertainty in measuring ultimate losses for unprecedented significant catastrophes such as the events of Hurricanes Katrina and Ike.

Our change in reserve estimate for this product line was 2.6% for 2009, 10.9% for 2008 and 0.8% for 2007. The result for 2009 was primarily driven by unexpected development around 2008 catastrophe and non-catastrophe weather events occurring in the last quarter of 2008.

Unpaid Claims and Claim Adjustment Expenses — Personal

The main product lines within our Personal segment are private passenger automobile, homeowners, and other. Other consists primarily of general liability, inland marine, allied lines, and fire.

Private Passenger Automobile

Private passenger automobile includes both short and long tail coverages. The payments that are made typically pertain to automobile physical damage (property) claims and property damage (liability) claims. The payments that take longer to finalize and are more difficult to estimate relate to bodily injury claims. Reporting lags are relatively short and the claim settlement process for personal automobile liability generally is the least complex of the liability products. It is generally viewed as a high frequency, low to moderate severity product line. Overall, the claim liabilities for this line create a moderate estimation risk.

Personal automobile reserves are typically analyzed in five components: bodily injury liability, property damage liability, no-fault losses, collision claims and comprehensive claims. These last two components have minimum reserve risk and fast payouts and, accordingly, separate factors are not presented.

Examples of common risk factors, or perceptions thereof that could change and thus affect the required personal automobile reserves (beyond those included in the general reserve discussion section above) include:

Bodily injury and property damage liability risk factors

•	Trends in jury awards

•	Changes in the underlying court system

•	Changes in case law

•	Litigation trends

•	Frequency of claims with payment capped by policy limits

•	Change in average severity of accidents or proportion of severe accidents

•	Subrogation opportunities

•	Degree of patient responsiveness to treatment

•	Changes in claim handling philosophies

Personal automobile operational risk factors

•	Changes in policy provisions (e.g., deductibles, policy limits, endorsements, etc.)

•	Changes in underwriting standards

•	Changes in the use of credit data for rating and underwriting

Management has reviewed the historical variation in paid loss development patterns and believes it is likely for paid losses to vary from our current expectations. Management believes that a reasonably likely range of variation in paid losses for the private passenger automobile product line is -1.5% to 1.6%. If these variations occur the resulting impact on our estimated unpaid claims and claim adjustment reserves would be

$(33) million and $33 million, respectively. The change in paid loss development patterns discussed above is within our historical variation range.

The one-year change in the reserve estimate for this product line over the period of 2000 through 2009 has varied from 3.1% to -14.9% (averaging -5.0%) for us, and from -1.2% to -6.1% (averaging -3.4%) for the property casualty industry overall. Our year-to-year changes are driven by, and are based on, observed events during the year. Personal automobile loss reserves represented approximately 16.0% and 16.8% of our total loss reserves at June 30, 2010 and December 31, 2009, respectively.

Our change in reserve estimate for the personal automobile product line was -9.1% for 2009, -9.4% for 2008 and -14.9% for 2007. The favorable result for 2009 was primarily driven by improved estimates on prior year personal automobile liability, more specifically automobile bodily injury. These improved estimates were in turn driven by moderate severity and favorable frequency trends across multiple evaluations. This is consistent with industry trends over the most recent years.

Homeowners

Homeowners is generally considered a short tail coverage. Most payments are related to the property portion of the policy, where the claim reporting and settlement process is generally restricted to the insured and the insurer. Claims on property coverage are typically reported soon after the actual damage occurs, although delays of several months are not unusual. The claim is settled when the two parties agree on the amount due in accordance with the policy contract language and the appropriate payment is made (or alternatively, the property replacement/repair is performed by the insurer). The resulting settlement process is typically fairly short term, although exceptions do exist.

The liability portion of homeowners policies generate claims which take longer to pay due to the involvement of litigation and negotiation, but with generally small reporting lags. In addition, reserves related to umbrella coverages have greater uncertainty since umbrella liability payments are often made far into the future.

Overall, the line is generally high frequency, low to moderate severity (except for catastrophes), with simple to moderate claim complexity.

Homeowners reserves are typically analyzed in two components: non-catastrophe related losses and catastrophe loss payments.

Examples of common risk factors, or perceptions thereof, that could change and thus affect the required homeowners reserves (beyond those included in the general discussion section) include:

Non-catastrophe risk factors

•	Salvage opportunities

•	Amount of time to return property to residential use

•	Changes in weather patterns

•	Local building codes

•	Litigation trends

•	Trends in jury awards

Catastrophe risk factors

•	Physical concentration of policyholders

•	Availability and cost of local contractors

•	Local building codes

•	Quality of construction of damaged homes

•	Amount of time to return property to residential use

•	For the more severe catastrophic events, “demand surge” inflation, which refers to significant short-term increases in building material and labor costs due to a sharp increase in demand for those materials and services

Homeowners operational risk factors

•	Policy provisions mix (e.g., deductibles, policy limits, endorsements, etc.)

•	Degree of concentration of policyholders

•	Changes in underwriting standards

•	Changes in the use of credit data for rating and underwriting

Management has reviewed the historical variation in paid loss development patterns and believes it is likely for paid losses to vary from our current expectations. Management believes that a reasonably likely range of variation in paid losses for the homeowners product line is -2.4% to 2.5%. If these variations occur the resulting impact on our estimated unpaid claims and claim adjustment reserves would be $(13) million and $13 million, respectively. The change in paid loss development patterns discussed above is within our historical variation range.

Historically, the one-year change in the reserve estimate for the homeowners product line over the period of 2000 through 2009, has varied from 6.5% to -12.0% (averaging -3.3%) for us, and from 9.9% to -8.6% (averaging -1.9%) for the property casualty industry overall. Our year-to-year changes are driven by, and are based on, observed events during the year. Homeowners and personal lines other reserves represented approximately 4.2% and 2.9% of our total loss reserves at June 30, 2010 and December 31, 2009, respectively.

This line combines both liability and property coverages; however, the majority of the reserves relate to property. While property is considered a short tail coverage, the one year change for property can be more volatile than that for the longer tail product lines. This is due to the fact that the majority of the reserve for property relates to the most recent accident year, which is subject to the most uncertainty for all product lines. This recent accident year uncertainty is relevant to property because of weather related events which tend to be concentrated in the second half of the year, and generally are not completely resolved until the following year. Reserve estimates associated with major catastrophes may take even longer to resolve.

Our change in reserve estimate for the homeowners product line was -1.0% for 2009, -5.1% for 2008 and -10.7% for 2007. The 2009 result was primarily attributable to adverse development on 2008 catastrophe and non-catastrophe weather losses that emerged during the first quarter of 2009.

Personal Other

As mentioned above, personal lines other consists primarily of general liability, inland marine, allied lines, and fire. Reserves related to umbrella coverages have greater uncertainty since umbrella liability payments are often made far into the future.

Examples of common risk factors, or perceptions thereof, that could change and thus affect the required homeowners loss reserves (beyond those included in the general discussion section) include:

Risk factors affecting personal lines other product lines

•	Salvage opportunities

•	Amount of time to return property to residential use

•	Changes in weather patterns

•	Local building codes

•	Litigation trends

•	Trends in jury awards

•	Physical concentration of policyholders

•	Availability and cost of local contractors

•	Local building codes

•	Quality of construction of damaged homes

•	Amount of time to return property to residential use

•	Adequacy of stolen jewelry replacement

•	Valuation of antiques and other unique properties

Personal other operational risk factors

•	Policy provisions mix (e.g., deductibles, policy limits, endorsements, etc.)

•	Degree of concentration of policyholders

•	Changes in underwriting standards

•	Changes in the use of credit data for rating and underwriting

Management has reviewed the historical variation in paid loss development patterns and believes it is likely for paid losses to vary from our current expectations. Management believes that a reasonably likely range of variation in paid losses for our personal lines other product lines is -0.2% to 0.2%. If these variations occur the resulting impact on our estimated unpaid claims and claim adjustment reserves would be $(1) million and $1 million, respectively. The 0.2% change in paid loss development patterns is within our historical variation range.

Unpaid Claims and Claim Adjustment Expenses — Surety

Surety has certain components that are generally considered short tail coverages with short reporting lags, although large individual construction and commercial surety contracts can result in a long settlement tail, based on the length and complexity of the construction project or commercial transaction being insured. (Large construction projects can take many years to complete.) The frequency of losses in surety correlates with economic cycles as the primary cause of surety loss is the inability to perform financially. The volatility of surety losses is generally related to the type of business performed of an insured, the type of bonded obligation, the amount of limit exposed to loss and the amount of assets available to the insurer to mitigate losses, such as unbilled contract funds, collateral, first and third party indemnity, and other security positions of an insured’s assets. Certain classes of surety claims are very high severity, low frequency in nature. These can include large construction contractors involved with one or multiple large, complex projects as well as certain large commercial surety exposures. Other claim factors affecting reserve variability of surety include litigation related to amounts owed by and due the insured (e.g., salvage and subrogation efforts) and the results of financial restructuring of an insured.

Examples of common risk factors, or perceptions thereof, that could change and thus affect the required surety reserves (beyond those included in the general discussion section above) include:

Surety risk factors

•	Economic trends, including, but not limited to, the general level of construction activity

•	Concentration of reserves in a relatively few large claims

•	Type of business insured

•	Type of obligation insured

•	Cumulative limits of liability for insured

•	Assets available to mitigate loss

•	Defective workmanship/latent defects

•	Financial strategy of insured

•	Changes in statutory obligations

•	Geographic spread of business

Surety operational risk factors

•	Changes in policy provisions (e.g., deductibles, limits, endorsements)

•	Changes in underwriting standards

Management has reviewed the historical variation in paid loss development patterns and believes it is likely for paid losses to vary from our current expectations. Management believes that a reasonably likely range of variation in paid losses for the surety product line is -24.8% to 36.5%. If these variations occur the resulting impact on our estimated unpaid claims and claim adjustment reserves would be $(128) million and $196 million, respectively. The change in paid loss development patterns discussed above is within our historical variation range.

The one-year change in the reserve estimate for the surety product line over the period of 2000 through 2009 has varied from 90.4% to -56.8% (averaging 5.7%) for us, and from 21.5% to -13.1% (averaging 3.1%) for the property casualty industry overall. Our year-to-year changes are driven by, and are based on, observed events during the year. Surety reserves represented approximately 3.0% and 3.2% of our total loss reserves at June 30, 2010 and December 31, 2009, respectively.

In general, developments on single large claims (both adverse and favorable) and collected salvage are the primary sources of changes in reserve estimates for this product line. Our change in reserve estimate for this product line was -16.6% for 2009, -9.6% for 2008 and 90.4% for 2007.

Unpaid Claims and Claim Adjustment Expenses — Corporate and Other

The Corporate and Other segment’s unpaid claims and claim adjustment expenses include balances related to our Reinsurance Operations and our Run-Off Operations at June 30, 2010 and December 31, 2009 as follows:

	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009
	(Dollars in millions)

Reinsurance Operations	$420	$505
Run-Off Operations	1,344	1,252

Total Corporate and Other	$1,764	$1,757

Reinsurance Operations

The unpaid claims and claim adjustment expenses held within Corporate and Other, Reinsurance Operations, include reserves attributable to external reinsurance and to assumed inter-segment reinsurance arrangements and other affiliated assumed reinsurance. For a discussion of inter-segment reinsurance arrangements, see “— Overview — Inter-Segment Revenue and Expenses.”

Run-Off Operations

Our Run-Off Operations represent liabilities acquired solely through our acquisitions that were considered run-off by the acquired entity, as well as insurance coverages that we no longer offer. These run-off operations include reserves, net of reinsurance recoverables, and other liabilities, collectively referred to in this prospectus as our “Run-Off Reserves.”

The Run-Off Reserves were as follows as of the following dates:

		Year Ended
	Six Months Ended	December 31,
	June 30, 2010	2009	2008
	(Dollars in millions)

A&E	$458	$474	$516
Safeco Commercial Insurance Run-Off Block	518	409	456
Ohio Casualty Great American Run-Off Block	61	71	79
Safeco Assumed Reinsurance	171	161	148
Other Run-Off	136	137	171

Total Reserves	1,344	1,252	1,370
Other Assumed Run-Off Liabilities	112	113	127
Reinsurance Recoverables	(325)	(330)	(349)

Total Run-Off Reserves	$1,131	$1,035	$1,148

Our Run-Off Operations currently consist of the following:

1. A&E liability originating on the former Safeco, Ohio Casualty and Guardian Royal Exchange (“GRE”) operations. See “— Asbestos and Environmental Reserves” below.

2. Reserves, including assumed run-off liabilities, originating from the former Safeco Commercial Insurance business that we acquired in 2008. See “— Safeco Commercial Insurance Run-Off Block” below.

3. Reserves originating from former Ohio Casualty business that it acquired from Great American Insurance Company. See “— Ohio Casualty — Great American Insurance Run-Off Block” below.

4. Reserves originating from Safeco’s acquisition of American Union Reinsurance Company’s assumed reinsurance business. See “— Safeco Assumed Reinsurance” below.

5. Reserves from other run-off operations. See “— Other Run-Off” below.

6. Other liabilities including assumed run-off liabilities originating from former Ohio Casualty business that we acquired from Great American Insurance Company- See “— Ohio Casualty — Great American Insurance Run-Off Block” below.

7. Reinsurance recoverables related to the above mentioned reserves.

We incurred a one-time charge of $125 million associated with the Run-Off Reinsurance Agreement, which provides for indemnification by Liberty Mutual of up to $500 million of any adverse development that occurs subsequent to June 30, 2010 related to our run-off reserves in our Corporate and Other Segment. Liberty Mutual’s indemnification will cover both adverse development with respect to such reserves and other liabilities, including any failure to fully realize such reinsurance recoverables whether due to coverage disputes or inability to pay.

Asbestos and Environmental Reserves

We have exposure to A&E claims that emanate principally from general liability policies written prior to the mid-1980s. In establishing our A&E reserves, we estimate case reserves for anticipated losses and bulk reserves for claim adjustment expenses and IBNR claims reserves. We maintained casualty excess of loss reinsurance during the relevant periods. The reserves are reported net of cessions to reinsurers and include any reserves reported by ceding reinsurers on assumed reinsurance contracts.

The process of establishing reserves for A&E claims is subject to greater uncertainty than the establishment of reserves for liabilities relating to other types of insurance claims. A number of factors contribute to this greater uncertainty, including: (i) the lack of available and reliable historical claims data as an indicator of future loss development, (ii) the long waiting periods between exposure and manifestation of any bodily injury or property damage, (iii) the difficulty in identifying the source of asbestos or environmental contamination, (iv) the difficulty in properly allocating liability for asbestos or environmental damage, (v) the uncertainty as to the number and identity of insureds with potential exposure, (vi) the cost to resolve claims, and (vii) the collectability of reinsurance.

The uncertainties associated with establishing reserves for A&E claims and claim adjustment expenses are compounded by the differing, and at times inconsistent, court rulings on A&E coverage issues involving: (i) the differing interpretations of various insurance policy provisions and whether A&E losses are or were ever intended to be covered, (ii) when a loss occurred and what policies potentially provide coverage, (iii) whether there is an insured obligation to defend, (iv) whether a compensable loss or injury has occurred, (v) how policy limits are determined, (vi) how policy exclusions are applied and interpreted, (vii) the impact of entities seeking bankruptcy protection as a result of asbestos-related liabilities, (viii) whether clean-up costs are covered as insured property damage, and (ix) applicable coverage defenses or determinations, if any, including the determination as to whether or not an asbestos claim is a products or completed operation claim subject to an aggregate limit and the available coverage, if any, for that claim. The uncertainties cannot be reasonably estimated, but could have a material impact on our future operating results and financial condition.

In the last few years, the industry generally has seen a decrease in the number of asbestos claims being filed. This turn to a more favorable trend is due to a number of factors. Screening activity used by some lawyers to find new plaintiffs has been largely eliminated as a result of questionable practices discovered in the Federal Silica Multi-District Litigation. Court decisions in several key states (e.g., Mississippi) have been favorable to defendants.

Most importantly, medical criteria legislation passed during 2004 and 2005 in several key states has generally reduced the number of asbestos claim filings, especially for claimants with no demonstrable injuries. Some of these reforms are now being challenged, either through new legislation or through the courts. If such challenges are wholly or partially successful, the number of asbestos claim filings could increase in the future, with an attendant increase in indemnification and defense costs for our insureds.

In addition, this medical criteria legislation has shifted focus in the litigation away from non-malignant asbestos claims towards malignancies, especially mesothelioma and lung cancer claims. With fewer compensable non-malignant claims, plaintiff attorneys have increased their settlement demands. Indemnification costs could increase if these demands result in higher average settlements. Defense costs could also increase, as the higher settlement demands may promote more vigorous legal defense strategies.

The majority of the liabilities underlying our reserves for A&E liabilities originate from three distinct sources: legacy business originally written within the former Safeco operations, legacy business originally written within the former Ohio Casualty operations, and legacy business originating from the former GRE operations.

Consistent with industry experience, we continue to see a decline in the overall number of asbestos claims, and a continuing trend to target as defendants those parties only peripherally related to the manufacture and distribution of asbestos. We historically have had a small share of the asbestos exposure for each policyholder relative to other carriers, and consequently, we believe our average settlements to meritorious mesothelioma and other cancer claimants have been below those for most major carriers. In fact, approximately 79% of our asbestos claims at June 30, 2010 were non-malignant claims. We also typically have not been in the position of lead carrier, and consequently have not been compelled to bear the additional administrative costs associated with such a role.

Our environmental pollution claims historically have originated predominantly in the state of Indiana where pollution exclusions have not generally received favorable support in Indiana courts. Overall, our pollution claims have remained stable in both volume and inventory. Over the past several years, governmental agencies have not pursued remediation of environmental pollution as vigorously as in the past. If this trend should be reversed, we would expect at least a modest acceleration in pollution claim related costs.

Our A&E reserves are reviewed biennially by our multi-disciplined team of internal claims, legal, reinsurance and actuarial personnel. Each legacy line of business was reviewed upon its acquisition by Liberty Mutual, and they have been reviewed biennially thereafter by Liberty Mutual’s actuaries dedicated to us under services agreements with us. These actuaries will be transferred to us in January 2011 as part of the transfer to us by Liberty Mutual of employees dedicated to our business. Once these reviews are completed, reserves are reconciled to the estimates for ultimate unpaid claims and claim adjustment expenses. Various benchmarks such as average payments, survival ratios, payments on known claims and newly reported claims are reviewed periodically to ensure held reserve balances remain reasonable.

During 2007, we performed a detailed study of our exposure for A&E liabilities. The result of this study was an indicated reserve decrease of $2 million on asbestos gross of reinsurance and, $0 million on a net basis. For environmental, the study indicated a reserve increase to environmental reserves of $45 million on a gross basis and $49 million on a net basis. Both of these amounts were recorded in 2007. In addition to these changes we also added reserves for A&E liabilities from the former Ohio Casualty operations to our balance sheet for 2007.

During 2008, we performed a detailed study of the A&E liabilities from the former Ohio Casualty operations. The result of this study was an indicated increase to asbestos of $4 million gross of reinsurance and $6 million net of reinsurance. For environmental, the study indicated an increase to gross reserves of $2 million and a decrease to net reserves of $5 million. These amounts were recorded in 2008. In addition to these changes we also added reserves for A&E liabilities from the former Safeco operations.

During 2009, we performed a detailed study of our exposure for A&E liabilities which included the exposures acquired from the former Ohio Casualty and the former Safeco operations. As a result of this study, asbestos reserves were decreased by $8 million gross of reinsurance, and increased by $5 million on a net basis (which includes the allowance for uncollectible reinsurance on unpaid losses). For environmental liabilities, we increased reserves by $9 million gross of reinsurance, and $6 million on a net basis, in accordance with our latest indications. These amounts were recorded in 2009.

During the first six months of 2010, both asbestos and environmental reserves experienced no incurred development, on a net basis.

The costs to administer and settle these claims have been estimated in a manner consistent with the unpaid claim estimates and are included within the total reserve.

As a result of the significant uncertainty inherent in determining a company’s A&E liabilities and establishing related reserves, the amount of reserves required to adequately fund our A&E claims and claim adjustment expenses cannot be accurately estimated using conventional reserving methodologies based on historical data and trends. As a result, the use of conventional reserving methodologies frequently has to be supplemented by subjective considerations including managerial judgment. In that regard, the estimation of asbestos claims and associated liabilities and the analysis of environmental claims considered prevailing applicable law and certain inconsistencies of court decisions as to coverage, plaintiffs’ expanded theories of liability, and the risks inherent in major litigation and other uncertainties. We believe that in future periods it is possible that the outcome of the continued uncertainties regarding A&E related claims could result in an aggregate liability that differs from current reserves by an amount that could be material to our future operating results and financial condition. Given the material uncertainty in these estimates, management is unable to quantify a range of loss for A&E related claims.

The following table sets forth our A&E reserves for claims and claim adjustment expenses at June 30, 2010, gross and net of reinsurance:

	Direct		Assumed	Ceded (1)	Net
			(Dollars in millions)

Asbestos	$151		$155	$(50)	$256
Environmental	128		24	(20)	132

Total	$279	(1)	$179	$(70)	$388

The following table sets forth our A&E reserves for claims and claim adjustment expenses at December 31, 2009, gross and net of reinsurance:

	Direct		Assumed	Ceded (1)	Net
	(Dollars in millions)

Asbestos	$156		$158	$(47)	$267
Environmental	136		24	(20)	140

Total	$292	(1)	$182	$(67)	$407

(1)	The ceded A&E reserves exclude an allowance of $8 million.

Asbestos Liability Exposure

Two separate special claims-handling units within the Complex & Emerging Risks Claims Department, which we refer to in this prospectus as “CERC,” of Liberty Mutual handle our asbestos liabilities: one that specializes in asbestos claims related to our run-off assumed reinsurance operations and another that specializes in asbestos claims related to our direct exposure.

Former Safeco Operations

The former Safeco operations’ asbestos exposure emanates from three areas of property casualty business: direct, assumed, and pools and syndicates. Direct exposure arises from Tier III and IV peripheral asbestos defendants. There are no active Tier I or II accounts, largely due to a business strategy not to write direct coverage for larger companies but to focus on smaller, regional businesses. Tiers I and II are generally defined as those engaged in asbestos mining, manufacturing and building products industries. These are thought of as the “traditional asbestos defendants” and were the targets of the first wave of asbestos litigation. There are not many Tier I or II defendants in the industry who are not currently, or who have not previously, declared bankruptcy. Tiers III and IV are commonly known as the “peripheral asbestos defendants” and they are generally defined as those who manufactured, distributed or installed an asbestos containing product, or who owned or operated a facility where asbestos products were present. Reserves for these asbestos liabilities accounted for $209 million, or 82%, of our total net loss reserves for asbestos exposures at June 30, 2010.

Former Ohio Casualty and GRE Operations

The former Ohio Casualty operations’ exposure to direct asbestos claims arises from directly written general liability, commercial multiple peril, and umbrella coverage issued to local and regional companies from the 1950s through the 1990s. Most former GRE operations’ exposures arise from our acquisition of GRE’s U.S. operations in 1999. Our direct asbestos liabilities arise from direct and excess business written through the 1960s by subsidiaries acquired through the GRE acquisition. These direct exposures arise from Tier III and IV peripheral asbestos defendants. Former Ohio Casualty operations’ assumed asbestos liabilities were acquired through acquisitions by Ohio Casualty and consist of contracts with small limits written prior to 1980. Reserves for these asbestos liabilities accounted for $47 million, or 18%, of our total net loss reserves for asbestos exposures at June 30, 2010.

Environmental Claims Exposure

Our environmental claims result from our assumed reinsurance run-off operations and from our commercial general liability line that we write on a direct basis. We have attempted to avoid writing coverages for large companies with substantial environmental claims exposures. As a result, our average environmental claim tends to be small. Our relatively limited environmental claims activity results in fluctuations in average values from period to period. Of the total $132 million of held net reserves for environmental liabilities at June 30, 2010, $70 million, or 53%, was attributable to the former Safeco operations, while $62 million, or 47%, was attributable to the former Ohio Casualty and GRE operations.

The following table summarizes the activity for our A&E unpaid claims and claim adjustment expenses, a component of our reserve for claims and claim adjustment expenses, for the six months ended June 30, 2010 and 2009:

	June 30,
	2010	2009
	(Dollars in millions)

Asbestos:
Balance as of January 1	$314	$347
Less: Unpaid reinsurance recoverables	47	54

Net balance as of January 1	267	293
Total incurred	—	—
Total paid	11	10

Net balance as of June 30	256	283
Add: Unpaid reinsurance recoverables	50	51

Balance as of June 30	306	334
Allowance for reinsurance on unpaid losses	8	8

Total unpaid losses including allowance for unpaid losses	$314	$342

Environmental:
Balance as of January 1	$160	$169
Less: Unpaid reinsurance recoverables	20	19

Net balance as of January 1	140	150
Total incurred	—	—
Total paid	8	9

Net balance as of June 30	132	141
Add: Unpaid reinsurance recoverables	20	20

Balance as of June 30	$152	$161

The following table summarizes the activity for our A&E unpaid claims and claim adjustment expenses, a component of our reserve for claims and claim adjustment expenses, for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
	(Dollars in millions)

Asbestos:
Balance as of January 1	$347	$75	$21
Less: Unpaid reinsurance recoverables	54	17	7

Net balance as of January 1	293	58	14
Balance attributable to acquisitions	—	234	45
Total incurred	(3)	6	—
Total paid	23	5	1

Net balance as of December 31	267	293	58
Add: Unpaid reinsurance recoverables	47	54	17

Balance as of December 31	314	347	75
Allowance for reinsurance on unpaid losses	8	—	—

Total unpaid losses including allowance for unpaid losses	$322	$347	$75

Environmental:
Balance as of January 1	$169	$93	$24
Less: Unpaid reinsurance recoverables	19	4	10

Net balance as of January 1	150	89	14
Balance attributable to acquisitions	—	83	33
Total incurred	6	(5)	49
Total paid	16	17	7

Net balance as of December 31	140	150	89
Add: Unpaid reinsurance recoverables	20	19	4

Balance as of December 31	$160	$169	$93

The following table summarizes the policy claim counts for our A&E claims for the six months ended June 30, 2010 and 2009:

	2010	2009

Asbestos:
Open claims as of January 1	2,265	2,721
Add: Count of claims reported	15	59
Less: Count of claims paid/closed or otherwise resolved	21	496
Open claims as of June 30	2,259	2,284
Environmental:
Open claims as of January 1	1,166	1,268
Add: Count of claims reported	66	100
Less: Count of claims paid/closed or otherwise resolved	80	196
Open claims as of June 30	1,152	1,172

The following table summarizes the policy claim counts for our A&E claims for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007

Asbestos:
Open claims as of January 1	2,721	2,935	3,253
Add: Count of claims reported	94	146	234
Less: Count of claims paid/closed or otherwise resolved	550	360	552

Open claims as of December 31	2,265	2,721	2,935
Environmental:
Open claims as of January 1	1,268	1,314	1,337
Add: Count of claims reported	167	269	363
Less: Count of claims paid/closed or otherwise resolved	269	315	386

Open claims as of December 31	1,166	1,268	1,314

We do not actively use claim counts in establishing our loss reserves due to variations between the number of claims per underlying claimant, policy limits, policy deductibles and state laws.

Estimating Loss Reserves for Asbestos Claims

The uncertainties associated with establishing reserves for asbestos claims and claim adjustment expenses are compounded by the differing, and at times inconsistent, court rulings on asbestos coverage issues involving: (i) the differing interpretations of various insurance policy provisions and whether certain asbestos losses are or were ever intended to be covered; (ii) when a loss occurred and what policies potentially provide coverage; (iii) whether there is an insured obligation to defend; (iv) whether a compensable loss or injury has occurred; (v) how policy limits are determined; (vi) how policy exclusions are applied and interpreted; (vii) the impact of entities seeking bankruptcy protection as a result of asbestos-related liabilities; (viii) whether clean-up costs are covered as insured property damage and (ix) applicable coverage defenses or determinations, if any, including the determination as to whether or not an asbestos claim is a products or completed operation claim subject to an aggregate limit and the available coverage, if any, for that claim.

We estimate our net asbestos reserves based upon numerous factors, including the facts surrounding reported cases and exposures to claims, such as policy limits and deductibles, current law, past and projected claim activity and past settlement values for similar claims, reinsurance coverage as well as analysis of industry studies and events, such as recent settlements and asbestos-related bankruptcies.

As a result of the significant uncertainty inherent in determining our asbestos liabilities, the amount of reserves required to adequately fund our asbestos claims cannot be accurately estimated using conventional reserving methodologies based upon historical data and trends and the use of conventional reserving methodologies frequently has to be supplemented by subjective considerations, including management judgment. Thus, the ultimate amount of our asbestos exposure may vary materially from the reserves currently recorded and could have a material adverse effect on our business, financial condition and results of operations.

Estimating Loss Reserves for Environmental Claims

We also receive claims from policyholders arising out of the alleged disposal of hazardous substances. The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), enacted in 1980 and later amended, enables private parties as well as federal and state governments to take action with respect to releases and threatened releases of hazardous substances. This federal statute obligates responsible parties to develop and implement remediation plans or reimburse the costs of remediation. The law also allows for the recovery of natural resources damages from liable parties. Liability under CERCLA may be joint and several with other responsible parties. The environmental claims we receive are primarily due to various legislative and regulatory efforts aimed at environmental remediation. Most environmental claims that impact polices incepting on or before December 31, 1999 are handled by CERC on our behalf.

We have been and continue to be involved in coverage litigation pertaining to environmental claims. We believe that several court decisions have interpreted the insurance coverage to be broader than the original intent of the insurers and policyholders. These decisions generally pertain to insurance policies that were issued by our companies prior to the mid-1970s. These decisions continue to be inconsistent and vary from jurisdiction to jurisdiction.

We establish reserves for environmental claims and claim adjustment expenses on a claim-by-claim basis where coverage is not in dispute. In addition to claim-by-claim reserves, we carry an aggregate bulk reserve for all environmental claims that involve a coverage dispute until the dispute is resolved. This bulk reserve covers adverse development on “covered” claims, reserves for claims in which coverage is disputed, and future unreported claims. The bulk reserve is established and adjusted based upon the aggregate volume of in-process environmental claims and our experience in resolving those claims.

In cases involving coverage disputes, we seek the broadest terms possible when entering into settlements. This can be on a policyholder-by-policyholder basis or on a claim-by-claim basis. In some cases, the settlement between us and the policyholder extinguishes any obligation we may have under any policy issued to the policyholder for past, present and future environmental liabilities. This form of settlement is commonly referred to as a “buy-back” of policies or coverage “buyout” for future environmental liability. In addition, many of the agreements have also extinguished any insurance obligation that we may have for other claims, including asbestos and other cumulative injury claims. Provisions of these agreements may also, where possible, include appropriate indemnities and hold harmless provisions to protect us. Our general purpose in executing these agreements is to reduce and fix our potential environmental exposure and eliminate the risks presented by coverage litigation with the policyholder and related costs.

In establishing environmental reserves, we evaluate the exposure presented by each policyholder and the anticipated cost of resolution, if any, for each policyholder. In the course of this analysis, we consider the probable liability, available coverage, and the relevant judicial interpretations and historical value of similar exposures. We also consider the many variables presented, such as the nature of the alleged activities of the policyholder at each site; the number of sites; the total number of potentially responsible parties at each site; the nature of the environmental harm and the corresponding remedy at each site; the nature of governmental enforcement activities at each site; the ownership and general use of each site; the overall nature of the insurance relationship between us and the policyholder, including the role of any umbrella or excess insurance we have issued to the policyholder; the involvement of other insurers; the potential for other available coverage, including the number of years of coverage; the role, if any, of non-environmental claims or potential non-environmental claims in any resolution process; and the applicable law in each jurisdiction. We do not rely exclusively on conventional actuarial techniques to estimate these reserves.

The duration of our investigation and review of any claims and the amount of time necessary to determine an appropriate estimate, if any, of the value of the claim to us, vary significantly and are dependent upon a number of factors. These factors include the cooperation of the policyholder in providing claim information, the pace of underlying litigation or claim processes, and the willingness of the policyholder to negotiate, if appropriate, a resolution of any dispute pertaining to these claims. Based upon our experience in resolving these claims, the duration may vary from several months to several years.

Consistent with Liberty Mutual Group’s experience in this area, we have experienced a reduction in the number of policyholders with pending environmental coverage litigation disputes, a continued reduction in the number of policyholders tendering an environmental remediation-type claim to us for the first time, and a continued reduction in the overall number of policyholders with active environmental claims. Our review of policyholders tendering claims for the first time has indicated that they are lower in severity, and that policyholders are smaller in size, have fewer sites, and are “lower profile” defendants. In addition, site analysis and clean-up technologies are improving, which is resulting in greater efficiency and lower costs.

Safeco Commercial Insurance Run-Off Block

Safeco Commercial Insurance run-off reserves primarily consist of:

•	Liability related to workers compensation and workers compensation large deductible exposure, general liability and umbrella liability;

•	Liability arising from alleged clergy abuse claims;

•	Liability related to all pre-1998 Safeco and former American States commercial lines policies including select exited product lines, such as errors and omissions and director and officers liability insurance; and

•	Liability related to Safeco’s construction defect program on all activity from 1997 and prior years and exposure on commercial multiple peril and monoline general liability lines only from 1999 and prior years, which primarily consists of direct business.

Ohio Casualty-Great American Insurance Run-Off Block

In 1998, Ohio Casualty acquired Great American Insurance Company’s commercial lines division. The product lines included in the transaction were workers compensation, commercial multiple peril, umbrella, and commercial automobile, excluding business in California. As part of the acquisition, Ohio Casualty assumed losses on the book of business for the period prior to December 1, 1998. It also assumed liability for business written subsequent to November 30, 1998 by Great American Insurance Company while business was transitioned to Ohio Casualty affiliates. Currently, the run-off reserves in this category relate predominantly to workers compensation coverage.

Safeco Assumed Reinsurance

In addition to the assumed reinsurance A&E exposure of American Union Reinsurance Company that Safeco acquired when it acquired American States Insurance Company, Safeco also assumed American Union Reinsurance Company’s non-A&E reinsurance liability from the years of 1993 and prior years. Also included in this category are the run-off reserves from a discontinued high school and college catastrophic sports injury insurance program and run-off of assumed voluntary pool business. The run-off reserves in this category primarily relate to general and other liability coverages.

Other Run-Off

We have designated a number of other operations as run-off operations, and we include them in this category. The run-off reserves in this category relate primarily to the following programs or product lines:

•	Liability related to Ohio Casualty’s exited California commercial lines business, predominantly related to workers compensation;

•	Liability related to our former “Go-America” non-standard private passenger automobile business that we discontinued in 2007, predominantly related to liability coverage; and

•	Liability related to our exposure on various other discontinued programs.

Management has reviewed the historical variation in paid loss development patterns and believes it is likely for paid losses to vary from our current expectations. Management believes that a reasonably likely range of variation in paid losses for our run-off programs and product lines is -3.7% to 3.8%. If these variations occur the resulting impact on our estimated unpaid claims and claim adjustment reserves would be $(86) million and $93 million, respectively. The change in paid loss development discussed above is within our historical variation range.

Reinsurance Recoverables

We report our reinsurance recoverables net of an allowance for estimated uncollectible reinsurance recoverables. The allowance is based upon our ongoing review of amounts outstanding, length of collection periods, changes in reinsurer credit standing, disputes, applicable coverage defenses and other relevant factors. Accordingly, the establishment of reinsurance recoverables and the related allowance for uncollectible reinsurance recoverables is also an inherently uncertain process involving estimates. From time to time, as a result of the long tail nature of the underlying liabilities, coverage complexities and potential for disputes, we consider the commutation of reinsurance contracts. Changes in estimated reinsurance recoverables and commutation activity could result in additional statement of operations charges. Total reinsurance recoverables at December 31, 2009 declined by $101 million from the same date in 2008, primarily due to collections on reinsurance recoverables and reserve releases on prior year ceded contracts, offset by net incurred activity on the Homeowners Quota Share Treaty. The allowance for uncollectible reinsurance at June 30, 2010 remained unchanged from December 31, 2009.

Recoverables attributable to mandatory pools and associations relate primarily to workers compensation service business and have the obligation of the participating insurance companies on a joint and several basis supporting these cessions.

The following table summarizes the composition of our reinsurance recoverable assets:

	At June 30,	At December 31,
	2010	2009
	(Dollars in millions)

Gross reinsurance recoverables on paid and unpaid claims and claim adjustment expenses	$1,136	$1,296
Allowance for uncollectible reinsurance	(75)	(75)

Net reinsurance recoverables	1,061	1,221
Mandatory pools and associations	253	259

Total reinsurance recoverables	$1,314	$1,480

Investment Valuations

Fair Value Measurements

ASC 820 establishes a framework for measuring fair value and disclosures about fair value measurements. It provides guidance on how to measure fair value when required under existing accounting standards and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels (“Level 1, 2 and 3”). Level 1 inputs are observable inputs that reflect quoted prices for identical assets or liabilities in active markets that we have the ability to access at the measurement date. Level 2 inputs are observable inputs, other than quoted prices included in Level 1, for the asset. Level 3 inputs are unobservable inputs reflecting our estimates of the assumptions that market participants would use in pricing the asset (including assumptions about risk).

We are responsible for the determination of fair value of financial assets and the supporting assumptions and methodologies. We gain assurance on the overall reasonableness and consistent application of valuation input assumptions, valuation methodologies and compliance with accounting standards for fair value determination through the execution of various processes and controls designed to ensure that our financial assets are appropriately valued. We monitor fair values received from third parties and those derived internally on an ongoing basis.

We employ independent third-party valuation service providers, broker quotes and internal pricing methods to determine fair values, all of which through a systematic and predetermined prioritization, result in a single quote or price for each financial instrument. As of June 30, 2010, over 94% of our prices were obtained from third-party valuation service providers.

For certain of our financial assets carried at fair value, where our valuation service providers cannot provide fair value determinations, we obtain a single non-binding price quote from a broker familiar with the security who, similar to our valuation service providers, may consider transactions or activity in similar securities, as applicable, among other information. The brokers providing price quotes are generally from the brokerage divisions of leading financial institutions with market making, underwriting and distribution expertise regarding the security subject to valuation.

We employ specific control processes to determine the reasonableness of the fair values of our financial assets. Our processes are designed to ensure that the values received or internally estimated are accurately recorded and that the data inputs and the valuation techniques utilized are appropriate, consistently applied, and that the assumptions are reasonable. On a continuing basis, we assess the reasonableness of individual security values that exceed certain thresholds as compared to previous values. In addition, we may validate the reasonableness of fair values by comparing information obtained from our valuation service providers to other third party valuation sources. If management believes significant discrepancies exist, it will discuss these with the relevant valuation service provider or broker. As of June 30, 2010 and December 31, 2009 and 2008, we did not alter fair values received.

Impairment Losses on Investments

Realized gains and losses on sales of investments are recognized in income using the specific identification method. Unrealized losses that are other-than-temporary are recognized as realized losses. We review fixed maturity securities, public equity securities and private equity securities for impairment on a quarterly basis. Securities are reviewed for both quantitative and qualitative considerations including: (a) the extent of the decline in fair value below book value, (b) the duration of the decline, (c) significant adverse changes in the financial condition or near term prospects for the investment or issuer, (d) significant changes in the business climate or credit ratings of the issuer, (e) general market conditions and volatility, (f) industry factors, and (g) the past impairment history of the security holding or the issuer.

For fixed maturity securities that we do not intend to sell or for which it is more likely than not that we will not be required to sell before an anticipated recovery in value, we separate impairments into credit loss and non-credit loss components. The determination of the credit loss component of the impairment charge is based on management’s best estimate of the present value of the cash flows expected to be collected from the debt security compared to its amortized cost, and is reported as part of net realized investment losses. The non-credit component, the residual difference between the credit impairment component and the fair value, is recognized in accumulated other comprehensive income (loss). The factors considered in making an evaluation of credit versus non-credit other-than-temporary impairment include: (a) failure of the issuer of the security to make scheduled interest or principal payments (including the payment structure of the debt security and the likelihood the issuer will be able to make payments that increase in the future), (b) performance indicators of the underlying assets in the security (including default and delinquency rates), (c) vintage, (d) geographic concentration, and (e) industry analyst reports, sector credit ratings, and volatility of the security’s fair value.

For non-fixed maturity investments and fixed maturity investments we intend to sell or for which it is more likely than not that we will be required to sell before an anticipated recovery in value, the full amount of the impairment (the amount by which amortized cost exceeds fair value) is included in net realized investment losses.

Upon recognizing an other-than-temporary impairment loss, the new cost basis of the investment is the previous amortized cost basis less the other-than-temporary impairment loss recognized in net realized investment losses. The new cost basis is not adjusted for any subsequent recoveries in fair value; however, for fixed maturity investments the difference between the new cost basis and the expected cash flows is accreted to net investment income over the remaining expected life of the investment.

All mortgage-backed securities and asset-backed securities are reviewed for other-than-temporary impairment treatment in accordance with the guidance of ASC 320, Investments — Debt and Equity Securities and ASC 325, Investments — Other.

Subsequent to June 30, 2010, we have not recognized any additional material other-than-temporary impairments.

Variable Interest Entities

Effective January 1, 2010, we adopted new guidance on the accounting for variable interests, as codified in Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation. This guidance reflects the elimination of the concept of a qualifying special-purpose entity and replaces the quantitative-based risks and rewards calculation of the previous guidance for determining which company, if any, has a controlling financial interest in a variable interest entity. The revised guidance requires an analysis of whether a company has (1) the power to direct the activities of an entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb the losses that could potentially be significant to the entity or the right to receive benefits from the entity that could potentially be significant to the entity. An entity is required to be re-evaluated as a variable interest entity when the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights to direct the activities that most significantly impact the entity’s economic performance. Additional disclosures are required about a company’s involvement in variable interest entities and an ongoing assessment of whether a company is the primary beneficiary. The adoption of the new guidance did not have a material impact on our financial position or results of operations.

Investments — Equity Method and Joint Ventures

We have relationships with variable interest entities, or VIEs, that we do not consolidate as we lack the power to direct the activities that significantly impact the economic success of these entities. These relationships include investments in certain private equity limited partnerships in which we are a passive investor and are not related to the general partners. We have determined that we are not the primary beneficiary of these entities based on qualitative assessments of the VIEs’ capital structure, contractual terms, nature of the VIEs’ operations and purpose and our relative exposure to the related risks of the VIE on the date we initially became involved in the VIE.

At June 30, 2010, the total carrying value of our investments in private equity limited partnerships that we have determined to be VIEs for which we are not the primary beneficiary were not significant. Our maximum exposure to loss related to these VIEs is limited to the carrying value of our investments and any unfunded commitments.

We have provided no financing to these variable interest entities other than previously contractually required amounts. Our investments in these variable interest entities are included in other investments on our consolidated balance sheets.

We are considered to be the primary beneficiary of the financial results of Montgomery Mutual Insurance Company, National Insurance Association, America First Lloyds Insurance Company, American States Lloyds Insurance Company and Safeco Lloyds Insurance Company. As a result, these entities are included in our historical consolidated financial statements.

Valuation of Goodwill and Intangible Assets

Goodwill and intangible assets are tested for impairment at least annually (performed in the third quarter) using a two-step process. The goodwill is tested at the reporting unit level, which are our three operating and reporting segments: Commercial, Personal and Surety. Within our reporting segments there are regional operations. For each respective segment the regional operations are aggregated together to form reporting units as the products, policyholders, senior management, pricing models and expected returns are similar across all regions within each segment. Therefore our reporting units for goodwill and intangible testing are the same as our reporting segments. The first step is performed to identify potential impairment by comparing the estimated fair value of the reporting unit to the carrying value, excluding goodwill. If necessary, the second step is performed for the purpose of measuring the amount of impairment, if any. Impairment is recognized only if the carrying amount is not recoverable from the discounted cash flows using a “market” rate and is measured as the difference between the carrying amount and the implied fair value. Intangible assets subject to amortization are amortized on a straight-line basis over their estimated useful lives, with no residual value. The carrying value of intangibles assets with a finite useful life are tested for impairment at least annually (performed in the third quarter) for indicators of impairment in value. If an indicator of impairment exists, a discounted cash flow model is used and impairment is recognized only if the carrying value of the intangible asset is not recoverable based on the estimated fair value of the asset.

The following table presents the carrying amount of our goodwill by segment:

	At June 30,	At December 31,
	2010	2009
	(Dollars in millions)

Commercial	$1,497	$1,497
Personal	988	988
Surety	569	569

Total Goodwill	$3,054	$3,054

Our goodwill asset at December 31, 2009 and 2008 was $3,054 million, largely consisting of purchase price in excess of net assets relating to the Ohio Casualty and Safeco acquisitions. These acquisitions resulted in significant cost synergies and other benefits throughout Liberty Mutual Group. Liberty Mutual Group performed an impairment analysis in the third quarter of 2009 using an income-based approach. Based on that analysis, the fair market value of Liberty Mutual Group’s Agency Markets business unit exceeded its carrying value and thus no impairment was necessary. However, because the legal entities that gave rise to this goodwill are part of our company, when we prepared our carve-out financial statements we were required under GAAP to record the full amount of the historical goodwill on our balance sheet and to test that goodwill for our financial statements at each of our reporting units (i.e., segments), only taking into account the synergies and benefits realized by each of our segments, without regard to synergies and benefits realized elsewhere in the Liberty Mutual Group. We conducted an impairment analysis on each of our segments on this required basis in the fourth quarter of 2008, and determined that the carrying value of the goodwill for our Personal segment exceeded its fair value, and recognized an impairment charge in our Personal segment of $973 million in 2008. However, the carrying value of goodwill recorded in the consolidated financial statements of Liberty Mutual Group was unaffected.

Other Intangible Assets

The following table presents the carrying amount of our intangible assets by segment:

	At June 30,	At December 31,
	2010	2009
	(Dollars in millions)

Commercial	$343	$353
Personal	605	619
Surety	83	85

Total intangible assets	$1,031	$1,057

The following table presents a summary of other intangible assets by major asset class as of June 30, 2010 and December 31, 2009:

	As of June 30, 2010
	Gross
	Carrying	Accumulated
	Value	Amortization	Net

Intangible Assets Subject to Amortization
Agency relationship	$766	$(94)	$672
Non-compete agreements	4	(4)	—
Leases	12	5	17
Other	1	(1)	—

Total intangible assets subject to amortization	783	(94)	689
Total intangible assets not subject to amortization	342	—	342

Total other intangible assets	$1,125	$(94)	$1,031

	As of December 31, 2009
	Gross
	Carrying	Accumulated
	Value	Amortization	Net
	(Dollars in millions)

Intangible Assets Subject to Amortization
Agency relationships	$766	$(70)	$696
Non-compete agreements	4	(4)	—
Leases	12	5	17
Other	1	(1)	—

Total intangible assets subject to amortization	783	(70)	713
Total intangible assets not subject to amortization	344	—	344

Total other intangible assets	$1,127	$(70)	$1,057

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates (inclusive of credit spreads), foreign currency exchange rates and other relevant market rate or prices changes. Market risk is directly influenced by the volatility and liquidity in the markets in which the related underlying assets are traded. The following is a discussion of our primary market risk exposures and how those exposures were managed as of June 30, 2010 and December 31, 2009 and 2008.

The majority of funds available for investments are deployed in a widely diversified portfolio of high quality, liquid taxable U.S. Government bonds, tax-exempt U.S. municipal bonds, and taxable corporate bonds and loan backed securities. We closely monitor the duration of our fixed maturity investments, and investment purchases and sales are executed with the objective of having adequate funds available to satisfy our insurance and debt obligations. Below investment grade securities represented 8.5%, 4.6% and 2.6% of the total fixed maturity investment portfolio at June 30, 2010, December 31, 2009 and 2008, respectively. The average duration of our interest sensitive assets (i.e. fixed maturities, preferred stock and commercial mortgage loans) was 3.4 years at June 30, 2010, 4.2 years at December 31, 2009 and 4.9 years at December 31, 2008.

Our fixed maturity investment portfolio at June 30, 2010, December 31, 2009 and 2008 included $6.200 billion, $8.742 billion and $8.256 billion, respectively, of securities that are obligations of state, municipalities and political subdivisions (collectively referred to as the municipal bond portfolio). The municipal bond portfolio is diversified across the United States and includes general obligation and revenue bonds issued by states, cities, counties, school districts and similar issuers.

At June 30, 2010, December 31, 2009 and 2008, we held commercial mortgage-backed securities of $778 million, $552 million and $485 million, respectively. The commercial mortgage-backed securities portfolio is supported by the loans that are diversified across economic sectors and geographical areas. We do not believe this portfolio exposes us to a material adverse impact on our results of operations, financial position or liquidity, due to the portfolio’s relatively small size and the underlying credit strength of these securities.

Sensitivity Analysis

Sensitivity analysis is defined as the measurement of potential loss in future earnings, fair values or cash flows of market sensitive instruments resulting from one or more selected hypothetical changes in interest rates and other market rates or prices over a selected period of time. In our sensitivity analysis model, a hypothetical change in market rates is selected that is expected to reflect reasonably possible near-term changes in those rates. “Near-term” means a period of time going forward up to one year from the date of the consolidated financial statements. Actual results may differ from the hypothetical change in market rates assumed in this disclosure, especially since this sensitivity analysis does not reflect the results of any actions that would be taken by us to mitigate such hypothetical losses in fair value.

Interest Rate Risk

In this sensitivity analysis model, we use fair values to measure potential loss. The sensitivity analysis model includes the following financial instruments entered into for purposes other than trading: fixed maturities, preferred stock and commercial mortgage loans and debt. The primary market risk to our market sensitive instruments is interest rate risk (inclusive of credit spreads). The sensitivity analysis model uses a 100 basis point change (1%) in interest rates to measure the hypothetical change in fair value of financial instruments included in the model.

For invested assets with primary exposure to interest rate risk, estimates of portfolio duration and convexity are used to model the loss of fair value that would be expected to result from a parallel increase in interest rates. Durations on invested assets are adjusted for call, put and interest rate features. Durations on tax-exempt securities are adjusted for the fact that the yields on such securities do not normally move in lockstep with changes in the U.S.

Treasury Curve.  Fixed maturity portfolio durations are calculated on a market value weighted basis, including accrued interest, using holdings as of June 30, 2010, December 31, 2009 and 2008.

For debt, the change in fair value is determined by calculating a hypothetical price based on the yield to maturity adjusted to reflect a +/- 100 basis point change. The hypothetical price is then compared to the actual price and the difference multiplied to the par or securities outstanding to arrive at change in fair value.

As of June 30, 2010, the sensitivity analysis model used by us produces a loss in fair value of debt of approximately $1.1 million based on a 100 basis point increase in rates and a gain of approximately $1.1 million based on a 100 basis point decrease in rates.

For market sensitive invested assets, the sensitivity analysis model used by us produces a loss in fair value of market sensitive instruments based on a 100 basis point increase in interest rates, of approximately $600 million as of June 30, 2010, and $900 million as of each of December 31, 2009 and 2008.

The loss estimates do not take into account the impact of possible interventions that we might reasonably undertake in order to mitigate or avoid losses that would result from emerging interest rate trends. In addition, the loss value only reflects the impact of interest rate increases on the fair value of our financial instruments. As a result, the loss value excludes a significant portion of our consolidated balance sheet, primarily claims and claim adjustment expense reserves, which if included in the sensitivity analysis model, would mitigate the impact of the loss in fair value associated with a 100 basis point increase in interest rates.

As of June 30, 2010, our interest rate risk exposure has decreased due primarily to shorter portfolio duration as a result of the strategic realignment of our investment portfolio.

BUSINESS

Overview

We are the second largest writer of property and casualty insurance distributed through independent agencies in the United States, and the tenth largest writer of all property and casualty insurance in the United States, in each case based on 2009 net written premiums according to A.M. Best data. We offer a balanced mix of commercial and personal property and casualty insurance coverage to small and mid-size businesses and individuals throughout the United States. We also provide contract and commercial surety bonds on a national basis. We combine a national infrastructure with a regional focus, which enables us to develop and maintain strong relationships with independent agencies and policyholders. In 2009, we produced $10.1 billion of net written premiums through approximately 12,000 independent agencies. These premiums include $4.6 billion and $4.7 billion generated by our Commercial and Personal segments, respectively.

We are currently part of Liberty Mutual Group, the fifth largest property and casualty insurer in the United States, based on 2009 net written premiums according to A.M. Best data. Liberty Mutual Group had $31.1 billion of revenues in 2009 and $109.5 billion of total assets at December 31, 2009. We have grown significantly both organically and through acquisitions, including the acquisition of Safeco in September 2008 and Ohio Casualty in August 2007. Safeco was a publicly-traded insurance holding company that sold personal, commercial and surety products primarily through independent agents in the United States, and wrote $5.6 billion of net written premiums in 2007. Ohio Casualty was a publicly-traded insurance holding company that sold personal, commercial and specialty insurance products primarily through independent agents in the United States, and wrote $1.4 billion of net written premiums in 2006.

Segments

We provide property and casualty insurance products through our three operating segments: Commercial, Personal and Surety. Each operating segment is led by an experienced management team with a high degree of autonomy to make decisions on key operating matters within established parameters. We believe this decentralized operating philosophy combined with our regional focus allows us to more effectively reach and serve our agents and policyholders. Our national infrastructure creates economies of scale and provides our regional operations with centralized functions, including pricing and underwriting tools, product development and claims management. We believe our regional focus results in better agency and policyholder relationships and, when combined with our national infrastructure, produces superior product design, service, underwriting and claims processing. The managers of our operating segments are eligible to receive incentive-based compensation based on the operating performance of their segment and the overall performance of our company, thereby encouraging cooperation across the entire organization. In addition to our three operating segments, we also have a fourth segment, Corporate and Other, which reflects the results of external reinsurance, inter-segment reinsurance arrangements, run-off operations, net realized investment gains (losses), unallocated investment income, and interest and other expenses.

We market our products using a co-branding strategy under which each of our operating segment brands is identified as a member of the Liberty Mutual Group. As part of this co-branding strategy, under a trademark license agreement with Liberty Mutual, we have the right to use certain marks containing the words “Liberty Mutual” and the Statue of Liberty design. We believe this co-branding approach leverages the national awareness of the Liberty Mutual brand, while differentiating our products within our target markets.

Liberty Mutual Agency Corporation, the issuer of the Class A common stock offered hereby, is currently an indirect, wholly-owned subsidiary of Liberty Mutual Holding Company Inc., a non-public mutual insurance holding company. The initial public offering of our Class A common stock represents an opportunity for Liberty Mutual to enhance its overall financial flexibility by enabling one of its significant business units to access the equity capital markets. Following this offering, Liberty Mutual will indirectly own all of our outstanding Class B common stock, representing     % of the combined voting power of our outstanding common stock and     % of our total equity ownership. Liberty Mutual will not own any of our outstanding Class A common stock. We intend to sell no more than a 20% equity interest in our company in this offering.

Liberty Mutual has advised us that it expects to maintain a controlling interest in our company going forward. See “Description of Capital Stock,” “Ownership of Common Stock” and “Risk Factors — Risks Relating to Our Relationship with Liberty Mutual.”

There is minimal overlap between our business and the other business units of Liberty Mutual. Our Commercial segment predominantly targets small and mid-size commercial customers, while Liberty Mutual’s commercial lines business unit targets larger commercial customers. Our Personal segment distributes only through independent agencies, while Liberty Mutual’s personal lines business unit utilizes entirely different distribution channels. Liberty Mutual does not participate in the surety segment of the United States property and casualty insurance market. Finally, we do not conduct business outside the United States, while Liberty Mutual distributes its products globally.

Industry

Property insurance generally covers the financial consequences of accidental losses to an individual insured’s property, such as a home and the personal property in it, or a building, inventory and equipment of a business. Casualty insurance (often referred to as liability insurance) generally covers the financial consequences of a legal liability of an individual or an organization resulting from negligent acts and omissions causing bodily injury and/or property damage to a third party. Claims on property coverage generally are reported and settled in a relatively short period of time, whereas those on casualty coverage can take years, even decades, to settle.

Distribution

Property and casualty insurance companies generally market their products through one of three distribution systems: independent agents and brokers, exclusive agents or direct writing. Independent agents and brokers usually produce business for or have relationships with multiple unrelated property and casualty insurers. Exclusive agents represent one insurer, but are not employees of that insurer. Direct writing companies generally operate through sales representatives employed by the insurer. Independent insurance agencies accounted for approximately 50% of property and casualty net written premiums in the United States in 2008, according to A.M. Best. By line of business, independent agents generated 69% of commercial lines net written premiums and 30% of personal lines net written premiums in the United States in 2008, according to A.M. Best. We believe that independent agencies and brokers will continue to be a significant intermediary in the property and casualty insurance industry. Although insurers that write directly or through captive agents are generally regarded as having expense advantages in their cost structure, these insurers have not been able to capitalize on these advantages to displace the independent agent distribution system. We further believe that as technologies emerge, the single platform advantages of direct writers and captive agents will erode, enabling the independent agents’ advantages as advisors/advocates with access to a broader variety of products to emerge as the preferred choice for consumers. Finally, we believe that our exclusive focus on independent agency distribution, combined with our scale, strengthens our position within this channel and enables us to access a broad base of profitable customer relationships over the long-term.

According to the 2008 Future One Agency Universe Study by the IIABA, there were approximately 37,500 independent insurance agencies in the United States in 2008. We distribute substantially all of our insurance products and services through approximately 12,000 of these independent agencies. These independent agencies are located in approximately 23,000 offices across all 50 states. We believe that our focus on independent agencies eliminates potential channel conflict and enables us to capture a broad base of profitable policyholder relationships over the long-term. To protect the integrity of our franchise we are selective in appointing our agencies. In selecting new independent agencies to distribute our products, we consider each agency’s profitability, financial stability, staff experience and strategic fit with our operating and marketing plans. No single agency produced more than approximately 1.5% of our net written premiums in 2009.

We seek to develop strong partnerships with independent agencies by being a critical part of their success and profitability. We achieve this by, among other things, providing competitive products to meet the needs of agencies and policyholders, displaying a strong orientation, delivering technology solutions that enable ease of doing business, utilizing profit sharing arrangements that reward agents for profitable underwriting growth and providing consistency in the marketplace. In turn, agencies endeavor to grow profitably with us by distributing our products to those customers who best meet our underwriting criteria. We have established agency advisory councils to solicit input from our agencies on, among other topics, product design and policyholder issues. At December 31, 2009, we believe we ranked as one of the top three carriers in terms of premiums in approximately 50% of our commercial lines agencies and in approximately 30% of our personal lines agencies. We believe this degree of penetration in an agency enables our company to have the best opportunities to write the highest quality business. According to the 2008 Future One Agency Universe Study by the IIABA, the top three insurers represented by an independent agency accounted for approximately 90% of the total premiums produced by that agency in 2008.

Competitive Strengths

We believe the following are our key competitive strengths:

•	Strong Agency Relationships Resulting in High Quality Business: As many of our insurance subsidiaries have been in business for over 80 years, we have a deep understanding of our agents’ and policyholders’ needs. Our local reach through our 111 offices in the United States provides our agents with direct access to our regional executives and enables us to work closely with those agents by providing planning, support and training services. Our franchise has been built over many years through these relationships, particularly with our top performing agents. Given our deep and long-standing agency relationships, we believe we have the opportunity to write the highest quality business and the value of our franchise cannot be easily or quickly replicated.

•	Localized Knowledge from Multiple Regional Operations with a Highly Efficient National Infrastructure: We are able to combine the high quality service and responsiveness of a regional carrier with the sophisticated underwriting, product development, claims management capability and capital base of a national carrier. This unique combination enables us to develop and maintain deep, long-lasting relationships with independent agencies and policyholders.

•	Well-Diversified and Balanced Business Mix: Our business is highly diversified and balanced by product, geographic region, agency relationship and customer account. Our Commercial and Personal segments contributed approximately 45% and 46%, respectively, of our 2009 net written premiums. We believe this diversification enables us to effectively manage through property and casualty pricing cycles and reduces the capital and earnings impact of any single catastrophic event.

•	Sophisticated Pricing, Underwriting and Risk Management: Our pricing, underwriting and risk management strategy emphasizes profitable growth and optimization of our risk-adjusted returns in each of our operating segments and product lines. We use proprietary models in conjunction with rigorous analytical review to make pricing and underwriting decisions and to manage risk exposures across geographies, product lines and customer segments. Our objective is to achieve (i) underwriting profitability, (ii) disciplined, opportunistic growth and (iii) attractive risk-adjusted returns.

•	Superior Financial Strength: Our capitalization and financial strength create a competitive advantage in retaining and attracting new business. After giving pro forma effect to this offering and the transactions for which we have made pro forma adjustments as described under “Pro Forma Consolidated Financial Statements,” at June 30, 2010 we would have had total assets, debt and stockholders’ equity of $ billion, $ million and $ billion, respectively. Furthermore, we believe our reserve position is strong and is bolstered by the Run-Off Reinsurance Agreement between us and Liberty Mutual, which provides for indemnification by Liberty Mutual for up to $500 million of any adverse development that occurs subsequent to June 30, 2010 related to our run-off reserves in our Corporate and Other segment. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Run-Off Reinsurance Agreement.” We believe our strong balance sheet and the Run-Off Reinsurance Agreement will afford us continued future financial flexibility enabling us to write more desirable business.

•	Disciplined Acquisition Strategy and Proven Integration Experience: We have proven experience in acquiring and successfully integrating property and casualty businesses, including Safeco and Ohio Casualty. We are a disciplined acquirer and have a demonstrated ability to realize significant transaction synergies and accelerate earnings growth.

•	Experienced Management Team with a Successful Track Record: We have a talented and experienced management team led by our Chief Executive Officer and President, Gary Gregg, who has 21 years of service in the property and casualty insurance industry. Our senior management team has worked in the property and casualty insurance industry for an average of 27 years and has an extensive track record of profitably underwriting, growing and acquiring commercial and personal lines businesses.

Strategies

We intend to manage our business by pursuing the following strategies:

•	Pursue Profitable Growth While Maintaining Pricing and Underwriting Discipline: We expect to grow each of our businesses and achieve attractive risk-adjusted returns, while maintaining our underwriting discipline, well-diversified business mix and broad geographic presence. We believe that the key to success across our businesses lies in our disciplined pricing and underwriting and a culture that focuses on management accountability for the profitability of their respective businesses. We historically have been, and will continue to be, a highly disciplined growth organization.

•	Attract High Quality Independent Agencies and Strengthen Existing Relationships: A critical competitive advantage in the property and casualty insurance industry is a loyal, high quality and well managed distribution network that matches the insurer’s products and services with the needs of its policyholders. We believe that our strong agency relationships are the key to success across all of our businesses. It is our objective to be one of the top three insurers within the agencies that distribute our products. We intend to continue strengthening our relationships and building our franchise with top performing agents by providing them with planning, support, training and competitive compensation that supports profitable growth. We also intend to grow our business with our agents by increasing cross-selling efforts, providing comprehensive risk management and insurance solutions for the policyholders served by those agents and delivering a broad array of innovative products and services.

•	Focus on Small and Mid-Size Commercial Segment and Personal Lines Customers with Multi-Faceted Insurance Needs: We seek to leverage our strong independent agency network by targeting small and mid-size commercial accounts and individuals with multi-faceted insurance needs. We believe that many customers prefer to purchase insurance products from trusted independent agents with a presence in their communities. Our unique combination of local expertise and decision-making authority, coupled with the strength of our national platform and strong brands, positions us well to offer agencies the products and services that address policyholders’ needs at competitive prices. We believe this focus provides us with relatively consistent and predictable risk-adjusted returns and enables us to selectively pursue business with favorable underwriting characteristics.

•	Leverage Scale, Technical Expertise and State-of-the-Art Underwriting Platforms to Provide Competitive Insurance Products and High Quality Services: We are the third largest writer of personal lines and the fifth largest writer of commercial lines property and casualty insurance distributed through independent agencies in the United States, and the second largest writer of surety business in the United States, in each case based on 2009 net written premiums. We intend to continue to build on our scale and technical expertise to provide competitive insurance products and high quality services. As a result of our two most recent acquisitions, we are in the process of unifying our existing underwriting platforms in both our Commercial and Personal segments. The implementation of our unified underwriting platforms will allow us to retire our other underwriting platforms and, once fully implemented, we believe it will result in a decrease in our expense ratio. Our organization has the resources and financial flexibility to continue to devote significant efforts toward technology-based innovations and scale-based efficiencies, both of which are key factors for furthering our competitive advantage in the marketplace.

•	Capitalize on Fragmentation in the Property and Casualty Insurance Market: We believe we are well positioned to capitalize on the fragmentation in the property and casualty insurance market by capturing market share. Based on A.M. Best data, in commercial lines we believe approximately $72 billion, or 60%, of the industry’s total 2009 net written premiums were written by approximately 520 insurers, excluding the top ten insurers, while the top ten insurers wrote the remaining $49 billion, or 40%. In personal lines, we believe approximately $29 billion, or 46%, of the industry’s total 2009 net written premiums were written by approximately 400 insurers, excluding the top ten insurers, while the top ten insurers wrote the remaining approximately $34 billion, or 54%. We believe our national infrastructure will provide us with a competitive advantage over regional carriers in capturing market share, while our regional focus will provide us with a competitive advantage over larger national carriers.

•	Maintain a Strong Balance Sheet: We focus on maintaining levels of capital adequacy, liquidity, and leverage that allow us to pursue attractive growth opportunities. We are committed to disciplined underwriting, earnings growth, effective investment management and capital generation to maintain our claims paying ratings.

•	Pursue Accretive Strategic Acquisitions: We have successfully acquired and integrated businesses to accelerate the growth of our company. We intend to continue our strategy of pursuing economically attractive business combinations and acquisitions. Our market presence and strong balance sheet and cash flow, together with management’s demonstrated acquisition integration experience, create an effective platform for our continued growth through strategic acquisitions. We will selectively pursue accretive strategic acquisitions with a focus on maximizing value for our stockholders.

Products and Services

We have a well-diversified mix of businesses, as shown in the breakdown of net written premiums by business segment and product line in the table below:

	Six Months Ended June 30,				Year Ended December 31,
	2010		2009		2009		2008 (1)		2007 (2)
	$	%	$	%	$	%	$	%	$	%
	(Dollars in millions)

Commercial
Commercial multiple peril	$879	17%	$913	18%	$1,825	18%	$1,531	23%	$1,193	27%
Commercial automobile	555	11	578	12	1,118	11	923	14	662	15
Workers compensation	440	8	443	9	880	9	886	13	748	17
General liability	242	5	248	5	474	5	380	6	228	5
Other	141	3	146	3	288	2	255	3	208	5

Subtotal (Commercial)	$2,257	44%	$2,328	47%	$4,585	45%	$3,975	59%	$3,039	69%
Personal
Private passenger automobile	$1,566	30%	$1,592	32%	$3,134	31%	$1,500	22%	$572	13%
Homeowners	718	14	445	9	1,164	11	472	7	321	7
Other	211	4	194	4	391	4	150	3	55	1

Subtotal (Personal)	$2,495	48%	$2,231	45%	$4,689	46%	$2,122	32%	$948	21%
Surety
Contract bond	$226	4%	$204	4%	$434	4%	$298	4%	$213	5%
Commercial bond	65	1	56	1	118	1	66	1	43	1
Small bond	72	2	77	1	155	2	115	2	56	1

Subtotal (Surety)	$363	7%	$337	6%	$707	7%	$479	7%	$312	7%
Corporate and Other	$65	1%	$79	2%	$167	2%	$128	2%	$108	3%
Consolidated Net Written Premiums	$5,180	100%	$4,975	100%	$10,148	100%	$6,704	100%	$4,407	100%

(1)	Includes the results of Safeco subsequent to September 22, 2008.

(2)	Includes the results of Ohio Casualty subsequent to August 24, 2007.

Commercial

We are the fifth largest writer of commercial lines property and casualty insurance distributed through independent agencies in the United States, based on 2009 net written premiums of $4.6 billion. Our Commercial segment provides commercial lines insurance products coverages, including commercial multiple peril, commercial automobile, workers compensation, general liability and other commercial coverages to small and mid-size businesses. We provide a broad array of insurance products, including customized coverages and services, for a diverse group of businesses and organizations. We believe our Commercial segment business model provides us with a competitive advantage as it allows us to combine the service capabilities, responsiveness, local authority, accountability and brand recognition of regional carriers with the cost efficiencies and financial resources of a national organization.

Marketing

We utilize a regional co-branding strategy (with eight distinct regional brands identified as members of the Liberty Mutual Group) for our Commercial segment, with each brand defined by geographic region. Each of our eight regional brands has a history of sound commercial underwriting in its respective market that local agents know and trust. We believe that the regional knowledge, local authority, service and access offered by regional insurers are a strong differentiator for commercial lines agents and that they generally prefer the regional insurers over their national peers. As a result, our operating and branding approach focuses on building strong, local relationships with our agency force.

Our Commercial segment also markets through our national commercial lines specialty underwriter, Liberty Agency Underwriters, which we refer to in this prospectus as “LAU.” LAU provides excess casualty products on a national basis and supports our agents by offering coverages not typically offered by a regional carrier.

Our underwriters and claims adjusters live and work in many of the same communities as our commercial lines agents and policyholders. Our regional personnel and agents understand the uniqueness of their territories in terms of market, product offering, pricing and underwriting. This allows us to tailor products and services to meet these particular needs. Our eight regional brands and the markets they cover are depicted in the following map:

Our franchise has been built up over many years through our top performing agencies. In the quarter ended March 31, 2010, our top 50 commercial lines agencies produced 24% of our Commercial segment direct written premium. The next 200 agencies produced 17% of our Commercial segment direct written premium. The remaining agencies produced 59% of our Commercial segment direct written premium. We intend to continue to strengthen our relationship with our top performing agencies, cultivate deeper relationships with other high potential agencies and proactively manage our relationships with all our agencies.

We use proprietary market assessment tools to help us execute on our growth strategy. These tools allow us to run a variety of scenarios based on assumptions, such as weather and earthquake risk, size of target market and current agent penetration, to help evaluate available market share and profitability and guide our decisions concerning agent resource allocation.

Our Commercial segment writes commercial insurance policies primarily for small and mid-size businesses such as contractors, service and social service providers, financial institutions, manufacturers, and wholesalers and retailers. Approximately 95% of our commercial lines policies have annual premiums of less than $15,000, as depicted in the following tables showing total direct written premiums and policies in force at June 30, 2010 and December 31, 2009, stratified by annual policy premiums:

	Number of Policies in
	Force at	Total Direct Written
Annual Policy Premiums	June 30, 2010	Premiums
	(In thousands)	(Dollars in millions)

<$5K	904	$1,410
$5-$15K	152	1,305
$15K-$50K	47	1,189
$50K-$100K	6	400
$100K	2	420

Total	1,111	$4,724

	Number of Policies in
	Force at	Total Direct Written
Annual Policy Premiums	December 31, 2009	Premiums
	(In thousands)	(Dollars in millions)

<$5K	899	$1,408
$5-$15K	151	1,316
$15K-$50K	47	1,229
$50K-$100K	6	424
$100K	2	440

Total	1,105	$4,817

Description of Product Lines

Our Commercial segment offers the following coverages:

•	Commercial Multiple Peril: Provides coverage tailored to small and mid-size businesses in the form of a package policy that includes property and liability insurance coverages. The property portion covers damage arising from various perils, including fire, wind, hail, water and theft, as well as financial loss due to business interruption. The liability portion covers small and mid-size businesses for liability resulting from bodily injury and property damage to third parties arising from their business operations, accidents on their premises and the products they manufacture or sell.

•	Commercial Automobile: Consists of physical damage and liability coverage. Automobile physical damage insurance covers loss or damage to vehicles from collision, vandalism, fire, theft or other causes. Automobile liability insurance covers bodily injury of others, damage to their property and costs of legal defense resulting from the ownership, maintenance or use of automobiles and trucks in a business.

•	Workers Compensation: Provides coverage for employers for specified benefits payable under state or federal law for workplace injuries to employees. There are typically four types of benefits payable under workers compensation policies: medical benefits, disability benefits, death benefits and vocational rehabilitation benefits.

•	General Liability: Covers businesses for liability resulting from bodily injury and property damage arising from their general business operations, accidents on their premises and the products they manufacture or sell.

•	Other: Consists primarily of inland marine, farmowners multiple peril, allied lines and fire.

Underwriting and Pricing

Although our Commercial segment markets and distributes insurance products through regional brands, it benefits from the underwriting capabilities and ease of use of a national carrier. Pricing levels for our property and casualty insurance products are developed by state and by product line based on the frequency and severity of estimated claims, the expenses of producing business and managing claims, and an allowance for profit. Consistent with our operating principle of maintaining pricing and underwriting discipline, competitive yet adequate pricing is a critical component for achieving an underwriting profit. We underwrite our insurance products with a disciplined approach toward pricing. Each independent agent appointed by our Commercial segment is assigned to a specific team of employees responsible for working with the agent on business plan development, marketing, and overall growth and profitability. We use agency level management information to analyze and understand results and to identify problems and opportunities. Our Commercial segment field underwriting organization has offices across the United States, each aligned with one of our eight regional commercial lines brands.

We use several proprietary multi-variate pricing models to effectively and efficiently price the most homogeneous risks by product. We use tiered rating plans to provide tailored pricing for our policyholders based on underwriting criteria applicable to the risk. Under a tiered rating plan, an insurer establishes more than one rate level within the same company or group of companies. Based on its underwriting guidelines, the insurer places insureds in rating tiers with other insureds with similar characteristics. Upon renewal, the insured’s experience and characteristics are reevaluated to determine if the insured qualifies for a different rating tier.

Tiered rating plans used in conjunction with our proprietary multi-variate pricing models in our Commercial segment permit us to offer more tailored price quotes to our agents based on underwriting criteria applicable to each tier. As a result, we have the flexibility to issue policies covering a variety of unique or niche risks, as well as to renew expiring policies into the appropriate tier, taking into account changing risk and market conditions. The enhanced accuracy and precision of our rate plans enables us to price our products to the exposure and permit our agents to deliver tailored solutions to a broader range of policyholders.

In order to limit our exposure to catastrophe losses, we have stringent guidelines for writing new commercial business in markets where there is an increased risk of catastrophe. Also, we have tightened underwriting standards and implemented price increases in some catastrophe-prone areas. We use computer modeling techniques to assess our level of exposure to loss in hurricane and earthquake catastrophe-prone areas.

We monitor our underwriting and pricing practices as well as terms and conditions. Base rates are updated to achieve targeted returns and minimize exposure in lines and classes of business where pricing is inadequate. To the extent changes in premium rates, policy forms or other underwriting and pricing matters are subject to regulatory approval, we proactively monitor our pending regulatory filings to facilitate their prompt processing and approval. We expend considerable effort to measure and verify exposures and insured values. Lastly, in addition to using these processes in pricing our products, we also rely on inputs from our local management teams that have in-depth understanding of the competitive landscape and clients in the regions they manage.

As a result of our acquisitions, our Commercial segment operates with four underwriting platforms. Over the next several years, we will be implementing an enhanced, unified underwriting platform created for us by Liberty Mutual, which we refer to in this prospectus as “ECLPS.” We believe ECLPS will enhance our efficiency by providing greater flexibility in ratemaking and a reduction in the time it takes to introduce new products to the market. Over time, our migration to ECLPS will allow us to retire our other commercial lines underwriting platforms. Once ECLPS is fully implemented, we believe it will result in a decrease in our expense ratio.

The following ten states accounted for 55% of our Commercial segment’s direct written premiums in the six months ended June 30, 2010:

	Direct Written	% of
	Premiums	Total
	(Dollars in millions)

By State:
California	$312	13%
Texas	151	6
New York	137	6
New Jersey	123	5
Washington	121	5
Oregon	108	4
Pennsylvania	98	4
Connecticut	85	4
Illinois	84	4
Indiana	83	4

Top 10 States	1,302	55
Other States	1,069	45

Total Commercial	$2,371	100%

The following ten states accounted for 55% of our Commercial segment’s direct written premiums in 2009:

	Direct Written	% of
	Premiums	Total
	(Dollars in millions)

By State:
California	$636	13%
Texas	303	7
New York	263	6
Washington	242	5
New Jersey	236	5
Oregon	230	5
Illinois	208	4
Pennsylvania	201	4
Indiana	163	3
Connecticut	160	3

Top 10 States	2,642	55
Other States	2,175	45

Total Commercial	$4,817	100%

Personal

Through our Personal segment, we are the third largest writer of personal lines property and casualty insurance distributed through independent agencies in the United States, based on 2009 net written premiums. We offer insurance coverage for private passenger automobile, homeowners and other risks to individuals and families, with an emphasis on service and pricing sophistication. Combining the historical strengths of Safeco and Ohio Casualty with those of our existing operations, our Personal segment is now characterized by product innovation, brand recognition, strong agency relationships and national capabilities and efficiencies.

Marketing

Prior to acquiring Safeco in 2008, we utilized regional brands for this segment. Following the acquisition, our Personal segment began to market and distribute nationally using the Safeco Insurance brand, co-branded as a member of the Liberty Mutual Group. Safeco Insurance is a nationally-recognized and respected insurance brand. We believe that strong national brand awareness from a policyholder perspective is a key differentiator in the Personal segment and an important factor in a potential policyholder’s purchasing decision. We focus on traditional and preferred automobile and homeowners customers.

Although Safeco Insurance is a national brand that reflects the scale and expertise of a national organization, we have implemented eight Personal regions, covering geographic territories that are identical to those of our Commercial regional brands. This strategy allows us to leverage local knowledge and decision-making, operating flexibility, and coordination of agency relationships between our Commercial and Personal segments. The Personal regions, with their local execution, are designed to foster coordination with our Commercial regional brands where appropriate, build relationships with our agencies, and place us close to the marketplace to capitalize on growth and profit opportunities.

In the quarter ended March 31, 2010, our top 50 personal lines agencies produced 20% of our Personal segment direct written premium. The next 200 agencies produced 12% of our Personal segment direct written premium. Our remaining personal lines agencies produced 68% of our Personal segment direct written premium. We intend to continue to strengthen our relationship with our top performing agencies, cultivate deeper relationships with other high potential agencies and proactively manage our relationships with all our agencies.

We use proprietary market assessment tools to help us execute on our growth strategy. These tools allow us to run a variety of scenarios based on assumptions, such as weather and earthquake risk, size of target market and current agent penetration, to help evaluate available market share and profitability and guide our decisions concerning agent resource allocation.

Description of Product Lines

Our Personal segment offers the following coverages:

•	Private Passenger Automobile: Consists of physical damage and liability coverage. Automobile physical damage insurance covers loss or damage to vehicles from collision, vandalism, fire, theft or various other perils. Automobile liability insurance covers bodily injury of others, damage to their property and costs of legal defense resulting from a collision caused by the insured. In addition, many states require policies to provide what is frequently referred to as “no-fault” coverage whereby policyholders recover medical and related expenses from their own insurance company, regardless of fault, and their right to commence litigation to recover for pain and suffering is restricted.

•	Homeowners: Covers losses to an insured’s home, including its contents, as a result of weather, fire, theft and various other perils, and losses resulting from liability for acts of negligence by the insured or the insured’s immediate family. We provide homeowners insurance for dwellings, condominiums and rental property contents. We also offer identity theft resolution assistance and identity theft expense reimbursement coverage as an option that can be added to a homeowners policy.

•	Other: Includes products covering fire, allied lines, general liability and inland marine.

Underwriting and Pricing

Pricing levels for our property and casualty insurance products are developed by state and by line based on the frequency and severity of estimated claims, the expenses of producing business and managing claims, and an allowance for profit. We use several proprietary multi-variate pricing models to effectively and efficiently price the most homogeneous risks by product. Where permitted under state law, we use credit scoring, education and occupation data as factors in pricing decisions. Consistent with our operating principle of maintaining pricing and underwriting discipline, competitive yet adequate pricing is a critical component for achieving an underwriting profit.

Pricing for personal automobile insurance is driven by changes in the frequency of claims and by inflation in the cost of automobile repairs, medical care and litigation of liability claims. As a result, the profitability of the business is largely dependent on promptly identifying and rectifying disparities between premium levels and expected claim costs and obtaining approval of the state regulatory authorities for indicated rate changes.

Pricing in the homeowners business is also driven by changes in the frequency of claims and by inflation in building supplies, labor costs and household possessions. Most homeowners policies offer, but do not require, automatic increases in coverage to reflect growth in replacement costs and property values. In addition to the normal risks associated with any multiple peril coverage, the profitability and pricing of homeowners insurance is affected by the incidence of natural disasters, particularly hurricanes, winter storms, wind and hail, earthquakes and tornadoes.

In order to limit our exposure to catastrophe losses, we have stringent guidelines for writing new homeowners business in markets where there is an increased risk of catastrophe. Also, we have tightened underwriting standards and implemented price increases in some catastrophe-prone areas, and instituted deductibles in hurricane and wind and hail prone areas. We use computer modeling techniques to assess our level of exposure to loss in hurricane and earthquake catastrophe-prone areas. We use traditional reinsurance and in California we are covered by the CEA. For further information on the CEA, see “— Reinsurance Protection and Catastrophe Management.”

Independent agents utilize our automated quote and issue system, which will issue the policy if it conforms to established guidelines. Exceptions are reviewed by our underwriters. Each of our eight personal lines regions is aligned with one of our three underwriting offices. Operating out of these offices, each of our underwriters is assigned to particular agents and is knowledgeable about his or her respective territory. Each independent agent appointed by our Personal segment is also assigned to a specific team of employees responsible for working with the agent on business plan development, marketing, and overall growth and profitability. We use agency level management information to analyze and understand results and to identify problems and opportunities.

Since our acquisition of Safeco, we have begun writing new personal lines business almost exclusively on Safeco’s personal lines underwriting platform. Over time, we plan to renew all expiring personal lines business on the Safeco underwriting platform as well. We believe that this will ultimately allow us to retire our other personal lines platforms and result in a decrease in our expense ratio.

The following ten states accounted for 55% of our Personal segment’s direct written premiums in the six months ended June 30, 2010:

	Direct Written	% of
	Premiums	Total
	(Dollars in millions)

By State:
California	$336	14%
Washington	236	10
Texas	161	7
Oregon	109	4
Connecticut	92	4
Ohio	88	4
Missouri	82	3
New York	79	3
Kentucky	78	3
Pennsylvania	74	3

Top 10 States	1,335	55
Other States	1,103	45

Total Personal	$2,438	100%

The following ten states accounted for 55% of our Personal segment’s direct written premiums in 2009:

	Direct Written	% of
	Premiums	Total
	(Dollars in millions)

By State:
California	$649	13%
Washington	479	10
Texas (1)	328	7
Oregon	221	4
Connecticut	188	4
Ohio	180	4
Missouri	179	4
Kentucky	159	3
Pennsylvania	151	3
Illinois	151	3

Top 10 States	2,685	55
Other States	2,186	45

Total Personal	$4,871	100%

(1)	Excludes $77 million of private passenger automobile written premiums assumed through a fronting arrangement with a third-party insurer.

Surety

Through our Surety segment, we are the second largest writer of surety business in the United States, based on 2009 net written premiums. Our Surety segment works closely with independent agencies and their customers to build mutually profitable relationships by providing smart business solutions coupled with professional, consistent and responsive service. Through our Surety segment, we offer contract surety bonds primarily to middle market businesses and large contractors. Our commercial surety products meet the bonding needs of large, national accounts. We have longstanding agency and customer relationships and experienced underwriting and claims personnel which provide us with a competitive advantage in this marketplace.

There are three parties to a surety contract: the insurer, the principal (our customer or bondholder) and the beneficiary, each of whom has obligations under the contract. We are the party that guarantees fulfillment of the principal’s obligation to its beneficiary. We are responsible for evaluating the risk and determining if the principal meets the underlying requirements for the bond. If our principal defaults on a contract bond, we may step in and complete the project, arrange for a new contractor to complete the project or finance the principal to complete the project. We use our technical surety claims staff, outside attorneys and engineers to evaluate contract completion strategy, recovery estimates and salvage potential. In either case, we are generally entitled to recover losses from the principal and expenses paid to third parties.

Our Surety segment business is written both by insurance subsidiaries of Liberty Mutual Agency Corporation and by certain of Liberty Mutual’s insurance subsidiaries. In 2009, $280 million, or 40%, of our Surety segment’s net written premiums were written by insurance subsidiaries of Liberty Mutual on behalf of our Surety segment. The business written by our Surety segment on Liberty Mutual’s subsidiaries is reinsured by us pursuant to a 100% quota share reinsurance agreement between Liberty Mutual and us. We have underwriting authority on surety business written by Liberty Mutual’s subsidiaries and reinsured by us. In connection with this offering, we and Liberty Mutual have agreed to amend this 100% quota share reinsurance agreement so that it has an initial term of five years and will continue thereafter unless terminated on 365 days notice; provided that it may be terminated on 365 days prior to the expiration of the five year term if Liberty Mutual ceases to own shares entitled to more than 50% of the combined voting power of our outstanding common stock. See “Certain Relationships and Related Party Transactions — Services Agreements — Surety Services Agreements.”

Marketing

Using the Liberty Mutual Surety brand, we market and distribute a full range of surety bond products nationally through an extensive network of agencies specializing in contract and commercial surety bonds. We market under this brand primarily to national accounts, middle market businesses and large contractors. Using the Liberty SuretyFirst brand, we also market contract and commercial surety bonds to regional accounts consisting of small and mid-size business and individuals. The small bond product line we market using the Liberty SuretyFirst brand allows us to broaden our product offering through agencies appointed by our Commercial or Personal segments. At June 30, 2010, we had over 378,000 surety bonds in-force.

Description of Product Lines

We provide a full range of bond products for customers with small, middle and large market capacity needs. We specialize in providing contract surety bonds for construction firms, manufacturers, and suppliers as well as commercial surety bonds for corporations and individuals. We offer surety products and services through three product lines:

Contract Bond.  As a provider of contract surety bonds for construction contractors, manufacturers and suppliers, we offer performance and payment bonds that support a variety of construction projects. Our business extends to many types of public and private construction, including schools, office buildings, hotels, hospitals, prisons, highways, bridges, airports, sewer and water lines, and water treatment plants. Customers include local, regional, national and international contractors across a variety of construction sectors, including general builders, construction managers, design-build contractors, heavy equipment contractors, subcontractors and specialty contractors.

Commercial Bond.  We offer flexible, consistent and comprehensive commercial surety programs. These programs help keep businesses running by providing bonding capacity in direct relation to a customer’s credit quality and the nature of the required surety obligations. The types of commercial surety bonds provided include supply, court, customs, license and permit, notary, probate, public official, regulatory and tax bonds.

Small Bond.  Marketed under the Liberty SuretyFirst brand, our small bond product line allows us to leverage agencies appointed by our Commercial and Personal segments who may not be surety specialists. We use a technology platform geared toward transactional business to provide contract and commercial bonds to small and mid-size business and individuals.

Underwriting and Pricing

Our Surety segment is focused on consistent underwriting profitability. The extent and sophistication of underwriting activity varies by type of risk. Contractor accounts and large commercial surety principals undergo credit, financial and managerial review and analysis on a regular basis. Within commercial surety, there are approximately 250 risk profile class codes with which commercial surety bonds can be classified. Certain classifications of bonds, such as fiduciary and court appeal bonds, require more extensive underwriting. We also target various products in the surety bond market that are characterized by relatively low-risk exposure and small bond amounts.

Surety underwriting is largely a credit-based business that relies upon skilled underwriting personnel with deep industry and customer knowledge. On a contract bond, our underwriting personnel will assess the work that is expected to be performed and the likely ability of the contractor to successfully perform the work. Because we may be called upon to meet the principal’s obligations, our surety underwriters will consider, among other things, the principal’s financial strength, management structure and hierarchy, references, reputation, track record and ability to meet its other obligations. Additionally, we may require that the principal provide collateral, generally in the form of a letter of credit or cash, to secure its obligation to us.

Our Surety segment field underwriting organization has 40 offices across the country, each aligned with one of five regional operating groups. Our surety underwriters are experienced, with an average of over 10 years in the industry. Due to the differences in contract and commercial bond underwriting, our underwriters specialize in either contract or commercial surety underwriting. We have long-standing relationships with our surety principals, some of which have been our accounts for over 50 years. Each independent agent appointed by our Surety segment is assigned to a specific team of employees responsible for working with the agent on business plan development, marketing and overall growth and profitability. We use agency level management information to analyze and understand results and to identify problems and opportunities.

The following ten states accounted for 58% of our Surety segment’s direct written premiums in the six months ended June 30, 2010:

	Direct Written	% of
	Premiums	Total
	(Dollars in millions)

By State:
California	$49	13%
New York	37	10
Texas	32	9
Pennsylvania	19	5
Florida	19	5
New Jersey	14	4
Washington	13	3
Illinois	13	3
Massachusetts	12	3
Virginia	11	3

Top 10 States	219	58
Other States	157	42

Total Surety	$376	100%

The following ten states accounted for 58% of our Surety segment’s direct written premiums in 2009:

	Direct Written	% of
	Premiums	Total
	(Dollars in millions)

By State:
California	$86	12%
New York	73	10
Texas	64	9
Florida	43	6
Pennsylvania	36	5
Washington	26	4
Virginia	26	4
Illinois	25	3
New Jersey	25	3
Massachusetts	20	2

Top 10 States	424	58
Other States	305	42

Total Surety	$729	100%

Claims Management

Effective claims management is a critical factor in achieving satisfactory underwriting results, given that claims payments and claims expenses represent a substantial portion of our costs. Delivering successful, cost-effective claims management, while achieving policyholder satisfaction, is a core tenet of our claims management strategy and philosophy.

Each of our operating segments has a claims organization that meets the different claims needs of that segment’s policyholders. We have field claims management teams located in 37 offices in 19 states. In our Commercial segment, core claims management is aligned with our geographic regions. In our Personal segment, core claims management is handled in regional office hubs supported by smaller service offices. Our regional structure allows our local claims handlers and claims management to have jurisdictional expertise and build deep relationships with our local agents and customers. We share certain services nationally in “Centers of Excellence” to capitalize on expertise and take advantage of economies of scale. These shared services include a national automobile center, catastrophe claims unit, claims contact centers, subrogation, field investigators and vendor management. The disposition of claims and other claim-related activity is performed in accordance with established policies, procedures and expense controls.

In our Surety segment, we maintain an experienced and dedicated staff of in-house claims specialists focusing on surety. While core claims management functions are largely centralized, our dedicated surety claims specialists are accountable by region. Indemnity and subrogation rights exist on a significant portion of the business written, enabling us to pursue loss recovery from the principal. In addition to our indemnification and subrogation rights, our standard customer indemnification agreements also permit us, at our sole discretion, to secure collateral from our customers, which we may apply when we believe a risk has deteriorated.

We manage the vast majority of our claims with in-house staff claims managers. Approved external service providers and vendors, such as adjusters, appraisers, investigators and attorneys, are used to augment this model, primarily where the geographic location is remote or the needed skill set is unique. When these vendors are approved for use, we closely monitor these resources and manage the contractual relationships to sustain appropriate service levels while managing claims processing costs. For a description of run-off claims administration, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates — Unpaid Claims and Claim Adjustment Expenses — Corporate and Other — Run-Off Operations.”

Strategic Acquisitions

One of our core competencies is our ability to complete economically attractive acquisitions and successfully and efficiently integrate them into our businesses. This competency is built upon a disciplined acquisition strategy that focuses on strategic and accretive transactions, where we execute on our transaction plans, realize synergies post purchase and enhance the profitable growth of our company. In pursuit of this strategy, we have consummated seven strategic acquisitions since the beginning of 1995, including the acquisitions of Safeco and Ohio Casualty.

On September 22, 2008, we acquired Safeco for total consideration of approximately $6.2 billion. Safeco was a publicly traded insurance holding company that sold personal, commercial and surety insurance products primarily through independent agents in the United States, with approximately $5.6 billion of 2007 net written premiums. Following the acquisition, we became the third largest personal lines and the fifth largest commercial lines property and casualty insurer distributing through independent agents in the United States, and the second largest surety insurer in the United States, in each case, based on 2008 consolidated net written premiums as compiled and published by A.M. Best. In 2009, our Personal segment began marketing and distributing nationally using the Safeco Insurance brand, co-branded as a member of the Liberty Mutual Group.

On August 24, 2007, we acquired Ohio Casualty for a total consideration of approximately $2.8 billion. Ohio Casualty was a publicly traded insurance holding company that sold personal, commercial and specialty insurance products through independent agents in the United States, with approximately $1.4 billion of 2006 net written premiums.

Intercompany Pooling Arrangements

Our insurance subsidiaries are direct or indirect participants in an intercompany pooling arrangement, which we refer to in this prospectus as the “LMAC Pool.” Pooling arrangements allow a participant to rely on the aggregate capacity of all participants’ capital and surplus instead of just its own capital and surplus and to obtain a uniform rating from rating agencies. Under a pooling arrangement, the participating insurance companies share substantially all insurance business that is written by the participants and allocate the combined premiums, losses, expenses, assets (other than investments) and liabilities among the participants based on each participant’s designated share of the pool’s business.

The LMAC Pool was initially effective January 1, 1996, and was substantially amended and restated on January 1, 2007. All of our insurance subsidiaries are either parties to the LMAC Pool or cede their business to the LMAC Pool pursuant to the terms of a 100% quota share reinsurance agreement with our subsidiary, PIC, the lead company in the LMAC Pool. All our business, whether produced through us or by Liberty Mutual on our behalf, is ceded to the LMAC Pool.

Terrorism

On November 26, 2002, the Terrorism Risk Insurance Act of 2002 was enacted into Federal law, thereby establishing the Program, a temporary Federal program in the U.S. Treasury Department that provides for a system of shared public and private compensation for certain insured losses resulting from acts of terrorism or war committed by or on behalf of a foreign interest. In December 2007, the Terrorism Risk Insurance Program Reauthorization Act of 2007 was enacted into Federal law, extending coverage to include domestic acts of terrorism and reauthorizing the Program through December 31, 2014.

In order for a loss to be covered under the Program, the loss must meet certain aggregate industry loss minimums and must be the result of an event that is certified as an act of terrorism by the U.S. Secretary of the Treasury. The annual aggregate industry loss minimum is $100 million through 2014. Certain lines of business that we write, including, but not limited to, commercial automobile, professional liability (other than directors and officers), surety, burglary and theft, and farmowners multiple peril, are exempted from coverage under the Terrorism Acts. In the case of a war declared by Congress, only workers compensation losses are covered by the Terrorism Acts. The Terrorism Acts generally require that all commercial property casualty insurers licensed in the United States participate in the Program. Under the Program, a participating insurer is entitled to be reimbursed by the Federal government for 85% of subject losses in excess of an insurer’s deductible, subject to an annual cap. The Federal reimbursement percentage is 85% through 2014.

The deductible for any calendar year is equal to 20% of an insurer’s and its affiliates’ direct premiums earned for covered lines for the preceding calendar year. We estimate the amount that we (together with the insurance subsidiaries of Liberty Mutual Group) will collectively have to pay in the context of a covered loss before the Federal backstop becomes available to be $1.757 billion for 2010. Under the Terrorism Acts, we must include the direct premiums earned of all of our insurance company affiliates, whether or not directly or indirectly owned or controlled by us, in calculating our deductible. This includes the insurance company subsidiaries of Liberty Mutual. Under the Intercompany Agreement, we and Liberty Mutual will allocate any recovery from the Federal government under the Program to each affiliated insurer in the proportion its insured losses (net of collectible reinsurance) bear to its and its affiliates’ aggregate insured losses (net of collectible reinsurance) under the Program. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement — Allocation of Coverage under the Terrorism Acts.”

The annual cap limits the amount of aggregate subject losses for all participating insurers to $100 billion. Once subject losses have reached the $100 billion aggregate during a program year, participating insurers will not be liable under the Program for additional covered terrorism losses for that program year. We have had no terrorism-related losses since the Program was established. Because the Terrorism Acts are relatively new and their interpretation is untested, there is substantial uncertainty as to how they will be applied to specific circumstances. It is also possible that future legislative action could change the Terrorism Acts. Further, given the unpredictable frequency and severity of terrorism losses, as well as the limited terrorism coverage in our own reinsurance program, future losses from acts of terrorism, particularly “unconventional” acts of terrorism involving nuclear, biological, chemical or radiological events, could be material to our results of operations, financial position and/or liquidity in future periods. We will continue to manage this type of catastrophic risk by monitoring and controlling terrorism risk aggregations to the best of our ability. As part of our ERM, we closely monitor and manage the concentration of terrorism risk by geographic area. We monitor our terrorism exposure through reports generated each quarter. Exposure of potential new business that individually presents significant exposure or is located in areas of existing concentration is evaluated as part of the underwriting process. Through this process, we believe we have taken appropriate steps to limit our exposure to terrorist acts. See “Risk Factors — Risks Relating to Our Business — Terrorist acts could have a material adverse effect on our business, results of operations, financial condition or liquidity, and our ability to reinsure or manage such risk is limited.”

Reinsurance Protection and Catastrophe Management

In the ordinary course of our business, we purchase reinsurance from high quality, highly rated reinsurers, including Liberty Mutual. We purchase reinsurance to control our exposure to losses and protect our capital resources. We believe that reinsurance purchased from Liberty Mutual is provided at market rates and substantially on the same terms and conditions offered by third party reinsurers.

The timing and size of catastrophe losses are unpredictable and the level of losses experienced in any year could be material to our operating results and financial position. We purchase reinsurance to mitigate exposure to catastrophic events. Catastrophe losses include not only natural events such as earthquakes, wildfires, hurricanes and other types of storms, but also man-made events such as terrorist acts. The extent of losses caused by a given catastrophe is a function of both the amount and type of insured exposure in the area affected by the event and the severity of the event. We monitor not only the probable maximum loss associated with the exposures and events but also the conditional tail expectation. We recognize that some events potentially expose us to both a property and liability loss. For a further discussion of our reinsurance program and catastrophe management, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reinsurance Protection and Catastrophe Management.”

Reinsurance Recoverables

We believe our reinsurance recoverables are from high quality reinsurers. Our insurance subsidiaries remain liable in the event a reinsurer is unable to meet its obligation for paid and unpaid reinsurance recoverables and unearned premiums ceded under a reinsurance agreement. The collectibility of reinsurance is also subject to the solvency of the reinsurers, coverage interpretations and other factors. At December 31, 2009, we held approximately $222 million of collateral as security under related reinsurance agreements in the form of funds, securities or letters of credit. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reinsurance Protection and Catastrophe Management — Reinsurance Recoverables” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates — Reinsurance Recoverables.”

Claims and Claim Adjustment Expense Reserves

Our reserves for unpaid claims and claim adjustment expenses represent management’s best estimate of the ultimate cost of unpaid claims and claim adjustment expenses for claims that have been reported and those claims incurred but not reported. In arriving at management’s best estimate, management utilizes actuarial indications in conjunction with their knowledge and judgment about operational and environmental conditions. Consideration is given to any limitations in the actuarial methodologies and assumptions that may not completely reflect future loss emergence as well as to historical volatility of reserve estimates, and the historical movement of unpaid claims and claim adjustment expense estimates as these years typically mature. Thus, management’s best estimate gives consideration to the actuarial indications, including facts and circumstances then known, review of historical settlement patterns, estimates of trends in claims severity and frequency, expected interpretation of legal theories of liability, current known trends and specifics about our underlying insured exposures (size, geography, legal climate), as well as the possible uncertainty not adequately reflected in the historical data. In establishing loss reserves, we also take into account estimated reinsurance recoveries and salvage and subrogation.

For a further discussion of our reserves, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates — Claims and Claim Adjustment Expense Reserves.”

Liability Lines

Most general liability policies are written on an occurrence basis, which means that claims occurring during the policy period are covered regardless of whether or not they are reported to us during the policy period. These policies are subject to substantial claims development over time as facts and circumstances change in the years following the policy issuance. The occurrence form, which accounts for much of our reserve development in A&E exposures, is also used to provide coverage for construction general liability, including construction defect. Occurrence-based forms of insurance for general liability exposures require substantial projection of various trends, including future inflation, and judicial interpretations.

Product lines are generally classifiable as either long tail or short tail, based on the average length of time between the event that triggers claims under a policy and the final resolution of those claims. Short tail claims are reported and settled more quickly, resulting in less estimation variability. The longer the time before final claim resolution, the greater the exposure to estimation risks and hence the greater the estimation uncertainty.

A major component of the claim tail is the reporting lag. A long reporting lag, which is the time between the event triggering a claim and the reporting of the claim to the insurer, makes estimating IBNR inherently more uncertain. In addition, the greater the reporting lag, the greater the proportion of IBNR to the total claim liability for the product line. The most extreme example of claim liabilities with long reporting lags are asbestos claims.

Reserves Held

We, like other insurance companies, categorize and track our loss reserves by product line. We also regularly review the appropriateness of our loss reserves at each of our four segments. At December 31, 2009, Commercial, Personal, Corporate and Other and Surety accounted for approximately 61%, 21%, 15% and 3% of our loss reserves, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates — Claims and Claim Adjustment Expense Reserves” for additional details regarding our loss reserves, our actuarial methods for analyzing and estimating loss reserves, and our quarterly review process.

Because establishment of loss reserves is an inherently uncertain process involving estimates, currently established loss reserves will change. We reflect adjustments to loss reserves in our results of operations in the period the estimates are changed.

There are also additional risks which impact the estimation of ultimate costs for catastrophes. For example, the estimation of reserves related to hurricanes can be affected by the inability of our company and insureds to access portions of the affected areas, the complexity of factors contributing to the losses, the legal and regulatory uncertainties and the nature of the information available to establish the reserves. Complex factors include: determining whether damage was caused by flooding versus wind; evaluating general liability and pollution exposures; estimating additional living expenses; estimating the impact of demand surge, infrastructure disruption, fraud, the effect of mold damage and business interruption costs; and reinsurance collectibility. The timing of a catastrophe, such as at or near the end of a reporting period, can also affect the information available to us in estimating reserves for that reporting period. The estimates related to catastrophes are adjusted as actual claims emerge.

For additional information relating to how we estimate our claims and claim adjustment expense reserves, including our A&E reserves, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates — Claims and Claim Adjustment Expense Reserves.”

The following table summarizes our claims and claim adjustment expenses reserve activities for the six months ended June 30, 2010 and 2009:

	2010	2009

Balance as of January 1	$12,053	$12,651
Less: Unpaid reinsurance recoverables	1,366	1,517

Net balance as of January 1	10,687	11,134
Balance attributable to acquisitions	—	—
Incurred attributable to:
Current year	3,596	3,520
Prior years	40	(229)

Total incurred	3,636	3,291
Paid attributable to:
Current year	1,524	1,440
Prior years	1,840	1,891

Total paid	3,364	3,331
Add: Unpaid reinsurance recoverables	1,263	1,521

Balance as of June 30	$12,222	$12,615

The following table summarizes our claims and claim adjustment expenses reserve activities for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
	(Dollars in millions)

Balance as of January 1	$12,651	$7,307	$4,327
Less: Unpaid reinsurance recoverables	1,517	1,158	620

Net balance as of January 1	11,134	6,149	3,707
Balance attributable to acquisitions	—	4,928	2,128
Incurred attributable to:
Current year	6,859	4,818	2,913
Prior years	(702)	(492)	(312)

Total incurred	6,157	4,326	2,601
Paid attributable to:
Current year	3,443	2,414	1,223
Prior years	3,161	1,855	1,064

Total paid	6,604	4,269	2,287
Add: Unpaid reinsurance recoverables	1,366	1,517	1,158

Balance as of December 31	$12,053	$12,651	$7,307

Included in the claims and claim adjustment expense reserves are certain reserves discounted to the present value of estimated future payments. The held discounted reserves on these unpaid workers compensation claims, as of December 31, 2009 and 2008, were $335 million and $315 million, respectively, and the held undiscounted reserves on these unpaid workers compensation claims were $510 million and $492 million, respectively. The liabilities for losses for most long-term disability payments under workers compensation were discounted at risk free rates in effect when the losses were incurred. Those rates were 3.7%, 4.0% and 4.8% for the years ended December 31, 2009, 2008 and 2007, respectively. The weighted average discount rate for all years was 5.9% at December 31, 2009. We applied this change in method by retrospective application to the prior years’ financial statements.

The following information presents (1) our reserve development over the preceding ten years and (2) a reconciliation of reserves in accordance with accounting principles and practices prescribed or permitted by insurance authorities (“statutory” basis) to such reserves determined in accordance with GAAP, each as prescribed by Securities Act Industry Guide No. 6.

Section I of the ten year table shows the estimated liability that was recorded at the end of each of the indicated years for all current and prior accident year unpaid claims and claim adjustment expenses. The liability represents the estimated amount of claims and claim adjustment expenses for claims that were unpaid at the balance sheet date, including IBNR reserves. In accordance with GAAP, the liability for unpaid claims and claim adjustment expenses is recorded in the balance sheet gross of the effects of reinsurance with an estimate of reinsurance recoverables arising from reinsurance contracts reported separately as an asset. The net balance represents the estimated amount of unpaid claims and claim adjustment expenses outstanding as of the balance sheet date, reduced by estimates of amounts recoverable under reinsurance contracts. Section II shows the cumulative amount of net claims and claim adjustment expenses paid relating to recorded liabilities as of the end of each succeeding year. Section III shows the re-estimated amount of the previously recorded net liability as of the end of each succeeding year. Estimates of the liability for unpaid claims and claim adjustment expenses are increased or decreased as payments are made and more information regarding individual claims and trends, such as overall frequency and severity patterns, becomes known. Section IV shows the cumulative net deficiency/(redundancy) representing the aggregate change in the liability from original balance sheet dates and the re-estimated liability through December 31, 2009. Section V shows the gross re-estimated liability and re-estimated reinsurance recoverables through December 31, 2009. Section VI shows the gross cumulative deficiency/(redundancy) representing the aggregate change in the liability from original balance sheet dates and the re-estimated liability through December 31, 2009.

	At December 31,
										2008	2009
	1999	2000	2001	2002	2003	2004	2005	2006	2007(a)	(a)(b)	(a)(b)
	(Dollars in millions)

I. Reserves for claims and claim adjustment expenses originally estimated	$1,682	$1,639	$2,340	$2,430	$2,556	$3,012	$3,244	$3,707	$6,149	$11,134	$10,687
II. Cumulative amounts paid as of(c)
One year later	737	733	1,030	900	916	954	956	1,064	1,855	3,162
Two years later	1,111	1,122	1,499	1,421	1,397	1,469	1,465	1,689	2,946
Three years later	1,329	1,317	1,795	1,708	1,687	1,763	1,863	2,108
Four years later	1,443	1,449	1,940	1,899	1,869	2,018	2,084
Five years later	1,525	1,525	2,063	2,005	2,030	2,151
Six years later	1,583	1,595	2,155	2,131	2,126
Seven years later	1,638	1,648	2,259	2,206
Eight years later	1,679	1,710	2,327
Nine years later	1,746	1,756
Ten years later	1,805
III. Reserves re-estimated as of(c)
One year later	1,723	1,724	2,375	2,540	2,468	2,874	3,120	3,395	5,657	10,432
Two years later	1,742	1,763	2,479	2,491	2,434	2,879	2,858	3,176	5,628
Three years later	1,757	1,800	2,414	2,479	2,440	2,757	2,759	3,269
Four years later	1,776	1,759	2,446	2,479	2,565	2,643	2,861
Five years later	1,742	1,785	2,445	2,553	2,451	2,743
Six years later	1,778	1,802	2,591	2,450	2,552
Seven years later	1,793	1,871	2,518	2,543
Eight years later	1,848	1,850	2,603
Nine years later	1,857	1,906

	At December 31,
										2008	2009
	1999	2000	2001	2002	2003	2004	2005	2006	2007(a)	(a)(b)	(a)(b)
	(Dollars in millions)

Ten years later	1,926
IV. Cumulative deficiency (redundancy)	244	267	263	113	(4)	(269)	(383)	(438)	(521)	(702)
Gross liability-end of year	$2,184	$2,108	$2,560	$2,851	$2,889	$3,516	$3,944	$4,327	$7,307	$12,651	$12,053
Reinsurance recoverables	502	469	220	421	333	504	700	620	1,158	1,517	1,366

Net liability-end of year	$1,682	$1,639	$2,340	$2,430	$2,556	$3,012	$3,244	$3,707	$6,149	$11,134	$10,687

V. Gross re-estimated liability-latest	$2,501	$2,451	$2,848	$2,984	$2,884	$3,202	$3,478	$3,816	$6,688	$11,853
Re-estimated reinsurance recoverables-latest	575	545	245	441	332	459	617	547	1,060	1,421

Net re-estimated liability-latest	$1,926	$1,906	$2,603	$2,543	$2,552	$2,743	$2,861	$3,269	$5,628	$10,432

VI. Gross cumulative deficiency (redundancy)	$317	$343	$288	$133	$(5)	$(314)	$(466)	$(511)	$(619)	$(798)

(a)	Data for year ended December 31, 2007 and subsequent include reserves of Ohio Casualty, which was acquired on August 24, 2007.

(b)	Data for year ended December 31, 2008 and subsequent include reserves of Safeco, which was acquired on September 22, 2008.

(c)	Cumulative amounts paid and reserves reestimated for years ended December 31, 2006 and prior are based on statutory annual statement data found in Schedule P and includes history for all of our insurance subsidiaries as of December 31, 2006 whether or not individual subsidiaries or affiliates were originally part of our company. Development taking place on these reserves during calendar years 2007 and 2008 was determined on a pooled basis using the pooling percentages in place at that time.

In addition to the reinsurance recoverables noted above, other differences could exist between statutory and GAAP reserves. For the years ended December 31, 2009 and 2008, the differences were $(22) million and $40 million, respectively. The difference in 2009 was largely driven by $(20) million associated with discounting of our workers compensation reserves. The difference in 2008 was primarily driven by a $62 million fair value adjustment related to our A&E reserves associated with the acquired Safeco business, partially offset by $20 million relating to workers compensation discounting.

Investments

Our investment policy and strategy are reviewed and approved by the boards of directors of our insurance subsidiaries, which meet on a regular basis to review and consider investment activities, tactics and new investment classes. Pursuant to the terms of our investment management agreements with Liberty Mutual, and with the oversight of the boards of directors of our insurance subsidiaries and our Chief Financial Officer, Liberty Mutual manages our insurance subsidiaries’ investment portfolios with an experienced team of investment personnel. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investment Portfolio” and “Certain Relationships and Related Party Transactions — Investment Management Agreements.”

Investment Portfolio

Our investment portfolio mix at December 31, 2009 consisted in large part of high quality, fixed maturity securities and short-term investments, as well as a smaller allocation to common and preferred equity securities and other investments, such as commercial mortgage loans, private equity and private real estate investments. A portion of these other investments are held in limited partnerships and limited liability companies. Our management believes that prudent levels of investments in common equity securities and other investments within our investment portfolio are likely to enhance long term after-tax total returns without significantly increasing the risk profile of the portfolio. We regularly review our entire portfolio in the context of macroeconomic and capital market conditions. For a discussion of the anticipated post-offering breakdown of our investment portfolio, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investment Portfolio.”

Claims Paying Ratings

Insurance companies are evaluated by various rating agencies in order to measure each company’s financial strength. Higher ratings generally indicate financial stability and a stronger ability to pay claims. We believe that strong ratings are an important factor in the marketing of insurance products to agents and consumers. Our insurance subsidiaries, all of which participate in the LMAC Pool, have a current interactive claims paying rating and outlook as a group as set forth in the chart below.

Rating Agency	Rating	Rank of Rating	Outlook

S&P	A- (Strong)	(7th highest of 21 ratings)	Stable
A.M. Best	A (Excellent)	(3rd highest of 15 ratings)	Negative
Moody’s	A2 (Good)	(6th highest of 21 ratings)	Negative

On April 23, 2008, following the announcement of the agreement to acquire Safeco, S&P and Moody’s each revised its outlook of Liberty Mutual Group and its subsidiaries to negative. On September 25, 2008, following the close of the Safeco acquisition, S&P downgraded the claims paying ratings of the insurance companies that constitute the Liberty Mutual Insurance Group to “A-” from “A,” and returned its outlook to stable. S&P cited diminished financial flexibility, below-rating-level earnings, and an aggressive pricing and growth strategy as reasons for the downgrade. On March 9, 2009, Moody’s affirmed the claims paying ratings of Liberty Mutual and its subsidiaries and maintained a negative outlook. Moody’s cited strain on financial flexibility and capital adequacy measures as rationale for the continuation of the negative outlook. On April 9, 2009, A.M. Best affirmed the claims paying ratings of the Liberty Mutual Insurance Companies and revised its claims paying ratings outlook to negative from stable. Subsequently on June 11, 2010, A.M. Best reaffirmed its claims paying ratings and maintained a negative outlook, citing as rationale modest deterioration in operating results and a modest level of capitalization. All of our and Liberty Mutual’s rated insurance subsidiaries share the same claims paying ratings. These claims paying ratings do not refer to our ability to meet non-insurance obligations, and are not a recommendation to purchase or discontinue any policy issued by us or to buy, hold or sell our securities. We cannot predict what actions rating agencies may take, or what actions we may take in response to the actions of rating agencies, which could adversely affect our business. As with other companies in the financial services industry, our claims paying ratings could be downgraded at any time and without any notice by any rating agency.

Information Technology

Overall Structure

Liberty Mutual Group is supported by a team of approximately 4,000 information technology (“IT”) service and support personnel. This team is located in six primary locations: Seattle, WA, Indianapolis, IN, Fairfield, OH, Portland, OR, and Portsmouth and Dover, NH. There are approximately 1,000 personnel within the Liberty Mutual Group IT team specifically assigned to providing Liberty Mutual Agency Corporation and its subsidiaries with application development and maintenance support services. This team provides essential services to the following application areas:

•	Agency and policyholder channel management, including portals and e-bonding

•	Billing services

•	Claims processing and management

•	Policy administration systems, underwriting, pricing and rules engines

•	Content and document management

•	Financial systems

•	Information management, business intelligence and data warehousing

In addition to the above personnel, we are also supported by Liberty Mutual’s central architecture/infrastructure and operations. These IT functions provide the following:

•	Data center operations and facilities management

•	Disaster recovery and backup services/storage

•	Centralized and distributed computing, data storage management and desktop support, asset management, and change management

•	Data networking, multi-protocol label switching and related carrier services, and remote access

•	Voice and video communications, voice over internet protocol, wireless services and contact center support

•	Help desk operations

•	Print and publishing processing services

We additionally receive certain IT support services through agreements between Liberty Mutual and key hardware, software and services suppliers and providers. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement.” We pay charges or direct fees to cover all support, services and personnel (employees/contractors/license agreements).

Operating Systems, Hardware and Business Application Software

We use a variety of well-known vendor-supplied operating systems to run our computer desktops, laptops, mid-range servers and mainframes. We strive to keep our environment current with new technology versions and capabilities.

We use several systems management tools, processes and software to manage our various technology systems. These tools, processes and software support a number of functions, including security, scheduling, load balancing, monitoring, provisioning, asset management, change management and other related capabilities.

Our broad application technology portfolio is built on a mixture of commercial off-the-shelf products and proprietary software. Where possible, we purchase software products that provide key capabilities, such as in our claims processing activities.

Given the acquisitions of Safeco and Ohio Casualty, we are in the process of consolidating our core business applications systems. To this end, we currently have a number of strategic initiatives focused on areas such as policy administration, claims management, billing and information management. For example, by virtue of our acquisitions, our Commercial segment operates on four underwriting platforms. Over the next several years, we will be implementing ECLPS, an enhanced, unified underwriting platform created for us by Liberty Mutual. We believe that migration to ECLPS will ultimately allow us to retire our other commercial lines underwriting platforms.

We do not own any of our operating systems or underwriting platforms, including ECLPS. Liberty Mutual licenses these systems to us pursuant to the terms of the Intercompany Agreement. Upon termination of the Intercompany Agreement and any transition services agreement, Liberty Mutual will continue to license us our core claims, underwriting financial reporting and billing systems, including ECLPS. However, Liberty Mutual may terminate these licenses in the event we undergo a change in control. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreements.”

Business Continuity, Disaster Recovery and Compliance

Liberty Mutual’s IT group administers a full-time business continuity plan for the restoration of information infrastructure and applications, with emphasis placed on mission critical applications and data. In conjunction with Liberty Mutual’s IT group, we are in an ongoing process of managing, testing and improving this plan as it applies to our business. We also take a disciplined approach to legal and regulatory compliance practices in order to instill a strong commitment to integrity and responsibility in our business practices.

Competition

Property and casualty insurance is highly competitive. At December 31, 2009, there were over 1,500 combined property and casualty companies in the United States. Many of these companies offer property and casualty insurance products similar to those marketed by our company. In addition, a substantial amount of commercial risk, particularly for larger companies, is covered by self-insurance, risk-purchasing groups, risk-retention groups or captive insurance companies.

In our Commercial segment, we compete with numerous regional insurance companies, including Acuity, Cincinnati Financial Corporation, Hanover Insurance Group, Harleysville Group, Selective Insurance Group, The Republic Group, Unitrin, Inc. and W.R. Berkley Corporation, as well as national insurance companies, including The Chubb Corporation, CNA Financial Corporation, Hartford Financial Services Group, Inc., The Travelers Companies, Inc. and Zurich Financial Services Group.

In our Personal segment, we compete with numerous regional insurance companies, including Auto-Owners Insurance Group, Cincinnati Financial Corporation, Erie Insurance Group, Homesite, Hanover Insurance Group, Progressive, as well as national insurance companies, including The Allstate Corporation, Berkshire Hathaway (GEICO), Hartford Financial Services Group, Inc., The Travelers Companies, Inc., State Farm, Zurich Financial Services Group (Farmers and Foremost Auto) and White Mountains (Esurance).

In our Surety segment, we compete with numerous regional and national insurance companies, including The Chubb Corporation, CNA Financial Corporation, Hartford Financial Services Group, Inc., The Travelers Companies, Inc. and Zurich Financial Services Group.

The more significant competitive factors for most insurance products we offer are price, product terms and claims service. Our underwriting principles and dedication to independent agency distribution are unlikely to make us the low-cost provider in most markets. However, while it is often difficult for insurance companies to differentiate their products to consumers, we believe that our dedication to providing superior product offerings, expertise and local talent, claims service and disciplined underwriting provide a competitive advantage over typical low-cost providers. However, as the emergence and growth of competitors that have lower cost structures, such as direct writers, continues, we will face greater pressure on our pricing which may have an impact on our ability to compete.

Employees and Services Provided by Liberty Mutual

Although we currently have no employees, Liberty Mutual provides us with approximately 11,000 Agency Corporation Dedicated Employees under various services agreements. Agency Corporation Dedicated Employees include our executive officers. See “Management.” Agency Corporation Dedicated Employees provide risk underwriting, claims processing, claims adjustments, policyholder services, contract management and administration, accounting, actuarial, risk management, financial, human resources, marketing and strategic support, policy administration and production, legal, regulatory compliance, reinsurance, general administration and other services necessary to our and our subsidiaries’ day-to-day business operations. Liberty Mutual provides us with additional corporate services through employees that service us and other affiliates of Liberty Mutual. These additional corporate services include certain supplemental expertise in accounting, actuarial, risk management, financial, investment management, cash management, tax, auditing, purchasing, payroll processing, human resources and employee relations and/or benefits, marketing, strategic support, information technology, software support, business continuity, policy administration and production, real estate management, legal, regulatory compliance, complex and emerging risks claims, administration of our run-off operations, reinsurance, general administration and other services. We reimburse Liberty Mutual for certain office space and expenses and related services rendered by Liberty Mutual.

We intend to keep each of the existing services agreements in place until January 1, 2011 and rely on Liberty Mutual to provide the services and personnel, including executive officers, necessary to operate our business. Under the terms of an agreement that we will enter into with Liberty Mutual prior to the consummation of this offering, Liberty Mutual will use commercially reasonable efforts to transfer all of the Agency Corporation Dedicated Employees, including executive officers, to us as of January 1, 2011. Following January 1, 2011, Liberty Mutual will continue to provide us with accounting, actuarial, risk management, financial, tax, auditing, purchasing, payroll processing, human resources and employee relations and/or benefits, marketing, strategic support, information technology, software support, business continuity, policy administration and production, real estate management, legal, regulatory compliance, complex and emerging risks claims, administration of our run-off operations, reinsurance, general administration and other services. See “Certain Relationships and Related Party Transactions.”

Insurance Affiliates

We are affiliated with several legal entities that participate in the LMAC Pool, even though these entities are not owned by us. These entities include: Montgomery Mutual Insurance Company, a mutual insurance company; National Insurance Association, a reciprocal insurance exchange; and America First Lloyds Insurance Company, American States Lloyds Insurance Company and Safeco Lloyds Insurance Company, each of which is a Texas Lloyds company. As a result of these entities’ participation in the LMAC Pool, we assume all of the financial results of these legal entities and we consolidate these entities into our financial results. See Note 3 — “Investments” to our historical consolidated financial statements included elsewhere in this prospectus.

Properties

Our principal office is located at 10 St. James Avenue, Boston, Massachusetts. We also maintain branch offices in various locations throughout the United States. Our principal office and certain of our branch offices are provided to us by Liberty Mutual under a license agreement. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Real Estate License Agreements.” Management considers our office facilities suitable and adequate for our current level of operations.

Legal Proceedings

We are regularly involved in legal, regulatory and arbitration proceedings concerning matters arising in the ordinary course of our business. These include proceedings specific to our company, including our Run-Off Operations, as well as proceedings generally applicable to the property and casualty industry.

The Society of Jesus, Oregon Province (the “Debtor”) has sought insurance coverage from certain of our insurance subsidiaries acquired in the Safeco acquisition for certain claims by persons who claim sexual abuse by one or more persons associated with the Debtor. The Debtor, which filed for bankruptcy protection in February 2009 in the Bankruptcy Court for the District of Oregon (the “Bankruptcy Court”), contends that one or more of the Safeco insurers issued liability policies to the Debtor for the period 1966–1992. Until its bankruptcy filing, we defended the Debtor against certain tort claims and paid certain indemnity amounts on behalf of the Debtor in connection with the tort claims, subject to a reservation of rights.

On October 23, 2009, to advance resolution of certain of the coverage issues, we filed an adversary proceeding, General Insurance Co. of America v. Society of Jesus, Oregon Province, Adversary Proceeding Case No. 09-3351 (Bankr. D. Or.) (the “Adversary Proceeding”) against the Debtor, seeking a declaration that we do not have a duty to defend and/or indemnify the Debtor with respect to many of the tort claims. We and the Debtor are the only parties to the Adversary Proceeding. The Debtor has answered and counterclaimed for declaratory relief; discovery is proceeding pursuant to an agreed schedule approved by order of December 17, 2009.

We and the Debtor are currently participating in a court ordered mediation, along with representatives of certain tort claimants, which process, if successful, would resolve the parties’ insurance coverage disputes, as well as all pending and future tort claims. Multiple issues exist which bear on whether and to what extent we owe insurance coverage to the Debtor. The most crucial insurance issues include: (1) the existence or lack of insurance coverage provided by us during certain years (sometimes referred to as the “missing policy” issue); (2) whether the acts complained of by the claimants constitute an “occurrence” as defined in the insurance policies, and/or whether they are excluded by certain terms and exclusions in the policies, because the alleged acts by the priests were not unexpected or unintended from the perspective of the Debtor; (3) if coverage is available, how many “occurrences” triggering coverage occurred in a given policy period; and (4) who is and is not covered as an “insured” under the policies, including the issue of whether non-priest Debtor personnel are covered. Limited discovery is now ongoing by all parties in the mediation.

Finally, the creditors’ committee of the Debtor has announced that it will challenge the validity of the November 2007 Settlement and Mutual Release Agreement entered into by the Debtor and Safeco (the “Alaska Settlement Agreement”), under which Safeco paid consideration on behalf of the Debtor, in return for a full release of all past, present and future claims against the Debtor alleging clergy abuse that took place in Alaska. Both we and the Debtor maintain that the Alaska Settlement Agreement is a valid and binding agreement. Although the creditors’ committee recently moved for leave of court to prosecute such action, the matter is temporarily being held in abeyance by agreement of the parties, pending the outcome of the mediation.

Various other legal, regulatory and arbitration proceedings against us, in addition to those discussed above, have arisen in the course of our business, including in connection with our claims activities. Proceedings pending against us are subject to uncertainties and we are unable to estimate with certainty the possible loss or range of loss that may result in connection with such proceedings. An adverse outcome in one or more of these proceedings could result in adverse judgments, settlements, fines, penalties and other relief and reputational losses that could have a material adverse effect on the manner in which we conduct our business or on our business, financial condition and results of operations. We regularly review all pending litigation matters in which we are involved and establish reserves deemed appropriate by management for such matters when a probable loss estimate can be made.

REGULATION

Our insurance subsidiaries are subject to regulation and supervision in each of the jurisdictions where they are domiciled or licensed to conduct business. The extent of regulation varies, but generally derives from statutes that delegate regulatory, supervisory and administrative authority to a department of insurance in each state. The regulation, supervision and administration relate to, among other things, standards of solvency that must be met and maintained, the licensing of insurers and their agents, the nature of and limitations on investments, premium rates, restrictions on the size of risks that may be insured under a single policy, reserves and provisions for unearned premiums, losses and other obligations, deposits of securities for the benefit of policyholders, approval of policy forms and the regulation of market conduct, including the use of credit information in underwriting as well as other underwriting and claims practices. In addition, many states have enacted variations of competitive ratemaking laws, which allow insurers to set certain premium rates for certain classes of insurance without having to obtain the prior approval of the state insurance department, while other states require obtaining such prior approval. State insurance departments also conduct periodic examinations of the financial condition and market conduct of insurance companies and require the filing of financial and other reports on a quarterly and annual basis. Our insurance subsidiaries are collectively licensed to transact insurance business in all U.S. states and the District of Columbia.

Insurance Regulation Concerning Dividends

Our top-tier insurance subsidiaries are domiciled in Indiana, New Hampshire, Ohio and Washington. The insurance holding company laws applicable to our top-tier insurance subsidiaries domiciled in Indiana, Ohio and Washington require notice to, and approval by, the state insurance commissioner for the declaration or payment of any dividend that, together with other distributions made within the preceding twelve months, exceeds the greater of 10% of the insurer’s surplus as of the preceding December 31, or the insurer’s net income for the twelve-month period ending the preceding December 31, in each case determined in accordance with statutory accounting principles. In addition, and in conjunction with regulatory approval for our acquisition of Safeco, our insurance subsidiaries domiciled in Washington are required to provide notice to, and obtain approval from, the state insurance commissioner for the declaration or payment of any dividend until September 22, 2010. In Indiana, Ohio and Washington, dividend payment is further limited in that dividends can only be paid out of adjusted unassigned surplus, as determined in accordance with statutory accounting principles. Some of our insurance subsidiaries are commercially domiciled in California and as a result are subject to similar restrictions on the payment of dividends. The insurance holding company laws applicable to our top-tier insurance subsidiary domiciled in New Hampshire require notice to, and approval by, the state insurance commissioner for the declaration or payment of any dividend that, together with other distributions made within the preceding twelve months, exceeds 10% of the insurer’s surplus as of the preceding December 31.

The insurance holding company laws of other states in which our insurance subsidiaries are domiciled generally contain similar, although in some instances more restrictive, limitations on the payment of dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Holding Company Liquidity and Capital Resources.”

Rate and Form Approvals

Our insurance subsidiaries are subject to each state’s laws and regulations regarding rate and form approvals. The applicable laws and regulations are used by states to establish standards to ensure that rates are not excessive, inadequate, unfairly discriminatory, or used to engage in unfair price competition. An insurer’s ability to increase rates and the relative timing of the process are dependent upon each respective state’s requirements. In states having “file-and-use” laws, an insurer must file a rate with the insurance regulator in such state, but does not need to wait for approval before using such rate. In states having “use-and-file” laws, an insurer must file rates within a period of time after the insurer begins using the new rates. Approximately half of the states require prior approval of most rate changes.

Requirements for Exiting Geographic Markets or Canceling or Non-Renewing Policies

Several states have laws and regulations which may affect the timing and the ability of an insurer to either discontinue or substantially reduce its writings in that state. These laws and regulations typically require prior notice, and in some instances insurance department approval, prior to discontinuing a line of business or withdrawing from that state, and they allow insurers to cancel or non-renew certain policies only for certain specified reasons.

Assessments for Guaranty Funds and Second-Injury Funds and Other Mandatory Pooling and Reinsurance Arrangements

Virtually all states require insurers licensed to do business in their state, including our insurance subsidiaries, to bear a portion of the loss suffered by some claimants because of the insolvency of other insurers. Many states also have laws that established second-injury funds to provide compensation to injured employees for aggravation of a prior condition or injury.

Our insurance subsidiaries are also required to participate in various involuntary assigned risk pools, principally involving workers compensation, automobile insurance, property wind pools in states prone to property damage from hurricanes, and fair access to insurance requirements plans, which provide various insurance coverages to individuals or other entities that otherwise are unable to purchase that coverage in the voluntary market.

Assessments may include any charge mandated by statute or regulatory authority that is related directly or indirectly to underwriting activities. Examples of such mechanisms include the Florida Hurricane Catastrophe Fund, Florida Citizens Property Insurance Corporation, Louisiana Citizens Property Insurance Corporation and the Texas Windstorm Insurance Association. Amounts payable or paid as a result of arrangements that are in substance reinsurance, including certain involuntary pools where insurers are required to assume premiums and losses from those pools, are accounted for as reinsurance (for example, the National Workers Compensation Reinsurance Pool). Amounts related to assessments from arrangements that are not reinsurance are reported as a component of “general and administrative expenses” in our historical consolidated financial statements. For additional information concerning assessments for guaranty funds and second-injury funds and other mandatory pooling and reinsurance agreements including state-funding mechanisms, see “Risk Factors — Risks Relating to Our Business — Mandated market mechanisms may require us to underwrite policies with a higher risk of loss and assessments and other surcharges for guaranty funds and second-injury funds may reduce our profitability.”

Insurance Regulatory Information System

The NAIC developed the Insurance Regulatory Information System, which we refer to in this prospectus as “IRIS”, to help state insurance regulators identify companies that may require special attention. Financial examiners review annual statements and key financial ratios based on year-end data. These ratios assist state insurance departments in executing their statutory mandate to oversee the financial condition of insurance companies. Each ratio has an established “usual range” of results. A ratio result falling outside the usual range of IRIS ratios, however, is not considered a failing result; rather, unusual values are viewed as part of the regulatory early monitoring system. Furthermore, in some years, it may not be unusual for financially sound companies to have one or more ratios with results outside the usual ranges.

For the year ended December 31, 2009, 15 of our 37 insurance subsidiaries fell outside the usual range of IRIS ratios. However, none of our insurance subsidiaries fell outside of the usual range for more than three IRIS ratios. The following table sets forth our subsidiaries that fell outside of the usual range of one or more IRIS ratio(s) for the year ended December 31, 2009 and the corresponding IRIS ratios:

Insurance Subsidiary	IRIS Ratio(s)

American Economy Insurance Company	Gross Change in Policyholders Surplus
Change in Adjusted Policyholders Surplus
America First Insurance Company	Gross Written Premium to Surplus
America First Lloyd’s Insurance Company	Gross Written Premium to Surplus
American States Preferred Insurance Company	Change in Adjusted Policyholders Surplus
Colorado Casualty Insurance Company	Investment Yield
Golden Eagle Insurance Corporation	Change in Adjusted Policyholders Surplus
Hawkeye-Security Insurance Company	Investment Yield
The Midwestern Indemnity Company	Investment Yield
Gross Change in Policyholders Surplus
Change in Adjusted Policyholders Surplus
North Pacific Insurance Company	Gross Written Premium to Surplus
Investment Yield
Adjusted Liabilities to Liquid Assets
The Ohio Casualty Insurance Company	Change in Adjusted Policyholders Surplus
Peerless Insurance Company	Adjusted Liabilities to Liquid Assets
Safeco Insurance Company of America	Change in Adjusted Policyholders Surplus
Safeco Insurance Company of Indiana	Gross Written Premium to Surplus
Safeco Insurance Company of Oregon	Gross Written Premium to Surplus
Adjusted Liabilities to Liquid Assets
Safeco National Insurance Company	Change in Net Written Premium
Two Year Overall Operating
Investment Yield

Generally, an insurance company will become subject to regulatory scrutiny if it falls outside the usual ranges of four or more of the ratios. The inquiries made by state insurance regulators into an insurance company’s IRIS ratios can take various forms. In some instances, regulators may require the insurance company to provide a written explanation as to: the causes of the particular ratios being outside the usual range; management’s actions to produce results that will be within the usual range in future years; and what, if any, actions have been taken by the insurance company’s domiciliary state insurance regulators. Regulators are not required to take action if an IRIS ratio is outside the usual range, but depending upon the nature and scope of the particular insurance company’s exception (for example, if a particular IRIS ratio indicates that an insurance company has insufficient reserves), regulators may act to reduce the amount of insurance the insurance company can write, revoke the insurer’s certificate of authority or in some instances, place the insurance company under supervision.

At this time, no further inquiries have been made by any state insurance regulators into the IRIS ratios of our insurance subsidiaries for the year ended December 31, 2009. Historically, regulators have been satisfied upon follow-up that no regulatory action was required. It is possible that similar results may not occur in the future.

Risk-Based Capital Requirements

The NAIC has adopted a model act with RBC formulas to be applied to insurance companies. RBC is a method of measuring the amount of capital appropriate for an insurance company to support its overall business operations in light of its size and risk profile. RBC standards are used by state insurance regulators to determine appropriate regulatory actions relating to insurers that show signs of weak or deteriorating conditions. The domiciliary states of our 36 insurance subsidiaries, as of June 30, 2010, have adopted laws substantially similar to the NAIC’s RBC model act. RBC requirements determine minimum capital requirements and are intended to raise the level of protection for policyholder obligations. RBC levels are not intended as a measure to rank insurers generally, and the insurance laws in our domiciliary states generally restrict the public dissemination of insurers’ RBC levels. Under laws adopted by individual states, insurers having total adjusted capital less than that required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

The RBC model act provides for four different levels of regulatory attention depending on the ratio of the insurer’s total adjusted capital, defined as the total of its statutory capital and surplus to its RBC:

•	The “Company Action Level” is triggered if a company’s total adjusted capital is less than 200% but greater than or equal to 150% of its RBC. At the “Company Action Level,” a company must submit a comprehensive plan to the state insurance regulator that discusses proposed corrective actions to improve its capital position. In states where the property/casualty trend test has been enacted, the “Company Action Level” is triggered if a company’s total adjusted capital is between 200% and 300% of its RBC with a combined ratio greater than 120%.

•	The “Regulatory Action Level” is triggered if a company’s total adjusted capital is less than 150% but greater than or equal to 100% of its RBC. At the “Regulatory Action Level,” the state insurance regulator will perform a special examination of the company and issue an order specifying corrective actions that must be followed.

•	The “Authorized Control Level” is triggered if a company’s total adjusted capital is less than 100% but greater than or equal to 70% of its RBC, at which level the state insurance regulator may take any action it deems necessary, including placing the company under regulatory control.

•	The “Mandatory Control Level” is triggered if a company’s total adjusted capital is less than 70% of its RBC, at which level the state insurance regulator is mandated to place the company under its control.

The NAIC’s RBC formulas have not been designed to differentiate among adequately capitalized companies who operate with higher levels of capital. In view of this, as well as state insurance law restrictions on dissemination of RBC levels, we believe it is inappropriate and ineffective to use the formulas to rate or to rank these companies. At December 31, 2009, each of our insurance subsidiaries had total adjusted capital in excess of amounts requiring company or regulatory action at any prescribed RBC action level.

Model Audit Rule

Effective January 1, 2010, the regulators of our insurance subsidiaries adopted the Model Audit Rule. The Model Audit Rule is modeled closely on the Sarbanes-Oxley Act, and concerns (i) auditor independence, (ii) corporate governance, and (iii) internal control over financial reporting. Our insurance subsidiaries are in compliance with the applicable provisions of the Model Audit Rule, as adopted by the applicable regulators.

Investment Regulation

Our insurance company subsidiaries must comply with their respective state of domicile’s laws regulating insurance company investments. These laws prescribe the kind, quality and concentration of investments and while unique to each state, the laws are modeled on the standards promulgated by the NAIC.

The NAIC has issued two versions of its Investment of Insurers Model Act: the defined limits version, which places restrictions on the amount that may be held in particular types of financial assets as a means to achieve diversity, and the defined standards version, which utilizes a more principle-based approach. Based on these models, each state has adopted investment laws with substantive and/or quantitative limitations with respect to various investment classes. The investment laws are generally permissive with respect to federal, state and municipal obligations, and more restrictive with respect to corporate obligations, particularly non-investment grade obligations, foreign investment, equity securities and real estate investments. Each insurance company is therefore limited by the investment laws of its state of domicile from making excessive investments in any given security (such as single issuer limitations) or in certain classes or riskier investments (such as aggregate limitation in non-investment grade bonds). The diversification requirements are broadly consistent with our investment strategies. At June 30, 2010, we were in compliance with these laws and regulations.

Agent and Broker Compensation

Our insurance subsidiaries sell insurance products and services primarily through appointed independent insurance agents, as well as through insurance brokers. Accordingly, we seek to compensate our agents and brokers consistent with market practices and pay commissions and other consideration for business agents and brokers place with our insurance subsidiaries.

We believe our agent compensation practices and disclosures meet current legal and regulatory requirements. In recent years, however, certain state attorneys general have investigated the compensation practices of several insurance brokers and national insurance companies. Beginning in 2004, a number of Liberty Mutual affiliated entities engaged in the insurance business received subpoenas and other requests from various state attorneys general and insurance regulators for information regarding broker compensation practices, contingent commissions and improper quotations. While none of our insurance subsidiaries received subpoenas, some of our insurance subsidiaries received requests for information regarding broker compensation practices, contingent commissions and improper quotations from various state insurance regulators. In 2006, as affiliates of Liberty Mutual, five of our current insurance subsidiaries, specifically Excelsior Insurance Company, The Midwestern Indemnity Company, The Netherlands Insurance Company, Peerless Indemnity Insurance Company and Peerless Insurance Company, were named in a civil action filed by the Connecticut Attorney General — State of Connecticut v. Liberty Mutual Holding Company, Inc., et al., UWY-CV-06-402472-S. The Attorneys General for the States of Illinois and New York filed similar actions against several Liberty Mutual affiliates but neither we nor any of our insurance subsidiaries were named in those actions. At the date of this prospectus, neither Liberty Mutual nor any of our insurance subsidiaries has entered into a consent order with any regulatory authority in connection with any of the matters described above, nor are any such consent orders pending.

Given the regulatory scrutiny of compensation arrangements with brokers to date, it is possible that compensation arrangements between insurers and independent agents and brokers will come under further review and will be the subject of public policy debate and possible legislative reform. We monitor these developments but cannot predict the nature or effect, if any, that such a public policy debate or possible legislative reform would have on our agent and broker compensation practices or business.

Insurance Holding Company Regulation

As a holding company, we are not regulated as an insurance company. However, since we own and control insurance companies, we are subject to state insurance holding company statutes, as well as certain other laws, of each of our insurance subsidiaries’ states of domicile. All holding company statutes, as well as other laws, require disclosure and, in some instances, prior approval of material transactions, including loans, advances and transfers of property and assets, between an insurance company and an affiliate. The holding company statutes and other laws also require, among other things, prior approval of an acquisition of control of a domestic insurer, some transactions between affiliates and the payment of dividends or distributions. Agreements between our insurance subsidiaries, on the one hand, and us and our affiliates, on the other hand, are also subject to the state insurance holding company statutes. In addition, we and our subsidiaries are part of Liberty Mutual’s holding company and will remain a part of Liberty Mutual’s holding company for the foreseeable future. As a result, agreements between our insurance subsidiaries, on the one hand, and Liberty Mutual, on the other hand, are also subject to the state insurance holding company statutes.

Insurance Regulations Concerning Change of Control

State insurance laws contain provisions that require advance approval by state agencies of any change in control of an insurance company that is domiciled, or in some cases has substantial business so that the insurer is deemed to be commercially domiciled, in that state.

The laws of many states also contain provisions requiring pre-notification to state agencies prior to any change in control of a non-domestic insurance company admitted to transact business in that state. While these pre-notification statutes do not authorize the state agency to disapprove the change of control, they do authorize issuance of cease and desist orders with respect to the non-domestic insurer if it is determined that some conditions, such as undue market concentration, would result from the acquisition.

Any transactions that would constitute a change in control of any of our insurance subsidiaries would generally require prior approval by the insurance departments of the states in which the insurance subsidiaries are domiciled or commercially domiciled. They may also require pre-acquisition notification in those states that have adopted pre-acquisition notification provisions and in which such insurance subsidiaries are admitted to transact business.

These requirements may deter, delay or prevent transactions affecting the control of or the ownership of our common stock, including transactions that could be advantageous to our stockholders.

Terrorism

The Program generally requires all commercial property and casualty insurers writing business in the U.S. to make terrorism coverage available to commercial policyholders and provides a Federal backstop for certified terrorist acts that result in losses above individual insurance company deductible amounts. The Terrorism Acts directly apply to our U.S. property and casualty insurance business. The deductible for any calendar year is equal to 20% of an insurer’s and it affiliates’ direct earned premiums for covered lines for the preceding calendar year. We estimate that the amount that we (together with the insurance subsidiaries of Liberty Mutual) will collectively have to pay before the Federal backstop becomes available to be $1.757 billion for 2010. Under the Terrorism Acts, we must include the direct earned premiums of all of our insurance company affiliates, whether or not directly or indirectly owned or controlled by us, in calculating our deductible. This includes the other insurance company subsidiaries of Liberty Mutual Group. Pursuant to the Intercompany Agreement, we and our insurance company affiliates (including insurance subsidiaries of Liberty Mutual) will allocate any recovery from the Federal government to each affiliated insurer in the proportion its insured losses (net of collectible reinsurance) bear to its and its affiliates’ aggregate insured losses (net of collectible reinsurance) under the Program. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement — Allocation of Coverage under the Terrorism Acts.” The annual cap limits the amount of aggregate subject losses for all participating insurers to $100 billion. Once subject losses have reached the $100 billion aggregate during a program year, participating insurers will not be liable under the Program for additional covered terrorism losses for that program year. We have had no terrorism-related losses since the Program was established. As of the effective date of the Reauthorization Act, December 26, 2007, the U.S. government may “certify,” and the Program will cover, losses caused by any individual, foreign or domestic. Damage outside the U.S. is not covered except in limited circumstances, such as damage to a U.S. air carrier. The Program will remain in effect until December 31, 2014. There can be no assurance that it will be extended beyond that date. In the event that the Program is not extended beyond December 31, 2014 and in the absence of a private reinsurance market for terrorism reinsurance, we may be required to accept financial responsibility for losses that we would not otherwise insure unless state insurance departments allow for the non-renewal of business with significant terrorism risk exposure or the exclusion of coverage for terrorism risks under policy renewals. See “Business — Terrorism.”

Recent and Future Legislation

In recent years, the state insurance regulatory framework has come under increased federal scrutiny, and some state legislatures have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Further, the NAIC and state insurance regulators continually reexamine existing laws and regulations, specifically focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws and regulations. Further, in a time of financial uncertainty or a prolonged economic downturn, regulators may choose to adopt more restrictive insurance laws and regulations. For example, insurance regulators may choose to restrict the ability of insurance subsidiaries to make payments to their parent companies or reject rate increases due to the economic environment.

Traditionally, the United States federal government did not directly regulate the insurance business. Congress has recently passed the Dodd-Frank Act providing for the regulation of financial institutions, including insurance companies, and financial activities that represent a systemic risk to financial stability or the U.S. economy. The Dodd-Frank Act, which was signed by the President on July 21, 2010, provides for, among other things, the creation of the Financial Stability Oversight Council and the Federal Insurance Office. The stated purposes of the Financial Stability Oversight Council are to identify risks to the financial stability of the U.S., promote market discipline and respond to emerging risks to the U.S. financial system. The Financial Stability Oversight Council has the authority to designate a nonbank financial company (defined by the Dodd-Frank Act as a company that predominantly engages in financial activities) to be regulated by the Board of Governors if such company’s financial distress or its nature, size, scale, concentration, interconnectedness or mix of activities would pose a threat to the financial stability of the U.S. Under the Dodd-Frank Act, in the event that an insurance company or insurance holding company is designated as a Supervised Company by the Financial Stability Oversight Council, its insurance holding company system would become subject to prudential regulation (including capital requirements, leverage limits, liquidity requirements and examinations) by the Board of Governors. Therefore, if we or Liberty Mutual are designated as a Supervised Company by the Financial Stability Oversight Council, we could become subject to supervision by the Board of Governors under the Dodd-Frank Act. The activities of a Supervised Company may, in addition to prudential regulation, be further restricted in the event that the Board of Governors determines that such Supervised Company poses a grave threat to the financial stability of the U.S. Upon such a determination, the Board of Governors may limit the ability of such Supervised Company to enter into merger transactions, restrict its ability to offer financial products, require it to terminate one or more activities, or impose conditions on the manner in which it conducts activities. In addition, Supervised Companies may be subject to assessments by the Federal Depository Insurance Corporation under the Dodd-Frank Act to fund the liquidation or restructuring of troubled financial companies whose failure would pose a significant risk to the financial stability of the U.S.

Under the Dodd-Frank Act, the Federal Insurance Office will be established within the U.S. Treasury Department to monitor all aspects of the insurance industry and its authority will extend to all lines of insurance except health insurance, long-term care insurance that is not included with life or annuity insurance components and crop insurance. The director of the Federal Insurance Office will serve in an advisory capacity to the Financial Stability Oversight Council and have the ability to recommend that an insurance company or insurance holding company be subject to heightened prudential standards. Notwithstanding the creation of the Federal Insurance Office, the Dodd-Frank Act provides that state insurance regulators will remain the primary regulatory authority over insurance and expressly withholds from the Federal Insurance Office and the U.S. Treasury Department general supervisory or regulatory authority over the business of insurance. The Dodd-Frank Act also provides for the preemption of state laws in certain instances involving the regulation of reinsurance and other limited insurance matters. At this time, we cannot assess whether any other proposed legislation or regulatory changes will be adopted, or what impact, if any, the Dodd-Frank Act, NAIC initiatives or any other such legislation or changes could have on our results of operations, financial condition or liquidity. We believe we are well positioned to succeed under both the state-based regulatory system and the federal system of additional oversight under the Dodd-Frank Act due to our history and experience as state-based regional operations and given our scale and national capabilities that can accommodate federal oversight.

MANAGEMENT

Directors and Executive Officers

Set forth below are the names, ages and positions of our directors and executive officers as of the date of this prospectus:

Name	Age	Position

Edmund F. Kelly (1)	65	Chairman of the Board
Gary R. Gregg (2)	55	Chief Executive Officer, President and Director
Michael J. Fallon	42	Senior Vice President and Chief Financial Officer
Joseph A. Gilles	54	Senior Vice President and Manager, Actuarial and Corporate Research
Scott R. Goodby	55	President, Commercial Segment
Michael H. Hughes	55	President, Personal Segment
Edmund C. Kenealy	47	Senior Vice President, General Counsel and Secretary
Timothy A. Mikolajewski	52	President, Surety Segment
Paul G. Alexander (3)	49	Director
A. Alexander Fontanes (4)	55	Director
Dennis J. Langwell (5)	51	Director
David H. Long (6)	49	Director
Christopher C. Mansfield (7)	60	Director
Helen E. R. Sayles (8)	59	Director
	(9)	Director nominee

(1)	Class director.

(2)	Class director.

(3)	Class director.

(4)	Class director.

(5)	Class director.

(6)	Class director.

(7)	Class director.

(8)	Class director.

(9)	Will be one of our Class directors upon the consummation of this offering.

The following sets forth certain biographical information with respect to our executive officers and directors listed above.

Edmund F. Kelly is the Chairman of our board of directors. He has been a member of our board of directors since May 2010. He is the Chairman of the board of directors and Chief Executive Officer of Liberty Mutual and certain of its affiliates, a role he has held since 2001. From 2000 to July 2010, he was also President of Liberty Mutual and certain of its affiliates. He has been Chairman and Chief Executive Officer of Liberty Mutual Insurance Company (“LMIC”) and Liberty Mutual Fire Insurance Company (“LMFIC”), both of which are subsidiaries of Liberty Mutual, since 2000. He has been Chairman of Employers Insurance Company of Wausau (“EICOW”), also a subsidiary of Liberty Mutual, since 1999 and a director of EICOW since 1998. He has served as a director of EMC Corporation and The Bank of New York Mellon Corporation since 2007. Mr. Kelly has over 35 years of experience in the property and casualty insurance industry. In his current position as Director, Chairman and Chief Executive Officer of Liberty Mutual, Mr. Kelly possesses significant management, financial, strategic planning and operational experience. In addition, Mr. Kelly is a

Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. Further, Mr. Kelly’s service on other public company boards affords him additional valuable insights and experiences.

Gary R. Gregg is our President, Chief Executive Officer and a member of our board of directors. He has been a member of our board of directors since July 2005. He has served as President of Liberty Mutual Group’s Agency Markets business unit since 2005. He was Executive Vice President and Manager of Liberty Mutual’s Commercial Markets business unit from 2001 to 2005 and held that title in LMIC from 1995 to July 2005. He joined Liberty Mutual Group in 1989 and held other executive and management positions from 1989 to 1995. Mr. Gregg has over 20 years of experience in the property and casualty insurance industry. As our Chief Executive Officer, Mr. Gregg possesses extensive experience and detailed knowledge of all aspects of our business and operations, including our strategy, management, technology systems, risk profile and financial issues.

Michael J. Fallon is our Senior Vice President and Chief Financial Officer. He has served as Senior Vice President and Chief Financial Officer of Liberty Mutual Group’s Agency Markets business unit since 2008. He was Director of Integration for Liberty Mutual Group’s Agency Markets business unit during 2008. He was Director of Corporate Finance, Liberty Mutual Group from 2003 to 2008. He joined Liberty Mutual Group in 1993 and held various management positions within Liberty Mutual Group from 1993 to 2003.

Joseph A. Gilles is our Senior Vice President and Manager, Actuarial and Corporate Research. He has been Executive Vice President and Manager of Strategy and Operations of Liberty Mutual Group’s Agency Markets business unit since 2005. He joined Liberty Mutual Group in 1992 and held various other management positions within Liberty Mutual Group from 1992 to 2005.

Scott R. Goodby is the President of our Commercial segment. He has been Executive Vice President of Liberty Mutual Group’s Agency Markets business unit and President of that unit’s Commercial segment since 2005. He joined Liberty Mutual Group in 1979 and held various other management positions from 1979 to 2005.

Michael H. Hughes is the President of our Personal segment. He has been Executive Vice President of Liberty Mutual Group’s Agency Markets business unit and President of that unit’s Personal segment since the acquisition of Safeco in 2008. From 2006 to 2008, he was Executive Vice President, Insurance Operations, of Safeco. From 2002, when he joined Safeco, to 2006, he was Senior Vice President, Safeco Business Insurance.

Edmund C. Kenealy is our Senior Vice President, General Counsel and Secretary. Mr. Kenealy has been Vice President, General Counsel of Liberty Mutual Group’s Agency Markets business unit since 2005, when he joined the Liberty Mutual Group. From 2001 to 2005, he was Vice President, General Counsel of TeamStaff, Inc., a publicly-traded staffing services provider. From 2000, when he joined TeamStaff, to 2001, he was Vice President, Legal & Regulatory Affairs (PEO Division). Prior to joining TeamStaff, he held various legal positions of increasing authority and responsibilities with a workers compensation insurer and human resources administrative services provider from 1993 to 2000. He was previously associated with the Boston offices of Nutter, McClennen & Fish LLP and Skadden, Arps, Slate, Meagher & Flom LLP.

Timothy A. Mikolajewski is the President of our Surety segment. He has been Executive Vice President of Liberty Mutual Group’s Agency Markets business unit and President of that unit’s Surety segment since the acquisition of Safeco in 2008. From 1984, when he joined Safeco, to 2008, he was in various contract surety management positions for Safeco.

Paul G. Alexander has been a member of our board of directors since May 2010. He is Senior Vice President and Manager, Communications Services of Liberty Mutual, a role he has held since February 1, 2009. He was Senior Vice President and Managing Director, Communications of LMIC from November 2008 to January 2009. Prior to joining Liberty Mutual he was Vice President, Global Advertising and Package Design, Campbell Soup Company from 2002 to 2008. Mr. Alexander has over 28 years of experience in marketing and communications generally, including related senior management roles outside of Liberty Mutual. As such, Mr. Alexander possesses significant knowledge and experience in these areas with specific detailed expertise in branding matters.

A. Alexander Fontanes has been a member of our board of directors since May 2010. He is the Executive Vice President and Chief Investment Officer of Liberty Mutual and certain of its affiliates, a role he has held since 2005. He was Senior Vice President and Chief Investment Officer of Liberty Mutual from 2001 to March 2005 and held that title in LMIC from 1992 to 2005. Mr. Fontanes has over 29 years of investment experience in the property and casualty insurance industry. Mr. Fontanes possesses an in-depth understanding and knowledge of investment portfolio management, risk tolerance and financial markets generally.

Dennis J. Langwell has been a member of our board of directors since May 2003. He is Senior Vice President and Chief Financial Officer of Liberty Mutual and certain of its affiliates, a role he has held since 2003. From May 2003 to September 2003, he was Comptroller of Liberty Mutual and certain of its affiliates. From 1998 to 2003, he was Vice President and Comptroller of LMIC and LMFIC. Mr. Langwell has over 20 years of finance experience in the property and casualty insurance industry. Mr. Langwell possesses substantial financial experience regarding the complex financial and operational issues facing property and casualty insurers, and a deep understanding of accounting principles and financial reporting rules and regulations.

David H. Long has been a member of our board of directors since July 2010. Mr. Long was elected President of Liberty Mutual and to the board of directors of Liberty Mutual in July 2010 and continues to serve as President of Liberty Mutual’s International business unit, a role he has held since 2009. From 2006 to 2009, he served as Executive Vice President and President of Liberty Mutual’s Commercial Markets business unit. From 2005 to 2006, he served as Executive Vice President and Manager of Liberty Mutual’s Commercial business unit. Prior to 2005, Mr. Long held various positions of increasing responsibility and authority principally in the Commercial Markets and Agency Markets business units of Liberty Mutual Group, where he has been employed since 1985. Mr. Long has 25 years of comprehensive experience in the property and casualty insurance industry involving extensive business operations oversight, strategic planning, financial management, and significant acquisition and business development activities.

Christopher C. Mansfield has been a member of our board of directors since June 1999. He is Senior Vice President and General Counsel of Liberty Mutual, a role he has held since 2001. He has held that title in LMIC since 1987 and in LMFIC since 2000. Mr. Mansfield has over 35 years of legal experience in the property and casualty insurance industry. Mr. Mansfield possesses significant knowledge and experience regarding legal affairs, litigation management, regulatory compliance, public policy matters and governmental affairs affecting us and the insurance industry generally.

Helen E. R. Sayles has been a member of our board of directors since May 2010. She is Senior Vice President and Manager, Human Resources and Administration of Liberty Mutual, a role she has held since 2001. She has held the same title with LMIC since 1992. Ms. Sayles has over 35 years of experience in the property and casualty insurance industry. Ms. Sayles possesses extensive knowledge and experience concerning compensation, benefits, employee relations, talent development and human resources issues generally.

Each of Messrs. Kelly, Gregg, Fallon, Gilles, Goodby, Hughes, Kenealy, Mikolajewski, Alexander, Fontanes, Langwell, Long and Mansfield, and Ms. Sayles is employed by Liberty Mutual.

Composition of Board; Classes and Directors

We intend for our company’s board of directors to consist of eleven persons, eight of whom will also be current or former employees, directors or officers of Liberty Mutual, and three of whom will be independent. However, immediately following this offering, our board of directors will initially consist of nine directors, including only one independent director. Thereafter, our board of directors may expand the size of the board and approve new board members to the vacancies created thereby in accordance with the provisions of our certificate of incorporation.

We will avail ourselves of the controlled company exception provided under Nasdaq rules. A controlled company need not comply with the applicable Nasdaq rules requiring its board of directors to be comprised of a majority of independent directors. A “controlled company” under Nasdaq rules is a company of which more than 50% of the voting power for the election of directors is held by a single stockholder or group of stockholders. Upon completion of this offering, Liberty Mutual will beneficially own all of our outstanding Class B common stock, representing     % of the voting power for directors and     % of the total economic ownership. Because Liberty Mutual will beneficially own more than 50% of the voting power for the election of our directors immediately following this offering, we will qualify as a “controlled company” under Nasdaq rules. In the event that we are no longer a controlled company, we will be required to have a majority of independent directors on our board of directors, subject to a phase-in period during the first year we cease to be a controlled company.

Liberty Mutual will be able to direct the election of 80% of the members of our board of directors, which we refer to as the “Class B Designees,” unless prior to any distribution intended to qualify as a tax-free distribution under Section 355(a) of the Code, or any corresponding provision of any successor statute (a “tax free spin-off”), Liberty Mutual ceases to beneficially own shares of Class B common stock representing at least 20% of our outstanding common stock. Messers. Kelly, Alexander, Fontanes, Langwell, Long and Mansfield and Ms. Sayles will be designated as the Class B Designees on our board of directors prior to the completion of this offering. See “Description of Capital Stock — Board of Directors.” The remaining directors, which we refer to as “Joint Designees,” will be elected by the holders of the Class A common stock and the Class B common stock, voting together as a single class, with the holders of Class A common stock and Class B common stock each entitled to one vote per share of common stock. Additional directors appointed to our board of directors following this offering will be designated as either Class B Designees or Joint Designees, as appropriate, such that Class B Designees constitute at least 80% of the board of directors. If the appointment of any director to fill a vacancy on the board of directors would cause the Class B Designees to constitute less than 80% of the board of directors, such vacancy will be filled by a vote of the Class B Designees on the board of directors and such director will be designated as a Class B Designee.

Our board of directors is divided into three classes, denominated as class I, class II and class III. Members of each class will hold office for staggered three-year terms. At each annual meeting of our stockholders beginning in 2011, the successors to the directors whose term expires at that meeting will be elected to serve until the third annual meeting after their election or until their successor has been elected and qualified.          and           will serve as class I directors whose terms expire at the 2011 annual meeting of stockholders.          ,          and           will serve as class II directors whose terms expire at the 2012 annual meeting of stockholders.          ,          and          will serve as class III directors whose terms expire at the 2013 annual meeting of stockholders.

Committees of our Board of Directors

Our board of directors will establish an audit committee, a compensation committee, a nominating committee, an investment committee and a risk committee to assist it with its responsibilities.

While we are not required to have a majority of independent directors under the Nasdaq rules, the SEC and Nasdaq rules concerning the independence of members of the audit committees of listed companies (discussed under “— Audit Committee” below) require us to have at least one director who is “independent,” as defined under the SEC and Nasdaq rules, at the time of the completion of this offering, at least two independent directors within 90 days following the completion of this offering and at least three independent directors within one year of this offering. As a result of this requirement, we intend to appoint two additional “independent” directors as soon as possible, but in any event within the time period prescribed by the Nasdaq rules.

Audit Committee

At the completion of this offering our audit committee initially will be composed of       ,       , and       , an independent director. We expect our board of directors to determine          to be independent under the SEC and Nasdaq rules. The SEC and Nasdaq rules require that each issuer has an audit committee of at least three independent members. The SEC and Nasdaq rules allow an issuer to phase-in, in connection with an initial public offering, the number of directors on the audit committee as well as the independence of such directors. Under the initial public offering phase-in, at the time of listing, the audit committee must have at least one member, and that member must be an independent director (as defined in the SEC and Nasdaq rules) and must meet the Nasdaq audit committee financial expert requirement at the time of the listing. Within 90 days after listing, the audit committee must have at least two members, and a majority of the members of the audit committee must be independent. Within one year after listing, the audit committee must have at least three members, all of whom must be independent. In addition, each member of the audit committee is required to be financially literate at the time such member is appointed and at least one member of the audit committee must meet the requirements for an audit committee financial expert under SEC rules. qualifies as an “audit committee financial expert as term is defined under the SEC rules. We will modify the composition of our audit committee as required to comply with the Nasdaq and SEC rules.

Our audit committee will have at least four regular meetings each year. The results of each meeting will be reported at the next regular meeting of our board of directors.

The principal duties and responsibilities of our audit committee are as follows:

•	to monitor our financial reporting process and internal control system;

•	to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement and oversee their work;

•	to oversee the performance of our internal audit function; and

•	to oversee our compliance with legal, ethical and regulatory matters.

Our board of directors will adopt a written charter for the audit committee, which we will make available on our website.

Nominating Committee

Our nominating committee will initially be composed of          ,          and          . As long as we are a controlled company, we are not required to maintain a nominating committee comprised of independent directors. Our nominating committee will oversee and advise our board of directors with respect to corporate governance matters, assist our board of directors in identifying and recommending qualified candidates for nomination to our board of directors, make recommendations to our board of directors with respect to assignments to committees of the our board of directors and oversee the evaluation of directors. In the event that we are no longer a controlled company, we will be required to have a nominating committee that is composed entirely of independent directors, subject to a phase-in period during the first year we cease to be a controlled company.

Compensation Committee

Our compensation committee will initially be composed of          ,          , and          , an independent director. As long as we are a controlled company, we are not required to maintain a compensation committee comprised of independent directors. As soon as possible following the completion of this offering, we intend for our compensation committee to include at least two independent directors and          . Our compensation committee will have responsibility for, among other things, all compensation arrangements for executive officers and making awards under our equity compensation plans. In the event that we are no longer a controlled company, we will be required to have a compensation committee that is composed entirely of independent directors, subject to a phase-in period during the first year we cease to be a controlled company.

Investment Committee

Our investment committee will initially be composed of           and          . Our investment committee will have responsibility for, among other things: reviewing our investment guidelines/policies, strategies and programs; making recommendations to our board of directors regarding investment asset allocation and financing activities; and reviewing the procedures that we utilize to determine that funds are invested in accordance with policies and procedures approved by our board of directors.

Risk Committee

Our risk committee will initially be composed of           and          . Our risk committee will have responsibility for, among other things: oversight of our ERM activities, reviewing our strategies and implementation of our ERM programs.

Compensation Discussion and Analysis

Our company is an outgrowth of the Agency Markets business unit of Liberty Mutual Group, which we refer to in this prospectus as the “Agency Markets SBU.” We do not have any employees at this time. Our executive officers identified under “— Directors and Executive Officers” in this Management section are currently employees of Liberty Mutual. Liberty Mutual has historically provided us with employees and executives dedicated to our business and operations under various services agreements, in return for which we have paid service fees to Liberty Mutual. Liberty Mutual will continue to provide these employees and executives to us through December 31, 2010. On January 1, 2011, Liberty Mutual will transfer these employees and executives to us pursuant to the Intercompany Agreement as described under “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement.”

Except as specifically noted below, the compensation disclosure in this section of the prospectus reflects the compensation actually received or earned by certain of our executive officers from Liberty Mutual for services rendered to us pursuant to the service agreements as if they had been paid directly by us. Gary R. Gregg is our Chief Executive Officer and President and Michael J. Fallon is our Chief Financial Officer. Scott R. Goodby, Michael H. Hughes and Joseph A. Gilles were our next three most highly compensated executive officers in 2009. These executives are collectively referred to below as our “named executive officers” even though they will continue to be employed by Liberty Mutual and provide services to us under the services agreements through December 31, 2010. All of our named executive officers are dedicated to us at this time, and do not provide services to other business segments within Liberty Mutual.

This Compensation Discussion and Analysis reflects the material elements of the current executive compensation program provided by Liberty Mutual Group to its executives, including those of its Agency Markets SBU. As discussed above, we intend to establish a compensation committee and it will be composed of at least two independent members of our board of directors. Our compensation committee will decide how much and what type of compensation and benefits will be provided to our named executive officers after the offering. Our anticipated initial compensation and benefits programs described below are not necessarily indicative in all respects of how we will compensate our named executive officers in the future. Among other things, future compensation may take into account increased duties and responsibilities of the named executive officers following the conversion of our company from a business segment of a large private company to a public company.

Executive Compensation Philosophy as a Business Unit of Liberty Mutual

As a business unit of Liberty Mutual Group, the following core principles were applied in structuring the compensation and benefits for our named executive officers:

•	A significant percentage of a named executive officer’s total direct compensation should be performance-based.

•	Senior executives should have a meaningful continuing stake in Liberty Mutual Group’s enterprise value.

•	A total rewards package should be strongly competitive with other size-appropriate companies in the insurance industry.

Our Executive Compensation Philosophy at Liberty Mutual Agency Corporation

A talented, motivated and experienced workforce is essential to the success of any company. The same is true for us. Just as we compete with other companies in the insurance industry, we will also compete with other companies in the labor marketplace for employees. The overall objective of our executive compensation program at Liberty Mutual Agency Corporation will be to attract and retain effective, stable, and motivated leadership.

We anticipate that the following core principles will guide compensation and benefits decisions for our named executive officers in connection with completing the offering consistent with this overriding objective and our status as a public company:

•	A significant percentage of a named executive officer’s total direct compensation should be performance-based.

•	A significant percentage of the incentive compensation for our named executives should be provided using our stock instead of being tied to the overall value of Liberty Mutual Group.

•	A total rewards package should be strongly competitive with other size-appropriate companies in the insurance industry.

•	Our named executive officers should own a meaningful percentage of our stock to motivate them to manage with a long-term owner’s perspective.

We expect that our compensation committee will develop a formal executive compensation philosophy after the offering.

Risk Assessment

The metrics used by Liberty Mutual to calculate incentive payments for our named executive officers were part of a risk review that assesses the concentration of the underwriting risk of the Agency Markets business unit of Liberty Mutual Group by geography, industry and counterparty. We believe that we have sufficient controls and reviews in place so that an individual will not be able to underwrite levels of risk that would enhance compensation while jeopardizing our risk-return strategy.

2009 Liberty Mutual Executive Compensation Program

Set forth below is a discussion of the Liberty Mutual executive compensation program that applied to our named executive officers during 2009. The total direct compensation paid by Liberty Mutual to our executive officers for 2009 had four components: base salary, an annual cash incentive award, a cash-based long-term incentive award and mutual company units providing an interest in Liberty Mutual Group’s enterprise value.

Base Salary.  This component of total direct compensation represented 20% of the target level of total direct compensation for our Chief Executive Officer, and between 38% and 47% for our other named executive officers during 2009. These salaries provide a secure base of compensation at a level reflecting the performance, skills and experience of our named executive officers while also ensuring that a significant portion of their compensation is at risk and linked to performance.

Annual Cash Incentive Award.  Each named executive officer received an award opportunity for 2009 under an annual incentive plan maintained by Liberty Mutual. Annual cash incentive award opportunities for achieving target performance ranged from 19% to 25% of the target level of total direct compensation for our named executive officers. A discussion of the performance criteria, corporate targets and results achieved with respect to payments made to our named executive officers under the Liberty Mutual incentive plan for performance during 2009 is set forth under “— 2009 Annual Incentive Compensation from Liberty Mutual.”

We have established a new annual cash-based incentive plan called the Liberty Mutual Agency Corporation Executive Management Incentive Compensation Plan, which will be the sole cash-based annual incentive for our named executive officers for the 2010 fiscal year. Our named executive officers will not receive an incentive payment with respect to the 2010 fiscal year under the Liberty Mutual annual cash incentive plan. The purpose of our new plan will be to create a strong link between annual performance-based compensation and business and individual performance during a calendar year in a manner that is consistent with our business plan and needs. All payments of annual incentives that are established under our new plan will be subject to the approval of our compensation committee. See the discussion under “— Liberty Mutual Agency Corporation Executive Management Incentive Compensation Plan” for further details regarding this new annual cash-based plan.

Cash-Based Long-Term Incentive Award.  Each named executive officer received an award opportunity for 2009 under a cash-based long-term incentive plan maintained by Liberty Mutual. This plan is structured so that payments are made if the applicable operating unit of Liberty Mutual outperformed its peer group over a three-year plan cycle. The awards for achieving target performance for the 2009-2011 plan cycle ranged from 10% to 20% of the target level of total direct compensation for our named executive officers. Performance measures under this plan were the growth and combined ratio as compared against designated peers during a three-year plan cycle as follows:

•	Growth is the average of year over year growth in net written premium for the property and casualty business during the plan cycle. Net written premium for this purpose includes premiums assumed from or ceded to reinsurers by us or the Agency Markets SBU.

•	Combined ratio refers to the consolidated combined ratio of the Liberty Mutual Group’s Agency Markets SBU (for 2009) and us (2010 and 2011).

The peer group for measuring Commercial lines’ long-term performance which applies to Mr. Goodby for the 2009-2011 plan cycle includes the following companies:

Cincinnati Insurance Group, CNA, Fireman’s Fund Insurance Companies, Hanover Insurance Company, Hartford Insurance Group, Selective Insurance Company, Travelers Companies and Zurich Insurance Company.

The peer group for measuring Personal lines’ long-term performance which applies to Mr. Hughes for the 2009-2011 plan cycle includes of the following companies:

Allstate Corporation, American Family Insurance Group, Farmers Insurance, GEICO, Nationwide Mutual Group, Progressive Corporation, State Farm Mutual Automobile Insurance Company, Travelers Companies and United Services Automobile Association.

The peer group for measuring the Agency Markets SBU long-term performance which applies to Mr. Gregg, Mr. Fallon and Mr. Gilles for the 2009-2011 plan cycle includes all the peer group companies for Commercial lines and Personal lines along with FCCI Insurance Group.

Each peer company’s financial results within a group (Agency Markets SBU, Commercial lines and Personal lines) are weighted relative to their size.

The percentage of the target long-term incentive awarded to each named executive officers is based on the following table:

	Combined Ratio
	Worse							-3%
GROWTH	than 3%	+3%	+2%	+1%	Avg	-1%	-2%	or better
3.0% or more	—	50	100	150	175	200	200	200
2.5%	—	25	75	125	150	175	175	200
2.0%	—	—	50	100	125	150	175	200
1.5%	—	—	25	75	100	125	150	175
1.0%	—	—	—	50	75	100	125	150
0.5%	—	—	—	25	50	75	100	125
0.0%	—	—	—	—	25	50	75	100
Less than 0.0%	—	—	—	—	—	—	—	—

No cash-based long-term award will be earned if either (i) growth is negative as compared to the applicable peer group (i.e., the average of the year-over-year growth in net written premium as described above is less than zero) for a plan cycle or (ii) there is no growth as compared to the applicable peer group (i.e., the average of the year-over-year growth in net written premium is zero) and the combined ratio is less than average as compared to the peer group for a plan cycle. Not more than 200% of the target amount may be paid if the combined ratio is better than -3 points and/or growth is better than 3.0% during a plan cycle.

We have assumed the outstanding cash-based long-term incentive award opportunities granted to the named executive officers in 2008, 2009 and 2010 under the Liberty Mutual long-term incentive plan under a new long-term incentive plan. This new plan, which is named the Liberty Mutual Agency Corporation 2010 Executive Long-Term Incentive Compensation Plan, authorizes the grant of additional long-term cash-based incentive opportunities as well as equity awards. All payments of cash-based long-term incentives under this new plan are subject to the approval of our compensation committee. See the discussion under “— Liberty Mutual Agency Corporation 2010 Executive Long-Term Incentive Compensation Plan” for further details regarding this new long-term incentive plan.

Mutual Company Units (EPP/EPDCP).  Our named executive officers have received annual grants of appreciation units (“AUs”) and restricted units (“RUs”) under the Liberty Mutual Executive Partnership Plan, which we refer to in this prospectus as “EPP,” and the Liberty Mutual Executive Partnership Deferred Compensation Plan, which we refer to in this prospectus as “EPDCP.” AUs provide a cash payment upon redemption based solely on an increase in the overall value of Liberty Mutual Holding Company Inc. (as opposed to the value of the Agency Markets SBU) after the grant date; RUs reflect an interest in the overall value of Liberty Mutual Holding Company Inc. that may be redeemed for cash at predetermined times. AUs and RUs for 2009 represented between 22% and 36% of targeted total direct compensation for our named executive officers. We do not expect Liberty Mutual to grant any additional AUs or RUs to our named executive officers after the offering.

The following table sets forth each element of total direct compensation as a dollar amount and a percentage of the targeted level of total direct compensation for 2009:

Targeted Total Direct Compensation

			Annual	Annual	Long-Term	Long-Term	EPP/
	Salary	Salary	Incentive	Incentive	Incentive	Incentive	EPDCP	EPP/ EPDCP	Total
Name	$	(% of Total)	($)(1)	(% of Total)	($)(2)	(% of Total)	($)(3)	(% of Total)	($)(4)

Gary R. Gregg	$775,000	20%	$968,750	24%	$775,000	20%	$1,424,401	36%	$3,943,151
Michael J. Fallon	$330,000	47%	$132,000	19%	$82,500	12%	$150,651	22%	$695,151
Joseph A. Gilles	$485,000	38%	$266,750	21%	$121,250	10%	$391,339	31%	$1,264,339
Scott R. Goodby	$550,000	38%	$357,500	25%	$137,500	10%	$391,339	27%	$1,436,339
Michael H. Hughes	$550,000	38%	$357,500	25%	$137,500	10%	$391,339	27%	$1,436,339

(1)	Equals the 2009 annual incentive target award for the named executive officer.

(2)	Equals the payment that normally would be made at the end of the 2009-2011 plan cycle to the named executive officer if the target level of performance is achieved.

(3)	Equals the sum of the assigned dollar value for compensation setting purposes of AUs and RUs granted to the named executive officer under EPP and EPDCP for 2009. The total reported dollar value under this column is equally split between AUs and RUs. For purposes of determining the dollar value assigned to AUs, each AU is considered to be equal in value to 40% of the dollar value of a RU.

(4)	Equals the sum of a named executive officer’s base salary and amount of incentive compensation at target as described in footnotes (1), (2) and (3) above.

In addition to total direct compensation, Liberty Mutual has historically provided the following additional benefits to our named executive officers:

Health, Welfare and Retirement Plans.  Our named executive officers are currently eligible to participate in Liberty Mutual’s health and retirement benefit plans on the same basis as other salaried employees at Liberty Mutual. Effective as of January 1, 2011, we will establish our own retirement plan that mirrors the benefit formula under the Liberty Mutual retirement plan. We expect that all of our employees after the offering, including our named executive officers, will continue to receive health benefits from Liberty Mutual that are the same as those offered to other salaried employees at Liberty Mutual. Liberty Mutual will continue to provide disability and death benefit coverage to our executive officers after the offering.

Nonqualified Deferred Compensation.  Our named executive officers currently participate in the Liberty Mutual Supplemental Income at Retirement Plan, which we refer to in this prospectus as “SIRP.” This plan reflects Liberty Mutual’s belief that our named executive officers should be able to accrue company paid retirement benefits on the same basis as other salaried employees under Liberty Mutual Group’s tax-qualified 401(k) plan and tax-qualified defined benefit pension plan.

SIRP allows eligible employees to defer a portion of their cash-based compensation (other than under EPP/EPDCP) on a pre-tax basis. Deferrals of base salary and earned short-term incentives in excess of tax-qualified plan limits are eligible for a matching contribution under SIRP at the same rate as under Liberty Mutual Group’s tax-qualified 401(k) plan. In addition, amounts that cannot be accrued under the Liberty Mutual tax-qualified defined benefit pension plan due to tax-qualified plan limits are restored under SIRP. We have established nonqualified deferred compensation plans effective as of January 1, 2011 so that our named executive officers will continue to be able to accrue company paid retirement benefits on the same basis as other salaried employees.

Post-Employment Compensation and Benefits.  Liberty Mutual does not have employment agreements or change-in-control agreements with any of our named executive officers (except in the case of Mr. Hughes, whose change-in-control agreement was inherited from a prior acquisition) and we do not intend to use them in the foreseeable future. Any rights of our named executive officers to post-employment compensation and benefits will be covered by compensation and benefits plans. This method provides flexibility to amend or terminate a plan to adjust severance benefits in response to changing market conditions, as well as enhanced transparency.

Liberty Mutual provides severance pay under a broad-based severance plan on account of an involuntary termination of employment under certain circumstances. Individuals who become our employees on January 1, 2011 will continue to be covered under that plan. Providing severance benefits will assist us in recruiting from other companies where an executive has job security, tenure, and career opportunities. In accepting a position with us, an executive may be giving up his or her current job stability for the challenges and potential risks of a new position. Severance benefits mitigate the harm that the executive would suffer if we terminated his or her employment for reasons beyond such executive’s control. Severance benefits also allow executives to focus on our business without undue distraction regarding their job security.

To be eligible to receive equity awards of our stock in connection with this offering (see “— Equity Awards” below), our named executive officers will be required to sign a covenant not to work for certain competitors for a period of up to one year after employment termination. In addition, our named executive officers will be required to forfeit or repay the proceeds from some or all of their incentive awards from us due to certain types of conduct under a compensation recovery policy. Our named executive officers are currently subject to non-solicitation agreements with Liberty Mutual Group, and payment of severance benefits as described above requires the named executive officer to sign a general release.

Liberty Mutual does not, and we will not, provide tax gross-up payments to our named executive officers for any “golden parachute” excise taxes that may be assessed under Section 4999 of the Code in connection with a change in control of either Liberty Mutual Group or us.

Equity Awards

We will grant equity-based retention awards to our named executive officers using our stock 30 days after the closing of this offering in the amount and manner described under “— Grants of Awards under the Long-Term Incentive Plan.” These equity awards are intended to serve as a significant incentive for our named executive officers to continue employment with us. Specifically, the initial equity awards to our named executive officers will generally impose a four year cliff vesting schedule. The amount of each of these awards was determined with the assistance of Compensation Advisory Partners after reviewing the value of current outstanding incentive awards subject to forfeiture restrictions and considering likely holding requirements under the intended stock ownership guidelines described below.

All outstanding AUs under EPP for our named executive officers, whether or not attributable to service with us, will be cancelled and replaced with options to acquire our Class A common stock and, in the case of in-the-money AUs, restricted stock units denominated in our Class A common stock. The replacement stock options and restricted stock units, which will be granted 30 days after the closing of this offering, will generally reflect the same term and standard vesting provision as the cancelled AUs. Any RUs will remain outstanding and subject to the terms of EPDCP, which allows participants to change the deemed investment for vested RUs from Liberty Mutual Holding Company Inc.’s value to designated notional fund investments. Further information regarding these equity-based rollover awards is set forth under “— Grants of Awards under the Long-Term Incentive Plan.”

We intend to establish stock ownership requirements for our named executive officers to more closely align their interests with the long-term interests of our stockholders. We believe this commitment to stock ownership will play a significant role in driving our success and creating long-term stockholder value. While we have not formally established these requirements, we expect that our chief executive officer will be required, by a specified date, to acquire and hold stock with a value at least equal to five times his annual salary and that our other named executive officers will be required to acquire and hold stock with a value at least equal to three times their annual salary.

2009 Annual Incentive Compensation from Liberty Mutual

Our named executive officers earned annual incentive compensation for 2009 under a plan maintained by Liberty Mutual. Set forth below is a summary of the performance criteria and target goals applicable to our named executive officers under the Liberty Mutual annual incentive plan for 2009 and the level of achievement realized for these targets that resulted in payments. The annual incentive target award and maximum award (two times the target award) that could have been earned under this plan for 2009 are set forth in the Grants of Plan Based Awards in 2009 Fiscal Year table. As noted above, our named executive officers will participate in a new annual incentive compensation plan sponsored by us effective as of January 1, 2010 in lieu of continued participation under the Liberty Mutual annual incentive plan after 2009. Payments under the Liberty Mutual Agency Corporation Executive Management Incentive Compensation Plan will be determined at the discretion of our compensation committee, not Liberty Mutual, based solely upon performance for Liberty Mutual Agency Corporation. The method and manner by which our compensation committee may determine the annual incentive under the Liberty Mutual Agency Corporation Executive Management Incentive Compensation Plan for 2010 may vary significantly from the Liberty Mutual annual incentive plan. As noted above, the financial information presented for the Agency Markets SBU differs from our financial information and, as a result, will not be directly comparable to our 2010 pre-tax operating income that will be used as the performance criteria under the Liberty Mutual Agency Corporation Executive Management Incentive Compensation Plan.

Mr. Gregg

Agency Markets Performance.  Sixty-five percent of Mr. Gregg’s annual incentive target award was tied to the Agency Markets SBU’s profitability, growth and qualitative performance as follows:

		Percentage of
Performance Criteria	Weighting	Target Award

Profitability	45%	29.25%
Growth — Commercial lines	17.5%	11.375%
Growth — Personal lines	17.5%	11.375%
Qualitative	20%	13.00%

		65.00%

Profitability for the Agency Markets SBU was measured based on 2009 targeted pre-tax operating income for the Agency Markets SBU. The Agency Markets SBU’s 2009 pre-tax operating income was $1.472 billion as compared to a target of $1.2 billion under the Liberty Mutual annual incentive plan.

Growth for the Agency Markets SBU was measured based on the level of net written premium for the commercial lines and personal lines of the Agency Markets SBU. For purposes of definition related to the Commercial lines growth component of Mr. Gregg’s target award, the overall result is based on the net written premium generated by the Commercial lines segment of the Agency Markets SBU managed by Mr. Goodby, as well as net written premium generated by the Agency Markets SBU Surety segment and Summit segment. Our Surety segment offers contract and commercial surety bonds utilizing the Liberty Mutual Surety brand for large national accounts and the Liberty SuretyFirst brand for regional and individual accounts, while the Summit segment is a Southeastern United States predominant mono-line workers compensation carrier which reported as of 2010 into another part of Liberty Mutual Group and is not a part of our company. The Commercial lines 2009 net written premium was $5.904 billion as compared to a target of $6.595 billion under the Liberty Mutual annual incentive plan. The Personal lines 2009 net written premium was $4.957 billion as compared to a target of $5.376 billion under the Liberty Mutual annual incentive plan. For purposes of definition related to the personal lines growth component of Mr. Gregg’s target award, the overall result was calculated adding the net written premium generated by the Personal lines segment of the Agency Markets SBU managed by Mr. Hughes to net written premium resulting from the discontinued operations of the former Agency Markets SBU segment of Go-America, our former non-standard private passenger automobile business that we discontinued in 2007, predominantly related to liability coverage.

Qualitative performance was measured based on successful integration of Safeco’s operations, including expense run rate savings, underwriting restructuring, claims restructuring and information technology integration (weighting of 10%, 6.5% of the target award) and developing and executing confidential strategic business goals (weighting of 10%, 6.5% of the target award).

Individual Performance.  Twenty-five percent of Mr. Gregg’s annual incentive target award was tied to Mr. Gregg’s individual performance based on a performance evaluation by Liberty Mutual’s Chief Executive Officer. Development and driving the strategic direction of the Agency Markets SBU, the successful integration of Safeco and the leadership of restructuring the Commercial and the Personal lines were taken into account at the discretion of Liberty Mutual’s Chief Executive Officer in determining the level of achievement with respect to individual performance.

Liberty Mutual Group Performance.  Ten percent of Mr. Gregg’s annual incentive target award was tied to performance goals for Liberty Mutual Group Inc.

Profit Modifier.  A profit modifier was applied to adjust the payments under the Liberty Mutual annual incentive plan to Mr. Gregg because performance measures were achieved while also meeting target performance for the Agency Markets SBU’s pre-tax operating income. If the applicable pre-tax operating income is above the target, the increase is one times the percentage of excess earnings. The Agency Markets SBU’s profit modifier was 122.7% for 2009.

Results.  Mr. Gregg received an annual cash incentive payment from Liberty Mutual for 2009 equal to $1,468,238, which was determined as follows:

	Performance	Results	Profit	Target	Earned
	Weight(1)	vs. Target(2)	Modifier(3)	Award(4)	Payment(5)

Agency Markets SBU	65%	113.5%	122.7%	$968,750	$877,155
Individual	25%	150.0%	122.7%	$968,750	$445,867
Liberty Mutual Group	10%	122.2%	122.7%	$968,750	$145,216
		Total Annual Incentive Payment = $1,468,238

(1)	Sets forth the weight given to the performance criteria under the Liberty Mutual annual incentive plan for 2009.

(2)	Sets forth the percentage of the target award attributable to performance criteria earned based on 2009 performance.

(3)	Sets forth the adjustment to the payments earned under the Liberty Mutual annual incentive plan due to the Agency Markets SBU’s pre-tax operating income exceeding target.

(4)	Sets forth the total target award for the named executive officer from the Grants of Plan-Based Awards in Fiscal 2009 table.

(5)	Reflects the product of the performance weight multiplied by the results against target multiplied by the profit modifier multiplied by the target award for each performance criteria. The product of the figures noted above varies slightly from the earned payment for each performance criteria due to rounding. The total annual incentive payment to Mr. Gregg is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Mr. Fallon

Agency Markets Performance.  Seventy-five percent of Mr. Fallon’s annual incentive target award was tied to the performance of the Agency Markets SBU’s profitability, growth and qualitative performance. The performance goals for Agency Markets SBU’s performance and the weighting of these goals with respect to Mr. Fallon were the same as for Mr. Gregg, except that: (a) the weighting for growth in the Agency Markets SBU’s personal and commercial lines was 25% in the aggregate for Mr. Fallon (as compared to 35% for Mr. Gregg), and (b) the weighting for qualitative goals was 30% (as compared to 20% for Mr. Gregg). The increased performance weight for the qualitative goals reflects an additional goal for Mr. Fallon to complete a financial strategic review and reorganization to support the new Agency Markets SBU structure following the integration of Safeco.

Individual Performance.  Twenty-five percent of Mr. Fallon’s annual incentive target award was tied to Mr. Fallon’s individual performance based on a performance evaluation by Mr. Gregg. Oversight of financial reporting and restructuring of the Agency Markets SBU’s financial department, development of high performance finance teams, development of improvements in reporting metrics, consolidation of financial systems with those of Safeco and preparation for consolidated public company reporting were taken into account at the discretion of Mr. Gregg in determining the level of achievement with respect to individual performance.

Profit Modifier.  The same profit modifier as described above with respect to Mr. Gregg applied to adjust the payments under the Liberty Mutual annual incentive plan to Mr. Fallon.

Results.  Mr. Fallon received an annual cash incentive payment from Liberty Mutual for 2009 equal to $215,193, which was determined as follows:

	Performance	Results	Profit	Target	Earned
	Weight(1)	vs. Target(2)	Modifier(3)	Award(4)	Payment(5)

Agency Markets SBU	75%	130.5%	122.7%	$132,000	$158,499
Individual	25%	140.0%	122.7%	$132,000	$56,694
		Total Annual Incentive Payment = $215,193

(1)	Sets forth the weight given to the performance criteria under the Liberty Mutual annual incentive plan for 2009.

(2)	Sets forth the percentage of the target award attributable to performance criteria earned based on 2009 performance.

(3)	Sets forth the adjustment to the payments earned under the Liberty Mutual annual incentive plan due to the Agency Markets SBU’s pre-tax operating income exceeding target.

(4)	Sets forth the total target award for the named executive officer from the Grants of Plan-Based Awards in Fiscal 2009 table.

(5)	Reflects the product of the performance weight multiplied by the results against target multiplied by the profit modifier multiplied by the target award for each performance criteria. The product of the figures noted above varies slightly from the earned payment for each performance criteria due to rounding. The total annual incentive payment to Mr. Fallon is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Mr. Gilles

Agency Markets Performance.  Seventy-five percent of Mr. Gilles’ annual incentive target award was tied to the performance of the Agency Markets SBU’s profitability, growth and qualitative performance. The performance goals for Agency Markets SBU’s performance and the weighting of these goals with respect to Mr. Gilles was the same as for Mr. Gregg.

Individual Performance.  Twenty-five percent of Mr. Gilles’ target incentive payment amount was tied to Mr. Gilles’ individual performance based on a performance evaluation by Mr. Gregg. Contribution to the overall strategic direction of the Agency Markets SBU and Liberty Mutual Group, management of teams and agency system, development and implementation of effective technology for the Agency Markets SBU, contribution to strategic planning and improvement of the planning process to tie strategic, operational and financial plans together, improvement of project management, re-evaluation of outsourcing, procurement of resources, and personnel management were taken into account at the discretion of Mr. Gregg in determining the level of achievement with respect to individual performance.

Profit Modifier.  The same profit modifier as described above with respect to Mr. Gregg applied to adjust the payments under the Liberty Mutual annual incentive plan to Mr. Gilles.

Results.  Mr. Gilles received an annual cash incentive payment from Liberty Mutual for 2009 equal to $393,256, which was determined as follows:

	Performance	Results	Profit	Target	Earned
	Weight(1)	vs. Target(2)	Modifier(3)	Award(4)	Payment(5)

Agency Markets SBU	75%	113.5%	122.7%	$266,750	$278,687
Individual	25%	140.0%	122.7%	$266,750	$114,569
		Total Annual Incentive Payment = $393,256

(1)	Sets forth the weight given to the performance criteria under the Liberty Mutual annual incentive plan for 2009.

(2)	Sets forth the percentage of the target award attributable to performance criteria earned based on 2009 performance.

(3)	Sets forth the adjustment to the payments earned under the Liberty Mutual annual incentive plan due to the Agency Markets SBU’s pre-tax operating income exceeding target.

(4)	Sets forth the total target award for the named executive officer from the Grants of Plan-Based Awards in Fiscal 2009 table.

(5)	Reflects the product of the performance weight multiplied by the results against target multiplied by the profit modifier multiplied by the target award for each performance criteria. The product of the figures noted above varies slightly from the earned payment for each performance criteria due to rounding. The total annual incentive payment to Mr. Gilles is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Mr. Goodby

Commercial Lines Segment Performance.  Sixty-seven and one-half percent of Mr. Goodby’s annual incentive target award was tied to the Commercial lines segment’s profitability, growth and qualitative performance as follows:

		Percentage of
Performance Criteria	Weighting	Target Award

Profitability	50.0%	33.75%
Growth	27.8%	18.75%
Qualitative	22.2%	15.00%

		67.50%

The Commercial lines segment means, as related to Mr. Goodby’s 2009 annual incentive, the business unit comprised of the Agency Markets SBU’s eight regional brands that offer insurance coverage for commercial multiple peril, commercial automobile, workers compensation, general liability and other commercial risks to small and mid-size businesses (generally fewer than 150 employees and annual insurance premiums under $150,000) and a national brand for excess casualty products.

Profitability was measured based on 2009 targeted pre-tax operating income for the Commercial segment. The 2009 pre-tax operating income for the Commercial segment was $499 million, as compared to a target of $383 million under the Liberty Mutual annual incentive plan.

Growth was measured based on the level of net written premium for the Commercial segment. The Commercial segment’s 2009 net written premium was $4.585 billion, as compared to a target of $5.088 billion under the Liberty Mutual annual incentive plan.

Qualitative performance was measured based on successful integration of Safeco’s operations, including expense run rate savings, underwriting restructuring, claims restructuring and information technology integration (weighting of 11.1%, 7.5% of the target award) and developing and executing confidential strategic business goals (weighting of 11.1%, 7.5% of the target award).

Individual Performance.  Twenty-five percent of Mr. Goodby’s annual incentive target award was tied to Mr. Goodby’s individual performance based on a performance evaluation by Liberty Mutual’s Chief Executive Officer. Contribution to the overall strategic direction of the Agency Markets SBU and the Commercial segment, development of regional management teams, leadership in Safeco’s transition, development of effective technology for the Commercial segment, creation of a roadmap for consistent agent experience and management of expenses for the Commercial segment were taken into account at the discretion of Mr. Gregg in determining the level of achievement with respect to individual performance.

Agency Markets Performance.  Seven and one-half percent of Mr. Goodby’s annual incentive target award was tied to the same performance goals for the Agency Markets SBU performance as applied to Mr. Gregg.

Profit Modifier.  A profit modifier was applied to adjust the payments under the Liberty Mutual annual incentive plan to Mr. Goodby because performance measures were achieved while also meeting target performance for the Commercial segments’ pre-tax operating income. If the applicable pre-tax operating income is above the target, the increase is one times the percentage of excess earnings, not to exceed a maximum of 125%. The Commercial segment’s profit modifier was capped at 125% for 2009.

Plan Modifier.  The plan modifier may be applied to increase a participant’s annual incentive payments depending upon the difficulty to achieve target performance for the performance criteria. A plan modifier of 110% applied to Mr. Goodby after evaluating the difficulty of his goals for target performance in light of market characteristics for return on equity (relative to long-term performance), state of the insurance cycle and the health of the business.

Results.  Mr. Goodby received an annual cash incentive payment from Liberty Mutual for 2009 equal to $642,070, which was determined as follows:

	Performance	Results	Profit	Plan	Target	Earned
	Weight(1)	vs. Target(2)	Modifier(3)	Modifier(4)	Payment(5)	Payment(6)

Commercial Lines Segment	67.5%	127.0%	125%	110%	$357,500	$421,466
Individual	25.0%	160.0%	125%	110%	$357,500	$178,750
Agency Markets SBU	7.50%	113.5%	125%	110%	$357,500	$41,854
			Total Annual Incentive Payment = $642,070

(1)	Sets forth the weight given to the performance criteria under the Liberty Mutual annual incentive plan for 2009.

(2)	Sets forth the percentage of the target award attributable to performance criteria earned based on 2009 performance.

(3)	Sets forth the adjustment to the payments earned under the Liberty Mutual annual incentive plan due to the Commercial lines segment’s pre-tax operating income exceeding target.

(4)	Sets forth the adjustment to the payments earned under the Liberty Mutual annual incentive plan based on the difficulty to achieve target performance for the performance criteria.

(5)	Sets forth the total target award for the named executive officer from the Grants of Plan-Based Awards in Fiscal 2009 table.

(6)	Reflects the product of the performance weight multiplied by the results against target multiplied by the profit modifier multiplied by the plan modifier multiplied by the target award for each performance criteria. The product of the figures noted above varies slightly from the earned payment for each performance criteria due to rounding. The total annual incentive payment to Mr. Goodby is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Mr. Hughes

Personal Lines Segment Performance.  Sixty-seven and one-half percent of Mr. Hughes’ annual incentive target award was tied to the Personal segment’s profitability, growth and qualitative performance as follows:

		Percentage of
Performance Criteria	Weighting	Target Award

Profitability	50.0%	33.75%
Growth	27.8%	18.75%
Qualitative	22.2%	15.00%

		67.50%

For purposes of definition related to the Personal segment growth component of Mr. Hughes’ target award, the overall result was calculated only based upon net written premium generated by the Personal segment of the Agency Markets SBU managed by Mr. Hughes.

Profitability was measured based on 2009 targeted pre-tax operating income for the Personal segment. The 2009 pre-tax operating income for the Personal segment was $465 million as compared to a target of $499 million under the Liberty Mutual annual incentive plan.

Growth was measured based on the level of net written premium for the Personal segment. The Personal segment’s 2009 net written premium was $4.916 billion as compared to a target of $5.341 billion under the Liberty Mutual annual incentive plan.

Qualitative performance was measured based on successful integration of Safeco’s operations, including expense run rate savings, underwriting restructuring, claims restructuring and information technology integration (weighting of 11.1%, 7.5% of the target award) and developing and executing confidential strategic business goals (weighting of 11.1%, 7.5% of the target award).

Individual Performance.  Twenty-five percent of Mr. Hughes’ annual incentive target award was tied to Mr. Hughes’ individual performance based on a performance evaluation by Liberty Mutual’s Chief Executive Officer. Contribution to the overall strategic direction of the Agency Markets SBU and the Personal lines segment, development and maintenance of the teams for the Personal lines segment, leadership in development of the business plans for the Personal lines segment and development and execution of plan to achieve seamless and successful integration of Safeco were taken into account at the discretion of Mr. Gregg in determining the level of achievement with respect to Mr. Hughes’ individual performance.

Agency Markets Performance.  Seven and one-half percent of Mr. Hughes’ annual incentive target award was tied to the same performance goals for Agency Markets SBU’s performance as applied to Mr. Gregg.

Profit Modifier.  A profit modifier was applied to reduce the payments under the Liberty Mutual annual incentive plan to Mr. Hughes because performance measures were achieved without also meeting target performance for the Commercial lines segments’ pre-tax operating income. If pre-tax operating income is less than target, the reduction is two times the percentage of the income shortfall. The Commercial lines segment’s profit modifier was 86.2% for 2009.

Plan Modifier.  The plan modifier may be applied to increase a participant’s annual incentive payments depending upon the difficulty to achieve target performance for performance criteria. A plan modifier of 120% was applied to Mr. Hughes after evaluating the difficulty of his goals for target performance in light of market characteristics for return on equity (relative to long-term performance), state of the insurance cycle and the health of the business.

Results.  Mr. Hughes received an annual cash incentive payment from Liberty Mutual for 2009 equal to $344,451, which was determined as follows:

	Performance	Results	Profit	Plan	Target	Earned
	Weight(1)	vs. Target(2)	Modifier(3)	Modifier(4)	Payment(5)	Payment(6)

Personal Lines Segment	67.5%	73.5%	86.2%	120%	$357,500	$183,558
Individual	25.0%	140.0%	86.2%	120%	$357,500	$129,415
Agency Markets SBU	7.50%	113.5%	86.2%	120%	$357,500	$31,478
			Total Annual Incentive Payment = $344,451

(1)	Sets forth the weight given to the performance criteria under the Liberty Mutual annual incentive plan for 2009.

(2)	Sets forth the percentage of the target award attributable to performance criteria earned based on 2009 performance.

(3)	Sets forth the adjustment to the payments earned under the Liberty Mutual annual incentive plan due to the Personal lines segment’s pre-tax operating income exceeding target.

(4)	Sets forth the adjustment to the payments earned under the Liberty Mutual annual incentive plan based on the difficulty to achieve target performance for the performance criteria.

(5)	Sets forth the total target award for the named executive officer from the Grants of Plan-Based Awards in Fiscal 2009 table.

(6)	Reflects the product of the performance weight multiplied by the results against target multiplied by the profit modifier multiplied by the plan modifier multiplied by the target award for each performance criteria. The product of the figures noted above varies slightly from the earned payment for each performance criteria due to rounding. The total annual incentive payment to Mr. Hughes is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Compensation Setting Process

During 2009, the compensation committee of the Liberty Mutual Holding Company Inc. board of directors (the “LMHC Compensation Committee”) engaged William M. Mercer, Inc. (“Mercer”) to provide competitive market ranges for Liberty Mutual Group’s executive level positions, including the positions then held by our named executive officers. The LMHC Compensation Committee reviewed compensation practices for the following peer group of insurance companies with Mercer’s assistance for executives in charge of a business segment, including Mr. Gregg:

ACE Limited	Aetna	Allstate Corp
Chubb Corp	CIGNA	CNA Financial
Hartford Financial Services	Lincoln National	MetLife
Principal Financial	Progressive	Prudential Financial
Travelers Companies	XL Capital

Specifically, the LMHC Compensation Committee reviewed base salary, annual incentives and total direct compensation for comparable executives at these public companies as a market check for Mr. Gregg’s compensation and our company performance.

With respect to our other named executive officers, Mercer reviewed the following compensation surveys: the 2009 Mercer Benchmark Database — 2009 U.S. Executive Compensation Survey, the Towers Perrin 2009 Financial Services Studies U.S. Executive Study and the CHiPS Executive and Senior Management Total Compensation Survey. This data was compiled by Mercer in order to provide an important reference point and market check when determining compensation for our other named executive officers. The named executive officers’ base salary, annual incentive targets and total direct compensation were found to be appropriate at that time given their respective skills, breadth of experience and duties and responsibilities.

Base salary for 2009 was determined by Liberty Mutual after reviewing the competitive market (as measured by the relative base salary level paid to executives with similar levels of responsibility). The target level of annual incentive and long-term incentive established for each named executive officer during 2009 was determined using the named executive officer’s executive level class within Liberty Mutual based on job responsibilities. Our named executive officers received AUs under EPP and RUs under EPDCP in 2009 based on a pool established by Liberty Mutual for granting awards to executives at Liberty Mutual. This pool was allocated to executive level classes based on job responsibilities, and each executive within a class receives the same number of AUs and RUs regardless of individual performance. As noted above, our named executive officers will receive equity awards using our stock going forward, and it is not anticipated that they will receive any further AU or RU awards.

The LMHC Compensation Committee will not determine the compensation for our named executive officers after the offering. In addition, Mercer is not the current compensation consultant for the LMHC Compensation Committee, and will not be the compensation consultant for our compensation committee. Compensation determinations with respect to our named executive officers will be made by our compensation committee. No determination has been made as to which companies will be within our peer group for purposes of evaluating the compensation to be awarded to the named executive officers after the initial public offering. It is anticipated that our compensation committee will determine which companies will be included within any peer group that is developed to evaluate the compensation of the named executive officers. It is not anticipated that benchmarking will be used to set the compensation for the named executive officers.

Summary Compensation Table

The following table provides information regarding the compensation of our principal executive officer, principal financial officer and the three other most highly compensated officers for fiscal year 2009:

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
				Option	Incentive Plan	Compensation	All Other
Name and				Awards	Compensation	Earnings	Compensation
Principal Position	Year	Salary ($)	Bonus ($)(1)	($)(2)	($)(3)(4)	($)(5)(6)	($)(7)	Total ($)

Gary R. Gregg,	2009	$797,115	—	—	$1,468,238	$626,023	$935,645	$3,827,021
Chief Executive Officer and President
Michael J. Fallon,	2009	$342,692	—	—	$215,193	$22,582	$96,931	$677,398
Senior Vice President and Chief Financial Officer
Joseph A. Gilles,	2009	$500,577	—	—	$393,256	$208,558	$298,911	$1,401,302
Senior Vice President and Manager, Actuarial and Corporate Research
Scott R. Goodby,	2009	$571,154	—	—	$642,070	$293,804	$297,858	$1,804,886
President, Commercial Segment
Michael H. Hughes,	2009	$550,000	$3,851,563	—	$344,451	$160,948	$1,771,186	$6,678,148
President, Personal Segment

(1)	We paid Mr. Hughes a retention bonus in connection with our acquisition of Safeco. See the discussion under “— 2009 Liberty Mutual Executive Compensation Program — Post-Employment Compensation and Benefits.”

(2)	Each named executive officer received AUs under EPP in 2009. These awards provide a cash payment based solely on an increase in the overall value of Liberty Mutual Holding Company Inc. a non-stock mutual holding company. As of December 31, 2009, these AUs were not “in-the-money.” No dollar value is reported in the Summary Compensation Table with respect to these awards. See the discussion under “— Executive Partnership Plan” following the Nonqualified Deferred Compensation Table for Fiscal Year 2009 for details regarding the number of AUs Liberty Mutual granted to our named executive officers in 2009, the discussion under “— Equity Awards” for information regarding the cancellation and replacement of these AUs with stock options and restricted stock units in connection with this offering, and the Targeted Direct Compensation Table for the dollar value of AUs and RUs allocated to each named executive officer during the compensation setting process.

(3)	This column represents the non-equity short-term incentive plan compensation earned by the named executive officers for 2009. Further information regarding this payment is set forth in the narrative discussion following the Grants of Plan-Based Awards table.

(4)	Messrs. Gregg, Goodby and Gilles received a long-term incentive award opportunity with respect to the 2007-2009 plan cycle. The performance goals and peer groups applicable to the 2007-2009 plan cycle are the same as those that apply to the 2008-2010 plan cycle, which is described under “— Assumption of Cash-Based Long Term Incentive Awards.” Calculating the amount earned under these awards requires us to obtain and evaluate the 2009 financial statements for our long-term incentive award peer group companies. Liberty Mutual typically determines and pays long-term incentive awards each September after the end of a three-year plan cycle. The long-term incentive award payments will be disclosed in either an amendment to the S-1 (if our offering is not yet then effective) or a filing under Item 5.02(f) of Form 8-K (if our offering is then effective). The compensation expense accrued for each of these long-term incentive awards through December 31, 2009 (based on actual results for 2007 and 2008 and assumed performance at target for 2009) was as follows: Mr. Gregg — $1,002,880; Mr. Goodby — $183,861; and Mr. Gilles — $158,789.

The threshold, target, and maximum annual cash incentive award opportunities that could be earned by the named executive officers with respect to the 2007-2009 plan cycle are set forth in the table below.

		Estimated Long-term Incentive Award Opportunities
Name and Principal		for the 2007-2009 Plan Cycle
Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Gary R. Gregg, Chief Executive Officer and President	2/13/2007	$—	$775,000	$1,500,000
Michael J. Fallon, Senior Vice President and Chief Financial Officer	2/13/2007	$—	$—	$—
Joseph A. Gilles, Senior Vice President and Manager, Actuarial and Corporate Research	2/13/2007	$—	$121,500	$242,500
Scott R. Goodby, President, Commercial Segment	2/13/2007	$—	$137,500	$275,000
Michael H. Hughes, President, Personal Segment	2/13/2007	$—	$—	$—

Messrs. Fallon and Hughes did not receive long-term incentive award opportunities with respect to the 2007 — 2009 plan cycle. See the discussion under “— Cash-Based Long-Term Incentive Award” for an understanding of how payments under these awards for the other named executive are determined.

(5)	These amounts reported in this column include the positive changes in the present value of pension benefits under the Liberty Mutual Retirement Benefit Plan and the defined benefit portion of SIRP during 2009 with respect to each of our named executive officers based on their service with us. This is not a cash payment made to our named executive officers. The amount of the positive change in the present value of pension benefits for each of the named executive officers included in this column is as follows: Mr. Gregg — $390,160; Mr. Fallon — $22,582; Mr. Gilles — $127,521; Mr. Goodby — $148,932; and Mr. Hughes — $106,717. For additional details, see the discussion under “— Pension Benefits Table for Fiscal Year 2009.”

(6)	Earnings (and losses) are credited on the account balances of participants in EPDCP and the defined contribution portion of SIRP using the asset classes in Liberty Mutual Group’s surplus investment portfolio. We believe that this is a reasonable method for adjusting the account balance under these plans based on actual investment experience. Nevertheless, the earnings based on these investment alternatives may be considered to be “preferential” under an SEC interpretation, and are reported in both this column and the aggregate earnings (losses) column in the Nonqualified Deferred Compensation Table. The amount of earnings for the named executive officers which are included in this column are as follows: Mr. Gregg — $235,863; Mr. Fallon — $0; Mr. Gilles — $81,037; Mr. Goodby — $144,872; and Mr. Hughes — $54,231. EPDCP and SIRP activity for 2009 is detailed under “— Nonqualified Deferred Compensation Table for Fiscal Year 2009.”

(7)	The amounts disclosed for All Other Compensation consist of the following elements of compensation:

		Company
		Contributions —	RUs
		Defined	under	Tax
	Perquisites	Contribution	EPDCP	Reimbursements	Total
Name and Principal Position	($)(a)	Plans ($)(b)	($)(c)	($)(d)	($)(e)

Gary R. Gregg,	$46,965	$146,211	$712,369	$30,100	$935,645
Chief Executive Officer and President
Michael J. Fallon,	$4,920	$15,510	$75,452	$1,049	$96,931
Senior Vice President and Chief Financial Officer
Joseph A. Gilles,	$28,713	$58,376	$195,585	$16,237	$298,911
Senior Vice President and Manager, Actuarial and Corporate Research
Scott R. Goodby,	$22,141	$69,584	$195,585	$10,548	$297,858
President, Commercial Segment
Michael M. Hughes,	$14,829	$38,424	$195,585	$1,522,348	$1,771,186
President, Personal Segment

(a)	The following perquisites were provided to Mr. Gregg during 2009: club membership dues, car allowance, financial consulting, home security monitoring, a physical examination, spousal travel and tax preparation services. Mr. Fallon received a parking allowance during 2009. Mr. Hughes received a car allowance and spousal travel during 2009. The following perquisites were provided to Mr. Goodby and Mr. Gilles during 2009: car allowance, financial consulting, spousal travel and tax preparation services. All perquisites are reported on the basis of our aggregate incremental cost.

(b)	Consists of matching contribution made under Liberty Mutual Group’s tax-qualified 401(k) plan and SIRP.

(c)	Reflects initial dollar value of RUs awarded to our named executive officers under EPDCP during 2009. See the discussion under “— Executive Partnership Deferred Compensation Plan” that follows the Nonqualified Deferred Compensation Table for Fiscal Year 2009 for further details regarding these awards.

(d)	Reflects tax gross-up payments to the named executive officers on certain perquisites. Solely with respect to Mr. Hughes, the reported tax reimbursement amount includes an excise tax gross-up payment paid by us with respect to the retention bonus received by Mr. Hughes that is disclosed under the Bonus column to the Summary Compensation Table.

(e)	Amount reflected in the All Other Compensation column to the Summary Compensation Table.

Grants of Plan-Based Awards in 2009 Fiscal Year

The table below shows the annual incentive award opportunity and the long-term incentive award opportunity provided to our named executive officers in fiscal year 2009:

		Estimated Future Payouts
Name and Principal		Under Non-Equity Incentive Plan Awards
Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Gary R. Gregg,	2/11/2009 (1)	—	$968,750	$1,937,500
Chief Executive Officer and President	2/11/2009 (2)	—	$775,000	$1,550,000
Michael J. Fallon,	2/11/2009 (1)	—	$132,000	$264,000
Senior Vice President and Chief Financial Officer	2/11/2009 (2)	—	$82,500	$165,000
Joseph A. Gilles,	2/11/2009 (1)	—	$266,750	$533,500
Senior Vice President and Manager, Actuarial and Corporate Research	2/11/2009 (2)	—	$121,250	$242,500
Scott R. Goodby,	2/11/2009 (1)	—	$357,500	$715,000
President, Commercial Segment	2/11/2009 (2)	—	$137,500	$275,000
Michael H. Hughes,	2/11/2009 (1)	—	$357,500	$715,000
President, Personal Segment	2/11/2009 (2)	—	$137,500	$275,000

(1)	The amounts reported in this row of the table reflect the threshold, target and maximum annual cash incentive award opportunities that could have been earned for service to us during 2009. Actual annual incentive payments for 2009 performance to the named executive officers are set forth in the Non-Equity Incentive Compensation column to the Summary Compensation Table. Additional information regarding the 2009 annual cash incentive award is provided following this table.

(2)	The amounts reported in this row of the table reflect the threshold, target and maximum cash-based long-term incentive award opportunity that can be earned for services to us during the 2009-2011 plan cycle. Payments for this plan cycle, if they are earned, will not be made until September of 2012. Information regarding the 2009-2011 cash-based long-term award is summarized in the narrative following this table.

Annual Cash Incentive Award:

Each named executive officer was assigned a target award expressed as a percentage of salary in effect on the last day of the performance period (i.e., December 31st). The target annual incentive award for each named executive officer for 2009 was as follows:

Mr. Gregg	125%
Mr. Fallon	40%
Mr. Gilles	55%
Mr. Goodby	65%
Mr. Hughes	65%

The maximum award that could have been earned for 2009 was up to twice the target award. A named executive officer must generally be employed at the time of payout in order to receive an annual incentive payment. The annual incentive may be reduced to zero if the named executive officer is not considered to be acting within the effective range of individual performance. See the discussion under “— Annual Cash Incentive Award” regarding the performance criteria applicable to the 2009 annual incentive for each named executive officer. See the discussion under “— Potential Payments on Termination or Change in Control” regarding the special circumstances in which a named executive officer may qualify to receive an annual incentive payment notwithstanding not being employed by us at the time of payment. See the discussion under “— Liberty Mutual Agency Corporation 2010 Executive Management Incentive Plan” regarding the annual incentive that will apply to the named executive officers for 2010.

Cash-Based Long-Term Incentive Compensation:  Each named executive officer received an award opportunity under the Liberty Mutual cash-based long-term incentive plan during 2009. These awards are based on our performance against a group of peer companies (as described in the Compensation Discussion and Analysis above) during a three-year plan cycle (2009 — 2011). Long-term incentive award payments for a full three-year plan cycle are determined as follows:

Target Award Percentage	x	Goal Achieved Percentage	x	Salary	=	Long-Term Incentive Award

Target Award Percentage

Each named executive officer is assigned a target award percentage for the plan cycle. The target award percentage for long-term incentive awards for each named executive officer for 2009, expressed as percentage of base salary in effect at the end of the plan cycle, was as follows:

Mr. Gregg	100%
Mr. Fallon	25%
Mr. Gilles	25%
Mr. Goodby	25%
Mr. Hughes	25%

A maximum of up to twice the target award may be earned during a plan cycle.

Goal Achieved Percentage

The goal achieved percentage is determined based on growth and combined ratio and is discussed under “— Cash-Based Long-Term Incentive Award.”

A named executive officer generally must be employed at the time of payout in order to receive payment of a cash-based long-term incentive award. A long-term incentive award may be reduced to zero if the named executive officer is not considered to be acting within the effective range of individual performance. Payment is typically made during the first September immediately following completion of the plan cycle. See the discussion under “— Potential Payments on Termination or Change in Control” regarding the special circumstances in which a named executive officer may qualify to receive payment of a long-term incentive award notwithstanding not being employed by us at the time of payment.

Pension Benefit Table for Fiscal Year 2009

The following table provides information as of fiscal year-end 2009 with respect to the tax-qualified and nonqualified defined benefit pension plans for each of the named executive officers. For a better understanding of the table, please read the narrative disclosures that follow the table:

		Number of Years of	Present Value	Payments
		Credited	of Accumulated	During Last
Name	Plan Name	Service (#)(1)(2)	Benefit ($)	Fiscal Year ($)

Gary R. Gregg,	Liberty Mutual
Chief Executive Officer	Retirement Benefit Plan	4.50	$158,813	—
and President	SIRP	4.50	$2,142,816	—
Michael J. Fallon,	Liberty Mutual
Senior Vice President &	Retirement Benefit Plan	1.67	$64,568	—
Chief Financial Officer	SIRP	1.67	$81,367	—
Joseph A. Gilles,	Liberty Mutual
Senior Vice President and	Retirement Benefit Plan	4.24	$160,390	—
Manager, Actuarial and	SIRP	4.24	$614,549	—
Corporate Research
Scott R. Goodby,	Liberty Mutual
President, Commercial	Retirement Benefit Plan	4.50	$166,100	—
Segment	SIRP	4.50	$711,846	—
Michael H. Hughes,	Liberty Mutual
President, Personal	Retirement Benefit Plan	1.00	$36,759	—
Segment	SIRP	1.00	$69,958	—
	Safeco Cash Balance Plan	5.00	$37,557	—

(1)	Reflects the number of years of service under the Liberty Mutual Retirement Benefit Plan and SIRP credited for purposes of benefit accrual for services rendered by the named executive officers to us.

(2)	The years of credited service for Mr. Hughes with respect to the Safeco Cash Balance Plan reflect Mr. Hughes’ service with Safeco prior to its acquisition by Liberty Mutual Group.

Pension plans provide income for periods of retirement and are structured to reward and retain employees of long service and recognize higher achievement levels as evidenced by increases in annual pay. The term “qualified plan” generally means a plan that qualifies for favorable tax treatment under Section 401(a) of the Code and a pension plan is an example of a qualified plan. Qualified plans apply to a broad base of employees. The term “nonqualified plan” generally means a plan that is limited to a specified group of management personnel or highly compensated employees. A nonqualified plan covering the named executive officers supplements the qualified plan and only provides benefits that would be provided under the qualified plans but for limitations imposed by the Code.

The amounts in the table are based on the specific provisions of each plan. As of December 31, 2009, each of the named executive officers was covered by a tax-qualified pension plan, which we refer to in this prospectus as the “Liberty Mutual Retirement Benefit Plan,” and SIRP. The various benefits offered under these plans are described in more detail below. For purposes of the amounts reported in the Pension Benefits Table, amounts are determined based on the annual pension earned as of December 31, 2009. As explained further below, only the pension benefits attributable to service with us are set forth in the Pension Benefits Table except as otherwise provided in Footnote 2 to the table above with respect to Mr. Hughes.

The change in pension values reported in the Summary Compensation Table includes the effects of an additional year of service from December 31, 2008 to December 31, 2009, changes in eligible pension compensation and changes in applicable pay caps.

Liberty Mutual Retirement Benefit Plan

LMGI sponsors the Liberty Mutual Retirement Benefit Plan covering substantially all Liberty Mutual Group employees with at least one year of service.

Benefit Formula

The basic formula for determining an employee’s annual pension benefit at normal retirement under the Liberty Mutual Retirement Benefit Plan is equal to the sum of a named executive officer’s 35 year service benefit and an excess service benefit earned for credited service greater than 35 years, where:

35 Year Service Benefit — The formula for the first 35 years of credited service results in a benefit at normal retirement for a named executive officer equal to 54% of final average pay minus 50% of the Social Security benefit; and

Excess Service Benefit — For the first 5 years of credited service in excess of 35 years, an annual accrual equal to 0.5% of final average pay.

Final Average Pay

Final average pay under the Liberty Mutual Retirement Benefit Plan is equal to the average of a named executive officer’s eligible compensation for the highest 5 consecutive calendar years during the last 10 calendar years of employment. Eligible compensation for a calendar year equals the named executive officer’s highest rate of salary and annual bonus received from Liberty Mutual Group during that year (or, if greater, the sum of the named executive officer’s salary and annual bonus received in the immediately preceding year). No long-term incentive compensation or severance is included as part of final average pay.

Credited Service

Service is credited under the Liberty Mutual Retirement Benefit Plan based on active employment with LMGI and some of its subsidiaries (except in the case of a qualifying disability as discussed below) after satisfying minimum age and service requirements applicable to all employees participating in the Liberty Mutual Retirement Benefit Plan. Credited service taken into account in the Pension Benefit Table only reflects service with us. The total years of credited service with respect to the named executive officers for services to us are as follows: Mr. Gregg — 4.5; Mr. Fallon — 1.67; Mr. Gilles — 4.24; Mr. Goodby — 4.5; and Mr. Hughes — 1. In the case of Mr. Hughes, credited service under the Liberty Mutual Retirement Benefit Plan and SIRP only covers his service with LMGI.

Vesting

As of December 31, 2009, all of the named executive officers have a non-forfeitable right to receive retirement benefits, which are payable upon early (if eligible) or normal retirement, as elected by the named executive officer.

Normal Retirement

Normal retirement means the benefit payable on the first day of the month in which the named executive officer attains age 65.

Early Retirement

A named executive officer may commence payment of early retirement benefits at any time after having attained age 55 with at least 5 years of continuous service since his most recent date of hire. Early retirement benefits are reduced for commencement prior to normal retirement to reflect the longer period of time over which the benefit will be paid. The reduction ranges from 0.417% and 0.333% for each month (5% per year and 4% per year, respectively) that benefits commence before his unreduced retirement age. As of December 31, 2009, Mr. Hughes met the requirements for an early retirement subsidy that provides for no reduction upon commencing early retirement benefits at age 62.

Form of Benefit

The normal form of benefit is an annuity payable for the life of the named executive officer. If the named executive officer terminates employment after age 55 with at least five years of continuous service from his most recent date of hire and is married upon the commencement of benefits, a 50% survivor annuity is also provided without reduction in the amount of his lifetime annuity. Other forms of annuity payment that are actuarially equivalent are also available. None of the named executive officers may elect to receive their benefit in a single lump sum payment under the Liberty Mutual Retirement Benefit Plan.

Death Benefits

A death benefit is payable to the surviving spouse if a named executive officer dies before commencing payments under the Liberty Mutual Retirement Benefit Plan. If a named executive officer dies while actively employed after having attained age 50 or earned 25 years of service with Liberty Mutual Group, half of the normal retirement benefit payable immediately preceding his death is payable to his surviving spouse for the remainder of her life. Otherwise, the minimum required survivor benefit as required under applicable law is provided.

Disability Benefits

A named executive officer who incurs a qualifying disability while employed will continue to receive credited service while disabled until age 65 or, if longer, for five years. A qualifying disability for this purpose means that the named executive officer is receiving benefits under an employer-sponsored long-term disability program and has not previously been terminated for cause. No additional service is credited after commencement of plan benefits.

SIRP — Defined Benefit

The Code restricts the amount of eligible compensation that can be taken into account under the Liberty Mutual Retirement Benefit Plan to $245,000 for 2010 and imposes a maximum annual pension benefit commencing at age 65 to $195,000 for 2010. To the extent that these limits reduce the benefits that a named executive officer may earn under the Liberty Mutual Retirement Benefit Plan’s benefit formula, a supplemental benefit is provided under SIRP. SIRP is designed to restore the benefits that could not be provided under the Liberty Mutual Retirement Benefit Plan due to the federal limits on compensation and maximum pension benefits.

The vesting, final average pay, credited service rules, form of payment, normal retirement and early retirement provisions under SIRP are substantially similar to the provisions within the Liberty Mutual Retirement Benefit Plan, except for the following:

•	A named executive officer is generally not entitled to elect when to commence payment of benefits under SIRP. Benefits generally commence after separation from service, but no earlier than age 55, regardless of when benefits are paid under the Liberty Mutual Retirement Benefit Plan. Amounts earned or vested under SIRP are subject to payment restrictions under Section 409A of the Code.

•	SIRP provides for settlement of the named executive officer’s SIRP benefits after receiving annuity payments for two years. Settlement is provided either in the form of a lump sum payment (calculated using the actuarial assumptions under the Liberty Mutual Retirement Benefit Plan) or an equivalent benefit provided in the form of an annuity from another insurance carrier with a tax gross-up payment.

Specific Assumptions Used to Estimate Present Values

Assumed Retirement Age

For all plans, pension benefits are assumed to begin at the earliest retirement age that a named executive officer can receive an unreduced benefit payable from the Liberty Mutual Retirement Benefit Plan and SIRP.

Discount Rate

The applicable discount rate was 6.15% as of December 31, 2009.

Mortality Table

The mortality table we used was the RP 2000 (Combined Healthy), which is required by the Internal Revenue Service, which we refer to in this prospectus as the “IRS,” for minimum funding purposes.

Present Values

Present values were calculated using the assumed retirement age, discount rate and mortality table described above, and they assume the named executive officer remains employed until his earliest unreduced retirement age.

Safeco Cash Balance Plan

Mr. Hughes accrued pension benefits under the Safeco Cash Balance Plan with respect to his employment at Safeco prior to joining us during September 2008. Safeco has terminated the Safeco Cash Balance Plan and Mr. Hughes will receive a distribution of his accrued pension benefit from that plan in connection with its termination.

Plan Changes to be Effective January 1, 2011

We are establishing a new tax-qualified pension plan (the “LMAC Retirement Benefit Plan”) for our active employees effective January 1, 2011. In general, the LMAC Retirement Benefit Plan is intended to duplicate the benefit accrual formula under the Liberty Mutual Retirement Benefit Plan, and an employee’s credited service and compensation used to calculate final average pay under the Liberty Mutual Retirement Benefit Plan will carry over to the LMAC Retirement Benefit Plan. However, the LMAC Retirement Benefit Plan will only pay pension benefits based upon credited service that a named executive officer earns with respect to service with us and our subsidiaries on and after January 1, 2011. Named executive officers will not be credited with additional service under the Liberty Mutual Retirement Benefit Plan for purposes of increasing normal retirement benefits while earning credited service under the LMAC Retirement Benefit Plan. However, increases in compensation payable by us or our subsidiaries may be recognized by Liberty Mutual Group to increase final average pay under the Liberty Mutual Retirement Benefit Plan, and service with us or our subsidiaries may qualify a named executive officer for subsidized early retirement benefits with respect to credited service prior to 2011. We are establishing a nonqualified deferred compensation plan that is substantially similar to SIRP maintained by LMGI to replace pension benefits that cannot be provided under the LMAC Retirement Benefit Plan due to limitations under the Code.

Nonqualified Deferred Compensation Table for Fiscal Year 2009

This table provides information about the nonqualified deferred compensation plans covering our named executive officers during 2009 that are structured as defined contribution plans: SIRP, EPP and EPDCP. For a complete understanding of the table, please read the narrative disclosures that follow this table.

			LMGI	Aggregate	Aggregate	Aggregate
		Executive	Contributions	Earnings	Withdrawals/	Balance
		Contributions	in Last FY ($)	in Last	Distributions ($)	at Last
Name and Principal Position	Plan Name	in Last FY ($)(1)	(2)(3)	FY ($)	(4)	FYE ($)(5)

Gary R. Gregg,	SIRP	$139,043	$130,701	$176,121	—	$1,225,244
President and Chief	EPP	—	—	$(309,500)	$1,981,209	$915,917
Executive Officer	EPDCP	—	$712,369	$35,601	—	$1,657,810

Michael J. Fallon,	EPDCP	—	$75,452	—	—	$75,452
Senior Vice President & Chief Financial Officer

Joseph A. Gilles,	SIRP	$60,563	$39,925	$75,052	—	$545,960
Senior Vice President	EPP	—	—	$(48,675)	—	$429,527
and Manager, Actuarial	EPDCP	—	$195,585	$(669)	—	$418,602
and Corporate Research

Scott R. Goodby,	SIRP	$92,000	$60,536	$137,348	—	$953,041
President, Commercial	EPP	—	—	$(48,675)	$190,589	$238,937
Segment	EPDCP	—	$195,585	$(609)	—	$423,985

Michael H. Hughes,	SIRP	$125,050	$29,954	$54,231	—	$676,868
President, Personal	EPDCP	—	$195,585	—	—	$195,585
Segment

(1)	Reflects deferrals of base salary and incentive compensation under SIRP by our named executive officers during 2009. Please see the narrative discussion below this table under “— Executive Partnership Plan” for the number of AUs granted to our named executive officers for services to us during 2009.

(2)	Reflects matching contributions provided by LMGI under SIRP with respect to deferrals of base salary and annual incentive compensation that would otherwise be subject to a matching contribution under the LMGI tax-qualified Section 401(k) plan but for applicable tax limits.

(3)	Reflects dollar value of RUs granted under EPDCP to each named executive officer during 2009. Please see the narrative discussion below this table under “— Executive Partnership Deferred Compensation Plan” for the number of RUs granted to our named executive officers for services to us during 2009.

(4)	Reflects redemptions of vested AUs under EPP during 2009.

(5)	Reflects a transfer of $467,633 from a Safeco nonqualified deferred compensation plan to SIRP which was attributable to services performed by Mr. Hughes to Safeco prior to its acquisition by Liberty Mutual Group.

SIRP — Defined Contribution

The defined contribution portion of SIRP allows our named executive officers a supplemental savings opportunity to defer a portion of their salary and incentive compensation on a tax-deferred basis and provides matching contributions with respect to deferrals of salary and annual incentive using the same contribution formula as under Liberty Mutual Group’s tax-qualified 401(k) plan. Our named executive officers’ accounts are credited with earnings based on investment elections they make. The investment alternatives currently available under SIRP to all participants during 2009 were the asset classes in Liberty Mutual Group’s surplus investment portfolio (foreign public entities, private equities, high-yield bonds, domestic public equities (S&P 500) and general fixed income). A participant may not allocate more than 5% to foreign public entities, no more than 10% to private equities and no more than 15% to high-yield bonds, and no more than 30% to domestic public equities (S&P 500), and may allocate between 40% and 100% to general fixed income. A named executive officer may generally elect to receive a payment distributed following the end of the plan year in which the named executive officer’s retirement, death or disability occurs, or upon a fixed future date selected by the participant and occurring at least 5 years following the date of the election. Available forms of payment include a lump sum and installment payments.

Executive Partnership Deferred Compensation Plan

Participants under EPDCP receive awards in the form of RUs. Each RU is a bookkeeping entry that entitles the holder to a payment of cash at a later time. The value of each RU as of December 31, 2009 is based on the overall value of Liberty Mutual Holding Company Inc. The number of RUs granted to our named executive officers during 2009 was as follows: Mr. Gregg — 6,760 RUs; Mr. Fallon — 716 RUs; Mr. Hughes, — 1,856 RUs, Mr. Goodby — 1,856 RUs; and Mr. Gilles — 1,856 RUs. Each RU was valued at $105.38 at grant. The aggregate dollar value of the 2009 RU grants is set forth in both the LMGI Contributions in Last FY column of the Nonqualified Deferred Compensation Table as well as the All Other Compensation column of the Summary Compensation Table.

RUs vest annually in 25% increments over 4 years, provided that the named executive officer is then employed by Liberty Mutual Group or its subsidiaries, including us. A named executive officer who terminates employment after qualifying for early retirement, as defined under the Liberty Mutual Retirement Benefit Plan, but before vesting in all RUs may receive the value of any then unvested RUs by signing a non-compete agreement and by continuing to comply with such non-compete agreement through the originally scheduled vesting date of such RU; otherwise any unvested RUs are immediately forfeited. Vesting of any unvested RUs automatically accelerates upon employment termination due to death. Otherwise, unvested RUs are generally forfeited upon termination of employment.

A named executive officer may elect to convert all or a portion of his vested RUs during the second quarter of each calendar year into an alternative investment option. The investment alternatives currently available under EPDCP are the same as under SIRP. If a named executive officer retires and elects payment over more than 5 annual installments, the RU values are converted into a dollar amount that is then deemed to be invested in one or more alternative investment options selected by the named executive officer.

A named executive officer may elect, not later than the June 30th prior to the year of grant, a fixed date upon which a vested RU shall be converted into the right to receive a cash lump sum payment that is at least 5 years after the grant date, subject to accelerated payment upon separation from service. Alternatively, a named executive officer may elect to be paid with respect to a vested RU upon retirement in either a lump sum or annual installments not to exceed 15 years.

Executive Partnership Plan

Awards are made under EPP in the form of AUs. Similar to a RU, each AU is a bookkeeping entry that entitles the holder to a payment of cash at a later time. However, unlike a RU, an AU has no immediate cash value. Instead, a named executive officer may only become entitled to a later cash payment to the extent that there is an increase in the unit value after the grant date. The increase or decrease in unit value after the grant date is measured in the same way as described above with respect to RU. The number of AUs received by our named executive officers during 2009 is as follows: Mr. Gregg — 16,892 AUs; Mr. Fallon — 1,784 AUs; Mr. Hughes, — 4,644 AUs; Mr. Goodby — 4,644 AUs; and Mr. Gilles — 4,644 AUs. AUs generally vest in the same manner as RU under EPDCP.

Vested AUs can only be redeemed for a cash payment within 10 years after the grant date and only within a redemption window, which is the second quarter of the calendar year. Vested AUs are automatically redeemed for a cash payment upon death, termination of employment except in special circumstances, or the tenth anniversary of the grant date unless an earlier redemption election applied. If a named executive officer terminates employment after qualifying for early retirement, as defined under the Liberty Mutual Retirement Benefit Plan, and signs a non-compete agreement, then the named executive officer may exercise the AUs at the times permitted under the vesting schedule, subject to the named executive officer’s continued compliance with such non-compete agreement.

Potential Payments on Termination or Change in Control

The section below describes the payments that may be made to our named executive officers upon termination of employment or in connection with a change in control transaction with respect to a Liberty Company, as defined below.

Payments of Vested Accrued Benefits

Amounts earned during employment with us with respect to each of the following elements of remuneration shall be payable by us regardless of the circumstances of employment termination:

•	unpaid base salary through the date of termination;

•	any accrued and unused flexible time-off;

•	all accrued and vested benefits under a Section 401(k) plan;

•	all accrued and vested benefits under the Liberty Mutual Retirement Benefit Plan and the defined benefit portion of SIRP;

•	all vested benefits under the defined contribution portions of SIRP, EPP and EPDCP; and

•	all other benefits under LMGI’s compensation and benefit programs that are available to all salaried employees and do not discriminate in scope, terms or operation in favor of the named executive officers.

Additional Payments Made Due to Retirement

The following additional payments shall be made due to retirement:

•	continued vesting of unvested AUs and RUs provided that the named executive officer enters into a non-compete agreement with us and continues to comply with such agreement;

•	pro rata payment of the outstanding annual incentive award for the year of termination based on actual company performance and paid at the same time as annual incentive payments are generally paid to active employees;

•	pro rata payment of the earliest outstanding long-term incentive award granted to the named executive based on actual company performance and paid at the same time as long-term incentive award payments generally are made to employees for that cycle (i.e., the September next following retirement) — this payment will not be prorated if the named executive officer was employed for the entire three-year plan cycle;

•	pro rata payment with respect to each remaining outstanding long-term incentive award based on actual company performance for that award’s three-year plan cycle and paid at the same time as each such long-term incentive award is generally paid to active employees;

•	with respect to Messrs. Gregg, Goodby and Gilles, continued split-dollar life insurance coverage for the remainder of the executive’s life at no out-of-pocket cost to the named executive officer;

•	with respect to Mr. Fallon, his beneficiary is eligible to receive a death benefit in cash from our general assets equal to five times the sum of Mr. Fallon’s highest base salary and annual incentive payment earned during a single calendar year; a tax gross-up is then paid with respect to income taxes assessed on the death benefit payment; and

•	continued financial planning assistance and tax preparation services for the year of retirement and one additional calendar year.

“Retirement” for this purpose means termination of employment on or after attaining at least age 55 and completing at least 5 years of service and, in the case of split-dollar life insurance and death benefit coverage, at least 10 years of credited service.

Additional Payments Made Due to Disability

Additional payments payable to (or on behalf of) a named executive officer on account of disability are the same as the payments described above with respect to retirement except for the following:

•	the named executive officer is not required to sign a non-compete agreement as a condition of continued vesting of all outstanding and unvested AUs and RUs and vesting is subject to our discretion; and

•	we pay the named executive officer continued salary payments until age sixty-five from our general assets under the Liberty Mutual Insurance Company Executive Long Term Disability Plan (“LTD Plan”).

“Disability” for purposes of the LTD Plan means (a) the named executive officer’s inability to perform the material and substantial duties of his or her occupation, as a result of accidental bodily injury or sickness requiring regular physician attendance for a period of twenty-four months, and (b) thereafter, the employee is unable to perform with reasonable continuity all of the material and substantial duties of the employee’s own or any occupation for which the employee is reasonably fitted by training, experience, education, age, and mental and physical capacity. Disability for purposes of EPP and EPDCP is determined based upon whether there is a physical or mental condition of an apparently permanent nature that prevents the named executive officer from performing his material duties.

Additional Payments Made Due to Death

The following additional payments shall be made due to an employment termination on account of death:

•	full vesting and cash-out of all outstanding AUs and RUs;

•	pro rata payment of the outstanding annual incentive award for the year of termination based on actual company performance and paid at the same time as the annual incentive payments are generally paid to active employees;

•	payment of the earliest outstanding long-term incentive award granted to the named executive based on actual company performance and paid at the same time as long-term incentive award payments generally are made to employees for that cycle (i.e., the September next following death) — this payment will be prorated only if the named executive officer was not employed for the entire three-year plan cycle for his earliest long-term incentive award;

•	pro rata payment with respect to each remaining outstanding long-term incentive award plan cycle based solely on actual company performance for the earliest plan cycle and paid during the September immediately following the date of death;

•	with respect to Messrs. Gregg, Goodby and Gilles, payment of the death benefit proceeds directly from the insurance carrier under the terms of the split-dollar life insurance arrangement; and

•	with respect to Mr. Fallon, payment of a death benefit in cash from our general assets equal to 3 times the sum of his highest base salary and annual incentive payment earned during a single calendar year; a tax gross-up is then paid with respect to income taxes assessed on the death benefit payment

Payments Made Upon a Qualifying Termination by Us

An employee, including a named executive officer, is eligible to receive severance pay under the Liberty Mutual Severance Pay Plan (the “Severance Plan”) on account of an employment termination by us in any of the following circumstances:

•	reorganization, job relocation, or staff reduction efforts without being offered a comparable position, provided that the named executive officer continues employment until his scheduled termination date;

•	poor performance;

•	loss of employment despite being able to return to work following a disability leave exceeding twenty-six (26) weeks due to the position having since been filled and a comparable position not being offered; or

•	employment termination by us after the named executive officer has exhausted long-term disability benefits due to limits in the applicable long-term disability plan, and is unable to return to work.

Severance pay is not available if we terminate the named executive officer’s employment for cause, as defined under the Severance Plan or if the named executive officer terminates employment due to retirement, resignation or death.

The amount of severance pay for our named executive officers is based on performance, weekly pay and length of service as of the date of employment termination. If the named executive officer’s performance at that time is within or above the range of effective performance as judged by us in our discretion, the amount of severance pay is three weeks of base salary plus an additional two weeks of base salary for each full year of service with us, Liberty Mutual and its affiliates. If not, only one additional week of base salary is provided for each full year of service. In no event may the total amount of severance pay exceed fifty-two weeks. Severance pay is paid in equal bi-weekly installments. No continuation of medical or other welfare benefits is provided under the Severance Plan and severance pay is not considered eligible compensation for any of our other employee benefit plans, including our retirement and savings plans. Payment of severance is conditioned upon the named executive officer’s timely execution of a release reasonably satisfactory to us.

In addition, a named executive officer will be entitled to payment of a long-term incentive award with respect to a completed plan cycle based on actual performance if his employment is terminated due to job relocation prior to the scheduled September payment date.

Payments Made Upon a Termination of Employment in Connection with a Change in Control

In addition to any severance pay that may become payable under the Severance Plan, a special enhanced SIRP retirement benefit applies if we terminate the employment of a named executive officer without cause, as defined below, or the named executive officer resigns for good reason (as defined below), either 6 months before or one year after a change in control (as defined below). If applicable, the enhancement results from more favorable early commencement reduction factors being used to calculate SIRP retirement benefits. Specifically, the amount of SIRP retirement benefits are calculated as if the named executive officer had attained age 55 (if he had not attained age 55 as of the employment termination date) or age 62 (if he had attained at least age 55, but not age 62 as of the employment termination date).

A change in control under the current ownership structure happens for purposes of SIRP upon the first to occur of the following events with respect to either Liberty Mutual Group Inc., Liberty Mutual Insurance Company or LMHC Massachusetts Holdings Inc., each a “Liberty Company”:

•	an unrelated person acquires more than 49% of both a Liberty Company’s common stock and the combined voting power of a Liberty Company’s outstanding voting securities;

•	a merger or reorganization of a Liberty Company in which its stockholders do not own immediately thereafter more than 50% of the common stock and the combined voting power of the merged or reorganized entity’s outstanding voting securities;

•	a liquidation or sale of all or substantially all of the assets of a Liberty Company in one or more transactions; or

•	an unapproved change in at least two-thirds of the board of directors of a Liberty Company.

Similar triggering events for a change in control would also apply in the event of a demutualization.

“Cause,” for purposes of SIRP, means an employment termination due to:

•	conviction of, or the pleading of nolo contendere to, a felony;

•	misconduct creating a reasonable likelihood that continued employment will materially injure the reputation of us or an affiliate; or

•	gross negligence.

“Good reason,” for purposes of SIRP, means employment termination within 90 days (whether by the named executive officer or our company) following any of the following events without consent:

•	a reduction in base salary;

•	a material reduction in job responsibilities;

•	relocation of the named executive officer’s job location by more than fifty miles; or

•	a change in job responsibilities that requires an increase in travel of more than twenty-five percent.

Assumptions Regarding Post Termination Tables

The following tables were prepared as though the named executive officer’s employment was terminated on the last business day of the year ended December 31, 2009. The amounts under the column labeled “Termination by the Company without Cause or by the Executive for Good Reason in connection with a Change in Control” assumes that a change in control occurred on December 31, 2009. We are required by the SEC to use these assumptions. With those assumptions taken as a given, we believe that the remaining assumptions listed below, which have been made to prepare these estimates, are reasonable in the aggregate. However, the named executive officer’s employment was not terminated on December 31, 2009 and a change in control did not occur on that date. As a result there can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date, or if the actual facts vary from any assumption.

AUs / RUs

•	Assumes all unvested AUs as of December 31, 2009 remain outstanding and are not converted into equity awards using our stock — as discussed above, we intend to convert all outstanding AUs as of June 30, 2010 into stock options.

•	Assumes all unvested and outstanding AUs and RUs vest in connection with the named executive officer’s disability.

•	The additional value to the named executive officer resulting from full vesting of AUs and RUs due to death or disability on December 31, 2009 shall be determined based on a unit value of $105.38.

•	Each named executive officer signs and continues to comply with all requirements under any applicable non-compete agreement.

Annual Incentive and Long-Term Incentive Award

•	The amount payable under the annual incentive for the then-current year and the long-term incentive plan for all outstanding awards shall be based on target performance — the actual amount that is payable may vary depending upon actual performance.

Split-Dollar Life Insurance

•	The cost of the split-dollar life insurance continuation is computed based on the present value of the one-year cost of term life insurance protection for the duration of the named executive officer’s life expectancy based on the current rate used by Liberty Mutual Group to report the named executive officer’s imputed income for federal income tax purposes.

•	Present value is calculated using a 6.15% interest rate and IRS mortality tables.

Disability Benefit

•	Assumes that the named executive officer is considered to be disabled and remains disabled for purposes of all applicable plans.

Individual Performance

•	Assumes that the named executive officer has met minimum individual performance standards to be eligible for an annual incentive and long-term incentive award payment.

Enhanced SIRP-Defined Benefit

•	Present value is calculated using the interest and mortality assumptions for the Retirement Benefit Plan.

Gary R. Gregg.  The following table describes the potential termination payments for Mr. Gregg for the various termination of employment scenarios, assuming employment termination on December 31, 2009. These amounts are in addition to the compensation and benefits listed under “— Payments of Vested Accrued Benefits.”

						Termination by Us
						Without Cause or by the
						Executive for Good
		Qualifying				Reason in Connection
	Voluntary	Termination	Retirement	Disability	Death	with a Change in Control
Type of Payment	Termination ($)	by Us ($)	($) (11)	($)	($)	($)

Severance Benefit (1)	$—	$640,865	$—	$—	$—	$640,865
Payment of Annual Incentive Award (2)	$—	$—	$—	$968,750	$968,750	$—
AUs (3)	$—	$—	$—	$915,917	$915,917	$—
RUs (4)	$—	$—	$—	$1,140,528	$1,140,528	$—
Long-Term Incentive (5)	$—	$—	$—	$1,550,236	$1,550,236	$—
Life Insurance (6)(7)	$—	$—	$—	$1,065,837	$4,976,000	$—
LTD Plan (8)	$—	$—	$—	$4,783,000	N/A	$—
Enhanced SIRP — Defined Benefit (9)	$—	$—	$—	$—	$—	$784,176
Total (10)	$—	$640,865	$—	$10,424,268	$9,551,431	$1,425,041

Michael J. Fallon.  The following table describes the potential termination payments for Mr. Fallon for the various termination of employment scenarios, assuming employment termination on December 31, 2009. These amounts are in addition to the compensation and benefits listed under “— Payments of Vested Accrued Benefits.”

						Termination by Us
						Without Cause or by the
						Executive for Good
	Voluntary	Qualifying				Reason in Connection
	Termination	Termination	Retirement	Disability	Death	with a Change in Control
Type of Payment	($)	by Us ($)	($) (11)	($)	($)	($)

Severance Benefit (1)	$—	$222,115	$—	$—	$—	$222,115
Payment of Annual Incentive Award (2)	$—	$—	$—	$132,000	$132,000	$—

AUs (3)	$—	$—	$—	$—	$—	$—
RUs (4)	$—	$—	$—	$75,452	$75,452	$—
Long-Term Incentive (5)	$—	$—	$—	$27,500	$27,500	$—
Company Death Benefit/Tax Gross-up (6)(7)	$—	$—	$—	$—	$4,020,101	$—
LTD Plan (8)	$—	$—	$—	$2,532,000	N/A	$—
Enhanced SIRP — Defined Benefit (9)	$—	$—	$—	$—	$—	$57,269

Total (10)	$—	$222,115	$—	$2,766,952	$4,225,053	$279,384

Joseph A. Gilles.  The following table describes the potential termination payments for Mr. Gilles for the various termination of employment scenarios, assuming employment termination on December 31, 2009. These amounts are in addition to the compensation and benefits listed under “— Payments of Vested Accrued Benefits.”

						Termination by Us
						Without Cause or by the
	Voluntary	Qualifying				Executive for Good
	Termination	Termination	Retirement	Disability	Death	Reason in Connection with
Type of Payment	($)	by Us ($)	($) (11)	($)	($)	a Change in Control ($)

Severance Benefit (1)	$—	$345,096	$—	$—	$—	$345,096
Payment of Annual Cash Incentive Award (2)	$—	$—	$—	$266,750	$266,750	$—
AUs (3)	$—	$—	$—	$238,937	$238,937	$—
RUs (4)	$—	$—	$—	$294,326	$294,326	$—
Long-Term Incentive (5)	$—	$—	$—	$242,537	$242,537	$—
Life Insurance (6)(7)	$—	$—	$—	$614,955	$2,871,000	$—
LTD Plan (8)	$—	$—	$—	$2,993,000	N/A	$—
Enhanced SIRP — Defined Benefit (9)	$—	$—	$—	$—	$—	$246,202
Total (10)	$0	$345,096	$0	$4,650,505	$3,913,550	$591,298

Scott R. Goodby.  The following table describes the potential termination payments for Mr. Goodby for the various termination of employment scenarios, assuming employment termination on December 31, 2009. These amounts are in addition to the compensation and benefits listed under “— Payments of Vested Accrued Benefits.”

						Termination by Us
						Without Cause or by the
	Voluntary	Qualifying				Executive for Good
	Termination	Termination	Retirement	Disability	Death	Reason in Connection with
Type of Payment	($)	by Us ($)	($) (11)	($)	($)	a Change in Control ($)

Severance Benefit (1)	$—	$550,000	$—	$—	$—	$550,000
Payment of Annual Incentive Award (2)	$—	$—	$—	$357,500	$357,500	$—
AUs (3)	$—	$—	$—	$238,937	$238,937	$—
RUs (4)	$—	$—	$—	$294,326	$294,326	$—
Long-Term Incentive (5)	$—	$—	$—	$275,042	$275,042	$—
Life Insurance (6)(7)	$—	$—	$—	$1,077,617	$5,031,000	$—
LTD Plan (8)	$—	$—	$—	$3,395,000	$ N/A	$—
Enhanced SIRP — Defined Benefit (9)	$—	$—	$—	$—	$—	$296,705
Total (10)	$0	$550,000	$—	$5,638,422	$6,196,805	$846,705

Michael H. Hughes.  The following table describes the potential termination payments for Mr. Hughes for the various termination of employment scenarios, assuming employment termination on December 31,

2009. These amounts are in addition to the compensation and benefits listed under “Payments of Vested Accrued Benefits.”

					Termination by Us
					Without Cause or by the
	Qualifying				Executive for Good
	Termination	Retirement	Disability	Death	Reason in Connection with
Type of Payment	by Us ($)	($) (11)	($)	($)	a Change in Control ($)

Severance Benefit (1)	$217,371	$—	$—	$—	$217,371
Payment of Annual Incentive Award (2)	$—	$357,500	$357,500	$357,500	$—
AUs (3)	$—	$—	$—	$—	$—
RUs (4)	$—	$195,585	$195,585	$195,585	$—
Long-Term Incentive (5)	$—	$104,296	$104,296	$104,296	$—
Life Insurance (6)(7)	$—	$—	$—	$—	$—
LTD Plan (8)	$—	$—	$3,239,000	$ N/A	$—
Enhanced SIRP-Defined Benefit (9)	$—	$—	$—	$—	$52,584
Total (10)	$217,371	$657,381	$3,896,381	$657,381	$269,955

Notes to the Post Termination Tables Applicable to All Named Executive Officers:

(1)	Reflects the cash amount payable under the Severance Plan due to a qualifying termination by us without cause assuming the named executive officer’s performance at the time of termination is within or above the range of effective performance. Solely with respect to Mr. Hughes, this amount also includes an estimate of the cost of continued disability insurance coverage for a thirty-six month period as required under his change in control agreement.

(2)	Reflects the estimated payment of the named executive officer’s annual incentive award at target. As noted above, the actual payment is based on actual company performance. The 2009 annual incentive award was actually paid to the named executive officers as set forth under the Non-Equity Incentive Compensation column in the Summary Compensation Table.

(3)	Reflects only the “in-the-money” value of the unvested AUs under EPP that vest on account of death, disability or retirement based on a unit value of $105.38. All AUs will either be cashed out or converted into our stock options and restricted stock units before completion of this offering.

(4)	Reflects the value of unvested RUs under EPDCP, based on a unit value of $105.38, that vest on account of death, disability or retirement. Unvested RUs do not automatically vest upon a change of control of Liberty Mutual, Liberty Mutual Group or us.

(5)	Estimated amount reflects each outstanding long-term incentive award being paid at target. With respect to Messrs. Gregg, Goodby and Gilles, this estimate reflects payment of the 2007 — 2009 plan cycle as a contingent payment even though each named executive officer has actually provided services to us during the entire three-year plan cycle. No discount has been applied to reflect that these amounts are paid over time in the event of employment termination due to retirement or disability.

(6)	The amount under the Disability column in this row reflects the present value cost of the one-year cost of term life insurance protection for the duration of the life expectancy of Mr. Gregg, Mr. Gilles and Mr. Goodby.

(7)	The amount under the Death column in this row reflects the dollar amount of the split-dollar insurance proceeds payable to named beneficiaries upon the death of Messrs. Gregg, Goodby and Gilles. With respect to Mr. Fallon, the dollar amount in the Death Column in this row reflects the total death benefit amount payable to Mr. Fallon’s beneficiaries in cash of $2,500,000 and a tax gross-up payment of $1,520,101 with respect to the amount payable to Mr. Fallon’s beneficiaries. The tax gross-up payment is based on a 30.3% rate on up to $1 million and a 40.3% tax rate on amounts over $1 million. This contingent liability obligation is hedged by a company-owned life insurance policy on Mr. Fallon’s life. No death benefit is payable under split-dollar life insurance or our executive death benefit only plan to Mr. Hughes.

(8)	Reflects the present value of salary continuation from December 31, 2009 through age 65 after applying a mortality assumption based on the 1987 Group LTD Mortality Table and an interest rate for 6.15%.

(9)	Reflects the present value of the enhanced SIRP benefit upon a qualifying involuntary termination in connection with a change in control.

(10)	The amount in this row reflects the sum of all rows above.

(11)	Messrs. Gregg, Fallon, Goodby and Gilles were not retirement eligible as of December 31, 2009. Mr. Hughes is retirement eligible and any voluntary termination by him will be treated as a retirement for purposes of the annual incentive, long-term incentive awards, EPP and EPDCP.

Director Compensation

We are currently in the process of determining the compensation of the members of our board of directors who do not also serve as our executive officers.

Liberty Mutual Agency Corporation 2010 Executive Long-Term Incentive Plan

On          , we established the Liberty Mutual Agency Corporation 2010 Executive Long-Term Compensation Plan, which we refer to in this prospectus as the “Long-Term Incentive Plan”. The purposes of the Long-Term Incentive Plan are to attract and retain employees and directors for our company and our subsidiaries and to provide such persons with incentives and rewards for superior performance. To accomplish these purposes, the Long-Term Incentive Plan will provide for the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, or other equity-based awards.

The following description summarizes the features of the Long-Term Incentive Plan.

Summary of Plan Terms

Shares Subject to the Long-Term Incentive Plan.  An aggregate of           shares of our Class A common stock will be reserved and available for issuance under the Long-Term Incentive Plan. These shares may be shares of original issuance, shares held in treasury, or shares that have been reacquired by us. The number of our shares of common stock authorized for grant under the Long-Term Incentive Plan is subject to adjustment, as described below.

We intend to file with the SEC a registration statement on Form S-8 covering the shares issuable under the Long-Term Incentive Plan.

Plan Administration.  The Long-Term Incentive Plan will be administered by our compensation committee. While the Long-Term Incentive Plan is designed to comply with Section 162(m) of the Code, we intend to take advantage of the transition rules allowed by the regulations promulgated under Section 162(m) of the Code, with respect to the 2010 and 2011 awards issued in connection with this offering that are described in the New Plan Benefits Table below. Thus, the provisions of the Long-Term Incentive Plan requiring compliance with Section 162(m) of the Code shall only comply to the extent required by Section 162(m) of the Code. With respect to decisions involving an award intended to satisfy the requirements of Section 162(m) of the Code, it is intended that our compensation committee will grant awards under the Long-Term Incentive Plan in a manner that complies with the applicable requirements of Section 162(m) of the Code and Section 16 of the Exchange Act.

For grants occurring after the closing of this offering, our compensation committee will determine who shall receive awards under the Long-Term Incentive Plan, the number of shares of stock, units and/or dollars covered by such award, and the terms and conditions of each award. Within the terms of the Long-Term Incentive Plan, our compensation committee may accelerate the vesting of any award and modify, cancel or substitute any awards. In addition, our compensation committee will interpret the Long-Term Incentive Plan and may adopt any administrative rules, regulations, procedures and guidelines governing the Long-Term Incentive Plan or any awards granted under the Long-Term Incentive Plan as it deems to be appropriate.

Eligibility.  Our compensation committee may grant awards to employees, consultants, directors and other individuals; provided, however, only employees shall be eligible to receive incentive stock options. Further, the Long-Term Incentive Plan provides that the maximum number of shares that may be granted in the form of award to any participant during a single calendar year shall not exceed           shares, which limit shall be applied separately to each available award under the Long-Term Incentive Plan.

Types of Awards.  The following types of awards may be made under the Long-Term Incentive Plan. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by our compensation committee, in its sole discretion, subject to such limitations as are provided in the Long-Term Incentive Plan.

Nonqualified Stock Options.  An award of a nonqualified stock option grants a participant the right to purchase a certain number of shares of our Class A common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of a share of our Class A common stock on the grant date. The term of a nonqualified stock option may not exceed 10 years from the date of grant. The exercise price may be paid with cash, shares of our common stock already owned by the participant, or with the proceeds from a sale of the shares subject to the option. A nonqualified stock option is an option that does not meet the qualifications of an incentive stock option as described below.

Incentive Stock Options.  An incentive stock option is a stock option that meets the requirements of Section 422 of the Code, which include an exercise price of no less than 100% of fair market value on the grant date, a term of no more than 10 years, and that the option be granted from a plan that has been approved by stockholders.

Stock Appreciation Rights.  A stock appreciation right (“SAR”) entitles the participant to receive an amount equal to the difference between the fair market value of our common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of our common stock on the grant date), multiplied by the number of shares subject to the SAR. A SAR may be granted in substitution for a previously granted option, and if so, the exercise price of any such SAR may not be less than 100% of the fair market value of our common stock as determined at the time the option for which it is being substituted was granted. Payment to a participant upon the exercise of a SAR may be in cash or shares of our common stock. Our compensation committee may grant SARs in tandem with options or independent of them.

Restricted Stock.  A restricted stock award is an award of outstanding shares of our common stock that does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by our compensation committee, and which may be forfeited if conditions to vesting are not met. Participants generally receive dividend payments on the shares subject to their award during the vesting period (unless the awards are subject to performance-vesting criteria) and are also generally entitled to indicate a voting preference with respect to the shares underlying their awards.

Restricted Stock Units.  A restricted stock unit is an award denominated in shares of our common stock that may be settled either in shares or cash, subject to terms and conditions determined by our compensation committee. Participants do not have voting rights, but our compensation committee may authorize the payment of dividend equivalent payments during the vesting period.

Performance Awards.  The Long-Term Incentive Plan authorizes our compensation committee to grant performance-based awards, which may be payable in shares, share units, or cash. Performance awards would vest and become payable upon the achievement of performance objectives within a period of time specified by our compensation committee. Our compensation committee may, in its discretion, authorize the payment of dividend equivalent payments during with respect to any performance award paid in stock. The maximum performance award opportunity payable in cash that may be granted to any participant under the Long-Term Incentive Plan during a calendar year shall not exceed $5,000,000.

The performance awards may be subject to the achievement of specified performance objectives. Performance objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or an affiliated employer, division, department or function within our company or an affiliate of ours in which the participant is employed. Any performance objectives applicable to a performance award intended to satisfy the requirements of Code Section 162(m) shall be based on one or more of the following:

•	earnings per share;

•	income before interest and taxes;

•	net income; operating income;

•	operating cash flow;

•	net written premiums;

•	revenue or market share;

•	return on equity;

•	assets or capital;

•	expense, loss, or combined ratios;

•	book value or surplus;

•	book value or surplus per share;

•	stock price or total shareholder return;

•	budget achievement;

•	expense reduction or cost savings;

•	operating margins; and

•	productivity improvements.

The performance objectives may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities in a peer group. To the extent permitted under Section 162(m) of the Code or to the extent that an award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, our compensation committee, in its sole discretion, may designate additional business objectives on which the performance objectives may be based or adjust, modify or amend the previously mentioned business objectives. Our financial performance shall be measured against the performance objectives by excluding any of the following items if doing so would increase financial performance for the then current performance period:

•	extraordinary items;

•	restructuring and/or other nonrecurring charges (as reported in our financial statements for the applicable performance period);

•	losses from catastrophes;

•	exchange rate effects, as applicable, for non-U.S. dollar denominated operated earnings;

•	the effects of any statutory adjustments to corporate tax rates; and

•	the impact of discontinued operations;

and by not adjusting for changes in accounting if doing so would increase financial performance for the then current performance period. In addition, if our compensation committee determines after the performance goals have been established that a change in our business, operations, corporate structure or capital structure, or the manner in which we conduct our business, or other events or circumstances renders the performance objectives unsuitable, our compensation committee may, in its sole discretion, make adjustments to the performance objectives as it deems equitable and appropriate. Our compensation committee may also have the right, in its sole discretion, to decrease the amount payable to our named executive officers at any given level of performance to take into account additional factors that our compensation committee deems relevant to the assessment of individual or corporate performance.

Other Forms of Equity Award.  The Long-Term Incentive Plan provides our compensation committee the discretion to grant other awards payable in shares, such as deferred stock units, unrestricted shares, or another security convertible into shares. In the event of such an award, the committee would determine the terms and conditions of such award, including any vesting criteria applicable thereto.

Forfeiture Provisions.  Awards granted under the Long-Term Incentive Plan may be subject to forfeiture if, after a termination of employment or service, the participant engages in certain activities that are materially injurious to or in competition with us or our affiliates. As described below, certain awards may be subject to forfeiture or repayment if they were based on performance metrics that are later determined to be materially inaccurate.

Adjustments.  Our compensation committee shall make appropriate equitable adjustments to the maximum number of shares available for issuance under the Long-Term Incentive Plan and other limits stated in the Long-Term Incentive Plan, the number of shares covered by outstanding awards, the exercise prices and performance measures applicable to outstanding awards, and the kind of shares available for grant and covered by outstanding awards, as our compensation committee, in its sole discretion, may determine to be equitably required to prevent dilution or enlargement of the rights of participants. These changes may be made to reflect changes in our capital structure (including a change in the number of shares of common stock outstanding) on account of any stock dividend, stock split, reverse stock split or any similar equity restructuring, or any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization or similar event, or to the extent necessary to prevent the enlargement or diminution of participants’ rights by reason of any such transaction or event or any extraordinary dividend, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders. These adjustments will be made only to the extent they conform to the requirements of applicable provisions of the Code and other applicable laws and regulations. Our compensation committee, in its discretion, may decline to adjust an award if it determines that the adjustment would violate applicable law or result in adverse tax consequences to the participant or to us. In addition, in the event of any such transaction or event, our compensation committee may provide for the substitution of any or all awards under the Long-Term Incentive Plan as it determines to be equitable under the circumstances.

Change in control.  In the event of a Change in Control (as defined below), our compensation committee may, but shall not be obligated to, (a) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an award, (b) cancel awards for a cash payment equal to their fair value (as determined in the sole discretion of our compensation committee) which, in the case of options and SARs, shall be deemed to be equal to the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares subject to such options or SARs (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options or SARs) over the aggregate strike price, or (c) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder as determined by our compensation committee in its sole discretion. The treatment of awards upon a Change in Control may vary among participants in our compensation committee’s sole discretion.

For these purposes, a “Change in Control” shall mean: the earliest to occur of the following events:

(a) The purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of the 1934, as amended (the “Exchange Act”), or any comparable successor provisions (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any portion of our then outstanding shares of common stock or other voting securities (or securities convertible into voting securities) entitled to vote generally in the election of our board of directors after which Liberty Mutual Holding Company Inc.,

(together with any employee benefit plan or arrangement (or any trust forming a part thereof) maintained by Liberty Mutual Holding Company Inc., Liberty Mutual Group Inc., Liberty Mutual Insurance Company, affiliates controlled by Liberty Mutual Insurance Company, our company or affiliates controlled by our company) does not, immediately thereafter, own directly or indirectly through one or more subsidiaries at least 51% (on a fully distributed and diluted basis) of the combined voting power of our then outstanding securities entitled to vote (and securities convertible into securities entitled to vote) generally in the election of our board of directors; or

(b) The consummation of a merger (including, without limitation, a share exchange, consolidation, reorganization or similar business combination under applicable law) of our company with any other business entity unless the Persons who were holders of our Class B common stock immediately prior to the merger beneficially own immediately thereafter, directly or indirectly, more than fifty percent (50%) of the combined voting power of the issued and outstanding securities entitled to vote in the election of the board of directors of the successor or surviving entity; or

(c) The consummation of the sale or disposition by us of all or substantially all of our assets in one or more transactions to an unrelated entity.

Notwithstanding the foregoing, a Change in Control shall not be considered to have occurred because 50% or more of the combined voting power of our then outstanding securities entitled to vote (and securities convertible into securities entitled to vote) are beneficially owned by a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by Liberty Mutual Holding Company Inc., Liberty Mutual Group Inc., Liberty Mutual Insurance Company, affiliates controlled by Liberty Mutual Insurance Company, our company or affiliates controlled by us.

Amendment and Termination.  The Long-Term Incentive Plan may be amended or terminated by our board of directors at any time, but no amendment may be made without stockholder approval if it would materially increase the number of shares available under the Long-Term Incentive Plan, materially expand the types of awards available under the Long-Term Incentive Plan or the class of persons eligible to participate in the Long-Term Incentive Plan, materially extend the term of the Long-Term Incentive Plan, materially change the method of determining the exercise price of an option or SAR granted under the Long-Term Incentive Plan, delete or limit the prohibition against repricing, or otherwise require approval by stockholders in order to comply with applicable law or the rules of a national stock exchange on which the shares subject to the Long-Term Incentive Plan are listed. Notwithstanding the foregoing, with respect to awards subject to Section 409A of the Code, any termination, suspension or amendment of the Long-Term Incentive Plan must conform to the requirements of Section 409A. No termination, suspension or amendment of the Long-Term Incentive Plan may adversely affect the right of any participant with respect to a previously granted award without the participant’s written consent.

Grant of Awards under the Long-Term Incentive Plan

Set forth below is a description of the awards that we intend to grant to our named executive officers and others in connection with this offering. Future equity grants under the Long-Term Incentive Plan (as well as any performance-based cash incentives granted thereunder) thereafter will be made at the discretion of our compensation committee.

Equity-Based Retention Awards

Equity-based retention awards will be granted to each of the named executive officers in connection with this offering. The dollar value of each of these awards is as follows: Mr. Gregg — $5,000,000; Mr. Fallon — $500,000; Mr. Gilles — $400,000; Mr. Goodby — $900,000; and Mr. Hughes — $900,000. The dollar value of these equity-based retention awards will be allocated equally between stock options to acquire Class A common stock and restricted stock units denominated in Class A common stock. For instance, in the case of Mr. Gregg, he will receive stock options and restricted stock units each with an initial grant date value of $2,500,000. The number of restricted stock units to be granted to each named executive officer shall be based on the average closing price of our Class A common stock during the thirty-day period following the closing of this offering. The number of stock options to be granted to each named executive officer will be equal to the value allocable to the stock options divided by one-fourth of the average closing price used to determine the number of restricted stock units. The exercise price for these stock options shall also be equal to the average closing price of our Class A common stock during the thirty-day period following the closing of this offering.

The retention stock option awards shall be subject to a ten-year term and shall vest in full on the fourth anniversary of the grant date, subject to the named executive officer’s continued employment with us or another member of the Liberty Mutual Group on that date. In the event of termination of employment due to death, disability, or termination of employment due to an involuntary termination during the one year period beginning on a change in control of our company, the retention stock option award shall be fully vested. An “involuntary termination” for this purpose means termination of employment without cause (as defined under the SIRP) or resignation for good reason (as defined under SIRP). Any vested stock options shall be forfeited upon a termination for cause or in the event the named executive officer violates his non-compete agreement. Additionally, if our compensation committee determines after the named executive officer’s termination of service that he engaged in conduct or actions while employed by us or a member of the Liberty Mutual Group that constituted ground for employment termination for cause, it may determine (in its sole discretion) to forfeit the otherwise vested portion of the named executive officer’s stock option and/or require repayment of any shares (or proceeds thereof) the named executive officer received upon the exercise of the stock option after having engaged in such conduct or actions.

The retention restricted stock unit awards shall also vest in full on the fourth anniversary of the grant date, subject to the named executive officer’s continued employment with us or another member of the Liberty Mutual Group on that date. In the event of termination of employment due to death, disability, or termination of employment due to an involuntary termination (as defined in the immediately preceding paragraph above) during the one year period beginning on a change in control of our company, the restricted stock units award shall be fully vested. Any vested restricted stock units shall be subject to forfeiture in the same manner as the retention stock options. We will normally settle any vested portion of a restricted stock unit by distributing shares of our Class A common stock to the named executive officer within two and one-half months following the end of the calendar year in which the restricted stock units vest.

Equity-Based Rollover Awards

Outstanding AUs held by our executive officers and LMGI employees who primarily provide services to us (collectively, “Qualified Holders”) will be converted into either stock options to purchase Class A common stock or restricted stock units denominated in Class A Common Stock under the Long-Term Incentive Plan. Outstanding underwater AUs held by Qualified Holders will be converted in a manner to preserve the economic value held by Qualified Holders immediately prior to such conversion (i.e., the same aggregate exercise price and aggregate spread between the exercise price and the option property). With respect to any outstanding in-the-money AU owned by a Qualified Holder, the difference between the April 1, 2010 unit value of $101.81 and the AU’s strike price will be issued as restricted stock units. In addition, each Qualified Holder will receive stock options that preserve the economic value of each outstanding AU assuming that the April 1, 2010 unit value is the same as the AU’s strike price. The exercise price for the rollover stock options received following cancellation of the AUs shall be determined in the same manner as for the retention stock options. These rollover stock options and rollover restricted stock units to be received by the Qualified Holders shall be subject to the same exercise period and vesting provisions that were originally applicable to the outstanding AUs.

The following table sets forth the total number of underwater AUs owned by Qualified Holders, the total number of in-the-money AUs owned by Qualified Holders, the total number of AUs owned by Qualified Holders and the dollar amount attributable to in-the-money AUs that will be provided in the form of restricted stock units to Qualified Holders.

Number of Appreciation Units to be
Converted to Stock Options and Restricted Stock Units

				Dollar Value to
			Total	be Provided as
	Underwater	In-the-Money	Number of	Restricted Stock
Name and Principal Position	AUs (#)(1)	AUs (#)(2)	AUs (#)(3)	Units ($)(4)

Gary R. Gregg,	67,440	8,502	75,942	$161,283
Chief Executive Officer and President
Michael J. Fallon,	5,224	481	5,705	$9,125
Senior Vice President and Chief Financial Officer
Joseph A. Gilles,	15,696	24,615	40,311	$1,312,746
Senior Vice President and Manager, Actuarial and Corporate Research
Scott R. Goodby,	15,696	2,145	17,841	$40,691
President, Commercial Segment
Michael M. Hughes,	9,248	—	9,248	$—
President, Personal Segment
Other Executive Officers	2,896	—	2,896	$—
Other Employees (26)	79,028	14,560	93,588	$393,821

Total	195,228	50,303	245,531	$1,917,666

(1)	Underwater AU means an AU with a strike price greater than the April 1, 2010 unit value of $101.81.

(2)	In-the-money AU means an AU with a strike price less than the April 1, 2010 unit value of $101.81.

(3)	Represents the total number of underwater AUs plus the total number of in-the-money AUs.

(4)	Represents the difference between the April 1, 2010 unit value and the strike price of the applicable outstanding AUs.

Awards granted as a replacement for AUs are treated as substitute awards under the Long-Term Incentive Plan and are not counted against the           share reserve available for grant under the Long-Term Incentive Plan.

Assumption of Cash-Based Long-Term Incentive Awards

In addition to the equity-based retention and rollover awards described above, we will assume the outstanding cash-based long-term incentive award opportunities granted to the named executive officers under the Liberty Mutual Long-Term Incentive Plan with respect to the three-year plan cycles beginning in 2008, 2009 and 2010, respectively. The assumed awards granted with respect to the three-year plan cycle beginning in 2010 are structured the same as the long-term cash incentive awards for the 2009 three-year plan cycle disclosed above in the Grants of Plan-Based Awards in 2009 Fiscal Year Table except that FCCI Insurance Group is not part of the peer group for the 2010 plan cycle because the business held by the Summit segment is no longer held by us. The assumed awards granted with respect to the three-year plan cycle beginning in 2008 are structured in the same manner as the long-term cash incentive awards for the 2009 three-year plan cycle disclosed in the Grants of Plan-Based Awards in 2009 Fiscal Year Table except that the following national insurance carriers and regional insurance carriers are used as the peer group for purposes of determining the payment to Mr. Gregg, Mr. Gilles, Mr. Goodby and Mr. Hughes for this plan cycle (Mr. Fallon did not provide services to the Agency Markets SBU during most of 2008 and did not receive an award with respect to the cycle beginning in 2008):

•	Benchmark Group (National Carriers): Travelers Companies, Hartford Insurance Group, Zurich American Insurance Company

•	Benchmark Group (Regional Carriers): Auto-Owners Insurance, American International, Arch Capital Group, Cincinnati Insurance Group, CNA, Employers Mutual Casualty Company, Mutual of Enumclaw Insurance, Erie Insurance Group, FCCI Insurance Group, Fireman’s Fund Insurance Companies, General Casualty Company of Wisconsin, Hanover Insurance Company, Harleysville Group, Nationwide Mutual Group, OneBeacon Insurance Group, Oregon Mutual Insurance Company, Republic Companies Group, Selective Insurance Company, Sentry Insurance, Southern Farm Bureau, Texas Mutual Insurance Company, Unitrin Inc., W.R. Berkley Corporation

An equal weighting was applied to the aggregate results for the national carriers and regional carriers, and each peer company’s financial results within a group (National Carriers and Regional Carriers) are weighted relative to their size. See the discussion under “— Cash-Based Long-Term Incentive Compensation” following the Grants of Plan-Based Awards in 2009 Fiscal Year Table Cash-Based Long-Term Incentive Award for a description of how these awards were determined. The table below describes the target and maximum payout amounts, as a multiple of each named executive officer’s base salary in effect as of December 31, 2009, for each three-year plan cycle with respect to our named executive officers that are being assumed under the Long-Term Incentive Plan. For each of our named executive officers, the payment of these awards described below under the Long-Term Incentive Plan will be subject to the approval of our compensation committee.

Liberty Mutual Cash-Based Long-Term Incentive Awards
Assumed under the LMAC 2010 Executive Long-Term Incentive Plan

		Applicable		Maximum
	Base Salary as of	Three-Year		(200% of
Named Executive Officer	12/31/2009	Plan Cycle	Target*	Target)

Gary R. Gregg,	$775,000	2008-2010	$775,000	$1,550,000
Chief Executive Officer and President		2009-2011	$775,000	$1,550,000
		2010-2012	$775,000	$1,550,000
Michael J. Fallon,	$330,000	2008-2010	$0	$0
Senior Vice President and Chief Financial Officer		2009-2011	$82,500	$165,000
		2010-2012	$82,500	$165,000
Joseph A. Gilles,	$485,000	2008-2010	$121,250	$242,500
Senior Vice President and Manager, Actuarial and		2009-2011	$121,250	$242,500
Corporate Research		2010-2012	$121,250	$242,500
Scott R. Goodby,	$550,000	2008-2010	$137,500	$275,000
President, Commercial Segment		2009-2011	$137,500	$275,000
		2010-2012	$137,500	$275,000
Michael H. Hughes,	$550,000	2008-2010	$104,500	$209,000
President, Personal Segment		2009-2011	$137,500	$275,000
		2010-2012	$137,500	$275,000

*	Assumes 100% result achieved, calculated based on 12/31/2009 salary and actual dates of eligibility. Mr. Fallon has no cash-based long-term incentive award under the LMAC 2010 Executive Long-Term Incentive Plan with respect to the 2008 — 2010 plan cycle. The cash-based long-term incentive award for Mr. Hughes with respect to the 2008 — 2010 plan cycle is a pro-rata amount to reflect that he commenced covered employment during 2008.

Federal Income Tax Consequences of Long-Term Incentive Plan Awards

The following is a brief summary of the principal United States federal income tax consequences of transactions under the Long-Term Incentive Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Nonqualified Stock Options.  Generally, a participant will not recognize taxable income on the grant or vesting of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of our common stock received on the date of exercise and the option cost (number of shares purchased multiplied by the exercise price per share). We will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the participant upon exercise.

Incentive Stock Options.  No taxable income is recognized by a participant on the grant or vesting of an ISO. If a participant exercises an ISO in accordance with its terms and does not dispose of the shares acquired within 2 years after the date of the grant of the ISO or within one year after the date of exercise, the participant will recognize ordinary income, and possibly capital gain or loss, on any gain related to the exercise of the ISO. In this case, we will not be entitled to a deduction by reason of the grant or exercise of the ISO, however the excess of the fair market value over the exercise price of the shares acquired is an item of adjustment in computing alternative minimum tax of the participant. If a participant holds the shares acquired for at least one year from the exercise date and does not sell or otherwise dispose of the shares for at least 2 years from the grant date, the participant’s gain or loss upon a subsequent sale will be long-term capital gain or loss equal to the difference between the amount realized on the sale and the participant’s basis in the shares acquired.

If a participant sells or otherwise disposes of the shares acquired without satisfying the required minimum holding period, such “disqualifying disposition” will give rise to ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date or, if less, the amount realized upon disqualifying disposition over the participant’s tax basis in the shares acquired. We will ordinarily be entitled to a deduction equal to the amount of the ordinary income resulting from a disqualifying disposition.

Stock Appreciation Rights.  Generally, a participant will not recognize taxable income upon the grant or vesting of a SAR, but will recognize ordinary income upon the exercise of a SAR in an amount equal to the cash amount received upon exercise (if the SAR is cash-settled) or the difference between the fair market value of our common stock received from the exercise of the SAR and the amount, if any, paid by the participant in connection with the exercise of the SAR. The participant will recognize ordinary income upon the exercise of a SAR regardless of whether the shares of our common stock acquired upon the exercise of the SAR are subject to further restrictions on sale or transferability. The participant’s basis in the shares will be equal to the ordinary income attributable to the exercise and the amount, if any, paid in connection with the exercise of the SAR. The participant’s holding period for shares acquired pursuant to the exercise of a SAR begins on the exercise date. Upon the exercise of a SAR, we will ordinarily be entitled to a deduction in the amount of the ordinary income recognized by the participant.

Restricted Stock.  A participant generally will not be taxed at the time of a restricted stock award but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income will be the fair market value of the shares at the time of vesting.

Participants may elect to be taxed at the time of grant by making an election under Section 83(b) of the Code within 30 days of the award date. If a restricted stock award subject to the Section 83(b) election is subsequently canceled, no deduction will be allowed for the amount previously recognized as income, and no tax previously paid will be refunded. Unless a participant makes a Section 83(b) election, dividends paid to a participant on shares of an unvested restricted stock award will be taxable to the participant as ordinary income. If the participant made a Section 83(b) election, the dividends will be taxable to the participant as dividend income.

We will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. Unless a participant has made a Section 83(b) election, we will also be entitled to a deduction, for federal income tax purposes, for dividends paid on unvested restricted stock awards.

Restricted Stock Units.  A participant generally will not be subject to income tax at the time of grant of a restricted stock unit award or upon vesting but will recognize taxable income upon receiving stock under the award and any cash that is attributable to dividend equivalents. Restricted stock units are subject to Federal Insurance Contribution Act tax upon vesting. The amount of taxable income will be the fair market value of the shares at the time of issuance. No Section 83(b) election is available for restricted stock units.

We will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. We will also be entitled to a deduction, for federal income tax purposes, for cash dividend equivalent payments on restricted stock units.

Other Equity-Based Awards.

A participant will generally not recognize taxable income on a deferred stock award until shares subject to the award are distributed. The amount of this ordinary income will be the fair market value of the shares of our common stock on the date of distribution. Any dividend equivalents paid on unvested deferred stock awards are taxable as ordinary income when paid to the participant. We will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. We will also be entitled to a deduction, for federal income tax purposes, on any dividend equivalent payments made to the participant.

A participant will generally recognize taxable income on the grant of unrestricted stock, in an amount equal to the fair market value of the shares on the grant date. We will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.

Cash Awards.  A participant will generally recognize taxable income upon the payment of a cash award, in an amount equal to the amount of the cash received. We will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.

Withholding.  To the extent required by law, we will withhold from any amount paid in settlement of an award amounts of withholding and other taxes due or take other action as we deem advisable to enable ourselves to satisfy withholding and tax obligations related to any awards.

Liberty Mutual Agency Corporation 2010 Executive Management Incentive Plan

On          , we established the Liberty Mutual Agency Corporation 2010 Executive Management Incentive Compensation Plan, which we refer to in this prospectus as the “EMIC.” The purpose of the EMIC is to advance our interests and the interest of our shareholders by providing performance-based incentives to our executive officers.

The following description summarizes the features of the EMIC.

Summary of EMIC Terms

Administration of the Plan.  The EMIC will be administered by our compensation committee. While the EMIC is designed to comply with Section 162(m) of the Code, we intend to take advantage of the transition rules allowed by the regulations promulgated under Section 162(m) of the Code, with respect to the 2010 and 2011 award opportunities granted to our executive officers. Thus, the provisions of the EMIC requiring compliance with Section 162(m) of the Code shall only comply to the extent required by Section 162(m) of the Code. With respect to decisions involving an award intended to satisfy the requirements of Section 162(m) of the Code, it is intended that our compensation committee will grant awards under the EMIC in a manner that complies with the applicable requirements of Section 162(m) of the Code and Section 16 of the Exchange Act.

Eligibility.  For the 2010 performance period, the named executive officers shall be eligible to participate in the EMIC. Our compensation committee shall determine, in its discretion, which executives shall be eligible to participate in the EMIC for all performance periods following the 2010 performance period.

Performance Criteria.  EMIC only allows for payments to be provided to our executive officers for any performance period (i.e., a fiscal year) if our pre-tax operating income is at least $600 million during such performance period. Our pre-tax operating income shall be determined by excluding any of the following items if doing so would increase financial performance for the then current performance period:

•	extraordinary items;

•	restructuring and/or other nonrecurring charges as reported in our financial statements for the applicable performance period;

•	losses from catastrophes;

•	exchange rate effects, as applicable, for non-U.S. dollar denominated operated earnings;

•	the effects of any statutory adjustments to corporate tax rates; and

•	the impact of discontinued operations;

and by not adjusting for changes in accounting if doing so would increase financial performance for the then current calendar year.

Payment of Awards.  Upon the certification in writing by our compensation committee of the attainment of the performance criteria described above, each executive shall be deemed to have earned a payment equal to that participant’s maximum award opportunity (subject to reduction as described below). The maximum award opportunities for our executive officers with respect to the 2010 performance period are as follows: Gary R. Gregg, $2,700,000; Michael J. Fallon, $1,000,000; Joseph A. Gilles, $1,000,000; Scott R. Goodby, $1,200,000; Michael H. Hughes, $1,200,000; and Timothy A. Mikolajewski, $1,000,000. Our compensation committee will set the maximum award opportunities applicable to EMIC participants in future fiscal years, provided such maximum award opportunities shall not exceed $5 million with respect to any participant for any performance period.

Our compensation committee may reduce the amount paid to any participant with respect to an award in its sole discretion to any amount less than the maximum award opportunity applicable to such participant, including zero. Our compensation committee shall take into account such factors as it considers appropriate when exercising its discretion. Following certification and any discretionary reduction of any maximum award opportunity by our compensation committee, each participant shall be eligible to receive payment of his or her award by not later than the March 15th following the performance period, subject to the participant’s continued employment on such payment date.

Awards may be paid in cash, stock, restricted stock, options, other stock-based or stock-denominated units, or any combination thereof as determined by our compensation committee in its discretion. Any payment of an amount under EMIC using or based on our shares shall be charged against the share reserve in the Long-Term Incentive Plan.

Forfeiture Provisions.  Awards granted under the EMIC may be subject to forfeiture if the participant ceases to be an employee prior to the payment date applicable to an award. Notwithstanding the foregoing, if a participant ceases to be a “Covered Executive” (as defined in the EMIC) but remains employed by us during the performance period, such participant shall be eligible to receive a pro rata amount of the participant’s award. Additionally, a participant who dies, suffers a disability or terminates employment due to retirement shall also be eligible to receive a pro rata EMIC incentive payment based on actual corporate performance and such other factors as our compensation committee considers appropriate.

Change in Control.  In the event of a Change in Control, our compensation committee shall determine whether we have met the performance goal during the period in which the Change in Control occurs. Our compensation committee shall make this determination by comparing financial results for the Change in Control performance period against a pro rata amount of the performance goal. For these purposes, a “Change in Control” shall have the same meaning as under the Long-Term Incentive Plan.

Termination and Amendment.  Our compensation committee may, at any time, and from time to time, alter, amend, suspend, or terminate the EMIC in whole or in part; provided, however, that no action which requires shareholder approval in order for EMIC to comply with Section 162(m) of the Code, the Securities Exchange Act of 1934, as amended, or stock exchange listing requirements shall be effective unless such action is approved by our shareholders. No termination or amendment of EMIC may, without the consent of the participant to whom a payment under an award has been determined for a completed performance period but not yet paid, adversely affect the rights of such participant in such award.

Federal Income Tax Consequences of Payments under the EMIC

The following is a brief summary of the principal United States federal income tax consequences of transactions under the EMIC, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

A participant will generally recognize taxable income upon the payment of an award which is settled in cash or unrestricted stock, in an amount equal to the amount of the cash (or the value of the stock) received. We will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. In the event our compensation committee determines to settle an award in restricted stock, options, other stock-based or stock-denominated units, or any combination thereof, different tax consequences may result.

OWNERSHIP OF COMMON STOCK

Prior to the completion of this offering, all shares of our common stock were beneficially owned by Liberty Mutual, whose principal offices are located at 175 Berkeley Street, Boston, Massachusetts 02116. After the completion of this offering, Liberty Mutual will beneficially own 100% of our outstanding Class B common stock representing and no shares of our Class A common stock, representing     % of the combined voting power of our outstanding common stock and     % of our total equity ownership, assuming the underwriters’ over-allotment option is not exercised.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We intend to adopt a policy to address the review, approval or ratification of related person transactions. An investor may obtain a written copy of this policy, once adopted, by sending a written request to Liberty Mutual Agency Corporation, 10 St. James Avenue, Boston, Massachusetts 02116, attention: Legal Department.

Prior to the completion of this offering, we have been operated as a business unit of Liberty Mutual. All of our outstanding shares of common stock are, and prior to the completion of this offering will continue to be, beneficially owned by Liberty Mutual. Prior to the completion of this offering, we will effect a recapitalization whereby the then outstanding shares of our common stock will be exchanged for           shares of Class B common stock and we will create a new class of Class A common stock. Immediately following this offering, Liberty Mutual will continue to beneficially own approximately     % of our common stock (none of our Class A common stock and 100% of our Class B common stock) and will control approximately     % of the combined voting power of our outstanding common stock. Liberty Mutual will continue to have the power to approve any action requiring a vote of the majority of our voting shares and to elect all our directors. In addition, until the first date on which Liberty Mutual no longer beneficially owns at least 20% of our outstanding common stock, the prior affirmative vote or written consent of Liberty Mutual, as the beneficial holder of our Class B common stock, will be required for us to authorize a number of significant actions, as set forth below under “Description of Capital Stock — Approval Rights of Holders of Class B Common Stock.”

Over the course of operating as subsidiaries of Liberty Mutual, we and our subsidiaries, including our insurance subsidiaries, have entered into a number of agreements with Liberty Mutual and its other affiliates in the ordinary course of business relating to our business and our relationship with Liberty Mutual and its affiliates. We will also enter into certain agreements with Liberty Mutual relating to this offering and our relationship with Liberty Mutual and its affiliates after this offering. The material terms of such agreements are described below. However, in the future, in accordance with our Certificate of Incorporation, to the extent permitted by Delaware law, any contract or transaction with us and one of our directors or officers or between us and any corporation, partnership, association or any other organization in which one or more of our directors or officers is a director or officer or has a financial interest will either be approved by the stockholders, a majority of disinterested members of our board of directors or a committee of our board of directors that authorizes such contracts or transaction or must be fair to us as of the time our directors a committee of our directors or our stockholders authorize, approve or ratify the contract or transaction. In addition, any transaction with directors, officers or other affiliates will be subject to requirements of Sarbanes-Oxley and SEC rules and regulations.

Historical Relationship with Liberty Mutual

As a wholly-owned subsidiary of Liberty Mutual, we and our insurance subsidiaries have received various services provided by Liberty Mutual and its affiliates, including: risk underwriting; claims processing; claims adjustments; policyholder services; contract management and administration; accounting; actuarial; risk management; financial; tax; auditing; purchasing; payroll processing; human resources and employee relations and/or benefits; marketing; strategic support; information technology; software support; business continuity; policy administration and production; real estate management; legal; regulatory compliance; complex and emerging risks claims; administration of our run-off operations; reinsurance; general administration; and other services. Costs for these services include costs, such as personnel costs for Agency Corporation Dedicated Employees, that are directly attributable to us and, to a lesser extent, indirect costs that are allocated to each of Liberty Mutual Group’s business units (including us) based upon each business unit’s proportional share of Liberty Mutual Group’s net written premium or surplus depending upon the service provided. We believe these costs to be a reasonable reflection of the services provided to or the benefits received by us. As such, although we have not researched external costs for these services, we believe our expenses, including those charged by Liberty Mutual, would be materially consistent in the event we had to purchase them externally.

The Transactions

The following are the Transactions with Liberty Mutual for which we have given pro forma effect elsewhere in this prospectus:

•	February 2010 Note. On February 3, 2010, we declared and paid a dividend to Liberty Mutual in the form of a note payable in the aggregate principal amount of $4 billion due February 29, 2012, bearing interest at an annual rate of 0.72%. In April 2010, we repaid $2.099 billion of this note through a transfer to Liberty Mutual of investments and cash. In August 2010, we repaid an additional $811 million of this note through a transfer to Liberty Mutual of investments and cash.

•	Ohio Casualty Transfer. Prior to the closing of this offering, Liberty Mutual will cause Ohio Casualty to be transferred to us through a combination of a sale of Ohio Casualty common stock in exchange for the Ohio Casualty Note bearing interest at an annual rate of %, and the contribution of the remaining Ohio Casualty common stock not already owned by us. The actual aggregate principal amount of the Ohio Casualty Note will not be determinable until the pricing of this offering, but will equal the net proceeds of this offering plus $ . See “— Agreements with Liberty Mutual Related to the Offering — Ohio Casualty SPA.”

•	Offering Proceeds. We expect to repay approximately $ million of the February 2010 Note and approximately $ million of the Ohio Casualty Note with net proceeds of this offering, which amounts assume that each share of Class A common stock offered hereby is sold at a price equal to the midpoint of the offering price range as set forth on the cover page of this prospectus. See “Use of Proceeds.”

Other Transactions

In March 2010 we paid Liberty Mutual $1.007 billion in cash and investments to settle the payable outstanding as a result of the termination of reinsurance agreements between a subsidiary of ours and insurance company subsidiaries of Liberty Mutual. In connection with the reinsurance agreements, Liberty Mutual previously paid us $1.026 billion in cash and investments in 2008 which we recorded as a deposit.

On March 26, 2010, one of our top tier insurance subsidiaries, PIC, entered into a $250 million three-year committed repurchase agreement for general corporate purposes. The repurchase facility is guaranteed by Liberty Mutual. To date, no funds have been borrowed under the repurchase facility.

In April 2010, Liberty Mutual contributed to us all of the outstanding shares of preferred stock issued by Safeco in December 2008, all of which were subsequently contributed to Safeco and were retired. In April 2010, Liberty Mutual and PIC contributed to Ohio Casualty all of the outstanding shares of preferred stock issued by Ohio Casualty, all of which were immediately retired.

In June of 2010, we realigned our company structure such that all of the stock of Summit Holdings Southeast, Inc. is now owned by Liberty Mutual.

In July of 2010, we paid Liberty Mutual $125 million in connection with entering into the Run-off Reinsurance Agreement with Liberty Mutual as described below. See “— Agreements with Liberty Mutual Related to this Offering — Run-Off Reinsurance Agreement.”

Services Agreements

Current Arrangement

Although we currently do not, and until at least January 1, 2011, will not, have any employees, Liberty Mutual provides us with the services of approximately 11,000 Agency Corporation Dedicated Employees. Liberty Mutual has agreed to transfer to us all of the Agency Corporation Dedicated Employees on January 1, 2011, which excludes information technology and other corporate shared services function employees who will continue to provide services to us under the Services Agreement. Historically, we and our subsidiaries have relied on Liberty Mutual to provide the necessary services for us to conduct our business. The agreements and arrangements governing these services are described below. The agreements between Liberty Mutual and us were entered into when we and our subsidiaries were wholly-owned subsidiaries of Liberty Mutual.

In connection with the transfer of the Agency Corporation Dedicated Employees to us on January 1, 2011, we and Liberty Mutual have agreed to terminate the agreements and arrangements between our subsidiaries and Liberty Mutual described under “—Current Arrangement.” In connection with the Services Agreement that we will enter into with Liberty Mutual (see “—Agreements with Liberty Mutual Related to this Offering”), these terminated agreements and arrangements will be replaced by a new agreement between Liberty Mutual Agency Corporation and PIC and new agreements and arrangements between PIC and our other insurance subsidiaries.

The majority of the Agency Corporation Dedicated Employees are employed by LMGI and LMIC, subsidiaries of Liberty Mutual. LMGI and LMIC are party to a management services agreement, effective as of January 1, 2009, which we refer to in this prospectus as the “Liberty MSA.” Under the Liberty MSA, LMGI provides services to LMIC and any of its affiliates to which LMIC is obligated to provide services. LMGI charges LMIC its cost (excluding the costs associated with personnel principally engaged in corporate finance, human resources and investments), plus an annual fee of 1% of the sum of direct written premiums and annuity considerations reported on the combined statutory annual statement of LMIC and its insurance subsidiaries and the statutory annual statement of Liberty Life Assurance Company of Boston. This reporting group includes us and our insurance subsidiaries. The Liberty MSA has an initial term of two years and automatically is extended for additional two-year terms unless a party provides a notice of cancellation. Either party may terminate the Liberty MSA by providing 180 days prior written notice to the other party. LMGI is permitted to subcontract for any of the services provided under the Liberty MSA, but neither party may assign the entire Liberty MSA without the prior written consent of the other party. The Liberty MSA is governed under Massachusetts law.

Our insurance subsidiaries have entered into services agreements, which we refer to in this prospectus as the “Liberty-Agency Services Agreements,” with LMIC for LMIC to perform such services for our insurance subsidiaries as they determine are reasonably necessary or desirable in the conduct of their respective operations. We currently receive the services necessary for our business through the Liberty-Agency Services Agreements. LMIC generally is required to perform the services at a level that is at least equal to its standards for performing such services on behalf of its own insurance operations and in accordance with and subject to applicable law. The Liberty-Agency Services Agreements may generally be terminated without cause by either party upon 90 days prior written notice or by mutual agreement. In addition, the Liberty-Agency Services Agreements may be terminated immediately for a material failure by LMIC to perform the services in accordance with the required standards that is not cured within 30 days, our non-payment of costs to LMIC, the suspension, revocation or other restriction on the licenses of either LMIC or our insurance subsidiary party thereto, the insolvency, voluntary bankruptcy, reorganization or liquidation of either LMIC or our insurance subsidiary party thereto, upon the acquisition of our insurance subsidiaries by a third party from LMIC or any other change in control which causes LMIC to no longer maintain a majority on the board of directors of our insurance subsidiaries. The Liberty-Agency Services Agreements may only be amended upon the written agreement of both parties thereto. Our insurance subsidiaries are required to reimburse LMIC for the reasonable costs of the services performed under the Liberty-Agency Services Agreements, including direct expenses incurred by LMIC under the Liberty MSA, and directly allocable expenses allocated to our insurance subsidiaries by LMIC in conformity with customary insurance accounting practices consistently applied and applicable statutory accounting guidance as promulgated by the NAIC (“SSAP No. 70”). We intend, subject to the receipt of any necessary insurance regulatory approvals, to terminate the existing Liberty-Agency Services Agreements and enter into new services agreements between PIC, as the service provider, and our other insurance subsidiaries as soon as the Agency Corporation Dedicated Employees are transferred to us on January 1, 2011.

PIC also provides services to our insurance subsidiaries under a services agreement which we refer to in this prospectus as the “Agency Corporation Services Agreement.” Since PIC does not have any employees, PIC relies on the services provided indirectly by LMGI under the Liberty MSA and LMIC under the Liberty-Agency Services Agreements to provide services to our insurance subsidiaries under the Agency Corporation

Services Agreement. We intend, subject to the receipt of any necessary insurance regulatory approvals, to terminate the Agency Corporation Services Agreement as soon as the Agency Corporation Dedicated Employees are transferred to us on January 1, 2011.

Through the Liberty-Agency Services Agreements, we have made aggregate payments to Liberty Mutual during the six months ended June 30, 2010 of $859 million and for the years ended December 31, 2009, 2008 and 2007 of $1.806 billion, $1.020 billion and $0.799 billion, respectively.

Surety Services Agreement

In connection with our Surety segment’s business, we have entered into a reciprocal claims services agreement with Liberty Mutual under which the parties agreed to combine their claims operations for surety business and for Liberty Mutual Group’s Liberty Bond Services division (now our Surety segment) to direct and supervise the combined claims operations for Liberty Mutual Group’s surety business. Each party is responsible for payment of their own unallocated loss adjustment expenses. Allocated loss adjustment expenses, as well as any losses incurred in connection with a transferred claim, are the responsibility of the party transferring such claim. This agreement may be modified or terminated at any time at the sole and absolute discretion of our Surety segment. Under the reciprocal claims services agreement, we did not make any payments to Liberty Mutual for the years ended December 31, 2009, 2008 and 2007. Liberty Mutual has made aggregate payments to us under the reciprocal claims services agreement during the six months ended June 30, 2010 of $1 million, and the years ended December 31, 2009, 2008 and 2007 of $3 million, $11 million and $10 million, respectively. We intend, subject to the receipt of applicable regulatory approvals, to amend this agreement effective as of January 1, 2011 to reflect the transfer of the Agency Corporation Dedicated Employees to us.

Miscellaneous Related Party Service Agreements

A small amount of our Commercial and Personal segments’ business is written through affiliates of Liberty Mutual either because these affiliates were at one time members of the LMAC Pool, provide our Commercial and Personal segments’ with increased flexibility as to pricing or terms, or allow us to address more effectively a particular policyholder’s multi-state coverage needs. In each instance, we have entered into a 100% quota share reinsurance agreement with the affiliate to cover that business. See “— Reinsurance Agreements — Quota Share Relationships.” In connection with this business, we have entered agreements under which we service the business ceded to us or the LMAC Pool.

We currently have one such services agreement in place with Liberty Mutual Mid-Atlantic Insurance Company, which we refer to in this prospectus as “LMMAIC,” pursuant to which we provide, with respect to our business written through LMMAIC, sales and underwriting, claims management, reinsurance recovery, ancillary insurance and reinsurance, accounting, tax and auditing, litigation, corporate, management information systems, actuarial, agent and broker-related, regulatory communications, treasury, management reporting, accounts receivable, external communications, internal communications, legal, general business and miscellaneous services. In performing these services, we are generally permitted to retain such legal, financial, actuarial and other advisors and services providers, including affiliates of Liberty Mutual, as we reasonably deem necessary to provide such services. We are required to perform the services in a commercially reasonable manner and in accordance with customary industry standards and applicable law. The agreement may be terminated by mutual agreement and either party may generally terminate the agreement upon 180 days prior written notice to the other party or upon 45 days written notice to the other party if the other party becomes subject to the state insolvency laws of its jurisdiction of domicile. In addition, we may terminate the management agreement if LMMAIC fails to make any payments owed to us under the agreement and such failure is not cured within 30 days after the date such payment is due. Liberty Mutual may terminate the agreement if we materially breach the terms and conditions of the agreement and such breach is not cured within 45 days following our written notice of such breach. The agreement automatically terminates if LMMAIC is no longer affiliated with Liberty Mutual or no longer is a party to Liberty Mutual’s intercompany reinsurance pool or if Liberty Mutual no longer maintains a majority of the board of directors of LMMAIC. The agreement may not be assigned or transferred without the prior written consent of the other party and may not be amended or otherwise modified except by a written document executed by both parties. LMMAIC is required to reimburse us for the cost of all services provided under this management agreement. LMMAIC has made aggregate payments for costs and expenses to us under the agreement during the six months ended June 30, 2010 of $2 million, and the years ended December 31, 2009, 2008 and 2007 of $0, $5 million and $6 million, respectively. We have made aggregate payments to LMMAIC under the agreement during the six months ended June 30, 2010 of $0, and the years ended December 31, 2009, 2008 and 2007 of $0.3 million, $0 and $0, respectively. In connection with this offering and subject to applicable regulatory approval, we anticipate entering into similar agreements with Liberty Mutual where we have such quota share agreements currently in place.

We also have entered into a services agreement with Liberty Mutual in connection with a now-terminated quota share agreement related to multi-state accommodation business that was written on our behalf because, at the time, some multi-state business could be written more efficiently through affiliates of Liberty Mutual and reinsured by us. Although the reinsurance agreement has been terminated, the agreement pursuant to which Liberty Mutual provides us with services related to that business is still in effect. The ongoing services related to the business include claims management, reinsurance recovery support, litigation services, reporting, accounts receivable, licensing, general business and additional miscellaneous services. In performing the services under the agreement, Liberty Mutual may retain such legal, financial, actuarial and other advisors and services providers, including other affiliates of Liberty Mutual, to provide such services. Liberty Mutual is required to act in good faith, in a commercially reasonably manner and in accordance with customary industry standards and applicable laws in providing the service. We and Liberty Mutual each may generally terminate the agreement upon mutual agreement or upon 90 days prior written notice to the other or upon 45 days prior written notice if the other becomes subject to insolvency, bankruptcy or liquidation. Liberty Mutual may terminate the agreement upon written notice if we fail to make payments required under the agreement and such failure is not cured within 30 days after the date such payment is due. We may terminate the agreement if Liberty Mutual materially breaches the terms and conditions of the agreement and such breach is not cured within 45 days following written notice. The agreement may not be assigned or transferred without the prior written consent of the other party and may not be amended or otherwise modified except by a written document executed by both parties. We have made aggregate payments for costs and expenses to Liberty Mutual under the agreement during the six months ended June 30, 2010 of $0, and the years ended December 31, 2009, 2008 and 2007 of $0 million, $1 million and $2 million, respectively.

We and Liberty Mutual intend to enter into two claims services agreements, pursuant to which we will provide Liberty Mutual with workers compensation claims management services in the states of Alaska, Idaho, Montana, Oregon and Washington with respect to Liberty Mutual’s middle markets, national markets and third-party administrator business. These services include receipt, processing, settlement and payment of claims, acknowledgment of receipt of policyholder notices, investigation of claims, complaint response, benefit reporting, engagement of claims counsel and defense of disputed claims and delivery of policyholder communications. Liberty Mutual is required to act in good faith, in a commercially reasonably manner and in accordance with customary industry standards and applicable laws in providing the service. We and Liberty Mutual each may generally terminate each agreement upon mutual agreement or upon 90 days prior written notice to the other or upon 45 days prior written notice if the other becomes subject to insolvency, bankruptcy or liquidation. Liberty Mutual may terminate each agreement upon written notice if we fail to make payments required under the agreement and such failure is not cured within 30 days after the date such payment is due. We may terminate each agreement if Liberty Mutual materially breaches the terms and conditions of each agreement and such breach is not cured within 45 days following written notice. Each agreement may not be assigned or transferred without the prior written consent of the other party and may not be amended or otherwise modified except by a written document executed by both parties. The agreements will be effective retroactive to January 1, 2010 upon receipt of applicable regulatory approvals and replace a memorandum of understanding covering the provision of claims services to Liberty Mutual in these states. We have received aggregate payments from Liberty Mutual under the memorandum of understanding and these agreements during the six months ended June 30, 2010 of $3 million, and the years ended December 31, 2009, 2008 and 2007 of $5 million, $5 million and $4 million, respectively.

We and Liberty Mutual intend to enter into a claims services agreement, pursuant to which Liberty Mutual will provide us with workers compensation claims management services on a non-exclusive basis for large accounts generally serviced by our Commercial segment’s Liberty Northwest region, but with locations outside of Alaska, Idaho, Montana, Oregon and Washington. These services include receipt, processing, settlement and payment of claims, acknowledgment of receipt of policyholder notices, investigation of claims, complaint response, benefit reporting, engagement of claims counsel and defense of disputed claims and delivery of policyholder communications. Liberty Mutual is required to act in good faith, in a commercially reasonably manner and in accordance with customary industry standards and applicable laws in providing the service. We and Liberty Mutual each may generally terminate the agreement upon mutual agreement or upon 90 days prior written notice to the other or upon 45 days prior written notice if the other becomes subject to insolvency, bankruptcy or liquidation. Liberty Mutual may terminate the agreement upon written notice if we fail to make payments required under the agreement and such failure is not cured within 30 days after the date such payment is due. We may terminate the agreement if Liberty Mutual materially breaches the terms and conditions of the agreement and such breach is not cured within 45 days following written notice. The agreement may not be assigned or transferred without the prior written consent of the other party and may not be amended or otherwise modified except by a written document executed by both parties. For 2010, we will pay Liberty Mutual a per claim charge of $2,374 for workers compensation indemnity claims, $130 for workers compensation only medical expense claims and $76 for when a record of a potential claim only is made. Service fees for subsequent years are subject to the parties’ mutual agreement. The agreement is terminable by either party upon 90 days written notice or at any time upon the parties’ mutual written agreement. The agreement formalizes our service relationship and will be effective retroactively to January 1, 2010 upon receipt of applicable regulatory approvals. We have made aggregate payments to Liberty Mutual under the relationship and agreement during the six months ended June 30, 2010 of $5 million, and the years ended December 31, 2009, 2008 and 2007 of $17 million, $20 million, $27 million, respectively.

Reinsurance Agreements

Our insurance subsidiaries are direct or indirect participants in the LMAC Pool intercompany pooling arrangement. See “Business — Intercompany Pooling Arrangement.”

Quota Share Relationships

We have entered into a reinsurance agreement with Liberty Mutual pursuant to which Liberty Mutual cedes 100% of Liberty Mutual’s risk issued under surety bonds issued through Liberty Mutual Group’s surety business unit (“Surety Reinsurance Agreement”). We are required to reimburse Liberty Mutual for 100% of the losses after external reinsurance, expenses (including commissions), assessments, taxes and dividends attributed to the risks reinsured under the agreement, including loss adjustment expenses, unearned premiums and any other assets or liabilities attributable to risks assumed under the agreement, and to maintain reserves for 100% of the Liberty Mutual’s liabilities attributable to the ceded risks. Liberty Mutual is required to pay us a reinsurance premium equal to 100% of Liberty Mutual’s premium attributable to the risks reinsured. The agreement may be terminated on a prospective basis by either party upon 120 days prior written notice or by mutual agreement of the parties. Following any termination of Surety Reinsurance Agreement, we remain liable with respect to all cessions in force as of the termination. The Surety Reinsurance Agreement will be amended and restated in connection with this offering. See “— Agreements with Liberty Mutual Related to this Offering — Restated Surety Reinsurance Agreement” discussed below.

We have also entered into 100% quota share agreements with Liberty Mutual that cover a small amount of property and casualty business written by Liberty Mutual affiliates on our behalf either because the Liberty Mutual affiliates were at one time members of the LMAC Pool, the arrangement allows us flexibility as to pricing or terms, or allow us to address more effectively particular policyholder’s multi-state coverage needs. These include quota share agreements between PIC, as reinsurer, and Insurance Company of Illinois, Liberty Mutual Mid-Atlantic Insurance Company and Liberty County Mutual Insurance Company, subsidiaries of Liberty Mutual, as well as a quota share agreement among Liberty Northwest Insurance Corporation, one of our insurance subsidiaries, and various Liberty Mutual controlled affiliates. These arrangements allow business of ours produced by Liberty Mutual affiliates on our behalf to be ceded to the LMAC Pool.

We also have entered into a reinsurance agreement between Golden Eagle Insurance Corporation, which we refer to in this prospectus as “GEIC,” one of our wholly-owned subsidiaries and a member of the LMAC Pool, and Liberty Mutual, pursuant to which Liberty Mutual reinsures 100% of GEIC’s risks under workers compensation policies directly written by GEIC and ceded to Liberty Mutual during the term of the agreement. Liberty Mutual is required to reimburse GEIC for losses, expenses, assessments, taxes and dividends attributable to the reinsured risks and maintain reserves for 100% of GEIC’s liabilities attributable to the risks reinsured. GEIC is required to pay Liberty Mutual 100% of the premiums attributed to the reinsured risks to LMIC as a reinsurance premium. The agreement may be terminated by either party on 120 days’ written notice or by mutual agreement. Liberty Mutual will remain liable with respect to all ceded risks in force as of termination.

We have entered into a quota share reinsurance contract with Liberty Mutual pursuant to which Liberty Mutual assumes 100% of our net retained liability for policies issued and in-force on or after January 1, 2010, that is related to designated business or programs that we have decided to exit, which came to us as a result of acquisitions or which we no longer are actively pursuing. This includes exited non-standard automobile business, pre-acquisition Ohio Casualty personal lines service center business, legacy Ohio Casualty — exited California commercial lines business, guaranteed renewals of a legacy Ohio Casualty major medical program and exited errors and omissions, general liability, workers compensation and construction defect business that we acquired through the Safeco acquisition, among other programs. The agreement may be terminated by either party on 30 days’ written notice or by mutual agreement. Liberty Mutual will remain liable with respect to all ceded risks in force as of termination.

We also have entered into a property and casualty quota share retrocession agreement with Liberty Mutual, as reinsurer, pursuant to which Liberty Mutual assumes 100% of those risks ceded to us by Liberty Insurance Underwriters, Inc., which we refer to in this prospectus as “LIUI,” and which risks are attributable to policies of insurance issued or assumed by LIUI prior to January 1, 2000. Under the terms of this property and casualty quota share retrocession agreement, we pay Liberty Mutual 100% of the net written premium we receive that is specifically allocable to LIUI. Ceding commissions, net reserves, premiums and expenses due to and from us with respect to the risks covered follow the expense reimbursement provisions under the LMAC Pool, to which the property and casualty quota share retrocession agreement is subject. The duration and termination provisions of this agreement also follow those of the LMAC Pool.

We have made aggregate payments to Liberty Mutual under these agreements during the six months ended June 30, 2010 of $52 million, and the years ended December 31, 2009, 2008 and 2007 of $177 million, $212 million and $201 million, respectively. We have received aggregate payments from Liberty Mutual under these agreements during the six months ended June 30, 2010 of $147 million, and the years ended December 31, 2009, 2008 and 2007 of $289 million, $305 million and $275 million, respectively.

Current Reinsurance Program

Effective January 1, 2010, we entered into a property catastrophe treaty reinsurance program with Liberty Mutual that covers 90% of losses between $500 million and $1.325 billion. In the event of a catastrophe, our property catastrophe reinsurance program can be reinstated for the remainder of the original contract term by paying a reinstatement premium that is based on a percentage of the coverage reinstated and the original property catastrophe coverage premium. Our property catastrophe reinsurance program does not cover personal or commercial property losses resulting from certified acts of terrorism as defined by the Terrorism Acts. However, the program does cover personal and commercial property losses resulting from non-certified acts of terrorism occurring within the United States and carried out by United States citizens, provided the losses were not caused by radioactive, nuclear, biological or chemical attacks. The agreement will terminate on January 1, 2011 or upon the occurrence of certain events generally related to Liberty Mutual’s financial condition, regulatory good standing, and ability or intent to continue conducting reinsurance business.

For multiple workers compensation losses arising from a single occurrence, effective January 1, 2010, we entered into a workers’ compensation catastrophe reinsurance program with Liberty Mutual to cover 55% of workers compensation losses between $100 million and $300 million. The program covers losses that arise out of natural disasters and certified acts of terrorism under the Terrorism Acts, unless the losses result from radioactive, nuclear, biological or chemical attacks. In the event of a catastrophe, our workers compensation catastrophe reinsurance program can be reinstated for the remainder of the original contract term by paying a reinstatement premium that is based on a percentage of the coverage reinstated and the original workers compensation catastrophe coverage premium. The agreement will terminate on January 1, 2011 or upon the occurrence of certain events generally related to Liberty Mutual’s financial condition, regulatory good standing, and ability or intent to continue conducting reinsurance business.

Effective January 1, 2010, we entered into a commercial equipment breakdown quota share reinsurance contract with Liberty Mutual, as reinsurer, pursuant to which Liberty Mutual assumes, subject to a maximum limit of liability of $100 million any one accident, 100% of our liability for new and renewal commercial equipment breakdown business issued through all our underwriting systems, other than those designated by us as “AQS Mecca” (used across our Commercial segment), “ComLine” (which we use for former Safeco commercial lines business); and “PAL” (which is used by our Commercial segment’s Liberty Northwest region). The contract was amended effective April 1, 2010 to include “ComLine” and “PAL.” “AQS Mecca” was added effective June 1, 2010. The contract contains a profit sharing plan pursuant to which we may be eligible to receive annual profit sharing and bonus incentives based on the performance of ceded business. The contract may be terminated by either party with 180 days written notice, in which case Liberty Mutual will remain, at our option, liable with respect to all ceded risks in force as of termination. The contract will also terminate upon the occurrence of certain events generally related to Liberty Mutual’s financial condition, regulatory good standing, and ability or intent to continue conducting reinsurance business.

Terminated or Expired Reinsurance Programs

As a member of Liberty Mutual Group, we have had occasion to enter into reinsurance agreements with Liberty Mutual affiliates, both as cedent and as reinsurer, in connection with our business operations. These agreements include:

Our insurance subsidiaries as cedent:

•	Property per risk excess of loss program;

•	Property catastrophe excess of loss reinsurance program;

•	Casualty excess of loss reinsurance program;

•	Commercial umbrella excess of loss reinsurance program;

•	Workers compensation catastrophe excess of loss reinsurance program;

•	Workers compensation clash excess of loss reinsurance program; and

•	Reinsurance treaties designed to remove business from the LMAC Pool that Liberty Mutual no longer deemed to be part of our business.

Our insurance subsidiaries as reinsurer:

•	Reinsurance treaties designed to cede multi-state business written on our behalf by Liberty Mutual affiliates as an accommodation to us into the LMAC Pool;

•	Inter affiliate reinsurance programs covering periods of time when certain operations were part of part of our business, such as umbrella quota share, casualty excess of loss, property per risk, workers compensation excess of loss, and workers compensation catastrophe excess of loss programs; and

•	Programs where we provided reinsurance coverage to Liberty Mutual, but solely as a result of our acquisition of a previously unrelated party (e.g., Safeco).

Each of these agreements has expired by its own terms or has been terminated by the parties and, as a result, no longer is in force. However, the parties continue to settle losses and provide payments under these agreements related to the period of time during which the agreements were effective.

We have made aggregate payments to Liberty Mutual under these agreements during the years ended December 31, 2009, 2008 and 2007 of $90 million, $90 million and $66 million, respectively. We have received aggregate payments from Liberty Mutual under the these agreement during the years ended December 31, 2009, 2008 and 2007 of $53 million, $85 million and $41 million, respectively.

Investment Management Agreements

Historically, our insurance subsidiaries have entered into investment management agreements with certain affiliates of Liberty Mutual, as investment advisors, for the management of our investment portfolios. These agreements authorized Liberty Mutual, in its discretion, to invest and manage our assets, subject to the investment policies and guidelines provided by our insurance subsidiaries. Liberty Mutual received monthly management fees in an amount equal to the product of the average market value of the securities under management for the month and approximately 3.4 basis points on an annual basis. As a result of an internal personnel reorganization at Liberty Mutual, the determination that investment services should be priced at actual cost rather than a historical rate significantly below cost and the desire to update the investment management agreements to reflect terms typically contained in third party agreements, beginning in 2010 agreements between our insurance subsidiaries and Liberty Mutual were amended and restated, terminated or new agreements were entered into. Currently, all of our insurance subsidiaries have entered into investment management agreements with affiliates of Liberty Mutual, as investment advisor, for the management of their investment portfolios. Liberty Mutual is authorized in its discretion to invest, reinvest and manage the assets of our subsidiaries, subject to the investment policies and guidelines provided in the applicable investment management agreements which specify permissible asset classes, asset concentrations, and provide for securities lending activities. The investment management agreements may be modified upon mutual written agreement of the investment advisors and our insurance subsidiaries and may only be assigned with the consent of the other party. The investment management agreements permit Liberty Mutual to delegate any of their responsibilities, duties and authority under the investment management agreements and to otherwise utilize the investment management services of any of their affiliates in performing their obligations under the investment management agreements. The investment advisors may terminate the investment management agreements upon 180 days written notice to our insurance subsidiaries and our insurance subsidiaries may terminate the investment management agreements upon written notice to the investment advisor. The investment advisors receive quarterly management fees in an amount equal to the product of the average GAAP market value of the cash and securities under management for the quarter and 18 basis points, on an annual basis. Our insurance subsidiaries have incurred management fees to Liberty Mutual under these investment management agreements during the six months ended June 30, 2010 of approximately $19.0 million, and the years ended December 31, 2009, 2008 and 2007 of approximately $6.8 million, $4.8 million and $2.2 million, respectively.

Cash Management Agreement

Certain of our insurance subsidiaries have entered into cash management agreements with Liberty Mutual under which Liberty Mutual makes, holds and administers short-term investments that are permitted under the insurance laws of their respective jurisdictions of domicile. Short-term investments are considered to be investments maturing within 365 days of their purchase and permitted investments are further enumerated in an exhibit to each cash management agreement. The investments of our insurance subsidiaries and controlled affiliates under management are held in a common account with short-term investments of Liberty Mutual’s insurance subsidiaries that also have cash management agreements with Liberty Mutual. Under the cash management agreements, any withdrawals by our insurance subsidiaries must be settled within 10 business days. These agreements generally may be terminated by our insurance subsidiaries at the end of any business day upon prior written notice to Liberty Mutual or by Liberty Mutual upon 180 days written notice to the applicable insurance subsidiary. Each cash management agreement may only be assigned by our insurance subsidiaries with the prior written consent of Liberty Mutual and shall automatically terminate if the successor to our insurance subsidiary that is a party to such agreement is not also an insurance company. The agreement may only be amended in writing signed by each of the parties thereto. Historically, our insurance subsidiaries were required to pay Liberty Mutual reasonable compensation for the services rendered under the cash management agreements, which amount was determined to be approximately 3.4 basis points on an annual basis, consistent with the investment management agreements between our insurance subsidiaries and Liberty Mutual. Beginning in 2010, the cash management agreements were amended and restated to incorporate terms consistent with the changes made to the investment management agreements. The management fee was similarly revised to be on a quarterly basis in an amount equal to the product of the average GAAP market value of the cash and short term securities under management for the quarter and 0.00045, or 18 basis points, on an annual basis. Our insurance subsidiaries have incurred management fees and expenses to Liberty Mutual under these cash management agreements during the six months ended June 30, 2010 of approximately $0.396 million, and the years ended December 31, 2009, 2008 and 2007 of approximately $0.135 million, $0.065 million and $0.053 million, respectively.

Credit Facilities

Revolving Loan Agreements

Some of our insurance subsidiaries are parties to separate intercompany revolving loan agreements with Liberty Mutual. Pursuant to these agreements, we may borrow up to $630 million in aggregate. These agreements were entered into on May 22, 2006 (except for one entered into on November 8, 2007) and expire on May 22, 2011 (except for one expiring on November 8, 2012). We pay no commitment fee to Liberty Mutual to maintain these revolving lines of credit. If our subsidiaries borrow funds under these agreements, the interest rate will be based on Liberty Mutual’s cost of funds and in any event will be no greater than a specified rate (for agreements with borrowing limits of $480 million, the maximum rate is the average prime rate plus 5%; and for agreements with borrowing limits of $150 million, the maximum rate is three-month LIBOR plus 0.75%). At December 31, 2009, our subsidiaries had no loans outstanding under these lines of credit and have never had any amounts outstanding under these lines of credit.

Tax Sharing Agreement

We have been included in Liberty Mutual Group’s consolidated group (the “Consolidated Group”) for U.S. federal income tax purposes, as well as in certain consolidated, combined or unitary groups that include Liberty Mutual and/or certain of its subsidiaries (a “Combined Group”) for foreign, state and local income tax purposes. We have a tax sharing agreement with Liberty Mutual pursuant to which we and Liberty Mutual generally make payments to each other such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the Consolidated Group, the amount of taxes to be paid by us is determined, subject to certain adjustments, as if we and each of our subsidiaries included in the Consolidated Group filed our tax returns separate from the Consolidated Group. If we generate a loss that is used by Liberty Mutual, Liberty Mutual compensates us for that loss when it could have been carried back by us to produce a refund or carried forward by us to reduce our taxable income. Under the Intercompany Agreement, the principles of the tax sharing agreement will also apply for purposes of any tax return in which we or any of our subsidiaries are included in Liberty Mutual’s Combined Group. We are responsible for any taxes with respect to tax returns that include only us and our subsidiaries. In addition, by virtue of its controlling ownership and the existing tax sharing agreement, Liberty Mutual effectively controls substantially all of our tax decisions and has sole authority to respond to and conduct all tax proceedings, including tax audits relating to Liberty Mutual’s consolidated or combined income tax returns in which we are included. It is anticipated that the tax sharing agreement will continue to be administered in a manner that is consistent with past practices.

We have been included in the Consolidated Group for periods in which Liberty Mutual owned at least 80% of the total voting power and value of our outstanding stock. It is expected that we will be included in the Consolidated Group following this offering. Each member of a consolidated group during any part of a consolidated return year is severally liable for the tax on the consolidated return of such year and for any subsequently determined deficiency thereon. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although tax liabilities are allocated between us and Liberty Mutual, for any period in which we were included in the Consolidated Group or Combined Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group or Combined Group.

Other Debt Obligations with Liberty Mutual

On December 29, 2008, LMGI, a subsidiary of Liberty Mutual, exchanged:

•	$281 million of the outstanding $300 million Safeco 4.875% Senior Notes due 2010 for a like principal amount of newly issued LMGI 4.875% Senior Notes due 2010;

•	$187 million of the outstanding $204 million Safeco 7.25% Senior Notes due 2012 for a like principal amount of newly issued LMGI 7.25% Senior Notes due 2012; and

•	$180 million of the outstanding $200 million Ohio Casualty 7.30% Senior Notes due 2014 for a like principal amount of newly issued LMGI 7.30% Senior Notes due 2014.

Safeco, along with Liberty Mutual, is named as a guarantor of the $281 million of LMGI 4.875% Senior Notes due 2010 and the $187 million of LMGI 7.25% Senior Notes due 2012. Ohio Casualty, along with Liberty Mutual, is named as a guarantor of the $180 million outstanding LMGI 7.30% Senior Notes due 2014.

Liberty Mutual as our Controlling Stockholder

Liberty Mutual currently beneficially owns 100% of our common stock. Upon completion of this offering, Liberty Mutual will beneficially hold approximately     % of the combined voting power of our outstanding common stock (or approximately     % if the underwriters exercise their over-allotment option in full). Liberty Mutual will be able to direct the election of 80% of the members of our board of directors unless, prior to any distribution intended to qualify as a tax-free spin-off, Liberty Mutual ceases to own shares of Class B common stock representing at least 20% of our outstanding common stock. For as long as Liberty Mutual continues to control more than 50% of the combined voting power of our common stock, Liberty Mutual will be able to direct the election of all the members of our board of directors and exercise control over our business and affairs, including, but not limited to, any determination with respect to mergers or other business combinations involving us, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, Liberty Mutual will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take other actions that might not be favorable our other stockholders.

Liberty Mutual has agreed not to sell or otherwise dispose of any of our common stock for a period of 180 days from the date of this prospectus without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters, subject to certain exceptions. See “Underwriting.” Liberty Mutual currently does not intend to sell any of the shares of our common stock that it will beneficially hold following this offering. However, there can be no assurance concerning the period of time during which Liberty Mutual will maintain its ownership of our common stock following this offering.

Beneficial ownership of at least 80% of the total voting power and value of our outstanding common stock is required in order for Liberty Mutual to continue to include us in its consolidated group for U.S. federal income tax purposes, and beneficial ownership of at least 80% of the total voting power and 80% of the shares of each class of non-voting capital stock is required in order for Liberty Mutual to effect a tax-free spin-off of us or certain other tax-free transactions. As of the date of this prospectus, Liberty Mutual does not intend or plan to undertake a spin-off of us or another tax-free transaction involving us. It is expected that we will be included in Liberty Mutual’s consolidated group for U.S. federal income tax purposes following the offering.

Agreements with Liberty Mutual Related to this Offering

In connection with this offering, we have entered into or will enter into certain agreements governing various ongoing relationships between our company and Liberty Mutual. These agreements include:

•	the Intercompany Agreement;

•	the Services Agreement;

•	the Restated Surety Reinsurance Agreement;

•	a Registration Rights Agreement;

•	Real Estate License Agreements;

•	the Run-Off Reinsurance Agreement; and

•	a Trademark License Agreement.

The agreements summarized below will be filed as exhibits to the registration statement of which this prospectus is a part. We encourage you to read the full text of these agreements. We will enter into these agreements with Liberty Mutual in the context of our relationship with Liberty Mutual, as beneficial owner of in excess of 80% of the voting power of our common stock. The prices and other terms of these agreements will be designed to be consistent with the requirements of Section 482 of the Code and related U.S. Treasury Regulations with respect to transactions between related parties.

Intercompany Agreement

The Intercompany Agreement between us and Liberty Mutual contains key provisions relating to our ongoing relationship with Liberty Mutual and will govern the relationship between Liberty Mutual and us subsequent to this offering.

Indemnification.  The Intercompany Agreement provides that we will indemnify Liberty Mutual and its officers, directors, employees and agents against losses (including, but not limited to, litigation matters and other claims) based on, arising out of, resulting from or in connection with:

• any breach by us of the Intercompany Agreement;

•	the ownership or the operation of our assets or properties, and the operation or conduct of our business on or after the effective date of the Intercompany Agreement;

•	the ownership or the operation of our assets or properties, and the operation or conduct of our business prior to the effective date of the Intercompany Agreement, other than for actions or inactions taken at the sole discretion and control of Liberty Mutual;

•	certain guaranty, keep well, net worth or financial condition maintenance agreements of or by Liberty Mutual provided to any person with respect to any of our actual or contingent obligations;

•	certain employment and service related liabilities with respect to Agency Corporation Dedicated Employees and other employees dedicated to our business for the periods that they were dedicated to our business, whether before or after the effective date of the Intercompany Agreement;

•	all liabilities under our benefit plans, our participation in the Liberty Mutual benefit plans on or after January 1, 2011, and any control group liability for underfunding of the Agency Markets Pension Plan; and

•	other matters described in the Intercompany Agreement.

We have also agreed to indemnify Liberty Mutual, as well as its current and former officers, directors and employees to the extent not duplicative of, or in conflict with, the Run-Off Reinsurance Agreement or any reinsurance agreement between Liberty Mutual and any of our subsidiaries, for any and all claims or actions resulting in losses, expenses or damages relating to or arising out of the business, operation or ownership of any subsidiary company or business previously owned by Liberty Mutual that, subsequent to its ownership and as of the effective date of the Intercompany Agreement, is a subsidiary or business of ours (but no longer a subsidiary or business of Liberty Mutual).

In addition, we have agreed to indemnify Liberty Mutual and its controlling persons, against any and all losses, expenses or damages, including, but not limited to, liabilities under the Securities Act, relating to misstatements in or omissions from the registration statement of which this prospectus forms a part, and any other prospectus related to this offering, other than misstatements or omissions made in reliance on information relating to and furnished in writing by Liberty Mutual and its controlling persons for use in the preparation of the registration statement or prospectus, against which Liberty Mutual has agreed to indemnify us.

Liberty Mutual has also agreed to indemnify us and our officers, directors, employees and agents against losses (including, but not limited to, litigation matters and other claims) based on, arising out of, resulting from or in connection with:

•	any breach by Liberty Mutual of the Intercompany Agreement;

•	the ownership or the operation of Liberty Mutual’s assets or properties, and the operation or conduct of Liberty Mutual’s business, whether before, on or after the effective date of the Intercompany Agreement, in each case excluding us;

•	all liabilities under Liberty Mutual benefit plans, other than liabilities related to our participation in Liberty Mutual benefit plans on or after January 1, 2011, and any control group liability of Agency Markets for underfunding, if any, of the Liberty Mutual Retirement Benefit Plan;

•	certain employment and service-related liabilities with respect to Agency Corporation Dedicated Employees or other employees of Liberty Mutual for the periods that they were not dedicated to our business, whether before or after the effective date of the Intercompany Agreement; and

•	other matters described in the Intercompany Agreement.

Liberty Mutual has agreed to indemnify us and our subsidiaries, as well as our current and former officers, directors and employees to the extent not duplicative of or in conflict with, the Run-Off Reinsurance Agreement or any reinsurance agreement between Liberty Mutual and any of our subsidiaries, for any and all claims or actions resulting in losses, expenses or damages relating to or arising out of the business, operation or ownership of any subsidiary company or business owned by us that, subsequent to our ownership and as of the effective date of the Intercompany Agreement, is a subsidiary or business of Liberty Mutual (but no longer a subsidiary or business of ours).

In addition, Liberty Mutual has agreed to indemnify us, as well as our current and former officers and directors and controlling persons, against any and all losses, expenses or damages, including liabilities under the Securities Act, relating to misstatements or omissions made in reliance on written information relating to and furnished in writing by or on behalf of Liberty Mutual and its controlling persons, for use in the preparation of the registration statement of which this prospectus forms a part and any other prospectus related to the offering.

We and Liberty Mutual have agreed that none of the foregoing indemnification provisions in the Intercompany Agreement will alter or mitigate any rights of our or Liberty Mutual’s officers or directors to indemnification under our or Liberty Mutual’s organizational documents or any other agreement.

Financial Information.  We have agreed that, for so long as Liberty Mutual beneficially owns shares entitled to at least 20% of the votes entitled to be cast by holders of our then outstanding common stock, or is required to account for its investment in us under the equity method of accounting, we will (i) permit Liberty

Mutual to visit and inspect any of our properties, corporate books, financials and other records and to discuss our affairs, finances and accounts with our personnel at reasonable times and during normal business hours as often as Liberty Mutual may reasonably request and (ii) provide Liberty Mutual with:

•	copies of monthly, quarterly and annual financial information and other reports and documents we intend to file with the SEC prior to those filings;

•	copies of our budgets and financial projections, as well as the opportunity to meet with our management to discuss those budget projections;

•	information regarding the timing and content of earnings releases;

•	such materials and information as necessary to cooperate fully, and cause our accountants to cooperate fully, with Liberty Mutual in connection with its preparation of financial information;

•	access to personnel and working papers;

•	quarterly management certifications; and

•	the right to designate our accountants (subject to stockholder approval).

Restrictive Covenants.  For so long as Liberty Mutual beneficially owns more than 50% of the combined voting power of all of our outstanding common stock, or is required to account for its investment in us on a consolidated basis, in addition to the items above, we will provide Liberty Mutual with:

•	access to our books and records for their internal auditors;

•	notice of changes in our accounting estimates or discretionary accounting principles, and in some cases refrain from making those changes without Liberty Mutual’s prior consent; and

•	copies of correspondence with our accountants.

Restrictive Covenants.  For so long as Liberty Mutual beneficially owns at least 20% of our outstanding common stock, we have agreed to obtain the consent of the holders of a majority of our Class B common stock, prior to taking certain actions, including:

•	the adoption or implementation of any stockholder rights plan;

•	any consolidation or merger of us with any person, or entry into any other transaction or series of transactions that would otherwise result in a change of control;

•	any acquisition by us or any sale, lease, exchange or other disposition, or any series of related acquisitions or dispositions, involving consideration in excess of $25 million;

•	the issuance by us or one of our subsidiaries of any stock or stock equivalents;

•	the incurrence, issuance, assumption, guarantee or otherwise becoming liable for any debt, other than debt in an amount less than $200 million in connection with our current revolving credit facility;

•	our dissolution, liquidation or winding up;

•	the election, designation, appointment or removal of any of our executive officers;

•	the declaration of dividends on any class or series of our capital stock other than preferred stock;

•	any change in our authorized capital stock or our creation of any class or series of capital stock;

•	any change in the number of directors on our board of directors, or filling any newly created seats or vacancies on our board of directors; or

•	the amendment of various provisions of our certificate of incorporation and bylaws.

In addition, for as long as Liberty Mutual beneficially owns at least 20% of our outstanding common stock, we will be required to receive Liberty Mutual’s prior consent for any action in regards to our enterprise risk profile that is inconsistent with the joint management of our enterprise risk with Liberty Mutual on a consolidated basis as directed by Liberty Mutual.

Use of the Liberty Mutual Name.  After the first date Liberty Mutual ceases to beneficially own more than 50% of the combined voting power of our outstanding common stock, Liberty Mutual may require that we and our subsidiaries remove all references to “Liberty” and/or “Liberty Mutual” and related branding marks and trade names from our business, including changing our corporate names and amending our corporate organizational documents.

Use of Software.  Each party has agreed to grant to the other a license to use certain software owned by such party in connection with the other party’s own internal business purposes. At such time that Liberty Mutual ceases to beneficially own more than 50% of the combined voting power of our outstanding common stock, such licenses will terminate and the parties will enter into a transition services agreement under which Liberty Mutual will grant us the right to continue to use Liberty Mutual’s software for a period of at least 18, but not more than 36, months. In addition, Liberty Mutual will grant us a license to use and copy certain of the Liberty Mutual owned software source code beyond the expiration of such transition services agreement, provided that in the event we undergo a change of control, such license to the source code shall terminate.

Pre-Existing Agreements.  Liberty Mutual has agreed that it will not terminate, if such termination would be without cause, any reinsurance agreements or services agreements between Liberty Mutual and us or our subsidiaries prior to December 31, 2010.

Reimbursement.  Liberty Mutual has agreed to either pay or reimburse us for the costs and expenses associated with our legal and accounting advisors and other service providers, the registration and listing of our Class A common stock and our transfer agent incurred in connection with this offering and the transactions that are occurring substantially simultaneously with this offering.

Put Option.  We have agreed that any time that we undertake a repurchase of shares of our Class A common stock held by stockholders other than Liberty Mutual, Liberty Mutual will have the right to require us to repurchase up to its pro rata share of our common stock. Liberty Mutual must exercise its option to require us to repurchase its shares of our common stock prior to the beginning of any fiscal quarter in which we undertake a repurchase of shares of Class A common stock. The per share price that Liberty Mutual will receive for shares of our common stock that we repurchase from Liberty Mutual will be the weighted average price per share paid by us for Class A common stock repurchased from stockholders other than Liberty Mutual during such fiscal quarter.

Equity Purchase Rights.  We have agreed that, to the extent permitted by the principal national securities exchange in the United States on which our Class A common stock is listed, and so long as Liberty Mutual beneficially owns at least 20% of our outstanding common stock, Liberty Mutual may purchase its pro rata share, based on its then-current percentage equity interest in us, of any voting equity security issued by us, excluding any securities offered in connection with dividend reinvestment plans, this offering and under employee stock options or other benefit plans (unless any such issuance would cause Liberty Mutual’s beneficial ownership to go below certain thresholds). In the event that the equity securities that we issue are for common stock, are convertible into or exchangeable for shares of our common stock or are options, warrants or rights to acquire shares of our common stock, Liberty Mutual is entitled to purchase its pro rata share of such equity securities in the form of shares of our Class B common stock or securities that are convertible into or exchangeable for shares of Class B common stock or options, warrants or rights to acquire shares of Class B common stock, as the case may be, on substantially identical terms.

Employees.  We currently do not have any employees. All of our services are provided by employees of Liberty Mutual. Liberty Mutual has agreed to use commercially reasonable efforts to transfer all of the Agency Corporation Dedicated Employees to us as of January 1, 2011. We have generally agreed to pay, perform, fulfill and discharge all employment or service-related liabilities with respect to Agency Corporation Dedicated Employees and other employees dedicated to our business for the periods that they were dedicated to our business, whether before or after this offering. Liberty Mutual has generally agreed to pay, perform, fulfill and discharge all employment or service-related liabilities with respect to any Agency Corporation Dedicated

Employees or other employees of Liberty Mutual for periods during that they were not dedicated to our business, whether before or after this offering.

Employee Benefits.  Following the transfer of the Agency Corporation Dedicated Employees to us on January 1, 2011, Liberty Mutual will allow us to participate as a participating employer in certain of the Liberty Mutual benefit and welfare plans, such as medical benefits and others. Our continued participation shall be at the sole discretion of Liberty Mutual. We have agreed that until Liberty Mutual ceases to beneficially own more than 50% of the combined voting power of our outstanding common stock our benefit and welfare plans, including any pension plan or other retirement benefit plans, will be the same as the Liberty Mutual benefit and welfare plans. We have generally agreed to pay, perform, fulfill and discharge all benefits-related liabilities with respect to our benefit and welfare plans and our participation in any Liberty Mutual benefit or welfare plans, on and after January 1, 2011.

Right of First Offer.  We have agreed with Liberty Mutual that until two years after the first date Liberty Mutual ceases to beneficially own more than 50% of the combined voting power of our outstanding common stock, subject to certain exceptions, Liberty Mutual will have the right of first offer to provide us with any property and casualty coverage (including reinsurance). In addition, during such period, before we enter into an arrangement with a third party to provide us with property and casualty coverage (including reinsurance), we must provide Liberty Mutual the opportunity to provide us with the same coverage on the same terms as such third party. We will not be required to purchase the coverage at rates, terms or conditions less favorable than those offered by any third party at the time of the offer. However, we may not unreasonably reject any offer by Liberty Mutual, and if we reject an offer by Liberty Mutual, we may not enter into an agreement with a third party on substantially the same terms and rates.

Allocation of Coverage under the Terrorism Acts.  We have agreed with Liberty Mutual that through December 31 of the year in which our insurance subsidiaries are no longer considered to be affiliates of Liberty Mutual’s insurance subsidiaries for purposes of the Terrorism Acts, any recoveries of compensation from the Federal government for any program year under the Terrorism Acts will be allocated among the affiliated insurers in the same proportion in which each such insurer’s insured losses (net of collectible reinsurance) under the Terrorism Acts bear to the total insured losses (net of collectible reinsurance) for all of the affiliated insurers for the program year under the Terrorism Acts to which the recoveries relate. For purposes of these provisions, collectible reinsurance excludes intercompany pooling or affiliate quota share reinsurance. See “Business — Terrorism.”

Fronting Commitment.  For as long as Liberty Mutual owns more than 50% of the combined voting power of our outstanding common stock, Liberty Mutual has agreed to cause its subsidiaries through which we currently write a small amount of our Commercial and Personal segment business to continue to allow us to write such business. See “Certain Relationships and Related Party Transactions — Reinsurance Agreements — Quota Share Relationships.”

Enterprise Risk Management.  Our certificate of incorporation and the Intercompany Agreement will provide that for as long as Liberty Mutual beneficially owns at least 20% of our outstanding common stock, we are required to jointly manage our enterprise risk (including exposure to underwriting risks related to natural and other catastrophes, credit risk in our investment portfolios, insurance operations and otherwise and other risks that are of a nature subject to the oversight of Liberty Mutual’s enterprise risk management committee) on a consolidated basis with and as determined by Liberty Mutual. Our certificate of incorporation further provides that, to the fullest extent permitted by law, we renounce any interest or expectancy in, and waive any claim with respect to, any business opportunity that may otherwise be available to us were enterprise risk management not so managed.

Shared Corporate Services.  Until the date Liberty Mutual ceases to own more than 50% of the combined voting power of our outstanding common stock, we shall obtain the services provided for under the Services Agreement from one or more members of the Liberty Mutual Group and shall not reduce the scope of such services unless (i) otherwise consented to by Liberty Mutual, (ii) the Services Agreement terminates for any reason other than (A) a termination by Liberty Mutual for any uncured material breach by us or (B) a termination without cause by us on 180 days notice or (iii) Liberty Mutual has reduced the scope of services provided under the Services Agreement other than at our direction.

Other Provisions.  The Intercompany Agreement also provides for:

•	access to shared historical records;

•	promotional and marketing arrangements;

•	litigation and settlement cooperation;

•	compliance and non-disparagement;

•	policies and procedures;

•	release of guarantees;

•	insurance coverage;

•	regulatory approvals;

•	notice of certain stock sales;

•	consent to certain agreements between us and affiliates of Liberty Mutual;

•	continuation of philanthropic obligations; and

•	volume purchasing.

Dispute Resolution.  The Intercompany Agreement generally provides that the parties will attempt in good faith to negotiate a resolution of disputes arising in connection with the Intercompany Agreement without resorting to arbitration. If these efforts are not successful, the dispute will be submitted to binding arbitration in accordance with the terms of the Intercompany Agreement, which provides for the selection of a three-arbitrator panel and the conduct of the arbitration hearing. Both we and Liberty Mutual will be permitted to seek a preliminary injunction or other provisional judicial remedy, if in either party’s reasonable judgment such action is necessary to avoid irreparable harm.

Further Actions and Assurances.  We have agreed that, at any time after the date of the Intercompany Agreement and prior to the date Liberty Mutual ceases to own more than 50% of the combined voting power of our outstanding common stock, the parties will take all reasonable action to ensure that any assets, properties, liabilities and obligations related to our business which were not identified as of the date of this offering will be promptly transferred and conveyed to us, and conversely, any assets, properties, liabilities and obligations not related to our business which were not identified as of the date of this offering will be promptly transferred and conveyed to Liberty Mutual.

Taxes.  Under the Intercompany Agreement, the principles of the tax sharing agreement will also apply for purposes of any tax return in which we or any of our subsidiaries are included in Liberty Mutual’s Combined Group. The Intercompany Agreement addresses certain matters with respect to any event or transaction that causes us or one of our subsidiaries to no longer be eligible to join with Liberty Mutual or one or more affiliates of Liberty Mutual in filing tax returns as a Consolidated Group or a Combined Group. Liberty Mutual intends to administer the tax sharing agreement in a manner that is consistent with past practices.

Amendment and Termination.  The Intercompany Agreement may only be amended by mutual consent of us and Liberty Mutual. The Intercompany Agreement may be terminated by the mutual consent of us and Liberty Mutual and it will automatically terminate upon the later of (i) the first anniversary of the date Liberty Mutual ceases to beneficially own at least 20% of our outstanding common stock and (ii) the date the Liberty Mutual first beneficially owns less than 5% of our outstanding common stock.

Services Agreement

We will enter into a Services Agreement with Liberty Mutual, pursuant to which Liberty Mutual will, itself or through its affiliates or third parties, provide services to us for a fee of 1% of the sum of the direct and assumed affiliate written premiums reported on the combined statutory annual statement of our insurance subsidiaries. We will also be required to reimburse Liberty Mutual for the reasonable cost of performing the services under the Services Agreement, less costs for human resources, corporate finance and investment management services. Liberty Mutual generally is required to perform the services in a commercially reasonable manner and at a level that is at least equal to its standards for performing such services on behalf of its own insurance operations and in accordance with applicable law. These services include, but are not limited to:

•	accounting, actuarial, risk management, financial, tax and auditing services,

•	purchasing, payroll processing, human resources and employee relations and/or benefits services,

•	marketing and strategic support services,

•	information technology, software support and business continuity services,

•	policy administration and production services,

•	real estate management services,

•	legal, compliance and complex and emerging risks claims services,

•	reinsurance services;

•	general administration services; and

•	other mutually agreed-upon services.

The Services Agreement may be terminated without cause by either us or Liberty Mutual, in whole or in part, upon not less than 180 days written notice. The Services Agreement may also be terminated by a party upon the dissolution, insolvency or receivership of the other party or if there is a change in law which would cause the performance of the services provided thereunder to violate applicable law. The Services Agreement or any service provided thereunder, may be terminated, by either us or Liberty Mutual if the other party fails to perform its material obligations under the agreement which continues for 30 days after receipt of notice of such failure from the terminating party. In addition, unless Liberty Mutual otherwise consents to continue providing services, the Services Agreement automatically terminates in the event that Liberty Mutual no longer beneficially owns more than 50% of the combined voting power of our outstanding common stock.

The Services Agreement generally provides that the parties will attempt in good faith to negotiate a resolution of disputes arising in connection with the Services Agreement without resorting to arbitration. If these efforts are not successful, the dispute will be submitted to binding arbitration in accordance with the terms of the Services Agreement, which provides for the selection of a three-arbitrator panel and the conduct of the arbitration hearing. Both we and Liberty Mutual will be permitted to seek a preliminary injunction or other provision judicial remedy, if in our or Liberty Mutual’s reasonable judgment such action is necessary to avoid irreparable harm.

Restated Surety Reinsurance Agreement

In connection with the offering, Liberty Mutual has agreed to permit us to continue writing surety business through its affiliates for an initial term of five years. All surety business written by Liberty Mutual on our behalf will be ceded to us under an amendment and restatement of the Surety Reinsurance Agreement previously discussed, which amendment and restatement we refer to as the “Restated Surety Reinsurance Agreement.” We will enter into the Restated Surety Reinsurance Agreement prior to the consummation of this offering, subject to receipt of all applicable regulatory approvals. The Restated Surety Reinsurance Agreement is substantially similar to the Surety Reinsurance Agreement in all material respects, except for provisions relating to term, termination and other reinsurance as well as the addition of an informal dispute resolution mechanism substantially similar to that in the Intercompany Agreement. Upon the expiration of the initial five year term, the Restated Surety Reinsurance Agreement will continue until terminated. The Restated Surety Reinsurance Agreement may be terminated by either Liberty Mutual or us upon at least 365 days written notice, provided that, with respect to Liberty Mutual, if notice is given more than 365 days prior to the expiration of the initial 5 year term, the termination will not be effective until the expiration of the initial 5 year term. Liberty Mutual may also terminate the Restated Surety Reinsurance Agreement on 365 days written notice if it ceases to beneficially own shares entitled to more than 50% of the combined voting power of our outstanding common stock. The Restated Surety Reinsurance Agreement also may be terminated at any time upon the mutual written agreement of Liberty Mutual and us and immediately by the non-breaching party in the event of a material breach that is not cured within 45 days. Additionally, during the term of the Restated Surety Reinsurance Agreement, Liberty Mutual may not obtain any other reinsurance covering the business ceded to us without our consent.

Registration Rights Agreement

We will enter into a registration rights agreement with Liberty Mutual that provides that Liberty Mutual can demand that we register the distribution of shares of our common stock beneficially owned by Liberty Mutual after this offering, so-called “demand” registration rights. Liberty Mutual may make up to two demands in any calendar year. In addition, Liberty Mutual has so-called “piggyback” registration rights, which means that Liberty Mutual may include its shares in any future registrations of our common equity securities, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our stockholders. These registration rights are transferable by Liberty Mutual. We have agreed to pay all costs and expenses in connection with each such registration, except transfer taxes, underwriting discounts and commissions applicable to the shares of common stock sold by Liberty Mutual. The registration rights agreement will contain customary terms and provisions with respect to, among other things, registration procedures and rights to indemnification in connection with the registration of the common stock on behalf of Liberty Mutual.

Real Estate License Agreements

Our principal office and certain branch offices are owned or leased by Liberty Mutual. We will enter into Real Estate License Agreements with Liberty Mutual that provide us and our subsidiaries the right to use and occupy space in Liberty Mutual owned and leased buildings and we will reimburse Liberty Mutual for the costs associated with that space. Liberty Mutual also will enter into Real Estate License Agreements with us that provide Liberty Mutual the right to use and occupy space in buildings owned or leased by us and will reimburse us for the costs associated with that space. The licenses granted under the Real Estate License Agreements for owned buildings will terminate on the earlier of (i) the sale of the building, (ii) 180 days written notice by the licensor, and (iii) January 1 of any calendar year (but no earlier than January 1, 2014) with 28 months’ prior written notice by the licensee. The licenses granted under the Real Estate License Agreement for leased buildings will terminate on the expiration of the licensor’s underlying lease to occupy such space. In addition, the licenses for owned or leased buildings may terminate (i) pursuant to law, (ii) by the licensor upon written notice to the licensee after such time as Liberty Mutual ceases to beneficially own more than 50% of the combined voting power of our outstanding common stock or (iii) by licensor in the event of a fire, casualty or condemnation.

The Real Estate License Agreements generally provide that the parties will attempt in good faith to negotiate a resolution of disputes arising in connection with the Real Estate License Agreements without resorting to arbitration. If these efforts are not successful, the dispute will be submitted to binding arbitration in accordance with the terms of the Real Estate License Agreements, which provides for the selection of a three-arbitrator panel and the conduct of the arbitration hearing. Both we and Liberty Mutual will be permitted to seek a preliminary injunction or other provision judicial remedy, if in either party’s reasonable judgment such action is necessary to avoid irreparable harm.

Run-Off Reinsurance Agreement

On June 30, 2010, PIC, as the leader of the LMAC Pool, entered into the Run-Off Reinsurance Agreement with Liberty Mutual. PIC paid Liberty Mutual $125 million, plus accrued interest of approximately $70,000, on July 8, 2010 under the agreement. Pursuant to the agreement, Liberty Mutual will indemnify us, on an incurred basis, against any adverse development that occurs subsequent to June 30, 2010 in our total Run-Off Reserves, which includes any failure to fully realize reinsurance recoverables with respect to our total

Run-Off Reserves, whether due to coverage disputes or inability to pay. The Run-Off Reinsurance Agreement provides that, if at any time commencing on July 1, 2010 and as measured by the periodic settlement procedures described below, our total Run-Off Reserves develop adversely from the amounts established as of June 30, 2010 (see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Critical Accounting Estimates—Claims and Claim Adjustment Expenses—Claims and Claim Adjustment Expense Reserves—Corporate and Other”), Liberty Mutual will pay to us an amount equal to such adverse development, up to an aggregate amount of $500 million. The aggregate amount of indemnification payments which Liberty Mutual will be required to pay will be reduced by any previous payments from Liberty Mutual under the Run-Off Reinsurance Agreement. We will be required to refund Liberty Mutual any payments under the Run-Off Reinsurance Agreement in the event of favorable development in our total Run-Off Reserves but never in an amount in excess of the aggregate indemnification amounts we have previously received from Liberty Mutual.

The Run-Off Reinsurance Agreement will provide for periodic settlement procedures by which we and Liberty Mutual intend to settle any amounts due to each other under the agreement. Any disputes that arise under the agreement relating to amounts owed by either us or Liberty Mutual or the establishment of our total Run-Off Reserves will be resolved through arbitration as specifically set forth in the Run-Off Indemnification Agreement. However, if there is such a dispute, Liberty Mutual will pay the amount we determine to be due, subject to refund by us if it is determined that we are not entitled to the amount paid to us.

Our total Run-Off Reserves will be established by us in a manner consistent with the methodologies, procedures, judgments and assumptions used by us prior to and as of June 30, 2010. Liberty Mutual currently services the Run-Off Reserves that are not serviced by Agency Corporation Dedicated Employees, and we intend to have Liberty Mutual continue to service those Run-Off Reserves following the transfer of such employees to us as of January 1, 2011.

The Run-Off Reinsurance Agreement will terminate when there are no liabilities for our Run-Off Operations remaining, provided the parties agree that no reinsurance refunds are likely to become due. The Run-Off Reinsurance Agreement may only be amended or assigned with the written consent of both parties.

Trademark License Agreement

We will enter into a Trademark License Agreement with Liberty Mutual pursuant to which each party will grant to the other the right to make various uses of certain trademarks and service marks owned by such party. The rights granted to us will include, subject to any applicable regulatory restrictions, the right to use certain marks containing the words “Liberty Mutual” and the Statue of Liberty design. We will also grant Liberty Mutual the right to use our marks. Each party agrees to use the other party’s marks in a manner consistent with the standards of the party owning the marks. The Trademark License Agreement will grant each party the right to sublicense such rights to its subsidiaries as well as to other third parties for advertising, promoting and marketing its business. The Trademark License Agreement may be terminated: (i) by either party in the event that Liberty Mutual no longer beneficially owns more than 50% of the combined voting power of our outstanding common stock; (ii) in the event of a material breach not cured within 30 days; (iii) the bankruptcy, insolvency or reorganization of the other party; or (iv) by the mutual agreement of the parties.

The Trademark License Agreement generally provides that the parties will attempt in good faith to negotiate a resolution of disputes arising in connection with the Trademark License Agreement without resorting to arbitration. If these efforts are not successful, the dispute will be submitted to binding arbitration in accordance with the terms of the Trademark License Agreement, which provides for the selection of a three-arbitrator panel and the conduct of the arbitration hearing. Both we and Liberty Mutual will be permitted to seek a preliminary injunction or other provisional judicial remedy if, in either party’s reasonable judgment, such action is necessary to avoid irreparable harm.

Ohio Casualty Stock Purchase Agreement

For purposes of this prospectus and the historical consolidated financial statements included elsewhere in this prospectus, Ohio Casualty is treated as a wholly-owned subsidiary of Liberty Mutual Agency Corporation. However, prior to the consummation of the transaction described below, 92% of Ohio Casualty, or 920 of the 1,000 issued and outstanding shares of Ohio Casualty common stock, is owned by Liberty Mutual and 8% of Ohio Casualty, or 80 shares of Ohio Casualty common stock, is owned by our subsidiary, PIC. Prior to the consummation of this offering, the 920 shares of Ohio Casualty common stock not currently beneficially owned by us will be transferred to Liberty Mutual Agency Corporation pursuant to a stock purchase agreement that Liberty Mutual Agency Corporation will enter into with LMIC and Liberty Insurance Holdings, Inc., which we refer to in this prospectus as the “Ohio Casualty SPA.” The Ohio Casualty SPA will provide that the 920 shares of Ohio Casualty common stock that we do not currently own will be transferred to Liberty Mutual Agency Corporation through a combination of a sale and purchase of Ohio Casualty common stock in exchange for the Ohio Casualty Note, which we refer to in this prospectus as the “Share Sale,” and a capital contribution of Ohio Casualty common stock, which we refer to in this prospectus as the “Share Contribution.” The number of shares of Ohio Casualty common stock to be acquired through each of the Share Sale and the Share Contribution, and the principal amount of the Ohio Casualty Note, will be determined based upon the pricing of this offering, as described below.

Consideration.  The amount of consideration for the shares sold to Liberty Mutual Agency Corporation under the Share Sale, which we refer to in this prospectus as the “Consideration,” will be equal to the anticipated net proceeds to be received by our company from this offering once the per share price for this offering is determined, excluding any proceeds to be received in connection with the underwriters’ exercise of the over-allotment option (see “Underwriting”), and $       , an amount which will allow us to be at our desired level of debt following this offering.

Ohio Casualty Note.  The principal amount of the Ohio Casualty Note, due       , will be equal to the Consideration and will bear interest at an annual rate of     %.

Share Sale.  The number of shares of Ohio Casualty common stock to be acquired through the Share Sale, which we refer to in this prospectus as the “Ohio Casualty Sale Shares,” will be equal to the quotient of the Consideration divided by $       , the per share statutory book value of the Ohio Casualty common stock as of       , 2010, rounded down to the nearest whole share.

Share Contribution.  The number of shares of Ohio Casualty common stock to be acquired through the Share Contribution, which we refer to in this prospectus as the “Ohio Casualty Contributed Shares,” will be equal to the difference between the Ohio Casualty Sale Shares and the Ohio Casualty Contributed Shares. The Ohio Casualty SPA will provide that LMIC will contribute the Ohio Casualty Contributed Shares to Liberty Insurance Holdings, Inc., which will then contribute the Ohio Casualty Contributed Shares to Liberty Mutual Agency Corporation.

Closing.  The Ohio Casualty SPA provides that the Share Sale, the issuance of the Ohio Casualty Note and the Share Contribution must occur as soon as practicable, but in any event not later than 24 hours, following the pricing of this offering. Following the closing of the Share Sale and Share Contribution, Ohio Casualty will be a wholly-owned subsidiary of ours.

DESCRIPTION OF CAPITAL STOCK

In connection with this offering, we will amend and restate our certificate of incorporation and bylaws. Copies of the forms of our amended certificate of incorporation and bylaws will be filed as exhibits to the registration statement of which this prospectus is a part. The provisions of our amended and restated certificate of incorporation and bylaws and relevant sections of the Delaware General Corporation Law, or DGCL, are summarized below. The following summary is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and bylaws and is subject to the applicable provisions of the DGCL. For the purpose of the description below of the corporate opportunity and interested director provisions, the terms “we,” “our,” “us,” and “Liberty Mutual” include subsidiaries and other entities in which we or they respectively own 50% or more of the voting power or similar interests and, in the case of Liberty Mutual, all successors by way of merger, consolidation or sale of all or substantially all of its assets.

Our authorized capital stock consists of           shares of Class A common stock, par value $      per share, shares of Class B common stock, par value $      per share, and           shares of preferred stock, par value $      per share.

Class A Common Stock and Class B Common Stock

Voting Rights

Generally on all matters submitted to a vote of stockholders, holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. Generally both classes vote together as a single class on all matters. The holders of Class B common stock, voting separately as a class, are entitled to elect 80% of the total number of directors on our board of directors which we would have if there were no vacancies on our board of directors at the time, and as otherwise required by law, although each share of Class B common stock will automatically convert into one share of Class A common stock if Liberty Mutual beneficially owns less than 20% of the shares of our outstanding common stock, provided that, as of such date, Liberty Mutual has not made any distribution intended to qualify as a tax-free spin-off. The only exceptions to these voting rights are that the Class A common stock and the Class B common stock, voting as a single class, are each entitled to one vote per share in the election of directors not entitled to be elected solely by the holders of the Class B Stock, and the Class A common stock and the Class B common stock, voting as a single class, are each entitled to one vote per share if, following a distribution of Class B common stock to stockholders or creditors of Liberty Mutual in a transaction, including any distribution in exchange for Liberty Mutual’s shares or securities, intended to qualify as a tax-free spin-off, we submit to our stockholders a proposal to convert all outstanding shares of our Class B common stock into shares of our Class A common stock.

Additionally, following a distribution of our Class B common stock intended to qualify as a tax-free spin-off, any person or group (other than Liberty Mutual) that beneficially owns 10% or more of our Class B common stock will not have any right to vote their shares of Class B common stock in the election of directors unless that person or group of persons also beneficially owns at least an equivalent percentage of our Class A common stock with two exceptions:

•	where such person or group obtains the consent of our board of directors prior to acquiring beneficial ownership of at least 5% of our Class B common stock; or

•	where such person or group acquires beneficial ownership of at least 5% of our common stock solely as a result of such a distribution and, prior to acquiring one additional share of our Class B common stock, such person or group obtains the consent of our board of directors.

Other than with respect to the number of votes per share, the election of directors, conversion, certain actions that require the consent of holders of Class B common stock as set forth in this prospectus and other than as required by law, the rights of the holders of the Class A common stock are identical to those of the Class B common stock.

After the completion of this offering, Liberty Mutual will beneficially own all of our outstanding Class B common stock and no shares of our Class A common stock, representing     % of the combined voting power of our outstanding common stock and     % of our total equity ownership, assuming the over-allotment option is not exercised. Therefore, Liberty Mutual will have the power to elect all of the members of our board of directors that are elected by stockholders and will have the power to control all matters requiring stockholder approval or consent.

Dividend Rights

Subject to the rights of holders of any then outstanding preferred stock, holders of our common stock are entitled to receive dividends ratably, as may be declared by our board of directors on the common stock out of funds legally available for the payment of those dividends. However, dividends payable in shares of our common stock will be paid to holders of Class A common stock in Class A common stock and to holders of Class B common stock in Class B common stock.

Other Rights

Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive their ratable share of the net assets of our company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription or redemption rights. Pursuant to the Intercompany Agreement, Liberty Mutual is entitled to certain equity purchase rights, as described in “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement.” The outstanding shares of common stock are, and the shares of Class A common stock offered by us in this offering will be, when issued and paid for, fully paid and non-assessable.

Conversion Rights

Shares of our Class A common stock are not convertible into any other shares of our capital stock.

Each share of Class B common stock is convertible while held directly or indirectly by Liberty Mutual at the option of Liberty Mutual into one share of Class A common stock. If our Class B common stock is distributed to stock or security holders of Liberty Mutual in a transaction (including any distribution in exchange for shares of Liberty Mutual or its successor’s common stock or other securities) intended to qualify as a tax-free spin-off under Section 355 of the Code, or any corresponding provision of any successor statute, shares of our Class B common stock will no longer be convertible into shares of Class A common stock. Prior to any such distribution, each share of Class B common stock will automatically convert into one share of Class A common stock upon the transfer of such shares of Class B common stock by Liberty Mutual other than to any of Liberty Mutual’s successors or any of its subsidiaries (excluding us). Also prior to any such distribution, each share of Class B common stock will also automatically convert into one share of Class A common stock if Liberty Mutual beneficially owns less than 20% of shares of our outstanding common stock. Following any such distribution, we may submit to our stockholders a proposal to convert all outstanding shares of our Class B common stock into shares of our Class A common stock, provided that we have received a favorable private letter ruling from the IRS satisfactory to Liberty Mutual to the effect that the conversion will not affect the intended tax treatment of the distribution. In a meeting of our stockholders called for this purpose, the holders of our Class A common stock and our Class B common stock will be entitled to one vote per share and, subject to applicable law, will vote together as a single class and neither class of common stock will be entitled to a separate class vote. All conversions will be effected on a share-for-share basis.

Preferred Stock

Our board of directors has the authority, without any further vote or action by the stockholders, to issue preferred stock in one or more series and to fix the preferences, limitations and rights of the shares of each series, including, but not limited to:

•	the designation of each series;

•	the number of shares of each series;

•	the rate of dividends, if any;

•	whether dividends, if any, shall be cumulative or noncumulative;

•	the dates at which dividends, if any, shall be payable;

•	the terms of redemption and sinking fund, if any;

•	the rights of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	rights and terms of conversion or exchange, if any;

•	restrictions on the issuance of shares of the same series or any other series, if any; and

•	voting rights, if any.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws and the Intercompany Agreement

Rights of our stockholders and related matters are governed by the DGCL, our certificate of incorporation, our bylaws and the Intercompany Agreement, certain provisions of which may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest by means of a tender offer or proxy content or removal of our incumbent officers or directors. These provisions may also adversely affect prevailing market prices for the common stock. However, we believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Board of Directors

Our board of directors will consist of not less than five and not more then fifteen directors, with the exact number to be determined by the board of directors. The holders of Class B common stock, voting separately as a class, will be entitled to elect 80% of our board of directors, which we refer to as “Class B Designees.” The remaining directors, which we refer to as “Joint Designees,” will be elected by the holders of the Class A common stock and the Class B common stock, voting together as a single class, with the holders of Class A common stock and Class B common stock each entitled to one vote per share of common stock. The initial division of our board of directors into Class B Designees and Joint Designees will be made prior to this offering by the vote of the majority of the entire board of directors so that the Class B Designees will constitute at least 80% of our board of directors upon the completion of this offering.

If Liberty Mutual ceases to beneficially own shares of Class B common stock representing at least 20% of our outstanding common stock and has not made any distribution intended to qualify as a tax-free spin-off, all shares of Class B common stock will convert to shares of Class A common stock. At that point, all of the members of our board of directors will be Joint Designees and thereafter be elected by the holders of Class A common stock.

Our certificate of incorporation also provides that our board of directors will be further classified into three classes with staggered three-year terms. Accordingly, at least one-third of our board of directors will be elected at each annual meeting. Unless we issue preferred stock that has rights to elect directors, each class will consist, as nearly as possible, of one-third of the total number of directors and one-third of the respective Class B Designees (for so long as there are Class B Designees) and Joint Designees. No director may be a member of more than one class of directors. The initial division of our board of directors into classes will be made by a vote of a majority of the entire board of directors.

Any Class B Designee on our board of directors may be removed from office at any time, with or without cause, by the affirmative vote of 80% of the holders of Class B common stock, voting separately as a class.

Any Joint Designee on our board of directors may be removed from office at any time, with or without cause by the affirmative vote of the holders of at least a majority of the votes entitled to be cast in the election of, Joint Designees.

Any vacancy on our board of directors that results from an increase in the number of directors may be filled only by a majority of our board of directors then in office, provided that a quorum is present, and any other vacancy occurring in our board of directors may be filled only by a majority of directors then in office, even if less than a quorum, or by a sole remaining director. However, until Liberty Mutual ceases to be the beneficial owner of shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any vacancy caused by the removal of a director by our stockholders may be filled only by our stockholders pursuant to the procedures for electing Class B Designees or Joint Designees, as appropriate. Notwithstanding the preceding sentence, for so long as there is Class B common stock outstanding, if the appointment of any person to a vacancy would cause the number of Class B Designees on our board of directors to be less than 80% of the total number of directors on our board of directors which we would have if there were no vacancies on our board of directors at the time, then the vacancy will be filled by majority vote of the Class B Designees then in office, and the director filling the vacancy will be designated a Class B Designee.

After the completion of this offering, Liberty Mutual will beneficially own all of our outstanding Class B common stock, representing     % of the combined voting power of our outstanding common stock and     % of our total equity ownership, assuming the over-allotment option is not exercised. Therefore, Liberty Mutual will have the power to elect all of the members of our board of directors that are elected by stockholders and will have the power to control all matters requiring stockholder approval or consent.

Cumulative Voting

Our stockholders do not have cumulative voting rights.

Stockholder Action by Written Consent; Special Meetings

Our certificate of incorporation provides that until such time as Liberty Mutual ceases to beneficially own shares representing at least a majority of votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, so long as written consent is obtained from the holders of the minimum number of votes that would have been required to authorize or take action if such a meeting were held. From and after such time as Liberty Mutual ceases to beneficially own shares representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

Except as otherwise required by law or certificate of designations, special meetings of our stockholders for any purpose or purposes may only be called by (i) Liberty Mutual, so long as Liberty Mutual is the beneficial owner of at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, (ii) our chairman or (iii) our board of directors or our secretary pursuant to a resolution approved by a majority of directors then in office. No business other than that stated in the notice of a special meeting may be transacted at such special meetings.

Advance Notice Requirements for Stockholder Proposals Related to Director Nominations or Other Business

Our bylaws will contain advance notice procedures with regard to stockholder proposals related to the nomination of candidates for election as directors or other business to be properly brought before an annual meeting. These procedures will provide that notice, in the case of an annual meeting of stockholders, of proposals related to stockholder nominations for the election of directors or other business brought before the meeting must be received by our secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. The procedure for stockholder nominations for the 2011 annual meeting will be governed by this proviso, provided that the anniversary date shall be deemed to be       , 2011. Stockholder nominations for the election of directors at a special meeting at which directors are elected must be received by our secretary no earlier than the close of business on the 120th day prior to such special meeting and no later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

A stockholder’s notice to our secretary must be in proper written form and must set forth some information related to the stockholder giving the notice, including:

•	the name and record address of that stockholder;

•	the class or series and number of shares of each class or series of our capital stock which are owned beneficially or of record by that stockholder and any affiliates or associates of that stockholder;

•	whether and the extent to which any transaction or agreement, arrangement or understanding (including any short position or any stock borrowing or lending of our capital stock) has been made by or on behalf of the stockholder;

•	information as to derivatives, swaps, options, warrants, short positions, hedge or profit interest and transactions or arrangements with respect to our capital stock;

•	a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring that nomination before the meeting; and

•	a representation whether the stockholder intends to deliver a proxy statement in the form of proxy to holders of at least the percentage of our capital stock required to elect the nominee or approve the proposal;

and, as to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business and residence addresses, and the principal occupation and employment of the person;

•	the class and series and number of shares of each class and series of our capital stock which are owned beneficially or of record by the person and any affiliates or associates of that person;

•	information as to derivatives, swaps, options, warrants, short positions, hedges or profit interests and transactions or arrangements with respect to our capital stock;

•	whether and the extent to which any transaction or agreement, arrangement or understanding (including any short position or any stock borrowing or lending of our capital stock) has been made by or on behalf of such person;

•	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act”; and

•	such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected.

In addition, each matter that a stockholder proposes to bring before the meeting:

•	a description of the business desired to be brought before the meeting and the reasons for conducting that business at the meeting;

•	any material interest of that stockholder in that business;

•	a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring that business before the meeting; and

•	any other information relating to the business to be brought before the meeting that would be required to be disclosed in a proxy statement or other filing, required to be made in connection with the solicitation of proxies for the proposal of business pursuant to the Exchange Act.

The stockholder providing the notice is required to update and supplement such notice as of the record date of the meeting.

Amendment

Subject to the rights of holders of our Class B common stock to withhold their consent to the amendment of the provisions of our certificate of incorporation relating to corporate opportunities and conflicts of interest between our company and Liberty Mutual, certain provisions of our certificate of incorporation, including those relating to corporate opportunities and conflicts of interest between us and Liberty Mutual, the consent of Liberty Mutual or its successor-in-interest as the holder of our Class B common stock, our bylaws, our board of directors, the indemnification of our directors and officers, regulatory status, voting rights and conversion, may be amended by the affirmative vote of at least 80% of the votes entitled to be cast thereon. All other provisions of our certificate of incorporation may be amended by the affirmative vote of a majority of the votes entitled to be cast thereon.

Our board of directors may from time to time make, amend, supplement or repeal our bylaws upon the vote of a majority of our board of directors. Once Liberty Mutual or its successor-in-interest ceases to own shares representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, our certificate of incorporation and bylaws provide that the sections of our bylaws related to our stockholder annual and special meetings, including notice of meetings, quorum and adjournment, conduct of business, notice of stockholder business or nominations and required vote; sections related to our board of directors, including powers and tenure of directors, special meetings of our board of directors, quorum, voting and sections related to the amendment of our bylaws may only be amended by the affirmative vote of shares representing at least 80% of the votes entitled to be cast by the outstanding common stock, voting as a single class, subject to any voting rights granted to any holders of any preferred stock.

Equity Purchase Rights

Under the Intercompany Agreement, Liberty Mutual generally may acquire additional shares of Class B common stock pursuant to its right to purchase its pro rata economic share of any common stock that we may issue. As a result, Liberty Mutual could increase its voting control in our common stock. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement — Equity Purchase Rights.”

Insurance Regulations Concerning Change of Control

Many state insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by state agencies of any change in control of an insurance company or insurance holding company that is domiciled or, in some cases having such substantial business that it is deemed to be commercially domiciled, in that state. For additional information relating to these requirements, see “Regulation.”

Delaware Anti-Takeover Law

Our certificate of incorporation will contain a provision by which we will expressly elect not to be governed by Section 203 of the DGCL. In general, Section 203 prevents a publicly-held Delaware corporation from engaging, under certain circumstances, in a “business combination” with an “interested stockholder” for a period of three years following the time that that person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares);

•	on or subsequent to the date of the transaction, the business combination is; (i) approved by the board of directors of the corporation; and (ii) authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In this context, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation’s outstanding voting stock.

Exclusive Forum Provisions of Our Certificate of Incorporation

Our certificate of incorporation will contain a provision providing that certain suits with respect to us or our directors and officers must be brought in the Delaware Court of Chancery. The provision provides that the Delaware Court of Chancery will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of us;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders;

•	any action asserting a claim against us arising pursuant to Delaware law or our certificate of incorporation or bylaws; or

•	any action asserting a claim against us which is governed by the “internal affairs doctrine,” which doctrine provides that a corporation that acts in more than one state is subject to the laws of its state of incorporation with respect to the regulation of the internal affairs of the corporation.

There can be no guarantee that courts will enforce this provision.

Any person purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have consented to these provisions of our certificate of incorporation.

Certificate of Incorporation Provisions Relating to Corporate Opportunities and Interested Directors

In order to address potential conflicts of interest between us and Liberty Mutual, our certificate of incorporation will contain provisions regulating and defining the conduct of our affairs as they may involve Liberty Mutual and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with Liberty Mutual. In general, these provisions recognize that we and Liberty Mutual may engage in the same or similar business activities and product lines, have an interest in the same areas of corporate opportunities, and will continue to have contractual and business relations with each other, including service of officers and directors of Liberty Mutual serving as our directors.

Our certificate of incorporation will provide that, subject to any contractual provision to the contrary, Liberty Mutual will have no duty to refrain from:

•	engaging in the same or similar business activities or product lines as us,

•	doing business with any of our clients or customers, or

•	employing or otherwise engaging any of our officers or employees.

Under our certificate of incorporation, neither Liberty Mutual nor any officer or director of Liberty Mutual, except as described in the following paragraph, will be liable to us or our stockholders for breach of any fiduciary duty by reason of any such activities. Our certificate of incorporation will provide that Liberty Mutual is not under any duty to present any corporate opportunity to us which may be a corporate opportunity for Liberty Mutual and us and Liberty Mutual will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that Liberty Mutual pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person, or does not present that corporate opportunity to us.

When one of our directors or officers who is also a director or officer of Liberty Mutual learns of a potential transaction or matter that may be a corporate opportunity for both us and Liberty Mutual, the certificate of incorporation will provide that the director or officer:

•	will have fully satisfied his or her fiduciary duties to us and our stockholders with respect to that corporate opportunity,

•	will not be liable to us or our stockholders for breach of fiduciary duty by reason of Liberty Mutual’s actions with respect to that corporate opportunity,

•	will be deemed to have acted in good faith and in a manner he or she believed to be in, and not opposed to, our best interests for purposes of our certificate of incorporation, and

•	will be deemed not to have breached his or her duty of loyalty to us or our stockholders and not to have derived an improper personal benefit therefrom for purposes of our certificate of incorporation, if he or she acts in good faith in a manner consistent with the following policy:

•	we may not pursue a corporate opportunity offered to any of our officers or directors who is also a director or an officer of Liberty Mutual, unless that opportunity is expressly offered to that person solely in his or her capacity as our officer or director, in which case we may pursue it.

For purposes of the certificate of incorporation, “corporate opportunities” will only include business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy.

The preceding corporate opportunity provisions in our certificate of incorporation will continue in effect until the later of (i) Liberty Mutual ceasing to beneficially own shares representing at least 20% of our outstanding common stock and (ii) the date following the date Liberty Mutual ceases to beneficially own shares representing at least 20% of our outstanding common stock upon which none of our officers or directors is also an officer or director of Liberty Mutual. The affirmative vote of at least 80% of the votes entitled to be cast will be required to amend, alter, repeal, or adopt any provision inconsistent with the corporate opportunity provisions. Accordingly, until such time, so long as Liberty Mutual beneficially owns at least 20% of our outstanding common stock, it can prevent any such alteration, adoption, amendment or repeal.

The certificate of incorporation will also provide that no contract, agreement, arrangement or transaction between us and Liberty Mutual will be void or voidable solely for the reason that Liberty Mutual is a party to such agreement, and Liberty Mutual and any of its officers or directors acting on its behalf:

•	will have fully satisfied and fulfilled its fiduciary duties to us and our stockholders with respect to the contract, agreement, arrangement or transaction,

•	will not be liable to us or our stockholders for breach of fiduciary duty by reason of entering into, performance or consummation of any such contract, agreement, arrangements or transactions,

•	will be deemed to have acted in good faith and in a manner it reasonably believed to be in, and not opposed to, the best interests of us for purposes of the certificate of incorporation, and

•	will be deemed not to have breached its duties of loyalty to us and our stockholders and not to have derived an improper personal benefit therefrom for purposes of the certificate of incorporation, if:

•	the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to our board of directors or the committee of our board of directors that authorizes the contract, agreement, arrangement or transaction and our board of directors or that committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors; or

•	the transaction, as of the time it is authorized, approved or ratified by our stockholders, the board of directors, or a committee thereof, is established to have been fair to us.

Any person purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have consented to these provisions of the certificate of incorporation.

Approval Rights of Holders of Class B Common Stock

Our certificate of incorporation and the Intercompany Agreement will provide that until Liberty Mutual ceases to beneficially own at least 20% of our outstanding common stock, the prior consent of the holders of a majority of the Class B common stock then outstanding, will be required (subject in each case to certain exceptions) for:

•	the adoption or implementation of any stockholder rights plan;

•	any consolidation or merger of us with any person, or entry into any other transaction or series of transactions that would otherwise result in a change of control;

•	any acquisition by us or any sale, lease, exchange or other disposition, or any series of related acquisitions or dispositions, involving consideration in excess of $25 million;

•	the issuance by us or one of our subsidiaries of any stock or stock equivalents;

•	the incurrence, issuance, assumption, guarantee or otherwise becoming liable for any debt, other than debt in an amount less than $200 million in connection with our current revolving credit facility;

•	our dissolution, liquidation or winding up;

•	the election, designation, appointment or removal of any executive officer of Liberty Mutual Agency Corporation;

•	the declaration of dividends on any class or series of our capital stock other than preferred stock;

•	any change in our authorized capital stock or our creation of any class or series of capital stock;

•	any change in the number of directors on our board of directors, or filling any newly created seats or vacancies on our board of directors; or

•	the amendment of various provisions of our certificate of incorporation and bylaws.

The affirmative vote of the holders of at least 80% of the votes entitled to be cast is required to alter, amend or repeal, or adopt any provision inconsistent with the control provisions described above.

Any person purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have consented to these provisions of our certificate of incorporation.

Provisions Relating to Regulatory Status

The certificate of incorporation and the Intercompany Agreement will also contain provisions regulating and defining the conduct of our affairs as they may affect Liberty Mutual and its legal and regulatory status. In general, the certificate of incorporation will provide that, without the written consent of Liberty Mutual, which will not be unreasonably withheld, we will not take any action or fail to take any action that would result in:

•	Liberty Mutual’s being required to obtain any approval, consent or the authorization of, or otherwise become subject to any rules, regulations or other legal restrictions of any governmental, administrative or regulatory authority, or

•	any of our directors who is also a director or officer of Liberty Mutual being ineligible to serve or prohibited from serving as a director of Liberty Mutual under applicable law.

The certificate of incorporation will further provide that Liberty Mutual will not be liable to us or our stockholders by reason of the fact that Liberty Mutual gives or withholds any such consent for any reason.

Any persons purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have consented to these provisions of the certificate of incorporation.

The affirmative vote of the holders of at least 80% of the votes entitled to be cast will be required to alter, amend or repeal, or adopt any provision inconsistent with, the provision of the certificate of incorporation described above; however, the provision relating to legal and regulatory status automatically becomes inoperative on the later of (i) the date Liberty Mutual first ceases to beneficially own at least 20% of our then outstanding common stock and (ii) the date following the date Liberty Mutual ceases to beneficially own shares representing at least 20% of our outstanding common stock upon which no officer or director of Liberty Mutual is an officer or director of our company. Accordingly, until such time, so long as Liberty Mutual beneficially owns at least 20% of our outstanding common stock, it can prevent any alteration, adoption, amendment or repeal of that provision.

The Delaware courts have not conclusively determined the validity or enforceability of provisions similar to the corporate opportunity, interested director and legal and regulatory status provisions that are included in our certificate of incorporation and could rule that some liabilities which those provisions purport to eliminate remain in effect.

Limitation of Liability of Directors

Our certificate of incorporation will provide that none of our directors shall be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL. The effect of this provision is to eliminate our rights, and our stockholders’ rights, to recover monetary damages against a director for breach of fiduciary duty as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our certificate of incorporation will provide that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. Our certificate of incorporation will also include provisions for the indemnification of our directors and officers to the fullest extent permitted by the DGCL. Further, we intend to enter into indemnification agreements with certain of our directors and officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of the directors’ status or service as a director, other than liabilities arising from bad faith or willful misconduct of a culpable nature. We also intend to maintain director and officer liability insurance, if available on reasonable terms.

Transfer Agent and Registrar

Mellon Investors Services LLC will serve as transfer agent and branch registrar for our Class A common stock in the United States.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. Although we expect to have our Class A common stock approved for listing on Nasdaq, we cannot assure you that there will be an active public market for our Class A common stock. Sales in the future of substantial amounts of our common stock by Liberty Mutual, or the perception of these sales, may adversely affect the price of our Class A common stock and impede our ability to raise capital through the issuance of equity securities in the future. Upon the completion of this offering, we will have           shares of Class A common stock outstanding and           shares of Class B common stock outstanding. Of the outstanding number of Class A common stock,          Class A common stock to be sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933. In addition:

          shares of Class A common stock are reserved for issuance upon conversion of Class B common stock; and

          shares of Class A common stock are reserved for issuance under our director, officer and employee benefit plans.

We and Liberty Mutual have agreed, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters, not to, during the period ending 180 days after the date of this prospectus, sell or otherwise dispose of Class A common stock or securities convertible into or exchangeable for Class A common stock, subject to certain exceptions. See “Underwriting.”

To the extent not otherwise freely tradable or able to be sold under an exemption contained in Rule 144, we currently expect that we will file a registration statement with the SEC in order to register the offer of our Class A common stock issued pursuant to our director, officer and employee benefit plans. We also have agreed to file registration statements with the SEC in order to register the reoffer and resale of our common stock held by Liberty Mutual and its subsidiaries as described under “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Registration Rights Agreement.”

In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated together, including an affiliate, who has beneficially owned restricted shares for at least six months is entitled to sell, within any three-month period, a number of these shares that does not exceed the greater of:

•	one percent of the then outstanding Class A common stock or

•	the average weekly trading volume in Class A common stock on Nasdaq during the four calendar weeks preceding the date on which notice of this sale is filed, so long as requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the six-month holding period requirement, in order to sell Class A common stock that are not restricted securities within the meaning of that rule. Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned restricted shares for at least one year may resell these shares without compliance with the foregoing requirements.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the anticipated material U.S. federal income and estate tax consequences relating to the ownership and disposition of our Class A common stock by non-United States holders, as defined below, who purchase our Class A common stock in this offering and hold such Class A common stock as capital assets. This discussion is based on currently existing provisions of the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretation thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect or different interpretations. This discussion does not address all the tax consequences that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income or estate tax laws (such as financial institutions, insurance companies, tax-exempt organizations, retirement plans, partnerships and their partners, other pass-through entities and their members, dealers in securities, brokers, U.S. expatriates, holders whose “functional” currency is not the U.S. dollar or persons who have acquired our Class A common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment). This discussion does not address the U.S. state and local or non-U.S. tax consequences relating to the ownership and disposition of our Class A common stock.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

As used in this discussion, the term “non-United States holder” refers to a beneficial owner of our Class A common stock that for U.S. federal income tax purposes is not:

(i) an individual who is a citizen or resident of the United States;

(ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state therein, including the District of Columbia;

(iii) an estate the income of which is subject to U.S. federal income tax regardless of source thereof; or

(iv) a trust (a) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all its substantial decisions, or (b) that has in effect a valid election under applicable U.S. Treasury Regulations to the treated as a United States person.

An individual may, in many cases, be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, rather than a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending in that calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year) unless certain conditions are met. Residents of the United States are subject to U.S. federal income tax as if they were U.S. citizens.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Class A common stock, we urge you to consult your own tax advisor.

Dividends

We or a withholding agent will have to withhold U.S. federal withholding tax from the gross amount of any dividends paid to a non-United States holder at a rate of 30%, unless (i) an applicable income tax treaty reduces or eliminates such tax, and a non-United States holder claiming the benefit of such treaty provides to us or such agent proper IRS documentation or (ii) the dividends are effectively connected with a non-United States holder’s conduct of a trade or business in the United States, or where a treaty provides the dividends are attributable to a U.S. permanent establishment of such non-United States holder, and the non-United States holder provides to us or such agent proper IRS documentation. In the latter case, such non-United States holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty. Additionally, a non-United States holder that is a corporation could be subject to a branch profits tax on effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If a non-United States holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such non-United States holder may obtain a refund of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition

Generally, a non-United States holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of our Class A common stock unless (i) such non-United States holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such non-United States holder’s conduct of a trade or business in the United States, or where a tax treaty provides, the gain is attributable to a U.S. permanent establishment of such non-United States holder, or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such sale, exchange or other disposition or the period that such non-United States holder held our Class A common stock.

We do not believe that we have been, are currently or are likely to be a U.S. real property holding corporation for U.S. federal income tax purposes. If we were to become a U.S. real property holding corporation, so long as our common stock is regularly traded on an established securities market and continues to be traded, a non-United States holder would be subject to U.S. federal income tax on any gain from the sale, exchange or other disposition of Class A common stock only if such non-United States holder actually or constructively owned more than 5% of our Class A common stock during the shorter of the five-year period preceding such sale, exchange or other disposition or the period that such non-United States holder held our Class A common stock.

Special rules may apply to non-United States holders, such as controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid federal income tax, that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-United States holder at the time of his or her death generally will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

Information reporting may apply to payments made to a non-United States holder on or with respect to our Class A common stock. Backup withholding tax (at the then applicable rate) may also apply to payments made to a non-United States holder on or with respect to our Class A common stock, unless the non-United States holder certifies as to its status as a non-United States holder under penalties of perjury or otherwise establishes an exemption, and certain other conditions are satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-United States holder will be allowed as a refund or a credit against such non-United States holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Recent Legislation Relating to Foreign Accounts

Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30 percent on dividends in respect of, and gross proceeds from the sale of, our Class A common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our Class A common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30 percent, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-United States holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our Class A common stock.

UNDERWRITING

Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Number
Underwriter	of Shares

Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Wells Fargo Securities, LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. Incorporated
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Dowling & Partners Securities LLC
Keefe, Bruyette & Woods, Inc.
Lloyds TSB Bank plc
Macquarie Capital (USA) Inc.
Piper Jaffray & Co.
Ramirez & Co., Inc.
RBS Securities Inc.
Sandler O’Neill & Partners, L.P.
The Williams Capital Group, L.P.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $      per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to           additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our directors, certain of our officers and Liberty Mutual have agreed that, subject to certain exceptions, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our Class A common stock. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

We have applied to have our Class A common stock listed on Nasdaq under the symbol “LMAC.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by us
	No Exercise	Full Exercise

Per share	$	$
Total	$	$

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. In particular, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the administrative agent and a lender under our unsecured revolving credit facility and another affiliate is the sole lead arranger and book manager under the facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Credit Facilities.” The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

We have agreed to indemnify the underwriters against certain liabilities, including, but not limited to, liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (FINMA) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (CISA), and accordingly the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to

Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (CISO), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

LEGAL MATTERS

The validity of the Class A common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with employee benefits and compensation matters will be passed upon for us by McDermott Will & Emery LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

Our financial statements at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in this prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing in this prospectus, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, as amended, and the exhibits to the registration statement, as amended, to which reference is hereby made. Some items are omitted in accordance with the rules and regulations of the SEC. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, as amended, reference is made to such exhibit for a more complete description of the matter involved and statements contained in this prospectus that are not necessarily complete are qualified in all respects by such reference. The registration statement, and any amendments to the registration statement, and the exhibits to the registration statement filed by us with the SEC may be inspected at the public reference facilities of the SEC listed below.

As a result of this offering, we will become subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at its principal offices at 100 F Street N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. Copies of such information may be obtained from the Public Reference Section of the SEC at 100 F Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

INCORPORATION OF FINANCIAL STATEMENTS BY REFERENCE

This prospectus incorporates by reference the following financial statements, which are filed as exhibits to the registration statement of which this prospectus forms a part:

•	Consolidated financial statements of Ohio Casualty at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 and

•	Consolidated financial statements of Safeco at December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007.

You may request a copy of these financial statements, at no cost, by writing or telephoning us at the following address or telephone number:

Liberty Mutual Agency Corporation
Chief Financial Officer
10 St. James Avenue
Boston, Massachusetts 02116
Telephone: (617) 654-3600

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Liberty Mutual Agency Corporation

We have audited the accompanying consolidated balance sheets of Liberty Mutual Agency Corporation and Subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedules included in pages S-1 through S-7. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Liberty Mutual Agency Corporation and Subsidiaries at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

Ernst & Young LLP

Boston, Massachusetts
     , 2010

The foregoing report is in the form that will be signed upon the execution of a stock purchase agreement to transfer Ohio Casualty and its subsidiaries to the Company as described in Note 1 to the consolidated financial statements.

/s/  Ernst & Young LLP

Boston, Massachusetts
May 10, 2010

Liberty Mutual Agency Corporation

Consolidated Statements of Operations

(in millions, except share and per share amounts)

	Years Ended December 31,
	2009		2008	2007

Revenues
Net premiums earned		$9,983	$6,913	$4,325
Net investment income		910	719	405
Fee and other revenues		97	50	33
Net realized investment losses		(53)	(407)	(5)

Total revenues		10,937	7,275	4,758
Claims and expenses
Claims and claim adjustment expenses		6,157	4,326	2,601
General and administrative expenses		1,005	777	551
Goodwill impairment		—	973	—
Amortization of deferred policy acquisition costs		2,392	1,664	1,056
Interest expense		4	21	6

Total claims and expenses		9,558	7,761	4,214

Income (loss) before income tax expense		1,379	(486)	544
Income tax expense		377	78	167

Net income (loss)		$1,002	$(564)	$377

Less: Preferred stock dividends		63	—	—

Income (loss) available to common stockholders		$939	$(564)	$377

Income (loss) per share available to common stockholders (see Note 16)
Basic

Diluted

Weighted average number of common shares outstanding (see Note 16):
Basic (shares in millions)

Diluted (shares in millions)

Unaudited pro forma basic earnings per share (see Note 17):
Basic	$

Diluted	$

	Years Ended December 31,
	2009	2008	2007

Net realized investment gains (losses)
Net realized investment gains (losses), excluding other-than-temporary impairment losses	$49	$(198)	$(2)
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(107)	(209)	(3)
Portion of loss recognized in other comprehensive income	5	—	—

Net impairment losses recognized in earnings	(102)	(209)	(3)

Net realized investment losses, including other-than-temporary impairment losses	$(53)	$(407)	$(5)

See accompanying notes to the audited consolidated financial statements.

Liberty Mutual Agency Corporation

Consolidated Balance Sheets

(in millions, except share and per share amounts)

	December 31,
	2009	2008

Assets
Investments
Fixed maturities, available for sale, at fair value (amortized cost of $19,388 and $17,441)	$20,125	$16,820
Equity securities, available for sale, at fair value (cost of $258 and $611)	301	501
Short-term investments	109	382
Mortgage loans	271	201
Other investments	150	190

Total investments	20,956	18,094
Cash and cash equivalents	1,548	1,968
Accrued investment income	233	229
Premium and other receivables (net of allowance of $22 and $22)	2,405	2,567
Reinsurance recoverables (net of allowance of $75 and $75)	1,480	1,581
Net deferred tax assets	—	446
Deferred policy acquisition costs and acquired in-force policy intangibles	1,070	1,042
Goodwill	3,054	3,054
Prepaid reinsurance premiums	53	297
Other intangible assets	1,057	1,107
Other assets	530	485

Total assets	$32,386	$30,870

Liabilities and Stockholders’ Equity
Liabilities:
Unpaid claims and claim adjustment expenses	$12,053	$12,651
Unearned premiums	4,658	4,837
Funds held under reinsurance treaties	70	96
Net deferred tax liabilities	115	—
Short-term debt	19	—
Long-term debt	59	82
Payable to affiliates	1,350	1,310
Other liabilities	1,865	1,593

Total liabilities	20,189	20,569
Stockholders’ Equity:
Common stock (par value $1.00; 1,000 shares issued and outstanding)	—	—
Preferred stock (par value $0.00; 10,920 shares issued and outstanding)	633	633
Additional paid-in-capital	8,858	8,858
Retained earnings	2,218	1,297
Accumulated other comprehensive income (loss)	488	(487)

Total stockholders’ equity	12,197	10,301

Total liabilities and stockholders’ equity	$32,386	$30,870

See accompanying notes to the audited consolidated financial statements.

Liberty Mutual Agency Corporation

Consolidated Statements of Changes in Stockholders’ Equity

(in millions, except share and per share amounts)

							Accumulated
					Additional		Other
	Preferred	Common	Preferred	Common	Paid-in-	Retained	Comprehensive	Stockholders’
	Stock	Stock	Stock	Stock	Capital	Earnings	Income (Loss)	Equity

	(Shares)		(Dollars)

Balance, January 1, 2007	—	1,000	$—	$—	$127	$2,443	$(30)	$2,540
Cumulative effect of change in accounting for workers compensation reserves	—	—	—	—	—	20	—	20
Comprehensive income
Net income	—	—	—	—	—	377	—	377
Other comprehensive income, net of taxes:
Unrealized gains on securities	—	—	—	—	—	—	39	39
Less: reclassification adjustment for gains and losses included in net income	—	—	—	—	—	—	3	3

Other comprehensive income, net of taxes	—	—	—	—	—	—	42	42
Total comprehensive income	—	—	—	—	—	377	42	419
Other capital transactions
Contributed capital	—	—	—	—	2,486	—	—	2,486

Total other capital transactions	—	—	—	—	2,486	—	—	2,486
Balance, December 31, 2007	—	1,000	$—	$—	$2,613	$2,840	$12	$5,465
Comprehensive income
Net loss	—	—	—	—	—	(564)	—	(564)
Other comprehensive loss, net of taxes:
Unrealized losses on securities	—	—	—	—	—	—	(754)	(754)
Less: reclassification adjustment for gains and losses included in net (loss)	—	—	—	—	—	—	265	265
Pension liability adjustments	—	—	—	—	—	—	(10)	(10)

Other comprehensive loss, net of taxes	—	—	—	—	—	—	(499)	(499)
Total comprehensive loss	—	—	—	—	—	(564)	(499)	(1,063)
Other capital transactions
Preferred stock issuance	10,920	—	633	—	—	—	—	633
Dividends paid	—	—	—	—	—	(979)	—	(979)
Contributed capital	—	—	—	—	6,245	—	—	6,245

Total other capital transactions	—	—	633	—	6,245	(979)	—	5,899
Balance, December 31, 2008	10,920	1,000	$633	$—	$8,858	$1,297	$(487)	$10,301
Cumulative effect of adoption of ASC 320 at January 1, 2009	—	—	—	—	—	3	(3)	—
Comprehensive income
Net income	—	—	—	—	—	1,002	—	1,002
Other comprehensive income, net of taxes:
Unrealized gains on securities	—	—	—	—	—	—	949	949
Less: reclassification adjustment for gains and losses included in net income	—	—	—	—	—	—	34	34
Pension liability adjustments	—	—	—	—	—	—	(5)	(5)

Other comprehensive income, net of taxes	—	—	—	—	—	—	978	978
Total comprehensive income	—	—	—	—	—	1,002	978	1,980
Other capital transactions
Dividends paid	—	—	—	—	—	(84)	—	(84)

Total other capital transactions	—	—	—	—	—	(84)	—	(84)
Balance, December 31, 2009	10,920	1,000	$633	$—	$8,858	$2,218	$488	$12,197

See accompanying notes to the audited consolidated financial statements.

Liberty Mutual Agency Corporation

Consolidated Statements of Cash Flows
(in millions, except share and per share amounts)

	Years Ended December 31,
	2009	2008	2007

Cash flows from operating activities:
Net income (loss)	$1,002	$(564)	$377
Adjustments to reconcile net income to net cash provided by operating activities, net of effects from purchases of companies:
Net realized investment losses	53	407	5
Undistributed private equity investment losses (gains)	47	16	(2)
Depreciation and amortization	96	46	18
Goodwill impairment	—	973	—
Deferred income taxes	34	(174)	27
Premium and other receivables	162	(58)	48
Reinsurance recoverables and funds held under reinsurance treaties	75	19	101
Deferred policy acquisition costs and acquired in-force policy intangibles	(2,420)	(1,606)	(1,089)
Amortization of deferred policy acquisition costs	2,392	1,664	1,056
Unpaid claims and claim adjustment expenses	(598)	22	282
Unearned premiums	(179)	17	80
Taxes payable	126	28	76
Change in payable to affiliates	19	164	(4)
Other, net	(61)	(470)	(213)

Net cash provided by operating activities	748	484	762
Cash flows from investing activities:
Purchases of investments:
Fixed maturities	(6,509)	(1,695)	(1,321)
Equity securities	(65)	(62)	(117)
Short-term investments	(116)	(296)	(134)
Mortgage loans	(79)	(177)	(15)
Other investments	(19)	(42)	(24)
Sales and maturities of investments:
Fixed maturities	4,489	2,130	841
Equity securities	373	821	162
Short-term investments	392	540	176
Mortgage loans	7	3	1
Other investments	15	28	8
Property and equipment purchased, net	—	(1)	(5)
Net cash from acquisitions and dispositions	30	(5,273)	(117)
Other investing activities	137	(115)	(35)

Net cash used in investing activities	(1,345)	(4,139)	(580)
Cash flows from financing activities:
Capital contributions:
Preferred	—	416	—
Common	—	6,191	—
Debt financing, net	(4)	(422)	(1)
Dividends paid:
Common	—	(862)	—
Preferred	(63)	—	—
Net securities lending activity and other financing activities	244	(286)	(217)

Net cash provided by (used in) financing activities	177	5,037	(218)
Net (decrease) increase in cash and cash equivalents	(420)	1,382	(36)
Cash and cash equivalents, beginning of year	1,968	586	622

Cash and cash equivalents, end of year	$1,548	$1,968	$586

Supplemental disclosure of cash flow information:
Income taxes paid	$202	$178	$73
Summary of non-cash transactions:
Operating activities:
Change in payable to affiliates	$21	$1,272	$72
Investing activities:
Purchases of investments: fixed maturities	—	(1,326)	—
Sales of investments: fixed maturities	—	115	—
Sales of investments: equity securities	—	2	—
Acquisitions and dispositions	—	—	(2,558)

Total investing activities	—	(1,209)	(2,558)
Financing activities:
Capital contributions	—	54	2,486
Preferred capital contributions	—	217	—
Debt financing, net	—	(217)	—
Common dividends paid	(21)	(117)	—

Total financing activities	$(21)	$(63)	$2,486
See accompanying notes to the audited consolidated financial statements.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements
(in millions, except share and per share amounts)

(1)	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Liberty Mutual Agency Corporation and its subsidiaries and controlled affiliates (collectively the “Company” or “LMAC”). The Company is a carve-out of Liberty Mutual Holding Company Inc., a non-public mutual holding company (collectively, with all non-LMAC affiliates, “Liberty Mutual” and collectively with all consolidated affiliates “Liberty Mutual Group”). The Company’s subsidiaries are comprised of thirty-seven insurance companies. Certain controlled affiliates are consolidated into the Company’s results. See Note 3 — Investments — Variable Interest Entities for additional detail. All material intercompany transactions and balances have been eliminated in consolidation.

The Company is anticipating an initial public offering of common stock pursuant to the Securities Act of 1933 (the “Offering”). Prior to the closing of the Offering, Liberty Mutual will cause Ohio Casualty Corporation and its subsidiaries (“Ohio Casualty”) to be transferred to the Company through a combination of a sale of stock and contributions of stock. At the time of the transfer, the Company will recognize the liability and reflect the consideration in the accompanying statement of changes in stockholders’ equity as a dividend to Liberty Mutual. The results of Ohio Casualty have been included in the historical results of the Company for all periods presented. In addition, prior to completing the offering, the Company transferred Summit Holdings Southeast, Inc. and its insurance subsidiaries, which is referred to as “Summit”, to Liberty Mutual. The net results of Summit and the related intercompany reinsurance agreements have been excluded from the historical results of the Company for all periods presented. However, the Company received $1,026 of cash and investments from Liberty Mutual in 2008 related to the reinsurance agreements. This amount has been recorded as a deposit and is included in net payable to affiliates. As of January 1, 2010, the Company terminated the related reinsurance agreements and will return $1,007 in cash and investments to Liberty Mutual related to the deposit. See Note 18 — Subsequent Events for additional detail.

The accompanying consolidated financial statements have been prepared in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company’s principal estimates include: (1) unpaid claims and claim adjustment expense reserves, including asbestos and environmental reserves and associated reinsurance recoverables, and insurance policies with variable premiums; (2) allowance for uncollectible reinsurance and policyholder receivables; (3) fair value determination and other-than-temporary impairments of the investment portfolio; (4) deferred policy acquisition costs; and (5) the valuation of goodwill and other intangible assets. While amounts included in the consolidated financial statements reflect management’s best estimates and assumptions, these amounts ultimately could be materially different from the amounts currently provided for in the consolidated financial statements.

Nature of Operations

The Company provides a wide range of commercial and personal property and casualty insurance coverage to small and mid-size businesses and individuals through independent agencies throughout the United States. The Company conducts its business through three operating segments and a corporate segment.

The Company’s Commercial operating segment, with $5,098 of revenues in 2009, offers insurance coverage for commercial multiple peril, commercial automobile, workers compensation, general liability and other commercial risks to small and mid-size businesses.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The Company’s Personal operating segment, with $4,766 of revenues in 2009, uses the Safeco Insurance brand to offer insurance coverage for private passenger automobile, homeowners and other personal property and liability risks to individuals.

The Company’s Surety operating segment, with $801 of revenues in 2009, offers contract and commercial surety bonds to businesses and individuals in all states using the Liberty Mutual Surety and Liberty SuretyFirst brands.

The Company’s Corporate and Other segment reflects the results of external reinsurance, inter-segment reinsurance arrangements, run-off operations, net realized investment gains (losses), unallocated net investment income, and interest and other expenses. See Note 13 — Segment Information for additional detail.

Adoption of New Accounting Standards

Effective January 1, 2009, the Company adopted new guidance for accounting for other-than-temporary impairments, as codified in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 320, Investments — Debt and Equity Securities. This guidance amends the accounting for other-than-temporary impairment of debt securities, requires the establishment of a policy for determining when “credit losses” exist, and provides direction on determining the amount of impairment to be recognized in the statements of operations. The adoption of the new guidance resulted in an increase of $3 (net of tax) to retained earnings and a corresponding decrease to accumulated other comprehensive income (loss) in 2009.

Effective January 1, 2007, the Company adopted the guidance related to uncertainty in income taxes as codified in ASC 740, Income Taxes. The guidance requires companies to recognize the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. The amount recognized is the amount that represents the largest amount of tax benefit that is more than 50% likely of being ultimately realized. A liability is recognized for any benefit claimed, or expected to be claimed, in a tax return in excess of the benefit recorded in the financial statements, along with any interest and penalty (if applicable) on the excess. As of the date of adoption, there was no impact to the total amount of unrecognized tax benefits, and no impact to the related to tax positions that would impact the annual effective rate.

Future Adoption of New Accounting Standards

In June 2009, the FASB issued revised guidance on the accounting for variable interests. The revised guidance, as codified in ASC 810, Consolidations, reflects the elimination of the concept of a qualifying special-purpose entity and replaces the quantitative-based risks and rewards calculation of the previous guidance for determining which company, if any, has a controlling financial interest in a variable interest entity. The revised guidance requires an analysis of whether a company has (1) the power to direct the activities of an entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb the losses that could potentially be significant to the entity or the right to receive benefits from the entity that could potentially be significant to the entity. An entity is required to be re-evaluated as a variable interest entity when the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights to direct the activities that most significantly impact the entity’s economic performance. Additional disclosures are required about a company’s involvement in variable interest entities and an ongoing assessment of whether a company is the primary beneficiary. Additionally, in February 2010, the FASB issued Accounting Standards Update 2010-10, Amendments for Certain Investment Funds, which defers the revised consolidation requirements for a reporting entity’s interest in an entity (1) that has all the attributes of an investment company or (2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies and amends the previous provisions for assessing whether fees paid to a legal entity’s decision maker or service provider are variable

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

interests. The Company adopted this guidance effective January 1, 2010, and the adoption did not have a material impact on the Company.

Investments

Fixed maturity securities classified as available for sale are debt securities that have principal payment schedules, are held for indefinite periods of time, and are used as a part of the Company’s asset/liability strategy or sold in response to risk/reward characteristics, liquidity needs or similar economic factors. These securities are reported at fair value with changes in fair values, net of deferred income taxes, reported in accumulated other comprehensive income (loss).

Equity securities classified as available for sale include common stocks and non-redeemable preferred stocks and are reported at quoted fair values. Changes in the fair values of these securities, net of deferred income taxes, are reflected as unrealized investment gains or losses in accumulated other comprehensive income (loss).

Realized investment gains and losses on sales of investments are recognized in income using the specific identification method. Unrealized losses that are other-than-temporary are recognized as realized investment losses. The Company reviews fixed maturity, public equity securities and private equity securities for impairment on a quarterly basis. Securities are reviewed for both quantitative and qualitative considerations, including, but not limited to: (a) the extent of the decline in fair value below book value, (b) the duration of the decline, (c) significant adverse changes in the financial condition or near term prospects for the investment or issuer, (d) significant changes in the business climate or credit ratings of the issuer, (e) general market conditions and volatility, (f) industry factors, and (g) the past impairment history of the security holding or the issuer.

Effective January 1, 2009 for fixed maturity securities that the Company does not intend to sell or for which it is more likely than not that the Company would not be required to sell before an anticipated recovery in value, the Company separates impairments into credit loss and non-credit loss components. The determination of the credit loss component of the impairment charge is based on management’s best estimate of the present value of the cash flows expected to be collected from the debt security compared to its amortized cost, and is reported as part of net realized investment losses. The non-credit component, the residual difference between the credit impairment component and the fair value, is recognized in accumulated other comprehensive income (loss). The factors considered in making an evaluation of credit versus non-credit other-than-temporary impairment include the following: (a) failure of the issuer of the security to make scheduled interest or principal payments (including the payment structure of the debt security and the likelihood the issuer will be able to make payments that increase in the future), (b) performance indicators of the underlying assets in the security (including default and delinquency rates), (c) vintage, (d) geographic concentration, and (e) industry analyst reports, sector credit ratings, and volatility of the security’s fair value. For equity and fixed maturity securities the Company intends to sell or for which it is more likely than not that the Company will be required to sell before an anticipated recovery in value, the full amount of the impairment (the amount by which amortized cost exceeds fair value) is included in net realized investment losses.

Prior to January 1, 2009 for fixed maturity securities determined to be other-than-temporarily impaired, including securities expected to be sold prior to a full recovery in value, an other-than-temporary impairment charge is recognized in operations as the difference between amortized cost and fair value.

Upon recognizing an other-than-temporary impairment loss, the new cost basis of the investment is the previous amortized cost basis less the other-than-temporary impairment loss recognized in net realized investment losses. The new cost basis is not adjusted for any subsequent recoveries in fair value; however, for

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

fixed maturity securities the difference between the new cost basis and the expected cash flows is accreted to net investment income over the remaining expected life of the investment.

All mortgage-backed securities and asset-backed securities are reviewed for other-than-temporary impairment treatment in accordance with the guidance of ASC 320, Investments — Debt and Equity Securities and ASC 325, Investments — Other.

For mortgage-backed fixed maturity securities, the Company recognizes income using a constant effective yield based on anticipated prepayments over the economic life of the security. The mortgage-backed fixed maturity portfolio is accounted for under the retrospective method and prepayment assumptions are based on market expectations. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments and any resulting adjustment is included in net investment income.

Short-term investments are debt securities with maturities at acquisition between three months and one year, are considered available for sale and are carried at fair value, which approximates amortized cost.

All variable interest entities (“VIEs”) for which the Company is the primary beneficiary are consolidated into the Company’s financial statements.

Limited partnerships and other alternative investments are reported at their equity value with the change in equity included in net investment income. Recognition of limited partnership and other alternative investment income is delayed due to the availability of the related financial statements, as private equity and other funds are generally on a three-month delay. Equity investments in privately held businesses are carried at fair value, which approximates cost where market value data is unavailable for the underlying investment.

Mortgage loans are stated at amortized cost less a valuation allowance for potentially uncollectible amounts.

Cash and Cash Equivalents

Cash equivalents are short-term, highly liquid investments that are both readily convertible into known amounts of cash and so near to maturity that they present insignificant risk of changes in value due to changing interest rates. The Company’s cash equivalents include debt securities purchased with maturities of 90 days or less at acquisition and are carried at amortized cost, which approximates fair value.

Securities Lending

The Company participates in a securities lending program to generate additional income, whereby certain domestic fixed maturity securities are loaned for a short period of time from the Company’s portfolio to qualifying third parties via a lending agent. Terms of the agreement are for borrowers of these securities to provide collateral of at least 102% of the fair value of the loaned securities. Acceptable collateral may be in the form of cash or permitted securities as outlined in the securities lending agreement. The fair value of the loaned securities is monitored and additional collateral is obtained if the fair value of the collateral falls below 102% of the fair value of the loaned securities. Under the terms of the securities lending program, the lending agent indemnifies the Company against borrower defaults. The loaned securities remain a recorded asset in other assets on the Company’s consolidated balance sheets; however, the Company records a liability in other liabilities on the Company’s consolidated balance sheets for the amount of cash collateral held, representing its obligation to return the collateral related to the loaned securities.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Goodwill and Other Intangible Assets

Goodwill is tested for impairment at least annually (performed in the third quarter) using a two-step process. The first step is performed to identify potential impairment by comparing the estimated fair value of the reporting unit to the carrying value. If necessary, the second step is performed for the purpose of measuring the amount of impairment, if any. Impairment is recognized only if the carrying amount is not recoverable from the discounted cash flows using a “market” rate and is measured as the difference between the carrying amount and the implied fair value. Goodwill is tested for impairment at the operating unit level. The Company’s reporting units for goodwill impairment testing are the same as the Company’s operating segments.

Other intangible assets deemed to have a finite useful life are amortized on a straight-line basis over their estimated useful lives, with no residual value. The carrying amount of other intangible assets with a finite useful life is regularly reviewed for indicators of impairment in value. If an indicator of impairment exists, a discounted cash flow model is used and impairment is recognized only if the carrying value of the intangible asset is not recoverable based on the estimated fair value of the asset.

Deferred Policy Acquisition Costs and Acquired In-Force Policy Intangibles

Policy acquisition costs that vary with and are primarily related to the acquisition of new insurance policies are deferred and amortized over the respective policy terms. Deferred policy acquisition costs include commissions, underwriting expenses and premium taxes and are amortized in proportion to earned premiums. Deferred policy acquisition costs are reviewed quarterly for recoverability and investment income is considered in the recoverability assessment. All other acquisition expenses are expensed as they are incurred.

As a result of the Company’s acquisitions of Safeco Corporation and its subsidiaries (“Safeco”) and Ohio Casualty in 2008 and 2007, respectively, the Company recognized intangible assets equal to the fair value of the acquired in-force policies. Amortization of these assets occurred over the remaining respective policy terms and were fully amortized as of December 31, 2009.

Real Estate and Fixed Assets

The cost of buildings, furniture, and equipment are depreciated, principally on a straight-line basis, over their estimated useful lives (a maximum of 39.5 years for buildings, 10 years for furniture, and 3-5 years for equipment) and is included within other assets on the Company’s consolidated balance sheets. Internally developed software is capitalized over its useful life, which is not to exceed 5 years. Expenditures for maintenance and repairs are charged to income as incurred while expenditures for improvements are capitalized and depreciated. Rent expense is recognized on a straight-line basis over the term of the lease including any rent holiday periods. Landlord incentives are deferred as liabilities and amortized over the lease term. As of December 31, 2009 and 2008, the Company had $127 and $122 of property, land and improvements, respectively. Accumulated depreciation expense related to property, land and improvements as of December 31, 2009 and 2008 was $18 and $14, respectively. Depreciation expense related to property, land and improvement for the years ended December 31, 2009, 2008 and 2007 were $4, $2 and $1, respectively. The Company has fixed assets as of December 31, 2009 and 2008 of $151 and $210, respectively. Accumulated depreciation for the Company’s fixed assets as of December 31, 2009 and 2008 was $318 and $321, respectively. For the years ended December 31, 2009, 2008 and 2007, the Company had depreciation expense related to fixed assets of $59, $28 and $20, respectively. Included in the fixed asset amounts is $43 and $44 as of December 31, 2009 and 2008, respectively, of internally developed software with accumulated depreciation of $158 and $119 as of December 31, 2009 and 2008, respectively. Depreciation expense for internally developed software for the years ended December 31, 2009, 2008 and 2007 was $20, $21 and $16, respectively.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Real Estate Held for Sale

In 2009, the Company commenced marketing a data center facility for sale after determining that other properties owned by the Company and its affiliates provide sufficient capacity. The facility has a carrying value of $8 and remains on the market and is included within other assets on the Company’s consolidated balance sheets.

Unpaid Claims and Claim Adjustment Expenses

The Company establishes reserves for unpaid claims and claim adjustment expenses covering events that occurred in 2009 and prior years. These reserves reflect management’s best estimate of the ultimate cost of claims that have been reported but not yet paid and the cost of claims not yet reported, as well as the estimated expenses necessary to settle the claims. Unpaid claims and claim adjustment expense estimates are based on past loss experience modified for current claim trends, as well as prevailing social, economic and legal conditions. Final claim payments, however, may ultimately differ from the established reserves, since these payments might not occur for several years. Unpaid claims and claim adjustment expense estimates are periodically reviewed and updated, and any resulting adjustments are reflected in current operating results. The Company does not discount reserves other than discounting on the long-term indemnity portion of certain workers compensation claims. In establishing unpaid claims and claim adjustment expenses we also take into consideration estimated amounts of, salvage and subrogation and deductibles recoverable from policyholders.

In 2009, the Company changed its method of accounting for the discounting of the long-term indemnity portion of workers compensation claims from tabular discount rates based on insurance regulations as approved by the respective jurisdictions to risk-free discount rates determined by reference to the U.S. Treasury yield curve. The liabilities for losses for most long-term disability payments under workers compensation were discounted at risk free rates in effect when the losses were incurred. Those rates were 3.7%, 4.0% and 4.8% for the years ended December 31, 2009, 2008 and 2007, respectively. The weighted average discount rate for all years was 5.9% at December 31, 2009. The Company believes that the use of a risk-free discount rate is more reflective of market rates being earned on the assets supporting the respective liabilities and is therefore preferable to use rather than the imposed regulatory discount rates. The Company applied this change in method by retrospective application to the prior years’ financial statements.

The cumulative effect of the change in the method of accounting resulted in an increase in the opening balance of retained earnings as of January 1, 2007 of $20, net of tax. As of and for the year ended December 31, 2009, the accounting change resulted in decreases in reinsurance recoverables, deferred income tax liability, and unpaid claims and claim adjustment expenses of $8, $14 and $48, respectively, and an increase in retained earnings of $26 and no impact to claims and claim adjustment expenses, income tax expense and net income. As of and for the year ended December 31, 2008, the accounting change resulted in the following changes: decreases in reinsurance recoverables, deferred income tax liability and unpaid claims and claim adjustment expenses of $9, $14 and $49, respectively, and increases in retained earnings, claims and claim adjustment expenses, income tax expense and net income of $26, $6, $2 and $4, respectively. For the year ended December 31, 2007, the accounting change resulted in the following changes: decreases in claims and claim adjustment expense, income tax expense and net income of $3, $1 and $2, respectively.

Catastrophes can significantly impact the estimation of ultimate costs for unpaid claims and claim adjustment expenses. The estimation of reserves related to catastrophes can be affected by the inability of the Company and its policyholders to access portions of the impacted areas and the nature of the information available to establish the reserves. Other factors complicating the estimation process for catastrophes include determining whether damage was caused by flooding versus wind; evaluating general liability and pollution exposures; estimating additional living expenses; estimating the impact of demand surge, infrastructure disruption, fraud, the effect of mold damage; business interruption costs; and reinsurance collectability. The

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

timing of a catastrophe, such as at or near the end of a reporting period, can also affect the information used to estimate reserves for that reporting period. The estimates related to catastrophes are adjusted as actual claims emerge and additional information becomes available.

Policyholder Dividends

Policyholder dividends are accrued using an estimate of the ultimate amount to be paid in relation to premiums earned based on the underlying contractual obligations. As of December 31, 2009 and 2008, the Company had a liability recorded in other liabilities on the Company’s consolidated balance sheets for dividends declared to policyholders of $24 and $25, respectively.

Certain insurance contracts, primarily workers compensation policies, are issued with dividend plans. The premium related to such policies approximated 1.5%, 2.1%, and 2.7% of premiums earned for the years ended December 31, 2009, 2008, and 2007, respectively. Additionally, certain jurisdictions impose excess profits taxes, which limit the profitability of particular lines of business, and any excess is returned to the policyholder in the form of a dividend.

Premium Revenue Recognition

Premiums earned on insurance policies are generally reported as earned income on a pro-rata basis over the terms of the respective policies as coverage is provided. For insurance policies with variable premiums, premium estimates are reviewed and updated periodically with adjustments reflected in current operating results. Premiums receivables are reported net of an allowance for estimated uncollectible premium amounts. Unearned premiums represent the unexpired portion of the policy premiums.

Reinsurance

All assets and liabilities related to ceded reinsurance contracts are reported net of an allowance for estimated uncollectible reinsurance recoverables. Prospective reinsurance premiums and claims and claim adjustment expenses are accounted for on a basis consistent with the terms of the reinsurance contracts. The Company’s consolidated statements of operations reflect premiums, benefits, and settlement expenses net of reinsurance ceded. Prepaid reinsurance premiums are premiums that are associated with future periods of coverage.

Reinsurance transactions that do not transfer risk are included in other assets or other liabilities. Ceded transactions that transfer risk but are retroactive are included in reinsurance recoverables. The excess of estimated liabilities for claims and claim adjustment expenses over the consideration paid, net of any experience adjustments, is established as a deferred credit at inception. The deferred amounts are subsequently amortized using the effective interest method over the expected settlement period. The periodic amortization is reflected in the Company’s consolidated statements of operations as part of general and administrative expenses.

Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liabilities associated with the reinsured business. The Company evaluates reinsurance collectability and monitors the financial condition of its reinsurers and a provision for uncollectible reinsurance is recorded. Amounts that are determined to be uncollectible are written off against the allowance for estimated uncollectible reinsurance recoverables. Any subsequent collections are reported as part of claims and claim adjustment expenses.

Income Taxes

The income tax provision is calculated under the liability method. The Company recognizes deferred income tax assets and liabilities for the expected future tax effects attributable to temporary differences

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

between the financial statement and tax return bases of assets and liabilities based on enacted tax rates and other provisions of the tax law. The effect of a change in tax laws or rates on deferred tax assets and liabilities is recognized in income in the period in which such change is enacted. Deferred income tax assets are reduced by a valuation allowance if it is more likely than not that all or some portion of the deferred income tax assets will not be realized.

Fee and Other Revenues

Fee and other revenues are primarily comprised of premium installment fees and other miscellaneous revenue from involuntary assigned risk pools that are earned on a pro-rata basis over the term of the related policies.

General and Administrative Expenses

General and administrative expenses are reported net of any portion associated with claims and include expenses associated with the various service agreements with Liberty Mutual and its affiliates (see Note 14 — Related Party Transactions for additional detail), intangible amortization, bad debt expenses, as well as other expenses associated with the Company’s insurance operations and commissions and the net impact of the capitalization of policy acquisition costs. Also included in general and administrative expenses are the Company’s advertising expenses, which are all expensed as incurred. For the years ended December 31, 2009, 2008 and 2007, the Company expensed $23, $6 and $5, respectively, related to advertising.

Insurance-Related Assessments

The Company includes a liability for guaranty fund and other insurance-related assessments in other liabilities. States in which the Company writes business can assess the Company for certain obligations in the event that an insurer in that state becomes insolvent. The states typically assess the Company based on the amount of premium that the Company writes in the state or the amount of losses that the Company has incurred or has paid by its various entities in that state. Liabilities for guaranty fund and other insurance-related assessments are accrued when an assessment is probable, when it can be reasonably estimated, and when the event obligating the entity to pay an imposed or probable assessment has occurred. The assessment is based on future premiums. Liabilities for guaranty funds and other insurance-related assessments are not discounted.

(2)	ACQUISITIONS

Safeco Corporation

On September 22, 2008, the Company completed the acquisition of Safeco. Pursuant to the terms of the purchase agreement, the Company paid cash of $68.25 per share in exchange for all outstanding shares of the Safeco common stock for a total purchase price of $6,244. The results of operations for the acquired business are included in the Company’s consolidated financial statements subsequent to September 22, 2008. In 2008, net income for Safeco subsequent to acquisition was $74. The operations of Safeco were merged into the Company.

The total purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the aggregate fair values was recorded as goodwill. The fair value assigned to identifiable intangible assets acquired was primarily determined using the income approach, which discounts expected cash flows to present value using estimates and assumptions determined by management.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The purchase price allocation based on the opening balance sheet of Safeco was as follows:

Assets:
Total investments	$8,600
Cash and cash equivalents	971
Premium and other receivables	1,071
Reinsurance recoverables	427
Goodwill	2,683
Other assets	1,732

Total assets	$15,484

Liabilities:
Unpaid claims and claim adjustment expenses	$5,332
Unearned premiums	2,301
Long-term debt	505
Other liabilities	1,102

Total liabilities	$9,240

The following table details the intangible assets that resulted from the Safeco acquisition:

	Carrying	Carrying
	Value	Value
	December 31,	December 31,	Opening
	2009	2008	Balance Sheet	Period (Years)	Method

Agency relationship	$564	$605	$616	15	Straight-line
Trademarks	229	229	229	Not subject to amortization	Not subject to amortization
State licenses(1)	60	63	63	Not subject to amortization	Not subject to amortization
Leases	17	14	12	Variable up to 10	Present value mid-year convention

Total intangible assets(2)	$870	$911	$920

(1)	On August 31, 2009 the Company transferred state insurance licenses to an insurance subsidiary of Liberty Mutual for consideration of $3.

(2)	The above table excludes the acquired in-force policy intangible, which is included in deferred policy acquisition costs and acquired in-force policy intangibles on the Company’s consolidated balance sheets. See Note 4 — Deferred Policy Acquisition Costs and Acquired In-Force Policy Intangibles for additional detail.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

For the years ended December 31, 2009 and 2008 the Company recognized amortization expense related to the Safeco acquisition, which is reflected in general and administrative expenses on the consolidated statements of operations as follows:

	2009	2008

Agency relationship	$41	$11
Leases	(3)	(2)

Total amortization	$38	$9

Estimated amortization expense for the years ending December 31, 2010 through 2014 is $42, $42, $43, $44, and $44, respectively.

In connection with the Safeco acquisition, the Company paid an investment bank $10 to assist with the transaction.

The Company incurred certain restructuring and integration costs as a result of the Safeco acquisition. In 2008, the Company’s management approved a plan to restructure and integrate Safeco into the Company’s existing operations. Under this plan, employees were severed, locations closed and contracts terminated for both the acquired Safeco as well as the Company. These actions commenced almost immediately upon closing of the Safeco transaction and continued throughout 2008 and 2009. The integration staffing plans identified staffing levels by department. Redundant positions were identified and eliminated first. Employees whose activities are or would be critical to transition or integration were identified and given retention packages. Employees who were not selected to fill authorized positions were eliminated and received termination benefits. Contract terminations and other transitional activities include costs to consolidate or close facilities or terminate other contracts as well as costs to relocate employees to other facilities. Costs to terminate an operating lease or terminate other contract include costs to terminate the contract before the end of its term and costs that will continue to be incurred under the contract for its remaining term without economic benefit to the Company.

Total integration costs incurred for the years ended December 31, 2009 and 2008 were $65 and $103, of which $42 and $70, respectively, were recognized as assumed liabilities as part of purchase accounting for the acquisition.

	Safeco
	Cumulative and for the Year Ended December 31, 2009
	2008
	Adjustment
	to Opening		Accrued as of			Accrued as of	Expected
	Balance	2008	December 31,	2009	2009	December 31,	Cumulative
	Sheet	Payments	2008	Adjustments	Payments	2009	Costs

Costs included in allocation of purchase price:
Employment Reductions:
Commercial	$3	$—	$3	$—	$(3)	$—	$3
Personal	4	—	4	—	(4)	—	4
Corporate and Other	68	(58)	10	—	(10)	—	68
Contract terminations and other transitional activities:
Corporate and Other	37	(3)	34	—	(12)	22	37

Total included in Allocation of Purchase Price	$112	$(61)	$51	$—	$(29)	$22	$112

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

			Accrued as of			Accrued as of	Expected
	2008	2008	December 31,	2009	2009	December 31,	Cumulative
	Adjustments	Payments	2008	Adjustments	Payments	2009	Costs

Costs included in general and administrative expenses:
Employment Reductions:
Commercial	$6	$—	$6	$8	$(13)	$1	$14
Personal	7	—	7	8	(15)	—	15
Surety	2	—	2	4	(6)	—	6
Contract terminations and other transitional activities:
Commercial	3	—	3	3	(6)	—	6
Personal	2	—	2	—	(2)	—	2
Surety	—	—	—	1	(1)	—	1
Corporate and Other	13	(1)	12	(1)	(6)	5	12

Total costs included in general and administrative expenses	33	(1)	32	23	(49)	6	56
Total Restructuring Costs	$145	$(62)	$83	$23	$(78)	$28	$168

Ohio Casualty Corporation

On August 24, 2007, the Company completed the acquisition of Ohio Casualty. Pursuant to the terms of the purchase agreement, the Company paid cash of $44.00 per share in exchange for all outstanding shares of the Ohio Casualty common stock for a total purchase price of $2,780. Ohio Casualty is presented as a consolidated subsidiary of the Company in its historical financial statements subsequent to August 24, 2007. In 2007 net income for Ohio Casualty subsequent to acquisition was $57. The operations of Ohio Casualty were merged into the Company.

The total purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the aggregate fair values was recorded as goodwill. The fair value assigned to identifiable intangible assets acquired was primarily determined using the income approach, which discounts expected cash flows to present value using estimates and assumptions determined by management.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The purchase price allocation based on the opening balance sheet of Ohio Casualty was as follows:

Assets:
Total investments	$4,176
Cash and cash equivalents	105
Premium and other receivables	396
Reinsurance recoverables	611
Goodwill	1,054
Other assets	581

Total assets	$6,923

Liabilities:
Unpaid claims and claim adjustment expenses	$2,698
Unearned premiums	698
Funds held under reinsurance treaties	113
Long-term debt	207
Other liabilities	427

Total liabilities	$4,143

The following table details the intangible assets that resulted from the Ohio Casualty acquisition:

	Carrying Value	Carrying Value	Opening
	December 31,	December 31,	Balance
	2009	2008	Sheet	Period (Years)	Method

Agency relationship	$132	$140	$150	20	Straight-line
Non-compete agreements	—	1	4	2	Straight-line
Trademarks	33	33	33	Not subject to amortization	Not subject to amortization
State licenses	22	22	22	Not subject to amortization	Not subject to amortization

Total intangible assets(1)	$187	$196	$209

(1)	The above table excludes the acquired in-force policy intangible, which is included in deferred policy acquisition costs and acquired in-force policy intangibles on the consolidated balance sheets. See Note 4 — Deferred Policy Acquisition Costs and Acquired In-Force Policy Intangibles for additional detail.

For the years ended December 31, 2009, 2008 and 2007, the Company recognized amortization expense related to the Ohio Casualty acquisition, which is reflected in general and administrative expenses on the Company’s consolidated statements of operations:

	2009	2008	2007

Agency relationship	$8	$8	$2
Non-compete agreements	1	2	1

Total amortization	$9	$10	$3

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Estimated amortization expense for each of the years ending December 31, 2010 through 2014 is $8 for each period.

In connection with the Ohio Casualty acquisition, the Company paid an investment bank $7 to assist with the transaction.

The Company incurred certain restructuring and integration costs as a result of the Ohio Casualty acquisition. In 2007, the Company’s management approved a plan to restructure and integrate Ohio Casualty into the Company’s existing operations. Under this plan, employees were severed, locations closed and contracts terminated for both the acquired Ohio Casualty as well as the Company. These actions commenced almost immediately upon execution of the Ohio Casualty transaction and continued throughout 2007, 2008 and 2009. The integration plan identified staffing levels by department. Redundant positions were identified and eliminated first. Employees whose activities are or would be critical to transition or integration were identified and given retention packages. Employees who were not selected to fill authorized positions were eliminated and received termination benefits. Contract terminations and other transitional activities include costs to consolidate or close facilities or terminate other contracts as well as costs to relocate employees to other facilities. Costs to terminate an operating lease or terminate other contract include costs to terminate the contract before the end of its term and costs that will continue to be incurred under the contract for its remaining term without economic benefit to the Company.

Total integration costs incurred for the years ended December 31, 2009, 2008 and 2007 were $0, $(1) and $38, of which $0, $0 and $26, respectively, were recognized as assumed liabilities as part of purchase accounting for the acquisition.

	Ohio Casualty
	Cumulative and for the Year Ended December 31, 2009
	2007
	Adjustment		Accrued			Accrued
	to Opening		as of			as of	Expected
	Balance	2007-2008	December 31,	2009	2009	December 31,	Cumulative
	Sheet	Payments	2008	Adjustments	Payments	2009	Costs

Costs included in allocation of purchase price:
Employment Reductions:
Commercial	$1	$(1)	$—	$—	$—	—	$1
Corporate and Other	21	(15)	6	1	(7)	—	22
Contract terminations and other transitional activities:
Corporate and Other	4	(2)	2	(1)	(1)	—	3

Total included in Allocation of Purchase Price	$26	$(18)	$8	$—	$(8)	$—	$26

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

			Accrued			Accrued
			as of			as of	Expected
	2007-2008	2007-2008	December 31,	2009	2009	December 31,	Cumulative
	Adjustments	Payments	2008	Adjustments	Payments	2009	Costs

Costs included in general and administrative expenses:
Employment Reductions:
Commercial	$4	$(4)	$—	$—	$—	$—	$4
Personal	2	(2)	—	—	—	—	2
Surety	1	(1)	—	—	—	—	1
Corporate and Other	1	(1)	—	—	—	—	1
Contract terminations and other transitional activities:
Commercial	2	(2)	—	—	—	—	2
Personal	1	(1)	—	—	—	—	1

Total costs included in general and administrative expenses	11	(11)	—	—	—	—	11
Total Restructuring Costs	$37	$(29)	$8	$—	$(8)	$—	$37

Goodwill

The following table presents the carrying amount of the Company’s goodwill by operating segment as of December 31, 2009 and 2008:

	2009	2008

Commercial	$1,497	$1,497
Personal	988	988
Surety	569	569

Total goodwill	$3,054	$3,054

The Company’s goodwill asset as of December 31, 2009 and 2008 was $3,054, largely consisting of purchase price in excess of net assets relating to the Ohio Casualty and Safeco acquisitions. These acquisitions resulted in significant cost synergies and other benefits throughout Liberty Mutual. Liberty Mutual performed an impairment analysis in the third quarter of 2009 using an income-based approach. Based on that analysis, the fair market value of Liberty Mutual’s Agency Markets business unit exceeded its carrying value and thus no impairment was necessary. However, because the legal entities that gave rise to this goodwill are part of the Company, when the Company prepared these carve-out financial statements it was required under GAAP to record the full amount of the historical goodwill on its consolidated balance sheet and to test that goodwill for the consolidated financial statements at each of the Company’s reporting units (i.e., segments), only taking into account the synergies and benefits realized by each of the Company’s segments, without regard to synergies and benefits realized elsewhere in Liberty Mutual. The Company conducted an impairment analysis on each of the Company’s segments on this required basis in the fourth quarter of 2008, and determined that the carrying value of the goodwill for the Company’s Personal segment exceeded its fair value, and recognized an impairment charge in the Personal segment of $973 in 2008. However the carrying value of goodwill recorded in the consolidated financial statements of Liberty Mutual was unaffected.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Other Intangible Assets

The following table presents the carrying amount of the Company’s other intangible assets by operating segment as of December 31, 2009 and 2008:

	2009	2008

Commercial	$353	$369
Personal	619	649
Surety	85	89

Total intangible assets	$1,057	$1,107

The following table presents a summary of other intangible assets by major asset class as of December 31, 2009 and 2008:

	As of December 31, 2009
	Gross
	Carrying	Accumulated
	Value	Amortization	Net

Intangible assets subject to amortization:
Agency relationship	$766	$(70)	$696
Non-compete agreements	4	(4)	—
Leases	12	5	17
Other	1	(1)	—

Total intangible assets subject to amortization	783	(70)	713
Total intangible assets not subject to amortization(1)	344	—	344

Total other intangible assets	$1,127	$(70)	$1,057

(1)	On August 31, 2009 the Company transferred state insurance licenses to an insurance subsidiary of Liberty Mutual for consideration of $3.

	As of December 31, 2008
	Gross
	Carrying	Accumulated
	Value	Amortization	Net

Intangible assets subject to amortization:
Agency relationship	$766	$(21)	$745
Non-compete agreements	4	(3)	1
Leases	12	2	14
Other	1	(1)	—

Total intangible assets subject to amortization	783	(23)	760
Total intangible assets not subject to amortization	347	—	347

Total other intangible assets	$1,130	$(23)	$1,107

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The following table presents the Company’s amortization expense for other intangible assets by major asset class:

	Years Ended
	December 31,
	2009	2008	2007

Agency relationship	$49	$19	$2
Non-compete agreements	1	2	1
Leases	(3)	(2)	—
Other	—	—	—

Total amortization expense	$47	$19	$3

For each of the years ended December 31, 2010 through 2014 the estimated amortization expense is $50, $50, $51, $52, $52.

Pro Forma Financial Information (Unaudited)

For the year ended December 31, 2008 the pro forma historical results of operations for Safeco are included to reflect a full year of historical Safeco results, including the 2008 pre-acquisition results, and have been combined with the Company’s actual historical results for the year ended December 31, 2008. For the year ended December 31, 2007, the pre-acquisition historical results of operations for Safeco and Ohio Casualty for 2007 are combined with the Company’s historical operations to reflect a full year of results for the Company, Ohio Casualty and Safeco. The pro forma results are not indicative of future results of operations and are included for informational purposes only:

	For the Years Ended
	December 31,
	2008	2007

Total revenues	$11,383	$12,055
Net (loss) income	(689)	1,261

(3)	INVESTMENTS

Components of Net Investment Income

	Years Ended December 31,
	2009	2008	2007

Fixed maturities	$932	$651	$356
Equity securities	28	45	30
Limited partnerships and limited liability companies	(43)	(15)	3
Mortgage loans	14	7	1
Cash and cash equivalent interest	12	27	18
Other investment income	5	8	3

Gross investment income	948	723	411
Investment expenses	(38)	(4)	(6)

Net investment income	$910	$719	$405

Investment expenses incurred for 2008 and 2007 were based on contractually determined amounts pursuant to an investment management contract with Liberty Mutual. The investment expenses in 2009 reflect

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

higher invested asset base due to the acquired investment portfolios and additional investment management expenses with Liberty Mutual.

Components of Net Realized Investment Gains (Losses)

	Years Ended December 31,
	2009	2008	2007

Fixed maturities
Gross realized gains	$42	$20	$16
Gross realized losses	(61)	(121)	(17)
Equities
Gross realized gains	30	7	7
Gross realized losses	(56)	(320)	(11)
Other
Gross realized gains	—	7	—
Gross realized losses	(8)	—	—

Net realized investment losses	$(53)	$(407)	$(5)

Other-Than-Temporary Impairments

The following table summarizes the Company’s other-than-temporary impairments for the years ended December 31, 2009, 2008 and 2007:

	Years Ended December 31,
	2009	2008	2007

Fixed maturities	$(44)	$(61)	$(3)
Equity securities	(53)	(148)	—
Other	(5)	—	—

Total	$(102)	$(209)	$(3)

During the years ended December 31, 2009, 2008, and 2007, proceeds from sales of fixed maturities available for sale were $1,003, $1,426, and $300, respectively. The gross realized gains (losses), respectively, on such sales totaled $36 and $(20) in 2009, $21 and $(60) in 2008, and $4 and $(2) in 2007. Proceeds from sales of equity securities available for sale were $406, $825, and $152, respectively. The gross realized gains (losses), respectively, on such sales totaled $27 and $(3) in 2009, $7 and $(172) in 2008, and $7 and $(11) in 2007.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Components of Change in Net Unrealized Investment Gains (Losses)

	Years Ended December 31,
	2009	2008	2007

Fixed maturities	$1,358	$(684)	$117
Equities	153	(66)	(52)
Other	1	(3)	—

Net change in unrealized investment gains (losses)	1,512	(753)	65
Deferred income taxes	(529)	264	(23)

Net change in unrealized investment gains (losses), net of tax	$983	$(489)	$42

Available for Sale Investments

The gross unrealized gains and losses and fair values of available-for-sale investments as of December 31, 2009 and 2008 are as follows:

	As of December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. government and agency securities	$706	$20	$(1)	$725
Mortgage and asset-backed securities:
Residential	4,730	132	(36)	4,826
Commercial	558	8	(14)	552
Other mortgage and asset-backed securities	920	36	(18)	938
U.S. state and municipal	8,319	464	(41)	8,742
Corporate and other	4,137	224	(36)	4,325
Foreign government securities	18	—	(1)	17

Total fixed maturities	19,388	884	(147)	20,125
Common stock	53	32	—	85
Preferred stock	205	26	(15)	216

Total equity securities	258	58	(15)	301

Total securities available for sale	$19,646	$942	$(162)	$20,426

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

	As of December 31, 2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. government and agency securities	$604	$46	$(1)	$649
Mortgage and asset-backed securities:
Residential	3,162	73	(80)	3,155
Commercial	551	—	(66)	485
Other mortgage and asset-backed securities	792	11	(37)	766
U.S. state and municipal	8,568	93	(405)	8,256
Corporate and other	3,746	38	(295)	3,489
Foreign government securities	18	2	—	20

Total fixed maturities	17,441	263	(884)	16,820
Common stock	282	—	(67)	215
Preferred stock	329	21	(64)	286

Total equity securities	611	21	(131)	501

Total securities available for sale	$18,052	$284	$(1,015)	$17,321

As of December 31, 2009, the Company had $12 of available-for-sale fixed maturity securities that were non-income producing.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

As of December 31, 2009 and 2008, securities carried at $973 and $853, respectively, were on deposit with regulatory authorities as required by law. The Company’s fixed maturity securities portfolio at December 31, 2009 and 2008 included $8,742 and $8,256, respectively, of securities, which were obligations of states, municipalities and political subdivisions (collectively referred to as the municipal bond portfolio). The municipal bond portfolio is diversified across the United States, the District of Columbia and Puerto Rico, and includes general obligation and revenue bonds issued by states, cities, counties, school districts, and similar issuers. The following table shows the geographic distribution of the municipal bond portfolio by state and average credit quality.

	December 31, 2009			December 31, 2008
		Average			Average
	Carrying	Credit		Carrying	Credit
	Value	Rating (1)		Value	Rating (1)

State:
Texas	$1,078	AA	+	$1,038	AA	+
California	739	AA	−	730	A	+
New York	594	AA		609	AA
Florida	586	AA		520	AA
Washington	469	AA		438	AA
Massachusetts	394	AA		361	AA
Illinois	264	AA		255	AA	−
South Carolina	256	AA	−	240	AA	−
Ohio	237	AA		218	AA	+
Pennsylvania	233	AA		216	AA
Other	3,892	AA		3,631	AA

Total	$8,742	AA		$8,256	AA

(1)	For purposes of this disclosure, credit quality is primarily based upon Standard & Poor’s ratings.

The amortized cost and fair value of fixed maturities at December 31, 2009 and 2008, by contractual maturity, are as follows:

	December 31, 2009		December 31, 2008
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due to mature:
One year or less	$557	$565	$355	$352
Over one year through five years	3,335	3,494	3,046	2,975
Over five years through ten years	3,074	3,241	2,759	2,706
Over ten years	6,214	6,509	6,776	6,381
Mortgage and asset-backed securities of government and corporate agencies	6,208	6,316	4,505	4,406

Total fixed maturities	$19,388	$20,125	$17,441	$16,820

Expected maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The following table shows a schedule of the Company’s unrealized losses and fair value by security type and by duration for the individual securities that have been in a continuous unrealized loss position for less than 12 months or 12 months or longer at December 31, 2009:

	Less Than 12 Months		12 Months or Longer
		Fair Value of		Fair Value of
	Unrealized	Investments with	Unrealized	Investments with
	Losses	Unrealized Losses	Losses	Unrealized Losses

U.S. government and agency securities	$(1)	$156	$ (—)	$—
Mortgage and asset-backed securities:
Residential	(6)	545	(30)	188
Commercial	—	38	(14)	206
Other mortgage and asset-backed securities	(5)	126	(13)	42
U.S. state and municipal	(11)	404	(30)	253
Corporate and other	(7)	314	(29)	278
Foreign government securities	(1)	13	—	—

Total fixed maturities	(31)	1,596	(116)	967
Preferred stock	—	—	(15)	94

Total equity securities	—	—	(15)	94

Total securities available for sale	$(31)	$1,596	$(131)	$1,061

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The following table shows a schedule of the Company’s unrealized losses and fair value by security type and by duration that individual securities have been in a continuous unrealized loss position for less than 12 months or 12 months or longer at December 31, 2008:

	Less Than 12 Months		12 Months or Longer
		Fair Value of		Fair Value of
	Unrealized	Instruments with	Unrealized	Instruments with
	Losses	Unrealized Losses	Losses	Unrealized Losses

U.S. government and agency securities	$(1)	$14	$—	$—
Mortgage and asset-backed securities:
Residential	(68)	306	(12)	62
Commercial	(56)	391	(10)	81
Other mortgage and asset-backed securities	(34)	239	(3)	17
U.S. state and municipal	(330)	4,403	(75)	373
Corporate and other	(192)	2,217	(103)	305
Foreign government securities	—	—	—	—

Total fixed maturities	(681)	7,570	(203)	838
Common stock	(10)	52	(57)	160
Preferred stock	(24)	137	(40)	63

Total equity securities	(34)	189	(97)	223

Total securities available for sale	$(715)	$7,759	$(300)	$1,061

The Company monitors the difference between the amortized cost and estimated fair value of investments to ascertain whether declines in value are temporary in nature. Based on that evaluation and the Company’s ability and intent to hold these investments for a reasonable period of time sufficient for a recovery of fair value, the Company views the decline in market value of these investments as being temporary. More than 83% of the Company’s securitized portfolio at December 31, 2009 was explicitly backed by the U.S. government (GNMA and SBA) or by government-sponsored entities (FHLMC and FNMA). Over 94% of these holdings remained rated AAA. At December 31, 2009, the commercial mortgage backed securities portfolio was well diversified and of high quality with over 85% rated AA or above.

As of December 31, 2009, no single issuer, excluding U.S. Treasuries, agency securities and mortgage-backed securities, accounted for more than 1% of invested assets.

Variable Interest Entities

The Company invests in private equity and real estate limited partnerships and other entities subject to VIE analysis under the VIE subsections of ASC 810. The Company analyzes each investment to determine whether it is a VIE, and if so, whether the Company is the primary beneficiary or a significant interest holder based on a qualitative and quantitative assessment. The Company evaluates the design of the entity, the risks to which the entity was designed to expose the variable interest holder, and the extent of the Company’s variable interest in the VIE. VIEs in which the Company is not the primary beneficiary but holds a variable interest, are accounted for under the equity method in accordance with ASC 323, Investments — Equity Method and Joint Ventures.

The Company’s variable interests in investment VIEs are principally private equity limited partnerships in which the Company has invested as a passive limited partner. The partnerships were deemed to be VIEs

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

because the equity holders as a group lack the power to direct the activities that most significantly impact the respective entity’s economic performance. The VIEs generate variability primarily from investment portfolio performance and that variability is passed to equity holders. For these VIEs, the Company absorbs a portion, but not a majority, of this variability. The Company does not have unconsolidated VIEs in which it has a significant variable interest as of December 31, 2009 and 2008. Further, the Company is not the primary beneficiary of any of its limited partnership VIEs. Limited partnership assets are included in other investments on the Company’s consolidated balance sheets. The unfunded commitment of VIEs also is included in the total unfunded commitment disclosure in Note 11 — Commitments and Contingent Liabilities. There is no recourse to the general credit of the Company for any VIE beyond the full amount of the Company’s loss exposure.

The Company is considered to be the primary beneficiary of the financial results of Montgomery Mutual Insurance Company, National Insurance Association, America First Lloyd’s Insurance Company, American States Lloyds Insurance Company and Safeco Lloyds Insurance Company. As a result, these entities are consolidated as part of the Company’s consolidated financial statements.

Securities Lending

As of December 31, 2009 and 2008, the fair values of fixed maturities loaned by the Company were approximately $544 and $263, respectively. Cash and short-term investments received as collateral in connection with the loaned securities were approximately $428 and $183 as of December 31, 2009, and 2008, respectively. The fair value of other investments received as collateral in connection with the loaned securities was approximately $136 and $89 as of December 31, 2009 and 2008, respectively.

Investments in Mortgage Loans

At December 31, 2009 and 2008, the carrying values of commercial mortgage loans were $271 and $201, respectively. The carrying value for 2009 reflects an allowance of $1. As of December 31, 2009, the Company did not hold any material non-income producing mortgage loans. The Company’s participation in any one commercial mortgage loan acquired did not exceed 49% of the loan value at December 31, 2009. As of December 31, 2009, the average total loan size was $1.5 and the average loan participation size was $0.1. The number of loans in the portfolio increased from 2,257 at December 31, 2008, to 2,469 at December 31, 2009. At December 31, 2009 approximately 91% of the loans were full or partial recourse to the borrower.

(4)	DEFERRED POLICY ACQUISITION COSTS AND ACQUIRED IN-FORCE POLICY INTANGIBLES

The following reflects the policy acquisition costs and acquired in-force policy intangibles deferred for amortization against future income and related amortization charged to income:

	Years Ended December 31,
	2009	2008	2007

Balance at beginning of year	$1,042	$629	$432
Acquisition costs deferred	2,420	1,606	1,089
Acquired in-force policy intangible (1)	—	471	164
Amortization charged to income	(2,392)	(1,664)	(1,056)

Balance at end of year	$1,070	$1,042	$629

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

(1)	For 2008, the acquired in-force policy intangibles were recognized in conjunction with the Company’s purchase of Safeco on September 22, 2008. For 2007, the acquired in-force policy intangibles were recognized in conjunction with the Company’s purchase of Ohio Casualty on August 24, 2007.

(5)	UNPAID CLAIMS AND CLAIM ADJUSTMENT EXPENSES

The Company establishes reserves for payment of claims and claim adjustment expenses that arise from the policies issued. As required by applicable accounting rules, no reserves are established until losses occur, including losses from catastrophes. The Company’s reserves are segmented into three major categories: reserves for reported claims (estimates made by claims adjusters); incurred but not reported (“IBNR”) representing reserves for unreported claims and supplemental reserves for reported claims; and reserves for the costs to settle claims. The Company establishes its reserves net of salvage and subrogation by line of business or coverage and year in which losses occur.

Establishing loss reserves, including loss reserves for catastrophic events that have occurred, is an estimation process. Many factors can ultimately affect the final settlement of a claim and, therefore, the necessary reserve. Changes in the law, results of litigation, medical costs, the costs of repair materials, and labor rates can all affect ultimate claim costs. In addition, time can be a critical part of reserving determinations since the longer the span between the incidence of a loss and the payment or settlement of the claim, the more variable the ultimate settlement can be. Accordingly, “short-tail” claims, such as property damage claims, tend to be easier to estimate than “long-tail” claims, such as workers compensation or general liability claims.

As information develops that varies from past experience, provides additional data or, in some cases, augments data that previously was not considered sufficient for use in determining reserves, changes in the Company’s estimate of ultimate liabilities may be required. The effects of these changes are reflected in current operating results.

Activity in unpaid claims and claim adjustment expenses of the Company are summarized as follows:

	2009	2008	2007

Balance as of January 1	$12,651	$7,307	$4,327
Less: unpaid reinsurance recoverables	1,517	1,158	620

Net balance as of January 1	11,134	6,149	3,707
Balance attributable to acquisitions	—	4,928	2,128
Incurred attributable to:
Current year	6,859	4,818	2,913
Prior years	(702)	(492)	(312)

Total incurred	6,157	4,326	2,601
Paid attributable to:
Current year	3,443	2,414	1,223
Prior years	3,161	1,855	1,064

Total paid	6,604	4,269	2,287
Add: unpaid reinsurance recoverables	1,366	1,517	1,158

Balance as of December 31	$12,053	$12,651	$7,307

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

In 2009, incurred attributable to prior years represented a release of $702 and was primarily attributable to actual losses emerging at levels lower than expected and lower than expected severity trends within the commercial multiple peril and commercial automobile product lines. Additionally, there was significant favorable loss development attributable to prior years in the general liability product line, driven by moderate severity and favorable frequency trends. In 2009, there were also favorable trends in private passenger automobile bodily injury claims resulting in improved estimates driven, in large part, by moderate severity and favorable frequency trends across multiple accident years.

In 2008, incurred attributable to prior years represented a release of $492 and was primarily attributable to actual losses emerging at levels lower than expected and moderate severity trends within the commercial multiple peril and commercial automobile product lines. Additionally, the Company experienced better than expected loss development in the general liability product line primarily driven by moderate severity and favorable frequency trends.

In 2007, incurred attributable to prior years represented a release of $312 and was primarily attributable to actual losses emerging at levels lower than expected and moderate severity trends within the commercial multiple peril and commercial automobile product lines. Additionally, the Company experienced better than expected loss development in the general liability product line primarily driven by moderate severity and favorable frequency trends.

The Company writes insurance policies that cover catastrophic events. The Company’s policies cover unpredictable natural and other disasters, such as hurricanes, windstorms, earthquakes, floods, fires, terrorist attacks, and explosions. Although the Company purchases reinsurance to mitigate its exposure to certain catastrophic events, claims from catastrophic events could cause substantial volatility in its financial results for any fiscal year and have a material adverse effect on its financial condition. Catastrophes are an inherent risk of the property-casualty insurance business and have contributed to material period-to-period fluctuations in the Company’s results of operations and financial position. The level of catastrophe losses experienced in any period cannot be predicted and can be material to the results of operations and financial position of the Company. Catastrophe losses incurred during the years ended December 31, 2009, 2008 and 2007, were $445, $350 and $90, respectively.

Included in the claims and claim adjustment expense reserves are certain reserves discounted to the present value of estimated future payments. The held discounted reserves on the long-term indemnity portion of workers compensation claims as of December 31, 2009 and 2008, were $335 and $315, respectively and the held undiscounted reserves on these unpaid workers compensation claims were $510 and $492, respectively.

For certain commercial lines of insurance, the Company offers insurance policies with variable premium whereby the ultimate insurance premium is dependent upon the claims incurred. At December 31, 2009 and 2008, the Company held $414 and $395, respectively, of unpaid claims and claim adjustment expense reserves related to experience-rated policies. For the years ended December 31, 2009, 2008, and 2007, the Company recognized premiums earned related to prior years of $3, $0, and $(2), respectively.

Unpaid claims and claim adjustment expenses are recorded net of anticipated salvage and subrogation of $477 and $470 as of December 31, 2009 and 2008, respectively.

(6)	ASBESTOS AND ENVIRONMENTAL RESERVES

The Company has exposure to asbestos and environmental claims that emanate principally from general liability policies written prior to the mid-1980’s. In establishing the Company’s asbestos and environmental reserves, the Company estimates case reserves for anticipated losses and bulk reserves for claim adjustment expenses and IBNR. The Company maintained casualty excess of loss reinsurance during certain of the

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

relevant periods. The reserves include any reserves reported by ceding insurers on assumed reinsurance contracts. The Company does not discount asbestos and environmental reserves.

The process of establishing reserves for asbestos and environmental claims is subject to greater uncertainty than the establishment of reserves for liabilities relating to other types of insurance claims. A number of factors contribute to this greater uncertainty surrounding the establishment of asbestos and environmental reserves, including, without limitation: (i) the lack of available and reliable historical claims data as an indicator of future loss development, (ii) the long waiting periods between exposure and manifestation of any bodily injury or property damage, (iii) the difficulty in identifying the source of asbestos or environmental contamination, (iv) the difficulty in properly allocating liability for asbestos or environmental damage, (v) the uncertainty as to the number and identity of insureds with potential exposure, (vi) the cost to resolve claims, and (vii) the collectability of reinsurance.

The uncertainties associated with establishing reserves for asbestos and environmental claims and claim adjustment expenses are compounded by the differing, and at times inconsistent, court rulings on environmental and asbestos coverage issues involving: (i) the differing interpretations of various insurance policy provisions and whether asbestos and environmental losses are or were ever intended to be covered, (ii) when the loss occurred and what policies provide coverage, (iii) whether there is an insured obligation to defend, (iv) whether a compensable loss or injury has occurred, (v) how policy limits are determined, (vi) how policy exclusions are applied and interpreted, (vii) the impact of entities seeking bankruptcy protection as a result of asbestos-related liabilities, (viii) whether clean-up costs are covered as insured property damage, and (ix) applicable coverage defenses or determinations, if any, including, the determination as to whether or not an asbestos claim is a products/completed operation claim subject to an aggregate limit and the available coverage, if any, for that claim. These uncertainties cannot be reasonably estimated, but could have a material impact on the Company’s future operating results and financial condition.

In the last few years the Company, as well as the general industry, has seen decreases in the number of asbestos claims being filed. This turn to a more favorable trend is due to a number of factors. Screening activity used by some lawyers to find new plaintiffs utilized questionable practices discovered in the Federal Silica Multi District Litigation. Court decisions in several key states (e.g., Mississippi) have been favorable to defendants. Most importantly, several states have enacted legislation in the past few years that contain medical criteria provisions aimed at reducing the number of lawsuits filed by unimpaired plaintiffs and providing prompt and fair compensation to those who meet the criteria.

These reserves are reviewed biennially by a multi-disciplined team of internal claims, legal, reinsurance and actuarial personnel. Each legacy line of business was reviewed upon its acquisition by Liberty Mutual, and biennially thereafter by Liberty Mutual. Once these reviews are completed, reserves are trued up to the estimates for ultimate unpaid claims and claim adjustment expenses. Various benchmarks such as average payments, survival ratios, payments on known claims and newly reported claims are reviewed to ensure held reserve balances remain reasonable.

While the periodic review of asbestos and environmental claims and associated liabilities considers the inconsistencies of court decisions as to coverage, plaintiffs’ expanded theories of liability and the risks inherent in complex litigation and other uncertainties, it is possible that the outcome of the continued uncertainties regarding these claims could result in liability in future periods that differs materially from current reserves.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The following tables summarize the activity related to the Company’s asbestos and environmental claims and claim adjustment expenses, a component of the Company’s unpaid claims and claim adjustment expenses, for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007

Asbestos:
Balance as of January 1	$347	$75	$21
Less: unpaid reinsurance recoverables	54	17	7

Net balance as of January 1	293	58	14
Balance attributable to acquisitions	—	234	45
Total incurred	(3)	6	—
Total paid	23	5	1

Net balance as of December 31	267	293	58
Add: unpaid reinsurance recoverables	47	54	17

Balance as of December 31	314	347	75
Allowance for reinsurance on unpaid losses	8	—	—

Total unpaid losses including allowance for unpaid reinsurance	$322	$347	$75

	2009	2008	2007

Environmental:
Balance as of January 1	$169	$93	$24
Less: unpaid reinsurance recoverables	19	4	10

Net balance as of January 1	150	89	14
Balance attributable to acquisitions	—	83	33
Total incurred	6	(5)	49
Total paid	16	17	7

Net balance as of December 31	140	150	89
Add: unpaid reinsurance recoverables	20	19	4

Balance as of December 31	$160	$169	$93

(7)	REINSURANCE

In the ordinary course of business, the Company assumes reinsurance and also cedes reinsurance to other insurers to reduce overall risk, including exposure to large losses and catastrophic events.

The Company cedes to reinsurers a portion of its risks and pays premiums based on the risk and exposure of the policies subject to this reinsurance. Reinsurance involves credit risk and is generally subject to aggregate loss limits. Although the reinsurer is liable to the extent of the reinsurance ceded, the Company remains liable as the direct insurer on all risks reinsured. The Company also holds collateral, including escrow funds and letters of credit, under reinsurance agreements. The Company monitors the financial condition of its reinsurers on an ongoing basis. Reinsurers are selected based on their financial condition, business practices and appropriate pricing of their product offerings. The limit of liability placed with any one reinsurer is restricted at an individual program level and for the reinsurer in total. The Company has crafted specific

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

reinsurance contract language to assist in mitigating credit risk and/or addressing it when there are indications that the financial position of a reinsurer may be changing.

A summary of the effects of reinsurance financial data reflected within the consolidated statements of operations is presented below:

	For the Years Ended December 31,
	2009		2008		2007
	Written	Earned	Written	Earned	Written	Earned

Direct	$10,142	$10,221	$6,715	$6,715	$4,177	$4,114
Assumed	454	457	442	440	389	371
Ceded	(448)	(695)	(453)	(242)	(159)	(160)

Net premiums	$10,148	$9,983	$6,704	$6,913	$4,407	$4,325

	For the Years Ended December 31,
	2009	2008	2007

Claims and claim adjustment expenses
Direct	$6,279	$4,343	$2,513
Assumed	151	206	149
Ceded	(273)	(223)	(61)

Net	$6,157	$4,326	$2,601

A summary of reinsurance financial data reflected within the consolidated balance sheets is presented below:

	As of December 31,
	2009	2008

Unpaid claims and claim adjustment expenses
Direct	$10,952	$11,516
Assumed	1,101	1,135
Ceded	(1,366)	(1,517)

Net	$10,687	$11,134

	As of December 31,
	2009	2008

Unearned premiums
Direct	$4,428	$4,606
Assumed	230	231
Ceded	(53)	(297)

Net	$4,605	$4,540

The Company entered into a Homeowners Quota Share Treaty on a written premium basis effective December 31, 2008, ceding 31.725% of the Company’s homeowners premium. The Company had $226 and $224 of written premium and $450 and $0 of earned premium associated with this contract for the years ended December 31, 2009 and 2008, respectively. Claims and claim adjustment expenses associated with the contract

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

were $281 and $0 for the years ended December 31, 2009 and 2008, respectively. Associated with the contract, the Company charged a ceding commission of $68 and $67 for the years ended December 31, 2009 and 2008, respectively. Unearned premium associated with the contract as of December 31, 2009 and 2008 was $0 and $224, respectively. Unpaid claims and claim adjustment expenses associated with the contract as of December 31, 2009 and 2008 was $84 and $0, respectively. The contract terminated on December 31, 2009.

The following table summarizes the Company’s reinsurance recoverables as of December 31, 2009:

	Reinsurance	Collateral	Net
	Recoverables	Held	Recoverables

A.M. Best Rated Reinsurers	$1,164	$205	$959
Involuntary pools	259	—	259
Voluntary pools	8	—	8
Other(1)	124	17	107

Gross recoverables	1,555	222	1,333
Less: allowance	75	—	75

Net recoverables	$1,480	$222	$1,258

(1)	Includes $98 of net recoverables from non-rated reinsurers and $9 of net recoverables from captive and program business.

The Company had significant reinsurance recoverable concentrations as of December 31, 2009, net of offsetting collateral under the contracts, as follows:

Reinsurance Recoverables, Net of Offsetting Collateral

Swiss Reinsurance Group	$288
Liberty Mutual Group	179
Berkshire Hathaway Insurance Group	140
Munich Re Group	89
Equitas Insurance Limited	48
PartnerRe Group	42
American International Group Inc.	24
Chubb Group of Insurance Companies	22
Everest Re Group	22
White Mountains Insurance Group	22

Total significant reinsurers	$876

The reinsurance recoverables from state-mandated involuntary pools and associations represent the Company’s servicing carrier business. As a servicing carrier, the Company retains no direct underwriting risk but instead cedes 100% of the involuntary market premium and losses back to the pool. Payment of losses is shared by the pool participants in proportion to their pool participation. Reinsurer credit risk with respect to any such involuntary pool or association is a function of the creditworthiness of all of the pool participants, jointly and severally.

The Company is party to an assumed retroactive reinsurance arrangement. At December 31, 2009 and 2008, cumulative incurred losses related to these reinsurance arrangements were $76 and $65, respectively,

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

and are included in other liabilities within the Company’s consolidated balance sheets. There are no reinsurance recoverables related to these transactions.

For the years ended December 31, 2009, 2008 and 2007, the Company collected $333, $193 and $179 related to reinsurance recoveries.

The Company has numerous reinsurance agreements in place with affiliates; see Note 14 — Related Party Transactions for additional detail. The Company uses affiliated reinsurance principally for property catastrophe and workers compensation coverage. For the years ended December 31, 2009, 2008 and 2007, respectively, the Company ceded $60, $75 and $45, respectively, of premiums earned to Liberty Mutual and ceded incurred claims and claim adjustment expense of $16, $85 and $(8), respectively. Included in the reinsurance recoverable balance as of December 31, 2009 and 2008 are $179 and $262, respectively, of recoverables from Liberty Mutual’s insurance subsidiaries.

The Company is also a member of various involuntary pools and associations and serves as a servicing carrier for residual market organizations. Revenue related to the servicing carrier included in fee and other revenues for the years ended December 31, 2009, 2008 and 2007, respectively, were $6, $9 and $12.

On November 26, 2002, the Terrorism Risk Insurance Act of 2002 was enacted into Federal law and established the Terrorism Risk Insurance Program (the “Program”), a temporary Federal program in the Department of the Treasury, that provides for a system of shared public and private compensation for certain insured losses resulting from acts of terrorism or war committed by or on behalf of a foreign interest. The Program was scheduled to terminate on December 31, 2005. Through two subsequent acts, the Program was extended through 2014. The three acts are hereinafter collectively referred to as “the Terrorism Acts.”

In order for a loss to be covered under the Program (subject losses), the loss must meet certain aggregate industry loss minimums and must be the result of an event that is certified as an act of terrorism by the U.S. Secretary of the Treasury. The annual aggregate industry loss minimum is $100 through 2014. The original Program excluded from participation certain of the following types of insurance: Federal crop insurance, private mortgage insurance, financial guaranty insurance, medical malpractice insurance, health or life insurance, flood insurance, and reinsurance. The Terrorism Extension Act exempted from coverage certain additional types of insurance, including commercial automobile, professional liability (other than directors and officers), surety, burglary and theft, and farm-owners multiple peril. In the case of a war declared by Congress, only workers compensation losses are covered by the Terrorism Acts. The Terrorism Acts generally require that all commercial property casualty insurers licensed in the United States participate in the Program. Under the Program, a participating insurer is entitled to be reimbursed by the Federal Government for 85% of subject losses, after an insurer deductible, subject to an annual cap.

The deductible for any calendar year is equal to 20% of the Company’s insurer affiliates direct earned premiums for covered lines for the preceding calendar year. The Company estimates the deductible for its insurer affiliates’ (including the insurance affiliates of Liberty Mutual) commercial policies subject to the Terrorism Acts (the aggregate amount the Company’s insurer affiliates, which, pursuant to the Terrorism Act, includes the Company’s insurer affiliates within the mutual aggregate deductible that are not directly or indirectly owned or controlled by the Company, will have to pay before the Federal backstop becomes available) to be $1,757 for 2010. The annual cap limits the amount of aggregate subject losses for all participating insurers to $100,000. Once subject losses have reached the $100,000 aggregate during a program year, participating insurers will not be liable under the Program for additional covered terrorism losses for that program year. The Company has had no terrorism-related losses since the Program was established. Because the Terrorism Acts are relatively new and their interpretation is untested, there is substantial uncertainty as to how they will be applied to specific circumstances. It is also possible that future legislative action could change the Terrorism Acts. Further, given the unpredictable frequency and severity of terrorism losses, as well

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

as the limited terrorism coverage in the Company’s own reinsurance program, future losses from acts of terrorism, particularly “unconventional” acts of terrorism involving nuclear, biological, chemical or radiological events, could be material to the Company’s operating results, financial position and/or liquidity in future periods. The Company will continue to manage this type of catastrophic risk by monitoring and controlling terrorism risk aggregations to the best of its ability.

(8)	DEBT OUTSTANDING

Debt Transactions

As part of the Safeco and Ohio Casualty acquisitions, the Company acquired the debt on each of the respective balance sheets for Safeco and Ohio Casualty. See Note 2 — Acquisitions for additional detail. On December 29, 2008, the following transactions occurred:

•	Liberty Mutual exchanged $281 of the outstanding $300 Safeco 4.875% Senior Notes due 2010 for a like principal amount of newly issued Liberty Mutual 4.875% Senior Notes due 2010.

•	Liberty Mutual exchanged $187 of the outstanding $204 Safeco 7.25% Senior Notes due 2012 for a like principal amount of newly issued Liberty Mutual 7.25% Senior Notes due 2012.

•	Liberty Mutual exchanged $180 of the outstanding $200 Ohio Casualty 7.30% Senior Notes due 2014 for a like principal amount of newly issued Liberty Mutual 7.30% Senior Notes due 2014.

Safeco and Ohio Casualty received and accepted the requisite consents from existing debt holders to enable each to execute a supplemental indenture governing the Safeco and Ohio Casualty Senior Notes that remain outstanding. The supplemental indenture eliminated substantially all restrictive covenants and eliminated or modified certain events of default. Safeco and Ohio Casualty are named as guarantors of the newly issued Liberty Mutual Senior Notes that replace their respective debt. Liberty Mutual and one of its subsidiaries, LMHC Massachusetts Holdings, Inc., are also named as guarantors on each of the newly issued Liberty Mutual Senior Notes. As a result of this transaction, $648 of debt that was previously a liability for the Company’s subsidiaries was extinguished and no gain or loss was recognized as the carrying value approximated fair value. In conjunction with this transaction, Safeco and Ohio Casualty issued preferred stock to Liberty Mutual. See Note 12 — Stockholders’ Equity and Dividend Availability for further discussion of the preferred stock issuance.

As of December 31, 2009 and 2008, the Company had short-term debt of $19 and $0, respectively. The $19 relates to the 4.875% Note that is due in 2010.

Long-term debt outstanding of the Company as of December 31, 2009 and 2008 was as follows:

	2009	2008

4.875% Notes, due 2010	$—	$19
7.25% Notes, due 2012	17	17
7.30% Notes, due 2014	20	20
Capital lease (1)	21	25

Subtotal	58	81
Unamortized fair value adjustments	1	1

Total long-term debt excluding current maturities	$59	$82

(1)	Capital lease amounts represents a net amount that includes a gross asset of $25 as of December 31, 2009 and 2008 and accumulated amortization as of December 31, 2009 and 2008 of $4 and $0, respectively.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Interest

The Company paid $4, $25 and $7 of interest in 2009, 2008, and 2007, respectively.

Capital Lease

In 2008, the Company entered into an arrangement to sell and leaseback certain furniture and equipment. The weighted average interest rate on the lease is 5.23%. The transactions are accounted for as capital leases. The Company recorded a deferred gain on the transaction of $6 that is being amortized over the life of the agreement. Amortization of the lease obligation for December 31, 2009 and 2008 was $4 and $0, respectively. As of December 31, 2009, our amortization of the lease obligation under the sale lease back arrangement through maturity is $5 for 2010, $5 for 2011, $5 for 2012, $5 for 2013 and $1 for 2014.

Line of Credit Agreements

The Company has revolving loan agreements with Liberty Mutual in the amount of $500 that expire on May 22, 2011, and $130 that expires on November 8, 2012. To date, no funds have been borrowed under the facility.

(9)	INCOME TAXES

The Company joins in the filing of a consolidated U.S. Federal income tax return through Liberty Mutual. The majority of the Company’s operations are taxed in the United States. Pursuant to a tax sharing agreement among the Company and each of its subsidiary companies and Liberty Mutual, the consolidated tax liabilities are allocated to each company based on its separate return tax liability. Tax benefits are allocated to each company for its portion of net operating losses and tax credit carry forwards in the year they are used by the consolidated group. Intercompany tax balances are settled quarterly.

The components of Federal and state income tax expense (benefit) are as follows:

Years Ended December 31,	2009	2008	2007

Current tax expense:
Federal	$339	$249	$138
State	4	3	2

Total current tax expense	343	252	140
Total Federal deferred tax expense (benefit)	34	(174)	27

Income tax expense	$377	$78	$167

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

A reconciliation of the income tax expense attributable to continuing operations computed at U.S. Federal statutory tax rates to the income tax expense as included in the Company’s consolidated statements of operations follows:

Years Ended December 31,	2009	2008	2007

Expected Federal income tax expense (benefit)	$483	$(170)	$190
Tax effect of:
Nontaxable investment income	(120)	(89)	(31)
Non-deductible Goodwill	—	341	—
Revision to estimates	—	(9)	14
State	4	3	2
Other	10	2	(8)

Actual income tax expense	$377	$78	$167

The current income tax payable was $132 and $6 as of December 31, 2009 and 2008, respectively, and is included in other liabilities in the consolidated balance sheets.

The significant components of the deferred income tax assets and liabilities as of December 31, are summarized as follows:

	2009	2008

Deferred tax assets:
Unpaid claims discount	$386	$384
Unearned premium reserves	326	339
Employee benefits/compensation	44	65
Other investment related items	166	164
Net unrealized losses and other-than-temporary impairments	—	311
Capital loss tax attribute	20	—
State insurance assessments	10	27
Other	65	49

Subtotal	1,017	1,339
Less: valuation allowance	—	—

Total deferred tax assets	1,017	1,339
Deferred tax liabilities:
Deferred acquisition costs	375	365
Net unrealized gains	225	—
Goodwill	108	98
Intangibles	395	398
Other	29	32

Total deferred tax liabilities	1,132	893

Net deferred tax (liabilities) assets	$(115)	$446

Based on the assumption that future levels of income will be achieved, management believes it is more likely than not the deferred tax assets at December 31, 2009 and 2008 will be realized.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The Internal Revenue Service (“IRS”) has completed its review of the Company’s Federal income tax returns through the 1998 tax year and is currently reviewing income tax returns for the 1999 through 2007 tax years. Any adjustments that may result from the IRS examinations of these income tax returns are not expected to have a material impact on the financial position, liquidity, or results of operations of the Company. The IRS has completed its review of the pre-acquisition Federal income tax returns of Ohio Casualty and Safeco through the 2006 and 2003 tax years, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2008	$2
Reductions for tax positions of prior years	(1)
Increases in unrecognized tax benefits acquired or assumed in a business combination	5

Balance at December 31, 2008	6
Additions for tax positions of prior years	17
Reductions for tax positions of prior years	(15)
Settlements	(2)

Balance at December 31, 2009	$6

Included in December 31, 2009 and 2008 balances above are $6 related to tax positions that would impact the effective tax rate.

The Company recognizes interest and penalties related to unrecognized tax benefits in Federal and state income tax expense. During the years ended December 31, 2009, 2008, and 2007, the Company recognized approximately $3, $0, and $0 in interest and penalties. The Company had approximately $6 and $3 of interest and penalties accrued at December 31, 2009 and 2008, respectively.

The Company does not expect any material changes to the unrecognized tax benefits within 12 months of the reporting date.

(10)	FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 820 establishes a framework for measuring fair value and disclosures about fair value measurements. It provides guidance on how to measure fair value when required under existing accounting standards and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels (“Level 1, 2 and 3”). Level 1 inputs are observable inputs that reflect quoted prices for identical assets in active markets the Company has the ability to access at the measurement date. Level 2 inputs are observable inputs, other than quoted prices included in Level 1, for the asset. Level 3 inputs are unobservable inputs reflecting the Company’s estimates of the assumptions that market participants would use in pricing the asset (including assumptions about risk).

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The hierarchy requires the use of market observable information when available for assessing fair value. The following tables summarize the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2009 and 2008:

Assets, at Fair Value as of December 31, 2009	Level 1	Level 2	Level 3	Total

Fixed maturities, available for sale:
U.S. government and agency securities	$613	$82	$30	$725
Mortgage and asset-backed securities:
Residential	—	4,820	6	4,826
Commercial	—	537	15	552
Other mortgage and asset-backed securities	—	890	48	938
U.S. state and municipal	—	8,729	13	8,742
Corporate and other	—	4,133	192	4,325
Foreign government securities	—	17	—	17

Total fixed maturities, available for sale	613	19,208	304	20,125
Equity securities, available for sale:
Common stock	41	42	2	85
Preferred stock	—	215	1	216

Total equity securities, available for sale	41	257	3	301
Short-term investments	107	—	2	109

Total assets at fair value	$761	$19,465	$309	$20,535

Assets, at Fair Value as of December 31, 2008	Level 1	Level 2	Level 3	Total

Fixed maturities, available for sale:
U.S. government and agency securities	$495	$139	$15	$649
Mortgage and asset-backed securities:
Residential	—	3,150	5	3,155
Commercial	—	474	11	485
Other mortgage and asset-backed securities	—	723	43	766
U.S. state and municipal	—	8,247	9	8,256
Corporate and other	—	3,264	225	3,489
Foreign government securities	—	20	—	20

Total fixed maturities, available for sale	495	16,017	308	16,820
Equity securities, available for sale
Common stock	—	189	26	215
Preferred stock	—	285	1	286

Total equity securities, available for sale	—	474	27	501
Short-term investments	1	381	—	382

Total assets at fair value	$496	$16,872	$335	$17,703

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Fixed maturities and short-term investments are recorded at fair value in the Company’s consolidated financial statements. In instances where there are quoted prices in active markets for identical fixed maturities and short term investments, as is the case within the U.S. Treasury market, these securities are categorized as Level 1 of the fair value hierarchy. For securities where the fair value of fixed maturity and short-term securities are estimated using recently executed transactions, market price quotations, bond spreads, or models that have inputs from published interest rate yield curves, these securities are generally categorized as Level 2 of the hierarchy. Additionally, in some instances where fixed maturity and short-term securities use significant inputs that are unobservable, they are categorized as Level 3 of the hierarchy.

Equity securities are recorded at fair value in the Company’s consolidated financial statements. The fair value of certain common stocks is based on quoted prices in active markets. Those common stocks are categorized as Level 1 of the fair value hierarchy. The remaining common stocks are not publicly traded and their fair value is based on observable significant inputs and are categorized as Level 2 of the fair value hierarchy. The fair value of preferred stocks is generally determined by quoted prices for similar instruments in active markets; hence they are categorized as Level 2 of the fair value hierarchy. Additionally, in some instances where equity securities use significant inputs that are unobservable, they are categorized as Level 3 of the hierarchy. Mortgage loans and limited partnership investments representing the majority of other investments on the balance sheet, are not subject to these disclosures and therefore are excluded from the above table.

The following tables set forth the fair values of assets on a recurring basis classified as Level 3 within the fair value hierarchy for the years ended December 31, 2009 and 2008:

		Net	Net	Net
	Balance	Realized	Unrealized	Purchases,	Transfer in	Balance
	January 1,	Gains	Gains	(Sales) and	and/or (out)	December 31,
	2009	(Losses)	(Losses)	(Maturities)	of Level 3	2009

Fixed maturities:
U.S. government and agency securities	$15	$—	$1	$(1)	$15	$30
Mortgage and asset-backed securities:
Residential	5	—	—	(1)	2	6
Commercial	11	—	1	(1)	4	15
Other mortgage and asset-backed securities	43	2	—	(9)	12	48
U.S. state and municipal	9	—	1	(1)	4	13
Corporate and other	225	(1)	20	(40)	(12)	192

Total fixed maturities	308	1	23	(53)	25	304
Equity securities:
Common stock	26	—	—	(24)	—	2
Preferred stock	1	(5)	5	—	—	1

Total equity securities	27	(5)	5	(24)	—	3
Short-term investments	—	—	—	2	—	2

Total assets	$335	$(4)	$28	$(75)	$25	$309

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

		Net	Net	Net
	Balance	Realized	Unrealized	Purchases,	Transfer in	Balance
	January 1,	Gains	Gains	(Sales) and	and/or (out)	December 31,
	2008	(Losses)	(Losses)	(Maturities)	of Level 3	2008

Fixed maturities:
U.S. government and agency securities	$—	$—	$—	$1	$14	$15
Mortgage and asset-backed securities:
Residential	18	(1)	1	1	(14)	5
Commercial	5	—	(1)	7	—	11
Other mortgage and asset-backed securities	21	(6)	(5)	(7)	40	43
U.S. state and municipal	14	—	(6)	2	(1)	9
Corporate and other	160	(3)	(25)	54	39	225

Total fixed maturities	218	(10)	(36)	58	78	308
Equity securities:
Common stock	27	—	(3)	2	—	26
Preferred stock	—	—	—	—	1	1

Total equity securities	27	—	(3)	2	1	27
Short-term investments	—	—	—	—	—	—

Total assets	$245	$(10)	$(39)	$60	$79	$335

There were no material unrealized gains (losses) for the period included in earnings attributable to the fair value relating to assets classified as Level 3 that are still held at December 31, 2009 or 2008.

The fair values and carrying values of the Company’s financial instruments excluded from ASC 820 at December 31, 2009 and 2008 were as follows:

	2009		2008
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Other investments	$150	$150	$190	$190
Mortgage loans	271	260	201	195
Cash and cash equivalents	1,548	1,548	1,968	1,968
Debt outstanding	78	81	82	77

Other investments:  Fair values approximate the Company’s equity in the limited partnerships’ net assets.

Mortgage loans:  The fair values were estimated using an option-adjusted discounted cash flow valuation. The valuation includes both observable market inputs and estimated model parameters.

Cash and cash equivalents:  The carrying amounts reported in the consolidated balance sheets for these instruments approximate fair values.

Debt outstanding:  Fair values of short-term borrowings and capital lease obligations approximate carrying value. Fair values of long-term debt were based on either quoted market prices or estimated using discounted cash flow analyses based on the Company’s incremental borrowing rate at December 31, 2009 and 2008.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

On a non-recurring basis the Company uses a discounted cash flow model to determine fair value in its goodwill impairment testing. Using a “market” rate in the discounted cash flow model to measure the difference between the carrying amount and the implied fair value, the Company determined that the carrying value of the Personal segment exceeded the fair value resulting in an impairment of goodwill of $973 as of December 31, 2008. See Note 2 — Acquisitions for additional detail.

The Company has not applied ASC 820 to non-financial assets and liabilities.

(11)	COMMITMENTS AND CONTINGENT LIABILITIES

The Company is regularly involved in legal, regulatory and arbitration proceedings concerning matters arising in the ordinary course of business. These include proceedings specific to the Company, including the Company’s run-off operations, as well as proceedings generally applicable to the property casualty industry. Contingent liabilities arising from litigation, income taxes, and other matters are not considered material in relation to the financial position of the Company.

The Society of Jesus, Oregon Province (the “Debtor”) has sought insurance coverage from certain of the Company’s insurance subsidiaries acquired in the Safeco acquisition for certain claims by persons who claim sexual abuse by one or more persons associated with the Debtor. The Debtor, which filed for bankruptcy protection in February 2009 in the Bankruptcy Court for the District of Oregon (the “Bankruptcy Court”), contends that one or more of the Safeco insurers issued liability policies to the Debtor for the period 1966 — 1992. Until its bankruptcy filing, the Company defended the Debtor against certain tort claims and paid certain indemnity amounts on behalf of the Debtor in connection with the tort claims, subject to a reservation of rights.

On October 23, 2009, to advance resolution of certain of the coverage issues, the Company filed an adversary proceeding, General Insurance Co. of America v. Society of Jesus, Oregon Province, Adversary Proceeding Case No. 09-3351 (Bankr. D. Or.) (the “Adversary Proceeding”) against the Debtor, seeking a declaration that the Company does not have a duty to defend and/or indemnify the Debtor with respect to many of the tort claims. The Company and the Debtor are the only parties to the Adversary Proceeding. The Debtor has answered and counterclaimed for declaratory relief; discovery is proceeding pursuant to an agreed schedule approved by order of December 17, 2009.

The Company and the Debtor are currently participating in a court ordered mediation, along with representatives of certain tort claimants, which process, if successful, would resolve the parties’ insurance coverage disputes, as well as all pending and future tort claims. Multiple issues exist which bear on whether and to what extent the Company owes insurance coverage to the Debtor. The most crucial insurance issues include the following: (1) the existence or lack of insurance coverage provided by the Company during certain years (sometimes referred to as the “missing policy” issue); (2) whether the acts complained of by the claimants constitute an “occurrence” as defined in the insurance policies, and/or whether they are excluded by certain terms and exclusions in the policies, because the alleged acts by the priests were not unexpected or unintended from the perspective of the Debtor; (3) if coverage is available, how many “occurrences” triggering coverage occurred in a given policy period; and (4) who is and is not covered as an “insured” under the policies, including the issue of whether non-priest Debtor personnel are covered. Limited discovery is now ongoing by all parties in the mediation.

Finally, the creditors’ committee of the Debtor has announced that it will challenge the validity of the November 2007 Settlement and Mutual Release Agreement entered into by the Debtor and Safeco (the “Alaska Settlement Agreement”), under which Safeco paid consideration on behalf of the Debtor, in return for a full release of all past, present and future claims against the Debtor alleging clergy abuse that took place in Alaska. Both the Company and the Debtor maintain that the Alaska Settlement Agreement is a valid and

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

binding agreement. Although the creditors’ committee recently moved for leave of court to prosecute such action, the matter is temporarily being held in abeyance by agreement of the parties, pending the outcome of the mediation.

In 2008, Safeco, prior to being acquired by the Company, became a participating insurer in the California Earthquake Authority (“CEA”), a publicly managed, privately funded organization that provides residential earthquake insurance in California. California requires insurers selling homeowners insurance in the state to offer earthquake insurance either directly or through participation in the CEA. The Company’s exposure to potential losses from California earthquakes is limited through participation in the CEA. As a new participating insurer in the CEA, the CEA assessed the Company an initial capital contribution of $47 based on the Company’s combined share of the market for CEA residential earthquake insurance. The initial assessment was expensed in 2008 and was paid in twelve equal monthly installments, which began in December 2008.

The Company is also subject to future additional assessments by the CEA if the capital of the CEA falls below $350. If losses arising from an earthquake cause a deficit in the CEA, then the CEA would obtain additional funding through reinsurance proceeds and assessments on participating insurers. Future assessments on participating CEA insurers are based on their CEA insurance market share as of December 31 of the preceding year. As a new participating insurer, the Company is also subject to a potential risk capital surcharge in addition to the initial capital contribution and additional assessments. New participating insurers may be required to pay the CEA up to five annual risk capital surcharges. The risk capital surcharge would be equal to the CEA’s increased cost of providing capacity to insure the new participating insurer’s excess earthquake insurance risk. The risk capital surcharge will be calculated twelve months after the date the participating insurer first placed or renewed into the authority earthquake insurance policies. Although the Company is subject to future assessments by the CEA, the Company believes that its participation in the CEA has significantly reduced the Company’s exposure to earthquake losses in California.

The Company leases certain office facilities under operating leases expiring in various years through 2018. The leases generally contain market rate renewal options and allow for certain scheduled rental increases as well as increases due to operating expense escalation. Rental expense amounted to $60, $35, and $17, for the years ended December 31, 2009, 2008, and 2007, respectively. The acquisition of Safeco increased rent expense by $16 for the year ended December 31, 2008 and by an additional $33 for the year ended December 31, 2009. Rental income was $4, $1 and $1 for the years ended December 31, 2009, 2008, and 2007, respectively. The total future minimum rental payments include $92 for the Company’s lease of office space at 1001 Fourth Avenue, Seattle, Washington 98154. The lease has a term through October 31, 2018, with two 5-year options to renew at 95% of fair market value and two partial termination options. Base rent is scheduled to increase over the lease term.

Future minimum rental payments and receipts under non-cancelable leases with terms in excess of one year are estimated as follows:

	Operating	Rental	Net Lease
	Leases	Income	Obligations

2010	$41	$4	$37
2011	42	4	38
2012	42	3	39
2013	31	3	28
2014	29	2	27
2015 — 2018	82	—	82

Total	$267	$16	$251

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

At December 31, 2009, the Company had unfunded capital commitments related to private equity, real estate, and other investments of $294.

At December 31, 2009, the Company had commitments to purchase various mortgage-backed securities settling in 2010, at a cost and fair value of $119, which are included as fixed maturities in the consolidated balance sheets.

As a result of the acquisition of Safeco, the Company owns the naming rights to Safeco Field, a Major League Baseball park in Seattle, Washington, and will make payments through 2018. The future payments associated with these rights are $7 for 2011, 2012, 2013 and 2014, $8 in 2015, 2016 and 2017 and $9 in 2018.

Liabilities for guaranty funds and other insurance-related assessments are not discounted and are included as part of other liabilities in the consolidated balance sheets. As of December 31, 2009 and 2008, the liability was $31. As of December 31, 2009 and 2008, included in other assets were $4 and $2, respectively, of related assets for premium tax offsets or policy surcharges. The related asset is limited to the amount that is determined based on future premium collections or policy surcharges from policies in force. Current assessments are expected to be paid out over the next five years, while premium tax offsets are expected to be realized within one year.

The Company collects taxes from its policyholders on behalf of various government agencies. The Company recorded $10 and $12 as a liability, as of December 31, 2009 and 2008, respectively.

(12)	STOCKHOLDERS’ EQUITY AND DIVIDEND AVAILABILITY

Preferred Stock

In December 2008, Safeco issued 10,000 shares of Series A Non Voting Preferred Stock, with no stated par value for $468 to Liberty Mutual. All 10,000 authorized shares are issued and outstanding. These shares are senior to all common stock and all other series of the Company’s preferred stock as to the payment of dividends and the distribution of assets. Holders are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash. The amount of such dividends per share annually are equal to ten percent (10%) per annum of the initial purchase price per share. The holders of these shares are not entitled to any voting rights. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, no distributions are made to the holders of shares of stock ranking junior to the Series A Non-Voting Preferred Stock until the owners of the Safeco Series A Non Voting Preferred Stock have been paid an amount equal to the initial purchase price per share the accrued and unpaid dividends and distributions, whether or not declared at the date of payment. The holders have no right to cause the Company to redeem such shares without the Company’s consent and the Company has no right to cause any holder of Series A Non-Voting Preferred Stock to redeem such shares without such holder’s consent. The Company may repurchase its own shares of Series A Non-Voting Preferred Stock to the full extent permitted by applicable law. The shares of Series A Non-Voting Preferred Stock are not convertible into shares of common stock. These shares may not be issued in fractions of a share. As of December 31, 2009 there were no dividends in arrears. For the year ended December 31, 2009, Safeco paid $47 out of retained earnings in dividends to the owners of its Series A Non Voting Preferred Stock.

In December 2008, Ohio Casualty issued 920 shares of Series A Non Voting Preferred Stock, with no stated par value for $165 to Liberty Mutual. These shares are senior to all common stock and all other series of the Company’s preferred stock as to the payment of dividends and the distribution of assets. Holders are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash. The amount of such dividends per share annually are equal to ten percent (10%) per annum of the initial purchase price per share. The holders of these shares are not entitled to any voting rights. In the event of the voluntary or involuntary liquidation, dissolution or winding up

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

of the corporation, no distribution are made to the holders of shares of stock ranking junior to the Series A Non-Voting Preferred Stock until the owners of the Ohio Casualty Series A Non Voting Preferred Stock have been paid an amount equal to the initial purchase price per share plus an amount equal to the accrued and unpaid dividends and distributions whether or not declared at the date of payment. The holders have no right to cause the Company to redeem such shares without the Company’s consent and the Company have no right to cause any holder of Series A Non-Voting Preferred Stock to redeem such shares without such holder’s consent. The Company may repurchase its own shares of Series A Non-Voting Preferred Stock to the full extent permitted by applicable law. The shares of Series A Non-Voting Preferred Stock are not convertible into shares of common stock. These shares may not be issued in fractions of a share. As of December 31, 2009 there were no dividends in arrears and for the year ended December 31, 2009, Ohio Casualty paid $16 out of retained earnings in dividends to the owners of its Series A Non Voting Preferred Stock.

Common Stock

On August 4, 1995, the Company issued 1,000 shares of common stock with $1.00 par value per share to its parent corporation, which was acquired by Liberty Mutual in 1999. All 1,000 authorized shares are issued and outstanding.

Additional paid-in-capital

Included in 2008 is $6,245 of contributed capital related to capital received from Liberty Mutual in order for the Company to acquire Safeco and its subsidiaries. Included in 2007 is $2,486 of contributed capital related to the acquisition of Ohio Casualty. See Note 1 — Nature of Operations and Summary of Significant Accounting Policies for details on the basis of presentation and Note 2 — Acquisitions for details on the specific transactions.

Dividend Availability

Dividends paid to stockholders totaled $84, $979 and $0 in 2009, 2008 and 2007, respectively. The insurance subsidiaries’ ability to pay dividends is restricted under applicable insurance law and regulations. Under the insurance laws of the domiciliary states of the insurance subsidiaries, an insurer may make an ordinary dividend payment if its surplus as regards to policyholders, following such dividend, is reasonable in relation to its outstanding liabilities, is adequate to its financial needs and does not exceed the insurers’ unassigned surplus. However, no insurer may pay an extraordinary dividend without the approval or non-disapproval of the domiciliary insurance regulatory authority. Under the insurance laws of New Hampshire, the domiciliary state of Peerless Insurance Company, an extraordinary dividend is defined as a dividend whose fair market value, together with other dividends made within the preceding 12 months, exceeds the greater of 10% of the insurer’s surplus as regards policyholders as of the preceding December 31, or the insurer’s net income for the 12-month period ending on the preceding December 31. Under the insurance laws of Indiana, the domiciliary state of Indiana Insurance Company, American States Insurance Company, American States Preferred Insurance Company and American Economy Insurance Company, an extraordinary dividend is defined as a dividend that exceeds in any one year the greater of ten percent of the surplus as regards to policyholders as of December 31, or the net income provided such dividend does not impair capital or capital stock. Under the insurance laws of Ohio, the domiciliary state of Ohio Casualty Insurance Company, an extraordinary dividend is defined as a dividend that exceeds in any one year the greater of ten percent of the surplus as regards to policyholders as of December 31, or the net income provided such dividend does not impair capital or capital stock. Under the insurance laws of Washington, the domiciliary state of General Insurance Company of America and Safeco Insurance Company of America, an extraordinary dividend is defined as a dividend whose fair market value, together with other dividends made within the preceding 12 months, exceeds the greater of (a) 10% of the insurer’s surplus as regards policyholders as of the preceding

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

December 31, or (b) the insurer’s net income for the 12-month period ending on the preceding December 31. In addition, all domiciliary states define extraordinary dividends as those where the dividend exceeds the insurer’s unassigned surplus. The Washington Insurance Commissioner’s order approving the Safeco acquisition provides that, for 24 months from the closing, neither ordinary nor extraordinary dividends may be declared by Safeco’s Washington domestic insurers without prior approval by the Commissioner. Such restriction continues through September 22, 2010. As of December 31, 2009, the maximum allowable dividend from the insurance subsidiaries to the Company without prior regulatory approval was $813. See Note 18 — Subsequent Events for detail on dividends that were paid in 2010.

Statutory Net Income and Surplus

Statutory net income for the Company’s insurance subsidiaries and controlled insurance affiliates was $965, $797 and $440 for the years ended December 31, 2009, 2008 and 2007, respectively. Statutory net income for December 31, 2008 and 2007 included a full year of operations for Safeco and Ohio Casualty, respectively. Statutory capital and surplus for the Company’s insurance subsidiaries and controlled insurance affiliates including Safeco and Ohio Casualty was $7,256 and $5,785 as of December 31, 2009 and 2008, respectively. The Company’s insurance subsidiaries prepare the statutory basis financial statements in accordance with the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual (“NAIC APP”), subject to any deviations prescribed or permitted by the insurance commissioners of the various insurance companies’ states of domicile. The Company does not have any material permitted practices that deviate from the NAIC APP.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consists principally of unrealized gains and losses on certain investments in debt and equity securities, and pension and postretirement liability adjustments.

The components of accumulated other comprehensive income (loss), for the years ended December 31, 2009, 2008, and 2007 are as follows:

	As of December 31,
	2009	2008	2007

Unrealized gains (losses) on securities	$503	$(477)	$12
Minimum pension liability adjustments	(15)	(10)	—

Accumulated other comprehensive income (loss), net of tax	$488	$(487)	$12

(13)	SEGMENT INFORMATION

The Company is organized into three operating segments: Commercial, Personal and Surety. The accounting policies used to generate the following segment data are the same as those described in the Summary of Significant Accounting Policies in Note 1. For purposes of reporting segment information, all underwriting activity is reflected in the applicable segment. The Company allocates certain management fee and overhead expenses to its segments based on various factors, including statutory surplus, allocable salary dollars, direct written premium and other considerations. The Company allocates its invested assets and the related net investment income to its reportable market segments. A benchmark investment yield is developed that reflects the average yield on the total investment portfolio. The benchmark yields are applied to each segment’s allocated invested assets and cash flow, to produce a notional investment income by segment. The difference between allocated net investment income and actual net investment income is included in Corporate and Other. Net realized investment gains (losses) are significantly impacted by both discretionary and economic factors and are not necessarily indicative of operating results. For that reason, net realized

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

investment gains (losses) are included in Corporate and Other. Run-off operations, internal reinsurance, and interest expense are also reflected in Corporate and Other.

Inter-Segment Revenue and Expenses

Allocation of Net Investment Income

The Company allocates a notional investment account and the related net investment income to each of its business segments. The notional investment account is equal to the beginning of year insurance liabilities for the segments plus capital allocated to the segments. Cash flow from operations during the year adds to the balance. A benchmark investment yield is developed that reflects the average planned total return on the Company’s investment portfolio and applies the benchmark investment yields to each business segment’s notional investment account as of the beginning of each year plus current year operating cash flows to produce total investment income by business segment. The difference between the actual net investment income and the allocated business segment investment income is reported in the Corporate and Other business segment along with all realized investment gains and losses.

Inter-segment Reinsurance Arrangements

The Company reinsures risks with external reinsurers on a company-wide basis through the Corporate and Other segment, which permits the Company to leverage scale and diversification to maximize the efficiency of its external reinsurance purchases, and obtain more favorable terms than could any individual segment. The Company uses inter-segment reinsurance arrangements as a tool to provide the Commercial and Personal segments the flexibility to retain the risks and benefits each operating segment believes to be appropriate given the size and scope of its segment operations. The terms of the Company’s inter-segment reinsurance arrangements are finalized during the Company’s annual planning process in advance of the effective date and are reflected in the operating results of the Company’s segments on a basis that is consistent with external reinsurance. The Company believes that the inter-segment reinsurance arrangements pricing reflected in its results is consistent with market pricing. The use of inter-segment reinsurance arrangements have no effect on the Company’s consolidated financial statements.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The following tables summarize the components of the Company’s operating revenues, operating income (loss) before income tax expense, total assets by operating segments and inter-segment revenue and expenses.

				Total
				Operating	Corporate
	Commercial	Personal	Surety	Segments	and Other	Consolidated

As of and for the year ended December 31, 2009
Net written premiums	$4,585	$4,689	$707	$9,981	$167	$10,148
Net premiums earned	4,606	4,458	753	9,817	166	9,983
Net investment income	458	246	47	751	159	910
Fee and other revenues	34	62	1	97	—	97

Total operating revenues (1)	5,098	4,766	801	10,665	325	10,990
Claims and expenses (2)	4,588	4,346	553	9,487	71	9,558

Operating income before income tax expense (3)	510	420	248	1,178	254	1,432
Total assets	15,102	9,028	2,321	26,451	5,935	32,386
Summary of inter-segment revenue and expenses
Inter-segment net premiums earned (4)	(193)	(63)	—	(256)	256	—
Inter-segment claims and underwriting expenses (4)	(9)	(8)	—	(17)	17	—

				Total
				Operating	Corporate
	Commercial	Personal	Surety	Segments	and Other	Consolidated

As of and for the year ended December 31, 2008
Net written premiums	$3,975	$2,122	$479	$6,576	$128	$6,704
Net premiums earned	4,024	2,277	478	6,779	134	6,913
Net investment income	402	131	37	570	149	719
Fee and other revenues	30	20	—	50	—	50

Total operating revenues (1)	4,456	2,428	515	7,399	283	7,682
Claims and expenses (2)	3,862	3,344	362	7,568	193	7,761

Operating income (loss) before income tax expense (3)	594	(916)	153	(169)	90	(79)
Total assets	15,757	9,580	2,461	27,798	3,072	30,870
Summary of inter-segment revenue and expenses
Inter-segment net premiums earned (4)	(188)	(44)	—	(232)	232	—
Inter-segment claims and underwriting expenses (4)	(193)	(64)	—	(257)	257	—

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

				Total
				Operating	Corporate
	Commercial	Personal	Surety	Segments	and Other	Consolidated

As of and for the year ended December 31, 2007
Net written premiums	$3,039	$948	$312	$4,299	$108	$4,407
Net premiums earned	3,025	894	289	4,208	117	4,325
Net investment income	287	47	25	359	46	405
Fee and other revenues	23	7	3	33	—	33

Total operating revenues (1)	3,335	948	317	4,600	163	4,763
Claims and expenses (2)	2,861	880	222	3,963	251	4,214

Operating income (loss) before income tax expense (3)	474	68	95	637	(88)	549
Total assets	11,380	2,700	858	14,938	1,701	16,639
Summary of inter-segment revenue and expenses
Inter-segment net premiums earned (4)	(109)	(32)	—	(141)	141	—
Inter-segment claims and underwriting expenses (4)	(115)	(5)	—	(120)	120	—

(1)	Total operating revenues exclude net realized investment losses as they are significantly impacted by both discretionary and economic factors and are not necessarily indicative of operating results.

(2)	Reflects a goodwill impairment in 2008 in the amount of $973 in the Personal operating segment, see Note 2 — Acquisitions for additional detail.

(3)	Operating income (loss) before income tax expense is defined by the Company as net income (loss) excluding net realized gains (losses) and income tax expense (benefit).

(4)	Inter-segment revenue and claims and underwriting expenses represent the Company’s inter-segment reinsurance arrangements through which the segments have certain reinsurance coverages with Corporate and Other.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

For the Year Ended December 31,	2009	2008	2007

Revenue Reconciliation
Net premiums earned
Commercial:
Commercial multiple peril	$1,825	$1,548	$1,196
Commercial automobile	1,168	948	679
Workers compensation	841	877	735
General liability	474	401	210
Other	298	250	205

Total Commercial	4,606	4,024	3,025
Personal:
Private passenger automobile	3,173	1,453	534
Homeowners	894	670	307
Other	391	154	53

Total Personal	4,458	2,277	894
Surety:
Contract	471	294	191
Specialty	158	113	57
Commercial	124	71	41

Total Surety	753	478	289
Corporate and Other:
Total Corporate and Other	166	134	117
Total net premiums earned	9,983	6,913	4,325
Net investment income	910	719	405
Fee and other revenues	97	50	33

Total operating revenue	10,990	7,682	4,763
Net realized investment losses	(53)	(407)	(5)

Total revenue	$10,937	$7,275	$4,758

For the Year Ended December 31,	2009	2008	2007

Income Reconciliation, net of tax
Total operating income (loss) before income tax expense	$1,432	$(79)	$549
Net realized investment losses	(53)	(407)	(5)

Income (loss) before income tax expense	1,379	(486)	544
Income tax expense	377	78	167

Net income (loss)	$1,002	$(564)	$377

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

(14)	RELATED PARTY TRANSACTIONS

Services Agreement

All employees associated with the Company are employed by Liberty Mutual. As a result, the Company and its subsidiaries have received various services provided by Liberty Mutual and its affiliates, including risk underwriting, claims processing, claims adjustments, policyholder services, contract management and administration, accounting, actuarial, risk management, financial, tax, auditing, purchasing, payroll processing, human resources and employee relations and/or benefits, marketing, strategic support, information technology, software support, business continuity, policy administration and production, real estate management, legal, regulatory compliance, complex and emerging risks claims, administration of our run-off operations, reinsurance, general administration and other services. Costs for these services include costs, such as personnel costs for employees dedicated to the Company’s business and operations, that are directly attributable to the Company and, to a lesser extent, indirect costs that are allocated to each of Liberty Mutual Group’s business units (including the Company) based upon each business unit’s proportional share of Liberty Mutual Group’s net written premium or surplus depending upon the service provided. Both the Company and Liberty Mutual consider these allocations to be fair and reasonable. Costs for the services totaled $1,806, $1,020 and $799 for the years ended December 31, 2009, 2008 and 2007, respectively. Within the Company there are also servicing agreements between various subsidiaries. The amounts related to all services agreements are reported as management fee expense within the general and administrative expenses, claims and claim adjustment expense and amortization of deferred policy acquisition costs line items. These costs would not be materially different if the Company operated as a stand-alone entity.

Included in these service costs are expenses related to the Company’s eligible dedicated employees who are covered by Liberty Mutual’s defined benefit plans, the Liberty Mutual Retirement Benefit Plan and Supplemental Income at Retirement Plan (SIRP) plans. The Company’s eligible dedicated employees also participate in the Thrift-Incentive Plan and SIRP defined contribution pension plans sponsored by Liberty Mutual. The Company is assessed a charge for its employees participating in the plan. See Note 15 — Benefits for additional detail.

Investment Management Agreement with Liberty Mutual

The Company’s investments are managed by Liberty Mutual and the Company pays annual investment management fees based on the fair value of assets held under custody. Investment management fees paid to Liberty Mutual for the years ended December 31, 2009, 2008 and 2007 were $38, $4 and $6, respectively.

Tax Sharing Agreement

The Company is included in Liberty Mutual’s consolidated group (the “Consolidated Group”) for U.S. Federal income tax purposes, as well as in certain consolidated, combined or unitary groups that include Liberty Mutual and/or certain of its subsidiaries (a “Combined Group”) for state and local income tax purposes. The Company and Liberty Mutual generally make payments to each other, with respect to tax returns for any taxable period in which the Company or any of its subsidiaries are included in the Consolidated Group or any Combined Group. If the Company generates a loss that is used by Liberty Mutual, Liberty Mutual compensates the Company for that loss when it could have been carried back by us to produce a refund or carried forward by us to reduce our taxable income. The Company is responsible for any taxes with respect to tax returns that include only the Company and its subsidiaries. See Note 9 — Income Taxes for additional detail.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Reinsurance

The Company has entered into various reinsurance agreements with Liberty Mutual in order to effectively manage its operations and exposures. Included in these reinsurance agreements is an agreement through which the Company’s Surety segment assumes contract and commercial surety products that are written by the insurance subsidiaries of Liberty Mutual. The Company also has a property catastrophe and workers compensation catastrophe reinsurance agreement with Liberty Mutual. See Note 7 — Reinsurance for additional detail.

Credit Facilities and Debt Transactions

Some of the Company’s subsidiaries, as borrowers, have entered into a revolving loan agreements with Liberty Mutual, as lender, pursuant to which Liberty Mutual agrees to make loans to the Company’s subsidiaries. Each of the Company’s subsidiaries that have entered into such a revolving loan agreement has also issued a promissory note to Liberty Mutual to repay any amounts borrowed under such agreement. The revolving loan agreements automatically terminate on either May 22, 2011 or November 8, 2012. The Company also exchanged a portion of the senior notes that were acquired with Safeco and Ohio Casualty for Safeco and Ohio Casualty preferred shares of stock with Liberty Mutual in December 2008. Further details on all credit facilities and debt transactions can be found in Note 8 — Debt Outstanding.

Payable to / receivable from related parties

In the course of normal operations, the Company and Liberty Mutual incur expenses on each other’s behalf as part of the various service and reinsurance agreements that are in place. These amounts are net settled at least every 45 days and no interest is charged on the outstanding balances. As of December 31, 2009 and 2008, the Company owed to Liberty Mutual $1,350 and $1,310. Included in the balance as of December 31, 2009 is $1,007 that is owed to Liberty Mutual as a result of the termination of the reinsurance agreement between the Company and Liberty Mutual with respect to the Summit insurance companies. In addition, prior to completing the offering, the Company transferred Summit to Liberty Mutual. The results of Summit and the related intercompany reinsurance agreements have been excluded from the historical results of the Company for all periods presented. However, the Company received $1,026 of cash and investments from Liberty Mutual in 2008 related to the reinsurance agreements. This amount has been recorded as a deposit and is included in payable to affiliates. As of January 1, 2010, the Company terminated the related reinsurance agreements and will return $1,007 in cash and investments to Liberty Mutual related to the deposit. See Note 18 — Subsequent Events for additional detail.

(15)	BENEFIT PLANS

Liberty Mutual maintains a non-contributory defined benefit pension plan (“the Pension Plan”) which covers substantially all of its employees. This includes employees who are currently in Liberty Mutual business units including the Company’s subsidiaries. The benefits and eligibility are based on age, years of service, and the employee’s final average compensation, as more fully described in the Pension Plan document. In 2009, 2008, and 2007, the Company recognized expense of $79, $29, and $24 respectively, in connection with the Pension Plan benefits related to Liberty Mutual employee services rendered to the Company.

Liberty Mutual maintains non-qualified supplemental pension plans to restore to selected highly compensated employees the pension benefits to which they would be entitled under the Pension Plan had it not been for limits imposed by the Internal Revenue Code of 1986, as amended. These plans include employees who are currently in Liberty Mutual business units including the Company’s subsidiaries. The supplemental plans are unfunded. In 2009, 2008, and 2007, the Company recognized expense of $4, $3, and $3 respectively in

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

connection with Liberty Mutual non-qualified supplemental pension plan benefits related to Liberty Mutual employee services rendered to the Company.

Liberty Mutual maintains plans that provide certain healthcare and life insurance benefits (“Postretirement”) covering substantially all of their employees. This includes employees who are currently in Liberty Mutual business units including the Company’s subsidiaries. Life insurance benefits are based on a participant’s final compensation subject to the plan maximum. In 2009, 2008, and 2007, the Company recognized expense of $21, $12, and $7 respectively in connection with Liberty Mutual Postretirement plan benefits related to Liberty Mutual employee services rendered to the Company.

The Company acquired Safeco and Ohio Casualty effective September 22, 2008, and August 24, 2007, respectively. With the exception of the Safeco Cash Balance Plan (“Safeco Pension Plan”), the non-qualified American States Insurance Supplemental Pension Plan (“ASI Supplemental Pension”), and non-qualified deferred compensation and retirement bonus plans sponsored by Safeco and its predecessors, (collectively the “Safeco/ASI Deferred Compensation Plans”), the Safeco and Ohio Casualty benefit plans were combined with the Liberty Mutual benefit plans’ results after purchase price allocation adjustments for all post-acquisition periods. The Safeco Pension Plan, a qualified defined benefit plan, is maintained as a separate plan and no further benefits were accrued effective December 31, 2007. Action was taken to terminate the Safeco Pension Plan effective December 31, 2008, and the plan sponsor has requested a favorable IRS determination letter. The ASI Supplemental Pension plan is frozen and is being maintained as a separate plan. The Safeco/ASI Deferred Compensation Plans are all frozen, and some are in the process of being terminated.

Liberty Mutual maintains a defined contribution savings plan (a 401(k) plan) for substantially all employees. Liberty Mutual maintains supplemental defined contribution plans for all employees who meet certain eligibility requirements. This includes employees who are currently in Liberty Mutual business units including the Company’s subsidiaries. During 2009, 2008, and 2007, employees could contribute a percentage of their annual compensation on a before and after-tax basis, subject to Federal limitations. The benefits are based on the employee’s contributions and matching contributions which are based in part upon profitability. In 2009, 2008, and 2007, the Company recognized expense of $45, $26, and $18 respectively, in connection with Liberty Mutual defined contribution savings plan benefits related to Liberty Mutual employee services rendered to the Company. In addition, the Company recognized expense of $10 in 2008 in connection with the Safeco 401(k)/Profit Sharing Retirement Plan and recognized expense of $6 in 2007 in connection with the Ohio Casualty Insurance Company Employee Savings Plan. At December 31, 2009, the Company’s obligations associated with the Safeco/ASI Deferred Compensation Plans were $5. Deferred payment obligations under predecessor separation agreements at December 31, 2009 were $6.

Compensation expense within the Liberty Mutual long-term and short-term incentive compensation plans related to employees in the Liberty Mutual business units providing service to the Company was $87, $68, and $54, for the years ended December 31, 2009, 2008, and 2007, respectively.

At December 31, 2009 and 2008, assets of the Safeco Pension Plan totaling $120 and $142, respectively were held in trust consisting primarily of cash, cash equivalents and short-term investments.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The following table sets forth the assets, obligations, and assumptions associated with the Safeco Pension Plan and ASI Supplemental Pension Benefits. The amounts are recognized in the accompanying consolidated balance sheets as of December 31, 2009 and 2008, and consolidated statements of operations for the years ended December 31, 2009 and 2008. The recognition of income in 2008 covers the period from acquisition, September 22, 2008 through December 31, 2008. The Safeco post-retirement welfare plan was merged into the respective Liberty Mutual post-retirement plan on December 31, 2008.

			ASI		Safeco
	Safeco		Supplemental		Post-Retirement
	Pension Plan		Pension		Welfare
	2009	2008	2009	2008	2009	2008

Change in benefit obligations:
Benefit obligation at beginning of year	$164	$—	$12	$—	$—	$—
Service costs	—	—	—	—	—	1
Interest costs	8	3	1	—	—	1
Actuarial (gains) losses	5	1	—	1	—	15
Business combinations	—	164	—	11	—	79
Divestitures	—	—	—	—	—	(95)
Benefits paid	(23)	(4)	(1)	—	—	(1)

Benefit obligations at end of year	154	164	12	12	—	—

Accumulated benefit obligation	154	164	12	12	—	—

Change in plan assets:
Fair value of plan assets at beginning of year	142	—	—	—	—	—
Actual return on plan assets	1	(12)	—	—	—	—
Business combinations	—	158	—	—	—	—
Benefits paid	(23)	(4)	—	—	—	—

Fair value of plan assets at end of year	120	142	—	—	—	—
Funded status of Plan	(34)	(22)	(12)	(12)	—	—

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

			ASI		Safeco
	Safeco		Supplemental		Post-Retirement
	Pension Plan		Pension		Welfare
	2009	2008	2009	2008	2009	2008

Amounts recognized in the Statements of Financial Position:
Noncurrent assets	$—	$—	$—	$—	$—	$—
Current liabilities	(34)	—	(1)	(1)	—	—
Noncurrent liabilities	—	(22)	(11)	(11)	—	—

Net liability at end of year	$(34)	$(22)	$(12)	$(12)	$—	$—
Amounts recognized in Accumulated Other Comprehensive Loss:
Net loss	$22	$15	$1	$1	$—	$—

Total	$22	$15	$1	$1	$—	$—
Other changes in Plan assets and projected benefit obligation recognized in Other Comprehensive Loss (Income):
Net actuarial loss	$10	$15	$—	$1	$—	$—
Amortization of net actuarial (gain) loss	(3)	—	—	—	—	—

Total	$7	$15	$—	$1	$—	$—

The estimated net actuarial loss that will be amortized from accumulated other comprehensive income into net periodic benefit cost during the 2010 fiscal year is $1 for the Safeco Pension Plan. In addition, the Company anticipates recognizing a settlement charge of $21 associated with the disposition of plan obligations during 2010 assuming that the IRS issues a favorable determination letter.

The net periodic benefit costs for the years ended December 31, 2009 and 2008 include the following components:

			ASI		Safeco
	Safeco		Supplemental		Post-Retirement
	Pension Plan		Pension		Welfare
December 31,	2009	2008	2009	2008	2009	2008

Components of net periodic benefit costs:
Service costs	$—	$—	$—	$—	$—	$1
Interest costs	8	3	1	—	—	1
Expected return on plan assets	(4)	(2)	—	—	—	—
Settlement charge	2	—	—	—	—	—

Net periodic benefit costs	$6	$1	$1	$—	$—	$2

The measurement date used to determine pension measurements for the Safeco Pension Plan and ASI Supplemental Pension is December 31st.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Weighted-average actuarial assumptions for benefit obligations are set forth in the following table:

			ASI		Safeco
	Safeco		Supplemental		Post-Retirement
	Pension Plan		Pension		Welfare
December 31,	2009	2008	2009	2008	2009	2008

Discount rate	2.00%	5.00%	5.30%	6.25%	N/A	6.00%
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	N/A

Weighted-average actuarial assumptions for net periodic benefit costs are set forth in the following table:

			ASI		Safeco
	Safeco		Supplemental		Post-Retirement
	Pension Plan		Pension		Welfare
December 31,	2009	2008	2009	2008	2009	2008

Discount rate	5.00%	5.75%	6.25%	7.25%	N/A	6.50%
Expected return on plan assets	4.00%	4.00%	N/A	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	4.70%

The discount rate assumption used to determine the benefit obligations was based on a yield curve approach where the cash flow related to the Safeco Pension Plan and ASI Supplemental Pension liability streams was discounted at an interest rate specifically applicable to the timing of the cash flow. In 2009, the yield curve was developed from a December 31, 2009 Hewitt Top Quartile Yield Curve. The process calculated the present value of these cash flows and determined the equivalent single discount rate that produced the same present value of the future cash flows. The equivalent single discount rate was then rounded to the nearest 5 basis points. In 2008, the yield curve was developed from the December 31, 2008 Citigroup Pension Discount Curve. The process calculated the present value of these cash flows and determined the equivalent single discount rate that produced the same present value of the future cash flows. The equivalent single discount rate was then rounded to the nearest 25 basis points.

In choosing the expected long-term rate of return on plan assets, the Safeco Benefit Plans Investment and Administrative Committee considered the historical returns of equity and fixed income markets in conjunction with current economic and financial market conditions.

Plan Assets

The asset allocation percentages of the Safeco Pension Plan were changed in 2009 as a result of the plan termination and the need to retain liquidity in anticipation of the settlement of the Plan’s obligations by the end of 2010. Prior to 2009, the fundamental investment policies of the Safeco Pension Plan had been formulated to balance the primary objectives of (1) achieving long-term growth sufficient to fund, as fully practicable, future obligations and (2) supporting the short-term requirement of meeting current benefit payments, all after giving due consideration to the underlying characteristics of the Company’s employment base.

The Safeco Pension Plan assets are invested in cash equivalents, short-term investments and investment grade bonds in anticipation of the Safeco Pension Plan liquidation in 2010.

The Safeco Pension Plan’s assets are administered by the Safeco Benefit Plans Investment and Administrative Committee who has fiduciary responsibility for management of the Safeco Pension assets.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

		Quoted Prices in	Significant	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
Fair Value Measurements at December 31, 2009	Total	Level 1	Level 2	Level 3

Asset Category (1)
Cash, cash equivalents and short-term investments	$92	$92	$—	$—
Investment grade bonds:
U.S. government and agencies	18	18	—	—
Corporate and other	10	—	10	—

Total	$120	$110	$10	$—

(1)	See Note 10 — Fair Value of Financial Instruments for a description of the three Levels of fair value presentation.

The Safeco Pension Plan’s weighted-average allocation by asset category is as follows:

Asset Category	2008

Equity	—
Debt investments	65%
Money market	35%

Total	100%

The following table sets forth the net benefit costs and assumptions associated with the Ohio Casualty Qualified Pension and Non-Qualified Supplemental Pension Plans and the Ohio Casualty post-retirement Welfare Plan. The amounts are recognized in the accompanying consolidated statements of income for the year ended December 31, 2007. The recognition of income in 2007 covers the period from acquisition, August 24, 2007 through year-end, December 31, 2007. The Ohio Casualty Pension plans and the Ohio Casualty post-retirement welfare plan were merged into respective Liberty Mutual plans effective December 31, 2007.

The net periodic benefit cost for the year ended December 31, 2007, includes the following components:

	Qualified	Supplemental	Post-Retirement
For the Year Ended December 31, 2007	Pension	Pension	Welfare

Components of net periodic benefit costs
Service costs	$4	$—	$—
Interest costs	7	—	2
Expected return on plan assets	(9)	—	—

Net periodic benefit costs	$2	$—	$2

Weighted-average actuarial assumptions for net periodic benefit costs are set forth in the following table:

	Qualified	Supplemental	Post-Retirement
For the Year Ended December 31, 2007	Pension	Pension	Welfare

Discount rate	6.25%	6.25%	6.25%
Expected return on plan assets	7.50%	N/A	7.15%
Rate of compensation increase	4.70%	4.70%	4.70%

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Cash Flows

Contributions

The Company contributed $0 to the Safeco Pension Plan, and directly paid $1 to retirees in the ASI Supplemental Pension plan in 2009.

The Company expects to contribute approximately $33 to the Safeco Pension Plan, and directly pay $1 to retirees in the ASI Supplemental Pension plan in 2010.

Estimated Future Benefit Payments

The following benefit payments, which reflect estimated future service, as appropriate are estimated to be paid:

	Safeco	ASI
	Pension	Supplemental
	Plan	Pension

2010 (1)	$156	$1
2011	—	1
2012	—	1
2013	—	1
2014	—	1
2015-2019	—	5

(1)	The 2010 Safeco Pension Plan benefit payment amount is the estimated final distribution.

(16)	EARNINGS PER SHARE

Basic and diluted earnings per share amounts have been determined in accordance with ASC 260, Earnings per Share. The Company had 1,000 shares of common stock authorized and outstanding as of December 31, 2009. Shares have been adjusted to give effect to the recapitalization on          , 2010, whereby the outstanding 1,000 shares of common stock will be exchanged for           shares of Class B common stock and the Company will create a new class of Class A common stock. There is no difference between basic and diluted earnings per share because there were no outstanding options to purchase shares of the Company’s common stock or other potentially dilutive securities outstanding. The earnings per share amounts have been determined assuming that the recapitalized shares of Class B common shares were outstanding for all periods presented.

	Years Ended December 31,
	2009	2008	2007

Net income available to common stockholders
Net income (loss), as reported	$1,002	$(564)	$377
Less: Preferred stock dividends	63	—	—

Net income (loss) available to common stockholders	$939	$(564)	$377

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

	Years Ended December 31,
	2009		2008		2007

Basic earnings per share
Net income (loss) available to common stockholders		$939	$(564)			$377

Basic shares outstanding (shares in millions)
Net income (loss) per common share — basic	$		$(	)	$
Diluted earnings per share
Net income (loss) available to common stockholders		$939	$(564)			$377

Diluted shares outstanding (shares in millions)
Net income (loss) per common share — diluted	$		$(	)	$

There were no outstanding options for the years ended December 31, 2009, 2008 and 2007.

(17)	PRO FORMA INFORMATION (UNAUDITED)

ASC 855-10-S99 requires that the pro forma income per share available to common stockholders (“EPS”) calculation reflect the number of shares necessary to replace dividends issued in excess of earnings subsequent to the reporting date. In February 2010, the Company issued a $4,000 dividend in the form of a promissory note (the “February 2010 Note”) and anticipates issuing dividend in the form of an additional promissory note (the “Ohio Casualty Note”) in advance of the Offering. The principal amount of the Ohio Casualty Note will be determined subsequent to the pricing on the Offering and will equal the net proceeds of the Offering plus $     . In the pro forma EPS calculation shown below, the Company has used the sum of the Class B recapitalized historical shares plus the Class A shares anticipated to be issued in the Offering. For purposes of the pro forma EPS calculation the Company has limited the ASC 855-10-S99 dividend replacement to the number of shares anticipated to be issued in the Offering. The Company believes utilizing the number of shares required to replace the dividends in excess of earnings would result in a lower pro forma EPS that would not be representative of the ongoing operations of the Company. The Company’s future EPS calculations will use the number of actual shares outstanding subsequent to the Offering. In addition to the adjustments required by ASC 855-10-S99, the income used to determine the pro forma EPS will be adjusted to reflect the lower investment income associated with the transfer of cash and investments to Liberty Mutual to partially satisfy the February 2010 Note, higher interest expense associated with the February 2010 Note and the Ohio Casualty Note, and the tax effect associated with these adjustments.

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The following is a reconciliation of the income available to common stockholders and share data used in the pro forma basic and diluted earnings per share computations:

Pro Forma
for the Year Ended
December 31, 2009

Net income		$1,002
Less: Pro forma investment income adjustment(A)		(	)
Less: Pro forma interest expense adjustment(B)		(	)
Less: Preferred stock dividends		63

Unaudited pro forma income available to common stockholders	$

Unaudited pro forma income per share available to common stockholders
Basic	$
Diluted	$

Weighted average pro forma number of common shares outstanding:
Basic (shares in millions)
Diluted (shares in millions)

(A)	Reflects a reduction of $ for the year ended December 31, 2009 of net investment income based on a pro-rata share of income allocated to the $2,910 in cash and investments transferred to Liberty Mutual in April 2010 and August 2010 in partial satisfaction of the February 2010 Note. Tax expense on the $ reduction of net investment income was $ . The reduction in net investment income represents the balance of the actual cash and investments transferred to Liberty Mutual broken out by asset category multiplied by the yield for the respective period associated with that asset category.

(B)	This adjustment reflects the interest expense of 0.72% on the estimated $ outstanding principal amount of the February 2010 Note and % on the estimated $ outstanding principal amount of the Ohio Casualty Note in each case following application of the proceeds from this Offering and assumes the notes were outstanding from January 1, 2009. Tax expense on the $ increase in interest expense was $ .

(18)	SUBSEQUENT EVENTS

On February 3, 2010 the Company issued a dividend to Liberty Mutual, in the form of a promissory note in the amount of $4,000. The promissory note matures on February 29, 2012 at which time the principal of $4,000 and any unpaid interest are to be paid. The interest rate on the promissory note is 0.72% of the outstanding principal amount and is due semi-annually.

For the three months ended March 31, 2010, the Company’s insurance subsidiaries paid ordinary and extraordinary dividends to the Company totaling $2,471. As a result of these dividends, the available ordinary dividend capacity for the insurance subsidiaries for the remainder of 2010 was exhausted and the statutory

Liberty Mutual Agency Corporation

Notes to Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

surplus of the Company’s insurance subsidiaries as of March 31, 2010 was $5,045. The following shows the amounts paid by each insurance legal entity.

	Ordinary	Extraordinary	Total
Insurance Legal Entity	Dividend	Dividend	Dividend

Ohio Casualty Insurance Company	$99	$281	$380
Peerless Insurance Company	202	574	776
Indiana Insurance Company	37	85	122
American States Insurance Company	58	267	325
American States Preferred Insurance Company	2	18	20
American Economy Insurance Company	55	212	267
Safeco Insurance Company of America	—	425	425
General Insurance Company of America	—	156	156

Total Dividends Paid	$453	$2,018	$2,471

On March 26, 2010, the Company entered into a $250 three-year committed repurchase agreement facility for general corporate purposes. The repurchase facility is guaranteed by Liberty Mutual. To date, no funds have been borrowed under the repurchase facility.

In March 2010, the Company paid $1,007 in cash and investments to Liberty Mutual related to the deposit associated with the Summit reinsurance agreement. See Note 1 — Nature of Operations and Summary of Significant Accounting Policies, Basis of Presentation.

On April 14, 2010, the Company cancelled the 10,000 shares of outstanding Safeco Series A Non Voting Preferred Stock that was issued on December 30, 2008 in exchange for a capital contribution in the amount of $470. Also on April 14, 2010 the Company cancelled the 920 outstanding shares of Ohio Casualty Series A Non Voting Preferred Stock that were issued on December 31, 2008 in exchange for a capital contribution in the amount of $166.

Liberty Mutual Agency Corporation

Unaudited Condensed Consolidated Statements of Operations

(in millions, except share and per share amounts)

	Six Months Ended June 30,
	2010		2009

Revenues
Net premiums earned		$5,113		$5,080
Net investment income		463		439
Fee and other revenues		50		49
Net realized investment gains (losses)		227		(53)

Total revenues		5,853		5,515
Claims and expenses
Claims and claim adjustment expenses		3,636		3,291
General and administrative expenses		638		494
Amortization of deferred policy acquisition costs		1,186		1,209
Interest expense		10		2

Total claims and expenses		5,470		4,996

Income before income tax expense		383		519
Income tax expense		94		142

Net income		$289		$377

Less: Preferred stock dividends		18		32

Income available to common stockholders		$271		$345

Income per share available to common stockholders (see Note 15)
Basic	$		$

Diluted	$		$

Weighted average number of common shares outstanding (see Note 16):
Basic (shares in millions)

Diluted (shares in millions)

Pro forma basic earnings per share (see Note 16):
Basic	$

Diluted	$

	Six Months Ended
	June 30,
	2010	2009

Net realized investment gains (losses)
Net realized investment gains, excluding other-than-temporary impairment losses	$237	$5
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(10)	(58)
Portion of loss recognized in other comprehensive income	—	—

Net impairment losses recognized in earnings	(10)	(58)

Net realized investment gains (losses), including other-than-temporary impairment losses	$227	$(53)

See accompanying notes to the unaudited condensed consolidated financial statements.

Liberty Mutual Agency Corporation

Unaudited Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)

			Pro Forma
	June 30,	December 31,	As of June 30,
	2010	2009	2010
			(see Note 16)

Assets
Investments
Fixed maturities, available for sale, at fair value (amortized cost of $16,901 and $19,388)	$17,755	$20,125	$
Equity securities, available for sale, at fair value (cost of $199 and $258)	221	301
Short-term investments	100	109
Mortgage loans	304	271
Other investments	37	150

Total investments	18,417	20,956
Cash and cash equivalents	1,315	1,548
Accrued investment income	201	233
Premium and other receivables (net of allowance of $25 and $22)	2,491	2,405
Reinsurance recoverables (net of allowance of $75 and $75)	1,314	1,480
Deferred policy acquisition costs	1,139	1,070
Goodwill	3,054	3,054
Prepaid reinsurance premiums	57	53
Other intangible assets	1,031	1,057
Other assets	430	530

Total assets	$29,449	$32,386	$

Liabilities and Stockholders’ Equity
Liabilities:
Unpaid claims and claim adjustment expenses	$12,222	$12,053	$
Unearned premiums	4,749	4,658
Funds held under reinsurance treaties	67	70
Net deferred tax liabilities	182	115
Short-term debt	—	19
Long-term debt	1,958	59
Payable to affiliates	511	1,350
Other liabilities	1,258	1,865

Total liabilities	$20,947	$20,189	$
Stockholders’ Equity:
Common stock (par value $1.00; 1,000 shares issued and outstanding)	—	—	—
Preferred stock (par value $0.00; 0 and 10,920 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively)	—	633	—
Additional paid-in-capital	7,786	8,858
Retained earnings	167	2,218
Accumulated other comprehensive income	549	488

Total stockholders’ equity	8,502	12,197

Total liabilities and stockholders’ equity	$29,449	$32,386	$

See accompanying notes to the unaudited condensed consolidated financial statements.

Liberty Mutual Agency Corporation

Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity

(in millions, except share and per share amounts)

							Accumulated
					Additional		Other
	Preferred	Common	Preferred	Common	Paid-in-	Retained	Comprehensive	Stockholders’
	Stock	Stock	Stock	Stock	Capital	Earnings	(Loss) Income	Equity

	(Shares)		(Dollars)

Balance, January 1, 2009	10,920	1,000	$633	$—	$8,858	$1,297	$(487)	$10,301
Cumulative effect of adoption of ASC 320 at January 1, 2009	—	—	—	—	—	3	(3)	—
Comprehensive income
Net income	—	—	—	—	—	377	—	377
Other comprehensive income, net of taxes:
Unrealized gains on securities	—	—	—	—	—	—	500	500
Less: reclassification adjustment for gains and losses included in net income	—	—	—	—	—	—	34	34

Other comprehensive income, net of taxes	—	—	—	—	—	—	534	534
Total comprehensive income	—	—	—	—	—	377	534	911
Other capital transactions
Dividends paid	—	—	—	—	—	(32)	—	(32)

Total other capital transactions	—	—	—	—	—	(32)	—	(32)

Balance, June 30, 2009	10,920	1,000	$633	$—	$8,858	$1,645	$44	$11,180

Balance, January 1, 2010	10,920	1,000	$633	$—	$8,858	$2,218	$488	$12,197
Comprehensive income
Net income	—	—	—	—	—	289	—	289
Other comprehensive income, net of taxes:
Unrealized gains on securities	—	—	—	—	—	—	210	210
Less: reclassification adjustment for gains and losses included in net income	—	—	—	—	—	—	(148)	(148)
Pension liability adjustments	—	—	—	—	—	—	(1)	(1)

Other comprehensive income, net of taxes	—	—	—	—	—	—	61	61
Total comprehensive income	—	—	—	—	—	289	61	350
Other capital transactions
Preferred stock cancellation	(10,920)	—	(633)	—	—	—	—	(633)
Dividends paid	—	—	—	—	(1,707)	(2,340)	—	(4,047)
Capital contributed	—	—	—	—	635	—	—	635

Total other capital transactions	(10,920)	—	(633)	—	(1,072)	(2,340)	—	(4,045)
Balance, June 30, 2010	—	1,000	$—	$—	$7,786	$167	$549	$8,502

See accompanying notes to the unaudited condensed consolidated financial statements.

Liberty Mutual Agency Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions, except share and per share amounts)

	Six Months
	Ended June 30,
	2010	2009

Cash flows from operating activities:
Net income	$289	$377
Adjustments to reconcile net income to net cash provided by operating activities, net of effects from purchases of companies:
Net realized investment (gains) losses	(227)	53
Undistributed private equity investment losses	6	37
Depreciation and amortization	73	74
Deferred income taxes	34	6
Changes in assets and liabilities
Premium and other receivables	(86)	3
Reinsurance recoverables and funds held under reinsurance treaties	163	(64)
Deferred policy acquisition costs	(1,255)	(1,184)
Amortization of deferred policy acquisition costs	1,186	1,209
Unpaid claims and claim adjustment expenses	169	(36)
Unearned premiums	91	(107)
Taxes payable	(111)	(63)
Change in payable to affiliates	62	103
Other, net	22	(171)
Total adjustments	127	(140)

Net cash provided by operating activities	416	237
Cash flows from investing activities:
Purchases of investments:
Fixed maturities	(3,462)	(2,904)
Equity securities	(18)	(41)
Short-term investments	(100)	(5)
Mortgage loans	(37)	—
Other investments	(16)	(7)
Sales and maturities of investments:
Fixed maturities	3,467	1,973
Equity securities	3	68
Short-term investments	109	194
Mortgage loans	4	2
Other investments	122	—
Other investing activities	(63)	789

Net cash provided by investing activities	9	69
Cash flows from financing activities:
Debt financing, net	(256)	(2)
Net securities lending activity and other financing activities	(386)	64
Dividends paid:
Preferred	(16)	(32)

Net cash (used in) provided by financing activities	(658)	30
Net (decrease) increase in cash and cash equivalents	(233)	336
Cash and cash equivalents, beginning of period	1,548	1,968

Cash and cash equivalents, end of period	$1,315	$2,304

Supplemental disclosure of cash flow information:
Income taxes paid	$171	$197
Summary of non-cash transactions:
Operating activities:
Change in payable to affiliates	$(901)	$—
Other, net	19	—

Total operating activities	$(882)	$—
Investing activities:
Sales of investments: fixed maturities	$2,692	$—
Sales of investments: equity securities	83	—

Total investing activities	$2,775	$—
Financing activities:
Capital contributions	$635	$—
Preferred capital contributions	(633)	—
Debt financing, net	2,136	—
Preferred dividends paid	(2)	—
Common dividends paid	(4,029)	—

Total financing activities	$(1,893)	$—

See accompanying notes to the unaudited condensed consolidated financial statements.

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements
(in millions, except share and per share amounts)

(1)	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying interim consolidated financial statements include the accounts of Liberty Mutual Agency Corporation and its subsidiaries and controlled affiliates (collectively the “Company” or “LMAC”). The Company is a carve-out of Liberty Mutual Holding Company Inc., a non-public mutual holding company (collectively, with all non-LMAC affiliates, “Liberty Mutual” and collectively with all consolidated affiliates “Liberty Mutual Group”). The Company’s subsidiaries are comprised of thirty-six insurance companies. Certain controlled affiliates are consolidated into the Company’s results. See Note 3 — Investments — Variable Interest Entities for additional detail. All material intercompany transactions and balances have been eliminated in consolidation.

The Company is anticipating an initial public offering of common stock pursuant to the Securities Act of 1933 (the “Offering”). Prior to the closing of the Offering, Liberty Mutual will cause Ohio Casualty Corporation and its subsidiaries (“Ohio Casualty”) to be transferred to the Company through a combination of a sale of stock and contributions of stock. At the time of the transfer, the Company will recognize the liability and reflect the consideration in the accompanying statement of changes in stockholders’ equity as a dividend to Liberty Mutual. The results of Ohio Casualty have been included in the historical results of the Company for all periods presented. In addition, on June 22, 2010, the Company transferred Summit Holdings Southeast, Inc. and its insurance subsidiaries, which is referred to as “Summit”, to Liberty Mutual. The net results of Summit and the related intercompany reinsurance agreements have been excluded from the historical results of the Company for all periods presented. However, the Company received $1,026 of cash and investments from Liberty Mutual in 2008 related to the reinsurance agreements. This amount was recorded as a deposit and was included in net payable to affiliates. As of January 1, 2010, the Company terminated the related reinsurance agreements and recorded $1,007 as a net payable to affiliates. This amount was settled in March 2010 in cash and investments to Liberty Mutual.

The interim consolidated financial statements have been prepared in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”). In the opinion of the Company’s management, all normal recurring adjustments necessary for a fair presentation of the results of the interim periods have been reflected. The accompanying interim consolidated financial statements and related notes should be read in conjunction with the Company’s consolidated financial statements and related notes included within the Company’s 2009 Audited Consolidated Financial Statements included in its Registration Statement on Form S-1.

The accompanying interim consolidated financial statements have been prepared in conformity with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company’s principal estimates include: (1) unpaid claims and claim adjustment expense reserves, including asbestos and environmental reserves and associated reinsurance recoverables, and insurance policies with variable premiums; (2) allowance for uncollectible reinsurance and policyholder receivables; (3) fair value determination and other-than-temporary impairments of the investment portfolio; (4) deferred policy acquisition costs; and (5) the valuation of goodwill and other intangible assets. While amounts included in the consolidated financial statements reflect management’s best estimates and assumptions, these amounts ultimately could be materially different from the amounts currently provided for in the consolidated financial statements.

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Nature of Operations

The Company provides a wide range of commercial and personal property and casualty insurance coverage to small and mid-size businesses and individuals through independent agencies throughout the United States. The Company conducts its business through three operating segments and a corporate segment.

The Company’s Commercial operating segment, with $2,522 of revenues for the six months ended June 30, 2010, offers insurance coverage for commercial multiple peril, commercial automobile, workers compensation, general liability and other commercial risks to small and mid-size businesses.

The Company’s Personal operating segment, with $2,591 of revenues for the six months ended June 30, 2010, uses the Safeco Insurance brand to offer insurance coverage for private passenger automobile, homeowners and other personal property and liability risks to individuals.

The Company’s Surety operating segment, with $387 of revenues for the six months ended June 30, 2010, offers contract and commercial surety bonds to businesses and individuals in all states using the Liberty Mutual Surety and Liberty SuretyFirst brands.

The Company’s Corporate and Other segment reflects the results of external reinsurance, inter-segment reinsurance arrangements, run-off operations, net realized investment gains (losses), unallocated net investment income, and interest and other expenses. See Note 13 — Segment Information for additional detail.

Adoption of New Accounting Standards

Effective January 1, 2010, the Company adopted new guidance on the accounting for variable interests, as codified in Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation. This guidance reflects the elimination of the concept of a qualifying special-purpose entity and replaces the quantitative-based risks and rewards calculation of the previous guidance for determining which company, if any, has a controlling financial interest in a variable interest entity. The revised guidance requires an analysis of whether a company has (1) the power to direct the activities of an entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb the losses that could potentially be significant to the entity or the right to receive benefits from the entity that could potentially be significant to the entity. An entity is required to be re-evaluated as a variable interest entity when the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights to direct the activities that most significantly impact the entity’s economic performance. Additional disclosures are required about a company’s involvement in variable interest entities and an ongoing assessment of whether a company is the primary beneficiary. The adoption of the new guidance did not have a material impact on the Company. See Note 3 — Investments — Variable Interest Entities for additional detail.

Effective January 1, 2010, the Company adopted ASU 2010-06, Improving Disclosures about Fair Value Measurements, codified within ASC 820, Fair Value Measurements and Disclosures. This guidance requires new disclosures and clarifies existing disclosure requirements for fair value measurements. The revised guidance requires disclosure of the amounts and nature of the transfers in and out of Level 1 and Level 2 measurements. In addition, fair value measurements by Level will now be presented on a more disaggregated basis, by asset or liability class. More detailed disclosures about inputs and valuation techniques for Level 2 and Level 3 measurements for interim and annual reporting periods are also required. The adoption of this guidance had no material impact on the Company’s financial position or results of operations. See Note 10 — Fair Value of Financial Instruments for additional detail. The guidance also requires a gross presentation of activity within the Level 3 rollforward, presenting separately information about purchases, sales, issuances and settlements. The Company will adopt the requirement for gross presentation of the Level 3 rollforward when it is required for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years.

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Effective January 1, 2010 the Company adopted the FASB issued Accounting Standards Update ASU 2010-10, Amendments for Certain Investment Funds, which defers the revised consolidation requirements for a reporting entity’s interest in an entity (1) that has all the attributes of an investment company or (2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies and amends the previous provisions for assessing whether fees paid to a legal entity’s decision maker or service provider are variable interests. The adoption of this guidance did not have a material impact on the Company.

(2)	ACQUISITIONS

Safeco Corporation

On September 22, 2008, the Company completed the acquisition of Safeco Corporation and its subsidiaries (“Safeco”). Pursuant to the terms of the purchase agreement, the Company paid cash of $68.25 per share in exchange for all outstanding shares of the Safeco common stock for a total purchase price of $6,244.

The Company incurred certain restructuring and integration costs as a result of the Safeco acquisition. In 2008, the Company’s management approved a plan to restructure and integrate Safeco into the Company’s existing operations. Under this plan, employees were severed, locations closed and contracts terminated for both the acquired Safeco as well as the Company. These actions commenced almost immediately upon closing of the Safeco transaction and continued throughout 2008, 2009 and 2010. The integration staffing plans identified staffing levels by department. Redundant positions were identified and eliminated first. Employees whose activities are or would be critical to transition or integration were identified and given retention packages. Employees who were not selected to fill authorized positions were eliminated and received termination benefits. Contract terminations and other transitional activities include costs to consolidate or close facilities or terminate other contracts as well as costs to relocate employees to other facilities. Costs to terminate an operating lease or terminate other contract include costs to terminate the contract before the end of its term and costs that will continue to be incurred under the contract for its remaining term without economic benefit to the Company.

Total integration costs incurred for the six months ended June 30, 2010 and 2009 were $(2) and $16, respectively.

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

	Safeco
	Cumulative and for the Six Months Ended June 30, 2010
	2008
	Adjustment
	to Opening		Accrued as of			Accrued as of	Expected
	Balance	2008-2009	December 31,	2010	2010	June 30,	Cumulative
	Sheet	Payments	2009	Adjustments	Payments	2010	Costs

Costs included in allocation of purchase price:
Employment Reductions:
Commercial	$3	$(3)	$—	$—	$—	$—	$3
Personal	4	(4)	—	—	—	—	4
Corporate and Other	68	(68)	—	—	—	—	68
Contract terminations and other transitional activities:
Corporate and Other	37	(15)	22	(2)	(2)	18	35

Total included in Allocation of Purchase Price	$112	$(90)	$22	$(2)	$(2)	$18	$110

			Accrued as of			Accrued as of	Expected
	2008-2009	2008-2009	December 31,	2010	2010	June 30,	Cumulative
	Adjustments	Payments	2009	Adjustments	Payments	2010	Costs

Costs included in general and administrative expenses:
Employment Reductions:
Commercial	$14	$(13)	$1	$—	$(1)	$—	$14
Personal	15	(15)	—	—	—	—	15
Surety	6	(6)	—	—	—	—	6
Contract terminations and other transitional activities:
Commercial	6	(6)	—	—	—	—	6
Personal	2	(2)	—	—	—	—	2
Surety	1	(1)	—	—	—	—	1
Corporate and Other	12	(7)	5	—	(1)	4	12

Total costs included in general and administrative expenses	56	(50)	6	—	(2)	4	56
Total Restructuring Costs	$168	$(140)	$28	$(2)	$(4)	$22	$166

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Goodwill

The following table presents the carrying amount of the Company’s goodwill by operating segment as of June 30, 2010 and December 31, 2009:

	June 30,	December 31,
	2010	2009

Commercial	$1,497	$1,497
Personal	988	988
Surety	569	569

Total goodwill	$3,054	$3,054

Other Intangible Assets

The following table presents the carrying amount of the Company’s other intangible assets by operating segment as of June 30, 2010 and December 31, 2009:

	June 30,	December 31,
	2010	2009

Commercial	$343	$353
Personal	605	619
Surety	83	85

Total intangible assets	$1,031	$1,057

The following table presents a summary of other intangible assets by major asset class as of June 30, 2010 and December 31, 2009:

	As of June 30, 2010
	Gross
	Carrying	Accumulated
	Value	Amortization	Net

Intangible assets subject to amortization:
Agency relationship	$766	$(94)	$672
Non-compete agreements	4	(4)	—
Leases	12	5	17
Other	1	(1)	—

Total intangible assets subject to amortization	783	(94)	689
Total intangible assets not subject to amortization(1)	342	—	342

Total other intangible assets	$1,125	$(94)	$1,031

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

	As of December 31, 2009
	Gross
	Carrying	Accumulated
	Value	Amortization	Net

Intangible assets subject to amortization:
Agency relationship	$766	$(70)	$696
Non-compete agreements	4	(4)	—
Leases	12	5	17
Other	1	(1)	—

Total intangible assets subject to amortization	783	(70)	713
Total intangible assets not subject to amortization(1)	344	—	344

Total other intangible assets	$1,127	$(70)	$1,057

(1)	On February 23, 2010, the Company merged one of its insurance subsidiaries, Avomark Insurance Company, with and into another of its insurance subsidiary West American Insurance Company. As of May 17, 2010, authorization was given by all states to terminate certificates of authority resulting in a decrease in value of $2.

The following table presents the Company’s amortization expense for other intangible assets by major asset class:

	Six Months Ended
	June 30,
	2010	2009

Agency relationship	$24	$24
Non-compete agreements	—	—
Leases	—	(3)
Other	—	—

Total amortization expense	$24	$21

The estimated amortization expense for the remaining months of 2010 is $26 and for each of the years ended December 31, 2011 through 2014, the estimated amortization expense is $50, $51, $52 and $52.

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

(3)	INVESTMENTS

Components of Net Investment Income

	For the Six Months
	Ended June 30,
	2010	2009

Fixed maturities	$470	$453
Equity securities	5	20
Limited partnerships and limited liability companies	(5)	(35)
Mortgage loans	10	6
Other investment income	3	14

Gross investment income	483	458
Investment expenses	(20)	(19)

Net investment income	$463	$439

Components of Net Realized Investment Gains (Losses)

	For the Six Months
	Ended June 30,
	2010	2009

Gross realized gains	$249	$17
Gross realized losses	(12)	(12)
Net other-than-temporary impairment losses recognized in earnings	(10)	(58)

Net realized investment gains (losses)	$227	$(53)

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Available for Sale Investments

The gross unrealized gains and losses and fair values of available-for-sale investments as of June 30, 2010 and December 31, 2009 are as follows:

	As of June 30, 2010
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. government and agency securities	$669	$34	$—	$703
Mortgage and asset-backed securities:
Residential	3,682	184	(21)	3,845
Commercial	758	22	(2)	778
Other mortgage and asset-backed securities	787	50	(11)	826
U.S. state and municipal	5,858	371	(29)	6,200
Corporate and other	5,104	291	(38)	5,357
Foreign government securities	17	1	—	18
Redeemable preferred stock	26	2	—	28

Total fixed maturities	16,901	955	(101)	17,755
Common stock	68	30	(3)	95
Preferred stock	131	15	(20)	126

Total equity securities	199	45	(23)	221

Total securities available for sale	$17,100	$1,000	$(124)	$17,976

	As of December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. government and agency securities	$706	$20	$(1)	$725
Mortgage and asset-backed securities:
Residential	4,730	132	(36)	4,826
Commercial	558	8	(14)	552
Other mortgage and asset-backed securities	920	36	(18)	938
U.S. state and municipal	8,319	464	(41)	8,742
Corporate and other	4,111	221	(36)	4,296
Foreign government securities	18	—	(1)	17
Redeemable preferred stock	26	3	—	29

Total fixed maturities	19,388	884	(147)	20,125
Common stock	53	32	—	85
Preferred stock	205	26	(15)	216

Total equity securities	258	58	(15)	301

Total securities available for sale	$19,646	$942	$(162)	$20,426

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The amortized cost and fair value of fixed maturities as of June 30, 2010 and December 31, 2009, by contractual maturity, are as follows:

	June 30, 2010		December 31, 2009
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due to mature:
One year or less	$665	$677	$557	$565
Over one year through five years	3,577	3,759	3,335	3,494
Over five years through ten years	3,810	4,045	3,074	3,241
Over ten years	3,622	3,825	6,214	6,509
Mortgage and asset-backed securities of government and corporate agencies	5,227	5,449	6,208	6,316

Total fixed maturities	$16,901	$17,755	$19,388	$20,125

Expected maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Securities in an Unrealized Loss Position

The following table shows a schedule of the Company’s unrealized losses and fair value by security type and by duration for the individual securities that have been in a continuous unrealized loss position for less than 12 months or 12 months or longer at June 30, 2010.

	Less Than 12 Months		12 Months or Longer
		Fair Value of		Fair Value of
		Investments		Investments
		with		with
	Unrealized	Unrealized	Unrealized	Unrealized
As of June 30, 2010	Losses	Losses	Losses	Losses

U.S. government and agency securities	$—	$—	$—	$11
Mortgage and asset-backed securities:
Residential	(2)	29	(19)	127
Commercial	(1)	27	(1)	25
Other mortgage and asset-backed securities	(3)	7	(8)	34
U.S. state and municipal	(2)	154	(27)	216
Corporate and other	(20)	675	(18)	153

Total fixed maturities	(28)	892	(73)	566
Common stock	(3)	8	—	—
Preferred stock	(2)	23	(18)	60

Total equity securities	(5)	31	(18)	60

Total securities available for sale	$(33)	$923	$(91)	$626

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The following table shows a schedule of the Company’s unrealized losses and fair value by security type and by duration for the individual securities that have been in a continuous unrealized loss position for less than 12 months or 12 months or longer at December 31, 2009.

	Less Than 12 Months		12 Months or Longer
		Fair Value of		Fair Value of
		Investments		Investments
		with		with
	Unrealized	Unrealized	Unrealized	Unrealized
As of December 31, 2009	Losses	Losses	Losses	Losses

U.S. government and agency securities	$(1)	$156	$—	$—
Mortgage and asset-backed securities:
Residential	(6)	545	(30)	188
Commercial	—	38	(14)	206
Other mortgage and asset-backed securities	(5)	126	(13)	42
U.S. state and municipal	(11)	404	(30)	253
Corporate and other	(7)	314	(29)	278
Foreign government securities	(1)	13	—	—

Total fixed maturities	(31)	1,596	(116)	967
Preferred stock	—	—	(15)	94

Total equity securities	—	—	(15)	94

Total securities available for sale	$(31)	$1,596	$(131)	$1,061

The Company does not believe that the investment securities that were in an unrealized loss position as of June 30, 2010 contain an other-than-temporary impairment. As of June 30, 2010, there were 210 securities that were in an unrealized loss position for 12 months or longer. Total gross unrealized losses were primarily attributable to changes in credit quality, market interest rates relative to when the investment securities were purchased, and/or general economic conditions. Management does not intend to sell the securities that were in an unrealized loss position and it is not more likely than not that the Company will be required to sell the securities before recovery.

Realized investment gains and losses on sales of investments are recognized in income using the specific identification method.

Proceeds from sales of fixed maturity securities classified as available-for-sale were $4,867 and $538 for the six months ended June 30, 2010 and 2009, respectively. The gross realized gains and losses on such sales were $227 and $8 for the six months ended June 30, 2010. Gross realized gains and losses on such sales were $12 and $15 for the six months ended June 30, 2009.

Proceeds from sales of equity securities classified as available-for-sale were $85 and $68 for the six months ended June 30, 2010 and 2009, respectively. The gross realized gains and losses on such sales were $11 and $0 for the six months ended June 30, 2010. Gross realized gains and losses on such sales were $8 and $2 for the six months ended June 30, 2009.

Securities Lending

The Company participates in a securities lending program to generate additional income, whereby certain of the domestic fixed maturity securities are loaned for a short period of time from its portfolio to qualifying third parties via lending agents. Terms of the agreement are for borrowers of these securities to provide

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

collateral of at least 102% of the fair value of the loaned securities. Acceptable collateral may be in the form of cash or permitted securities as outlined in the securities lending agreement. The fair value of the loaned securities is monitored and additional collateral is obtained if the fair value of the collateral falls below 102% of the fair value of the loaned securities. Under the terms of the securities lending program, the lending agent indemnifies the Company against borrower defaults. The loaned securities remain a recorded asset of the Company, however, the Company records a liability for the amount of cash collateral held, representing the Company’s obligation to return the collateral related to the loaned securities. The Company’s collateral reinvestment guidelines encourage a risk-averse investment allocation of cash received as collateral for loans. As of June 30, 2010 and December 31, 2009, the fair values of fixed maturities loaned under the Company’s securities lending program were $63 and $544, respectively.

Variable Interest Entities

The Company has relationships with variable interest entities (“VIEs”) which the Company does not consolidate as the Company’s lacks the power to direct the activities that significantly impact the economic success of these entities. These relationships include investments in certain private equity limited partnerships in which the Company is a passive investor and not related to the general partners. The Company has determined that it is not the primary beneficiary of these entities based on qualitative assessments of the VIEs’ capital structure, contractual terms, nature of the VIEs’ operations and purpose and its relative exposure to the related risks of the VIE on the date the Company initially became involved in the VIE.

At June 30, 2010, the total carrying value of the Company’s investments in private equity limited partnerships that the Company has determined to be VIE’s for which the Company is not the primary beneficiary is not significant. The Company’s maximum exposure to loss related to these VIEs is limited to the carrying value of the Company’s investments and any unfunded commitments. The Company has provided no financing to these VIEs other than previously contractually required amounts. The Company’s investments in these VIEs are included in other investments on the consolidated balance sheets.

The Company is considered to be primary beneficiary of the financial results of Montgomery Mutual Insurance Company, National Insurance Association, America First Lloyds Insurance Company, American States Lloyds Insurance Company and Safeco Lloyds Insurance Company. As a result, these entities are consolidated as part of the Company’s consolidated financial statements. Included in the Company’s consolidated balance sheets are net assets as of June 30, 2010 and December 31, 2009 related to these legal entities of $77 and $75, respectively.

(4)	DEFERRED POLICY ACQUISITION COSTS

The following reflects the policy acquisition costs deferred for amortization against future income and related amortization charged to income:

	Six Months Ended
	June 30,
	2010	2009

Balance at beginning of year	$1,070	$1,042
Acquisition costs deferred	1,255	1,184
Amortization charged to income	(1,186)	(1,209)

Balance at end of period	$1,139	$1,017

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

(5)	UNPAID CLAIMS AND CLAIM ADJUSTMENT EXPENSES

Activity in unpaid claims and claim adjustment expenses of the Company are summarized as follows:

	2010	2009

Balance as of January 1	$12,053	$12,651
Less: Unpaid reinsurance recoverables	1,366	1,517

Net balance as of January 1	10,687	11,134
Incurred attributable to:
Current year	3,596	3,520
Prior years	40	(229)

Total incurred	3,636	3,291
Paid attributable to:
Current year	1,524	1,440
Prior years	1,840	1,891

Total paid	3,364	3,331
Add: Unpaid reinsurance recoverables	1,263	1,521

Balance as of June 30	$12,222	$12,615

For the six months ended June 30, 2010, the Company recorded unfavorable incurred losses attributable to prior years of $40. The unfavorable incurred losses attributable to prior years were driven by unfavorable development of $165 in the Company’s Corporate and Other segment primarily related to run-off general liability reserves acquired as part of the 2008 Safeco acquisition. This was partially offset by favorable development of $53 in the Company’s Surety segment reflecting better than expected paid and reported loss emergence in the more recent accident years. The Company’s Commercial segment experienced $46 of favorable incurred losses attributable to prior years principally driven by 2009 fourth quarter property losses emerging at lower levels than expected with benign severity trends. Additionally, favorable development of $26 in the Company’s Personal segment was largely due to favorable trends in the private passenger automobile liability line due to moderate severity and favorable frequency trends across multiple accident years.

For the six months ended June 30, 2009, the Company recorded favorable incurred losses attributable to prior years of $229. The favorable incurred losses attributable to prior years was primarily driven by actual losses emerging at levels lower than expected and lower than expected severity trends within the Company’s Commercial segment, specifically in the commercial multiple peril product line. The Company’s Commercial segment also experienced better than expected loss development in the general liability product line, driven by several factors, including moderate severity and favorable frequency trends. Additionally, the Company experienced favorable emergence in its Personal segment in 2009 driven primarily by favorable trends in private passenger automobile bodily injury claims, with improved estimates driven, in large part, by moderate severity and favorable frequency trends across multiple accident years.

The Company writes insurance policies that cover catastrophic events. The Company’s policies cover unpredictable natural and other disasters, such as hurricanes, windstorms, earthquakes, floods, fires, terrorist attacks, and explosions. Although the Company purchases reinsurance to mitigate its exposure to certain catastrophic events, claims from catastrophic events could cause substantial volatility in its financial results for any fiscal year and have a material adverse effect on its financial condition. Catastrophes are an inherent risk of the property-casualty insurance business and have contributed to material period-to-period fluctuations in

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

the Company’s results of operations and financial position. The level of catastrophe losses experienced in any period cannot be predicted and can be material to the results of operations and financial position of the Company. Catastrophe losses incurred for the six months ended June 30, 2010 and 2009 were $410 and $285, respectively.

(6)	ASBESTOS AND ENVIRONMENTAL RESERVES

The following tables summarize the activity related to the Company’s asbestos and environmental claims and claim adjustment expenses, a component of the Company’s unpaid claims and claim adjustment expenses, for the six months ended June 30, 2010 and 2009:

	2010	2009

Asbestos:
Balance as of January 1	$314	$347
Less: Unpaid reinsurance recoverables	47	54

Net balance as of January 1	267	293
Total incurred	—	—
Total paid	11	10

Net balance as of June 30	256	283
Add: Unpaid reinsurance recoverables	50	51

Balance as of June 30	306	334
Allowance for reinsurance on unpaid losses	8	8

Total unpaid losses including allowance for unpaid reinsurance	$314	$342

	2010	2009
Environmental:
Balance as of January 1	$160	$169
Less: Unpaid reinsurance recoverables	20	19

Net balance as of January 1	140	150
Total incurred	—	—
Total paid	8	9

Net balance as of June 30	132	141
Add: Unpaid reinsurance recoverables	20	20

Balance as of June 30	$152	$161

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

(7)	REINSURANCE

The following table summarizes the Company’s reinsurance recoverables as of June 30, 2010:

	Reinsurance	Collateral	Net
	Recoverables	Held	Recoverables

A.M. Best Rated Reinsurers	$1,013	$147	$866
Involuntary pools	253	—	253
Voluntary pools	6	—	6
Other (1)	117	17	100

Gross recoverables	1,389	164	1,225
Less: Allowance	75	—	75

Net recoverables	$1,314	$164	$1,150

(1)	Includes $89 of net recoverables from non-rated reinsurers and $11 of net recoverables from captive and program business.

The Company had significant reinsurance recoverable concentrations as of June 30, 2010, net of offsetting collateral under the contracts, as follows:

Reinsurance Recoverables, Net of Offsetting Collateral

Swiss Reinsurance Group	$237
Liberty Mutual Group	163
Berkshire Hathaway Insurance Group	141
Munich Re Group	88
Equitas Insurance Limited	42
Lincoln Financial Group	40
PartnerRe Group	32
American International Group Inc.	21
White Mountains Insurance Group	20
Chubb Group of Insurance Companies	17

Total significant reinsurers	$801

(8)	DEBT OUTSTANDING

Debt Transactions

On February 3, 2010, the Company declared and paid a dividend to Liberty Mutual in the form of the February 2010 Note in the aggregate principal amount of $4,000 due February 29, 2012, bearing interest at an annual rate of 0.72%. The February 2010 Note may be prepaid at any time on or after March 5, 2010 in whole or in part without penalty or premium. Events of default under the February 2010 Note include: (a) uncured failure to pay principal or interest, (b) Liberty Mutual or its affiliates ceasing at any time to own, directly or indirectly, 51% of the voting power of the Company’s common stock, (c) Liberty Mutual or its affiliates ceasing at any time or for any reason to have the voting power to elect a majority of the company’s board of directors, (d) the Company’s default in the performance of its obligations under any indebtedness in excess of $100 in the aggregate or (e) bankruptcy or insolvency related actions affecting the Company. On April 14, 2010, the Company repaid $1,864 of the $4,000 February 2010 Note to Liberty Mutual in the form of investments. On April 20, 2010, the Company repaid an additional $235 of the $4,000 February 2010 Note in the form of cash, leaving $1,901 of the February 2010 Note outstanding as of June 30, 2010.

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

As of June 30, 2010 and December 31, 2009, the Company had short-term debt of $0 and $19, respectively. The $19 relates to the 4.875% Note that matured in February 2010.

Long-term debt outstanding of the Company as of June 30, 2010 and December 31, 2009 was as follows:

	June 30,	December 31,
	2010	2009

0.72% Notes, due 2012	$1,901	$—
7.25% Notes, due 2012	17	17
7.30% Notes, due 2014	20	20
Capital lease (1)	19	21

Subtotal	1,957	58
Unamortized fair value adjustments	1	1

Total long-term debt outstanding excluding current maturities	$1,958	$59

(1)	Capital lease relates to a gross asset of $25 as of June 30, 2010 and December 31, 2009 and accumulated amortization as of June 30, 2010 and December 31, 2009 of $6 and $4, respectively.

Short-Term Debt

On May 12, 2010, the Company entered into a $200 unsecured revolving credit facility for general corporate purposes with a syndicate of lenders led by Bank of America, N.A. that terminates three years following the date the facility first becomes available to the Company. The Company can increase the $200 limit by up to an additional $100, upon the agreement of any existing or new lender to lend such additional amount, without the consent of the other existing lenders. The Company has the ability to trigger the availability of the facility and establish specific terms of the facility’s consolidated tangible net worth financial covenant based on the Company’s then-current financials (after giving effect to certain reorganization transactions) at any time before December 31, 2010. Accordingly, the Company does not intend to trigger the availability of the facility until certain reorganization steps are complete, including the transfer of Summit from the Company to Liberty Mutual and the transfer of 100% of the stock of Ohio Casualty to the Company. The Company has completed the transfer of Summit to Liberty Mutual and expects the remaining reorganization steps will be completed prior to the completion of the Offering. Loans under this facility will bear interest at varying rates depending on the financial strength ratings of the Company’s significant insurance subsidiaries. This facility requires the Company to maintain specified financial ratios and includes other customary affirmative and restrictive covenants such as limitations on indebtedness, consolidation, merger or transfer of properties and assets to an affiliate or third party. Events of default by the Company under the facility include, among other things, failure to maintain specified financial ratios, breaches of representations and warranties, default in the payment of interest or principal, default in the performance of covenants, bankruptcy or insolvency related actions, failure to pay when due $30 or more of any indebtedness or contingent obligations and such default continuing beyond any applicable grace period, or breach of any instrument evidencing or governing such indebtedness or contingent obligations if the effect is to cause the same to come due prior to its stated maturity, and the entry of any judgment which has not been vacated or stayed within 60 days thereof and which involves a liability of $50 in the case of a single judgment or $200 or more in the aggregate in the case of multiple judgments. Events of default under the facility also include Liberty Mutual Holding Company Inc. and Liberty Mutual Group, Inc. ceasing to own or control, directly or indirectly, 51% of the outstanding shares of the Company’s capital stock. The facility is not yet available to the Company, as the Company has not yet triggered its availability as discussed above, and has not borrowed any funds under the facility.

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

On May 11, 2010, Peerless Insurance Company (“PIC”), an insurance subsidiary of the Company, became a member of the Federal Home Loan Bank of Boston (“FHLBB”). Membership in the FHLBB requires that PIC purchase FHLBB stock based on levels of certain assets (membership stock) and a percentage of the dollar amount of advances outstanding (activity-based stock). PIC has acquired approximately $4 of FHLBB membership stock, and as a condition to participating in the FHLBB’s collateralized borrowing program will be required to purchase additional shares of FHLBB activity-based stock in an amount equal to a percentage of PIC’s borrowings. This membership makes PIC eligible to access secured asset-based borrowing with loan maturities up to 20 years for which PIC would be required to pledge qualified mortgage-backed assets and government securities as collateral. Events of default by PIC under FHLBB agreements include, among other things, bankruptcy or insolvency related activities. PIC has authorized up to $1,200 in borrowings from the FHLBB. To date, PIC has not borrowed any funds from the FHLBB.

On March 26, 2010, the Company entered into a $250 three-year committed repurchase agreement for general corporate purposes with Mitsubishi UFJ Securities (“USA”), Inc. The repurchase agreement is guaranteed by Liberty Mutual. Securities available to the Company for sale and repurchase under the repurchase agreement include certain U.S. government, U.S. agency and mortgage backed securities with margin requirements up to 110% of the transaction value. Transactions under the repurchase agreement involve varying financing rates depending on Liberty Mutual’s long-term debt ratings. This repurchase agreement includes customary affirmative covenants and restrictive covenants on the Company and Liberty Mutual limiting consolidation, merger or transfer of properties and assets to an affiliate or third party. Events of default by the Company and Liberty Mutual under the repurchase agreement include, among other things, failure of Liberty Mutual to maintain specified financial ratios, breaches of representations and warranties, default in the obligation to repurchase securities, default in the performance of covenants, bankruptcy or insolvency related actions, any default by Liberty Mutual Group Inc. under its December 2009 revolving credit agreement, failure to pay when due $40 or more of any indebtedness or contingent obligations and such default continuing beyond any applicable grace period, or breach of any instrument evidencing or governing such indebtedness or contingent obligations if the effect is to cause the same to come due prior to its stated maturity, the entry of any judgment which has not been vacated or stayed within 60 days thereof and which involves a liability of $50 in the case of a single judgment or $200 or more in the aggregate in the case of multiple judgments, and an event of default under Liberty Mutual’s repurchase or credit facilities. To date, no funds have been borrowed under the repurchase agreement.

Interest

The Company paid $2 and $2 of interest for the six months ended June 30, 2010 and 2009, respectively.

Line of Credit Agreements

The Company has revolving loan agreements with Liberty Mutual in the amount of $500 that expire on May 22, 2011, and $130 that expires on November 8, 2012. To date, no funds have been borrowed under the facilities.

(9)	INCOME TAXES

The effective tax rate was 24.5% and 27.4% for the six months ended June 30, 2010 and 2009. In the second quarter, the Company revised its estimate of the estimated annual effective tax rate from 27.0% to 24.5% for the six months ended June 30, 2010. Income taxes in the statements of income are based on an estimated annual effective tax rate, which reflects exclusion of tax-exempt interest income.

For the six months ended June 30, 2010, the Company had no material changes in its uncertain tax positions.

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

(10)	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the price that would be received to sell an asset or would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company primarily uses the market approach which generally utilizes market transaction data for identical or similar instruments.

The hierarchy level assigned to each security in the Company’s available-for-sale portfolio is based on the Company’s assessment of the transparency and reliability of the inputs used in the valuation of each instrument at the measurement date. The highest priority is given to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Securities are classified based on the lowest level of input that is significant to the fair value measurement. The Company recognizes transfers between levels at the end of each reporting period. The three hierarchy levels are defined as follows:

•	Level 1 — Valuations based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access.

•	Level 2 — Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets or liabilities at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly.

•	Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement and involve management judgment. The unobservable inputs reflect the Company’s own assumptions about the assumptions that market participants might use.

The availability of observable inputs can vary from financial instrument to financial instrument and is affected by a wide variety of factors, including, for example, the type of financial instrument, whether the financial instrument is new and not yet established in the marketplace, and other characteristics particular to the financial instrument. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires significantly more judgment. Accordingly, the degree of judgment exercised by management in determining fair value is greatest for instruments categorized in Level 3.

The Company used the following methods and assumptions in estimating the fair value of its financial instruments as well as the general classification of such financial instruments pursuant to the above fair value hierarchy:

Fixed Maturities

At each valuation date, the Company uses various valuation techniques to estimate the fair value of its fixed maturities portfolio. The primary method for valuing the Company’s securities is through independent third-party valuation service providers. For positions where valuations are not available from independent third-party valuation service providers, the Company utilizes broker quotes and internal pricing methods to determine fair values. The Company obtains a single non-binding price quote from a broker familiar with the security who, similar to the Company’s valuation service providers, may consider transactions or activity in similar securities, as applicable, among other information. The brokers providing price quotes are generally from the brokerage divisions of leading financial institutions with market making, underwriting and distribution expertise regarding the security subject to valuation. The evaluation and prioritization of these valuation sources is systematic and predetermined resulting in a single quote or price for each financial instrument. The following describes the techniques generally used to determine the fair value of the Company’s fixed maturities by asset class.

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

U.S. government and agency

U.S. government and agency securities consist primarily of bonds issued by the U.S. Treasury and mortgage pass-through agencies such as the Federal Home Loan Bank, the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. As the fair values of the Company’s U.S. Treasury securities are based on unadjusted market prices, they are classified within Level 1. The fair value of U.S. government agency securities is generally determined using observable market inputs that include quoted prices for identical or similar assets in markets that are not active, benchmark yields, reported trades, of identical or comparable securities, bids, offers and credit spreads. Accordingly, the fair value of U.S. government agency securities is classified within Level 2.

Mortgage-Backed Securities

The Company’s portfolio of residential mortgage-backed securities (“MBS”) and commercial MBS are originated by both agencies and non-agencies, the majority of which are pass-through securities issued by U.S. government agencies. The fair value of MBS securities is generally determined using observable market inputs that include quoted prices for identical or similar assets in markets that are not active, benchmark yields, contractual cash flows, prepayment speeds, collateral performance and credit spreads. Accordingly, the fair value of MBS securities is primarily classified within Level 2.

Asset-Backed Securities

Asset-backed securities (“ABS”) include mostly investment-grade bonds backed by pools of loans with a variety of underlying collateral, including automobile loan receivables, credit card receivables, and collateralized loan obligation securities originated by a variety of financial institutions. The fair value of ABS securities is generally determined using observable market inputs that include quoted prices for identical or similar assets in markets that are not active, benchmark yields, contractual cash flows, prepayment speeds, collateral performance and credit spreads. Accordingly, the fair value of ABS securities is primarily classified within Level 2.

Municipals

The Company’s municipal portfolio comprises bonds issued by U.S. domiciled state and municipal entities. The fair value of municipal securities is generally determined using observable market inputs that include quoted prices for identical or similar assets in markets that are not active, benchmark yields, broker quotes, issuer ratings, reported trades of identical or comparable securities, and credit spreads. Accordingly, the fair value of municipal securities is primarily classified within Level 2.

Corporate debt and other

Corporate debt securities consist primarily of investment-grade debt of a wide variety of corporate issuers and industries. The fair value of corporate and other securities is generally determined using observable market inputs that include quoted prices for identical or similar assets in markets that are not active, benchmark yields, new issuances, issuer rating, reported trades of identical or comparable securities, bids, offers and credit spreads. Accordingly, the fair value of corporate and other securities is primarily classified within Level 2. In the event third-party vendor valuation is not available, prices are determined using non-binding price quotes from a broker familiar with the security. In this instance, the valuation inputs are generally unobservable and the fair value is classified within Level 3.

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Foreign government securities

Foreign government securities comprise bonds issued by foreign governments and their agencies along with supranational organizations. The fair value of foreign government securities is generally determined using observable market inputs that include quoted prices for identical or similar assets in markets that are not active, benchmark yields, broker quotes, issuer ratings, reported trades of identical or comparable securities and credit spreads. Accordingly, the fair value of foreign government securities is primarily classified within Level 2.

Redeemable preferred stock

The fair value of redeemable preferred stock securities is generally determined using observable market inputs that include quoted prices for identical or similar assets in markets that are not active, benchmark yields, underlying stock prices, reported trades of identical or comparable securities and credit spreads. Accordingly, the fair value of redeemable preferred stock is classified within Level 2.

Equity Securities

Equity securities include common and preferred stocks. Common stocks with fair values based on quoted market prices in active markets are classified in Level 1. Common stocks with fair values determined using observable market inputs that include quoted prices for identical or similar assets in markets that are not active are classified in Level 2. The fair value of preferred stock is generally determined using observable market inputs that include quoted prices for identical or similar assets in markets that are not active. Accordingly, the fair value of preferred stock is primarily classified within Level 2.

The following tables summarize the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2010 and December 31, 2009:

Assets, at Fair Value as of June 30, 2010	Level 1	Level 2	Level 3	Total

Fixed maturities, available for sale:
U.S. government and agency securities	$601	$90	$12	$703
Mortgage and asset-backed securities:
Residential	—	3,823	22	3,845
Commercial	—	750	28	778
Other mortgage and asset-backed securities	—	792	34	826
U.S. state and municipal	—	6,189	11	6,200
Corporate and other	—	5,193	164	5,357
Foreign government securities	—	18	—	18
Redeemable preferred stock	—	28	—	28

Total fixed maturities, available for sale	601	16,883	271	17,755
Equity securities, available for sale:
Common stock	48	—	47	95
Preferred stock	—	126	—	126

Total equity securities, available for sale	48	126	47	221
Short-term investments	—	100	—	100

Total assets at fair value	$649	$17,109	$318	$18,076

The Company did not have significant transfers between Levels 1 and 2 during the six months ended June 30, 2010.

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Assets, at Fair Value as of December 31, 2009	Level 1	Level 2	Level 3	Total

Fixed maturities, available for sale:
U.S. government and agency securities	$613	$82	$30	$725
Mortgage and asset-backed securities:
Residential	—	4,820	6	4,826
Commercial	—	537	15	552
Other mortgage and asset-backed securities	—	890	48	938
U.S. state and municipal	—	8,729	13	8,742
Corporate and other	—	4,104	192	4,296
Foreign government securities	—	17	—	17
Redeemable preferred stock	—	29	—	29

Total fixed maturities, available for sale	613	19,208	304	20,125
Equity securities, available for sale:
Common stock	41	42	2	85
Preferred stock	—	215	1	216

Total equity securities, available for sale	41	257	3	301
Short-term investments	107	—	2	109

Total assets at fair value	$761	$19,465	$309	$20,535

The following tables present the changes in the Level 3 fair value category for the six months ended June 30, 2010 and 2009:

			Net			Net
	Balance at	Net	Unrealized	Net Purchases	Net	Transfers	Balance as of
	January 1,	Realized	Gains	(Sales) and	Transfers	Out of	June 30,
	2010	(Losses)	(Losses)	(Maturities)	into Level 3	Level 3	2010

Fixed maturities, available for sale:
U.S. government and agency securities	$30	$—	$1	$(6)	$11	$(24)	$12
Mortgage and asset-backed securities:
Residential	6	—	1	37	—	(22)	22
Commercial	15	—	1	97	—	(85)	28
Other mortgage and asset-backed securities	48	(4)	7	(2)	1	(16)	34
U.S. state and municipal	13	—	1	—	—	(3)	11
Corporate and other	192	—	3	(45)	31	(17)	164
Equity securities and short-term investments	5	(1)	—	2	42	(1)	47

Total	$309	$(5)	$14	$83	$85	$(168)	$318

Transfers in and/or (out) of Level 3 during the six months ended June 30, 2010 were due to re-evaluation of the observability of pricing inputs.

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The following tables present the changes in the Level 3 fair value category for the six months ended June 30, 2009:

		Net	Net			Net
	Balance at	Realized	Unrealized	Net Purchases	Net	Transfers	Balance as of
	January 1,	Gains	Gains	(Sales) and	Transfers	Out of	June 30,
	2009	(Losses)	(Losses)	(Maturities)	into Level 3	Level 3	2009

Fixed maturities, available for sale:
U.S. government and agency securities	$15	$—	$—	$(1)	$14	$(2)	$26
Mortgage and asset-backed securities:
Residential	5	—	—	(2)	5	—	8
Commercial	11	—	—	(2)	9	—	18
Other mortgage and asset-backed securities	43	—	(5)	—	26	(12)	52
U.S. state and municipal	9	—	—	—	8	(4)	13
Corporate and other	225	(4)	7	(15)	11	(22)	202
Equity securities and short-term investments	27	(5)	8	—	21	(22)	29

Total	$335	$(9)	$10	$(20)	$94	$(62)	$348

There were no material assets or liabilities that were measured at fair value on a non-recurring basis during the six months ended June 30, 2010 and 2009.

The fair values and carrying values of the Company’s financial instruments excluded from ASC 820 as of June 30, 2010 and December 31, 2009 were as follows:

	As of June 30,		As of December 31,
	2010		2009
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Other investments	$37	$37	$150	$150
Mortgage loans	304	310	271	260
Cash and cash equivalents	1,315	1,315	1,548	1,548
Debt outstanding	1,958	1,945	78	81

Other investments:  Fair values approximate the Company’s equity in the limited partnerships’ net assets.

Mortgage loans:  The fair values were estimated using an option-adjusted discounted cash flow valuation. The valuation includes both observable market inputs and estimated model parameters.

Cash and cash equivalents:  The carrying amounts reported in the consolidated balance sheets for these instruments approximate fair values.

Debt outstanding:  Fair values of short-term borrowings and capital lease obligations approximate carrying value. Fair values of long-term debt were based on either quoted market prices or estimated using discounted cash flow analyses based on the Company’s incremental borrowing rate at June 30, 2010 and December 31, 2009.

(11)	COMMITMENTS AND CONTINGENT LIABILITIES

The Company is regularly involved in legal, regulatory and arbitration proceedings concerning matters arising in the ordinary course of business. These include proceedings specific to the Company, including the Company’s run-off operations, as well as proceedings generally applicable to the property casualty industry. Contingent liabilities arising from litigation, income taxes, and other matters are not considered material in relation to the financial position of the Company.

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The Society of Jesus, Oregon Province (the “Debtor”) has sought insurance coverage from certain of the Company’s insurance subsidiaries acquired in the Safeco acquisition for certain claims by persons who claim sexual abuse by one or more persons associated with the Debtor. The Debtor, which filed for bankruptcy protection in February 2009 in the Bankruptcy Court for the District of Oregon (the “Bankruptcy Court”), contends that one or more of the Safeco insurers issued liability policies to the Debtor for the period 1966 — 1992. Until its bankruptcy filing, the Company defended the Debtor against certain tort claims and paid certain indemnity amounts on behalf of the Debtor in connection with the tort claims, subject to a reservation of rights.

On October 23, 2009, to advance resolution of certain of the coverage issues, the Company filed an adversary proceeding, General Insurance Co. of America v. Society of Jesus, Oregon Province, Adversary Proceeding Case No. 09-3351 (Bankr. D. Or.) (the “Adversary Proceeding”) against the Debtor, seeking a declaration that the Company does not have a duty to defend and/or indemnify the Debtor with respect to many of the tort claims. The Company and the Debtor are the only parties to the Adversary Proceeding. The Debtor has answered and counterclaimed for declaratory relief; discovery is proceeding pursuant to an agreed schedule approved by order of December 17, 2009.

The Company and the Debtor are currently participating in a court ordered mediation, along with representatives of certain tort claimants, which process, if successful, would resolve the parties’ insurance coverage disputes, as well as all pending and future tort claims. Multiple issues exist which bear on whether and to what extent the Company owes insurance coverage to the Debtor. The most crucial insurance issues include the following: (1) the existence or lack of insurance coverage provided by the Company during certain years (sometimes referred to as the “missing policy” issue); (2) whether the acts complained of by the claimants constitute an “occurrence” as defined in the insurance policies, and/or whether they are excluded by certain terms and exclusions in the policies, because the alleged acts by the priests were not unexpected or unintended from the perspective of the Debtor; (3) if coverage is available, how many “occurrences” triggering coverage occurred in a given policy period; and (4) who is and is not covered as an “insured” under the policies, including the issue of whether non-priest Debtor personnel are covered. Limited discovery is now ongoing by all parties in the mediation.

Finally, the creditors’ committee of the Debtor has announced that it will challenge the validity of the November 2007 Settlement and Mutual Release Agreement entered into by the Debtor and Safeco (the “Alaska Settlement Agreement”), under which Safeco paid consideration on behalf of the Debtor, in return for a full release of all past, present and future claims against the Debtor alleging clergy abuse that took place in Alaska. Both the Company and the Debtor maintain that the Alaska Settlement Agreement is a valid and binding agreement. Although the creditors’ committee recently moved for leave of court to prosecute such action, the matter is temporarily being held in abeyance by agreement of the parties, pending the outcome of the mediation.

In 2008 Safeco, prior to being acquired by the Company, became a participating insurer in the California Earthquake Authority (“CEA”), a publicly managed, privately funded organization that provides residential earthquake insurance in California. California requires insurers selling homeowners insurance in the state to offer earthquake insurance either directly or through participation in the CEA. The Company’s exposure to potential losses from California earthquakes is limited through participation in the CEA.

The Company is subject to future additional assessments by the CEA if the capital of the CEA falls below $350. If losses arising from an earthquake cause a deficit in the CEA, then the CEA would obtain additional funding through reinsurance proceeds and assessments on participating insurers. Future assessments on participating CEA insurers are based on their CEA insurance market share as of December 31 of the preceding year. As a new participating insurer, the Company is also subject to a potential risk capital surcharge in addition to the initial capital contribution and additional assessments. New participating insurers may be

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

required to pay the CEA up to five annual risk capital surcharges. The risk capital surcharge would be equal to the CEA’s increased cost of providing capacity to insure the new participating insurer’s excess earthquake insurance risk. The risk capital surcharge will be calculated twelve months after the date the participating insurer first placed or renewed into the authority earthquake insurance policies. Although the Company is subject to future assessments by the CEA, the Company believes that its participation in the CEA has significantly reduced the Company’s exposure to earthquake losses in California.

Liabilities for guaranty funds and other insurance-related assessments are not discounted and are included as part of other liabilities in the consolidated balance sheets. As of June 30, 2010 and December 31, 2009, the liability was $28 and $31. As of June 30, 2010 and December 31, 2009, included in other assets were $2 and $4, respectively, of related assets for premium tax offsets or policy surcharges. The related asset is limited to the amount that is determined based on future premium collections or policy surcharges from policies in force. Current assessments are expected to be paid out over the next five years, while premium tax offsets are expected to be realized within one year.

The Company collects taxes from its policyholders on behalf of various government agencies. The Company recorded $12 and $10 as a liability, as of June 30, 2010 and December 31, 2009, respectively.

(12)	STOCKHOLDERS’ EQUITY AND DIVIDEND AVAILABILITY

Preferred and Common Stock

On April 14, 2010, the Company cancelled the 10,000 shares of outstanding Safeco Series A Non Voting Preferred Stock and the 920 shares of outstanding Ohio Casualty Series A Non Voting Preferred Stock that were issued in December 2008 in exchange for capital contributions of $468 and $165, respectively. For the six months ended June 30, 2010 and 2009, Safeco issued $13 and $23 in dividends out of retained earnings to the owners of its Series A Non Voting Preferred Stock and Ohio Casualty issued $5 and $9 out in dividends out of retained earnings to the owners of its Series A Non Voting Preferred Stock.

On August 4, 1995, the Company issued 1,000 shares of common stock with $1.00 par value per share to its parent corporation, which was acquired by Liberty Mutual in 1999. All 1,000 authorized shares are issued and outstanding.

Dividend Availability

Dividends paid to stockholders totaled $4,047 and $32 for the six months ended June 30, 2010 and 2009, respectively. During the six months ended June 30, 2010, the Company’s insurance subsidiaries paid ordinary and extraordinary dividends to the Company totaling $2,471 and declared an additional $721 of extraordinary dividends. As a result of these dividends, the available ordinary dividend capacity for the insurance subsidiaries has been exhausted for at least twelve months following the date of their most recent dividends paid.

Statutory Net Income and Surplus

Statutory net income for the Company’s insurance subsidiaries and controlled insurance affiliates was $113 and $429 for the six months ended June 30, 2010 and 2009, respectively. Statutory capital and surplus for the Company’s insurance subsidiaries and controlled insurance affiliates was $4,097 and $7,256 as of June 30, 2010 and December 31, 2009, respectively. The Company’s insurance subsidiaries prepare the statutory basis financial statements in accordance with the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual (“NAIC APP”), subject to any deviations prescribed or permitted by the insurance commissioners of the various insurance companies’ states of domicile. The Company does not have any material permitted practices that deviate from the NAIC APP.

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Accumulated Other Comprehensive Income

Accumulated other comprehensive income consists principally of unrealized gains and losses on certain investments in debt and equity securities, and pension and postretirement liability adjustments.

The components of accumulated other comprehensive income, for the six months ended June 30, 2010 and 2009 are as follows:

	June 30,
	2010	2009

Unrealized gains on securities	$565	$54
Pension liability adjustments	(16)	(10)

Accumulated other comprehensive income, net of tax	$549	$44

(13)	SEGMENT INFORMATION

The Company is organized into three operating segments: Commercial, Personal and Surety. For purposes of reporting segment information, all underwriting activity is reflected in the applicable segment. The Company allocates certain management fee and overhead expenses to its segments based on various factors including statutory surplus, allocable salary dollars, direct written premium and other considerations. The Company allocates its invested assets and the related net investment income to its reportable market segments. A benchmark investment yield is developed that reflects the average yield on the total investment portfolio. The benchmark yields are applied to each segment’s allocated invested assets and cash flow, to produce a notional investment income by segment. The difference between allocated net investment income and actual net investment income is included in Corporate and Other. Net realized investment gains (losses) are significantly impacted by both discretionary and economic factors and are not necessarily indicative of operating results. For that reason, net realized investment gains (losses) are included in Corporate and Other. Run-off operations, internal reinsurance, and interest expense are also reflected in Corporate and Other.

Inter-Segment Revenue and Expenses

Allocation of Net Investment Income

The Company allocates a notional investment account and the related net investment income to each of its business segments. The notional investment account is equal to the beginning of year insurance liabilities for the segments plus capital allocated to the segments. Cash flow from operations during the year adds to the balance. A benchmark investment yield is developed that reflects the average planned total return on the Company’s investment portfolio and applies the benchmark investment yields to each business segment’s notional investment account as of the beginning of each year plus current year operating cash flows to produce total investment income by business segment. The difference between the actual net investment income and the allocated business segment investment income is reported in the Corporate and Other business segment along with all realized investment gains and losses.

Inter-segment Reinsurance Arrangements

The Company reinsures risks with external reinsurers on a company-wide basis through the Corporate and Other segment, which permits the Company to leverage scale and diversification to maximize the efficiency of its external reinsurance purchases, and obtain more favorable terms than could any individual segment. The Company uses inter-segment reinsurance arrangements as a tool to provide the Commercial and Personal segments the flexibility to retain the risks and benefits each operating segment believes to be appropriate given the size and scope of its segment operations. The terms of the Company’s inter-segment reinsurance

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

arrangements are finalized during the Company’s annual planning process in advance of the effective date and are reflected in the operating results of the Company’s segments on a basis that is consistent with external reinsurance. The Company believes that the inter-segment reinsurance arrangements pricing reflected in its results is consistent with market pricing. The use of inter-segment reinsurance arrangements has no effect on the Company’s consolidated financial statements.

The following tables summarize the components of the Company’s operating revenues, operating income before income tax expense and inter-segment revenue and expenses.

				Total
				Operating	Corporate
	Commercial	Personal	Surety	Segments	and Other	Consolidated

For the six months ended June 30, 2010
Net written premiums	$2,257	$2,495	$363	$5,115	$65	$5,180
Net premiums earned	2,272	2,422	357	5,051	62	5,113
Net investment income	233	136	30	399	64	463
Fee and other revenues	17	33	—	50	—	50

Total operating revenues(1)	2,522	2,591	387	5,500	126	5,626
Claims and expenses	2,438	2,452	242	5,132	338	5,470

Operating income before income tax expense(2)	84	139	145	368	(212)	156
Summary of inter-segment revenue and expenses
Inter-segment net premiums earned(3)	(82)	(23)	—	(105)	105	—
Inter-segment claims and underwriting expenses(3)	(26)	(3)	—	(29)	29	—

				Total
				Operating	Corporate
	Commercial	Personal	Surety	Segments	and Other	Consolidated

For the six months ended June 30, 2009
Net written premiums	$2,328	$2,231	$337	$4,896	$79	$4,975
Net premiums earned	2,384	2,243	375	5,002	78	5,080
Net investment income	228	122	22	372	67	439
Fee and other revenues	20	29	—	49	—	49

Total operating revenues(1)	2,632	2,394	397	5,423	145	5,568
Claims and expenses	2,441	2,199	307	4,947	49	4,996

Operating income before income tax expense(2)	191	195	90	476	96	572
Summary of inter-segment revenue and expenses
Inter-segment net premiums earned(3)	(87)	(31)	—	(118)	118	—
Inter-segment claims and underwriting expenses(3)	(65)	(10)	—	(75)	75	—

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

(1)	Total operating revenues exclude net realized investment gains (losses) as they are significantly impacted by both discretionary and economic factors and are not necessarily indicative of operating results.

(2)	Operating income before income tax expense is defined by the Company as net income excluding net realized investment gains (losses) and income tax expense.

(3)	Inter-segment revenue and claims and underwriting expenses represent the Company’s inter-segment reinsurance arrangements through which the segments have certain reinsurance coverages with Corporate and Other.

	As of	As of
	June 30,	December 31,
Total Assets	2010	2009

Commercial	$14,531	$15,102
Personal	8,986	9,028
Surety	2,135	2,321

Total Operating Segments	25,652	26,451
Corporate and Other	3,797	5,935

Consolidated	$29,449	$32,386

For the Six Months Ended June 30,	2010	2009

Revenue Reconciliation
Net premiums earned
Commercial:
Commercial multiple peril	$904	$941
Commercial automobile	552	592
Workers compensation	433	451
General liability	242	250
Other	141	150

Total Commercial	2,272	2,384
Personal:
Private passenger automobile	1,513	1,603
Homeowners	705	443
Other	204	197

Total Personal	2,422	2,243
Surety:
Contract	220	238
Specialty	74	77
Commercial	63	60

Total Surety	357	375
Corporate and Other:
Total Corporate and Other	62	78

Total net premiums earned	5,113	5,080
Net investment income	463	439
Fee and other revenues	50	49

Total operating revenue	5,626	5,568
Net realized investment gains (losses)	227	(53)

Total revenue	$5,853	$5,515

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

For the Six Months Ended June 30,	2010	2009

Income Reconciliation, net of tax
Total operating income before income tax expense	$156	$572
Net realized investment gain (losses)	227	(53)

Income before income tax expense	383	519
Income tax expense	94	142

Net income	$289	$377

(14)	RELATED PARTY TRANSACTIONS

Services Agreement

All employees associated with the Company are employed by Liberty Mutual. As a result, the Company and its subsidiaries have received various services provided by Liberty Mutual and its affiliates, including risk underwriting, claims processing, claims adjustments, policyholder services, contract management and administration, accounting, actuarial, risk management, financial, tax, auditing, purchasing, payroll processing, human resources and employee relations and/or benefits, marketing, strategic support, information technology, software support, business continuity, policy administration and production, real estate management, legal, regulatory compliance, complex and emerging risks claims, administration of the Company’s run-off operations, reinsurance, general administration and other services. Costs for these services include costs, such as personnel costs for employees dedicated to the Company’s business and operations, that are directly attributable to the Company and, to a lesser extent, indirect costs that are allocated to each of Liberty Mutual Group’s business units (including the Company) based upon each business unit’s proportional share of Liberty Mutual Group’s net written premium or surplus depending upon the service provided. Both the Company and Liberty Mutual consider these allocations to be fair and reasonable. Costs for the services totaled $859 and $858 for the six months ended June 30, 2010 and 2009, respectively. Within the Company there are also servicing agreements between various subsidiaries. The amounts related to all services agreements are reported as management fee expense within the general and administrative expenses, claims and claim adjustment expense and amortization of deferred policy acquisition costs line items. These costs would not be materially different if the Company were on a stand-alone basis.

Included in these service costs are expenses related to the Company’s eligible dedicated employees who are covered by Liberty Mutual’s defined benefit plans, the Liberty Mutual Retirement Benefit Plan and Supplemental Income at Retirement Plan (SIRP) plans. The Company’s eligible dedicated employees also participate in the Thrift-Incentive Plan and SIRP defined contribution pension plans sponsored by Liberty Mutual. The Company is assessed a charge for its employees participating in the plan.

Investment Management Agreement with Liberty Mutual

The Company’s investments are managed by Liberty Mutual and the Company pays annual investment management fees based on the fair value of assets held under custody. Investment management fees paid to Liberty Mutual for the six months ended June 30, 2010 and 2009 were $20 and $19, respectively.

Tax Sharing Agreement

The Company is included in Liberty Mutual’s consolidated group (the “Consolidated Group”) for U.S. Federal income tax purposes, as well as in certain consolidated, combined or unitary groups that include Liberty Mutual and/or certain of its subsidiaries (a “Combined Group”) for state and local income tax purposes. The Company and Liberty Mutual generally make payments to each other, with respect to tax returns for any taxable period in which the Company or any of its subsidiaries are included in the Consolidated Group or any Combined Group. If the Company generates a loss that is used by Liberty Mutual, Liberty

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

Mutual compensates the Company for that loss when it could have been carried back by the Company to produce a refund or carried forward by the Company to reduce its taxable income.

Reinsurance

The Company has entered into various reinsurance agreements with Liberty Mutual in order to effectively manage its operations and exposures. Included in these reinsurance agreements is an agreement through which the Company’s Surety segment assumes contract and commercial surety products that are written by the insurance subsidiaries of Liberty Mutual. The Company also has a property catastrophe, workers compensation catastrophe and commercial equipment breakdown reinsurance agreement with Liberty Mutual.

On June 30, 2010, the Company entered into the Run-Off Reinsurance Agreement with Liberty Mutual for a one-time charge of $125, which was recognized as a payable to affiliate. Under the agreement, Liberty Mutual will indemnify the Company for up to $500 of adverse development in its run-off reserves in the Company’s Corporate and Other segment subsequent to June 30, 2010.

Credit Facilities and Debt Transactions

Some of the Company’s subsidiaries, as borrowers, have entered into a revolving loan agreements with Liberty Mutual, as lender, pursuant to which Liberty Mutual agrees to make loans to the Company’s subsidiaries. Each of the Company’s subsidiaries that have entered into such a revolving loan agreement has also issued a promissory note to Liberty Mutual to repay any amounts borrowed under such agreement. The revolving loan agreements automatically terminate on either May 22, 2011 or November 8, 2012 and to date no funds have been drawn down. Safeco and Ohio Casualty are named as guarantors of $367 of Liberty Mutual Senior Notes that replace debt that was on their respective balance sheets at the time of acquisition. Liberty Mutual and one of its subsidiaries, LMHC Massachusetts Holdings, Inc., are also named as guarantors of this debt. Additional details on all credit facilities and debt transactions can be found in Note 8 — Debt Outstanding.

Payable to / receivable from related parties

In the course of normal operations, the Company and Liberty Mutual incur expenses on each other’s behalf as part of the various service and reinsurance agreements that are in place. These amounts are net settled at least every 45 days and no interest is charged on the outstanding balances. As of June 30, 2010 and December 31, 2009, the Company owed to Liberty Mutual $511 and $1,350. Included in the balance as of December 31, 2009 is $1,007 that was recorded as a deposit and that is owed to Liberty Mutual as a result of the termination of the reinsurance agreement between the Company and Liberty Mutual with respect to the Summit insurance companies. In March 2010, the Company paid $1,007 in cash and investments to Liberty Mutual related to the deposit associated with the Summit reinsurance agreement.

(15)	EARNINGS PER SHARE

Basic and diluted earnings per share amounts have been determined in accordance with ASC 260, Earnings per Share. The Company had 1,000 shares of common stock authorized and outstanding as of June 30, 2010. Shares have been adjusted to give effect to the recapitalization in              2010, whereby the 1,000 outstanding shares of common stock will be changed into           shares of Class B common stock and the Company will create a new class of Class A common stock. There is no difference between basic and diluted earnings per share because there were no outstanding options to purchase shares of the Company’s common stock or other potentially dilutive securities outstanding for the six months ended June 30, 2010 or 2009. The earnings per share amounts have been determined assuming that the recapitalized shares of Class B common shares were outstanding for all periods presented.

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

For the Six Months Ended
June 30,
	2010		2009

Net income available to common stockholders
Net income, as reported		$289		$377
Preferred stock dividends

Net income available to common stockholders	$		$

Basic earnings per share
Net income available to common stockholders	$
Basic shares outstanding (shares in millions)

Net income per common share — basic	$		$

Diluted earnings per share
Net income available to common stockholders	$		$
Diluted shares outstanding (shares in millions)

Net income per common share — diluted	$		$

There were no outstanding options for the six months ended June 30, 2010 and 2009.

(16)	PRO FORMA INFORMATION

ASC 855-10-S99 requires that the pro forma income per share available to common stockholders (“EPS”) calculation reflect the number of shares necessary to replace dividends issued in excess of earnings subsequent to the reporting date. In February 2010, the Company issued a $4,000 dividend in the form of a promissory note (the “February 2010 Note”) and anticipates issuing an additional dividend in the form of an additional promissory note (the “Ohio Casualty Note”) in advance of the Offering. The principal amount of the Ohio Casualty Note will be determined subsequent to the pricing of the Offering and will equal the net Offering proceeds plus $     . In the pro forma EPS calculation shown below, the Company has used the sum of the Class B recapitalized historical shares plus the Class A shares anticipated to be issued in the Offering. For purposes of the pro forma EPS calculation the Company has limited the ASC 855-10-S99 dividend replacement to the number of shares anticipated to be issued in the Offering. The Company believes utilizing the number of shares required to replace the dividends in excess of earnings would result in a lower pro forma EPS that would not be representative of the ongoing operations of the Company. The Company’s future EPS calculations will use the number of actual shares outstanding subsequent to the Offering. In addition to the adjustments required by ASC 855-10-S99, the income used to determine pro forma EPS will be adjusted to reflect the lower investment income associated with the transfer of cash and investments to Liberty Mutual to partially satisfy the February 2010 Note, higher interest expense associated with the February 2010 Note and the Ohio Casualty Note, and the tax effect associated with these adjustments.

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The following is a reconciliation of the income available to common stockholders and share data used in the pro forma basic and diluted earnings per share computations:

Pro Forma
For the Six
Months Ended
June 30, 2010

Net income	$289
Less: Pro forma investment income adjustment(A)
Less: Pro forma interest expense adjustment(B)
Less: Preferred stock dividends	18

Pro forma income available to common stockholders	$

Pro forma income per share available to common stockholders:
Basic	$
Diluted	$
Weighted average pro forma number of common shares outstanding:
Basic (shares in millions)
Diluted (shares in millions)

(A)	Reflects a reduction of $ for the six months ended June 30, 2010, of net investment income based on a pro-rata share of income allocated to the $2,910 in cash and investments transferred to Liberty Mutual in April 2010 and August 2010 in partial satisfaction of the February 2010 Note. Tax expense on the $ reduction of net investment income was $ . The reduction in net investment represents the balance of the actual cash and investments transferred to Liberty Mutual broken out by asset category multiplied by the yield for the respective period associated with that asset category.

(B)	This adjustment reflects the interest expense of 0.72% on the estimated $ outstanding principal amount of the February 2010 Note and % on the estimated $ outstanding principal amount of the Ohio Casualty Note, in each case following application of the proceeds from this Offering, and assumes the notes were outstanding from January 1, 2010. Tax expense on the $ increase in interest expense was $ .

In applying the guidance in ASC 855-10-S99, the Company’s unaudited pro forma condensed consolidated balance sheet as of June 30, 2010 reflects the issuance of the dividend in the form of the Ohio Casualty Note relating to the transfer of Ohio Casualty to the Company. The remaining fair value of the Ohio Casualty entity will be contributed by Liberty Mutual to the Company as a share contribution. The contribution of shares will have no impact on the Company’s balance sheet because the results of Ohio Casualty have been included in the Company’s historical results for all periods presented through the application of carve-out accounting. The pro forma adjustment related to the Ohio Casualty Note was determined based on the midpoint of the offering price range set forth on the cover of this prospectus. As illustrated below, to the extent that the actual net proceeds from the offering are higher or lower than such midpoint, pro forma long-term debt and stockholders’ equity will remain constant and the principal amount of the Ohio Casualty Note will fluctuate with the proceeds as shown below:

	Estimated Net	Principal Amount of	Total
Public offering price	Proceeds	Ohio Casualty Note	Long-term Debt	Stockholders’ Equity

Low	$	$	$	$
Mid	$	$	$	$
High	$	$	$	$

Liberty Mutual Agency Corporation

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)
(in millions, except share and per share amounts)

The ASC 855-10-S99 pro forma balance sheet presented on page F-65 differs from the pro forma consolidated balance sheet included in the “Pro Forma Consolidated Financial Statements” section appearing elsewhere in this prospectus, which is based on the guidance in Article 11 of Regulation S-X (“Article 11”). The Article 11 pro forma balance sheet also includes adjustments to reduce investments and decrease debt for the $811 transfer of cash and investments to Liberty Mutual in partial satisfaction of the February 2010 Note and increase stockholders’ equity and reduce long term debt for the receipt of the Offering proceeds and subsequent payment to Liberty Mutual in partial satisfaction of the February 2010 Note and the Ohio Casualty Note.

(17)	SUBSEQUENT EVENTS

On July 8, 2010, the Company paid $125 to Liberty Mutual to settle the payable to affiliate associated with the Run-Off Reinsurance Agreement. Additional detail on the Run-Off Reinsurance Agreement can be found in Note 14 — Related Party Transactions.

On August 12, 2010, the Company repaid an additional $811 of the outstanding principal amount of the February 2010 Note, $52 in the form of cash and $759 in the form of investments.

Schedule I

LIBERTY MUTUAL AGENCY CORPORATION
Summary of Investments — Other than Investments in Related Parties
At December 31, 2009

	Cost	Fair Value	Carrying Value
	Dollars in millions

Fixed Maturities
Bonds:
U.S. government and agency securities	$706	$725	$725
U.S. state and municipal	8,319	8,742	8,742
Foreign government securities	18	17	17
Public utilities	391	408	408
All other corporate bonds	9,928	10,204	10,204
Redeemable preferred stock	26	29	29

Total fixed maturities	19,388	20,125	20,125
Equity Securities
Common stocks:
Banks, trusts and insurance companies	52	85	85
Industrial, miscellaneous and all other	1	—	—
Nonredeemable preferred stock	205	216	216

Total equity securities	258	301	301
Mortgage loans	272		271
Other long-term investments	195		150
Short-term investments	109		109

Total investments	$20,222		$20,956

Schedule II

LIBERTY MUTUAL AGENCY CORPORATION
(Registrant only)
Condensed Financial Information of Registrant

Statements of Operations

	Years Ended December 31,
	2009	2008	2007
	Dollars in millions

Revenues:
Net investment income	$5	$1,026	$1
Net realized investment (losses) gains	—	—	—
Fee and other revenue	—	—	—

Total revenues	5	1,026	1
Expenses:
Other	—	—	—

Total expenses	—	—	—
Income before income taxes and equity in net income of subsidiaries	5	1,026	1
Income tax expense	—	2	—

Income before equity in net income of subsidiaries	5	1,024	1
Equity in net income of subsidiaries	997	(1,588)	376

Net income (loss)	$1,002	$(564)	$377

The condensed financial statements should be read in conjunction with the consolidated financial statements and accompanying notes.

Schedule II

LIBERTY MUTUAL AGENCY CORPORATION
(Registrant only)
Condensed Financial Information of Registrant

Balance Sheets

	December 31,
	2009	2008
	Dollars in millions

Assets:
Investments
Investment in subsidiaries	$12,197	$10,305

Total investments	12,197	10,305
Cash and cash equivalents	—	7

Total assets	12,197	10,312
Liabilities:
Other liabilities	—	11

Total liabilities	—	11
Total stockholders’ equity	12,197	10,301

Total liabilities and stockholders’ equity	$12,197	$10,312

The condensed financial statements should be read in conjunction with the consolidated financial statements and accompanying notes.

Schedule II

LIBERTY MUTUAL AGENCY CORPORATION
(Registrant only)
Condensed Financial Information of Registrant

Statements of Cash Flows

	Years Ended December 31,
	2009	2008	2007
	Dollars in millions

Cash flows from operating activities:
Net income	$1,002	$(564)	$377
Adjustments to reconcile net income to net cash provided by operating activities, net of effects from purchases of companies
Equity in net income of subsidiaries	(997)	1,471	(376)
Taxes payable, net of deferred	(2)	2	—
Other, net	(10)	10	—

Net cash (used in) provided by operating activities	(7)	919	1
Cash flows from investing activities:
Acquisitions and dispositions	—	(6,244)	—
Other investing activities	—	—	—

Net cash used in investing activities	—	(6,244)	—
Cash flows from financing activities:
Capital contribution	—	6,191	—
Dividends paid to stockholders	—	(862)	—

Net cash provided by financing activities	—	5,329	—
Net (decrease) increase in cash and cash equivalents	(7)	4	1
Cash and cash equivalents, beginning of year	7	3	2

Cash and cash equivalents, end of year	$—	$7	$3

Summary of non-cash transactions:
Cash flows from operating activities:
Equity in net income of subsidiaries	$—	$117	$—

Capital contributed to subsidiaries	21	(54)	72

Total cash flows from operating activities	21	63	72
Cash flows from investing activities:
Acquisitions and dispositions	—	—	(2,558)
Cash flows from financing activities:
Contributed capital	—	54	2,486
Common dividends paid	(21)	—	—

Total cash from financing activities	(21)	54	2,486

The condensed financial statements should be read in conjunction with the consolidated financial statements and accompanying notes.

Schedule III

LIBERTY MUTUAL AGENCY CORPORATION
Supplementary Insurance Information

	As of December 31,			For the Year Ended December 31,
	Deferred
	Policy
	Acquisition
	Costs and	Unpaid					Amortization
	Acquired	Claims and				Claims and	of Deferred
	In-force	Claim		Net	Net	Claim	Policy	General and	Net
	Policy	Adjustment	Unearned	Premiums	Investment	Adjustment	Acquisitions	Administrative	Written
	Intangibles	Expenses	Premiums	Earned	Income	Expenses	Costs	Expenses	Premiums
	Dollars in millions

2009
Commercial Lines	$515	$7,319	$2,280	$4,606	$458	$2,883	$1,162	$543	$4,585
Personal Lines	396	2,587	1,923	4,458	246	3,016	964	366	4,689
Surety	159	390	441	753	47	204	266	83	707

Total Operating Segments	1,070	10,296	4,644	9,817	751	6,103	2,392	992	9,981
Corporate and Other	—	1,757	14	166	159	54	—	13	167

Consolidated	$1,070	$12,053	$4,658	$9,983	$910	$6,157	$2,392	$1,005	$10,148

2008
Commercial Lines	$540	$7,690	$2,373	$4,024	$402	$2,387	$946	$529	$3,975
Personal Lines	334	2,716	1,965	2,277	131	1,648	582	141	2,122
Surety	168	336	478	478	37	136	136	90	479

Total Operating Segments	1,042	10,742	4,816	6,779	570	4,171	1,664	760	6,576
Corporate and Other	—	1,909	21	134	149	155	—	17	128

Consolidated	$1,042	$12,651	$4,837	$6,913	$719	$4,326	$1,664	$777	$6,704

2007
Commercial Lines	$411	$5,559	$1,548	$3,025	$287	$1,733	$750	$378	$3,039
Personal Lines	153	670	744	894	47	571	203	106	948
Surety	65	166	216	289	25	84	102	36	312

Total Operating Segments	629	6,395	2,508	4,208	359	2,388	1,055	520	4,299
Corporate and Other	—	912	11	117	46	213	1	31	108

Consolidated	$629	$7,307	$2,519	$4,325	$405	$2,601	$1,056	$551	$4,407

Schedule IV

LIBERTY MUTUAL AGENCY CORPORATION
Reinsurance

					% of Assumed
Premiums Earned	Direct	Assumed	Ceded	Net	to Net
	Dollars in millions

December 31, 2009
Commercial	$4,837	$46	$(277)	$4,606	1.0%
Personal	4,871	113	(526)	4,458	2.5
Surety	500	283	(30)	753	37.6

Total Operating Segments	10,208	442	(833)	9,817	4.5
Corporate and Other	13	272	(119)	166	163.9

Consolidated	$10,221	$714	$(952)	$9,983	7.2%

December 31, 2008
Commercial	$4,211	$75	$(262)	$4,024	1.9%
Personal	2,309	31	(63)	2,277	1.4
Surety	192	297	(11)	478	62.1

Total Operating Segments	6,712	403	(336)	6,779	5.9
Corporate and Other	3	269	(138)	134	200.7

Consolidated	$6,715	$672	$(474)	$6,913	9.7%

December 31, 2007
Commercial	$3,156	$71	$(202)	$3,025	2.3%
Personal	923	6	(35)	894	0.7
Surety	23	266	—	289	92.0

Total Operating Segments	4,102	343	(237)	4,208	8.2
Corporate and Other	12	169	(64)	117	144.4

Consolidated	$4,114	$512	$(301)	$4,325	11.8%

Schedule V

LIBERTY MUTUAL AGENCY CORPORATION
Valuation and Qualifying Accounts

	Balance at the	Charged	Charged to
	Beginning of	Operating Costs	Other	Balance at the End
	Period	and Expenses	Accounts	of Period
		Dollars in millions

December 31, 2009
Reinsurance recoverables on unpaid losses:
Allowance for reinsurance balances	$75	$—	$—	$75
Premiums receivable
Allowance for uncollectible accounts	22	—	—	22
December 31, 2008
Reinsurance recoverables on unpaid losses:
Allowance for reinsurance balances	9	4	62	75
Premiums receivable
Allowance for uncollectible accounts	7	2	13	22
December 31, 2007
Reinsurance recoverables on unpaid losses:
Allowance for reinsurance balances	5	—	4	9
Premiums receivable
Allowance for uncollectible accounts	8	(2)	1	7

           Shares

Class A Common Stock

PRELIMINARY PROSPECTUS
, 2010

Joint Book-Running Managers

Citi	BofA Merrill Lynch

Joint Lead Managers

J.P. Morgan	Mitsubishi UFJ Securities	Wells Fargo Securities

Co-Managers

Barclays Capital	Deutsche Bank Securities	HSBC	Morgan Stanley

BNP PARIBAS	BNY Mellon Capital Markets, LLC	Dowling & Partners Securities LLC	Keefe, Bruyette & Woods	Lloyds TSB Corporate Markets

Macquarie Capital	Piper Jaffray	Ramirez & Co., Inc.	RBS	Sandler O’Neill + Partners, L.P.	The Williams Capital Group, L.P.

Until          , 2010 (25 days after the date of this offering), all dealers that effect transactions in our shares, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the offering contemplated by this registration statement. All of the fees set forth below are estimates except for the SEC registration fee and the FINRA fee. Liberty Mutual Group, Inc. has agreed to reimburse the registrant for certain of these expenses. See “Certain Relationships and Related Party Transactions — Agreements with Liberty Mutual Related to this Offering — Intercompany Agreement — Reimbursement” in Part I.

Amount

SEC registration fee	$7,130
FINRA fee	$10,500
Stock exchange listing fee	*
Blue Sky fees and expenses	*
Printing expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous fees and expenses	*

Total	*

*	To be completed by amendment

ITEM 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

The registrant will maintain standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the registrant and (2) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to any indemnification provision contained in the registrant’s certificate of incorporation or otherwise as a matter of law. In addition, the registrant may in the future enter into indemnification agreements (in the form filed as Exhibit 10.13 hereto) for the benefit of its executive directors and officers.

The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and certain officers of the registrant by the underwriters against certain liabilities.

ITEM 15.	Recent Sales of Unregistered Securities

Liberty Mutual Agency Corporation has not made any unregistered sales of securities within the past three years.

ITEM 16.	Exhibits and Financial Statements Schedules

(A) Exhibits

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the application agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit
Number		Description

1.1		Form of Underwriting Agreement related to this offering*
3.1		Form of Amended and Restated Certificate of Incorporation of the Registrant*
3.2		Form of Amended and Restated Bylaws of the Registrant*
4.1		Form of specimen Class A common stock certificate*
5.1		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the Class A common stock*
10.1		Form of Intercompany Agreement between Liberty Mutual Agency Corporation and Liberty Mutual Group Inc.**
10.2		Form of Registration Rights Agreement between Liberty Mutual Agency Corporation and Liberty Insurance Holdings, Inc.*
10.3		Form of Amended and Restated Surety Reinsurance Agreement between Peerless Insurance Company and Liberty Mutual Insurance Company
10.4		Aggregate Stop-Loss Reinsurance Agreement by and between Liberty Mutual Insurance Company and Peerless Insurance Company, dated as of June 30, 2010*
10.5		Federal Tax Sharing Agreement, dated as of January 2002, and Amendment No. 1 thereto dated February 15, 2006
10.6		Form of Trademark License Agreement between Liberty Mutual Agency Corporation and Liberty Mutual Insurance Company**
10.7		$4,000,000,000 promissory note, dated February 3, 2010, made by Liberty Mutual Agency Corporation and issued to Liberty Insurance Holdings, Inc.**
10.8		Form of Ohio Casualty Note*
10.9		Form of Services Agreement between Liberty Mutual Agency Corporation and Liberty Mutual Insurance Company**
10.10		Form of Indemnification Agreement to be entered into between Liberty Mutual Agency Corporation and certain of its executive officers and directors*
10	.11(a)	Form of Real Estate License Agreement between Liberty Mutual Agency Corporation and Liberty Mutual Group Inc. for buildings owned by subsidiaries of Liberty Mutual Agency Corporation**
10	.11(b)	Form of Real Estate License Agreement between Liberty Mutual Agency Corporation and Liberty Mutual Group Inc. for buildings owned by subsidiaries of Liberty Mutual Group Inc.**
10	.12(a)	Form of Real Estate License Agreement between Liberty Mutual Agency Corporation and Liberty Mutual Group Inc. for buildings leased by subsidiaries of Liberty Mutual Agency Corporation**
10	.12(b)	Form of Real Estate License Agreement between Liberty Mutual Agency Corporation and Liberty Mutual Group Inc. for buildings leased by subsidiaries of Liberty Mutual Group Inc.**
10.13		Form of Stock Purchase Agreement by and among Liberty Mutual Insurance Company, Liberty Insurance Holdings, Inc. and Liberty Mutual Agency Corporation*
10.14		Workers’ Compensation Catastrophe Excess of Loss Reinsurance Contract No. 2009300, effective January 1, 2009, between Peerless Insurance Company and Liberty Mutual Insurance Company, and the Interest and Liabilities Agreement attached to and forming a part thereof***
10.15		Workers’ Compensation Catastrophe Excess of Loss Reinsurance Contract No. 2010300, effective January 1, 2010, between Peerless Insurance Company and Liberty Mutual Insurance Company, and the Interest and Liabilities Agreement attached to and forming a part thereof***
10.16		Property Catastrophe Excess of Loss Reinsurance Contract No. 2009250, effective January 1, 2009, between Peerless Insurance Company and Liberty Mutual Insurance Company, and the Interest and Liabilities Agreement attached to and forming a part thereof***
10.17		Property Catastrophe Excess of Loss Reinsurance Contract No. 2010250, effective January 1, 2010, between Peerless Insurance Company and Liberty Mutual Insurance Company, and the Interest and Liability Agreement attached to and forming a part thereof***
10.18		Commercial Equipment Breakdown Quota Share Reinsurance Contract No. 3200195 between Peerless Insurance Company and Liberty Mutual Insurance Company, effective January 1, 2010***
Revolving Credit Agreements / Promissory Notes / Repurchase Agreements
10.19		Revolving Loan Agreement, dated as of May 22, 2006, between Colorado Casualty Insurance Company and Liberty Mutual Insurance Company and $50,000,000 promissory note, dated May 22, 2006, made by Colorado Casualty Insurance Company, and issued to Liberty Mutual Insurance Company**
10.20		Revolving Loan Agreement, dated as of May 22, 2006, between Golden Eagle Insurance Corporation and Liberty Mutual Insurance Company and $50,000,000 promissory note, dated May 22, 2006, made by Golden Eagle Insurance Corporation, and issued to Liberty Mutual Insurance Company**

Exhibit
Number	Description

10.21	Revolving Loan Agreement, dated as of May 22, 2006, between Indiana Insurance Company and Liberty Mutual Insurance Company and $50,000,000 promissory note, dated May 22, 2006, made by Indiana Insurance Company, and issued to Liberty Mutual Insurance Company**
10.22	Revolving Loan Agreement, dated as of May 22, 2006, between Liberty Northwest Insurance Corporation and Liberty Mutual Insurance Company and $50,000,000 promissory note, dated May 22, 2006, made by Liberty Northwest Insurance Corporation, and issued to Liberty Mutual Insurance Company**
10.23	Revolving Loan Agreement, dated as of May 22, 2006, between Peerless Insurance Company and Liberty Mutual Insurance Company and $150,000,000 promissory note, dated May 22, 2006, made by Peerless Insurance Company, and issued to Liberty Mutual Insurance Company**
10.24	Revolving Loan Agreement, dated as of May 22, 2006, between Peerless Indemnity Insurance Company and Liberty Mutual Insurance Company and $100,000,000 promissory note, dated May 22, 2006, made by Peerless Indemnity Insurance Company, and issued to Liberty Mutual Insurance Company**
10.25	Revolving Loan Agreement, dated as of May 22, 2006, between the Netherlands Insurance Company and Liberty Mutual Insurance Company and $50,000,000 promissory note, dated May 22, 2006, made by The Netherlands Insurance Company, and issued to Liberty Mutual Insurance Company**
10.26	Revolving Loan Agreement, dated as of November 8, 2007, between The Ohio Casualty Insurance Company and Liberty Mutual Insurance Company and $130,000,000 promissory note, dated November 8, 2007, made by The Ohio Casualty Insurance Company, and issued to Liberty Mutual Insurance Company**
10.27	Revolving Credit Agreement, dated as of May 12, 2010, by and among Liberty Mutual Agency Corporation, Bank of America, N.A., as Administrative Agent, Fronting L/C Issuer and Several L/C Agent, and the Several Lenders from Time to Time Parties Thereto, and the First Amendment thereto, entered into as of July 7, 2010**
10.28	Master Repurchase Agreement (September 1996 Version), dated as of March 26, 2010, between Peerless Insurance Company, as seller, Liberty Mutual Insurance Company, as guarantor, and Mitsubishi UFJ Securities (USA), Inc., as buyer**
Management Services Agreements
10.29	Management Services Agreement, dated December 15, 2001, by and between America First Insurance Company and Liberty Mutual Insurance Company, Amendment No. 1 thereto, effective as of December 31, 2007 and Acknowledgement Letter, dated October 13, 2005**
10.30	Management Services Agreement, dated January 1, 2006, by and between Gulf States AIF, Inc. for and on behalf of itself and as Attorney-in-Fact for America First Lloyds’ Insurance Company and Liberty Mutual Insurance Company, Amendment No. 1 thereto, effective as of December 31, 2007, and Amendment No. 2 thereto, effective as of January 1, 2006**
10.31	Management Services Agreement, dated January 1, 2009, by and between American Economy Insurance Company and Liberty Mutual Insurance Company**
10.32	Management Services Agreement, dated August 24, 2007, by and between American Fire and Casualty Company and Liberty Mutual Insurance Company and Amendment No. 1 thereto, effective as of December 31, 2007**
10.33	Management Services Agreement, dated January 1, 2009, by and between American States Insurance Company and Liberty Mutual Insurance Company**
10.34	Management Services Agreement, dated January 1, 2009, by and between American States Insurance Company of Texas and Liberty Mutual Insurance Company**
10.35	Management Services Agreement, dated January 1, 2009, by and between American States Lloyds Insurance Company and Liberty Mutual Insurance Company**
10.36	Management Services Agreement, dated January 1, 2009, by and between American States Preferred Insurance Company and Liberty Mutual Insurance Company**
10.37	Management Services Agreement, dated January 1, 2002, by and between Colorado Casualty Insurance Company and Liberty Mutual Insurance Company, Amendment No. 1 thereto, effective as of December 31, 2007, Amendment No. 2 thereto, effective as of January 1, 2004, and Acknowledgement Letter, dated October 13, 2005**
10.38	Management Services Agreement, dated December 15, 2001, by and between Consolidated Insurance Company and Liberty Mutual Insurance Company, Amendment No. 1 thereto, effective as of December 31, 2007, and Acknowledgement Letter, dated October 13, 2005**
10.39	Management Services Agreement, dated December 15, 2001, by and between Excelsior Insurance Company and Liberty Mutual Insurance Company, Amendment No. 1 thereto, effective as of December 31, 2007, and Acknowledgement Letter, dated October 13, 2005**
10.40	Management Services Agreement, dated January 1, 2009, by and between First National Insurance Company of America and Liberty Mutual Insurance Company**

Exhibit
Number	Description

10.41	Management Services Agreement, dated January 1, 2009, by and between General Insurance Company of America and Liberty Mutual Insurance Company**
10.42	Management Services Agreement, dated August 21, 1997, by and between Golden Eagle Insurance Corporation and Liberty Mutual Insurance Company and Amendment No 1, thereto, effective as of December 31, 2007**
10.43	Management Services Agreement, dated December 15, 2001, by and between Hawkeye-Security Insurance Company, f/k/a Tower Insurance Company, Inc., and Liberty Mutual Insurance Company, Amendment No 1, thereto, effective as of December 31, 2007 and Acknowledgement Letter, dated October 13, 2005**
10.44	Management Services Agreement, dated December 15, 2001, by and between Indiana Insurance Company and Liberty Mutual Insurance Company, Amendment No 1, thereto, effective as of December 31, 2007 and Acknowledgement Letter, dated October 13, 2005**
10.45	Management Services Agreement, dated January 1, 2006, by and between Liberty Northwest Insurance Corporation and Liberty Mutual Insurance Company and Amendment No 1, thereto, effective as of December 31, 2007**
10.46	Management Services Agreement, dated December 15, 2001, by and between Mid-American Fire & Casualty Company and Liberty Mutual Insurance Company, Amendment No 1, thereto, effective as of December 31, 2007 and Acknowledgement Letter, dated October 13, 2005**
10.47	Management Services Agreement, dated December 15, 2001, by and between Montgomery Mutual Insurance Company, Liberty Mutual Insurance Company and Liberty Insurance Holdings, Inc. and Acknowledgement Letter, dated October 13, 2005**
10.48	Management Services Agreement, dated January 1, 2006, by and between North Pacific Insurance Company and Liberty Mutual Insurance Company and Amendment No 1, thereto, effective as of December 31, 2007**
10.49	Management Services Agreement, dated August 24, 2007, by and between Ohio Security Insurance Company and Liberty Mutual Insurance Company and Amendment No 1, thereto, effective as of December 31, 2007**
10.50	Management Services Agreement, dated January 1, 2006, by and between Oregon Automobile Insurance Company and Liberty Mutual Insurance Company and Amendment No 1, thereto, effective as of December 31, 2007**
10.51	Management Services Agreement, dated December 15, 2001, by and between Atlas Assurance Company of America, n/k/a Peerless Indemnity Insurance Company, and Liberty Mutual Insurance Company, Amendment No 1, thereto, effective as of December 31, 2007 and Acknowledgement Letter, dated October 13, 2005**
10.52	Management Services Agreement, dated December 15, 2001, by and between Peerless Insurance Company, on behalf of itself and its affiliates, and Liberty Mutual Insurance Company, Amendment No. 1 thereto, effective as of December 31 2007 and Acknowledgement Letter, dated October 13, 2005**
10.53	Management Services Agreement, dated January 1, 2009, by and between Safeco Insurance Company of America and Liberty Mutual Insurance Company**
10.54	Management Services Agreement, dated January 1, 2009, by and between Safeco Insurance Company of Illinois and Liberty Mutual Insurance Company**
10.55	Management Services Agreement, dated January 1, 2009, by and between Safeco Insurance Company of Indiana and Liberty Mutual Insurance Company**
10.56	Management Services Agreement, dated January 1, 2009, by and between Safeco Insurance Company of Oregon and Liberty Mutual Insurance Company**
10.57	Management Services Agreement, dated January 1, 2009, by and between Safeco Lloyds Insurance Company and Liberty Mutual Insurance Company**
10.58	Management Services Agreement, dated January 1, 2009, by and between Safeco National Insurance Company and Liberty Mutual Insurance Company**
10.59	Management Services Agreement, dated January 1, 2009, by and between Safeco Surplus Lines Insurance Company and Liberty Mutual Insurance Company**
10.60	Management Services Agreement, dated December 15, 2001, by and between The Midwestern Indemnity Company and Liberty Mutual Insurance Company, Amendment No. 1 thereto, effective as of December 31, 2007 and Acknowledgement Letter, dated October 13, 2005**
10.61	Management Services Agreement, dated December 15, 2001, by and between The Netherlands Insurance Company and Liberty Mutual Insurance Company, Amendment No. 1 thereto, effective as of December 31, 2007 and Acknowledgement Letter, dated October 13, 2005**
10.62	Management Services Agreement, dated August 24, 2007, by and between The Ohio Casualty Insurance Company and Liberty Mutual Insurance Company and Amendment No. 1 thereto, effective as of December 31, 2007**
10.63	Management Services Agreement, dated August 24, 2007, by and between West American Insurance Company and Liberty Mutual Insurance Company and Amendment No. 1 thereto, effective as of December 31, 2007**
Services Agreements

Exhibit
Number	Description

10.64	Management Agreement, dated as of July 1, 2003, by and between Peerless Insurance Company and Liberty Mutual Insurance Company and Amendment No. 1, dated as of December 31, 2007, thereto**
10.65	Claims Service Agreement, dated January 1, 2010, between Peerless Insurance Company and Liberty Mutual Insurance Company**
10.66	Middle Market Claims Service Agreement, effective as of January 1, 2010, between Peerless Insurance Company and Liberty Mutual Insurance Company**
10.67	National Market Claims Service Agreement, effective as of January 1, 2010, between Peerless Insurance Company, Helmsman Management Services LLC and Liberty Mutual Insurance Company**
10.68	Reciprocal Claims Service Agreement, dated as of February 14, 2000, by and among The Peerless Insurance Company on behalf of itself and on behalf of the Netherlands Insurance Company, Employers Insurance of Wausau A Mutual Company on behalf of itself and on behalf of the Wausau Underwriters Insurance Company; and Liberty Mutual Insurance Company on behalf of itself and on behalf of LM Insurance Corporation, First Liberty Insurance Corporation, Liberty Mutual Fire Insurance Company and Liberty Insurance and Amendment No. 1, dated as of December 31, 2007, thereto**
10.69	Service Agreement, dated and effective as of April 1, 2006, between Employers Insurance Company of Wausau, Wausau Business Insurance Company, Wausau General Insurance Company, Wausau Underwriters Insurance Company and Peerless Insurance Company and Amendment No. 1, dated as of December 31, 2007, thereto**
Cash Management Agreements
10.70	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between American Economy Insurance Company and Liberty Mutual Investment Advisors LLC**
10.71	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between American Fire & Casualty Company, Mid-American Fire and Casualty Company, The Midwestern Indemnity Company, The Ohio Casualty Insurance Company, Ohio Security Insurance Company and Liberty Mutual Investment Advisors LLC**
10.72	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between America First Insurance Company and Liberty Mutual Investment Advisors LLC**
10.73	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between American States Insurance Company and Liberty Mutual Investment Advisors LLC**
10.74	Amended and Restated Cash Management Agreement, effective as of March 1, 2010, by and between American States Preferred Insurance Company and Liberty Mutual Investment Advisors LLC**
10.75	Cash Management Agreement, effective as of January 1, 2010, by and between Colorado Casualty Insurance Company and Liberty Mutual Investment Advisors LLC**
10.76	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between Consolidated Insurance Company and Liberty Mutual Investment Advisors LLC**
10.77	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between Excelsior Insurance Company and Liberty Mutual Investment Advisors LLC**
10.78	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between First National Insurance Company of America and Liberty Mutual Investment Advisors LLC**
10.79	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between General Insurance Company of America and Liberty Mutual Investment Advisors LLC**
10.80	Amended and Restated Cash Management Agreement, effective as of March 1, 2010, by and between Golden Eagle Insurance Corporation and Liberty Mutual Investment Advisors LLC**
10.81	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between Hawkeye-Security Insurance Company and Liberty Mutual Investment Advisors LLC**
10.82	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between Indiana Insurance Company and Liberty Mutual Investment Advisors LLC**
10.83	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between Liberty Northwest Insurance Corporation and Liberty Mutual Investment Advisors LLC**
10.84	Cash Management Agreement, dated as of July 1, 2010, by and between Montgomery Mutual Insurance Company and Liberty Mutual Investment Advisors LLC**
10.85	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between National Insurance Association and Liberty Mutual Investment Advisors LLC**
10.86	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between North Pacific Insurance Company and Liberty Mutual Investment Advisors, LLC**
10.87	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between Oregon Automobile Insurance Company and Liberty Mutual Investment Advisors LLC**

Exhibit
Number	Description

10.88	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between Peerless Indemnity Insurance Company and Liberty Mutual Investment Advisors LLC**
10.89	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between Peerless Insurance Company and Liberty Mutual Investment Advisors LLC**
10.90	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between Safeco Insurance Company of America and Liberty Mutual Investment Advisors LLC**
10.91	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between Safeco Insurance Company of Illinois and Liberty Mutual Investment Advisors LLC**
10.92	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between Safeco Insurance Company of Indiana and Liberty Mutual Investment Advisors LLC**
10.93	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between Safeco Insurance Company of Oregon and Liberty Mutual Investment Advisors LLC**
10.94	Cash Management Agreement, effective as of January 1, 2010, by and between Safeco National Insurance Company and Liberty Mutual Investment Advisors LLC**
10.95	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between Safeco Surplus Lines Insurance Company and Liberty Mutual Investment Advisors LLC**
10.96	Amended and Restated Cash Management Agreement, effective as of January 1, 2010, by and between The Netherlands Insurance Company and Liberty Mutual Investment Advisors LLC**
10.97	Amended and Restated Cash Management Agreement, effective January 1, 2010, by and between West American Insurance Company and Liberty Mutual Investment Advisors LLC**
Investment Management Agreements
10.98	Investment Management Agreement, effective as of January 1, 2010, by and between America First Insurance Company and Liberty Mutual Group Inc.**
10.99	Investment Management Agreement, effective as of January 1, 2010, by and between America First Lloyd’s Insurance Company and Liberty Mutual Group Inc.**
10.100	Amended and Restated Investment Management Agreement, effective as of January 1, 2010, by and between American Economy Insurance Company and Liberty Mutual Investment Advisors LLC**
10.101	Investment Management Agreement, effective as of January 1, 2010, by and between American Economy Insurance Company and Liberty Mutual Group Inc.**
10.102	Investment Management Agreement, effective as of January 1, 2010, by and between American Fire and Casualty Company, Mid-American Fire & Casualty Company, Ohio Security Insurance Company, The Midwestern Indemnity Company, The Ohio Casualty Insurance Company and Liberty Mutual Group Inc.**
10.103	Investment Management Agreement, effective as of January 1, 2010, by and between America States Insurance Company and Liberty Mutual Group Inc.**
10.104	Amended and Restated Investment Management Agreement, effective as of January 1, 2010, by and between American States Insurance Company and Liberty Mutual Investment Advisors LLC**
10.105	Investment Management Agreement, effective as of January 1, 2010, by and between American States Insurance Company of Texas and Liberty Mutual Group Inc.**
10.106	Investment Management Agreement, effective as of January 1, 2010, by and between American States Lloyds Insurance Company and Liberty Mutual Group Inc.**
10.107	Investment Management Agreement, effective as of March 1, 2010, by and between American States Preferred Insurance Company and Liberty Mutual Group Inc.**
10.108	Investment Management Agreement, effective as of January 1, 2010, by and between Colorado Casualty Insurance Company and Liberty Mutual Group Inc.**
10.109	Investment Management Agreement, effective as of January 1, 2010, by and between Consolidated Insurance Company and Liberty Mutual Group Inc.**
10.110	Investment Management Agreement, effective as of January 1, 2010, by and between Excelsior Insurance Company and Liberty Mutual Group Inc.**
10.111	Investment Management Agreement, effective as of January 1, 2010, by and between First National Insurance Company of America and Liberty Mutual Group**
10.112	Investment Management Agreement, effective as of January 1, 2010, by and between General Insurance Company of America and Liberty Mutual Group Inc.**
10.113	Amended and Restated Investment Management Agreement, effective as of January 1, 2010, by and between General Insurance Company of America and Liberty Mutual Investment Advisors LLC**

Exhibit
Number	Description

10.114	Investment Management Agreement, effective as of March 1, 2010, by and between Golden Eagle Insurance Corporation and Liberty Mutual Group Inc.**
10.115	Investment Management Agreement, effective as of January 1, 2010, by and between Hawkeye-Security Insurance Company and Liberty Mutual Group Inc.**
10.116	Investment Management Agreement, effective as of January 1, 2010, by and between Indiana Insurance Company and Liberty Mutual Group Inc.**
10.117	Amended and Restated Investment Management Agreement, effective as of January 1, 2010, by and between Indiana Insurance Company and Liberty Mutual Investment Advisors LLC**
10.118	Investment Management Agreement, effective as of January 1, 2010, by and between Liberty Northwest Insurance Corporation and Liberty Mutual Group Inc.**
10.119	Investment Management Agreement, effective as of January 1, 2010, by and between Montgomery Mutual Insurance Company and Liberty Mutual Group Inc.**
10.120	Investment Management Agreement, effective as of January 1, 2010, by and between National Insurance Association and Liberty Mutual Group Inc.**
10.121	Investment Management Agreement, effective as of January 1, 2010, by and between North Pacific Insurance Company and Liberty Mutual Group Inc.**
10.122	Investment Management Agreement, effective as of January 1, 2010, by and between Oregon Automobile Insurance Company and Liberty Mutual Group Inc.**
10.123	Investment Management Agreement, effective as of January 1, 2010, by and between Peerless Indemnity Insurance Company and Liberty Mutual Group Inc.**
10.124	Investment Management Agreement, effective as of January 1, 2010, by and between Peerless Insurance Company and Liberty Mutual Group Inc.**
10.125	Investment Management Agreement, effective as of January 1, 2010, by and between Peerless Insurance Company and Liberty Mutual Investment Advisors LLC**
10.126	Investment Management Agreement, effective as of January 1, 2010, by and between Safeco Insurance Company of America and Liberty Mutual Group Inc.**
10.127	Investment Management Agreement, effective as of January 1, 2010, by and between Safeco Insurance Company of America and Liberty Mutual Investment Advisors LLC**
10.128	Investment Management Agreement, effective as of January 1, 2010, by and between Safeco Insurance Company of Illinois and Liberty Mutual Group Inc.**
10.129	Investment Management Agreement, effective as of January 1, 2010, by and between Safeco Insurance Company of Indiana and Liberty Mutual Group Inc.**
10.130	Investment Management Agreement, effective as of January 1, 2010, by and between Safeco Insurance Company of Oregon and Liberty Mutual Group Inc.**
10.131	Investment Management Agreement, effective as of January 1, 2010, by and between Safeco Lloyds Insurance Company and Liberty Mutual Group Inc.**
10.132	Investment Management Agreement, effective as of January 1, 2010, by and between Safeco National Insurance Company and Liberty Mutual Group Inc.**
10.133	Investment Management Agreement, effective as of January 1, 2010, by and between Safeco Surplus Lines Insurance Company and Liberty Mutual Group Inc.**
10.134	Investment Management Agreement, effective as of January 1, 2010, by and between The Netherlands Insurance Company and Liberty Mutual Group Inc.**
10.135	Amended and Restated Investment Management Agreement, effective as of January 1, 2010, by and between The Ohio Casualty Insurance Company and Liberty Mutual Investment Advisors LLC**
10.136	Investment Management Agreement, effective as of January 1, 2010, by and between West American Insurance Company and Liberty Mutual Group Inc.**
Reinsurance Agreements
10.137	Workers’ Compensation and Employers’ Liability Reinsurance Agreement, effective March 1, 1983, between Liberty Northwest Insurance Corporation and Liberty Mutual Insurance Company and Termination Endorsement thereto dated June 8, 1990**
10.138	Reinsurance Agreement No. 19980929LMIC, effective September 29, 1998, by and between Colorado Casualty Insurance Company and Liberty Mutual Insurance Company**

Exhibit
Number	Description

10.139	Property & Casualty Quota Share Reinsurance Agreement, dated as of June 1, 1996, by and between Albany Insurance Company, n/k/a Liberty Insurance Underwriters Inc., and Atlas Assurance Company of America and Cancellation Addendum thereto effective as of December 31, 1999**
10.140	Property & Casualty Quota Share Retrocession Agreement, effective January 1, 2001, by and between Peerless Insurance Company and Liberty Mutual Insurance Company**
10.141	Reinsurance Agreement, effective as of December 2, 2002, by and between Liberty County Mutual Insurance Company and Liberty Mutual Insurance Company (for business classified as Small Business Group, only)**
10.142	Quota Share Reinsurance Agreement, effective December 1, 2002, between Peerless Insurance Company and Liberty Mutual Insurance Company (with and on behalf of The First Liberty Insurance Corporation), Liberty Mutual Fire Insurance Company, LM Insurance Corporation and Liberty Insurance Corporation**
10.143	Casualty Excess of Loss Reinsurance Agreement No. CXoLSH02, effective January 1, 2002, by and between Bridgefield Casualty Insurance Company, Bridgefield Employers Insurance Company, and Peerless Insurance Company and Endorsement No. 1 to the Interests and Liabilities Contract thereto, effective as of September 30, 2003**
10.144	Reinsurance Agreement, effective as of January 1, 1993, by and between Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Mutual (Bermuda) Ltd., Liberty Insurance Corporation, LM Insurance Corporation, The First Liberty Insurance Corporation and Lexco, Limited and Liberty Northwest Insurance Corporation, Endorsement 1 thereto, effective January 1, 1994, Endorsement 2 thereto, effective January 1, 1995, Endorsement 3 thereto, effective January 1, 1996, Endorsement 4 thereto, effective January 1, 1997, Endorsement 5 thereto, effective January 1, 1998 and Endorsement 6 thereto, effective January 1, 1999**
10.145	Property Per Risk Excess of Loss Reinsurance Contract No. LMPpR – 2005, effective January 1, 2005, between Peerless Insurance Company and Liberty Mutual Insurance Company and Interest and Liabilities Contract thereto, effective as of January 1, 2005**
10.146	Quota Share Reinsurance Contract, effective as of January 1, 2005, by and between Liberty Mutual Insurance Company (with and on behalf of The First Liberty Insurance Corporation), Liberty Mutual Fire Insurance Company, LM Insurance Corporation, Liberty Insurance Corporation, Liberty County Mutual Insurance Company and Liberty Northwest Insurance Corporation**
10.147	Casualty Excess of Loss Reinsurance Agreement No. RAMSumCX – 2003, effective January 1, 2003, by and between Bridgefield Casualty Insurance Company, Bridgefield Employers Insurance Company and Peerless Insurance Company, Endorsement No. 1 to the Interest and Liabilities Contract thereto, effective January 1, 2004 and Endorsement No. 2 to the to the Interest and Liabilities Contract thereto, effective January 1, 2005**
10.148	Casualty Excess of Loss Reinsurance Agreement No. RAM Re BSGCX – 2006, effective as of January 1, 2006, by and between Liberty Mutual Insurance Company (with and on behalf of The First Liberty Insurance Corporation), Liberty Mutual Fire Insurance Company, LM Insurance Corporation, and Liberty Insurance Corporation (for business classified as Business Solutions Group) and Peerless Insurance Company**
10.149	Property Per Risk Excess of Loss Reinsurance Agreement No. RAM Re BSGPX – 2006, effective as of January 1, 2006, by and between Liberty Mutual Insurance Company (with and on behalf of The First Liberty Insurance Corporation), Liberty Mutual Fire Insurance Company, LM Insurance Corporation, Liberty Insurance Corporation, Liberty County Mutual Insurance Company (for business classified as LMIC Business Solutions Group) and Peerless Insurance Company**
10.150	Quota Share Reinsurance Agreement, effective as of April 1, 2006, between Employers Insurance Company of Wausau and Peerless Insurance Company**
10.151	Wausau Umbrella Quota Share Reinsurance Contract No. RAMWA06UQS, effective as of January 1, 2006, between Peerless Insurance Company and Employers Insurance Company of Wausau, Wausau General Insurance Company, Wausau Underwriters Insurance Company and Wausau Business Insurance Company**
10.152	Casualty Excess of Loss Reinsurance Agreement No. RAM ReSumCX – 2006, effective as of January 1, 2006, by and between Bridgefield Casualty Insurance Company, Bridgefield Employers Insurance Company and Peerless Insurance Company and Endorsement No. 1 to the Interests and Liabilities Contract thereto, effective as of January 1, 2007**
10.153	Workers Compensation Excess of Loss Reinsurance Agreement, effective as of January 1, 2000, between Bridgefield Casualty Insurance Company, Bridgefield Employers Insurance Company, and Peerless Insurance Company, Addendum No. 1 thereto, effective as of January 1, 2001 and Endorsement No. 2 to the Interests and Liabilities Contract thereto, effective as of January 1, 2002**
10.154	All Lines Casualty Excess of Loss Reinsurance Contract No. 2000260, effective as of January 1, 2007, by and between Peerless Insurance Company and Liberty Mutual Insurance Company and the Interest and Liabilities Agreement attached to and forming a part thereof**
10.155	Casualty Excess of Loss Reinsurance Agreement No. RAMSumCX – 2005, effective as of January 1, 2005, between Bridgefield Casualty Insurance Company, Bridgefield Employers Insurance Company and Peerless Insurance Company and Endorsement No. 1 to the Interests and Liabilities Contract thereto, effective as of January 1, 2006**

Exhibit
Number	Description

10.156	Reinsurance Agreement, effective as of January 1, 2004, by and between Golden Eagle Insurance Corporation and the Liberty Mutual Insurance Company, and Amendment No. 1 thereto, effective as of December 31, 2007**
10.157	Wausau Retrocession Quota Share Contract No. 2100400, effective as of April 1, 2008, between and among Peerless Insurance Company and Liberty Mutual Insurance Company and the Interest and Liabilities Agreement attached to and forming a part thereof**
10.158	Second Casualty Excess of Loss Reinsurance Contract No. 2008159, effective January 1, 2008, between Peerless Insurance Company and Liberty Mutual Insurance Company and the Interests and Liabilities Agreement attached to and forming a part thereof**
10.159	Casualty Excess of Loss Reinsurance Agreement No. 1000102, effective January 1, 2008, between Employers Insurance Company of Wausau and Liberty Mutual Insurance Company and Peerless Insurance Company**
10.160	First Casualty Excess of Loss Reinsurance Contract No. 2008158, effective January 1, 2008, between Peerless Insurance Company and Liberty Mutual Insurance Company and the Interests and Liabilities Agreement attached to and forming a part thereof**
10.161	Property Per Risk Excess of Loss Reinsurance Agreement No. 67316, effective January 1, 2008, between Employers Insurance Company of Wausau and Liberty Mutual Insurance Company and Peerless Insurance Company**
10.162	Workers’ Compensation Clash Excess of Loss Reinsurance Contract No. 2000290, effective January 1, 2007, between Peerless Insurance Company and Liberty Mutual Insurance Company and the Interest and Liabilities Agreement attached to and forming a part thereof**
10.163	Property Catastrophe Excess of Loss Reinsurance Contract No. 2000240 $300,000,000 XS $50,000,000, effective January 1, 2007, between Peerless Insurance Company and Liberty Mutual Insurance Company and the Interests and Liabilities Agreement attached to and forming a part thereof**
10.164	Property Catastrophe Excess of Loss Reinsurance Contract No. 2000250 $1,400,000,000 XS $550,000,000, effective January 1, 2007, between Peerless Insurance Company and Liberty Mutual Insurance Company and the Interests and Liabilities Agreement attached to and forming a part thereof**
10.165	Property Catastrophe Excess of Loss Reinsurance Agreement, effective January 1, 2005, between Peerless Insurance Company and Liberty Mutual Insurance Company**
10.166	Property Catastrophe Excess of Loss Reinsurance Contract, effective January 1, 2006, between Peerless Insurance Company and Liberty Mutual Insurance Company, Amendment No. 1 effective January 1, 2006 and Amendment No. 2 effective January 1, 2006**
10.167	Property Catastrophe Excess of Loss Reinsurance Contract No. 2000252 $20,000,000 XS $30,000,000, effective January 1, 2008, between Peerless Insurance Company and Liberty Mutual Insurance Company and the Interests and Liabilities Agreement attached to and forming a part thereof**
10.168	Property Catastrophe Excess of Loss Reinsurance Contract No. 2008250 $800,000,000 XS $50,000,000, effective January 1, 2008, between Peerless Insurance Company and Liberty Mutual Insurance Company and the Interests and Liabilities Agreement attached to and forming a part thereof**
10.169	Property Catastrophe Excess of Loss Reinsurance Contract No. 2009250 $825,000,000 XS $500,000,000, effective January 1, 2009, between Peerless Insurance Company and Liberty Mutual Insurance Company and the Interests and Liabilities Agreement attached to and forming a part thereof**
10.170	Property Catastrophe Excess of Loss Reinsurance Contract No. 2010250 $825,000,000 XS $500,000,000, effective January 1, 2010, between Peerless Insurance Company and Liberty Mutual Insurance Company and the Interests and Liabilities Agreement attached to and forming a part thereof**
10.171	Agency Markets Discontinued Operations Quota Share Reinsurance Contract No. 3100700, effective January 1, 2010, between Peerless Insurance Company and Liberty Mutual Insurance Company**
10.172	100% Quota Share Reinsurance Agreement, effective January 1, 2010, by and between Peerless Insurance Company and Insurance Company of Illinois**
10.173	100% Quota Share Reinsurance Agreement, effective January 1, 2010, by and between Peerless Insurance Company and Liberty Mutual Mid-Atlantic Insurance Company**
10.174	Commercial Equipment Breakdown Quota Share Reinsurance Contract No. 3200195, effective January 1, 2010, between Peerless Insurance Company and Liberty Mutual Insurance Company and Endorsement No. 1 thereto, effective as of April 1, 2010**
10.175	Workers’ Compensation Catastrophe Excess of Loss Reinsurance Contract No. 2010300, effective January 1, 2010, between Peerless Insurance Company and Liberty Mutual Insurance Company and the Interests and Liabilities Agreement attached to and forming a part thereof**
10.176	Workers’ Compensation Catastrophe Clash Excess of Loss Reinsurance Contract No. 2000290, effective January 1, 2007, between Peerless Insurance Company and Liberty Mutual Insurance Company and the Interest and Liabilities Agreement attached to and forming a part thereof**

Exhibit
Number	Description

10.177	Casualty Excess of Loss Reinsurance Agreement No. SummitCX2007, effective January 1, 2007, between Bridgefield Casualty Insurance Company, Bridgefield Employers Insurance Company, and Peerless Insurance Company and Endorsement No. 1 to the Interests and Liabilities Contract thereto, effective as of September 30, 2003**
10.178	Commercial Umbrella Excess of Loss Reinsurance Contract No. 2000310, effective January 1, 2007, between Peerless Insurance Company and Liberty Mutual Insurance Company and the Interest and Liabilities Agreement attached to and forming a part thereof**
10.179	Workmen’s Compensation and General Liability Eighth Excess of Loss Reinsurance Contract, effective December 18, 1974, issued to Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company by American Union Insurance Company of New York and Endorsement No. 1 thereto, effective as of December 31, 1975**
10.180	Worker’s Compensation and General Liability Fourth Excess of Loss Reinsurance Contract, effective December 31, 1975, issued to Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company by American Union Insurance Company of New York and the Interests and Liabilities Agreement thereto, effective December 31, 1976**
10.181	Worker’s Compensation and General Liability Seventh Excess of Loss Reinsurance Contract, effective December 31, 1977, issued to Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company, the Interests and Liabilities Agreement thereto, effective December 31, 1977, by and between Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company and American Union Insurance Company of New York and the Interests and Liabilities Agreement thereto, effective December 31, 1977, by and between Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company and Excess & Treaty Management Corporation Underwriting Manager**
10.182	Workers’ Compensation and General Liability Sixth Excess of Loss Reinsurance Contract, effective December 31, 1978, issued to Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company, the Interests and Liabilities Agreement thereto, effective December 31, 1978, by and between Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company and American Union Insurance Company of New York and the Interests and Liabilities Agreement thereto, effective December 31, 1978, by and between Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company and Excess and Treaty Management Corporation Underwriting Manager**
10.183	Workers’ Compensation and General Liability Seventh Excess of Loss Reinsurance Contract, effective December 31, 1979, issued to Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company, the Interests and Liabilities Agreement thereto, effective May 15, 1979, by and between Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company and American Union Insurance Company of New York and the Interests and Liabilities Agreement thereto, effective May 15, 1979, by and between Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company and Excess and Treaty Management Corporation Underwriting Manager**
10.184	Workers’ Compensation and General Liability Sixth Excess of Loss Reinsurance Contract, effective December 31, 1980, issued to Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company, Endorsement No. 2 thereto, effective December 31, 1980, between Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company and American Union Insurance Company of New York and Endorsement No. 3 thereto, effective December 31, 1981, between Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company and Liberty Mutual (Bermuda) Ltd. and American Union Insurance Company of New York**
10.185	Workers’ Compensation and General Liability Sixth Excess of Loss Reinsurance Contract, effective December 31, 1982, issued to Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Mutual (Bermuda) Ltd., Liberty Insurance Corporation and Liberty Northwest Insurance Corporation and Endorsement No. 4 thereto, effective December 31, 1982, issued to Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company and Liberty Mutual (Bermuda) Ltd. by American Union Insurance Company of New York**
10.186	Workers’ Compensation and General Liability Sixth Excess of Loss Reinsurance Contract, effective December 31, 1983, issued to Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Mutual (Bermuda) Ltd., Liberty Insurance Corporation and Liberty Northwest Insurance Corporation, the Interests and Liabilities Agreement thereto, effective December 31, 1983, between Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Mutual (Bermuda) Ltd., Liberty Insurance Corporation and Liberty Northwest Insurance Corporation and American Union Insurance Company of New York and the Interests and Liabilities Agreement thereto, effective December 31, 1983, between Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Mutual (Bermuda) Ltd., Liberty Insurance Corporation and Liberty Northwest Insurance Corporation and Atlas Assurance Company of America by GRE-Re of America Corp.**
10.187	Workers’ Compensation and General Liability Seventh Excess of Loss Reinsurance Contract, effective December 31, 1984, Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Mutual (Bermuda) Ltd., Liberty Insurance Corporation and Liberty Northwest Insurance Corporation and the Interests and Liabilities Agreement thereto, effective December 31, 1984, between Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Mutual (Bermuda) Ltd., Liberty Insurance Corporation and Liberty Northwest Insurance Corporation and American Union Insurance Company of New York**

Exhibit
Number	Description

10.188	Workers’ Compensation and General Liability Sixth Excess of Loss Reinsurance Contract, effective December 31, 1984, issued to Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Mutual (Bermuda) Ltd., Liberty Insurance Corporation and Liberty Northwest Insurance Corporation and the Interests and Liabilities Agreement thereto, effective December 31, 1984, by and between Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Mutual (Bermuda) Ltd., Liberty Insurance Corporation and Liberty Northwest Insurance Corporation and American Union Insurance Company of New York**
10.189	Workers’ Compensation and General Liability Seventh Excess of Loss Reinsurance Contract, effective January 1, 1986, issued to Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Mutual (Bermuda) Ltd., Liberty Insurance Corporation and Liberty Northwest Insurance Corporation and the Interests and Liabilities Agreement thereto, effective January 1, 1986, by and between Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Mutual (Bermuda) Ltd., Liberty Insurance Corporation and Liberty Northwest Insurance Corporation and American Union Insurance Company of New York**
10.190	Workers’ Compensation and General Liability Seventh Excess of Loss Reinsurance Contract, effective January 1, 1987, issued to Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Mutual (Bermuda) Ltd., Liberty Insurance Corporation and Liberty Northwest Insurance Corporation and the Interests and Liabilities Agreement thereto, effective January 1, 1987, by and between Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Mutual (Bermuda) Ltd., Liberty Insurance Corporation and Liberty Northwest Insurance Corporation and American Union Insurance Company of New York**
10.191	Workers’ Compensation and General Liability Sixth Excess of Loss Reinsurance Contract, effective January 1, 1988, issued to Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Mutual (Bermuda) Ltd., Liberty Insurance Corporation and Liberty Northwest Insurance Corporation and the Interests and Liabilities Agreement thereto, effective January 1, 1988, by and between Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Mutual (Bermuda) Ltd., Liberty Insurance Corporation and Liberty Northwest Insurance Corporation and American Union Insurance Company of New York**
10.192	Liberty Mutual Surety Reinsurance Agreement, effective January 1, 2008, by and between Peerless Insurance Company and Liberty Mutual Insurance Company**
Executive Compensation Arrangements
10.193	Liberty Mutual Agency Corporation 2010 Executive Long-Term Incentive Plan*
10.194	Form of Restricted Stock Unit Award Notification and Agreement for the Retention Restricted Stock Unit Award under the Liberty Mutual Agency Corporation 2010 Executive Long-Term Incentive Plan*
10.195	Form of Restricted Stock Unit Award Notification and Agreement for the Rollover Restricted Stock Unit Award under the Liberty Mutual Agency Corporation 2010 Executive Long-Term Incentive Plan*
10.196	Form of Stock Option Grant Notification and Agreement for the Retention Option Award under the Liberty Mutual Agency Corporation 2010 Executive Long-Term Incentive Plan*
10.197	Form of Stock Option Grant Notification and Agreement for the Rollover Option Award under the Liberty Mutual Agency Corporation 2010 Executive Long-Term Incentive Plan*
10.198	Liberty Mutual Agency Corporation Executive Management Incentive Compensation Plan*
10.199	Liberty Mutual Agency Corporation Supplemental Income at Retirement Plan*
10.200	Liberty Mutual Supplemental Income at Retirement Plan #2*
10.201	Liberty Mutual Group Inc. Executive Partnership Deferred Compensation Plan*
10.202	Liberty Mutual Severance Pay Plan*
10.203	Change in Control Severance Agreement by and between Safeco Corporation and Michael H. Hughes, effective March 28, 2007
10.204	Confirmation of Change in Control Severance Agreement Terms by and between Safeco Corporation and Michael H. Hughes, dated as of September 15, 2008
10.205	Amendment to Change in Control Severance Agreement by and between Safeco Corporation and Michael H. Hughes, dated May 15, 2009
10.206	Release Agreement by and between Liberty Mutual Insurance Company and Michael H. Hughes, dated October 6, 2009
10.207	Liberty Mutual Death Benefit Only Plan*
10.208	Liberty Mutual Insurance Company Optional Life Insurance Plan*
10.209	Liberty Mutual Insurance Company Executive Long-Term Disability Plan*
10.210	Perquisites*

Exhibit
Number	Description

Other
10.211	Office Lease between 600 Holladay Limited Partnerships and Liberty Northwest Insurance Corporation, dated January 2, 1996, Supplement thereto, dated May 20, 1997, and the First, Second, Third, Fourth and Fifth Amendments thereto*
21.1	Subsidiaries of the Registrant**
23.1	Consent of Ernst & Young LLP
23.2	Consent of Ernst & Young LLP (Regarding Consolidated Financial Statements of Safeco Corporation)
23.3	Consent of Ernst & Young LLP (Regarding Consolidated Financial Statements of Ohio Casualty Corporation)
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in its opinion filed as Exhibit 5.1 hereto)*
24.1	Powers of Attorney (included on signature page to registration statement)
99.1	Audited Consolidated Financial Statements of Safeco Corporation as of December 31, 2007 and 2006 and for the three years ended December 31, 2007**
99.2	Audited Consolidated Financial Statements of Ohio Casualty Corporation as of December 31, 2006 and 2005 and for the three years ended December 31, 2006**

*	To be filed by amendment.

**	Previously filed.

***	Previously filed and confidential treatment has been requested for certain portions omitted from this exhibit pursuant to Rule 406 under the Securities Act of 1933. Confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission.

(B) Financial Statement Schedules

Number	Description

Schedule I	Summary of Investments-Other than Investments in Related Parties
Schedule II	Condensed Financial Information of Registrant: Statement of Operations
Schedule II	Condensed Financial Information of Registrant: Balance Sheets
Schedule II	Condensed Financial Information of Registrant: Statement of Cash Flows
Schedule III	Supplementary Insurance Information
Schedule IV	Reinsurance
Schedule V	Valuation and Qualifying Accounts

ITEM 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The registrant hereby undertakes that:

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 16th day of August, 2010.

Liberty Mutual Agency Corporation

By:	*
Name:     Gary R. Gregg

Title:	Chief Executive Officer, President and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Fallon and Richard P. Quinlan as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act) to this Registration Statement and to file the same, with all relevant exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gary R. Gregg	Chief Executive Officer, President and Director	August 16, 2010

/s/ Michael J. Fallon Michael J. Fallon	Senior Vice President and Chief Financial Officer (principal financial officer and accounting officer)	August 16, 2010

* Edmund F. Kelly	Chairman of the Board of Directors	August 16, 2010

* Paul G. Alexander	Director	August 16, 2010

* A. Alexander Fontanes	Director	August 16, 2010

* Dennis J. Langwell	Director	August 16, 2010

* David H. Long	Director	August 16, 2010

* Christopher C. Mansfield	Director	August 16, 2010

* Helen E. R. Sayles	Director	August 16, 2010

*By: /s/ Michael J. Fallon Michael J. Fallon	Attorney-in-Fact	August 16, 2010